AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2001
                                              REGISTRATION STATEMENT NO. 333- .
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                          NEWMONT MINING CORPORATION
OR, ASSUMING THE COMPLETION OF THE REORGANIZATION OF NEWMONT MINING CORPORATION
            AS DESCRIBED HEREIN, DELTA HOLDCO CORP., TO BE RENAMED
       NEWMONT MINING CORPORATION UPON COMPLETION OF SUCH REORGANIZATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                        1041                   13-2526632
(STATE OR OTHER JURISDICTION
     OFINCORPORATION OR       (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
        ORGANIZATION)         CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

                               -----------------

                              1700 LINCOLN STREET
                            DENVER, COLORADO 80203
                                (303) 863-7414
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               -----------------

                             BRITT D. BANKS, ESQ.
                          NEWMONT MINING CORPORATION
                              1700 LINCOLN STREET
                            DENVER, COLORADO 80203
                                (303) 863-7414
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               -----------------

                                  COPIES TO:

     DAVID A. KATZ, ESQ.            GARRY BESSON, ESQ.          JONATHAN LAMPE, ESQ.
    DANIEL A. NEFF, ESQ.            GARY LAWLER, ESQ.           NEIL M. SHEEHY, ESQ.
WACHTELL, LIPTON, ROSEN & KATZ       GILBERT & TOBIN                GOODMANS LLP
     51 WEST 52ND STREET             TWO PARK STREET        250 YONGE STREET, SUITE 2400
  NEW YORK, NEW YORK 10019     SYDNEY, NEW SOUTH WALES 2000   TORONTO, ONTARIO M5B 2M6
        UNITED STATES                   AUSTRALIA                      CANADA
       (212) 403-1000                +61-2-9367-4000               (416) 979-2211

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   PROPOSED
                                                    MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF       AMOUNT TO BE     OFFERING         AGGREGATE        AMOUNT OF
   SECURITIES TO BE REGISTERED    REGISTERED(1) PRICE PER SHARE OFFERING PRICE(2) REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Common Stock, US$1.60 par
  value, and associated preferred
  stock purchase rights..........  69,618,256                   US$1,666,971,370     US$398,406
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Represents the maximum number of shares of common stock of Newmont Mining Corporation (or, if the reorganization of Newmont Mining Corporation described herein occurs, Delta Holdco Corp.) estimated to be issuable upon consummation of this exchange offer for all of the outstanding ordinary shares and American depositary shares (each American depository share representing ten ordinary shares) of Normandy Mining Limited held by persons other than Franco-Nevada Mining Corporation Limited and its subsidiaries, calculated as the product of (a) 1,808,266,383, the sum of
    (i)  1,728,484,021, the number of ordinary shares of Normandy Mining
    Limited held by persons other than Franco-Nevada Mining Corporation Limited and its subsidiaries plus (ii) 58,184,380, the number of shares of Normandy Mining Limited held in the form of American depositary shares of Normandy Mining Limited plus (iii) 21,597,982, the number of shares of Normandy Mining Limited issuable upon exercise of options to acquire shares of Normandy Mining Limited and (b) the exchange ratio of 3.85 shares of Newmont common stock for every 100 ordinary shares of Normandy Mining Limited.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) and Rule 457(c). The proposed maximum offering price is equal to the sum of (a) the product of (i) US$0.92, the average of the high and low sale prices per ordinary share of Normandy Mining Limited as reported on the Australian Stock Exchange on December 13, 2001, converted into U.S. dollars at the noon buying rate for the Australian dollar on such date of A$1.00=US$0.5179 and (ii) 1,750,082,003, the sum of (1) 1,728,484,021, the estimated number of ordinary shares of Normandy Mining Limited held by persons other than Franco-Nevada Mining Corporation Limited and its subsidiaries plus (2) 21,597,982, the estimated number of ordinary shares of Normandy Mining Limited issuable upon exercise of options to acquire shares of Normandy Mining Limited and (b) the product of (i) US$9.22, the average of the high and low sale prices per American depositary share of Normandy Mining Limited as reported on the Toronto
    Stock Exchange on December 13, 2001, converted into U.S. dollars at the noon buying rate for the Canadian dollar on such date of C$1.00=US$0.6380 and (ii) 5,818,438, the estimated number of American depositary shares of Normandy Mining Limited.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE U.S. SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS OFFER DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS OFFER DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED DECEMBER 19, 2001
                          NEWMONT MINING CORPORATION

                                   OFFER BY

                    DELTA ACQUISITION LLC, AN AFFILIATE OF
                          NEWMONT MINING CORPORATION

            TO ACQUIRE ALL OF THE ORDINARY SHARES IN THE CAPITAL OF
                 NORMANDY MINING LIMITED (ABN 86 009 295 765)
             (INCLUDING ORDINARY SHARES OF NORMANDY REPRESENTED BY
                     NORMANDY AMERICAN DEPOSITARY SHARES)

                                      FOR
                3.85 SHARES OF NEWMONT COMMON STOCK AND A$40.00
                  FOR EVERY 100 ORDINARY SHARES OF NORMANDY,
     SUBJECT TO THE TERMS AND CONDITIONS DESCRIBED IN THIS OFFER DOCUMENT.

THE OFFER WILL EXPIRE AT 7:00 P.M., SYDNEY TIME, 3:00 A.M., NEW YORK CITY TIME,
                        ON  . , 2002, UNLESS EXTENDED.

   Delta Acquisition LLC is an indirect, wholly owned limited liability company of Newmont Mining Corporation. Assuming consummation of the reorganization described in section 1.1, "Introduction--The reorganization" of this offer document, the share consideration offered by Delta Acquisition LLC shall be the common stock of Delta Holdco Corp., which will be renamed Newmont Mining Corporation in the reorganization and will be the successor registrant to the company currently named Newmont Mining Corporation. If the reorganization does not take place, the share consideration offered by Delta Acquisition LLC shall be the common stock of Newmont Mining Corporation.

   The completion of the offer and any contract that results from your acceptance of the offer are subject to the satisfaction or waiver by us of certain conditions set forth in this offer document, including the condition that before the end of the offer period, we and our associates have relevant interests in at least 50.1% of the ordinary shares of Normandy (including shares represented by Normandy ADSs) then issued.

   To accept the offer, you must complete the accompanying Acceptance Form or ADS Letter of Transmittal, as appropriate, together with all other required documents, as soon as possible, so as to be received by us, in the case of ordinary shares of Normandy, or to be received by the ADS exchange agent, in the case of Normandy ADSs, no later than the expiration of the offer. The procedure for acceptance of the offer is described on pages 47 to 49 of this offer document and in the accompanying Acceptance Form or ADS Letter of Transmittal, as appropriate.

   ONCE YOU HAVE ACCEPTED THE OFFER, YOU WILL BE UNABLE TO REVOKE YOUR ACCEPTANCE AND WITHDRAW THE ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS WITH RESPECT TO WHICH YOUR ACCEPTANCE WAS MADE, EXCEPT IN THE LIMITED CIRCUMSTANCE DESCRIBED IN THIS OFFER DOCUMENT. FOR MORE INFORMATION, SEE "TERMS OF THE OFFER--THE EFFECT OF ACCEPTANCE" BEGINNING ON PAGE 51.

   Our shares of common stock are listed on the New York Stock Exchange under the symbol "NEM". We intend to file an application to list our common stock on the Australian Stock Exchange in the form of CHESS depositary interests.

   FOR A DISCUSSION OF THE RISK FACTORS THAT YOU SHOULD CONSIDER IN EVALUATING THE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 24.

   This offer document is important and requires your immediate attention. If you are in any doubt about what action to take in connection with the offer, you should immediately seek your own financial advice from your stockbroker, accountant or other financial advisor.

   A COPY OF THIS OFFER DOCUMENT HAS BEEN LODGED WITH THE AUSTRALIAN SECURITIES AND INVESTMENTS COMMISSION. THE AUSTRALIAN SECURITIES AND INVESTMENTS COMMISSION AND THE AUSTRALIAN STOCK EXCHANGE TAKE NO RESPONSIBILITY FOR THE CONTENT OF THIS OFFER DOCUMENT. NO SECURITIES WILL BE ISSUED ON THE BASIS OF THIS OFFER DOCUMENT AFTER THE DATE WHICH IS THIRTEEN MONTHS AFTER THE DATE OF THIS OFFER DOCUMENT.

   NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFER DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. WITHOUT LIMITING THE FOREGOING, NO CANADIAN SECURITIES REGULATORY AUTHORITY HAS EXPRESSED AN OPINION ABOUT THESE SECURITIES, AND IT IS AN OFFENSE TO CLAIM OTHERWISE.

                 THE DATE OF THIS OFFER DOCUMENT IS . , 2002.

   We have not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this offer document, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by us.

   The distribution of this offer document and the making of the offer may, in certain jurisdictions, be restricted by law. The offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this offer document should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any of these jurisdictions. We do not assume any responsibility for any violation by any person of any of these restrictions.

   WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

   This offer document incorporates important business and financial information about us which has been provided to the U.S. Securities and Exchange Commission by us but which is not included in or delivered with this offer document. The documents containing such information are listed on page 110 of this offer document. Documents incorporated by reference are available without charge to you upon written or oral request. Such request should be directed to Innisfree M&A Incorporated, the information agent for the offer:

                                [InnisFree Logo]

                  For Normandy shareholders and Normandy ADS
               holders located in the United States and Canada:

                        Banks and brokers call collect:
                                (212) 750-5833

          All others call toll-free in the United States and Canada:
                                (888) 750-5835

   For Normandy shareholders and Normandy ADS holders located in Australia and other jurisdictions (except the United States and Canada), please call toll-free in Australia: (800) 507-507 or, if you are outside Australia, +61-2-9278-9331, to obtain offering materials applicable to your jurisdiction.

   TO OBTAIN TIMELY DELIVERY OF ANY OF THESE DOCUMENTS, YOU MUST REQUEST THEM NO LATER THAN . , 2002.

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
1        Introduction...............................................................   1
  1.1       The reorganization......................................................   1
  1.2       Companies...............................................................   2
  1.3       Format and distribution of this offer document..........................   3
  1.4       Regulatory statements...................................................   3
  1.5       Time zones..............................................................   4
  1.6       Exchange rates..........................................................   4
  1.7       Disclosure regarding forward-looking statements.........................   4
  1.8       Other...................................................................   5

2        Overview and selected information..........................................   6
  2.1       Questions and answers about this offer..................................   6
  2.2       Information regarding Normandy and Franco-Nevada........................  20
  2.3       Summary unaudited comparative historical and pro forma per share data...  21
  2.4       Comparative market price data...........................................  23

3        Risk factors...............................................................  24
  3.1       Risks related to the offer..............................................  24
  3.2       Risks related to the gold mining industry generally.....................  28
  3.3       Risks related to our operations.........................................  29

4        Reasons for and background to the transactions.............................  33
  4.1       Reasons for the transactions............................................  33
  4.2       Effect of a transaction without Franco-Nevada...........................  37
  4.3       Background to the transactions..........................................  39

5        Terms of the offer.........................................................  45
  5.1       Our offer...............................................................  45
  5.2       Offer period............................................................  46
  5.3       Offerees................................................................  46
  5.4       How to accept the offer if you hold ordinary shares of Normandy.........  47
  5.5       How to accept the offer if you hold Normandy ADSs.......................  49
  5.6       Validity of acceptances.................................................  50
  5.7       Entitlement to offer....................................................  51
  5.8       The effect of acceptance................................................  51
  5.9       Dividends and other entitlements........................................  53
  5.10      Conditions of this offer................................................  54
  5.11      Payment of consideration................................................  57
  5.12      Withdrawal or termination of this offer.................................  59
  5.13      Variation of this offer.................................................  59
  5.14      Stamp duty and brokerage fees...........................................  59
  5.15      Costs and taxes.........................................................  59
  5.16      Notices.................................................................  60

6        Regulatory and other approvals.............................................  61
  6.1       Australian Foreign Investment Review Board..............................  61
  6.2       Newmont stockholder approval............................................  61
  6.3       Governmental and regulatory approvals...................................  61

7        Information about New Newmont..............................................  63
  7.1       General description of New Newmont's operations.........................  63

                                                                                                    PAGE
                                                                                                    ----
  7.2       Pro forma financial information for New Newmont........................................  86
  7.3       Outlook information on New Newmont..................................................... 107

8        Information about Newmont................................................................. 108
  8.1       General description of Newmont's operations............................................ 108
  8.2       Selected financial information for Newmont............................................. 109
  8.3       Where you can find more information on Newmont......................................... 109
  8.4       Newmont's board of directors and management............................................ 111

9        Information about Normandy................................................................ 113
  9.1       Disclaimer information in relation to Normandy......................................... 113
  9.2       General description of Normandy's operations........................................... 114
  9.3       Presentation of Normandy accounting information........................................ 118
  9.4       Selected financial information for Normandy............................................ 118
  9.5       Where you can find more information on Normandy........................................ 119

10       Information about Franco-Nevada........................................................... 120
  10.1      General description of Franco-Nevada's operations...................................... 120
  10.2      Selected financial information for Franco-Nevada....................................... 121
  10.3      Where you can find more information on Franco-Nevada................................... 122

11       Intentions................................................................................ 123
  11.1      Introduction........................................................................... 123
  11.2      Intentions if compulsory acquisition is achieved....................................... 123
  11.3      Intentions upon gaining control but less than 90% of Normandy.......................... 124
  11.4      Effects of the offer on the market for ordinary shares of Normandy and Normandy ADSs... 125
  11.5      Business, assets and employees......................................................... 125

12       Share information......................................................................... 126
  12.1      Share capital of Newmont............................................................... 126
  12.2      Listing on other exchanges............................................................. 126
  12.3      Comparison of the rights of shareholders of Newmont and Normandy....................... 126
  12.4      Rights attaching to Newmont CDIs....................................................... 139
  12.5      Rights attaching to other Newmont securities........................................... 141
  12.6      Employee incentive plans............................................................... 144
  12.7      Certain beneficial shareholders of Newmont............................................. 144

13       Taxation.................................................................................. 145
  13.1      Material Australian tax consequences................................................... 145
  13.2      Material U.S. federal income tax consequences.......................................... 149
  13.3      Material Canadian tax consequences..................................................... 153

14       Certain relationships and transactions with respect to Newmont, Normandy and Franco-Nevada 155
  14.1      Deeds of undertaking................................................................... 155
  14.2      Franco-Nevada lock-up agreement........................................................ 157
  14.3      Arrangement agreement.................................................................. 158
  14.4      Other agreements....................................................................... 165
  14.5      Certain relationships.................................................................. 166

15       Additional information.................................................................... 168
  15.1      Security structure of Normandy......................................................... 168
  15.2      Normandy options....................................................................... 168
  15.3      Normandy securities covered by bid..................................................... 168
  15.4      Sources of consideration............................................................... 168

                                                                        PAGE
                                                                        ----
     15.5       Purchases during previous four months.................. 169
     15.6       Benefits to Normandy shareholders...................... 170
     15.7       Market price and dividend data......................... 170
     15.8       Selected exchange rate data............................ 171
     15.9       Dissenters' or appraisal rights........................ 173
     15.10      Accounting treatment................................... 173
     15.11      Modifications to the Corporations Act.................. 173
     15.12      Statements from Franco-Nevada.......................... 174
     15.13      Takeover Panel Proceedings............................. 174
     15.14      Delta Acquisition LLC approval of bidder's statement... 175
     15.15      Expiration date........................................ 175
     15.16      Approval of bidder's statement......................... 175
     15.17      Disclosure of fees, benefits and interests............. 175
     15.18      Supplementary statement................................ 177
     15.19      Capital raising........................................ 177
     15.20      Other material information............................. 177
     15.21      Experts................................................ 178

ANNEXES:

ANNEX A--Newmont Financial Information
ANNEX B--Excerpts from Publicly Available Normandy Documents
ANNEX C--Franco-Nevada Financial Information

1  INTRODUCTION

  1.1 THE REORGANIZATION

   In connection with its bid, Newmont intends that it will merge with an indirect, wholly owned subsidiary, with Newmont as the surviving corporation of the merger. During the offer period, Newmont proposes to seek stockholder approval for the merger. As a result of the merger, Newmont will become a direct, wholly owned subsidiary of Delta Holdco Corp., which is currently a direct, wholly owned subsidiary of Newmont. The merger will be effected in accordance with the laws of Delaware, where all three entities described above are incorporated.

   Pursuant to the merger, stockholders of Newmont will receive one share of Delta Holdco Corp. common stock for each of their shares of Newmont common stock. As a result of this reorganization, Delta Holdco Corp., which will have the same amount of issued common stock immediately after the reorganization as Newmont will have immediately prior to the reorganization, will become the holding company for the Newmont group and will directly own all of the common stock of Newmont.

   Upon completion of this reorganization, "Delta Holdco Corp." will be renamed "Newmont Mining Corporation" and will become the successor registrant for U.S. securities law purposes to the company currently named Newmont Mining Corporation. Following the reorganization, Delta Holdco Corp. will have the same board of directors as Newmont and its certificate of incorporation and by-laws will be substantially the same as the existing restated certificate of incorporation and by-laws of Newmont.

   Prior to the start of the trading day following the completion of the reorganization, Newmont common stock will cease to trade on the New York Stock Exchange (NYSE), and on that trading day, Delta Holdco Corp. common stock will commence trading on the NYSE.

   Unless the context otherwise requires, references in the offer to "Newmont Mining Corporation" and "Newmont" (including references to words such as "we," "us" and "our") include Delta Holdco Corp. from the time the reorganization has been completed and references to "New Newmont" refer to the combined company following the completion of the transactions described in this offer document.

   Delta Acquisition LLC, which is an indirect, wholly owned limited liability company of Newmont (and a direct, wholly owned limited liability company of Delta Holdco Corp.), is making the bid described in this offer document. Therefore, references in this offer document to "Newmont" (including references to words such as "we," "us" and "our") as the entity making the bid are references to Delta Acquisition LLC.

   THE FOLLOWING DIAGRAM ILLUSTRATES IN SIMPLIFIED TERMS (1) THE CURRENT STRUCTURE OF NEWMONT AND (2) THE STRUCTURE OF NEWMONT SHOULD THE REORGANIZATION DESCRIBED IN THIS SECTION 1.1 OCCUR.

                                  [FLOW CHART]

  1.2 COMPANIES

   NEWMONT MINING CORPORATION

   Newmont Mining Corporation is a company incorporated in Delaware with its shares listed or quoted on the New York Stock Exchange (NYSE) under the symbol "NEM".

   We intend to file an application to list our common stock on the Australian Stock Exchange (ASX) as Clearing House Electronic Subregister System depositary interests (CDIs). We anticipate that ten Newmont CDIs will represent one share of our common stock. Because of the contemplated reorganization described in section 1.1, our ASX listing application will cover the possibility that either Newmont or New Newmont will be the listed company.

   We are a leading world gold producer, with operations in the United States, Canada, Mexico, Peru, Bolivia, Uzbekistan, Australia and Indonesia. We are engaged in the production of and exploration for gold and the acquisition and development of gold properties worldwide. We expect to produce 5.4 million ounces of gold in 2001 and have extensive gold reserves, totalling more than 66 million ounces at December 31, 2000. We are also a producer of copper concentrates, and a recognized research and development leader in exploration and metal extraction.

   Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203 (United States). Our telephone number is (303) 863-7414.

   NORMANDY MINING LIMITED

   Normandy Mining Limited is a company incorporated in Australia with its shares listed on the ASX under the symbol "NDY" and its American depositary shares (ADSs) listed on The Toronto Stock Exchange (TSE) under the symbol "NDY". One Normandy ADS is equivalent to ten ordinary shares of Normandy.

   Normandy is Australia's largest gold producer, producing over 2 million ounces of gold annually. Normandy has extensive production and exploration interests, with operations in Australia, the United States, New Zealand, Greece, Turkey, Chile, Brazil, Canada, Ghana and Uganda. Normandy is also a producer of zinc concentrates (from its Golden Grove operations in Western Australia), cobalt (from Kasese Cobalt Company Limited in Uganda) and magnesium (from its interest in Australian Magnesium Corporation Limited).

   Normandy's principal executive offices are located at 100 Hutt Street, Adelaide, 5000, South Australia (Australia). Normandy's telephone number is +61-8-8303-1700.

   FRANCO-NEVADA MINING CORPORATION LIMITED

   Franco-Nevada Mining Corporation Limited is a company incorporated under the laws of Canada. Its common shares are listed on the TSE under the symbol "FN", its class A warrants are listed on the TSE under the symbol "FN.WT" and its class B warrants are listed on the Canadian Venture Exchange (CDNX) under the symbol "YFN.WT.B".

   Franco-Nevada is the leading precious minerals royalty company and by market capitalization ranks among the largest gold companies in the world. Franco-Nevada continues to deliver superior returns to investors through its high quality, high margin assets in gold, platinum group metals, diamonds and oil and gas located in politically secure countries. Franco-Nevada, which is debt-free, has a very strong track record of successful investments. Franco-Nevada has as key assets its Goldstrike gold royalty in Nevada, its Stillwater platinum group metal royalty in Montana and oil and gas royalties in western Canada. Franco-Nevada is also Normandy's largest shareholder, holding
446.1 million ordinary shares of Normandy, which represents a 19.79% interest in Normandy, calculated on a fully-diluted basis.

   Franco-Nevada's principal executive offices are located at Suite 1900, 20 Eglington Avenue West, Toronto, Ontario (Canada) M4R 1K8. Franco-Nevada's telephone number is (416) 480-6480.

  1.3 FORMAT AND DISTRIBUTION OF THIS OFFER DOCUMENT

   The offer is subject to securities laws, regulations and disclosure requirements in Australia, the United States and Canada. We intend to apply for an exemption from certain of the securities laws, regulations and disclosure requirements in Canada.

   The offer is being made through two separate offer documents. The offer will be made in Australia and, to the extent permitted by applicable law, other jurisdictions outside of the United States and Canada through a separate Australian offer document called a "bidder's statement" prepared in accordance with Australian requirements. Additionally, this offer document will be made available upon request to Normandy shareholders and Normandy ADS holders located in these jurisdictions. The offer will be made in the United States and Canada only through this offer document, and Normandy shareholders and Normandy ADS holders located in the United States and Canada will receive only this offer document in connection with the making of the offer in these jurisdictions.

   This offer document is substantially similar to the Australian bidder's statement and has been prepared substantially in accordance with the Australian format and style. However, adjustments have been made to reflect the requirements of U.S. securities laws. Nevertheless, the format and style differ from the custom in the United States and Canada for exchange offer documents.

  1.4 REGULATORY STATEMENTS

   AUSTRALIA

   The offer is subject to the provisions of the Corporations Act 2001 (Cth) of Australia, as amended by exemptions or modifications granted by the Australian Securities and Investments Commission (ASIC).

   The fact that the ASX may admit Newmont to its official list is not to be taken as an indication of the merits of Newmont.

   A copy of this offer document has been lodged with ASIC. ASIC and ASX take no responsibility for the content of this offer document. No securities will be issued on the basis of this offer document after the date which is thirteen months after the date of this offer document.

   UNITED STATES

   This offer document constitutes a prospectus under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to shares of our common stock to be issued under the offer to persons located in the United States.

   The offer is subject to the tender offer rules of the United States applicable to equity securities not registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended.

   CANADA

   The offer ordinarily would be subject to the take-over bid laws of the provinces of Canada. The plan of arrangement between Franco-Nevada and Newmont is subject to securities laws of the provinces of Canada. We have applied to securities regulatory authorities in Canada for orders exempting the offer from, among other things, certain of the disclosure and other requirements of take-over bid laws in certain provinces of Canada.

   No Canadian securities regulatory authority has expressed an opinion about the securities offered hereunder and it is an offense to claim otherwise.

   We are incorporated, continued or otherwise organized under the laws of a non-Canadian jurisdiction and reside outside of Canada. Although we have appointed Goodmans LLP, our Canadian legal counsel, as our agent for service of process in Ontario, it may not be possible for investors to collect from us judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation.

   OTHER JURISDICTIONS

   The distribution of this offer document and the making of the offer may, in certain jurisdictions, be restricted by law. The offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance or be available from within, any jurisdiction in which the making of the offer or the acceptance or availability thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this offer document should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any of these jurisdictions. We do not assume any responsibility for any violation by any person of any of these restrictions. Normandy shareholders and Normandy ADS holders who are residents or citizens of, or have addresses (or are otherwise located) in, any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of that jurisdiction, or who are acting as nominee or trustee for or on behalf of such persons, will not be entitled to receive shares of our common stock (or their equivalent in Newmont CDIs) on acceptance of the offer. Normandy shareholders and Normandy ADS holders who are legally permitted to and who do accept the offer but are not permitted to receive shares of our common stock or Newmont CDIs will receive the cash proceeds of a nominee sale of their entitlement to shares of our common stock or Newmont CDIs. No assurance can be given as to the value of the proceeds from any such nominee sale. In addition, we may, in our sole discretion, take such action as we deem necessary to make one or more offers in any of these jurisdictions, and extend one or more offers to any or all Normandy shareholders and Normandy ADS holders in any of these jurisdictions.

  1.5  TIME ZONES

   Where a time is stated in this offer document, it is generally given in the local time of each of Sydney and New York City. At the date of this offer document, local time in New York City is 16 hours behind local time in Sydney.

   Unless the context requires a different meaning, where we state a time without designating a location, we mean Sydney time.

  1.6  EXCHANGE RATES

   References in this offer document to "A$," "US$" and "C$" refer to the Australian dollar, the U.S. dollar and the Canadian dollar, respectively. On
 ., 2001, the most recent practicable date prior to the mailing of this offer document to you, the exchange rate between Australian dollars and U.S. dollars was A$1.00 = US$.; the exchange rate between Canadian dollars and U.S. dollars was C$1.00 = US$.; and the exchange rate between Canadian dollars and Australian dollars was C$1.00 = A$..

   See section 15.8, "Additional information--Selected exchange rate data" on page 171 for more information.

   You should obtain current quotes of the relevant exchange rates.

  1.7 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This offer document contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events and generally may be identified by the use of forward-looking words or phrases such as "believe," "aim," "expect," "anticipate," "intend," "foresee," "likely," "should," "planned," "may," "estimated," "potential" or other similar words and phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

   These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied by these forward-looking statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included in this offer document.

   The risk factors described in section 3 beginning on page 24 could affect our future results, causing these results to differ materially from those expressed, implied or projected in any forward-looking statements. These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on future results. The forward-looking statements included in this offer document are made only as of the date of this offer document. We cannot assure you that projected or implied results or events will be achieved.

   All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

  1.8 OTHER

   To the extent permissible under applicable law, this offer document will be governed by Australian law.

   In this offer document and the Acceptance Form, unless the context otherwise requires, words and phrases have the same meaning and interpretation (if any) given to them in Chapter 6 of the Corporations Act of Australia or the Securities Clearing House Business Rules of the ASX.

2  OVERVIEW AND SELECTED INFORMATION

   THE INFORMATION IN THIS SECTION SUMMARIZES INFORMATION AND STATEMENTS ELSEWHERE IN THIS OFFER DOCUMENT. IT SHOULD BE READ IN CONJUNCTION WITH THE WHOLE OFFER DOCUMENT.

  2.1  QUESTIONS AND ANSWERS ABOUT THIS OFFER

       Q: WHAT WILL HAPPEN IN THE OVERALL TRANSACTION?

       A: In the proposed transactions, we would acquire both Normandy Mining
          Limited and Franco-Nevada Mining Corporation Limited. It is also possible that we would acquire less than all of the shares of Normandy, either together with or separately from an acquisition of Franco-Nevada. To acquire Normandy, we are making an off-market bid for the ordinary shares in the capital of Normandy. To acquire Franco-Nevada, we have entered into an arrangement agreement with Franco-Nevada, pursuant to which we will acquire all of the shares of Franco-Nevada for 0.8 of a share of our common stock (or exchangeable shares, exchangeable for our common stock) for each Franco-Nevada common share. OUR BID FOR NORMANDY IS NOT CONDITIONED ON COMPLETION OF THE FRANCO-NEVADA TRANSACTION. Completion of the Franco-Nevada transaction is conditioned on, among other things, our company and its associates achieving a relevant interest in at least 50.1% of the ordinary shares in the capital of Normandy, calculated on a fully diluted basis.

       Q: WHAT WOULD I RECEIVE IN EXCHANGE FOR MY ORDINARY SHARES OF NORMANDY?

       A: The consideration offered is 3.85 shares of our common stock and A$40.00 for every 100 ordinary shares of Normandy (including shares represented by Normandy ADSs), or the U.S. dollar equivalent thereof for holders outside Australia.

          See section 5.1 on page 45 of this offer document for additional information.

       Q: WHAT WILL NEW NEWMONT LOOK LIKE FOLLOWING THE TRANSACTIONS?

       A: If both transactions are consummated in their entirety, New Newmont will become the world's leading gold company in terms of gold reserves, gold production and leverage to gold and will derive more than 70% of its production from politically and economically stable locations. The combination of Newmont, Normandy and Franco-Nevada will create one of the financially strongest companies in the gold industry. The transactions will strengthen our balance sheet and decrease our net debt to net book capitalization (after transaction costs) from 41% to 23%.

          While we fully expect to consummate both transactions, there is the unlikely possibility that Newmont will acquire Normandy while being unable to acquire Franco-Nevada. If we only acquire Normandy, the new company will still become the world's leading gold company in terms of reserves, gold production and leverage to gold and Newmont/Normandy will still derive approximately 70% of its production from politically stable locations.

       Q: WHY DOES NEWMONT WANT TO ACQUIRE CONTROL OF NORMANDY AND
          FRANCO-NEVADA?

       A: Our successful acquisition of Normandy and Franco-Nevada will provide us the following benefits and allow us to pursue the following strategies in delivering superior stockholder value:

           . SCALE AND BALANCED POLITICAL RISK PROFILE. New Newmont will be the leader in gold production and gold reserves. New Newmont will have interests in 22 mines on five continents, including preeminent land positions in world-class gold districts in Nevada, Australia and Peru and a unique and diversified portfolio of development and exploration projects. Approximately 70% of the production (41% in the United States, 25% in Australia and 5% in Canada) will be in countries rated "AAA" by Standard & Poor's local currency credit rating. Approximately 60% of New Newmont's reserves (39% in the United States, 18% in Australia and 4% in Canada) will be in countries rated "AAA" by Standard & Poor's local currency credit rating. The size and diversification of these world-class assets and their balanced political risk profile will better position New Newmont to develop its attractive exploration properties around the world and will serve as an excellent platform for future growth.

           . EXPLORATION AND DEVELOPMENT. New Newmont will have several advanced gold projects in its portfolio of assets and will have the flexibility to optimize the development of these projects based on project economics, political risk and and free cash flow profiles.

           . POTENTIAL COST SAVINGS AND SYNERGIES. New Newmont expects to realize from the combination of Newmont, Normandy and Franco-Nevada approximately US$70 million to US$80 million in after-tax synergies in the first full year, increasing to approximately US$80 million to US$90 million a year by the end of the second full year. Newmont has a strong track record of delivering on synergy expectations based on previous acquisition experience. The synergies will arise from rationalization of corporate overhead and exploration and development budgets, rationalization of operating efficiencies, and reductions in procurement costs, interest savings and tax benefits.

           . FINANCIAL STRENGTH AND FLEXIBILITY. New Newmont's net debt to net book capitalization will be approximately 23%, compared to approximately 41% for Newmont on a stand-alone basis. New Newmont will benefit from the free cash flow generated by Franco-Nevada's royalty stream and low cash cost operations that, together with an improved balance sheet, will provide the combined company with the ability to pursue growth while continuing to reduce overall debt. New Newmont will help manage financial risk by preserving and growing Franco-Nevada's royalty business, which will serve as a natural hedge in the event of a low gold price environment. New Newmont will also capitalize on the investment skill and expertise of Franco-Nevada's management through a merchant banking unit, which is expected to have the opportunity for growth by taking advantage of Newmont's processing technologies and the combined company's vast land package. The size and scope of New Newmont's holdings and the strength of management will afford a significant opportunity for strategic industry rationalization. If 100% of Normandy is acquired the combined company will review opportunities to further rationalize its asset base through the consolidation of separately held and managed assets and the sale or disposal of lower margin or non-core operations.

           . LEVERAGE TO GOLD PRICE. We have a strong belief in the long-term value of gold. We intend to continue Newmont's "no-hedging" philosophy, creating the gold industry's largest unhedged, uncommitted reserve base of approximately 85 million ounces. The largely unhedged reserve base will offer shareholders the opportunity to benefit from New Newmont's substantial leverage to gold, although this strategy also increases the exposure to a fall in the gold price. New Newmont's annual pre-tax cash flow is estimated to increase US$162 million for every US$25 per ounce increase in the price of gold (this is the largest exposure in the industry by approximately 80%). Over time, New Newmont plans to opportunistically unwind Normandy's hedge book (currently at 10.4 million ounces, exclusive of TVX Normandy) to further its upside potential from increases in the price of gold.

           . SUPERIOR MANAGEMENT. The management of New Newmont will employ best practices and personnel, focusing on core mining operations, reducing costs and applying the latest innovations and technology to increase cash flows from operations and effectively develop new opportunities. The combined management of the three companies will bring an array of expertise and skills to New Newmont, such as Newmont's and Normandy's strength in global operations, mine development and exploration, Franco-Nevada's corporate development skills and expertise in the management of royalty assets and investments and Newmont's proven ability to integrate acquisitions successfully by delivering synergies on schedule.

           . GROWTH. New Newmont intends to use its experience in the discovery, evaluation, development and operation of large, sophisticated mining projects to continually optimize returns from existing core operations, pursue rational and effective development of Normandy's portfolio of development projects, enhance and grow its operations and project pipeline through strategic and opportunistic high-quality asset and equity acquisitions and maintain a geographically and politically diverse group of mining operations.

           . MARKET LIQUIDITY. New Newmont will have significant capital market scale, providing global trading liquidity to investors. With an expected equity value of approximately US$8 billion and listings on the NYSE, ASX and TSE. Investors in New Newmont will benefit from enhanced volume expected to be the largest in the gold sector with approximately US$62 million in average daily trading volume (based on historic trading of Newmont, Normandy and Franco-Nevada) and increased stockholder diversity. New Newmont will also be a member of the S&P 500 index, one of the world's leading trading indices and will pursue inclusion in key ASX indices as well.

       Q: WOULD THE INABILITY TO ACQUIRE FRANCO-NEVADA PREVENT NEWMONT FROM
          ACHIEVING THESE BENEFITS?

       A: If we do not acquire Franco-Nevada, the expected benefits of the transaction and their magnitude will be reduced; however, there would still be benefits realized from a combination of Newmont and Normandy.

          See section 4.2 on page 37 of this offer document for additional information.

       Q: WHAT IS THE PREMIUM IMPLIED BY THIS OFFER?

       A: Based on the closing price of our common stock on the NYSE on December 7, 2001, the last trading day in the United States prior to our announcement of our intention to make this offer for all of the outstanding ordinary shares of Normandy, and the relevant exchange rate on that date of A$1.00=US$0.5143 as quoted by Bloomberg, the consideration currently being offered by us, including the cash consideration, represents a 12% premium over the closing price of ordinary shares of Normandy on the ASX on that date. Based on the 30 trading day weighted average share prices prior to December 7, 2001 of Newmont and Normandy on the NYSE and ASX, respectively, and the exchange rate on December 7, 2001 of A$1.00=US$0.5143 as quoted by Bloomberg, this offer, including the cash consideration, represents a premium of 25%.

          Our current offer values each ordinary share of Normandy at US$1.90, based on the closing price of our common stock on the NYSE on December 7, 2001 and the relevant exchange rate on that date of A$1.00=US$0.5143 as quoted by Bloomberg.

          Based on the closing price of our common stock on the NYSE on September 4, 2001, the last trading day in the United States prior to the initial announcement of AngloGold Limited, a South African corporation, of its intention to make an offer for all of the outstanding ordinary shares of

          Normandy, and the relevant exchange rate on that date of A$1.00=US$0.5210 as quoted by Bloomberg, the consideration currently being offered by us, including the cash consideration, represents a 73% premium over the closing price of ordinary shares of Normandy on the ASX on that date.

          Our current offer values each ordinary share of Normandy at US$1.90, based on the closing price of our common stock on the NYSE on September 4, 2001 and the relevant exchange rate on that date of A$1.00=US$0.5210 as quoted by Bloomberg.

          See section 2.4 on page 23 of this offer document for more information.

       Q: WHY IS NEWMONT'S OFFER SUPERIOR TO THE OFFER MADE BY ANGLOGOLD?

       A: We believe that our offer is superior to AngloGold's offer for the following reasons:

           . HIGHER PREMIUM. Our offer values Normandy at A$1.90 per share, based on the closing price of our common stock on the NYSE on December 7, 2001, the last trading day in the United States prior to our announcement of our intention to make this offer, and the exchange rate on that date of A$1.00 = US$0.5143. Our offer is A$0.25 (or 15%) more than AngloGold's offer, based on the closing price of AngloGold ADRs on the NYSE on that same date and at the same exchange rate.

           . DOUBLE THE CASH. Under our offer, Normandy shareholders will receive a cash payment per ordinary share of Normandy of A$0.40, or the U.S. dollar equivalent thereof for holders outside Australia, which is 100% more than the A$0.20 offered under AngloGold's offer, in addition to the 3.85 shares of our common stock for every 100 ordinary shares of Normandy.

           . BETTER PAPER. In general, North American gold stocks trade at higher multiples as compared with either South African or Australian gold stocks. By accepting our offer, Normandy shareholders who receive shares of our common stock or Newmont CDIs will hold common stock or CDIs of a North American company and receive the benefits of these higher multiples. Achieving these multiples has been an important long-term objective of Normandy's management to improve shareholder value. AngloGold has argued that its current low-multiple stock valuation will be re-rated into a higher multiple stock. We believe this claim is dependent on first moving its market valuation from an even lower South African multiple to an Australian market valuation and then, over time, to a North American market valuation. We believe this is a proposition with uncertainty as to timing and success.

           . GREATER FINANCIAL FLEXIBILITY TO DEVELOP NEW PROJECTS. Assuming we complete our proposed acquisitions of Normandy and Franco-Nevada, New Newmont will be one of the best-capitalized gold companies in the world. New Newmont will be the industry leader in gold production and gold reserves. Upon completion of the transactions, New Newmont will have approximately US$470 million in cash and short-term investments (after payment of the A$0.40 per ordinary share cash consideration to Normandy shareholders and prior to transaction costs). With strong free cash flow generating capacity and a net debt to net book capitalization ratio of 23%, we will have enhanced financial flexibility. This flexibility will allow us to create value by developing Normandy and Newmont's attractive portfolio of new projects and exploration properties. We believe that AngloGold has considerably less financial flexibility than we do because over the past two years, it has had a cash flow deficit of approximately US$153 million before financing activities, while paying out approximately US$589 million in dividends. The level of dividend payments has been sustained with continued borrowings or proceeds from hedging future production. This policy (compounded

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

              by the additional borrowings of approximately A$450 million cash consideration under AngloGold's offer) is likely to hinder AngloGold's ability to maximize shareholder returns through the development of Normandy's properties.

           . MORE LIQUIDITY. We expect that the common stock of New Newmont will be the world's most liquid gold stock, with listings on the NYSE, the ASX, the Swiss stock exchange and Euronext Brussels. New Newmont will be a member of the S&P 500 index, one of the world's leading trading indices. AngloGold, on the other hand, has its primary listing in South Africa. On a pro forma basis and based on historical trading volumes, we will have approximately US$62 million of daily trading volume compared to approximately US$23 million for AngloGold. In addition to having significantly more liquidity than AngloGold, we do not have a controlling shareholder, as AngloGold does, which serves to decrease the public float and depress liquidity. In March 2001, AngloGold was removed from the S&P/ASX 200 for failing to provide adequate liquidity in Australia.

           . BETTER UPSIDE TO GOLD PRICE. New Newmont expects to continue to be largely unhedged to provide gold equity investors the greatest possible upside to rising gold prices. New Newmont will have the largest unhedged reserve base in the world, and consequently the most leverage to gold price among major producers, generating approximately US$162 million in incremental pre-tax cash flow from a US$25 increase in the spot gold price. By comparison, the same increase in the spot gold price generates only approximately US$36 million in additional pre-tax cash flow for AngloGold on a pro forma basis. On a stand-alone basis after giving effect to the sale of certain South African assets, AngloGold currently provides its investors with only approximately US$8 million in incremental pre-tax cash flow from a US$25 increase in the spot gold price. Since its inception as a public company, AngloGold has had a history of hedging a significant portion of its production. New Newmont's leverage will increase as we opportunistically unwind the Normandy hedge book over time.

           . LOWER RISK. New Newmont will generate approximately 70% of its production and will hold approximately 60% of its reserves in countries rated "AAA" by Standard & Poor's local currency credit rating. New Newmont will generate approximately 12% of its production from Yanacocha in Peru, the largest mine in South America and one of the lowest cost gold mines in the world. In contrast, approximately 53% of AngloGold's pro forma production and approximately 58% of its pro forma reserve base would be located in Africa, with only approximately 35% of pro forma reserves located in "AAA"-rated countries. In addition, New Newmont's earnings have not been dependent on significant currency devaluations as is the case for AngloGold and the rand, which has depreciated approximately 32% since AngloGold announced its bid on September 5, 2001.

           . LESS MINING COMPLEXITY. All of New Newmont's reserves will be contained in either surface or shallow underground deposits, which are easier to develop and have lower capital and operating costs than deep underground mines. AngloGold, on the other hand, operates high-risk, deep underground mines that characterize gold mining in South Africa, where approximately 45% of AngloGold's total reserves would be located on a pro forma basis.

           . BOARD ENDORSEMENT. Subject to its fiduciary duties, the Normandy board has approved and agreed to recommend that you accept our bid and reject the AngloGold offer. We have similarly received Franco-Nevada's unanimous board recommendation for our acquisition of Franco-Nevada.

       Q: WHAT WILL BE THE FORM OF THE CONSIDERATION TO BE PAID TO ME IF I
          ACCEPT THIS OFFER?

       A: If you have a registered address in the United States or have a registered address in Canada, you will receive your share consideration in the form of our common stock (traded on the NYSE).

          If you have a registered address outside the United States or outside Canada, you will receive your share consideration in the form of Newmont CDIs (traded on the ASX). We anticipate that ten Newmont CDIs will represent one share of our common stock.

          If you have a registered address outside Australia and its external territories, and Newmont has not determined that the making or accepting of the offer would be in compliance with the laws of that jurisdiction, you will not receive or be entitled to receive Newmont CDIs. Instead, you are offered and you will receive the cash proceeds of a sale, on Newmont's behalf, on the open market of Newmont CDIs to which you otherwise would have been entitled.

          Whatever form of share consideration you receive, it will be equivalent to 3.85 shares of our common stock for every 100 ordinary shares of Normandy (including shares represented by Normandy ADSs).

          In addition, whatever form of share consideration you receive, you will also receive in cash A$0.40 per ordinary share of Normandy (including shares represented by Normandy ADSs), or the U.S. dollar equivalent thereof for holders outside Australia.

          If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within Australia, you will receive your cash consideration in Australian dollars. If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within any other jurisdiction (including the United States and Canada), you will receive your cash consideration in U.S. dollars. If you are to receive payment in U.S. dollars, we will convert the Australian dollar sum into U.S. dollars using the noon buying rate, as published by the Federal Reserve Bank of New York, on the date your acceptance is received.

          UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON YOUR CASH CONSIDERATION, REGARDLESS OF ANY DELAY IN REMITTING SUCH CONSIDERATION TO YOU.

          See section 5.1 on page 45 of this offer document for more information.

       Q: MAY I RECEIVE A COMBINATION OF NEWMONT SHARES AND NEWMONT CDIS?

       A: No. You may receive only one form of share consideration with respect to your ordinary shares of Normandy (including shares represented by Normandy ADSs) as to which the offer has been accepted.

       Q: CAN I ACCEPT THE OFFER IF I HOLD A NUMBER OF ORDINARY SHARES OF
          NORMANDY THAT IS NOT EXACTLY DIVISIBLE BY 100?

       A: Yes. If you hold ordinary shares of Normandy other than in multiples of 100 ordinary shares of Normandy (or the equivalent represented by Normandy ADSs), you can still accept the offer and you will be entitled to (1) a pro rata entitlement to our shares (in the form of shares of our common stock or Newmont CDIs) based on the ratio of
          3.85 of our shares for every 100 of your ordinary shares of Normandy (including shares represented by Normandy ADSs) and (2) cash of A$0.40 per ordinary share of Normandy (including shares represented by Normandy ADSs), or the U.S. dollar equivalent thereof for holders outside Australia.

          In either case, you will be subject to the provisions of this offer document with respect to the treatment of fractional shares of our common stock and fractional Newmont CDIs, regardless of the form of consideration you receive.

          See section 5.1 on page 45 of this offer document for more information.

       Q: HOW WILL FRACTIONAL NEWMONT SHARES AND NEWMONT CDIS BE TREATED?

       A: If under the offer you become entitled to a fraction of a share of our common stock or a fraction of a Newmont CDI, your entitlement to that fraction will be aggregated with the fractional shares of our common stock or fractional Newmont CDIs, as the case may be, of other persons (so as to obtain whole shares of our common stock or whole Newmont CDIs, as the case may be) and sold on the open market, and you will receive your proportionate share of the net sale proceeds of your fractional shares of our common stock or fractional Newmont CDIs, as the case may be.

          See section 5.1 on page 45 of this offer document for more information.

       Q: HAS THE BOARD OF DIRECTORS OF NORMANDY MADE ANY RECOMMENDATION
          REGARDING THE OFFER TO NORMANDY SHAREHOLDERS AND NORMANDY ADS HOLDERS?

       A: Yes. Subject to its fiduciary duties, the board of directors of Normandy has agreed to recommend our offer to Normandy shareholders and Normandy ADS holders. BOARD MEMBERS, INCLUDING MR. ROBERT CHAMPION DE CRESPIGNY, WHO ARE ALSO SHAREHOLDERS HAVE INDICATED THAT THEY INTEND TO ACCEPT THE OFFER.

       Q: HAS THE BOARD OF DIRECTORS OF FRANCO-NEVADA MADE ANY RECOMMENDATION
          REGARDING NEWMONT'S PROPOSED ACQUISITION OF ALL OF THE OUTSTANDING COMMON SHARES OF FRANCO-NEVADA?

       A: Yes. Other than Mr. Seymour Schulich and Mr. Pierre Lassonde, the co-chief executive officers of Franco-Nevada, who recused themselves from voting, each member of the board of directors of Franco-Nevada has voted to approve Newmont's proposed acquisition of all of the outstanding common shares of Franco-Nevada pursuant to the arrangement agreement between the two parties, and recommends that Franco-Nevada shareholders vote to approve the arrangement. Messrs. Schulich and Lassonde recused themselves from voting on Newmont's proposed acquisition due to their interests in the transaction, but have agreed to escrow a significant portion of their shares in Franco-Nevada to New Newmont as a demonstration of their commitment to the success of New Newmont. Franco-Nevada expects to complete its regulatory filings in the near future and expects to hold a meeting of its shareholders to approve the arrangement by the end of January 2002.

       Q: HOW MANY ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS DOES NEWMONT
          CURRENTLY OWN?

       A: We do not directly own any ordinary shares of Normandy or Normandy
          ADSs. However, Franco-Nevada and one of its subsidiaries, which together own 446.1 million ordinary shares of Normandy, representing 19.79% of the ordinary shares of Normandy (calculated on a fully diluted basis), have granted to us the right, exercisable at our discretion (but subject to obtaining Foreign Investment and Review Board (FIRB) approval in respect of 4.99% of the ordinary shares in Normandy), to acquire their block of ordinary shares of Normandy for the price of 3.85 of our shares for every 100 Normandy shares.

          See section 14.2 on page 157 of this offer document for more information.

       Q: HOW LONG DO I HAVE TO ACCEPT THIS OFFER?

       A: Unless the offer is extended, you will have until 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002, to accept the offer.

          See section 5.2 on page 46 of this offer document for more information.

       Q: CAN NEWMONT EXTEND THE OFFER PERIOD?

       A: Yes. We reserve the right, exercisable at our sole discretion, to extend the offer period. In addition, if we vary (that is, amend) the offer to increase the consideration offered, we will extend the offer period to the extent required by the Corporations Act and U.S. federal securities laws. In the event that the offer period is extended, we will be obliged under the Corporations Act to give Normandy and every Normandy shareholder (including every Normandy ADS holder) written notice of such extension, so long as the extension is not an extension of the offer period subsequent to the offer period being declared unconditional in all respects, in which case such notice will only be given to Normandy shareholders (including Normandy ADS holders) who have not previously accepted the offer.

          See section 5.2 on page 46 of this offer document for more information.

       Q: I HOLD ORDINARY SHARES OF NORMANDY IN MY NAME ON NORMANDY'S ISSUER
          SPONSORED SUBREGISTER. HOW DO I PARTICIPATE IN THIS OFFER?

       A: To accept the offer for ordinary shares of Normandy held in your name on Normandy's issuer-sponsored subregister, you should:

           . complete and sign the accompanying Acceptance Form in accordance with the terms of the offer and the instructions on the Acceptance Form, and

           . ensure that the Acceptance Form and any documents required by the terms of the offer are received in accordance with section 5.4(b) of this offer document before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on . , 2002 (or any later date to which the period of the offer is extended) at an address or facsimile number specified in section 5.4(b) on page 47 of this offer document.

          See section 5.4 on page 47 of this offer document for more information.

       Q: I HOLD ORDINARY SHARES OF NORMANDY IN A CHESS HOLDING. HOW DO I
          PARTICIPATE IN THIS OFFER?

       A: To accept the offer for ordinary shares of Normandy held in a CHESS
          Holding (as defined in the Securities Clearing House Business Rules), you should:

           . instruct your broker or a controlling participant (for non-institutional Normandy shareholders, this is normally the stockbroker either through whom you bought your ordinary shares of Normandy or through whom you ordinarily acquire ordinary shares of Normandy on the ASX) to initiate acceptance of the offer in accordance with Rule 16.3 of the Securities Clearing House Business Rules before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002 (or any later date to which the period of the offer is extended), or

           . if you are a CHESS participant who is not a broker (such as an institution, custodian, trustee or the like), initiate acceptance of the offer in accordance with Rule 16.3 of the Securities Clearing House Business Rules before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002 (or any later date to which the period of the offer is extended).

          Alternatively, you may sign and complete the accompanying Acceptance Form in accordance with the terms of the offer and the instructions on the Acceptance Form and ensure that it is received by 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002 (or any later date to which the period of the offer is extended) at an address or facsimile number specified in section 5.4(b) on page 47 of this offer document.

          See section 5.4 on page 47 of this offer document for more information.

       Q: I HOLD NORMANDY AMERICAN DEPOSITARY RECEIPTS EVIDENCING NORMANDY
          ADSS. HOW DO I PARTICIPATE IN THIS OFFER?

       A: If you hold Normandy ADRs evidencing Normandy ADSs and wish to accept the offer, you should complete and sign the ADS Letter of Transmittal and deliver it, together with your Normandy ADRs and any other required documents, to the ADS exchange agent at an address specified in section 5.5(b) on page 49 of this offer document before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002 (or any later date to which the period of the offer is extended). DO NOT SEND YOUR NORMANDY ADRS TO US.


          See section 5.5 on page 49 of this offer document for more information, including more information about the ADS exchange agent.

       Q: I HOLD NORMANDY ADSS IN BOOK-ENTRY FORM. HOW DO I PARTICIPATE IN THIS
          OFFER?

       A: If you hold Normandy ADSs in book-entry form with a bank, broker or other nominee and wish to accept the offer, you must have your nominee transfer your Normandy ADSs to an account at The Depository Trust Company, commonly known as DTC, after which time your nominee will complete the confirmation of a book-entry transfer of your Normandy ADSs into the ADS exchange agent's account at DTC, and deliver it, together with an agent's message and any other required documents, to the ADS exchange agent at an address specified in section 5.5(b) on page 49 of this offer document before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002 (or any later date to which the period of the offer is extended).

          See section 5.5 on page 49 of this offer document for more information.

       Q: I BENEFICIALLY HOLD NORMANDY ADSS REGISTERED IN THE NAME OF A
          FINANCIAL INSTITUTION. HOW DO I PARTICIPATE IN THIS OFFER?

       A: If you are a beneficial owner of Normandy ADSs that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to accept the offer, you must contact this institution promptly and instruct it to accept the offer on your behalf before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002 (or any later date to which the period of the offer is extended).

       Q: I HOLD OPTIONS ISSUED BY NORMANDY UNDER ITS EMPLOYEE SHARE BONUS PLAN
          OR EXECUTIVE SHARE INCENTIVE PLAN. HOW DO I PARTICIPATE IN THIS OFFER?

       A: If you are a holder of options issued by Normandy under its employee share bonus plan or executive share incentive plan, you may only accept the offer if you exercise those options in accordance with their terms and accept the offer with respect to the ordinary shares of Normandy received by you upon exercise of your options before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002 (or any later date to which the period of the offer is extended).

          See section 5.3 on page 46 of this offer document for more information.

       Q: CAN I CHANGE MY MIND AND WITHDRAW MY ORDINARY SHARES OF NORMANDY OR
          NORMANDY ADSS AFTER I ACCEPT THIS OFFER?

       A: Once you have accepted the offer, you will be unable to revoke your acceptance, the contract resulting from your acceptance will be binding on you and YOU WILL BE UNABLE TO WITHDRAW THE ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS with respect to which your acceptance was made, except in the limited circumstance described below. If the offer period is extended for more than one month and, at the time, the offer is subject to a condition (which means that a condition to the offer has not been satisfied or waived at that time), you will be able to withdraw your acceptance and your ordinary shares of Normandy or Normandy ADSs, as appropriate. A notice will be sent to you at such time explaining your rights in this regard.

          See section 5.8 on page 51 of this offer document for more information.

       Q: HOW WILL I KNOW THE PROGRESS OF THIS OFFER?

       A: We will notify the ASX:

           . by 9:30 a.m. on the next Australian business day if the percentage of ordinary shares of Normandy (including shares represented by Normandy ADSs) which are accepted under the offer increases by 1% or more, based on the total number of ordinary shares of Normandy (including shares represented by Normandy
              ADSs) then issued,

           . as soon as possible upon satisfaction or waiver of any condition to our obligation to accept ordinary shares of Normandy (including shares represented by Normandy ADSs) for exchange pursuant to the offer, and

           . as soon as possible if the offer is declared unconditional in all respects.

          You will be able to obtain copies of these notifications from the ASX's website at http://www.asx.com.au. In addition, we will publicly announce the offer being declared unconditional in all respects no later than one Australian business day after the occurrence of this event. We, in our sole discretion, may make further announcements regarding the progress of the offer from time to time.

          See section 5.2 on page 46 of this offer document for more information.

       Q: WHEN WILL I RECEIVE MY NEWMONT SHARES OR NEWMONT CDIS AND MY CASH
          CONSIDERATION?

       A: In accordance with the Corporations Act, we will provide the consideration for your ordinary shares of Normandy (including shares represented by Normandy ADSs) within five business days after the date of your acceptance of the offer if the offer is unconditional at that time, or if the offer is conditional when you accept it within five business days after the date upon which all the conditions are satisfied or waived.

          See section 5.11 on page 57 of this offer document for more information.

       Q: WILL I HAVE TO PAY BROKERAGE FEES OR STAMP DUTY?

       A: If your ordinary shares of Normandy or Normandy ADSs are registered in your name and you deliver them directly to us or the ADS exchange agent, as appropriate, you will not incur any brokerage or other transaction fees in connection with your acceptance of the offer. If you hold your ordinary shares of Normandy or Normandy ADSs through a bank, broker or other nominee, you should ask your bank, broker or other nominee whether it will charge any transaction fees or service charges in connection with your acceptance of the offer.

          Any stamp duty payable in respect of transfers of ordinary shares of Normandy and Normandy ADSs to us pursuant to the offer will be paid by us.

          See section 5.14 on page 59 of this offer document for more information.

       Q: ARE THERE ANY CONDITIONS TO NEWMONT'S OBLIGATION TO COMPLETE THIS
          OFFER?

       A: Yes. The completion of the offer is subject to the satisfaction or waiver by us of the following conditions upon or prior to the expiration of the offer:

           . the Treasurer of the Commonwealth of Australia advises us in writing, before the expiration date of the offer that there is no objection under the Australian Federal Government's foreign investment policy or under the Foreign Acquisitions and Takeovers Act 1975 (Cth) of Australia to the acquisition of ordinary shares of Normandy (including shares represented by Normandy ADSs) by us as contemplated by the offer, such an acquisition otherwise not being in breach of that legislation or the Treasurer ceases to be entitled to make an order under Part II of that legislation regarding the acquisition of such ordinary shares by us;

           . before the end of the offer period, we and our associates have relevant interests in at least 50.1% of the ordinary shares of Normandy (including shares represented by Normandy ADSs) then issued (taking into account the 19.79% owned by Franco-Nevada), calculated on a fully-diluted basis;

           . before the end of the offer period, our stockholders shall have taken all actions necessary to approve the issue of the shares of our common stock under the offer;

           . none of the following prescribed occurrences happening during the period from the date of this offer document to the expiration of the offer:

              . Normandy converting all or any of its shares into a larger or smaller number of shares under section 254H of the Corporations Act;

              . Normandy or a subsidiary of Normandy resolving to reduce its share capital in any way;

              . Normandy or a subsidiary of Normandy entering into a buyback agreement or resolving to approve the terms of a buyback agreement under sections 257C(1) or 257D(1) of the Corporations Act;

              . Normandy or a subsidiary of Normandy making an issue of its shares (other than ordinary shares of Normandy issued as a result of the exercise of options issued under Normandy's employee share bonus plan and executive share incentive plan) or granting an option over its shares or agreeing to make such an issue or grant such an option;

              . Normandy or a subsidiary of Normandy issuing, or agreeing to issue, convertible notes;

              . Normandy or a subsidiary of Normandy disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

              . Normandy or a subsidiary of Normandy charging, or agreeing to charge, the whole, or a substantial part, of its business or property;

              . Normandy or a subsidiary of Normandy resolving that it be wound up;

              . the appointment of a liquidator or provisional liquidator of Normandy or of a subsidiary of Normandy;

              . the making of an order by a court for the winding up of Normandy or of a subsidiary of Normandy;

              . an administrator of Normandy or of a subsidiary of Normandy being appointed under section 436A, 436B or 436C of the Corporations Act;

              . Normandy or a subsidiary of Normandy executing a deed of company arrangement; or

              . the appointment of a receiver, receiver and manager, other controller (as defined in the Corporations Act) or similar official in relation to the whole, or a substantial part, of the property of Normandy or of a subsidiary of Normandy;

           . before the end of the offer period, no material adverse change occurs or is announced in the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

           . before the end of the offer period, Normandy does not disclose any untrue statement of, or omit to state, a fact that was required to be stated, or necessary so as to make a statement not misleading, in any document filed by or on behalf of Normandy with ASX or ASIC since January 1, 2001, where the untrue statement or omission of fact results in a material adverse effect in relation to the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

           . during the period from the date of this offer document to the expiration of the offer:

              . there is not in effect any preliminary or final decision, order or decree issued by any government or governmental, semi-governmental, statutory or judicial entity or authority, whether in Australia or elsewhere, including, without limitation, any self-regulatory organization established under statute or any stock exchange (a "Public Authority"), or

              . no application is made to any Public Authority (other than by us), or commenced by a Public Authority against either us or Normandy, in consequence or in connection with the offer, any public against either Newmont or Normandy, which restrains or prohibits or otherwise materially adversely impacts upon, the making of the offer or the completion of any transaction contemplated by the offer or the deed of undertaking entered into by us and Normandy or the rights of us or our associates in respect of Normandy and the ordinary shares of Normandy to be acquired under the offer or otherwise;

           . before the end of the offer period, no breach of any covenant, warranty or representation made by Normandy or in the deed of undertaking entered into by us and Normandy occurs or is announced which has a material adverse effect on the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

           . all necessary governmental or regulatory filings (including under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the "HSR Act"), and other competition and foreign investment approval filings or notifications) having been made, all applicable waiting periods with respect to any governmental or regulatory filings having expired or having been terminated, no action having been taken to restrain the offer by any governmental authority, and all necessary governmental or regulatory approvals having been obtained to ensure that:

             (A) we can vote and acquire all ordinary shares of Normandy
                 (including shares represented by Normandy ADSs) under the offer; and

             (B) our shares of common stock and Newmont CDIs can be issued under the offer and traded without restriction, including, without limitation, under the U.S. Securities Act of 1933, as amended;

           . neither Normandy nor any subsidiary of Normandy is a party to any agreement with Australian Magnesium Corporation Limited or is subject to any other obligation in respect of Australian Magnesium Corporation Limited for an amount greater than A$20 million other than:

              . those agreements and obligations disclosed in the Australian Magnesium Corporation Limited prospectus dated October 15, 2001, or

              . an obligation by Normandy to subscribe for Australian Magnesium Corporation Limited shares in the manner and subject to the conditions contained in the Australian Magnesium Corporation Limited prospectus dated October 15, 2001; and

           . before the end of the offer period, there is no waiver of any condition precedent to the commitment of either Normandy, any subsidiary of Normandy, the syndicate of banks, the Australian Federal Government or the State Government of Queensland to provide funds to Australian Magnesium Corporation Limited being conditions precedent to commitments disclosed or referred to in the Australian Magnesium Corporation Limited prospectus dated October 15, 2001.

          The completion of the offer is also conditioned on (1) the application, within seven days after the start of the offer period, for admission or quotation of Newmont on ASX and of the shares of our common stock on the NYSE and (2) the granting of permission for admission to quotation of the Newmont CDIs on ASX and for quotation of our shares on the NYSE no later than seven days after the end of the offer period.

          See section 5.10 on page 54 of this offer document for more information.

       Q. ARE THERE ANY REGULATORY REQUIREMENTS THAT MUST BE COMPLIED WITH IN CONNECTION WITH THIS OFFER?

       A. Yes. Pursuant to the HSR Act, on November 28, 2001, we filed a Premerger Notification and Report Form in connection with the offer with the Antitrust Division of the U.S. Department of Justice (which we refer to as the "Antitrust Division") and the U.S. Federal Trade Commission (which we refer to as the "FTC"). Under the applicable provisions of the HSR Act, the acquisition of ordinary shares of Normandy and Normandy ADSs in the offer may not be consummated until the expiration or earlier termination of a 30-calendar day waiting period following the filing by us. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on December 28, 2001, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information prior to the expiration of the waiting period.

          Under the Foreign Acquisitions and Takeovers Act 1975 (Cth) of Australia, we must notify the Foreign Investment Review Board, which acts on behalf of the Treasurer of Australia, before we acquire more than 15% of Normandy. The Treasurer may prohibit the acquisition, if he considers that it would be contrary to the national interest. The Treasurer must decide within 30 days whether he has any objection to the acquisition, or extend the time for making a decision by up to a further 90 days. The notification was lodged with FIRB on December 7, 2001; hence, the initial period for a decision will expire on January 6, 2002.

          We and Normandy conduct operations in a number of other jurisdictions where regulatory filings or approvals may be required in connection with the offer. We have made or will make antitrust filings with the relevant authorities in Brazil and Canada. We are currently in the process of reviewing whether any other filings will be required or advisable in other jurisdictions, and currently intend to make the appropriate regulatory filings and applications if it is determined that such filings are required or advisable.

          See section 6 on page 61 of this offer document for more information.

       Q: IF I ACCEPT THE OFFER, WILL THIS BE A TAXABLE TRANSACTION TO ME FOR
          AUSTRALIAN TAX PURPOSES?

       A: The disposal of your ordinary shares of Normandy or Normandy ADSs by accepting the offer may be a taxable transaction for Australian tax purposes. However, if you are an Australian resident and hold your ordinary shares of Normandy or Normandy ADSs on capital account, then you may be able to choose roll-over relief from Australian capital gains tax if we acquire 80% or more of all shares of Normandy (including shares represented by Normandy ADSs) pursuant to the offer. The roll-over will not apply to the cash you receive as part of the consideration.

          If you are a non-resident of Australia, then the disposal of your ordinary shares of Normandy or Normandy ADSs may be a taxable transaction for Australian tax purposes depending on a number of factors.

          See section 13.1 on page 145 of this offer document for more information.

       Q: IF I ACCEPT THE OFFER, WILL THIS BE A TAXABLE TRANSACTION TO ME FOR
          U.S. FEDERAL INCOME TAX PURPOSES?

       A: We have structured this transaction so that it is anticipated that the exchange of ordinary shares of Normandy or Normandy ADSs for our common stock or Newmont CDIs pursuant to the offer will, taken together with the exchange of Newmont common stock for New Newmont common stock and the exchange of Franco-Nevada common shares for New Newmont common stock, be treated as an exchange described in Section 351 of the Internal Revenue Code. Assuming the offer is treated as an exchange described in Section 351 of the Internal Revenue Code, U.S. holders of ordinary shares of Normandy or Normandy ADSs will not recognize gain or loss for U.S. federal income tax purposes in the offer (except for gain or loss recognized because of cash received instead of fractional shares of our common stock or because we pay additional cash consideration). If the offer is consummated but fails to be treated as an exchange described in Section 351 of the Internal Revenue Code, the exchange of ordinary shares of Normandy or Normandy ADSs for our common stock or Newmont CDIs by a U.S. holder pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. With regard to non-U.S. holders, the exchange of ordinary shares of Normandy or Normandy ADSs for our common stock or Newmont CDIs generally will not be subject to U.S. federal income tax.

          However, determining the actual tax consequences of the exchange to you may be complicated and will depend on your specific situation and on variables not within our control. We encourage you to consult your own tax advisor for a full understanding of the exchange's tax consequences for you.

          See section 13.2 on page 149 of this offer document for more information.

       Q: IF I ACCEPT THE OFFER, WILL THIS BE A TAXABLE TRANSACTION TO ME FOR
          CANADIAN FEDERAL INCOME TAX PURPOSES?

       A: Generally, if you are a resident of Canada, the exchange of your ordinary shares of Normandy or Normandy ADSs for consideration that consists of shares of our common stock and cash will be a taxable transaction for Canadian tax purposes.

          See section 13.3 on page 153 of this offer document for more information.

       Q: FOLLOWING MY RECEIPT OF NEWMONT SHARES OR NEWMONT CDIS, WILL I BE
          ENTITLED TO RECEIVE DIVIDENDS DECLARED BY NEWMONT?

       A: Yes. Our shares of common stock (and Newmont CDIs through the shares of our common stock they represent) will participate fully in all dividends, other distributions and entitlements declared by us in respect of fully paid shares of our common stock.

       Q: IS THERE A U.S. WITHHOLDING TAX ON DIVIDENDS DECLARED BY NEWMONT?

       A: In general, dividends paid to a non-U.S. holder with respect to our common stock or Newmont CDIs will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Dividends paid to a U.S. holder are generally not subject to withholding.

       Q: ARE THERE ANY DISSENTERS' OR APPRAISAL RIGHTS AVAILABLE TO ME WITH
          RESPECT TO MY ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS?

       A: No. There are no dissenters' rights or appraisal rights available to holders of ordinary shares of Normandy or Normandy ADSs. This means that you will not have the right to contest the fairness of the consideration that you will receive in the offer.

          See section 15.9 on page 173 of this offer document for more information.

       Q: WHO CAN HELP ANSWER MY QUESTIONS ABOUT THIS OFFER?

       A: If you have any questions about the offer, or if you would like additional copies of this offer document, the Acceptance Form or the ADS Letter of Transmittal, you can contact Innisfree M&A Incorporated, the information agent for the offer:

[LOGO] InnisFree Logo

              For Normandy shareholders and Normandy ADS holders
                   located in the United States and Canada:

                        Banks and brokers call collect:
                                (212) 750-5833

          All others call toll-free in the United States and Canada:
                                (888) 750-5835

          For Normandy shareholders and Normandy ADS holders located in Australia and other jurisdictions (except the United States and Canada), please call toll-free in Australia: (800) 507-507 or, if you are outside Australia, +61-2-9278-9331.

   2.2  INFORMATION REGARDING NORMANDY AND FRANCO-NEVADA

   NORMANDY

   We have included in this offer document information concerning Normandy insofar as it is known or reasonably available to us. However, Normandy is not affiliated with us and, except as otherwise specified in section 9.1, has not permitted us access to its books and records and any other material non-public information regarding Normandy.

   Normandy prepares its financial statements in accordance with Australian GAAP, which differs in certain significant respects from U.S. GAAP. These differences as they relate to Normandy cannot be fully quantified due to the limited disclosure provided in publicly available information. Such differences are likely to be material. For these reasons, we have had to rely on our own estimates in preparing pro forma financial information in accordance with U.S. GAAP for inclusion in this offer document to reflect the effects of the proposed acquisition of Normandy. See section 7.2, "Information about New Newmont--Pro forma financial information for New Newmont."

   Normandy reports reserves in accordance with the JORC Code in accordance with the requirements of the ASX. We prepare reserve information in accordance with Securities and Exchange Commission (SEC) requirements.

   FRANCO-NEVADA

   The information in this offer document concerning Franco-Nevada was prepared by Franco-Nevada management. We are not in a position to verify the information concerning Franco-Nevada which is included in this offer document.

   To the maximum extent permitted by law, we and our directors and officers disclaim all liability for information concerning Franco-Nevada included in this offer document.

   Normandy shareholders and Normandy ADS holders should form their own views concerning Franco-Nevada from the full range of public information available concerning Franco-Nevada.

   2.3  SUMMARY UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

   The table set forth below depicts the Pro Forma Earnings (Loss) Per Share, the Book Value Per Share and Cash Dividends Declared Per Common Share on an equivalent share basis in U.S. dollars (1) for Newmont, Normandy and Franco-Nevada on a historical basis, (2) for the combination of Newmont and Normandy, and the combination of Newmont, Normandy and Franco-Nevada, on a pro forma combined basis and (3) for the combination of Newmont and Normandy, and the combination of Newmont, Normandy and Franco-Nevada, on a per share equivalent pro forma basis for each of Normandy and Franco-Nevada. The pro forma data for the combined company was derived by combining the historical consolidated financial information of Newmont and Normandy, and the historical consolidated financial information of Newmont, Normandy and Franco-Nevada, using the purchase method of accounting for business combinations as described under section 7.2, "Information about New Newmont--Pro forma financial information for New Newmont" on page 86. The Normandy equivalent share pro forma information shows the effect of the combination of Newmont and Normandy, and the combination of Newmont, Normandy and Franco-Nevada, from the perspective of an owner of ordinary shares of Normandy. The Franco-Nevada equivalent share pro forma information shows the effect of the combination of Newmont and Franco-Nevada, and the combination of Newmont, Normandy and Franco-Nevada, from the perspective of an owner of common shares of Franco-Nevada.

   You should read the information presented in this table below together with the historical financial information appearing elsewhere in this offer document or incorporated herein by reference. See section 8.2, "Information about Newmont--Selected financial information for Newmont," section 8.3, "Information about Newmont--Where you can find more information on Newmont," section 9.4, "Information about Normandy--Selected financial information for Normandy,"
section 9.5, "Information about Normandy--Where you can find more information on Normandy," section 10.2,"Information about Franco-Nevada--Selected financial information for Franco-Nevada," and section 10.3, "Information about Franco-Nevada--Where you can find more information on Franco-Nevada." The unaudited pro forma combined data is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the acquisitions.

   The following table outlines the Pro Forma Earnings (Loss) Per Share information on an equivalent share basis:

                                                                       NEWMONT MINING CORPORATION
                                                          ----------------------------------------------------
                                                                                   US$
                                                          ----------------------------------------------------
                                                                                             PRO     PRO FORMA
                                                                                PRO FORMA   FORMA   NEWMONT AND
                                                                     PRO FORMA NEWMONT AND NEWMONT   50.1% OF
                                                                      NEWMONT    100%OF      AND     NORMANDY
                                                                     AND 100%   NORMANDY    50.1%    AND 100%
                                                          HISTORICAL NORMANDY  AND FRANCO- NORMANDY OF FRANCO-
                                                            (US$)      ONLY      NEVADA      ONLY     NEVADA
                                                          ---------- --------- ----------- -------- -----------
Nine Months Ended September 30, 2001--Loss per
 share--basic and diluted................................   $(0.26)   $(0.69)    $(0.38)    $(0.52)   $(0.23)
                                                            ======    ======     ======     ======    ======
 Cash Dividends Declared Per Common Share................   $ 0.09    $ 0.09     $ 0.09     $ 0.09    $ 0.09
                                                            ======    ======     ======     ======    ======
Twelve Months Ended December 31, 2000--Loss per
 share--basic and diluted................................   $(0.47)   $(1.30)    $(0.82)    $(0.97)   $(0.54)
                                                            ======    ======     ======     ======    ======
 Cash Dividends Declared Per Common Share................   $ 0.12    $ 0.12     $ 0.12     $ 0.12    $ 0.12
                                                            ======    ======     ======     ======    ======
As of September 30, 2001--Book Value Per Share...........   $ 7.45    $11.16     $13.75     $ 9.64    $13.03
                                                            ======    ======     ======     ======    ======

                                                                   NORMANDY MINING LIMITED
                                            --------------------------------------------------------------------
                                                                            US $
                                            --------------------------------------------------------------------
                                                                              PRO FORMA     PRO       PRO FORMA
                                                                  PRO FORMA  EQUIVALENT    FORMA     EQUIVALENT
                                                                  EQUIVALENT NEWMONT AND EQUIVALENT  NEWMONT AND
                                                                   NEWMONT     100%OF     NEWMONT     50.1% OF
                                                       HISTORICAL  AND 100%   NORMANDY   AND 50.1%  NORMANDY AND
                                            HISTORICAL CONVERTED   NORMANDY  AND FRANCO-  NORMANDY     100% OF
                                               (A$)     TO (US$)     ONLY      NEVADA       ONLY    FRANCO-NEVADA
                                            ---------- ---------- ---------- ----------- ---------- -------------
Nine Months Ended September 30, 2001--Loss
 per share--basic and diluted..............  $(0.180)   $(0.091)   $(0.027)    $(0.015)   $(0.020)     $(0.009)
                                             =======    =======    =======     =======    =======      =======
  Cash Dividends Declared Per Common Share.  $ 0.025    $ 0.013    $ 0.003     $ 0.003    $ 0.003      $ 0.003
                                             =======    =======    =======     =======    =======      =======
Twelve Months Ended December 31, 2000--
 Loss per share--basic and diluted.........  $(0.280)   $(0.163)   $(0.050)    $(0.032)   $(0.037)     $(0.021)
                                             =======    =======    =======     =======    =======      =======
  Cash Dividends Declared Per Common Share.  $ 0.060    $ 0.035    $ 0.005     $ 0.005    $ 0.005      $ 0.005
                                             =======    =======    =======     =======    =======      =======
As of September 30, 2001--Book Value Per
 Share.....................................  $ 0.570    $ 0.281    $ 0.430     $ 0.529    $ 0.371      $ 0.502
                                             =======    =======    =======     =======    =======      =======

                                                          FRANCO-NEVADA MINING CORPORATION LIMITED
                                            --------------------------------------------------------------------
                                                                            US $
                                            --------------------------------------------------------------------
                                                                     PRO      PRO FORMA               PRO FORMA
                                                                    FORMA    EQUIVALENT  PRO FORMA   EQUIVALENT
                                                                  EQUIVALENT NEWMONT AND EQUIVALENT  NEWMONT AND
                                                                   NEWMONT     100% OF    NEWMONT     50.1% OF
                                                       HISTORICAL  AND 100%   NORMANDY   AND 50.1%  NORMANDY AND
                                            HISTORICAL CONVERTED   NORMANDY  AND FRANCO-  NORMANDY     100% OF
                                               (C$)     TO (US$)     ONLY      NEVADA       ONLY    FRANCO-NEVADA
                                            ---------- ---------- ---------- ----------- ---------- -------------
Nine Months Ended September 30, 2001--
 Earnings (Loss) from continuing operations
 per share--basic and diluted..............   $0.47      $0.31      $(0.55)    $(0.30)     $(0.42)     $(0.18)
                                              =====      =====      ======     ======      ======      ======
Cash Dividends Declared Per Common Share...   $0.35      $0.23      $ 0.07     $ 0.07      $ 0.07      $ 0.07
                                              =====      =====      ======     ======      ======      ======
Twelve Months Ended March 31, 2001--
 Earnings (Loss) from continuing operations
 per share--basic and diluted..............   $0.51      $0.34      $(1.04)    $(0.66)     $(0.78)     $(0.43)
                                              =====      =====      ======     ======      ======      ======
  Cash Dividends Declared Per Common
   Share...................................   $0.35      $0.23      $ 0.10     $ 0.10      $ 0.10      $ 0.10
                                              =====      =====      ======     ======      ======      ======
As of September 30, 2001--Book Value Per
 Share.....................................   $9.58      $6.07      $ 8.93     $11.00      $ 7.71      $10.42
                                              =====      =====      ======     ======      ======      ======

  2.4  COMPARATIVE MARKET PRICE DATA

   The following table presents the closing prices per share as reported on the NYSE for shares of our common stock, on the ASX for ordinary shares of Normandy, and on the TSE for Normandy ADSs as of:

      (a) December 7, 2001, which was the last trading day in the United States prior to our announcement of our intention to commence this offer, and

      (b) . , 2002, the last trading day prior to the date of this offer document for which prices for shares of our common stock, ordinary shares of Normandy and Normandy ADSs were available.

   The "equivalent basis shares" price of ordinary shares of Normandy and Normandy ADSs represents the applicable market price for shares of our common stock on the corresponding date, multiplied by the equivalent exchange ratio of
3.85 shares of our common stock plus A$40.00 for every 100 ordinary shares of Normandy and converted at the relevant exchange rate as quoted by Bloomberg in Australian dollars on December 7, 2001 of A$1.00 = US$0.5143 and on . , 2002 of A$1.00 = US$ . , respectively, and in Canadian dollars on December 7, 2001 of C$1.00 = US$0.6349 and on . , 2002 of C$1.00 = US$ . , respectively. See section 15.8, "Additional information--Selected exchange rate data" for further information on the exchange rate between Australian dollars and U.S. dollars, and Canadian dollars and U.S. dollars.

                                  NEWMONT NORMANDY                NORMANDY
                        ------------------------------------- ----------------
                                     HISTORICAL               EQUIVALENT BASIS
                        ------------------------------------- ----------------
                        SHARES (NYSE) SHARES (ASX) ADSS (TSE) SHARES    ADSS
                             US$           A$          C$       A$       C$
                        ------------- ------------ ---------- ------    -----
   (a) December 7, 2001     20.02         1.69       13.45     1.90    15.38
   (b)  ., 2002........     .             .          .         .       .

   Based on the closing price of shares of our common stock on the NYSE on December 7, 2001, the last trading day in the United States prior to our announcement of our intention to make this offer and the relevant exchange rate on that date of A$1.00 = US$0.5143, the consideration being offered, including the cash consideration, represents a 12% premium over the closing price of ordinary shares of Normandy on the ASX on that date. Based on the 30 trading day weighted average share prices to December 7, 2001 of ordinary shares of Normandy on the ASX and shares of our common stock on NYSE, and the exchange rate on that date of A$1.00 = US$0.5143, the consideration being offered, including the cash consideration, represents a premium of 25%. The offer, including the cash component, values each ordinary share of Normandy at A$1.90, based on the closing price of shares of our common stock on the NYSE on December 7, 2001 and the relevant exchange rate in Australian dollars on that date of A$1.00 = US$0.5143.

   Normandy shareholders and Normandy ADS holders are urged to obtain current market information regarding shares of our common stock, ordinary shares of Normandy and Normandy ADSs. The market prices of these securities will fluctuate during the pendency of the offer and thereafter, and may be different from the prices set forth above at the time you accept the offer and at the time you receive shares of our common stock or Newmont CDIs, as applicable.

3 RISK FACTORS

   IN DECIDING WHETHER TO ACCEPT THE OFFER, YOU SHOULD READ THIS ENTIRE OFFER DOCUMENT AND ITS ANNEXES CAREFULLY. YOU SHOULD ALSO CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, WHICH HAVE BEEN SEPARATED INTO THREE GROUPS:

    .  risks related to the offer,

    .  risks related to the gold mining industry generally, and

    .  risks related to our operations.

  3.1  RISKS RELATED TO THE OFFER

  MARKET FLUCTUATIONS MAY REDUCE THE MARKET VALUE OF THE CONSIDERATION OFFERED TO YOU BECAUSE THE EXCHANGE RATIO CONTEMPLATED BY THE OFFER IS FIXED.

   You are being offered consideration under the offer that consists, in part, of a specified number of shares of our common stock or Newmont CDIs, rather than a number of shares of our common stock or Newmont CDIs with a specified market value. Thus, the market value of the shares of our common stock or Newmont CDIs received pursuant to the offer will fluctuate depending upon the market value of the shares of our common stock or Newmont CDIs. Accordingly, the market value of shares of our common stock or Newmont CDIs at the time you receive them may vary significantly from their market value on the date of your acceptance of the offer.

   The cash consideration under our offer is fixed. However, if you are a Normandy shareholder located outside Australia, you will receive this cash consideration in U.S. dollars. The value of this cash consideration will fluctuate based upon the relative exchange rate between U.S. and Australian dollars.

  UNCERTAINTIES EXIST IN INTEGRATING THE BUSINESS OPERATIONS OF THE THREE COMPANIES.

   We intend, to the extent possible, to integrate our operations with those of Normandy and, if the plan of arrangement is completed, Franco-Nevada. This intention, and the risks associated with it, apply whether or not we acquire Franco-Nevada. Our goal in integrating these operations is to increase earnings and achieve cost savings by taking advantage of the synergies of consolidation and enhanced growth opportunities. We may encounter substantial difficulties integrating our operations with Normandy's and Franco-Nevada's operations, resulting in a delay or the failure to achieve the anticipated synergies and, therefore, the expected increases in earnings. Moreover, the integration process may cause us to incur substantial costs as a result of, among other things:

    .  loss of key employees,

    . possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures among us, Normandy and Franco-Nevada, and the need to implement, integrate and harmonize various business-specific operating procedures and systems, as well as company-wide financial, accounting, information and other systems, and

    . the diversion of management's attention from day-to-day business as a result of the need to deal with integration issues.

   For these reasons, we may fail to complete successfully the necessary integration of Newmont, Normandy and Franco-Nevada, or Newmont and Normandy (as the case may be), or to realize any of the anticipated benefits of the integration of the companies. Actual cost savings and synergies may be lower than we currently expect and may take a longer time to achieve than we currently anticipate.

  FULL INTEGRATION OF OUR OPERATIONS WITH NORMANDY'S OPERATIONS MAY NOT BE ACHIEVED IF WE CANNOT COMPULSORILY ACQUIRE ALL OUTSTANDING ORDINARY SHARES OF NORMANDY (INCLUDING SHARES REPRESENTED BY NORMANDY ADSS).

   Our offer (and the respective obligations of us and Franco-Nevada to complete the acquisition of Franco-Nevada by us) are subject to a condition that, before the end of the offer period, we and our associates have relevant interests in at least 50.1% of the ordinary shares of Normandy (including shares represented by Normandy ADSs) and the 19.79% owned by Franco-Nevada calculated on a fully-diluted basis. To effect the compulsory acquisition of all of the ordinary shares of Normandy (including shares represented by Normandy ADSs) under the Corporations Act of Australia, we are required to have a relevant interest in at least 90% (by number) of all of the shares of Normandy (including shares represented by Normandy ADSs) at the end of the offer period. At the end of the offer period, we may not hold a sufficient number of ordinary shares of Normandy (including shares represented by Normandy
ADSs) in order to effect a compulsory acquisition of the remaining outstanding ordinary shares of Normandy (including shares represented by Normandy ADSs) under the Corporations Act. This could prevent or delay us from realizing some or all of the anticipated benefits from the integration of our operations with Normandy's operations.

   See section 4.1, "Reasons for and background to the transactions--Reasons for the transactions" on page 33.

  EVEN IF WE AND OUR ASSOCIATES HAVE RELEVANT INTERESTS IN AT LEAST 50.1% OF THE ORDINARY SHARES OF NORMANDY, WE MAY BE UNABLE TO COMPLETE THE ACQUISITION OF FRANCO-NEVADA.

   The respective obligations of us and Franco-Nevada to complete the acquisition of Franco-Nevada by us are subject to the condition that we and our associates have relevant interests in at least 50.1% of the ordinary shares of Normandy, calculated on a fully diluted basis (including Normandy shares represented by ADSs and Franco-Nevada's holding of approximately 19.79% of Normandy shares calculated on a fully diluted basis). There is no condition to our offer for Normandy that the Franco-Nevada transaction be completed. Even if we and our associates have such relevant interests, however, Newmont may be unable to acquire Franco-Nevada due to the non-satisfaction of any one of a number of other conditions to that acquisition, including shareholder and regulatory approvals. Accordingly, we may succeed in acquiring Normandy while failing to acquire Franco-Nevada, and could thus be prevented from realizing the benefits from the integration of our operations with Franco-Nevada's operations that we expect to result from the acquisition of all of the outstanding common shares of Franco-Nevada. Absent these benefits, we may not achieve all of the strategic objectives we expect to achieve from the combination of us, Normandy and Franco-Nevada into a single company.

   Although there can be no assurance, we are confident that the conditions to acquiring Franco-Nevada will be satisfied and that we will complete the acquisition of Franco-Nevada in conjunction with the acquisition of Normandy.

   For further details on these consequences, see section 3.3, "Risk factors--Risks related to our operations" on page 29 and see section 4.2, "Reasons for and background to the transactions--Effect of a transaction without Franco-Nevada" on page 37.

  ANTITRUST AND COMPETITION AUTHORITIES IN VARIOUS JURISDICTIONS MAY ATTEMPT TO DELAY OR PREVENT OUR ACQUISITION OF VOTING AND CONTROL RIGHTS OR MAY REQUIRE DIVESTITURES.

   We and Normandy conduct operations in a number of jurisdictions where antitrust filings or approvals may be required in connection with the offer. We have made or will make antitrust filings with the relevant authorities in the United States, Brazil and Canada. Until the applicable waiting period in the United States under the HSR Act expires or is terminated, we may not purchase ordinary shares of Normandy (including shares represented by Normandy ADSs) under the offer. We are currently in the process of reviewing whether any other filings will be required or advisable in other jurisdictions, and we intend to make the appropriate regulatory filings and applications if we decide that such filings are required or advisable. We are confident that the necessary regulatory approvals will be obtained. Nevertheless, we cannot provide any assurance that the necessary approvals will be obtained or that there will not be any adverse consequences to our or Normandy's business resulting from the failure to obtain these regulatory approvals or from conditions that could be imposed in connection with obtaining these approvals, including divestitures or other operating restrictions upon our business.

  NORMANDY SHAREHOLDERS AND NORMANDY ADS HOLDERS WILL HAVE LIMITED WITHDRAWAL RIGHTS WITH RESPECT TO THE OFFER, WHICH MEANS THAT A DECISION TO ACCEPT THE OFFER MAY BE IRREVOCABLE.

   Once you have accepted the offer for your ordinary shares of Normandy or Normandy ADSs, you will only have limited rights to withdraw your acceptance of the offer. Under Australian law, if, after you have accepted the offer and while it remains subject to conditions, the offer period is extended for more than one month and, you will be able to withdraw your acceptance. Otherwise, you may be unable to withdraw your acceptance of the offer even if the market value of shares of our common stock or Newmont CDIs varies significantly from their value on the date of your acceptance of the offer.

  WE HAVE NOT VERIFIED THE RELIABILITY OF THE NORMANDY INFORMATION INCLUDED IN, OR WHICH MAY HAVE BEEN OMITTED FROM, THIS OFFER DOCUMENT.

   In respect of information relating to Normandy presented in, or omitted from, this offer document, including all Normandy financial information, we have relied exclusively upon publicly available information. Pursuant to Rule 409 promulgated under the U.S. Securities Act of 1933, on December 17, 2001, we requested that Normandy and its independent public accountants provide to us all material information required to be included in this offer document or required to make statements made herein not misleading. On December 11, 2001, we requested that Normandy's independent public accountants consent in a customary manner to the inclusion of its audit reports with respect to the financial statements of Normandy included in this offer document. On December 14, 2001, Normandy's independent public accountants responded in writing to our December 11, 2001 letter stating that they were reluctant to give consent for the inclusion of its audit report where consent has not been given for the financial statements themselves, and believed it was appropriate that its consent be given concurrently with Normandy's consent. On December 19, 2001, Normandy, on its own behalf and on behalf of its accountants, responded in writing to our December 17, 2001 letter and stated that it was not appropriate for Normandy to bear any burden as to what the offer document should contain and whether or not such document was misleading. Normandy further stated that if there were specifics which Newmont wished to refer to Normandy for review and comment, Normandy would consider whether it could be of assistance and to what extent, on a case by case basis. In addition, Normandy stated that its accountants were not in a position to provide assistance to us, that work on U.S. GAAP reconciliation of its financial statements had not been completed to Normandy's satisfaction and that Normandy had not yet determined whether it would allow U.S. GAAP reconciliation of its financial statements to be made public at this time. Any inaccuracy in the Normandy information contained in this offer document could adversely affect the results of operations of the combined company. For further information, see section 9.3, "Information about Normandy--Presentation of Normandy accounting information" on page 118.

  CHANGE OF CONTROL PROVISIONS IN NORMANDY'S AGREEMENTS TRIGGERED UPON THE ACQUISITION OF CONTROL OF NORMANDY MAY LEAD TO ADVERSE CONSEQUENCES.

   Normandy is a party to agreements that contain change of control provisions that may be triggered if, following completion of the offer, we hold ordinary shares of Normandy (including shares represented by Normandy ADSs) representing a majority of the voting rights of Normandy. The operation of these change of control provisions, if triggered, could result in significant debt acceleration or prepayments and require Normandy to renegotiate its financings or sell joint venture interests. These provisions may be waived with the consent of the other party and we would consider seeking such waivers. In the absence of these waivers, the operation of any of these change of control provisions could adversely affect the operations of the combined company.

  INFORMATION PROVIDED TO AND BY FRANCO-NEVADA REGARDING THE VARIOUS MINING PROPERTIES IN WHICH IT HOLDS ROYALTY INTERESTS HAS NOT BEEN INDEPENDENTLY VERIFIED.

   Franco-Nevada holds most of its producing mineral interests in the form of net smelter return ("NSR") royalties and net profit interest ("NPI") royalties. This means that Franco-Nevada does not, itself, own or operate any mines and, aside from any audit rights that it may have with respect to the payments received from mining companies, may not, in all cases, have access to non-public or internal records of mining companies or may otherwise be restricted by confidentiality obligations. Accordingly, the information provided by Franco-Nevada with respect to the production, reserves, mining operations and exploration and development of the various mining properties in which Franco-Nevada holds royalty interests has been taken from information published by the operating companies in their annual reports, other public disclosure documents and information prepared by management. Franco-Nevada, and therefore we, cannot be certain that all of such information is complete and accurate in all material respects. Changes in the reserves, mining operations or development of any of the various properties in which Franco-Nevada holds royalty interests could result in a material reduction in the royalty income of the combined company.

  NORMANDY IS A SUBSTANTIAL SHAREHOLDER IN AUSTRALIAN MAGNESIUM CORPORATION
  (AMC).

   Normandy is a substantial holder of AMC securities and has significant future obligations to AMC which are referred to in clause 13.4 of Normandy's target statement in response to the AngloGold bid. Since the dispatch of that target statement, AMC announced:

    . on November 21, 2001, that all conditions of its public offer of distribution entitled securities pursuant to its prospectus dated October 15, 2001 have been satisfied; and

    . on November 22, 2001, that the AMC board of directors has given formal approval to commence development of the $1.3 billion Stanwell Magnesium Project.

   There are a number of significant risks related to investments in AMC, including:

    . risks related to the Stanwell Magnesium Project which has no operating history;

    .  AMC's substantial dependence on the Stanwell Magnesium Project;

    .  risks related to the magnesium market;

    .  financial risks specific to AMC's business and operations;

    .  risk factors related to general market conditions; and

    .  AMC's reliance upon Normandy for financial and operational support.

   Additionally, AMC announced on November 29, 2001 that Normandy has agreed to continue as guarantor of AMC's foreign exchange hedging position and $72 million corporate facility with ANZ Banking Group Limited. If AMC is unable to perform its obligations under these arrangements, there is a risk that Normandy, as guarantor, may incur liabilities under these arrangements.

  3.2  RISKS RELATED TO THE GOLD MINING INDUSTRY GENERALLY

  A SUBSTANTIAL OR EXTENDED DECLINE IN GOLD PRICES WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY.

   The businesses of Newmont, Normandy and Franco-Nevada are extremely dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

    .  sales or leasing of gold by governments and central banks;

    .  a low rate of inflation and a strong U.S. dollar;

    .  global and regional recession or reduced economic activity;

    .  speculative trading;

    .  the demand for gold for industrial uses, use in jewelry, and investment;

    .  high supply of gold from production, disinvestment, scrap and hedging;

    .  interest rates;

    .  sales by gold producers in forward transactions and other hedging;

    .  the production and cost levels for gold in major gold-producing nations;
       and

    .  the cost level (in local currencies) for gold in major consuming nations.

   Any drop in the price of gold adversely impacts our revenues, profits and cash flows, particularly in light of our "no hedging" philosophy. Normandy and Franco-Nevada have recorded asset writedowns in recent years as a result of a sustained period of low gold prices. The combined company may experience additional asset impairment as a result of continuing low gold prices.

   In addition, sustained low gold prices can: (1) reduce revenues further by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price; (2) halt or delay the development of new projects; (3) reduce funds available for exploration, with the result that depleted reserves are not replaced; and (4) reduce the existing reserves, by removing ores from reserves that cannot be economically mined or treated at prevailing prices.

  WE NEED TO CONTINUALLY OBTAIN ADDITIONAL RESERVES FOR GOLD PRODUCTION.

   We must continually replace gold reserves depleted by production. Depleted reserves must be replaced by expanding known orebodies or by locating new deposits in order for us to maintain our production levels over the long term. Success in exploration for gold is uncertain. As a result, the reserve base of the combined company may decline as reserves are produced without adequate replacement.

  ESTIMATES OF PROVEN AND PROBABLE RESERVES ARE UNCERTAIN.

   Estimates of proven and probable reserves and cash operating costs are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Gold producers use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, comparable facility, equipment and operating costs, and other factors. Actual cash operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.

  INCREASED COSTS COULD AFFECT PROFITABILITY.

   The cash cost of production at any particular mining location is frequently subject to great variation from one year to the next due to a number of factors, such as changing waste-to-ore ratios, ore grade and metallurgy. In the past, a cash cost swing of 10% at any one location has not been a significant factor in our profitability. However, this may not always be the case.

  MINING ACCIDENTS OR OTHER ADVERSE EVENTS AT A MINING LOCATION COULD REDUCE OUR PRODUCTION LEVELS.

   At any of our operations, production may fall below historic or estimated levels as a result of mining accidents such as a pit wall failure in an open pit mine, or cave-ins or flooding at underground mines. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered, ore grades are lower than expected, or the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected.

  THE USE OF HEDGING INSTRUMENTS MAY PREVENT GAINS BEING REALIZED FROM SUBSEQUENT PRICE INCREASES.

   Consistent with our position as a largely unhedged producer, the combined company does not intend to enter into new gold hedging positions. This creates a risk that, as gold prices fall, New Newmont's revenues will be adversely affected. Further, over time, our intention is to deliver into Normandy's existing hedge contracts, and we will seek to unwind the combined company's hedge position when economically attractive. Nonetheless, the combined company will retain a gold hedging position at the outset. If the gold price rises above the price at which future production has been committed under these hedge instruments, we will have an opportunity loss. However, if the gold price falls below that committed price, New Newmont's revenues will be protected to the extent of such committed production.

  CURRENCY FLUCTUATIONS MAY AFFECT THE COSTS THAT WE INCUR.

   Currency fluctuations may affect the costs that we incur at our operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of our operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar can increase the costs of gold production in U.S. dollar terms at mines located outside the United States.

  GOLD MINING COMPANIES ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL LAWS AND REGULATIONS.

   Our exploration, production and processing operations are extensively regulated under various U.S. federal, state and local and foreign laws relating to the protection of air and water quality, hazardous waste management and mine reclamation. We have incurred current liabilities and may have potential future liability for environmental costs. Further, the regulatory environment for our operations could change in ways that would substantially increase our liability or the costs of compliance and that could have a material adverse effect on our operations or financial position.

  3.3 RISKS RELATED TO OUR OPERATIONS

   IN ADDITION TO THE RISKS RELATED TO THE GOLD MINING INDUSTRY GENERALLY, OUR OPERATIONS ARE ALSO SUBJECT TO THE FOLLOWING RISKS SPECIFIC TO US:

  OUR OPERATIONS OUTSIDE NORTH AMERICA AND AUSTRALIA ARE SUBJECT TO THE RISKS OF DOING BUSINESS ABROAD.

   Exploration, development and production activities outside of North America and Australia are potentially subject to political and economic risks, including:

    .  cancellation or renegotiation of contracts;

    . disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

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

    .  changes in foreign laws or regulations;

    .  changes in tax laws;

    .  royalty and tax increases or claims by governmental entities;

    .  retroactive tax or royalty claims;

    .  expropriation or nationalization of property;

    .  currency fluctuations (particularly in countries with high inflation);

    .  foreign exchange controls;

    . restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

    . import and export regulations, including restrictions on the export of gold;

    .  restrictions on the ability to pay dividends offshore;

    .  environmental controls;

    . risks of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism; and

    . other risks arising out of foreign sovereignty over the areas in which our operations are conducted.

   Consequently, our exploration, development and production activities outside of North America and Australia may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from such activities, we may be subject to the exclusive jurisdiction of courts outside North America or Australia or may not be successful in subjecting persons to the jurisdiction of the courts in North America or Australia, which could adversely affect the outcome of a dispute.

   We have substantial investments in Indonesia, a nation that since 1997 has undergone financial crises and devaluation of its currency, outbreaks of political and religious violence, changes in national leadership and the secession of East Timor, one of its former provinces. Despite democratic elections in 1999, a change in government occurred in late July 2001, and civil unrest, independence movements and tensions between the civilian government and the military continue. These problems heighten the risk of abrupt changes in leadership or in the national policy toward foreign investors, which in turn could result in unilateral modification of concessions or contracts, increased taxation, or expropriation of assets.

   In October 2000, Peru's President, Alberto Fujimori, resigned as a result of various revelations and accusations relating to his national security advisor Vladimiro Montesinos. An interim government was appointed, and elections for a new president and Congress were held in April 2001, with run-off elections for the presidency held in June 2001. During the last two years, Minera Yanacocha, a gold mine which Newmont owns, has been the target of numerous local political protests, including ones that blocked the road between the Yanacocha mine complex and the city of Cajamarca. New Newmont cannot predict whether these incidents will continue, nor can it predict the new government's continuing positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation.

  WE INCUR COSTS TO COMPLY WITH ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS, AND REMEDIATION COSTS FOR FEDERAL SUPERFUND LAW LIABILITIES MAY EXCEED THE PROVISIONS WE HAVE MADE.

   We have conducted extensive remediation work at two inactive sites in the U.S. as a result of liability under the U.S. Superfund Law. At one of these two sites, remediation requirements have not been finally determined and the ultimate cost cannot be estimated with certainty. At a third site in the U.S., an inactive uranium mine and mill formerly operated by a subsidiary of Newmont, final remediation has not begun due to the failure to date of federal agencies to agree on a remediation plan. Newmont disputes its liability for remediation costs at this site.

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

The environmental standards that may ultimately be imposed at this site remain uncertain and there is a risk that the costs of remediation may exceed the provision Newmont's subsidiary has made for such remediation by a material amount.

   Whenever a previously unrecognized remediation claim becomes known or a previously estimated cost is increased, that amount of additional cost is expensed in the same period and this can materially reduce net income in that period.

   We also incur costs to comply with health and safety laws and regulations in each country where we operate.

  WE COULD HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS.

   If we complete the acquisition of both Normandy and Franco-Nevada, our level of indebtedness will increase. If we acquire Normandy and do not acquire Franco-Nevada, the net debt level of the combined company will be higher by approximately US$517 million (after transaction costs) than if we had acquired Franco-Nevada. See section 7.2, "Information about New Newmont--Pro forma financial information for New Newmont--Acquisitions of Normandy and Franco-Nevada," on page 86. This level of indebtedness could have important consequences on our operations, including:

    . we may need to use a large portion of the money we earn to repay principal and pay interest on our debt, which will reduce the amount of money available to finance our operations and other business activities;

    . our debt level may make us more vulnerable to economic downturns and adverse developments in our businesses and markets;

    . our debt level may reduce our flexibility in responding to changing business and economic conditions, including increased competition in our industry; and

    . our debt level may limit our ability to pursue other business opportunities, borrow money for operations or capital in the future or implement our business strategy.

   We expect to obtain the money to pay our expenses and to pay principal and interest on our debt from our cash flow and refinancings. Our ability to meet these requirements will depend on our future financial performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate. We cannot be certain that our future cash flow will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we do not have enough money to do so, we may be required to refinance all or part of our existing debt, sell assets or borrow more money. We cannot assure you that we will be able to do so on commercially reasonable terms, if at all.

  OCCURRENCE OF EVENTS FOR WHICH WE ARE NOT INSURED MAY AFFECT OUR CASH FLOWS AND OVERALL PROFITABILITY.

   We maintain insurance to protect ourselves against certain risks related to our operations. This insurance is maintained in amounts that are believed to be reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons. Occurrence of events for which we are not insured may affect our cash flows and overall profitability.

  OUR BUSINESS DEPENDS ON GOOD RELATIONS WITH OUR EMPLOYEES.

   We will have a significant number of employees subject to collective bargaining agreements. The combined company may experience difficulties in integrating labor policies, practices and strategies. In addition, problems with or changes affecting employees of one company may affect relations with employees of one or both of the other companies. The process of combining our companies increases the risk of labor disputes, work stoppages, or other disruptions in production that could adversely affect the combined company.

  THE EARNINGS OF THE COMBINED COMPANY ALSO COULD BE AFFECTED BY THE PRICES FOR OTHER COMMODITIES.

   The revenues and earnings of the combined company also could be affected, to a lesser extent than by the price of gold, by the prices of other commodities such as copper and zinc.

  WE MAY NOT HAVE SATISFACTORY TITLE TO OUR PROPERTIES.

   The validity and ownership of mining property holdings can be uncertain and may be contested. Although we have attempted to acquire satisfactory title to our properties, some risk exists that some titles, particularly titles to undeveloped properties, may be defective. In addition, there are currently a number of pending native title or traditional landowner claims relating to certain of Normandy's properties in Australia.

4  REASONS FOR AND BACKGROUND TO THE TRANSACTIONS

   The material in this section (other than that relating to Newmont) is based on publicly available information about Normandy and information about Normandy referred to in section 9 of this offer document, and public information about Franco-Nevada.

  4.1 REASONS FOR THE TRANSACTIONS

   We are making the offer to facilitate the creation of what we believe will be the premier global gold company. We have determined to pursue the acquisition of each of Normandy and Franco-Nevada because we believe that the enhanced benefits outlined below will arise from the combination of their respective businesses with ours. Our offer for Normandy is not conditional on the acquisition of Franco-Nevada, but the acquisition is conditioned upon, among other things, our acquisition of a relevant interest in at least 50.1% of Normandy. While we fully expect that we will complete the acquisition of Franco-Nevada, it is possible that the conditions to that acquisition will not be satisfied or waived. There can be no assurance that we will be successful in completing the acquisition of Franco-Nevada even if we acquire a relevant interest in at least 50.1% of Normandy Shares. If we do not acquire Franco-Nevada, the expected benefits of the transaction and their magnitude will be reduced; however, there would still be benefits realized from a combination of Newmont and Normandy. This matter is dealt with in item 4.2 of this section, which outlines the benefits that we expect to result from the combination of Newmont and Normandy alone.

   Our goals in pursuing each of these transactions are to:

      (1) be the leading global gold investment vehicle, founded on a belief in gold's intrinsic, long-term value and its relevance to a balanced portfolio, and

      (2) deliver consistent and superior shareholder returns.

   To achieve these goals, New Newmont will draw on the complementary operating and management skills of each of Newmont, Normandy and Franco-Nevada with the intention of building a company with stable, profitable operations, a broad and balanced portfolio of development opportunities, a strong balance sheet and dedication to providing investors with the most leverage to a rising gold price.

   We will provide the combined company a global operating base, a record of successful project development and a strong investor base focused on returns from gold. Normandy will contribute a significant portfolio of development projects and a solid operating platform that is complementary to our global operations. Franco-Nevada will contribute a valuable portfolio of mineral royalties and investments, a strong balance sheet and a management team with a successful track record in resource merchant banking.

   FORWARD-LOOKING STATEMENTS

   We believe that the inclusion of financial forecasts would be unduly speculative and potentially misleading for Normandy shareholders, particularly due to the effect that variations in the price of gold and exchange rates may have on future earnings performance. This uncertainty is exacerbated by the current level of uncertainty surrounding the global economy and financial markets generally.

   In making this determination, we have taken into account the facts that Newmont's, Normandy's and Franco-Nevada's shares have been listed on securities exchanges around the world for some time and that international practice is not to give forecasts of financial performance where there is uncertainty of outcome.

   The statements made in this offer document about the anticipated impact the combination of Newmont, Normandy and Franco-Nevada, or Newmont and Normandy may have on the combined results of operations, as well as the benefits expected to result from the combination, are forward-looking statements. Newmont's operations (and those of Normandy and Franco-Nevada) and financial performance are subject to numerous risks.

As a result, New Newmont's actual results of operations and earnings, as well as the actual benefits of the combination, may differ significantly from these estimates in respect of timing, amount or nature and may be never achieved. For a more detailed discussion of risks involving New Newmont that may affect results of operations, earnings, and expected benefits of the combination, see section 3, "Risk factors."

   PRODUCTION AND RESERVES

   New Newmont will be the industry leader in gold production and gold reserves:

   New Newmont will have interests in 22 mines on five continents, including preeminent land positions in world-class gold districts in Nevada, Australia and Peru and a unique and diversified portfolio of development and exploration projects.

   New Newmont will have estimated combined 2001 production of 8.2 million ounces (largest in the industry by approximately 34%), including production attributable to Franco-Nevada and Franco-Nevada's anticipated interest in Echo Bay, a 52% increase over our estimated 2001 production of 5.4 million ounces. Approximately 70% of the production (41% in the US, 25% in Australia and 5% in Canada) will be in countries rated "AAA" by Standard & Poor's local currency credit rating. Since 1996 we have reduced our cash costs of production from US$220 per ounce to US$183 per ounce (as estimated for 2001).

   New Newmont will have estimated combined reserves (based on latest public filings) of 97 million ounces (largest in the industry by approximately 23%), including reserves attributable to Franco-Nevada and Echo Bay, a 46% increase over our reserves of 66.3 million ounces. Over 60% of the combined company's reserves (39% in the US, 18% in Australia and 4% in Canada) will be in countries rated "AAA" by Standard & Poor's local currency credit rating.

   Approximately 300,000 ounces of 2001 production, and approximately 2.2 million ounces of reserves, are attributable to Franco-Nevada's anticipated interest in Echo Bay. As detailed in section 7.1, "Information about New Newmont--General description of New Newmont's operations--Investments" on page 79, Franco-Nevada's acquisition of an equity interest in Echo Bay is subject to the approval of Echo Bay shareholders and is conditional on regulatory approvals.

   The size and diversification of these world-class assets and their balanced political risk profile will better position New Newmont to develop its attractive exploration properties around the world and will serve as an excellent platform for future growth.


   EXPLORATION AND DEVELOPMENT

   New Newmont will have several advanced gold projects in its portfolio of assets. It will have the flexibility to optimize the development of these projects based on project economics, political risk and free cash flow profiles.

   The following table sets out certain information with respect to New Newmont's principal development projects:

                                                      %     ESTIMATED EQUITY RESERVES
PROJECT                               LOCATION    OWNERSHIP          (MM/OZ)
-------                               --------    --------- -------------------------
Leeville                            Nevada, USA      100               3.0
Twin Creeks South                   Nevada, USA      100               1.9
Gold Quarry Expansion               Nevada, USA      100               3.0
Phoenix                             Nevada, USA      100               6.0
Yanacocha Sulfides & covered oxides Peru, S.A.      51.35              (a)
Boddington Expansion                Australia       44.4               4.9
Martabe                             Indonesia        90                (a)
Yamfo-Sefwi                         Ghana, Africa    90                3.3
Akim                                Ghana, Africa    80                (a)

   -----
   (a) Not included in Proven and Probable Reserves, but in Mineralized
       Material.

   New Newmont would have a 2002 exploration and research budget of approximately US$75 million. It is expected that approximately 70% would be applied to near-mine and regional exploration in existing districts, plus work on advanced exploration and development projects in Indonesia and West Africa, and approximately 30% on the worldwide search for new reserve opportunities outside current operating districts, acceleration of select programs having positive results, and on metallurgical research, operational optimization studies and project evaluation.

   POTENTIAL COST SAVINGS AND SYNERGIES

   New Newmont expects to realize from the combination of Newmont, Normandy and Franco-Nevada approximately US$70 million to US$80 million in after-tax synergies for the first full year, increasing to approximately US$80 million to US$90 million a year by the second full year. Newmont has a strong track record of delivering on synergy expectations based on previous acquisition experience.

   RATIONALIZATION OF CORPORATE OVERHEAD AND EXPLORATION AND DEVELOPMENT BUDGETS. New Newmont expects to generate significant savings by consolidating various functions (including selected corporate services and establishment of a global exploration team), eliminating redundant functions and prioritizing exploration efforts across the worldwide portfolio. It is expected that an estimated US$30 million of synergies will be realized through an estimated US$10 million benefit from exploration and development synergies and a further estimated US$20 million in general and administrative savings.

   REALIZATION OF OPERATING EFFICIENCIES. New Newmont's mining operations will benefit from the application of Newmont's Gold Medal Performance program, the sharing of best operating practices across a large and diverse portfolio of operations and eliminating duplicative activities. The Gold Medal Performance program focuses on improving operating efficiencies, time management and employee productivity, input and communication, and has been a key element in Newmont's ability to reduce operating costs.

   REDUCTIONS IN OPERATIONS/PROCUREMENT COSTS, INTEREST SAVINGS AND TAX BENEFITS. New Newmont will realize approximately US$15-20 million benefits from general operating improvements and from economies of scale in purchasing, operating supplies and capital equipment along with savings from the operation of mines in close proximity to Newmont's existing mines. New Newmont will benefit from increased operating efficiencies and increased economies of scale in managing global procurement of equipment and operating supplies through centralized and coordinated purchasing, including use of Newmont's electronic marketplace connection, utilization of global supply agreements with key vendors, and sharing of surplus equipment among a larger portfolio of operations.

   The transactions will also allow a financial restructuring of the combined company. New Newmont will use its cash to repay current and maturing debt, resulting in further interest savings. With a more modestly geared balance sheet and substantially improved cash flows, the possibility exists for New Newmont to improve, perhaps significantly, its credit rating thereby realizing savings in financing costs.

   We also expect that New Newmont will be able to achieve substantial tax savings through the utilization of the tax attributes of each company.

   FINANCIAL STRENGTH AND FLEXIBILITY

   Following the combination of Newmont, Normandy and Franco-Nevada, Newmont's net debt to net book capitalization will be approximately 23%, compared to approximately 41% for us on a stand-alone basis.

   New Newmont will benefit from the free cash flow generated by Franco-Nevada's royalty stream and low cash cost operations that, together with an improved balance sheet, will provide New Newmont with the ability to pursue growth while continuing to reduce overall debt.

   New Newmont will help manage financial risk by preserving and growing Franco-Nevada's royalty business, which will serve as a natural hedge in the event of a low gold price environment. New Newmont will also capitalize on the investment skill and expertise of Franco-Nevada's management through a merchant banking unit, which is expected to have the opportunity for growth by taking advantage of our processing technologies and the New Newmont's vast land package.

   The size and scope of New Newmont's holdings and the strength of management will afford a significant opportunity for strategic industry rationalization. If 100% of Normandy is acquired New Newmont will review opportunities to further rationalize its asset base through the consolidation of separately held and managed assets and the sale or disposal of lower margin or non-core operations.

   LEVERAGE TO GOLD PRICE

   We have a strong belief in the long-term value of gold. New Newmont intends to continue Newmont's "no-hedging" philosophy, creating the gold industry's largest unhedged, uncommitted reserve base of approximately 85 million ounces. The largely unhedged reserve base will offer shareholders the opportunity to benefit from New Newmont's substantial leverage to gold (although this strategy also increases the exposure to a fall in the gold price). New Newmont's annual pre-tax cash flow is estimated to increase by US$162 million for every US$25 per ounce increase in the price of gold (this is the largest exposure in the industry by approximately 80%). Over time, New Newmont plans to opportunistically unwind the current Normandy hedge book (currently at 10.4 million ounces, exclusive of TVX Normandy) to further its upside potential from increases in the price of gold.

   BOARD OF DIRECTORS AND MANAGEMENT

   New Newmont's board of directors will initially consist of 17 members, including the current 12 directors of Newmont, the two Co-Chief Executive Officers of Franco-Nevada (Messrs. Seymour Schulich and Pierre Lassonde), one additional nominee from the board of Franco-Nevada, and two nominees from the board of Normandy. Mr. Champion de Crespigny willl be invited to fill one of the Normandy positions.

   Wayne W. Murdy will serve as Chairman and Chief Executive Officer of New Newmont and Pierre Lassonde will serve as its President.

   New Newmont's combined management expects to employ best practices and personnel, focusing on core mining operations, reducing costs and applying the latest innovations and technology to increase cash flows from operations and effectively develop new opportunities. The combined management of the three companies will bring an array of expertise and skills to the combined company, such as:

    . GLOBAL DEVELOPMENT. Newmont's and Normandy's strength in global operations and mine development, exploration and Newmont's gold processing technology skills.

    . MERCHANT BANKING. Franco-Nevada's corporate development skills and expertise in the management of royalty assets and investments.

    . MERGER INTEGRATION. Newmont's proven ability to successfully integrate acquisitions and deliver synergies on schedule.

   GROWTH

   Newmont intends to use its experience in the discovery, evaluation, development and operation of large, sophisticated mining operations to:

      (1) Continually optimize returns from existing core operations.

      (2) Pursue rational and effective development of Normandy's portfolio of development projects.

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

      (3) Enhance and grow its operations and project pipeline through strategic and opportunistic high-quality asset and equity acquisitions, and aggressive, worldwide exploration.

      (4) Maintain a geographically and politically diverse group of mining operations.

   MARKET LIQUIDITY

   New Newmont will have significant capital market scale, providing global trading liquidity to investors. With an expected equity value of approximately US$8 billion, and listings on the NYSE and expected listings on the ASX and TSE, New Newmont investors will benefit from enhanced trading volume, expected to be the largest in the gold sector with approximately US$62 million in average daily trading volume (based on historic trading of Newmont, Normandy and Franco-Nevada) and increased stockholder diversity. New Newmont will also be a member of the S&P 500 index, one of the world's leading trading indexes and will pursue inclusion in key ASX indices as well.

4.2 EFFECT OF A TRANSACTION WITHOUT FRANCO-NEVADA

   While Newmont believes that it will complete the acquisition of Franco-Nevada, it is possible that the conditions to that acquisition will not be satisfied. Consequently, it is possible that we may succeed in acquiring Normandy but fail to acquire Franco-Nevada.

   Although the inability to acquire Franco-Nevada will prevent New Newmont from realizing all of the benefits that would arise from a combination of the three companies as described above, New Newmont would still expect to achieve benefits from the combination of Newmont and Normandy alone. New Newmont would be the premier unhedged gold investment vehicle.

COMBINED PRODUCTION AND RESERVE ESTIMATES WOULD NOT BE MATERIALLY DIFFERENT

   A combination of Newmont and Normandy alone would not result in material changes to the production and reserve figures set forth in section 7.1. Newmont/Normandy would have had estimated combined 2001 production of 7.9 million ounces (largest in the industry) and estimated combined reserves (based on latest public filings) of 92.7 million ounces (again, the largest in the industry), based on latest public filings.

   Newmont/Normandy would still have 22 mines on five continents and the industry's largest land package. The absence of Franco-Nevada would not affect the balance of the new company's political risk profile, with approximately 70% of combined production and approximately 60% of its combined reserves in countries rated "AAA" by Standard & Poors local currency credit rating.

   Newmont/Normandy also would expect to be a low cash cost producer. For the twelve months ended September 30, 2001, the combined average cash cost of production would have been US$173 per ounce.

STRONG MANAGEMENT

   If the Normandy transaction is completed but the Franco-Nevada transaction is not, the board of directors initially will consist of 14 members, including the current 12 directors of Newmont, and two nominees from the board of Normandy. Mr. Champion de Crespigny will be invited to fill one of the Normandy positions.

   Wayne W. Murdy will serve as Chairman, President and Chief Executive Officer of the company.

   Newmont/Normandy will draw on the complementary operating and management skills of the two companies to build an integrated enterprise based on stable, profitable operations, a broad and balanced portfolio of investment opportunities, a sustainable balance sheet and dedication to providing investors with the most leverage to a rising gold price. Newmont's track record of exploration success, technical expertise and project development matches well with Normandy's success in identifying and operating properties in the region, and the combined enterprise will benefit from the sharing of best practices and knowledge among the two companies.

MARKET LIQUIDITY

   A combined Newmont/Normandy would have significant capital market scale, and would provide global trading liquidity for investors. With an expected market equity value of approximately US$5.6 billion, and listings on the NYSE and ASX, investors in a combined Newmont/Normandy will benefit from enhanced trading volume and increased stockholder diversity. The combined Newmont/Normandy also would be a member of the S&P 500 index and would pursue inclusion in key ASX indices.

CAPITAL STRUCTURE AND FINANCIAL FLEXIBILITY

   Newmont/Normandy alone would have a ratio of net debt to book capitalization of approximately 39% compared to approximately 41% for us on a stand-alone basis. Absent the acquisition of Franco-Nevada, the combined Newmont/Normandy would not have the benefit of Franco-Nevada's royalty income stream or cash balance and would have a substantial amount of debt. It is unlikely, without Franco-Nevada, that Newmont/Normandy would be able to pursue its growth objectives as aggressively, or be able to immediately improve its credit rating.

   We expect that Newmont/Normandy would focus on improving its financial strength and flexibility by taking advantage of the new company's scale, broad project portfolio and global operating experience to reduce its cash costs of production and increase free cash flow from operations. It also would focus attention on rationalizing its asset base and disposing of non-core assets. Cash raised as part of that process and from operations would be used to further reduce the debt of the combined company.

POTENTIAL COST SAVINGS AND SYNERGIES

   Synergies with respect to the rationalization of corporate overhead and exploration and development budgets, operating efficiencies and reductions in procurement costs would remain largely unaffected by the absence of Franco-Nevada. The ability of a combined Newmont/Normandy to repay debt and realize interest savings would be significantly reduced. Further, most of the tax savings could not be achieved, as most of the tax synergies are attributable to the combination of the three companies.

   A combined Newmont/Normandy would expect to realize approximately US$40 million to US$45 million in after tax synergies in the first full year, increasing to US$45 million to US$50 million a year by the end of the second full year. The synergies will come primarily from rationalization of corporate overhead and exploration and development budgets, rationalization of operating efficiencies and reductions in procurement costs. Again, Newmont has a strong track record of delivering on synergies.

LEVERAGE TO GOLD PRICE

   The absence of Franco-Nevada would not change Newmont's belief in the long-term value of gold or its desire to continue Newmont's "no-hedging" philosophy. Without Franco-Nevada, a combined Newmont/Normandy would still have the industry's largest unhedged reserve base of approximately 83 million ounces, and it would still propose to opportunistically unwind Normandy's hedge book over time, giving shareholders the same opportunity to benefit from the company's substantial leverage to gold.

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  4.3 BACKGROUND TO THE TRANSACTIONS

   From time-to-time in recent years, Newmont has considered acquisitions of other gold mining companies as opportunities in the industry presented themselves. In January 2001, Newmont completed its acquisition of Battle Mountain Gold Company in a stock-for-stock merger involving the issuance of Newmont common shares in a transaction accounted for as a pooling of interests for financial reporting purposes. As a result of this merger, Newmont acquired Australian operations.

   In the ordinary course of business, Newmont, Franco-Nevada and Normandy attend industry conferences where members of senior management will occasionally discuss strategic opportunities potentially available in the industry. Newmont and Franco-Nevada had a limited business relationship (related primarily to Franco-Nevada's royalty interests in Newmont's Deep Post and Deep Star properties) prior to entering into discussions regarding the transactions; Newmont had contact with Franco-Nevada pertaining to royalties held by Franco-Nevada on some of Newmont's peripheral lands in the Carlin trend. Newmont and Normandy also had limited prior business relationships, primarily related to the Pajingo joint venture.

   In May 2001, at a gold mining conference in Ireland, members of senior management of Franco-Nevada and Newmont met and discussed the general state of the gold mining industry and general corporate philosophy, including hedging philosophies and approaches. There were no discussions at the conference regarding a possible business combination involving the two companies or Normandy.

   In June and July 2001, senior management of Newmont and Franco-Nevada had several conversations concerning the general state of the industry.

   In late August 2001, Mr. Wayne W. Murdy, Newmont's Chief Executive Officer and President, received a call from Mr. Pierre Lassonde, Franco-Nevada's President and Co-Chief Executive Officer, suggesting a meeting to discuss a potential business opportunity that Franco-Nevada was then working on. This meeting concerned an exploratory discussion of possible Nevada operating synergies that might result from Franco-Nevada's investment in Echo Bay Mines.

   On September 5, 2001, AngloGold, a South African mining company, announced its intention to make an offer to acquire all of the issued Normandy shares on the basis of 2.15 AngloGold shares for each 100 Normandy shares, subject to a minimum of 50.1% of the Normandy Shares being deposited in acceptance into AngloGold's bid and other conditions. The AngloGold bid was announced without prior consultation with Franco-Nevada which, together with its subsidiary Franco-Nevada Mining Corporation, Inc., owns approximately 19.9% of the Normandy shares issued and outstanding.

   On September 6, 2001, Mr. Murdy had a discussion with the Co-Chief Executive Officers of Franco-Nevada, where the decision was made to schedule a meeting for September 11, 2001 to discuss in general terms the possibility of a transaction involving Newmont, Normandy and Franco-Nevada. Several members of Newmont's management were planning to go to Toronto on September 11, 2001, to meet with Franco-Nevada's Co-Chief Executive Officers. As a result of the terrorist acts in New York City and Washington, D.C. on September 11, this meeting did not take place. Between September 11 and September 20, Mr. Murdy and Mr. Lassonde had several conversations concerning the possibility of a three-way transaction as well as the impact on the industry of the events that took place on September 11, 2001.

   Mr. Murdy and Mr. Lassonde spoke on September 20 and, in that conversation, Mr. Lassonde expressed his frustration with the "move" that AngloGold had made on Normandy and his belief that there was substantial upside to the Normandy asset portfolio, which Franco-Nevada had hoped to participate in bringing to all Normandy shareholders.

   In September 2001, National Bank Financial began providing advice to Franco-Nevada with respect to a possible transaction with Newmont. On October 1, 2001, Franco-Nevada formally engaged National Bank

Financial to act as its financial advisor in connection with a possible transaction with Newmont. In addition, CIBC World Markets was engaged as a special advisor to Franco-Nevada with respect to due diligence relating to Newmont.

   In September 2001, Newmont contacted J.P. Morgan for assistance in analyzing the potential acquisition of Normandy and, possibly, Franco-Nevada. Subsequently, Newmont entered into an engagement letter with J.P. Morgan as its financial advisor; Goldman Sachs & Co. also was retained by Newmont as financial advisor.

   On September 25, 2001, two senior executives of Newmont spoke with Franco-Nevada's Co-Chief Executive Officers about the relative position of each company in the industry, their shared belief in the value of gold and the responsibility of gold executives to deliver value to shareholders. They also spoke about the potential to "unlock value" through industry rationalisation and consolidation. On September 25, 2001, Newmont and Franco-Nevada entered into a mutual confidentiality agreement and the two companies began to exchange due diligence information. In the case of Franco-Nevada, the information exchanged did not include information Franco-Nevada had obtained concerning Normandy in connection with the transaction by which Franco-Nevada had become a substantial Normandy shareholder.

   On September 26, 2001, representatives of AngloGold met in Toronto with senior management of Franco-Nevada concerning AngloGold's bid for Normandy.

   On September 28, 2001, four senior Newmont executives had a lengthy conversation with senior representatives of Franco-Nevada about Franco-Nevada's business plans, Normandy (in very general terms), Franco-Nevada's plans for Echo Bay, industry rationalization and the potential for value creation, as well as perceptions of relative asset values among Franco-Nevada and Newmont.

   On September 30, 2001, Mr. Murdy had a meeting with Mr. Seymour Schulich, Co-Chief Executive Officer of Franco-Nevada, where the possibility of a transaction was discussed, as well as possible approaches to Normandy.

   At the beginning of October 2001, representatives of Newmont, Franco-Nevada and Normandy attended the Mining Investment Forum (an annual conference for gold investors held in Denver, Colorado) during which the various meetings and discussions described below occurred.

   On October 1, 2001, as a follow-up to the September 30th discussions, Newmont senior executives met with Franco-Nevada's Co-Chief Executive Officers, at which meeting Messrs. Schulich and Lassonde provided Newmont certain materials prepared by Franco-Nevada's investment banker, National Bank Financial, which described the merits of a possible three-way transaction involving Newmont, Normandy and Franco-Nevada. The executives also discussed different potential strategies to approach Normandy.

   Also on October 1, 2001, representatives of Newmont met with Mr. Robert Champion de Crespigny, Normandy's Chairman and Chief Executive Officer, in Denver. The meeting was arranged by Newmont at the request of representatives of Franco-Nevada. Prior to this meeting, Normandy was not made aware of the proposed September 11th meeting or of any of the subsequent meetings and conversations involving Franco-Nevada and Newmont prior to the October 1st meeting. Mr. Murdy began the October 1st meeting by stating that Newmont was interested in exploring the possibility of a three-way transaction involving Newmont, Normandy and Franco-Nevada. At that meeting, Mr. Champion de Crespigny indicated that while the AngloGold bid represented a premium to Normandy's currently depressed stock price, it was his preliminary view that it did not reflect Normandy's fair value if compared with the value offered by Barrick for Homestake Mining (the most recent comparable transaction, in his view). He further indicated that Normandy's board had not yet made any recommendation to Normandy shareholders with respect to the AngloGold bid. Mr. Champion de Crespigny indicated that Normandy's board would honor its fiduciary responsibilities should another qualified bidder express an interest in Normandy, but the board was not then soliciting other bids, nor was it then prepared to permit due diligence.

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

   On October 2, 2001, Mr. Murdy and Mr. W. Durand Eppler, head of Newmont's corporate development group, again met with Normandy's Chief Executive Officer. During this meeting, they described Newmont's desire to be the industry leader. They expressed a potential interest in pursuing a transaction with Normandy, but made it clear that Newmont was not making an offer and that Newmont would only consider making an offer if it had the opportunity to undertake due diligence. No decisions were reached at the conclusion of the meeting but Mr. Champion de Crespigny emphasized that any Newmont proposal would need to be at a substantial premium to the current AngloGold bid and provided an indicative pricing hurdle that any Newmont proposal would need to pass. In a separate meeting with Mr. Lassonde, Newmont was advised that a bid for Normandy would have to be at a substantial premium to the AngloGold offer before the board of directors of Franco-Nevada would have an interest in pursuing a transaction involving its shares in Normandy.

   On October 3rd and October 4th (following Newmont's understanding of Mr. Champion de Crespigny's positions as raised at the October 2nd meeting), members of the senior management of Newmont, Franco-Nevada and Normandy engaged in preliminary discussions regarding a possible combination of the three companies and how that transaction could be structured. During these discussions, representatives of Franco-Nevada and Newmont also addressed the advantages and general terms of a potential transaction between Franco-Nevada and Newmont and between Normandy and Newmont. Newmont indicated that it was not prepared to consider a transaction that was not structured as an acquisition by Newmont of Normandy and Franco-Nevada, and Newmont indicated a strong desire for an all stock transaction. In addition, Newmont noted that as part of any transaction involving Newmont and Normandy, Newmont would require a binding commitment with respect to Franco-Nevada's shares in Normandy as well as a recommendation from the Normandy board regarding the proposed transaction. As a result of these discussions, Newmont determined that it would have to undertake a due diligence investigation of Franco-Nevada before it would be prepared to consider a transaction that would involve all three companies.

   During the week of October 8th, Newmont and Franco-Nevada commenced their respective due diligence investigations of each other. At that time, Newmont undertook due diligence in Reno and Toronto but was not provided with access to the due diligence that Franco-Nevada had done in connection with its investment in Normandy. In addition, representatives of Franco-Nevada and National Bank Financial met with Newmont management and representatives from JP Morgan to conduct due diligence on Newmont. Due diligence continued through the week of October 15th and thereafter.

   Also during the week of October 8th, representatives of Normandy met in Denver with representatives of Newmont and assisted Newmont in better understanding Normandy, its business and its operations.

   On October 12, 2001, members of Newmont's and Franco-Nevada's senior management, together with financial advisors from National Bank Financial and JP Morgan, met in Toronto to discuss further a possible transaction between Newmont and Franco-Nevada in the context of an acquisition of Normandy by Newmont. At this meeting, Newmont indicated its preliminary views with respect to a possible range of exchange ratios for Franco-Nevada and noted that Newmont was not prepared to consider a transaction involving Normandy and Franco-Nevada that would result in more than 50% share dilution for Newmont. At this meeting, no indication was given to Franco-Nevada of Newmont's transaction or bidding strategy for Normandy. On the basis of these meetings, the parties determined to continue discussions and to develop more specific terms for the proposed business combination.

   Late in the week of October 15, 2001, Franco-Nevada senior management met with representatives of Newmont in Denver to discuss due diligence, integration and employment issues in connection with a possible transaction. During these meetings, Newmont explored the commitment of Franco-Nevada's management to a possible transaction. Representatives of Franco-Nevada continued their due diligence investigation of Newmont and Franco-Nevada retained CIBC World Markets to assist Franco-Nevada in its ongoing due diligence investigation of Newmont.

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

   On October 17th, outside counsel to Newmont provided internal counsel to Normandy a draft form of mutual confidentiality agreement, which was dated October 18th and was discussed by the parties on October 18th and 19th.

   On October 19th, Newmont's board of directors was briefed regarding the possibility of a transaction and determined that it was appropriate for management to continue discussions with Franco-Nevada and initiate further discussions with Normandy. Following the board meeting, Mr. Murdy contacted Mr. Champion de Crespigny to advise him of the outcome of the Newmont board meeting and to outline preliminary views regarding transaction structure, relative values and the terms on which Newmont might be prepared to pursue a transaction for Normandy. Mr. Murdy indicated Newmont's willingness to pursue a potential transaction that would offer Normandy shareholders a significant premium to the offer from AngloGold, provided that Newmont was given the opportunity to conduct due diligence on Normandy and that due diligence confirmed Newmont's preliminary views on value. Following these conversations, the parties executed a mutual confidentiality agreement dated October 18, 2001, that had previously been provided to Normandy by Newmont and previously been discussed between the parties.

   On October 22, 2001, the board of directors of Franco-Nevada engaged in a lengthy discussion as to the potential merits of a business combination with Newmont and Normandy and received the preliminary results of management's due diligence investigation and other input from National Bank Financial.

   Newmont's due diligence team for Normandy began work in Australia on October 22, 2001 and continued working through mid-November. On October 31, 2001 members of Newmont's senior management, together with financial and legal advisors met with representatives of Normandy, Macquarie Bank and Allens, Arthur Robinson (Normandy's financial and legal advisers engaged in connection with the AngloGold bid and whose engagements had been extended to encompass the possible Newmont bid), to discuss prerequisites to Newmont making a bid for Normandy. Later that day, Mr. Murdy met with the outside directors of the board of Normandy on an informal basis. In addition, members of Newmont's senior management engaged in discussions with members of Normandy's management team.

   On November 6, 2001, representatives of senior management of Franco-Nevada and Newmont, together with their respective financial advisors and Newmont's U.S. and Canadian counsel, met in Denver in an effort to negotiate significant business issues and begin the process of drafting definitive documentation. These discussions continued in New York through to the execution of definitive documentation.

   The Newmont board of directors met on November 9, 2001 to be briefed on the status of the potential transactions. The Newmont board authorized management to continue to pursue the potential transactions with Normandy and Franco-Nevada. Following these discussions, the parties continued to work on the terms of definitive agreements for Newmont and Franco-Nevada that would provide for an exchange ratio of 0.80 shares of Newmont common stock for each share of Franco-Nevada. Newmont and Franco-Nevada also began negotiations of the terms of the lock-up agreement with respect to Franco-Nevada's shares in Normandy and Newmont began negotiating agreements with Messrs. Schulich and Lassonde with respect to their shares in Franco-Nevada. These negotiations continued until the execution of definitive agreements.

   On November 12, 2001, the board of directors of Franco-Nevada received presentations from senior management and from its financial advisors as to the results of the due diligence examination of Newmont, a presentation from senior management on the results of the negotiation of the Arrangement Agreement, a presentation from National Bank Financial and reviewed the terms and conditions of the Arrangement Agreement. Following discussion by the board of directors, those directors who are management of Franco-Nevada (Seymour Schulich, Pierre Lassonde and M. Craig Haase) withdrew from the meeting. The board of directors of Franco-Nevada then voted to approve the proposed transactions with Newmont, subject to satisfactory completion of the definitive agreements.

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

   Also on November 12, 2001, the Newmont board of directors met in New York to consider the proposed transactions. At this meeting, the Newmont board was advised of the results of Newmont's due diligence investigation of Franco-Nevada and Normandy. Newmont's financial and legal advisors also participated in the meeting. At the conclusion of this meeting, the Newmont board authorized senior management to make a proposal to Normandy that Mr. Murdy communicated to Mr. Champion de Crespigny on behalf of the Normandy board of directors. Normandy was informed that Newmont would only proceed with a transaction if the Normandy board agreed to recommend the transaction and if Normandy would enter into a Deed of Undertakings which would provide for a customary "break" fee payable upon the occurrence of certain specified events, as well as a security bond with respect to the break fee. Following discussions with members of the Normandy board of directors, Mr. Champion de Crespigny informed Mr. Murdy that Newmont's proposal would not be sufficient to receive the support and recommendation of the Normandy board of directors.

   Beginning around November 8, 2001, first drafts of the Deed of Undertaking were presented to Normandy and its legal advisers to consider and negotiate in anticipation of Newmont making a formal proposal to Normandy. Over the next four days there was considerable intense negotiation over the terms of the Deed of Undertaking and particularly the break fee which culminated in the negotiation of the Second Deed of Undertaking to be entered into if Newmont came forward with a proposal acceptable to Normandy's board.

   On November 13, the Newmont board of directors again met in New York and authorized Mr. Murdy to make a new proposal to Normandy. Subject to the Normandy board agreeing to support the transaction and agree to Newmont's terms, the Newmont board of directors authorized the transactions and the related agreements, including the Deed of Undertaking and the Second Deed of Undertaking with Normandy, the Arrangement Agreement, the Normandy Lock-up Agreement, the lock-up agreements and escrow agreements with Messrs. Lassonde and Schulich, as well as related agreements and other related matters.

   Negotiations between Newmont and Normandy with respect to the Normandy Deeds of Undertaking continued throughout November 13, 2001, New York time. As a result of these negotiations, Newmont proposed an exchange ratio of 0.0385 shares of Newmont common stock plus a payment of an additional A$0.05 per share if Newmont received acceptances for at least 90% of the Normandy shares and a necessary ASIC modification. The Normandy board of directors then met to consider the proposed transaction. Subject to their fiduciary duties, the Normandy board of directors approved and agreed to recommend that Normandy shareholders accept Newmont's offer and reject the offer from AngloGold. The terms of the transactions were publicly announced in a joint press release issued in New York on Wednesday, November 14, 2001, prior to the opening of trading on the Toronto and New York Stock Exchanges. The transaction was announced concurrently by Normandy in Australia at approximately 10:30 p.m. on November 14, 2001 (resulting in Normandy's announcement being made available in Australia before the opening of trading on November 15, 2001).

   On November 19, 2001, Normandy released its target statement in response to the AngloGold offer. Normandy's target statement details reasons why Normandy shareholders should reject the AngloGold offer and includes an Independent Experts Report by Grant Samuel. This document may be obtained from Normandy.

   On November 29, 2001, AngloGold announced that it was increasing its offer by adding a cash payment of A$0.20 per share (subject to AngloGold shareholder approval) and declared that its offer was free of defeating conditions. In response to the revised AngloGold bid, Newmont advised Mr. Champion de Crespigny by telephone and issued a press release saying it was reviewing the revised AngloGold offer and that Newmont would respond in due course.

   Following the announcement by AngloGold on November 29, 2001, Newmont updated Franco-Nevada regarding Newmont's proposed acquisition of Normandy as the acquisition of Franco-Nevada is conditional upon (among other things) Newmont acquiring a relevant interest in at least 50.1% of the Normandy Shares, although no approval by Franco-Nevada was required for Newmont to increase its bid for Normandy.

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   On December 3, 2001, Normandy issued a press release stating, among other things: "Given the interest in Normandy from two bidders and the extension of AngloGold's offer period, the Normandy board believes it is premature for it to make any recommendation on whether or not to accept the revised AngloGold offer at this time." Normandy advised its shareholders that they should do nothing until they received a formal recommendation from the Normandy board, which they indicated would be issued no later than December 13, 2001.

   At a board meeting held on December 3, 2001, the Normandy board of directors asked Mr. Champion de Crespigny to offer to meet with both Mr. Murdy and AngloGold's Chief Executive Officer over the next few days. As a result, on December 4, 2001 and again on December 6, 2001, Mr. Murdy met with Mr. Champion de Crespigny in Denver to discuss the circumstances involving Normandy and the revised AngloGold bid, as well as Mr. Champion de Crespigny's views with respect to a possible response by Newmont. On December 5, 2001, Mr. Champion de Crespigny met with the Chief Executive Officer of AngloGold in New York.

   On Friday, December 7, 2001, the Newmont board of directors met to review the situation and authorized Newmont management to increase its bid for Normandy by A$0.35 in cash, subject to a recommendation by the Normandy board of directors of the revised bid. Also on December 7, 2001, the board of directors of Franco-Nevada met and indicated that they would support an increase by Newmont in its bid for Normandy, although no approval by the Franco-Nevada board was required for Newmont to proceed with its revised bid. On December 8, 2001, Mr. Murdy telephoned Mr. Champion de Crespigny to indicate that Newmont would be prepared to revise its bid for Normandy if such revised bid would receive the recommendation of the Normandy board of directors.

   On December 9, 2001, in Australia, representatives of Newmont and Normandy negotiated the terms of the Third Deed of Undertaking and on December 10, 2001, the Normandy board of directors approved the revised transaction and the Third Deed of Undertaking was executed. Newmont's revised bid of 0.0385 Newmont common shares plus A$0.40 in cash for each Normandy share was publicly announced on December 10, 2001 in Australia. Payment by Newmont of the cash consideration was no longer conditioned upon achievement of 90% acceptance by the Normandy shareholders. Subject to their fiduciary duties, the Normandy board of directors approved and agreed to recommend that Normandy shareholders accept Newmont's revised offer and therefore reject the revised offer from AngloGold.

   On December 13, 2001, Normandy released its supplementary target statement in response to the revised AngloGold offer. Normandy's supplementary target statement details reasons why Normandy shareholders should reject the revised AngloGold offer and includes an analysis of the risks of the revised AngloGold offer and the proposed Newmont offer. This document may be obtained from Normandy.

   In connection with Newmont's bid for Normandy, AngloGold has made a number of applications to the Australia Takeovers Panel, none of which have prevailed to date.

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

5 TERMS OF THE OFFER

  5.1 OUR OFFER

      (a) We offer, upon the terms and subject to the conditions of the offer, to acquire all of your ordinary shares of Normandy (including shares represented by Normandy ADSs).

      The consideration offered is 3.85 shares of our common stock for every 100 ordinary shares of Normandy (including shares represented by Normandy
   ADSs). In addition, we will pay in cash an additional A$0.40 for each of your ordinary shares of Normandy (including shares represented by Normandy
   ADSs), or the U.S. dollar equivalent thereof for holders outside Australia.

      (b) If you have a registered address in the Normandy shareholder register in the United States or Canada, you will receive your share consideration in the form of our common stock (to be traded primarily on the NYSE). If you have a registered address in the Normandy shareholder register outside the United States and Canada, you will be offered your share consideration in the form of Newmont CDIs (to be traded on the ASX). Ten Newmont CDIs will be issued for each share of our common stock to which you otherwise would be entitled to receive by accepting this offer.

      If you have a registered address in the Normandy shareholder register outside Australia and its external territories, and Newmont has not determined that the making or accepting of the offer would be in compliance with the laws of that jurisdiction, you will not receive or be entitled to receive Newmont CDIs. Instead, you are offered and you will receive the cash proceeds of a sale, on Newmont's behalf, on the open market of Newmont CDIs to which you otherwise would have been entitled.

      Whatever form of share consideration you receive, it will be equivalent to 3.85 shares of our common stock for every 100 of your ordinary shares of Normandy (including shares represented by Normandy ADSs).

      In addition, whatever form of share consideration you receive, you will also receive in cash A$0.40 for each of your ordinary shares of Normandy (including shares represented by Normandy ADSs), or the U.S. dollar equivalent thereof for holders outside Australia.

      If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within Australia, you will receive your cash consideration in Australian dollars. If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within any other jurisdiction (including the United States and Canada), you will receive your cash consideration in U.S. dollars. If you are to receive payment in U.S. dollars, we will convert the Australian dollar sum into U.S. dollars using the noon buying rate, as published by the Federal Reserve Bank of New York, on the date payment is made to you.

      Payment of the cash consideration will be made by check posted to you at your risk by ordinary mail at the address provided on your Acceptance Form or ADS Letter of Transmittal.

      You may receive only one form of share consideration with respect to your ordinary shares of Normandy (including shares represented by Normandy ADSs) as to which the offer has been accepted.

      Under no circumstances will interest be paid on your cash consideration, regardless of any delay in remitting such consideration to you.

      Further details about this can be found in section 5.11, "--Payment of consideration" on page 57.

      (c) If you hold ordinary shares of Normandy other than in multiples of 100 ordinary shares of Normandy (or the equivalent represented by Normandy
   ADSs), you can still accept the offer and you will be entitled to (1) a pro rata entitlement to Newmont shares (in the form of shares of our common stock or Newmont CDIs) based on the ratio of 3.85 shares of our common stock for every 100 of your ordinary shares of Normandy (or the equivalent represented by Normandy ADSs) and (2) cash of A$0.40 for each of

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   your ordinary shares of Normandy (including shares represented by Normandy
   ADSs), or the U.S. dollar equivalent thereof for holders outside Australia. In either case, you will be subject to section 5.1(d) below with respect to the treatment of fractional shares of our common stock or fractional Newmont CDIs.

      (d) We will not issue fractional shares of our common stock or fractional Newmont CDIs to you, regardless of the form of consideration you receive. If under the offer you become entitled to a fraction of a share of our common stock or a fraction of a Newmont CDI, (after aggregating all of your holdings of ordinary shares of Normandy, or ordinary shares of Normandy represented by Normandy ADSs) your entitlement to that fraction will be aggregated with the fractional shares of our common stock or fractional Newmont CDIs, as the case may be, of other persons (so as to obtain whole shares of our common stock or whole Newmont CDIs, as the case may be) and sold on the open market in accordance with section 5.11, and you will receive your proportionate share of the net sale proceeds of your fractional shares of our common stock or fractional Newmont CDIs, as the case may be.

      Further details about this sale and cash payment can be found in section 5.11, "--Payment of consideration" on page 57.

      (e) The offer extends to all ordinary shares of Normandy which may be issued before the end of the offer period pursuant to the exercise of options to subscribe for ordinary shares of Normandy issued by Normandy under its employee share bonus plan and executive share incentive plan.

      (f) The offer is dated  . , 2002.

  5.2 OFFER PERIOD

      (a) Unless the offer period is extended or the offer is withdrawn, in either case in accordance with the requirements of the Corporations Act, the offer will remain open for acceptance by you during the period commencing on the date of the offer and ending at 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on . , 2002.

      (b) Subject to the Corporations Act, we may extend the offer period.

      (c) In addition, if, within the last seven days of the offer period:

       . the offer is varied (i.e., amended) to increase the consideration offered, or

       .  our voting power in Normandy increases to more than 50%,

   then, in accordance with the Corporations Act and U.S. federal securities laws, the offer period will be mandatorily extended so that it ends 14 days after this event.

      In addition, to the extent the offer period is not extended pursuant to the previous paragraph, in accordance with U.S. federal securities laws, we will extend the offer period if we vary the offer to decrease the consideration offered, within 10 business days of the then scheduled expiration of the offer period, so that the offer period ends 10 business days after the publication of this event. However, in accordance with the Corporations Act, we will not decrease the consideration offered.

      In the event that the offer period is extended, we will be obliged under the Corporations Act to give Normandy and every Normandy shareholder (including every Normandy ADS holder) written notice of such extension, so long as the extension is not an extension of the offer period subsequent to the offer being declared unconditional in all respects, in which case such notice will only be given to Normandy shareholders (including Normandy ADS holders) who have not previously accepted the offer.

  5.3 OFFEREES

      (a) The offer is being made:

          (1) to all the Normandy shareholders (including Normandy ADS holders) who have a registered address, as shown in Normandy's register of members, either in the United States or Canada and are

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

       registered as such at . a.m., Sydney time, on   . , 2002 (which
       corresponds to . p.m., New York City time, on the previous day), and

          (2) to any person who becomes registered or entitled to be registered as the holder of any ordinary shares of Normandy by virtue of an allotment of ordinary shares of Normandy under Normandy's employee share bonus plan or executive share incentive plan during the offer period.

      (b) If you are a holder of options to subscribe for ordinary shares of Normandy issued by Normandy under its employee share bonus plan or executive share incentive plan, you may accept the offer for the ordinary shares of Normandy underlying such options if you exercise your options prior to the expiration of the offer in accordance with their terms. You may then accept the offer in relation to ordinary shares of Normandy issued upon exercise of your Normandy options during the offer period before the holding statement for those ordinary shares of Normandy is received by you, provided that:

          (1) you have validly exercised your Normandy options,

          (2) you have completed the payments required upon the exercise of your Normandy options, and

          (3) in all other respects you comply with section 5.4 of this offer document and the instructions on the Acceptance Form;

   and, if this section applies to you, you must deliver the relevant holding statements to us at one of the addresses set forth in section 5.4 of this offer document as soon as possible after they are received by you and, in any event, prior to the expiration of the offer.

  5.4 HOW TO ACCEPT THE OFFER IF YOU HOLD ORDINARY SHARES OF NORMANDY

      (a) You may accept the offer at any time during the offer period.

       (b) ORDINARY SHARES OF NORMANDY HELD IN YOUR NAME ON NORMANDY'S ISSUER-SPONSORED SUBREGISTER

      To accept the offer for ordinary shares of Normandy held in your name on Normandy's issuer-sponsored subregister, you must:

          (1) complete and sign the accompanying Acceptance Form (which forms part of this offer document) in accordance with the terms of the offer and the instructions on the Acceptance Form; and

          (2) ensure that the Acceptance Form and any documents required by the terms of the offer and the instructions on the Acceptance Form are received before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on . , 2002 (or any later date to which the period of the offer is extended), at the following address or facsimile number:

          Newmont Mining Corporation
          c/o Computershare Investor Services Pty Limited
          GPO Box 1486
          Sydney NSW 1005
          Australia

          Facsimile number: + 61-2-8234-5180

          or, if by hand delivery, delivered to the following address:

          Newmont Mining Corporation
          c/o Computershare Investor Services Pty Limited
          Level 2
          60 Carrington Street
          Sydney NSW 2000
          Australia

      If your Acceptance Form (including any documents required by the terms of the offer and the instructions on the Acceptance Form) is returned by facsimile, it will be deemed to be received in time if the facsimile transmission is received (evidenced by a confirmation of successful transmission) before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on . , 2002 (or any later date to which the period of the offer is extended), but you will not be entitled to receive the consideration under this offer to which you are entitled until your original Acceptance Form (including any documents required by the terms of the offer and the instructions on the Acceptance Form) is received at an address specified above.

      (c) ORDINARY SHARES OF NORMANDY HELD IN A CHESS HOLDING

      To accept the offer for ordinary shares of Normandy held in a CHESS Holding (as defined in the Securities Clearing House Business Rules), you must:

          (1) instruct your broker or controlling participant (for non-institutional Normandy shareholders, this is normally the stockbroker either through whom you bought your ordinary shares of Normandy or through whom you ordinarily acquire ordinary shares of Normandy on the ASX) to initiate acceptance of the offer in accordance with Rule 16.3 of the Securities Clearing House Business Rules before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002 (or any later date to which the period of the offer is extended); or

          (2) if you are a CHESS participant who is not a broker (such as an institution, custodian, trustee and the like), initiate acceptance of the offer in accordance with Rule 16.3 of the Securities Clearing House Business Rules before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002 (or any later date to which the period of the offer is extended).

      Although you are not required to, you may also sign and complete the accompanying Acceptance Form in accordance with the terms of the offer and the instructions on the Acceptance Form relating to shares in a CHESS Holding and ensure that it (including any documents required by the terms of the offer and the instructions on the Acceptance Form) is received by 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on ., 2002 (or any later date to which the period of the offer is extended), at an address or facsimile number specified in section 5.4(b) of this offer document.

      (d) To accept the offer in respect of ordinary shares of Normandy in respect of which, at the time of acceptance, you are entitled to be registered but are not registered you must complete and sign the Acceptance Form enclosed with the offer in accordance with the instructions on it and return it together with all other documents required by those instructions to one of the addresses referred to in section 5.4(b) so that it is received not later than the end of the offer period.

      (e) An acceptance of the offer under section 5.4(b) and section 5.4(d) shall not be complete until the Acceptance Form, completed and signed in accordance with the instructions on it and all other documents required by those instructions have been received (including receipt by facsimile transmission in accordance with section 2.4(b)) at one of the addresses set out in section 5.4(b). Notwithstanding the foregoing provisions of this paragraph, we may, in our absolute discretion, waive at any time prior to the end of the offer period all or any of the requirements specified in the Acceptance Form but payment of the consideration in accordance with the offer will not be made until any irregularity has been resolved and such other documents as may be necessary to procure registration of the shares have been lodged with us.

      (f) If you hold Normandy options on the date of the offer and if you are entitled to and wish to exercise Normandy options during the offer period and accept the offer, you may also return the completed Acceptance Form together with your option certificates, a signed notice of exercise of your Normandy options and a bank check in the sum of the exercise price for your Normandy options made payable to "Normandy Mining Limited."

      (g) Your acceptance of the offer must be in respect of all the ordinary shares of Normandy registered in your name.

  5.5  HOW TO ACCEPT THE OFFER IF YOU HOLD NORMANDY ADSS

      (a) You may accept the offer at any time during the offer period, but only in respect of all of your Normandy ADSs.

      (b) HOLDERS OF NORMANDY ADRS EVIDENCING NORMANDY ADSS

      If you hold Normandy ADRs evidencing Normandy ADSs and wish to accept the offer, you may accept the offer by delivering, prior to the expiration of the offer, the following materials together, and at the same time, to the ADS exchange agent at one of its addresses set forth below:

   . your Normandy ADRs,

      . a properly completed and duly executed ADS Letter of Transmittal, and

    . any other documents required by the ADS Letter of Transmittal.

      The addresses for the ADS exchange agent are:

             BY MAIL:          BY COURIER:           BY HAND:
             --------          -----------           --------
             .                 .                     .
             .                 .                     .
             .                 .                     .
             .                 .                     .

      (c) HOLDERS OF NORMANDY ADSS IN BOOK-ENTRY FORM

      If you hold Normandy ADSs in book-entry form with a bank, broker or other nominee and wish to accept the offer, you may accept the offer by following the procedure for book-entry transfer described below. To accept the offer, you must deliver, prior to the expiration of the offer, the following materials to the ADS exchange agent at any of the addresses set forth in section 5.5(b):

     . a timely confirmation of a book-entry transfer of your Normandy ADSs into the ADS exchange agent's account at DTC,

     . an agent's message (instead of an ADS Letter of Transmittal), and

    . any other documents required by the ADS Letter of Transmittal.

      In this discussion, the term "agent's message" means a message that is transmitted by DTC to and received by the ADS exchange agent and that forms a part of a book-entry confirmation. This message must state that:

      . DTC has received an express acknowledgment from a participant in DTC's system that the participant is accepting the offer with respect to Normandy ADSs that are the subject of a confirmation of a book-entry transfer,

    . the participant has received and agrees to be bound by the ADS Letter of Transmittal, and

 . either we or the ADS exchange agent may enforce the agreement against the participant.

      In this discussion, the term "book-entry confirmation" means the confirmation of a book-entry transfer of Normandy ADSs into the ADS exchange agent's account at DTC.

      Any financial institution that is a participant in the book-entry transfer facility of DTC may make book-entry delivery of Normandy ADSs by causing DTC to transfer the ADSs into the ADS exchange agent's account at DTC. This must be done in accordance with DTC's procedures for the transfer. If you hold your Normandy ADSs in book-entry form other than through a broker or other DTC participant, you must first have your Normandy ADSs transferred to an account at DTC, after which time you may follow the procedure for book-entry transfer described above.

      DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE ADS EXCHANGE AGENT.

      (d) BENEFICIAL OWNERS OF NORMANDY ADSS REGISTERED IN THE NAME OF FINANCIAL INSTITUTIONS

      If you are a beneficial owner of Normandy ADSs that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to accept the offer, you must contact this institution promptly and instruct it to accept the offer on your behalf before the expiration of the offer.

      If you are a beneficial owner of Normandy ADSs and you wish to accept the offer directly and not through an institution, you must either make appropriate arrangements to register ownership of your Normandy ADSs in your name or obtain a properly completed stock power from the registered holder. This transfer of registered ownership may take considerable time, which you should keep in mind in deciding when to accept the offer.

      (e) Guaranteed delivery procedures cannot be used to accept the offer.

      (f) Your signature on the ADS Letter of Transmittal with respect to Normandy ADSs must be guaranteed by an eligible institution, as defined below, unless:

    . you are the registered holder of the Normandy ADSs; or

   . you are accepting the offer with respect to Normandy ADSs for the account of an eligible institution.

      The term "eligible institution" means a financial institution that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program. Eligible institutions include commercial banks, savings and loan associations and brokerage houses.

      (g) Under the U.S. federal income tax laws, the ADS exchange agent may be required to withhold 30% of any payments made to certain Normandy ADS holders. In general, to prevent backup U.S. federal income tax withholding with respect to any such payments made pursuant to the offer, if you hold Normandy ADSs, you must provide the ADS exchange agent with your correct taxpayer identification number and certify whether you are subject to backup withholding of U.S. federal income tax by completing the substitute form W-9 included in the ADS Letter of Transmittal. Some Normandy ADS holders (including, among others, all corporations and some non-U.S. individuals) are not subject to these backup withholding and reporting requirements.

  5.6 VALIDITY OF ACCEPTANCES

      (a) Your acceptance will not be valid unless it is made in accordance with the procedures set forth in section 5.4 or section 5.5 of this offer document and the instructions on the Acceptance Form or the ADS Letter of Transmittal, as appropriate.

      (b) You must choose the method of delivery you will use to deliver your Acceptance Form and/or your Normandy ADRs evidencing Normandy ADSs and your ADS Letter of Transmittal and all other required documents as set forth in sections 5.4 and 5.5. That delivery is at your risk. For Normandy shareholders, we recommend that you use the postage pre-paid envelope included with this offer document. For Normandy ADS holders, we recommend that you use overnight or hand delivery service, properly insured, instead of mail, and if delivery is by mail, we recommend that you use registered mail, with return receipt requested, properly insured. IN ALL CASES ADS HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE ADS EXCHANGE AGENT. Persons holding Normandy securities through brokers, dealers, commercial banks, trust companies or nominees may request these persons to effect the above deliveries on their behalf.

      (c) We will determine, in our sole discretion, all questions as to the form of documents, including the validity, eligibility, including time of receipt, and acceptance of your ordinary shares of Normandy and Normandy ADSs. Our determination will be final and binding on all parties.

      (d) We may, in our sole discretion, at any time deem any Acceptance Form or ADS Letter of Transmittal we receive to be a valid acceptance in respect of your ordinary shares of Normandy or Normandy ADSs, as appropriate, even if a requirement for acceptance has not been complied with.

      (e) If any ordinary shares of Normandy or Normandy ADSs delivered by you are not exchanged for any reason pursuant to the terms and conditions of the offer, they will be returned with no cost to you at your risk promptly following the expiration or termination of the offer. In such case, we will dispatch at your risk your Acceptance Form or ADS Letter of Transmittal, as appropriate, together with all other documents forwarded by you to your address as shown on the Acceptance Form or ADS Letter of Transmittal, as appropriate, or such other address as you may notify us in writing by prepaid post.

  5.7  ENTITLEMENT TO OFFER

      (a) If at the time the offer is made to you, or at any time during the offer period and before you accept the offer, another person is, or is entitled to be, registered as the holder of, or is able to give good title to, some or all of your ordinary shares of Normandy (such shares in this paragraph being called "Transferred Shares") then, in accordance with section 653B(1)(a) of the Corporations Act:

          (1) a corresponding offer shall be deemed to have been made at that time to that other person relating to the Transferred Shares;

          (2) a corresponding offer shall be deemed to have been made at that time to you relating to your ordinary shares of Normandy other than the Transferred Shares; and

          (3) the offer shall be deemed immediately after that time to have been withdrawn.

      (b) If at any time during the offer period and before the offer is accepted you hold ordinary shares of Normandy on trust for, as nominee for or on account of another person or persons, then a separate offer shall be deemed, in accordance with Section 653B of the Corporations Act, to have been made to you in relation to each parcel of ordinary shares of Normandy within your holding of ordinary shares of Normandy. An acceptance by you of the offer in respect of any such distinct portion of your ordinary shares of Normandy will be ineffective unless you have given us notice stating that your ordinary shares of Normandy consist of separate parcels and your acceptance specifies the number of ordinary shares of Normandy in the distinct portions to which the acceptance relates. If your ordinary shares of Normandy are in a CHESS Holding, such notice may be transmitted in an electronic form approved by the Securities Clearing House Business Rules. Otherwise, such notice must be given to us in writing.

  5.8 THE EFFECT OF ACCEPTANCE

      (a) Once you have accepted the offer, you will be unable to revoke your acceptance, the contract resulting from your acceptance will be binding on you and you will be unable to withdraw the ordinary shares of Normandy or Normandy ADSs with respect to which your acceptance was made, except as follows:

          (1) if the offer remains conditional at the expiration of the time that it may be freed of the conditions under section 5.10(b), the offer will automatically terminate and your ordinary shares of Normandy or Normandy ADSs will be returned to you; or

          (2) if the offer period is extended for more than one month and, at the time, the offer is subject to a defeating condition (which means that a condition to the offer has not been satisfied or waived at that time), you will be able to withdraw your acceptance and your ordinary shares of Normandy or Normandy ADSs, as appropriate. A notice will be sent to you at the time explaining your rights in this regard.

      (b) By completing, signing and returning the Acceptance Form, the ADS Letter of Transmittal or otherwise accepting the offer pursuant to section
   5.4 or 5.5, you will be deemed to have:

          (1) accepted the offer, subject to section 5.7, (and any variation of it) in respect of all of your ordinary shares of Normandy;

          (2) subject to the offer being declared free of the conditions in section 5.10(a) and 5.10(c) or such conditions being fulfilled, agreed to transfer to us all the ordinary shares of Normandy registered in your name, regardless of the number of ordinary shares of Normandy specified in the Acceptance Form;

          (3) represented and warranted to us, as a fundamental condition going to the root of the contract resulting from your acceptance of the offer, that all your ordinary shares of Normandy or Normandy ADSs are and will upon registration in our name be fully paid up and free from all mortgages, charges, liens and other adverse interests and encumbrances of any kind and restrictions on transfer of any kind, and that you have full power and capacity to accept the offer and to sell and transfer the legal and beneficial ownership in those ordinary shares of Normandy or Normandy ADSs, as appropriate, to us, and that you have paid to Normandy all amounts which at the time of acceptance have fallen due for payment to Normandy in respect of those ordinary shares of Normandy or Normandy ADSs;

          (4) if you accepted the offer pursuant to section 5.4(b), irrevocably authorized us (by any of our authorized officers), if necessary, to complete on the Acceptance Form correct details of your ordinary shares of Normandy, fill in any blanks remaining on the form and rectify any errors or omissions from the form as may be necessary to make the form an effective acceptance of the offer;

          (5) appointed us and our authorized officers from time to time jointly and each of them severally as your true and lawful attorney, with effect from the date that any contract resulting from the acceptance of the offer is declared free from all its conditions or those conditions are satisfied, with power to exercise all powers and rights which you could lawfully exercise as the registered holder of such shares including, without limitation, requesting Normandy to register your ordinary shares of Normandy in our name, attending and voting at any meeting of Normandy, demanding a poll for any vote taken at or proposing or seconding any resolutions to be considered at any meeting of Normandy, requisitioning any meeting of Normandy, signing any forms, notices or instruments relating to your ordinary shares of Normandy and doing all things incidental and ancillary to any of the foregoing and it is acknowledged and agreed that in exercising such powers the attorney may act in our interests as the intended registered holder of those shares;

          (6) subject to the offer being declared free of the conditions in section 5.10(a) and 5.10(c) or such conditions being fulfilled, irrevocably authorized and directed Normandy to pay to us or to account to us for all rights in respect of ordinary shares of Normandy (including shares represented by Normandy ADSs) including without limitation all rights to receive dividends, to subscribe for shares, notes, options or other securities and all other distributions or entitlements declared, paid, made or issued by Normandy in respect of ordinary shares of Normandy (including shares represented by ADSs after November 14, 2001 ("Rights"), subject however to any such Rights received by us being accounted to you in the event the offer is withdrawn or the contract resulting from your acceptance of the offer being avoided;

          (7) except where Rights have been paid or accounted for under section 5.8(b)(6), irrevocably authorized us to deduct from the consideration payable in respect of your ordinary shares of Normandy, the cash amount of any Rights paid to you or, where the Rights take a non-cash form, an amount equal to the value of the Rights as reasonably assessed by the Chairman of ASX or his or her nominee;

          (8) if at the time of acceptance of the offer, your ordinary shares of Normandy are in CHESS holding, have, with effect from the date that either the offer or any contract resulting from the acceptance of the offer is declared free from all its conditions or those conditions are satisfied, authorized us to cause a message to be transmitted to Securities Clearing House in accordance with Securities Clearing House Business Rule 16.6.1 so as to transfer your ordinary shares of Normandy to our Takeover Transferee Holding. We shall be so authorized even though, at the time of such transfer, we have not paid the consideration due to you under the offer;

          (9) irrevocably authorized us to apply for the issue to your account of that number of shares of our common stock in the form of our shares of common stock or Newmont CDIs corresponding to your entitlement under the offer at the date of application;

          (10) agreed to accept Newmont shares (in the form of our common stock or Newmont CDIs) to which you become entitled by acceptance of the offer, subject to the terms of the offer, our charter and by-laws and the provisions relating to the holding of shares of our common stock in the form of Newmont CDIs, and authorized appropriate entries to be placed in the relevant register of holders (including CDN being entered in the depository register and our share register in relation to those shares of our common stock);

          (11) agreed to indemnify us in respect of any claim or action against us or any loss, damage or liability whatsoever incurred by us as a result of you not producing your holder identification number or in consequence of the transfer of your ordinary shares of Normandy being registered by Normandy without production of your holder identification number for your ordinary shares of Normandy;

          (12) represented and warranted to us that unless you have notified us in accordance with section 5.7(b), your ordinary shares of Normandy do not consist of several parcels of ordinary shares of Normandy; and

          (13) agreed to execute all such documents, transfers and assurances that may be necessary or desirable to convey your ordinary shares of Normandy and any Rights to us, subject to the offer being declared free of the conditions in section 5.10(a) and 5.10(c) or such conditions being fulfilled.

       The representations and warranties referred to in this section 5.8(b) shall survive completion of the contract resulting from acceptance of the offer.

      (c) If your ordinary shares of Normandy are in a CHESS Holding and you complete, sign and return the Acceptance Form in accordance with section 5.4(c) (which you are not bound, but are requested, to do) you will be deemed to have irrevocably authorized us and any of our authorized officers:

          (A) to instruct your controlling participant to initiate acceptance of the offer in respect of those ordinary shares of Normandy which are in a CHESS Holding in accordance with the Securities Clearing House Business Rules (if you have not already done so), and

          (B) to give any other instructions in relation to such ordinary shares of Normandy to your controlling participant on your behalf under the sponsorship agreement between you and the controlling participant;

      (d) The undertakings and authorities referred to in section 5.8(b) will remain in force after you receive the consideration for your ordinary shares of Normandy (including shares represented by Normandy ADSs) acquired by us and after we become registered as the holder of them.

  5.9 DIVIDENDS AND OTHER ENTITLEMENTS

      (a) We will be entitled to all Rights which arise or accrue after November 14, 2001 in respect of the ordinary shares of Normandy (including shares represented by Normandy ADSs) which we acquire pursuant to the offer.

      (b) If any Rights are declared, paid or made or arise or accrue in cash after November 14, 2001 in respect of the ordinary shares of Normandy (including shares represented by Normandy ADSs), we will (provided the same has not been paid to us) be entitled to reduce the consideration specified in section 5.1 and payable by us to accepting holders of ordinary shares of Normandy by an amount equal to the cash amount of such Rights.

      (c) If any non-cash Rights are issued or made or arise or accrue after November 14, 2001 in respect of the ordinary shares of Normandy (including shares represented by Normandy ADSs), then we will (provided the same has not been transferred to us) be entitled to reduce the consideration specified in section 5.1 and payable by us to accepting holders of ordinary shares of Normandy by an amount equal to the value (as reasonably assessed by the Chairman of ASX or his or her nominee) of such non-cash Rights.

  5.10 CONDITIONS OF THIS OFFER

      (a) Subject to section 5.10(b), this offer and any contract resulting from your acceptance of the offer, and each other offer and each contract resulting from the acceptance thereof, are subject to the satisfaction or waiver by us of the following conditions:

      (1) AUSTRALIAN FOREIGN INVESTMENT REVIEW BOARD

          The Treasurer of the Commonwealth of Australia advises us in writing, before the expiration date of the offer that there is no objection under the Australian Federal Government's foreign investment policy or under the Foreign Acquisitions and Takeovers Act 1975 (Cth) of Australia to the acquisition of ordinary shares of Normandy (including shares represented by Normandy ADSs) by us, such an acquisition otherwise not being in breach of that legislation or the Treasurer ceases to be entitled to make an order under Part II of that legislation regarding the acquisition of such ordinary shares by us;

      (2) MINIMUM ACCEPTANCE CONDITION

          Before the end of the offer period, we and our associates have relevant interests in at least 50.1% of the ordinary shares of Normandy (including shares represented by Normandy ADSs), calculated on a fully diluted basis;

      (3) NEWMONT STOCKHOLDER APPROVAL

          Before the end of the offer period, our stockholders shall have taken all actions necessary to approve the issuance of the shares of our common stock under the offer;

      (4) NO PRESCRIBED OCCURRENCES

          None of the following prescribed occurrences happen after November 14, 2001 and before the expiration of the offer:

             (A) Normandy converting all or any of its shares into a larger or smaller number of shares under section 254H of the Corporations Act;

             (B) Normandy or a subsidiary of Normandy resolving to reduce its share capital in any way;

             (C) Normandy or a subsidiary of Normandy entering into a buyback agreement or resolving to approve the terms of a buyback agreement under sections 257C(1) or 257D(1) of the Corporations Act;

             (D) Normandy or a subsidiary of Normandy making an issue of its shares (other than ordinary shares of Normandy issued as a result of the exercise of options issued under Normandy's employee share bonus plan or executive share incentive plan or the issue of shares by Normandy NFM Limited, a subsidiary of Normandy, as consideration for the takeover bid for Otter Gold Mines Limited) or granting an option over its shares or agreeing to make such an issue or grant such an option;

             (E) Normandy or a subsidiary of Normandy issuing, or agreeing to issue, convertible notes;

             (F) Normandy or a subsidiary of Normandy disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

             (G) Normandy or a subsidiary of Normandy charging, or agreeing to charge, the whole, or a substantial part, of its business or property;

             (H) Normandy or a subsidiary of Normandy resolving that it be wound up;

             (I) the appointment of a liquidator or provisional liquidator of Normandy or of a subsidiary of Normandy;

             (J) the making of an order by a court for the winding up of Normandy or of a subsidiary of Normandy;

             (K) an administrator of Normandy or of a subsidiary of Normandy being appointed under section 436A, 436B or 436C of the Corporations Act;

             (L) Normandy or a subsidiary of Normandy executing a deed of company arrangement; or

             (M) the appointment of a receiver, receiver and manager, other controller (as defined in the Corporations Act) or similar official in relation to the whole, or a substantial part, of the property of Normandy or of a subsidiary of Normandy;

          (5) NO MATERIAL ADVERSE CHANGE

          Before the end of the offer period, no material adverse change occurs or is announced in the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

          (6) MISLEADING ANNOUNCEMENT

          Before the end of the offer period, Normandy does not disclose any untrue statement of, or omission to state, a fact that was required to be stated, or necessary so as to make a statement not misleading, in any document filed by or on behalf of Normandy with ASX or ASIC since January 1, 2001, where the untrue statement or omission of fact results in a material adverse effect in relation to the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

          (7) NO PUBLIC AUTHORITY INTERFERENCE

          During the period from November 14, 2001 to the expiration of the offer:

             (A) there is not in effect any preliminary or final decision, order or decree issued by any government or governmental, semi-governmental, statutory or judicial entity or authority, whether in Australia or elsewhere, including without limitation any self-regulatory organization established under statute or any stock exchange (a ''Public Authority''), or

             (B) no application is made to any Public Authority (other than by us), or commenced by a Public Authority against either us or Normandy, in consequence or in connection with the offer, which restrains or prohibits or otherwise materially adversely impacts upon, the making of the offer or the completion of any transaction contemplated by the offer or the deeds of undertaking entered into by us and Normandy or the rights of us or our associates in respect of Normandy and the ordinary shares of Normandy to be acquired under the offer or otherwise;

          (8) DEEDS OF UNDERTAKING

          Before the end of the offer period, no breach of any covenant, warranty or representation made by Normandy or in the deeds of undertaking entered into by us and Normandy occurs or is announced which has a material adverse effect on the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

          (9) OTHER GOVERNMENTAL OR REGULATORY APPROVALS

          All necessary governmental or regulatory filings (including under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other competition and foreign investment approval filings or notifications) having been made, all applicable waiting periods with respect to any governmental or regulatory filings having expired or having been terminated, no action having been taken to restrain the offer by any governmental authority, and all necessary governmental or regulatory approvals having been obtained to ensure that:

             (A) we can vote and acquire all ordinary shares of Normandy (including shares represented by Normandy ADSs) under the offer; and

             (B) our shares of common stock and Newmont CDIs can be issued under the offer and traded without restriction, including, without limitation, under the U.S. Securities Act of 1933, as amended;

          (10) AUSTRALIAN MAGNESIUM CORPORATION LIMITED COMMITMENTS

             (A) neither Normandy nor any subsidiary of Normandy is a party to any agreement with Australian Magnesium Corporation Limited or is subject to any other obligation in respect of Australian Magnesium Corporation Limited for an amount greater than A$20 million other than:

                 (i) those agreements and obligations disclosed in the
              Australian Magnesium Corporation Limited prospectus dated October 15, 2001; or

                 (ii) an obligation by Normandy to subscribe for Australian
              Magnesium Corporation Limited shares in the manner and subject to the conditions contained in the Australian Magnesium Corporation Limited prospectus dated October 15, 2001; and

             (B) before the end of the offer period, there is no waiver of any condition precedent to the commitment of either Normandy, any subsidiary of Normandy, the syndicate of banks, the Australian Federal Government or the State Government of Queensland to provide funds to Australian Magnesium Corporation Limited being conditions precedent to commitments disclosed or referred to in the Australian Magnesium Corporation Limited prospectus dated October 15, 2001.

      (b) It is a term of the offer that we may, subject to section 650F of the Corporations Act, declare the offer and all other offers and all contracts resulting from the acceptance of offers to be free from the conditions (or any one or more of them or any part thereof) set out in section 5.10(a). Any declaration made under this section 5.10(b) shall be made by us by notice in writing to Normandy.

      (c) In accordance with section 625(3) of the Corporations Act, the offer and all other offers and all contracts that result from the acceptance of offers are subject to the condition that:

          (1) an application for admission to quotation of Newmont on ASX and of the shares of our common stock on the NYSE will be made within seven days after the date when the bidder's statement is given to Normandy; and

          (2) permission for admission to quotation of Newmont CDIs on ASX and for quotation of the shares of our common stock on the NYSE will be granted no later than seven days after the end of the offer period.

          We will apply for the necessary quotations as soon as practicable in order to satisfy this condition. The offer may not be declared free of this condition.

      (d) The condition in section 5.10(a)(1) above is a condition precedent to our acquisition of an interest (within the meaning of those terms in the Foreign Acquisitions and Takeovers Act) in your ordinary shares of Normandy (including shares represented by Normandy ADSs). The other conditions in section 5.10(a) are conditions subsequent. The non-fulfillment of any condition subsequent does not prevent a contract to sell your ordinary shares of Normandy (including shares represented by Normandy ADSs) resulting from your acceptance of the offer, but entitles us by written notice to you, to rescind the contract resulting from your acceptance of the offer.

      (e) Subject to the provisions of the Corporations Act, we alone have the benefit of the conditions in section 5.10(a) above and any breach or non-fulfillment of any such conditions may be relied on only by us.

      (f) The date specified for giving the notice referred to in section 630(3) of the Corporations Act is ., 2002, subject to extension in accordance with section 630(2) of the Corporations Act if the offer period is extended in accordance with the Corporations Act.

      (g) If at the end of the offer period in respect of the conditions specified in section 5.10(a) above:

          (1) we have not declared the offer and all other offers made by us and all contracts resulting from the acceptance of offers to be free from the conditions; and

          (2) the conditions have not been fulfilled,

   then all contracts resulting from the acceptance of offers and all offers that have been accepted and from whose acceptance binding contracts have not yet resulted are void. In that event, we will, if you have accepted the offer:

          (1) return at your risk your Acceptance Form together with all documents forwarded by you with that form to your address as shown in the Acceptance Form; or

          (2) if your ordinary shares of Normandy are in a CHESS Holding, notify Securities Clearing House under the Securities Clearing House Business Rules that the contract resulting from your acceptance of the offer is avoided.

  5.11 PAYMENT OF CONSIDERATION

      (a) Subject to this section 5.11 and the Corporations Act, we will provide the consideration for your ordinary shares of Normandy (including shares represented by Normandy ADSs) as follows:

          (i) within five business days after the date of your acceptance of the offer if the offer is unconditional at that time, or

          (ii) if the offer is conditional when you accept it, within five business days after the date upon which all the conditions (including the condition in section 5.10(c)) are satisfied or waived.

      Under no circumstance will interest be paid on the consideration payable to you under the offer, regardless of any delay in making the exchange or any extension of the offer.

      (b) Where the Acceptance Form requires an additional document to be given with your acceptance (such as a power of attorney):

          (1) if that document is delivered with your acceptance, we will provide the consideration in accordance with section 5.11(a);

          (2) if that document is delivered after acceptance and before the end of the offer period while the offer is subject to a condition, we will provide the consideration within 5 business days after the offer becomes unconditional.


          (3) if that document is delivered after your acceptance and before the end of the offer period while the offer is not subject to any condition, we will provide the consideration within 5 business days after the document is delivered; or


          (4) if that document is delivered after the end of the offer period, we will provide the consideration within 5 business days after that document is delivered.

      (c) If you are resident in any place specified by the Reserve Bank of Australia as being a place for which a resident is not entitled to receive the cash component of the consideration specified above, in the absence of any necessary authority of the Reserve Bank of Australia and the Australian Taxation Office, acceptance of the offer will not create or transfer to you any right (contractual or contingent) to receive the consideration specified in the offer unless and until any necessary authority of the Reserve Bank of Australia and the Australian Taxation Office has been obtained. Such authority is currently required only in respect of Libya, Iraq, the Taliban (Islamic Emirate of Afghanistan) and any undertaking owned or controlled by the Taliban, certain persons associated with the former government and governmental authorities of the Federal Republic of Yugoslavia (Serbia and Montenegro) and the National Union for the Total Independence of Angola (UNITA), including its senior officials and their immediate families AND IN RESPECT OF ANY PERSON OR ENTITY NAMED IN AN ANNEX TO THE INSTRUMENTS OF OCTOBER 3 OR 17 AND NOVEMBER 19, 2001 ISSUED UNDER THE AUSTRALIAN BANKING (FOREIGN EXCHANGE) REGULATIONS.

      (d) If you accept the offer and are entitled to payment of a cash amount instead of shares of our common stock or Newmont CDIs under section 5.1(b) or (d), we will:

          (1) arrange for the allotment to a nominee approved by ASIC of the number of shares or fractional entitlements of our common stock or Newmont CDIs to which you and all other shareholders would have been entitled but for this paragraph (d),

          (2) cause those shares of our common stock or Newmont CDIs issued to the nominee to be offered for sale within 5 business days after the end of the offer period in such manner, at such price and on such other terms and conditions as are determined by the nominee, and

          (3) pay to you the amount ascertained in accordance with the formula:

                           Net Proceeds of Sale x Newmont Shares
                           -------------------------------------
                                   TSA

          where:

          "Net Proceeds of Sale" means the amount (if any) remaining after deducting the expenses of the sale from the proceeds of the sale of shares of our common stock (including shares underlying Newmont CDIs) on the open market,

          "Newmont Shares" means the number of shares of our common stock (including the fractional number of a share of our common stock underlying Newmont CDIs) which would but for section 5.1(d) otherwise have been allotted to you, and

          "TSA" means the total number of shares of our common stock (including shares underlying Newmont CDIs) allotted to the nominee under section 5.1(b) or (d) in respect of the shares of our common stock (including shares underlying Newmont CDIs) held by shareholders and ADS holders affected by these sections.

      If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within Australia, you will receive your share of the proceeds of this sale in Australian dollars. If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within any other jurisdiction (including the United States and Canada), you will receive your share of the proceeds of this sale in U.S. dollars. If you are to receive payment in U.S. dollars, we will convert the Australian dollar sum into U.S. dollars using the noon buying rate on the date of the sale by the nominee, as published by the Federal Reserve Bank of New York. Payment will be made by check posted to you at your risk by ordinary mail at the address provided on your Acceptance Form or ADS Letter of Transmittal.

      Under no circumstances will interest be paid on your share of the proceeds of this sale, regardless of any delay in remitting these proceeds to you.

      (e) Where the ADS Letter of Transmittal requires an additional document to be delivered with your ADS Letter of Transmittal (such as your Normandy
   ADRs), such document must be delivered with, and at the same time as, your ADS Letter of Transmittal.

  5.12 WITHDRAWAL OR TERMINATION OF THIS OFFER

   We may withdraw the offer at any time with the written consent of ASIC, which consent may be given subject to such conditions (if any) as are specified in the consent. Notice of any withdrawal will be given to ASX, Normandy and to each person to whom an offer has been made.

  5.13 VARIATION OF THIS OFFER

   We may at any time, and from time to time, vary the offer in accordance with the Corporations Act.

   In the event that we vary the offer, we are obliged under the Corporations Act to notify Normandy, the ASX and every Normandy shareholder (including Normandy ADS holders) of such variation, so long as the variation is not an extension of the offer period subsequent to the offer being declared unconditional in all respects, in which case such notice will only go to Normandy shareholders (including Normandy ADS holders) who have not previously accepted the offer.

   Under Australian law, all Normandy shareholders and Normandy ADS holders who accept the offer will be entitled to the benefit of any variation of the offer which improves the consideration offered, even if that occurs after the Normandy shareholder's or Normandy ADS holder's acceptance is received. Under the Corporations Act, we are not permitted to vary the offer to decrease the number of ordinary shares of Normandy (including in the form of Normandy ADSs) that are being sought in the offer.

  5.14 STAMP DUTY AND BROKERAGE FEES

   If your ordinary shares of Normandy or Normandy ADSs are registered in your name and you deliver them directly to us or the ADS exchange agent, as appropriate, you will not incur any brokerage or other transaction fees in connection with your acceptance of the offer. If you hold your ordinary shares of Normandy or Normandy ADSs through a bank, broker or other nominee, you should ask your bank, broker or other nominee whether it will charge any transaction fees or service charges in connection with your acceptance of this offer.

   Any stamp duty payable in respect of transfers of ordinary shares of Normandy and Normandy ADSs to us pursuant to the offer will be paid by us.

  5.15 COSTS AND TAXES

   All costs and expenses of the preparation of this offer document and of the preparation and circulation of the offer will be paid by us.

   No Australian goods and services tax is payable as a consequence of the offer.

  5.16 NOTICES

      (a) Any notices to be given by us to Normandy may be given to Normandy by leaving them at, or sending them by prepaid ordinary post to, the registered office of Normandy or by sending them by facsimile transmission to Normandy at its registered office.

      (b) Any notices to be given to us by you or by Normandy under the bid may be given to us by leaving them at or sending them by prepaid ordinary post to us at one of the addresses referred to in section 5.4(b).

      (c) Any notices to be given by us to you may be given to you by leaving them at or sending them by prepaid ordinary post or if your address is outside Australia, by airmail, to your address as shown in the register of members of Normandy.

6 REGULATORY AND OTHER APPROVALS

  6.1 AUSTRALIAN FOREIGN INVESTMENT REVIEW BOARD

   The Foreign Acquisitions and Takeover Act 1975 (Cth) of Australia regulates the acquisition of shares in certain Australian companies where the acquisition results in a foreign entity controlling the corporation or a change in the identity of the foreign controllers of the corporation. Accordingly, as the acquisition of ordinary shares of Normandy (including shares represented by Normandy ADSs) under the offer may result in us, a foreign entity, controlling Normandy, the offer is conditional upon the Treasurer of the Commonwealth of Australia stating prior to the expiration of the offer that he has no objection under the Australian Federal Government's foreign investment policy or under the Foreign Acquisitions and Takeovers Act 1975 (Cth) of Australia to the acquisition of ordinary shares of Normandy (including shares represented by Normandy ADSs) by us or such an acquisition being not otherwise in breach of that legislation. See section 5.10, "Terms of the offer--Conditions of this offer" on page 54. We lodged an application with the FIRB on December 7, 2001 and do not believe that there are any issues that will prevent the Treasurer from approving its application. However, we cannot give any assurance as to the outcome of its application to FIRB.

  6.2 NEWMONT STOCKHOLDER APPROVAL

   The issuance of shares of our common stock in connection with our acquisition of Normandy and Franco-Nevada and the merger to be effected pursuant to the reorganization of our company as described in section 1.1 above are subject to the approval of our stockholders. We have convened a special meeting of our stockholders to be held on . , 2002 to vote on these matters. There can be no assurance that this approval will be granted. If our stockholders approve the merger, which is described in section 1.1 above, and the issuance of common shares of Holdco (or, in the event the reorganization does not occur, Newmont), no further Newmont stockholder approval will be required in relation to the issue of our common stock.

  6.3 GOVERNMENTAL AND REGULATORY APPROVALS

   The offer is subject to the following governmental and regulatory approvals:

   (a) U.S. ANTITRUST

   Pursuant to the HSR Act, on November 28, 2001, we filed a Premerger Notification and Report Form in connection with the offer with the Antitrust Division and the FTC. Under the applicable provisions of the HSR Act, the offer cannot be consummated until after the expiration or early termination of a 30 calendar-day waiting period following the filing by us. Accordingly, the waiting period under the HSR Act applicable to the offer will expire at 11:59 p.m., New York City time, on December 28, 2001, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information and documentary material prior to the expiration of the waiting period.

   Pursuant to the HSR Act, we requested early termination of the waiting period applicable to the offer. There can be no assurance, however, that the 30-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information and documentary material from us with respect to the offer, the waiting period with respect to the offer would expire at 11:59 p.m., New York City time, on the 30th calendar day after the date of substantial compliance with such request. If, however, this second 30-day waiting period expires on a weekend day or a U.S. legal holiday, the waiting period is extended to 11:59 p.m. on the next business day. Thereafter, the waiting period could be extended only by court order or with our consent. If the offer is delayed pursuant to a request by the FTC or the Antitrust Division for additional information and documentary material pursuant to the HSR Act, the offer may, but need not, be extended and, in any event, the completion of the offer would be prohibited under U.S. law. Any such extension of the waiting period will not give rise to any withdrawal rights not provided for by applicable law or in this offer document.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the offer. At any time before or after delivery of Newmont shares (in the form of shares of our common stock or Newmont CDIs) under the offer, the Antitrust Division or the FTC could take whatever action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the delivery of Newmont shares (in the form of our common stock or Newmont CDIs) pursuant to the offer, seeking the divestiture of Normandy shares (including Normandy shares represented by Normandy ADSs) acquired by us pursuant to the offer or seeking the divestiture of substantial assets of us and Normandy. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which we and Normandy and each of our respective subsidiaries are engaged, it is not believed that the offer will violate U.S. antitrust laws. Nevertheless, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if a challenge is made, what the result would be.

   (b) OTHER REGULATORY PROCEDURES

   We and Normandy conduct operations or have holdings in a number of other jurisdictions where antitrust filings or other regulatory approvals or clearances may be required in connection with the offer. We have made or will make an antitrust filing with the relevant authorities in Brazil and Canada. Notification has been made with the applicable Brazilian regulatory agency, and as a result, no waiting periods or approvals are required prior to completion of the offer. In Canada, until a waiver of the filing obligation is obtained from the applicable Canadian regulatory authority or, if not received, until all applicable waiting periods in Canada have expired without the applicable Canadian authority having taken action to enjoin the completion of the offer, we may not acquire more than 20% of the ordinary shares of Normandy (including shares represented by Normandy ADSs). The applicable waiting period in Canada is 14 days from filing with the applicable Canadian regulatory authority, based on a "short form" pre-merger notification filing. However, on December 14, we filed a request for an advance ruling certificate with the applicable Canadian regulatory authority, which certificate, if issued, will eliminate the entire Canadian waiting period and the need to file a pre-merger notification filing. Nevertheless, we may, in addition to submitting a request for an advance ruling certificate, file a "short form" pre-merger notification with the applicable Canadian authority.

   We are also currently in the process of reviewing whether any other filings will be required or advisable in other jurisdictions, and intend to make the appropriate regulatory filings if we determine that these filings are required or advisable.

   There is no assurance that any additional approvals or clearances, if any, will be obtained or that there will not be any adverse consequences to us or Normandy's business resulting from the failure to obtain these approvals or clearances or from conditions that could be imposed in connection with obtaining these approvals or clearances (including divestitures and other operating conditions upon our and Normandy's businesses).

   In addition, antitrust enforcement and other regulatory agencies frequently scrutinize transactions such as the offer. At any time before or after we acquire ordinary shares of Normandy (including shares represented by Normandy
ADSs), any antitrust or other regulatory enforcement agency in a jurisdiction where we have not filed could take whatever action under the applicable law of the jurisdiction as it deems necessary or desirable in the public interest, including seeking to enjoin our acquisition of ordinary shares of Normandy (including shares represented by Normandy ADSs) pursuant to the offer or our ability to vote or otherwise exercise rights of ownership over the ordinary shares of Normandy (including shares represented by Normandy ADSs) that we acquire under the offer, seeking divestiture of ordinary shares of Normandy (including shares represented by Normandy ADSs) acquired by us or divestiture of assets of us or Normandy, or seeking to impose conditions on the operation of our or Normandy's businesses. Private parties may also bring legal action under the antitrust laws under some circumstances.

7 INFORMATION ABOUT NEW NEWMONT

  7.1 GENERAL DESCRIPTION OF NEW NEWMONT'S OPERATIONS

   INTRODUCTION

   New Newmont, to be formed from the combination of Newmont, Normandy and, subject to completion of the Plan of Arrangement, Franco-Nevada, will be the world's leading gold company with gold reserves in excess of 97 million ounces and annual production of more than 8 million ounces at an expected cash cost of approximately US$175 per ounce. New Newmont will be a truly global enterprise, with an aggregate land position of approximately the same size as the United Kingdom at 244,000 square kilometers (94,000 square miles) and operations in North America, South America, Australia, New Zealand, Indonesia, Uzbekistan and Turkey. New Newmont will obtain more than 70% of its production from the politically and economically stable locations of the United States, Canada and Australia. New Newmont will, among other activities, also produce copper concentrates from locations in Indonesia and zinc and copper concentrates from locations in Australia.

   The information provided in this section is designed to give shareholders an understanding of the assets, liabilities, operations and prospects of New Newmont, the entity which will be formed by the merger of Newmont (described in section 8), Normandy (described in section 9) and Franco-Nevada (described in section 10).

   This description of New Newmont assumes that the merger with Franco-Nevada takes place, although the offer for Normandy is not conditional on the merger with Franco-Nevada taking place. If that merger is not successful, the business of New Newmont will not include the bulk of the Royalty Business, which covers gold, platinum, oil and gas interests, or Investments which are set out below. Normandy shareholders should consider this possibility when assessing the prospects of New Newmont.

   The following information is based upon Newmont successfully acquiring all of the shares of both Normandy and Franco-Nevada. These acquisitions are subject to a number of conditions, described in sections 5.10 and 6.4.

                              [MAP] Greyscale Map

                       PRO FORMA NEW NEWMONT HIGHLIGHTS

                                                           FRANCO-  PRO FORMA
  TWELVE MONTHS ENDED SEPTEMBER 30, 2001  NEWMONT NORMANDY NEVADA  NEW NEWMONT
  --------------------------------------  ------- -------- ------- -----------
  Proven & probable reserves (mm oz)/(1)/   66.3    26.4     4.4       97.1
  Production (mm oz)/(2)/................    5.8     2.4     0.3        8.6
  Total cash costs per equity ounce/(3)/.  $ 179   $ 160    $228      $ 175
  Total costs per equity ounce/(4)/......  $ 209   $ 224    $291      $ 217

--------
(1) Based on latest public filings
(2) Reflects proportional 49.5% of Franco-Nevada's ownership of Echo Bay (see
    Section 7.1, "Information about New Newmont--Investments" on page 78 regarding Franco-Nevada's acquisition of an equity interest in Echo Bay)
(3) Dollars in US dollars, with average exchange rates of US$0.523 and US$0.653 for Australia and Canada, respectively
(4) Prior to purchase allocation and U.S. GAAP adjustments

   On a pro forma basis for the twelve months ended September 30, 2001, approximately 71% of New Newmont's gold production, as of the latest public filings, came from North America and Australia, and approximately 29% from other locations, with 12% of that total attributable to Minera Yanacocha in Peru and 8% of that total in Indonesia. For this same period, approximately 61% of New Newmont's gold reserves, as of the latest public filings, came from North America and Australia and approximately 39% from other locations, with 19% of that total attributable to Minera Yanacocha in Peru and 7% of that total in Indonesia.

BOARD OF DIRECTORS AND MANAGEMENT

   Wayne W. Murdy, our current President and Chief Executive Officer, will serve as Chairman and Chief Executive Officer of Newmont. Pierre Lassonde, currently President and Co-Chief Executive Officer of Franco-Nevada, will serve as President of New Newmont.

   The New Newmont board of directors will consist of 17 members, including the current 12 directors of Newmont, the two Co-Chief Executive Officers of Franco-Nevada (Messrs. Seymour Schulich and Pierre Lassonde), one additional nominee from the board of Franco-Nevada and two nominees from the board of Normandy. Mr. Champion de Crespigny will be invited to fill one of the Normandy positions.

   If the Normandy transaction is completed but the Franco-Nevada transaction is not, New Newmont's board of directors will consist of 14 members, including the current 12 directors of Newmont and two nominees from the board of Normandy. Mr. Champion de Crespigny will be invited to fill one of the Normandy positions. Mr. Murdy will serve as Chairman, President and Chief Executive Officer of a combined Newmont/Normandy.

   OVERVIEW OF NEW NEWMONT

   New Newmont will continue the historic businesses of Newmont and Normandy in the production of, and exploration for, gold, copper and zinc. New Newmont will also continue Franco-Nevada's primary business, which is the acquisition of (i) direct interests in mineral properties and, when appropriate, developing those properties, (ii) royalty interests in producing precious metals, mines and precious metals properties in the development or advanced exploration stage,
(iii) direct interests in mineral properties for the purpose of exploration and, when appropriate, selling, leasing or joint venturing those properties to established mine operators and retaining royalty interests and (iv) indirect interests in mineral deposits through equity interests in companies that own interests in mineral deposits.

   PRODUCTS

   GOLD

   Gold has two main categories of use--product fabrication and bullion investment. Fabricated gold has a variety of end uses, including jewelry, electronics, dentistry, industrial and decorative uses, medals, medallions and official coins. Gold investors buy gold bullion, official coins and high-karat jewelry. Most of New

Newmont's revenue will come from the sale of refined gold in the international market. The end product at each of New Newmont's gold operations, however, will be dore bars. Because dore is an alloy consisting mostly of gold but also containing silver, copper and other metals, dore bars are sent to refiners to produce bullion that meets the required market standard of 99.95% pure gold. Under the terms of refining agreements, the dore bars will be refined for a fee, and New Newmont's share of the refined gold and the separately recovered silver will be credited to the company's account or delivered to buyers, except in the case of the dore produced from New Newmont's operation in Uzbekistan. Dore from that operation will be refined locally and physically returned to New Newmont for sale in international markets. New Newmont does not believe that the loss of any of its refiners would have an adverse effect on its business due to the availability of alternative refiners able to supply the necessary services. Additionally, through Normandy, New Newmont will have a 50% interest in an Australian refinery.

   The worldwide supply of gold consists of a combination of new production from mining and existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and private individuals. In recent years, mine production has accounted for 60% to 65% of the total annual supply of gold. The price of gold is affected by numerous factors that are beyond our control. See section 3.2, "Risk factors--Risks related to the gold mining industry generally" on page 28. The following table presents the annual high, low and average afternoon fixing prices over the past five years, expressed in U.S. dollars, for gold per ounce on the London Bullion
Market:

YEAR      HIGH LOW AVERAGE
----      ---- --- -------
          US$  US$   US$
1996..... 415  367   388
1997..... 367  283   331
1998..... 313  273   294
1999..... 326  253   279
2000..... 313  264   279
2001/(1)/ 293  256   270

--------
(1) Through October 31, 2001

   On December 19, 2001, the afternoon fixing price of gold on the London Bullion Market was US$279 per ounce.

   New Newmont's gold sales will generally be made at the average price prevailing during the month in which the gold is delivered to the customer plus a "contango," which is essentially an interest factor, from the beginning of the month until the date of delivery. Revenue from a sale is recognized when gold is delivered from the refiner or other depository to the customer.

   COPPER

   The Batu Hijau mine in Indonesia, in which New Newmont will hold a 56.25% economic interest (a 45% equity interest), produced copper/gold concentrates containing 519.7 million pounds of copper and 451,400 ounces of gold in the first nine months ended September 30, 2001. The concentrates, which have the consistency of fine sand, contain about 30% copper and about 0.42 ounce per ton of gold. In addition, the 100% owned Golden Grove Operation in Western Australia produced zinc, lead and copper concentrates containing 242.5 million pounds of copper for the 12 months ended June 30, 2001. New Newmont will deliver and sell the concentrates to smelters in Japan, Korea, Australia and Europe. The majority of New Newmont's production will be sold under long-term contracts, and the balance on the spot market.

   Refined copper, the final product from the treatment of concentrates, is incorporated into wire and cable products for use in the construction, electric utility, communication and transportation industries. Copper is also used in industrial equipment and machinery, consumer products and a variety of other electrical and electronic applications and is used to make brass. Materials that compete with copper include aluminum, plastics, stainless steel and fiber optics.

   Refined, or cathode, copper is also an internationally traded commodity. The price of copper is quoted on the London Metal Exchange in terms of dollars per metric ton of high grade copper and on the New York Commodity Exchange (Comex) in terms of dollars per pound of high grade copper. Copper prices tend to be more cyclical than gold prices and are more directly affected by the worldwide balance of supply and demand. The volatility of the copper market is illustrated by the following table, which shows the high, low and average price, in U.S. dollars per pound, of high grade copper on the London Metal Exchange in each of the last five years:

YEAR                        HIGH   LOW  AVERAGE
----                        ----- ----- -------
1996....................... $1.29 $0.83  $1.04
1997....................... $1.23 $0.77  $1.03
1998....................... $0.85 $0.65  $0.75
1999....................... $0.84 $0.61  $0.71
2000....................... $0.91 $0.73  $0.82
2001 (through September 30) $0.83 $0.64  $0.74

--------
Source of Data: Metal Bulletin

   On December 19, 2001, the closing spot price of high grade copper on the London Metal Exchange was equivalent to $0.67 per pound.

   ZINC

   New Newmont will produce zinc, lead and copper concentrates at its Golden Grove operations in Western Australia. Golden Grove produced 182,655 tonnes of zinc concentrate containing 82,391 tonnes of payable zinc during the period July 1, 2000 to June 30, 2001. Golden Grove markets its zinc concentrates under "evergreen" contracts to major zinc smelters in Japan and Korea. The majority of zinc concentrate is sold under long term contract arrangements. Pricing terms are negotiated annually.

HEDGING ACTIVITIES

   New Newmont generally intends to sell its production at spot market prices and expects to continue Newmont's "no hedging" philosophy. While there is no current intention to enter into any gold hedging positions, New Newmont will monitor the market on an ongoing basis and may periodically elect to enter into selective hedging transactions, if required to achieve its strategic objectives. The hedging policy authorized by Newmont's board of directors limits total hedging activity to 16 million ounces.

   Newmont utilized forward sales contracts for a portion of the gold production from the Minahasa mine in Indonesia and from Nevada operations. Newmont sales of gold under forward sales contracts represented 3%, 6% and 18% of Newmont's total equity production in 2000, 1999 and 1998, respectively. No costs were incurred for forward sales contracts and there were no margin requirements related to these contracts. The use of forward sales contracts has protected Newmont against declining gold prices over the past three years, with respect to the covered ounces.

   Normandy's policy has been to hedge a minimum of 60% of recoverable reserves. Recoverable reserves are generally between 80% and 95% of total reserves. Normandy has not entered into contracts that require margin calls and has no outstanding long-dated sold call options. Normandy has utilized forward sales contracts with fixed and floating gold lease rates. New Newmont will look to opportunistically unwind or deliver into Normandy's hedge book over time.

   The following table summarizes the hedge books of Normandy and its subsidiaries at September 30, 2001, as reported in Normandy's quarterly reports:

                                                     MT. LEYSHON
                                          NORMANDY   AND NORMANDY TVX NORMANDY
                                        WHOLLY-OWNED     NFM        AMERICAS
                                        ------------ ------------ -------------
                                        000/OZ A$/OZ 000/OZ A$/OZ 000/OZ US$/OZ
Forward Sales.......................... 5,854   557  1,526   575     4    321
Put Options Purchased.................. 1,366   520     --    --   697    296
Convertible Options Purchased.......... 1,673   543     --    --    --     --
                                        -----        -----         ---
   Total............................... 8,893   549  1,526   575   701    296
                                        =====        =====         ===

   The following table sets forth the marked-to-market value of Normandy's hedge books as at September 30, 2001:

                                                       A$M (i)
                                                        100%
                                                       -------
Normandy (ii).........................................  $(802)
Mt. Leyshon (iii).....................................     (1)
Normandy NFM (iii)....................................    (65)
                                                        -----
   Total..............................................  $(868)
                                                        =====

(i) Spot price at 30 September 2001, $590/oz.
(ii) Wholly-owned, including TVX Normandy Americas.
(iii) 100% of subsidiaries.

   PROPERTIES AND OPERATIONS

   GENERAL DESCRIPTION OF GOLD PROCESSING FACILITIES

   Gold is extracted from naturally-oxidized ores by either heap leaching or milling, depending on the amount of gold contained in the ore and the amenability of the gold ore to the treatment. Gold contained in ores that are not naturally oxidized can be directly milled and leached if the gold is accessable to the chemical, generally known as free milling ores. Ores that will not leach efficiently, known as refractory ores, require more costly and complex processing techniques than oxide or free milling ore. Higher-grade refractory ores are processed through either roasters or autoclaves. Roasters heat finely ground ore with air and oxygen to a high temperature and burn off the carbon and sulfide minerals that encase the gold or that prevent efficient leaching. Autoclaves use heat, oxygen and pressure to oxidize sulfide minerals in the ore. Some gold bearing sulfide ores may be processed through a flotation plant or by bio-milling. In flotation, ore is finely ground, turned into slurry, then placed in a tank known as a flotation cell. Chemicals are added to the slurry causing the gold-containing sulfides to float in air bubbles to the top of the tank where they can be separated from waste particles that sink to the bottom. The sulfides are removed from the cell and formed into a concentrate that can then be processed in an autoclave or roaster to fully recover the gold from the smaller concentrate mass. Bio-milling incorporates patented technology referred to as bio-oxidation technology that involves inoculation of suitable crushed ore on a leach pad with naturally occurring and patented bacteria strains that oxidize the sulfides encasing the gold over a period of time. The ore is then processed through a mill and leach system.

   Free milling and some oxide ores are processed through mills where the ore is ground into a fine powder and mixed with water in slurry, which then passes through a cyanide leaching circuit where gold is extracted and collected on carbon followed by extraction from the carbon and electrowinning. Amenable ores are processed using heap leaching. The ore is crushed and stacked on impermeable pads, where weak cyanide solution is applied to the the top surface of the heaps to dissolve the gold. The gold-bearing solution is collected and pumped to facilities to remove the gold by collection on carbon or zinc precipitation directly from leach solutions.

   NORTH AMERICA

   NEVADA

   PRODUCTION

   New Newmont's Nevada operations including the Midas Mine (formerly the Ken Snyder Mine) will include Carlin, located west of Elko on the geological feature known as the Carlin Trend and the Winnemucca Region. The Carlin Trend is the largest gold district discovered in North America in the last 50 years. The Winnemucca region includes (i) the Twin Creeks mine located near Winnemucca, (ii) the Lone Tree Complex located near Battle Mountain and (iii) the Battle Mountain Complex, near Battle Mountain, where there are no currently active mining operations but where studies are ongoing with respect to the feasibility of developing a large gold/copper deposit.

   Gold production in Nevada totaled approximately 2.1 million equity ounces at a cash cost of US$217 per ounce for the first nine months ended September 30, 2001.

   In 2000, ore was mined from nine open-pit deposits and five underground mines. Although the Deep Post open pit was mined out at the end of 2000, production from stockpiled ore continued into 2001, and production from the Deep Post underground mine, which is accessed through a decline near the bottom of the pit, commenced in March 2001.

   PROCESSING FACILITIES

   New Newmont's operations in Nevada have a number of different ore types and processing techniques. Newmont has developed a linear programming model to determine the best mix of ore types for each processing facility in order to obtain the maximum ounces of gold at the lowest cost from the ores. Approximately 71% of Nevada's 2000 year-end proven and probable gold reserves were refractory and the balance were oxide. Nevada's production has increasingly come from higher-cost refractory ores from both deep open pits and underground mines as lower-cost, near-surface oxide ores have been depleted. Refractory ore treatment facilities are expected to generate approximately 65% of Nevada's gold production in 2001, compared with 67% in 2000.

   Higher-grade oxide ores are processed at one oxide mill at Carlin, two at Twin Creeks and one at Lone Tree. New Newmont will consider whether to continue operating the Midas mill or close it and process the ore at one of the oxide mills at Twin Creeks. Lower-grade oxide ores are processed using heap leaching. Higher-grade refractory ores are processed through either a roaster at Carlin or through autoclaves at Twin Creeks or Lone Tree.

   Gold-bearing activated carbon from Carlin's milling and leaching facilities is processed on site at a central carbon processing plant and adjacent smelting facilities. Separate carbon processing facilities are located in the North and South Areas at Twin Creeks with one smelter in the North Area. Lone Tree has two carbon processing facilities. Material from the Lone Tree carbon processing facilities is smelted at Carlin.

   OTHER FACILITIES

   Analytical laboratories, maintenance facilities and administration offices are located at Carlin, Twin Creeks and the Lone Tree Complex. We will also have an advanced metallurgical research laboratory in Denver, Colorado.

   Electrical power and natural gas for New Newmont's Nevada operations will be provided by public utilities. Oxygen for the roaster will be provided on a contract basis from an oxygen plant constructed by the supplier on land leased from Newmont. New Newmont will be the sole customer of the oxygen produced. Oxygen plants used in conjunction with the autoclaves at Twin Creeks and Lone Tree will be owned by Newmont and operated and maintained by a third party.

   MINERAL RIGHTS

   New Newmont will own, or control through long-term mining leases and unpatented mining claims, all of the minerals and surface area within the boundaries of the present Carlin and Winnemucca Region mining operations areas. The long-term leases extend for at least the anticipated mine life of those deposits. With respect to a significant portion of the Gold Quarry Mine at Carlin, New Newmont will own a 10% undivided interest in the mineral rights and lease the remaining 90%, on which New Newmont will pay a royalty equivalent to 18% of the mineral production. The remainder of the Gold Quarry mineral rights will be wholly owned or controlled by New Newmont, in some cases subject to additional royalties. With respect to certain smaller deposits in the Winnemucca Region, New Newmont will be obligated to pay royalties on production to third parties that vary from 3% to 5% of production.

   CANADA

   GOLDEN GIANT AND HOLLOWAY

   New Newmont will have two underground mines in Canada. The Golden Giant mine (100% owned) is located approximately 25 miles east of Marathon in Ontario, Canada and has been in production since 1985. The Holloway mine is located approximately 35 miles east of Matheson in Ontario, and about 400 miles northeast of Golden Giant. The mine is owned by a joint venture in which New Newmont will have an 84.65% interest. The remaining 15.35% interest is held by Teddy Bear Valley Mines.

   Gold sales from the Golden Giant and Holloway for the nine months ended September 30, 2001 were 196,200 and 64,400 ounces, respectively, with total cash costs of US$193 and US$226 per ounce, respectively.

   See also "TVX Normandy" for a description of other mines in Canada in which New Newmont will have interests.

   OTHER

   New Newmont will have one mine in Southern California, Mesquite. Mining operations ceased in the second quarter of 2001, with the depletion of the main ore body. Mesquite operations are transitioning to temporary shut-down and reclamation, and declining amounts of gold will be recovered from the inventory of ores on the heap leach pads.

   In Mexico, New Newmont will have a 44% interest in La Herradura, which is located in northwest Sonora, Mexico, and operated by Industriales Penoles S.A. de C.V. group, Mexico's largest silver producer.

   SOUTH AMERICA

   PERU

   The properties of Minera Yanacocha S.R.L. are located approximately 375 miles north of Lima and 28 miles north of the city of Cajamarca. Since the discovery of gold ores in 1986, the area has become the largest gold district in South America. Minera Yanacocha began production in 1993. New Newmont will hold a 51.35% interest in Minera Yanacocha. The remaining interest is held by Compania de Minas Buenaventura, S.A.A. (43.65%) and the International Finance Corporation (5%).

   Minera Yanacocha has mining rights with respect to a large land position that includes multiple deposits as well as other prospects. Such mining rights were acquired through assignments of concessions granted by the Peruvian government to a related entity. The assignments have a term of 20 years, beginning in the early 1990s, renewable at the option of Minera Yanacocha for another 20 years. In October 2000, Newmont and Compania de Minas Buenaventura unitized their land holdings in northern Peru, folding them into Minera Yanacocha. The unitization increased Yanacocha's land position increased from 100 to 535 square miles.

   Five open-pit mines and four leach pads are in operation at Yanacocha. Gold sales for the nine months ended September 30, 2001 totalled 1.4 million ounces of gold (719,500 equity ounces) at a total cash cost of US$117 per ounce.

   At the newly developed La Quinua deposit at Yanacocha, testing of the agglomeration facility and ore placements on the leach pad were completed in the third quarter of 2001 and gold production commenced in the fourth quarter. By 2003, production from La Quinua is expected to reach one million ounces per year at an average total cash cost of approximately US$125 per ounce. At La Quinua, the ore is crushed, agglomerated and leached, which increases cash costs slightly.

   BOLIVIA

   The Kori Kollo open pit mine is on the high plain in northwestern Bolivia near Oruro on government mining concessions issued to a Bolivian corporation, Empresa Minera Inti Raymi S.A., which owns and operates the mine. New Newmont will own 88% of Inti Raymi. The remaining 12% is owned by Zeland Mines, S.A. In the nine months ended September 30, 2001, the mine sold 201,100 equity ounces of gold at a total cash cost of US$164 per ounce.

   OTHER

   New Newmont will also have interests in two operating mines in Brazil and one in Chile. See "TVX Normandy."

   AUSTRALASIA

   AUSTRALIA

   New Newmont's Australian operations will consist of a 50% interest in the Super Pit and Mt. Charlotte mines, a 44% interest in the Boddington expansion project, 100% ownership of the Normandy Yandal operations, which consists of the Bronzewing, Jundee and Wiluna mines, an 87.5% interest in Normandy NFM, which owns the Tanami operations and a 100% interest in the Pajingo mine. New Newmont's Australian operations would have contributed approximately 1.97 million ounces of New Newmont's total attributable gold production in the twelve months ended June 30, 2001.

   KALGOORLIE

   The Kalgoorlie operations comprise the Fimiston Open Pit (commonly referred to as the Super Pit) and Mt. Charlotte underground mine at Kalgoorlie-Boulder, 600 km east of Perth in the Eastern Goldfields. The mines are managed and run by Kalgoorlie Consolidated Gold Mines Pty Ltd ("KCGM") for the Joint Venture owners, New Newmont and Homestake Gold of Australia Limited, which will each hold 50%.

   The Super Pit is Australia's largest gold mine, in terms of both gold production and total annual mining volumes.

   For the period July 1, 2000 to June 30, 2001, the Super Pit produced 360,683 equity ounces of gold at a total cash cost for Normandy of A$322 per ounce. Life of mine plans for the Super Pit estimate a 15-17 year life for the operation.

   Mt. Charlotte is a large underground gold mine that has yielded about 25 million tonnes of ore and over 3 million ounces of gold. During the period July 1, 2000 to June 30, 2001, the mine produced 107,396 ounces of gold from the treatment of 1.2 million tonnes of ore at a cash cost of A$365 per ounce. The operation is scheduled to close in December 2001.

   BODDINGTON

   Boddington, a large-scale open pit mining operation, is operated by Worsley Alumina Pty Ltd on behalf of the joint venture owners, which will be New Newmont (44.4%), AngloGold (33.3%) and Newcrest Mining Limited (22.2%). Reserves were exhausted in November 2001, and facilities are being placed on care and maintenance where those facilities are required for the proposed expansion. From July 1, 2000 to June 30, 2001, 8.5 million tons of ore were treated, producing 228,405 ounces of gold (100%) at a total cash cost for Normandy of A$381 per ounce. The Boddington expansion project has been delayed, with restructuring of current management arrangements a prerequisite to development.

   NORMANDY YANDAL

   New Newmont will have a 100% interest in Yandal, which consists of the Bronzewing, Jundee and Wiluna mines situated in the Yandal Goldfields in Western Australia. The three operations collectively produced 787,457 ounces of gold from July 1, 2000 to June 30, 2001 at an average total cash cost of A$288 per ounce.

   TANAMI

   The Tanami operations comprise the Granites treatment plant and associated mining operations, which are located approximately 550 kilometers northwest of Alice Springs adjacent to the Tanami highway, and the Dead Bullock Soak mining operations, some 40 kilometers west of the Granites. The major mine is the underground Callie operation at Dead Bullock Soak. The Tanami operations will be owned by Normandy NFM, a publicly listed, 87.5% owned subsidiary of New Newmont.

   The operation is now predominantly focused on the Callie underground mine with mill feed supplemented by production from the Dead Bullock Ridge open pit and the Bunkers and Quorn pits at the Granites.

   For the period July 1, 2000 to June 30, 2001, Tanami operations produced 420,836 ounces of gold (368,021 equity ounces) at a total cash cost of A$279 per ounce.

   The Tanami operations also include the Groundrush deposit at which mining commenced in mid-September 2001. Gold production commenced in November 2001.

   PAJINGO

   The Pajingo gold mine is an underground mine located approximately 150 km southwest of Townsville, Queensland and 72 kilometers south of the local township of Charters Towers. The Pajingo gold mine will be 100% owned by New Newmont.

   Royalties are paid to the Queensland government at 4.0-5.9% of revenues depending on the gold price. Royalties are also paid to traditional land owners consisting of 0.20% of revenues and a fixed payment upon exploration success.

   For the period July 1, 2000 to June 30, 2001, Pajingo produced 229,788 total ounces of gold at a total cash cost of A$177 per ounce.

   MT. LEYSHON

   The Mt. Leyshon gold mine, near Charters Towers, Queensland is owned by Mt. Leyshon Resources Ltd, which is a publicly listed company of which Normandy owns 13.7%. Mining ceased at the large scale open pit at Mt. Leyshon in February 2001. The operation is currently producing gold by treating existing low-grade stockpiles of 5 million tonnes at 0.8 grams per tonne of gold. Treatment of stockpiles is expected to be completed in January-February 2002 with operations expected to be closed by the middle of 2002.

   A comprehensive mine closure and rehabilitation plan covering remaining operations, closure, rehabilitation, decommissioning and post-closure monitoring has been implemented. Mine closure and rehabilitation costs are expected to be approximately A$8 million. As part of a restructure of Mt. Leyshon Ltd, New Newmont will assume responsibility for mine closure and rehabilitation costs, as well as ongoing environmental obligations.

   NEW ZEALAND

   MARTHA

   The Martha gold mine is located within the town of Waihi, approximately 110 km southeast of Auckland, New Zealand. It will be a joint venture between New Newmont and Otter Gold Mines Limited ("Otter"). New Newmont will have a 67.06% interest and manage the operation. Normandy NFM Limited, a subsidiary of Normandy, has made a takeover bid for Otter. See section 9.2, "Information about Normandy--General description of Normandy's operations--Recent developments" on page 117, discussing Normandy NFM's bid for Otter.

   In 1998, additional resources were identified, which has allowed the life of the mine to be extended a further six years to 2007.

   The operation produced 95,070 ounces of gold for the period July 1, 2000 to June 30, 2001 at a total cash cost of A$344 per ounce.

   The Martha mine does not currently pay royalties. Under new royalty arrangements, the Martha mine will be required to pay a royalty on new discoveries such as Favona. The royalty rate is the greater of 1% of gross revenues from silver and gold sales or 5% of accounting profit. New Newmont will receive a management fee of 2% of gross revenues from Otter.

   The open pit's location immediately adjacent to the town also means that it is unlikely that the pit will be expanded or that underground mining will be pursued below the bottom of the Martha pit. Accordingly, there do not currently appear to be any prospects of extending the current reserves within the Martha deposit. At current production rates, reserves are sufficient to support a mine life of around six years. The longer term future for the Martha operation is based on the recently discovered Favona vein. The full extent of the mineralization will only be tested once underground access is available. However, drilling to date suggests that the Favona system is likely to support an underground mining operation.

   INDONESIA

   New Newmont will have two operating properties in Indonesia: Minahasa, a gold operation, and Batu Hijau, which produces copper/gold concentrates. New Newmont will own 80% of Minahasa. The remaining 20% interest is a carried interest held by P.T. Tanjung Serapung, an Indonesian company. New Newmont will have a 45% equity interest in Batu Hijau through a partnership with an affiliate of Sumitomo Corporation, which will hold a 35% interest. The remaining 20% is a carried interest held by P.T. Pukuafu Indah, an Indonesian company. New Newmont will account for its investment in Batu Hijau as an equity investment due to each partner's significant participating rights in the business. New Newmont will be entitled to 56.25% of the concentrate production until New Newmont recovers the bulk of Newmont's investment, including interest.

   In Indonesia, rights are granted to private parties to explore for and to develop mineral resources within defined areas through Contracts of Work entered into with the Indonesian government. In 1986, Newmont entered into separate fourth generation Contracts of Work with the government covering Minahasa and Batu Hijau, under which Newmont was granted the exclusive right to explore the contract area, construct any required facilities, extract and process the mineralized materials and sell and export the minerals produced subject to certain Indonesian government approvals and payment of royalties to the government. New Newmont will have the right to continue operating the projects for 30 years, or longer, if approved by the Indonesian government. Under New Newmont's Contracts of Work, beginning in the sixth year after mining operations commenced (and continuing through the tenth year), a portion of each project not already owned by Indonesian nationals must be offered for sale to the Indonesian government or to Indonesian nationals, thereby potentially reducing Newmont's (and, in the case of Batu Hijau, Newmont's and Sumitomo's) ownership in each project to 49% by the end of the tenth year. The price at which such interest would be offered for sale to the Indonesian parties would be the highest of (i) the then current replacement cost, (ii) the price at which shares of the project company would be accepted for listing on the Jakarta Stock Exchange or (iii) the fair market value of such interest as a going concern.

   MINAHASA

   Newmont's first project in Indonesia, Minahasa, on the island of Sulawesi, approximately 1,500 miles northeast of Jakarta, was a Newmont discovery and consisted of a multi-deposit operation. Production began in 1996 and ore was processed from the open pit Mesel deposit and a number of smaller peripheral deposits. These deposits contained both oxidized and refractory gold mineralization.

   Minahasa sold 275,400 equity ounces of gold in the nine months ended September 30, 2001 with total cash costs of US$135 per ounce. Mining operations will cease by the end of 2001; however, it is expected that processing from this mine will continue through 2003.

   BATU HIJAU

   New Newmont's second project in Indonesia, Batu Hijau, is located on the island of Sumbawa, approximately 950 miles east of Jakarta. Batu Hijau is a large porphyry copper/gold deposit, which Newmont discovered in 1990.

   In July 1997, agreements for US$1 billion in financing for the Batu Hijau project were signed. Project completion tests were met in October 2000 and, as a result, the financing is now non-recourse to New Newmont and Sumitomo.

   Development and construction activities began in 1997 and start-up took place in late 1999. The mine produced 519.7 million pounds of copper and 451,400 ounces of gold in the nine months ended September 30, 2001, 56.25% of which is attributable to Newmont's economic interest. After gold credits the cash cost was US$0.36 for the nine months ended September 30, 2001.

   ASIA AND EUROPE

   UZBEKISTAN

   New Newmont will have a 50% interest in Zarafshan-Newmont. The remaining 50% interest is divided between the State Committee for Geology and Mineral Resources ("State Committee") and Navoi Mining and Metallurgical Combine ("Navoi"), each a state entity of Uzbekistan. The joint venture produces gold by crushing and leaching ore from existing stockpiles of low-grade oxide ore from the nearby government-owned Muruntau mine. The gold produced by Zarafshan-Newmont is sold in international markets for U.S. dollars. Newmont provides technical and managerial support to Zarafshan-Newmont. The State Committee and Navoi guaranteed to furnish Zarafshan-Newmont with 242 million tons of ore with an average grade of 0.036 ounces of gold per ton, containing approximately 8.6 million ounces of gold. In late 2000, the ore supply agreement was amended to add an additional 220 million tons of ore with an average grade of 0.05 ounces of gold per ton. To handle the additional ore, the joint venture has arranged for construction of a leach pad extension and an expansion of the ore supply conveyor system. The amended agreement extends the life of the operation to at least 2013. Ore placement on the heap leach pad expansion project is scheduled for the beginning of 2002.

   For the nine months ended September 30, 2001, total sales were 325,200 ounces (162,600 equity ounces) at a total cash cost of US$136 per ounce.

   TURKEY

   The Ovacik gold mine is located on the western Aegean coast of Turkey. New Newmont will own 100% of the mine. The first gold was produced in May 2001. The mine is the subject of regulatory action which could result in its closure.

   AFRICA

   COTE D'IVOIRE

   The Ity gold mine is located in Cote d'Ivoire, West Africa. Normandy has disclosed that Normandy La Source has accepted an offer for the sale of its interest in the Ity gold mine.

   TVX NORMANDY

   TVX Normandy was formed in June 1999 as a strategic alliance between Normandy and TVX Gold. TVX Normandy will be 49.9% owned by New Newmont and 50.1% owned by TVX Gold. The principal assets of TVX Normandy are interests in the following operating gold mines in South America and Canada:

   Paracatu (51% Rio Tinto Limited; 49% TVX Normandy). Rio Tinto is the operator of the mine. For the twelve months ended June 30, 2001, Paracatu produced 207,718 ounces of gold (100%) at a total cash cost of A$350 per ounce.

   Crixas (50% AngloGold; 50% TVX Normandy). AngloGold is the operator of the mine. For the twelve months ended June 30, 2001, Crixas produced 192,985 ounces of gold (100%) at total cash costs of A$212 per ounce.

   La Coipa (50% Placer Dome; 50% TVX Normandy). Placer Dome is the operator of the mine. For the twelve months ended June 30, 2001, La Coipa's gold equivalent production was 137,138 ounces at total cash costs of A$225 per ounce.

   Musselwhite (68.1% Placer Dome; 31.9% TVX Normandy). Placer Dome is the operator of the mine. For the twelve months ended June 30, 2001, Musselwhite produced 236,604 ounces of gold (100%) at total cash costs of A$318 per ounce.

   New Britannia (50% High River Gold; 50% TVX Normandy). TVX Normandy is the operator of the mine. For the twelve months ended June 30, 2001, New Britannia produced 105,849 ounces of gold (100%) at total cash costs of A$375 per ounce.

   DEVELOPMENT PROJECTS

   New Newmont will also have a several advanced gold projects in its portfolio of assets. New Newmont will have the flexibility to optimize the development of these projects based on project economics, political risk and free cash flow profiles.

   The following table sets forth certain information with respect to New Newmont's principal development projects:

                                                      %     ESTIMATED EQUITY RESERVES
             PROJECT                LOCATION      OWNERSHIP          (MM OZ)
             -------                ------------- --------- -------------------------
Leeville........................... Nevada, USA       100              3.0
Twin Creeks South.................. Nevada, USA       100              1.9
Gold Quarry South.................. Nevada, USA       100              3.0
Phoenix............................ Nevada, USA       100              6.1
Boddington Expansion............... Australia        44.4              4.9
Yamfo-Sefwi........................ Ghana, Africa      90              3.3
Yanacocha Sulfides & covered oxides Peru, S.A.      51.35              (a)
Martabe............................ Indonesia          90              (a)
Akim............................... Ghana, Africa      80              (a)

--------
(a) Not included in Proven and Probable Reserves, but in Mineralized Material

   EXPLORATION

   New Newmont expects to have a 2002 exploration and research budget of approximately US$75 million. It is expected that approximately 70% would be applied to near-mine and regional exploration in existing districts, plus work on advanced exploration and development projects in Indonesia and West Africa, and approximately 30% on the worldwide search for new reserve opportunities outside current operating districts, acceleration of select programs having positive results,and on metallurgical research, operational optimization studies and project evaluation.

   NON-GOLD ASSETS

   The following table sets forth certain information with respect to New Newmont's non-gold operations:

        ASSET/PROJECT DEVELOPED    MINERAL   LOCATION          INTEREST
        -----------------------    --------- ----------------- --------
        Golden Grove.............. Zinc      Western Australia    100%
        Australian Magnesium Corp. Magnesium Queensland          22.8%
        Kasese.................... Cobalt    Uganda              53.9%

   GOLDEN GROVE

   New Newmont will own 100% of the Golden Grove operation in Western
Australia. Golden Grove has two underground mines at the Scuddles and Gossan Hill deposits with a combined mining rate of 1.2 million tonnes per year. The principal product is zinc concentrate. A high precious metal ("HPM") lead concentrate and low precious metal ("LPM") copper concentrate are also produced.

   Zinc production declined to 182,655 tonnes of concentrate (containing 82,391 tonnes of payable zinc metal) for the twelve months ended June 30, 2001. The decline in zinc production was a direct result of separating zinc (895,164 tonnes) and copper ores (272,122 tonnes). The decline in zinc metal production was directly offset by an increase in copper production to 11,008 tonnes of payable copper metal.

   Current reserves at Scuddles and Gossan Hill are sufficient to support approximately 4.5 years production at current production rates. However, the Catalpa, Hougoumount and Amity deposits are expected to provide sufficient additional ore to substantially extend the mine life. A pre-feasibility study for the Amity deposit was completed in early 2001 and development commenced in May 2001.

   AUSTRALIAN MAGNESIUM CORPORATION

   New Newmont will have a 22.8% voting interest in Australia Magnesium Corporation, which has developed a proprietary process known as the AM Process, a chemical and dehydration process for producing anhydrous magnesium chloride suitable as feed for an electrolytic cell to produce molten magnesium metal. Australia Magnesium has recently undertaken a A$525 million equity raising to support the financing of the A$1.3 billion development of the Stanwell magnesium project. Normandy has an obligation to contribute A$100 million in equity between October 31, 2002 and January 31, 2003.

   KASESE

   New Newmont will hold an 86% interest in Banff Resources Ltd ("Banff"), which in turn holds a 63% interest in the Kasese cobalt project (New Newmont effective interest 54%) and an option to earn a 65% interest in the nearby Kilembe mine and tailings. The Kasese cobalt project is located in western Uganda. In June 2001, Normandy wrote down the carrying value of its interest in the project to zero.

   ROYALTY BUSINESS

   New Newmont will continue to build upon the Franco-Nevada royalty and merchant banking business as a newly formed unit of Newmont. In addition to its own exploration programs (see "Exploration"), New Newmont will be active in assembling and improving exploration land packages with the objective of vending the properties to other operators in return for a royalty. New Newmont benefits from any discoveries made by other operators on its royalty lands.

   New Newmont's royalty interests will generally be in the form of a net smelter return royalty ("NSR") that provides for the payment either in cash or physical metal of a specified percentage of production, less certain specified transportation and refining costs. In some cases, New Newmont will own a net profit interest ("NPI") pursuant to which New Newmont is entitled to a specified percentage of the net profits, as defined in each case, from a particular mining operation.

   Several royalties are held by Franco-Nevada on certain Newmont and Normandy properties, including portions of Deep Star, Deep Post, Gold Quarry, certain exploration properties and all of Midas. Upon the merger of Newmont and Franco-Nevada and the acquisition of Normandy, these royalties will be eliminated in the consolidated results of New Newmont and are not listed or described herein.

   The following is a description of New Newmont's principal gold royalties.

   GOLDSTRIKE

   New Newmont will hold various NSR and NPI royalties on the Goldstrike Mine (Betze-Post and Meikle Mines) located in the Carlin Trend gold mining area of northern Nevada. The Betze-Post and Meikle Mines are owned and operated by a subsidiary of Barrick Gold Corporation ("Barrick"). The Betze-Post Mine is a conventional open pit operation. The Betze-Post property consists of various claim blocks and New Newmont's royalty interest in each claim block will be different, ranging from 0% to 4% for the NSRs and 0% to 6% for the NPIs. On a combined basis, New Newmont's NSRs and NPIs cover land containing 81.3% of the Betze-Post Mine reserves and resources reported by Barrick as at December 31, 2000. The Meikle Mine is an underground operation comprising the Meikle, Rodeo and Griffin deposits, located one mile north of the Betze-Post Mine that shares the Goldstrike processing facilities with the Betze-Post Mine. New Newmont will hold a 4% NSR and a 5% NPI over 1,280 acres of the claims that cover the Meikle, Rodeo and Griffin deposits.

   New Newmont is not obliged to fund any portion of the cost associated with the Betze-Post Mine or the Meikle Mine. Barrick's mining sequence from various claim groups will cause fluctuations in New Newmont's royalty receipts. The NSR royalties are based upon gross production from the mine, reduced only by the ancillary costs of smelter charges and transportation of about US$2 per ounce. The determinants of the revenue received from the NSRs covering the Betze-Post Mine are the number of ounces of gold produced, New Newmont's selling price of the gold, and the cost of shipping and smelting. The Post-Goldstrike NPI began paying in October 1993, the month that the cumulative net profit from the Post and Goldstrike claims exceeded capital invested in those claims. Net profits are calculated as proceeds less costs. Proceeds equal the number of ounces of gold produced from the Post and Goldstrike claims and the Meikle Mine, multiplied by the spot price of gold on the date gold is credited to Barrick's account at the refinery. Costs include operating and capital costs as incurred.

   In its public filings for the year ended December 31, 2000, Barrick reported production of 1,647,000 ounces from the Betze-Post Mine with an estimate of production in 2001 of 1,612,000 ounces. Similarly, production from the Meikle Mine in 2000 was 806,000 ounces with an expected 669,000 ounces to be produced in 2001. Barrick estimated proven and probable reserves at December 31, 2000 using a gold price of US$300 per ounce. The Betze-Post Mine was estimated to contain 116.4 million tons grading 0.155 ounces per ton for 18.0 million contained reserve ounces. The Meikle Mine, including the Rodeo and Griffin deposits, was estimated to contain 14.1 million tons grading 0.458 ounces per ton for 6.5 million contained reserve ounces.

   STILLWATER

   New Newmont will hold a 5% net smelter return royalty on a portion of the Stillwater Mine and all of the East Boulder Mine located near Nye, Montana. The Stillwater Mine and East Boulder Mine project are owned and operated by Stillwater Mining Company ("Stillwater"), a U.S. public company listed on the New York Stock Exchange. Stillwater produces palladium, platinum, and associated metals (platinum group metals or PGMs) from a geological formation known as the J-M Reef. Stillwater is the only significant producer of PGMs outside of South Africa and Russia. The J-M Reef is an extensive mineralized zone containing PGMs, which has been traced over a strike length of approximately 28 miles.

   The following table sets forth Stillwater's publicly reported proven and probable palladium and platinum ore reserves as of December 31, 2000 and 1999. The reserves reflected below are based on a cut-off grade in 2000 and 1999 of
0.3 ounces of palladium plus platinum per ton, and assume prices for palladium and platinum of US$225 and US$350 per ounce, respectively, in 2000 and 1999. Proven and probable reserves give effect to an average mining dilution of 10% at zero grade based on actual mining experience.

                          DECEMBER 31, 2000          DECEMBER 31, 1999
                      -------------------------  -------------------------
                                     CONTAINED                  CONTAINED
                      TONS   AVERAGE OUNCES/(1)/ TONS   AVERAGE OUNCES/(1)/
        CATEGORY      (000)   GRADE    (000)     (000)   GRADE    (000)
        --------      ------ ------- ----------  ------ ------- ----------
    Proven...........  2,694  0.75      2,020     1,764  0.74      1,311
    Probable Reserves 32,865  0.71     23,243    34,529  0.71     24,352
                      ------           ------    ------           ------
    Total............ 35,559  0.71     25,263    36,293  0.71     25,663
                      ======           ======    ======           ======

--------
(1) Expressed as palladium plus platinum ounces per ton at a ratio of 3.3 parts palladium to one part platinum, before processing losses of approximately 10%.

   New Newmont's royalty covers more than 80% of the combined reserves and resources of the deposit, but does not cover a portion of the deposit at the Stillwater Mine. The majority of production to date has been from the Stillwater Mine. For that reason, the percentage of ore mined from the royalty lands has been lower than the 80% reserve percentage. For the years 1995 through 2000, the average annual percentage of production from the royalty lands totalled 52.45%. The percentage of future production from the royalty lands will vary from year to year. The royalty encompasses all of the reserves at the East Boulder Mine, which is being developed approximately thirteen miles to the west of the Stillwater Mine. Once the East Boulder Mine is producing, the percentage of production from the royalty lands will increase. Ultimately, the cumulative rate is expected to equal the percentage of reserves covered by the royalty. During calendar 2000, Stillwater produced 430,000 ounces of PGMs. On November 8, 2001, Stillwater announced that in light of sharply lower prices for palladium and platinum it was modifying mine plans for both the Stillwater and East Boulder Mines.

   OIL & GAS INTERESTS

   New Newmont will also be active in the oil and gas royalty business. Its oil and gas portfolio contains 1.8 million gross acres of producing and non-producing lands located in western Canada and the Canadian Arctic. The average royalty on these lands is 6%. The portfolio contains long-life reserves, is comprised of working interests ("WI") and/or overriding royalty interests ("ORR") which are based on oil and gas well revenue less possible deductions for transportation or processing. The following table sets forth certain information with respect to New Newmont's principal oil and gas royalty interests.

         PROPERTY, LOCATION             OPERATOR     INTEREST
         ------------------           ------------- -----------
Royalties:
   Weyburn Unit, Saskatchewan........ PanCanadian   1.6% WI/ORR
   Midale Unit, Saskatchewan......... Apache        2.6% WI/ORR
   Tidewater, Saskatchewan........... Various       1.4% ORR
   Edson, Alberta.................... Rio Alto      15% ORR
   Medicine Hat, Alberta............. Petro-Canada  2.3% ORR
Other Interests:
   Heavy Crude, Alberta.............. Non-producing 100% WI
   Arctic Gas, Northwest Territories. Petro-Canada  10% WI

   The following table sets forth certain information relating to reserves as at March 31 based on constant cost and price assumptions and before deduction of royalties owned by others:

   OIL & GAS RESERVES

                                                         2001        2000
                                                      ----------- -----------
Established (barrels of oil equivalent ("boe"))(1)(2)   6,600,000   4,900,000
Proved, probable and possible (boe)..................  10,300,000   8,600,000
Heavy crude (boe)(3)................................. 465,000,000 294,000,000
Arctic gas (boe)..................................... 114,000,000 114,000,000

--------
(1) 100% Proven plus 50% Probable
(2) Based upon $36.13 Cdn/boe and $23.39 Cdn/boe respectively.
(3) Estimate based on 60% recovery factor

   INVESTMENTS

   ABER DIAMOND CORPORATION

   New Newmont will own 14.1% (7,717,000 shares) of the outstanding common shares of Aber Diamond Corporation ("Aber"). Aber is a Toronto based public company listed on the TSE the principal asset of which is a 40% interest in the Diavik Diamonds Project (the "Diavik Project") in the Northwest Territories, Canada. Rio Tinto PLC is the 60% owner and is manager of the C$1.3 billion development currently in progress.

   On November 2, 2001 Aber reported that it had accepted an underwritten commitment from a lead group of five banks for a project loan facility of US$230 million. The facility is sufficient to fund Aber's share of budgeted expenditures to complete the Diavik Project and additional corporate requirements. Aber also reported that construction of the Diavik Project is 60% complete and is on budget and on schedule. Diamond sales are expected to commence in the second quarter of 2003.

   ECHO BAY MINES LIMITED

   New Newmont will own approximately US$72.4 million principal amount of the 11% capital securities due April 2027 of Echo Bay Mines Ltd., a public company trading on AMEX and the TSE. Echo Bay is a substantial gold company producing 695,000 ounces in calendar 2000 from four mines in the United States and Canada. Echo Bay operates the Round Mountain and McCoy-Cove mines in Nevada.

   At September 30, 2001, the principal plus accrued interest on the Echo Bay capital securities to be owned by New Newmont amounted to US$115.3 million. It is New Newmont's intention to convert all its Echo Bay capital securities into Echo Bay common shares and to maintain an initial approximate 49.5% equity interest in Echo Bay. The conversion is subject to the approval of Echo Bay shareholders and is conditional on regulatory approvals. Proxy materials are currently under review with regulatory authorities. The conversion of the Echo Bay capital securities into common shares will likely occur prior to the creation of New Newmont.

   PROVEN AND PROBABLE RESERVES

   New Newmont's equity in proven and probable gold reserves was 92.8 million ounces using combined publicly reported reserves for Newmont Mining Corporation as at December 31, 2000, and Normandy Mining Ltd. as at June 30, 2001. To the extent of production since these reporting dates, such reserves have been depleted and are thus lower than stated. Reserves are published once each year and will be recalculated as of December 31, 2001, and June 30, 2002 for Newmont and Normandy, respectively, taking into account such depletion as well as any additions to reserves based on results of exploration and development work performed during 2001/2002. Of these reserves, approximately 483,333 ounces have been committed under prepaid forward sales contracts. In addition, the company's equity in proven and probable copper and zinc reserves was 7.1 billion and 454 million pounds, respectively, using the same reporting dates as for gold.

   Proven and probable reserves were determined by the use of mapping, drilling, sampling, assaying and evaluation methods generally applied in the mining industry. Calculations with respect to the estimates of proven and probable gold reserves were based on a gold price of US$300 per ounce for Newmont's reserve share, whereas Normandy's reserve share was based on a range of A$450 to $500 per ounce at all properties except the TVX-Americas (Canada, South America) reserves which were based on a gold price of US$300 per ounce. Newmont estimated that if its reserve estimates had been based on a gold price of $275 per ounce, 2000 year-end proven and probable gold reserves could have decreased by approximately 8%.

   The proven and probable reserves figures presented herein are estimates, and no assurance can be given that the indicated levels of recovery of gold, copper, and zinc will be realized. Ounces of gold or pounds of copper or zinc in our proven and probable reserves are prior to any losses during metallurgical treatment. Reserve estimates may require revision based on actual production experience. Market price fluctuations of gold, copper, and zinc, as well as increased production costs or reduced recovery rates, could render our proven and probable reserves containing relatively lower grades of mineralization uneconomic to exploit and might result in a reduction of reserves.

GOLD PROVEN AND PROBABLE RESERVES, AND MATERIAL NOT IN RESERVE--U.S. UNITS(1)(2)

                                                                                                  GOLD MATERIAL NOT
                                                 GOLD PROVEN AND PROBABLE RESERVES                  IN RESERVE(3)
                                    -----------------------------------------------------------  -------------------



                                                      (100%)                                           (100%)
-                                          -----------------------------  EQUITY                 -------------------
                                                               CONTAINED CONTAINED METALLURGICAL
                                    EQUITY TONNAGE(4)  GRADE   OUNCES(5) OUNCES(5)   RECOVERY     TONNAGE    GRADE
DEPOSITS/DISTRICTS                   (%)   (000 TONS) (OZ/TON)   (000)     (000)        (%)      (000 TONS) (OZ/TON)
------------------                  ------ ---------- -------- --------- --------- ------------- ---------- --------
                       NEWMONT MINING CORPORATION (DECEMBER 31, 2000, INCLUDES BATTLE MTN.)
North American
  Nevada
   Nevada Open Pit.................
   Carlin Trend.................... 100.0%   122,479   0.050     6,172     6,172       70.1%        34,200   0.048
   Twin Creeks..................... 100.0%    75,199   0.086     6,436     6,436       85.4%        74,950   0.054
   Lone Tree Complex............... 100.0%    40,847   0.060     2,464     2,464       75.5%         7,429   0.050
   Phoenix Project................. 100.0%   175,185   0.034     6,031     6,031       82.0%        72,220   0.026
                                           ---------            ------    ------                 ---------
   Total Nevada Open Pit...........          413,710   0.051    21,103    21,103                   188,799   0.042
                                           ---------            ------    ------                 ---------
  Nevada Underground
   Carlin Trend.................... 100.0%    11,632   0.574     6,679     6,679       92.9%         2,527   0.499
   Rosebud.........................  50.0%        --                --        --                       236   0.330
                                           ---------            ------    ------                 ---------
  Total Nevada Underground.........           11,632   0.574     6,679     6,679                     2,763   0.484
                                           ---------            ------    ------                 ---------
  Nevada Stockpiles and In-Process. 100.0%    91,494   0.049     4,478     4,478       74.9%        46,017   0.044
                                           ---------            ------    ------                 ---------
Total Nevada.......................          516,836   0.062    32,260    32,260                   237,579   0.048
                                           ---------            ------    ------                 ---------
   Mesquite, California............ 100.0%    13,689   0.019       263       263       60.5%        51,522   0.019
   Golden Giant, Ontario........... 100.0%     4,779   0.286     1,369     1,369       96.0%            --
   Holloway, Ontario...............  88.3%     4,389   0.195       858       758       95.0%         1,434   0.195
   La Herradura, Mexico............  44.0%    49,754   0.026     1,306       575       71.0%        16,649   0.032
   Mezcala, Mexico.................  44.0%                                                          69,464   0.026
                                           ---------            ------    ------                 ---------
   Total Other North America.......           72,611   0.052     3,796     2,965                   139,069   0.026
                                           ---------            ------    ------                 ---------
  TOTAL--NORTH AMERICA.............          589,447   0.069    36,056    35,225                   376,648   0.040
                                           =========            ======    ======                 =========
South America
  Minera Yanacocha, Peru........... 51.35%
   Oxide Gold Leach Deposits....... 51.35% 1,335,518   0.027    36,553    18,769       70.0%       173,795   0.022
   Sulfide Copper Gold Deposits.... 51.35%        --                --        --                   707,028   0.023
                                           ---------            ------    ------                 ---------
  Total Minera Yanacocha...........        1,335,518   0.027    36,553    18,769                   880,823   0.023
                                           ---------            ------    ------                 ---------
   Kori Kollo, Bolivia.............  88.0%    30,348   0.038     1,148     1,010       62.0%        16,685   0.039
   Gurupi, Brazil..................  50.0%        --                --        --                    66,563   0.041
                                           ---------            ------    ------                 ---------
TOTAL--SOUTH AMERICA...............        1,365,866   0.028    37,701    19,779                   964,071   0.024
                                           =========            ======    ======                 =========
Australasia(6)
   Pajingo, Australia..............  50.0%     2,126   0.451       959       480       97.2%         4,048   0.368
                                           ---------            ------    ------                 ---------
TOTAL--AUSTRALASIA.................            2,126   0.451       959       480                     4,048   0.368
                                           =========            ======    ======                 =========
Asia and Europe
  Minahasa, Indonesia (7).......... 95.92%     4,625   0.151       699       670       82.0%
  Batu Hijau, Indonesia (7)........ 56.25%   944,460   0.012    11,721     6,593       79.2%       572,674   0.005
  Zarafshan, Uzbekistan (8)........  50.0%   169,468   0.042     7,158     3,579       55.3%            --
                                           ---------            ------    ------                 ---------
TOTAL--ASIA AND EUROPE.............        1,118,553   0.018    19,578    10,842                   572,674   0.005
                                           =========            ======    ======                 =========
TOTAL NEWMONT WORLDWIDE............        3,075,992   0.031    94,294    66,326                 1,917,441   0.022
                                           =========            ======    ======                 =========

                                          NORMANDY MINING (JUNE 30, 2001)
North America
  Midas, Nevada.................... 100.0%     3,295   0.646     2,130     2,130       97.0%        23,451   0.061
  Musselwhite, Canada.............. 15.97%    15,648   0.163     2,550       407       96.0%         4,739   0.154
  New Britania, Canada............. 24.95%     3,075   0.156       480       120       92.0%         3,504   0.111
                                           ---------            ------    ------                 ---------
Total North America................           22,018   0.234     5,160     2,657                    31,694   0.080
                                           =========            ======    ======                 =========
South America
  Paracatu, Brazil................. 24.45%   287,622   0.012     3,560       870       76.0%       189,544   0.012
  Crixas, Brazil................... 24.95%     4,562   0.237     1,080       269       94.0%         1,025   0.302
  La Coipa, Chile.................. 24.95%    50,802   0.032     1,650       412       83.3%        21,158   0.032
  Gurupi, Brazil................... 24.95%        --                --        --                    66,561   0.041
                                           ---------            ------    ------                 ---------
Total South America................          342,986   0.018     6,290     1,551                   278,288   0.022
                                           =========            ======    ======                 =========

GOLD PROVEN AND PROBABLE RESERVES, AND MATERIAL NOT IN RESERVE--U.S. UNITS(1)(2)

                                                                                                      GOLD MATERIAL NOT
                                                 GOLD PROVEN AND PROBABLE RESERVES                     IN RESERVE/(3)/
                                  --------------------------------------------------------------     -------------------



                                                     (100%)                                                (100%)
                                         -------------------------------     EQUITY                  -------------------
                                                               CONTAINED   CONTAINED   METALLURGICAL
                                  EQUITY TONNAGE/(4)/  GRADE   OUNCES/(5)/ OUNCES/(5)/   RECOVERY     TONNAGE    GRADE
DEPOSITS/DISTRICTS                 (%)   (000 TONS)   (OZ/TON)   (000)       (000)          (%)      (000 TONS) (OZ/TON)
------------------                ------ -----------  -------- ----------  ----------  ------------- ---------- --------
                                          NORMANDY MINING (JUNE 30, 2001)

Australasia
  Pajingo, Queensland............  50.0%      2,116    0.430        910         455        96.5%         3,548   0.372
  Boddington, Western Australia.. 44.40%    432,844    0.026     11,040       4,902        89.0%       417,129   0.023
  Gossan Hill, Western Australia. 100.0%                                                                 1,389   0.072
  Kalgoorlie, Western Australia..  50.0%    204,862    0.061     12,490       6,245        90.1%       223,596   0.084
  Mt. Leyshon, Queensland........  13.7%      3,934    0.020         80          61        77.2%
  Tanami, Northern Territories... 87.47%     19,891    0.144      2,870       2,510        95.8%        41,413   0.078
  Yandal, Western
   Australia..................... 100.0%     18,260    0.128      2,340       2,340        93.4%        50,780   0.096
  Martha, New Zealand............ 67.06%      7,097    0.099        700         469        94.0%
                                          ---------             -------      ------                  ---------
TOTAL--AUSTRALASIA...............           689,004    0.044     30,430      16,982                    737,855   0.051
                                          =========             =======      ======                  =========
Asia and Europe..................
  Mastra, Turkey................. 100.0%                                                                 1,091   0.357
  Ovacik, Turkey................. 100.0%      1,327    0.392        520         520        91.0%         3,269   0.153
  Perama, Greece.................  80.0%     12,122    0.108      1,310       1,048        90.0%         2,645   0.057
                                          ---------             -------      ------                  ---------
TOTAL--ASIA AND EUROPE...........            13,449    0.136      1,830       1,568                      7,005   0.148
                                          =========             =======      ======                  =========
Africa...........................
  Akim, Ghana....................  80.0%                                                                56,643   0.061
  Ity, Cote d'Ivoire.............  51.0%      4,540    0.148        670         342        84.6%           804   0.162
  Yamfo-Sefwi, Ghana.............  85.6%     53,006    0.073      3,890       3,330        90.6%        62,924   0.056
                                          ---------             -------      ------                  ---------
TOTAL--AFRICA....................            57,546    0.079      4,560       3,672                    120,371   0.059
                                          =========             =======      ======                  =========
TOTAL NORMANDY WORLDWIDE.........         1,125,003    0.043     48,270      26,430                  1,175,213   0.047
                                          =========             =======      ======                  =========
                                             TOTAL NEWMONT AND NORMANDY

TOTAL--NORTH AMERICA.............           611,465    0.067     41,216      37,882                    408,342   0.040
TOTAL--SOUTH AMERICA /(9)/.......         1,708,852    0.026     43,991      21,330                  1,175,798   0.021
TOTAL--AUSTRALASIA /(10)/........           689,003    0.044     30,430      17,462                    737,855   0.051
TOTAL--ASIA AND EUROPE...........         1,132,002    0.019     21,408      12,410                    579,679   0.007
TOTAL--AFRICA....................            57,546    0.079      4,560       3,672                    120,371   0.059
                                          ---------             -------      ------                  ---------
TOTAL COMBINED
 WORLDWIDE /(11)/................         4,198,868    0.031    141,605      92,756                  3,022,045   0.022
                                          =========             =======      ======                  =========

BASE METAL PROVEN AND PROBABLE RESERVES, AND MATERIAL NOT IN RESERVE--U.S.
                                 UNITS/(1)(2)/

                                                                                                COPPER MATERIAL
                                         COPPER PROVEN AND PROBABLE RESERVE                   NOT IN RESERVE/(3)/
                           --------------------------------------------------------------     ------------------



                                              (100%)                                                (100%)
                                  ------------------------------     EQUITY                   ------------------
                                                        COPPER       COPPER                    TONNAGE
                           EQUITY TONNAGE/(4)/ GRADE   (MILLION     (MILLION    METALLURGICAL    (000     GRADE
DEPOSITS/DISTRICTS          (%)   (000 TONS)   (% CU) POUNDS)/(5)/ POUNDS)/(5)/  RECOVERY(%)    TONS)    (OZ/TON)
------------------         ------ -----------  ------ -----------  -----------  ------------- ---------- --------
                    NEWMONT MINING CORPORATION (DECEMBER 31, 2000, INCLUDES BATTLE MTN.)

  Phoenix Project, Nevada. 100.0%    156,323    0.17%      515          515         85.3%        99,594    0.14%
  Minera Yanacocha (Minas
   Conga), Peru........... 51.35%                                                               707,028    0.30%
  Batu Hijau, Indonesia-
   Copper(8)..............  56.3%    944,460    0.53%    9,964        5,605         91.6%       572,674    0.33%
                                   ---------            ------        -----                   ---------
Total Newmont--Copper.....         1,100,783    0.48%   10,479        6,120                   1,379,296    0.30%
                                   =========            ======        =====                   =========
                                       NORMANDY MINING (JUNE 30, 2001)

  Boddington, Western
   Australia..............  44.4%    432,844    0.17%    1,428          635           76%        99,594    0.14%
  Golden Grove, Western
   Australia.............. 100.0%      4,276     4.1%      351          351           88%        11,813     3.6%
                                   ---------            ------        -----                   ---------
Total Normandy--Copper....           437,120    0.20%    1,779          986                     111,407    0.50%
                                   =========            ======        =====                   =========
                                      TOTAL NEWMONT AND NORMANDY MINING

TOTAL COMBINED
 WORLDWIDE................         1,537,903    0.40%   12,258        7,106                   1,490,703    0.31%
                                   =========            ======        =====                   =========

                                                                                                 ZINC MATERIAL
                                          ZINC PROVEN AND PROBABLE RESERVE                      NOT IN RESERVE
                           --------------------------------------------------------------     ------------------



                                              (100%)                                                (100%)
                                  ------------------------------     EQUITY                   ------------------
                                                         ZINC         ZINC      METALLURGICAL
                           EQUITY   TONNAGE    GRADE   (MILLION     (MILLION      RECOVERY     TONNAGE    GRADE
DEPOSITS/DISTRICTS          (%)   (000 TONS)   (% CU) POUNDS)/(5)/ POUNDS)/(5)/      (%)      (000 TONS) (OZ/TON)
------------------         ------ -----------  ------ -----------  -----------  ------------- ---------- --------
                               NEWMONT MINING CORPORATION (DECEMBER 31, 2000)

Total Newmont--Zinc.......                --                --           --                          --
                                   =========            ======        =====                   =========
                                       NORMANDY MINING (JUNE 30, 2001)

  Golden Grove, Western
   Australia.............. 100.0%      1,774    12.8%      454          454         90.5%         9,213    15.3%
                                   ---------            ------        -----                   ---------
Total Normandy--Zinc......             1,774    12.8%      454          454                       9,213    15.3%
                                   =========            ======        =====                   =========
                                      TOTAL NEWMONT AND NORMANDY MINING

TOTAL COMBINED
 WORLDWIDE................             1,774    12.8%      454          454                       9,213    15.3%
                                   =========            ======        =====                   =========

(1) The term "reserve" means that part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.

   The term "economically," as used in the definition of reserve, implies that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions.

   The term "legally," as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, there should be a reasonable certainty based on applicable laws and regulations that issuance of permits or resolution of legal issues can be accomplished in a timely manner.

   The term "proven reserves" means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are computed from the result of detailed sampling and
   (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established.

   The term "probable reserves" means reserves for which quantity and grade are computed from information similar to that used for proven reserves but the sites for sampling are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

(2) Ore Reserves and Material Not in Reserve follow two reporting requirements. For Newmont's share, reporting conforms to the reporting guidelines of the "Society for Mining, Metallurgy, and Exploration (SME), Inc.", (SME Guidelines) and the United States Security and Exchange Commission (U.S. S.E.C.) reporting rules. For Normandy's share, reporting conforms to the reporting requirements of the "Australasian Code for Reporting of Identified Mineral Resources and Ore Reserves", (JORC Code) and the Australian Stock Exchange Listing Rules. For both Newmont and Normandy, results are compiled and reported by various "competent persons" as defined by the SME Guidelines and JORC Code. In this table, proved and probable reserves are contained.

(3) The Term "Material not in Reserve" represents combined, measured, indicated and inferred "mineral resources" in the JORC Code and are here reported as additional to the ore reserves. The use of the term "Mineral Resource" and reporting its contained ounces is not allowed by the U.S. S.E.C.

(4) Tonnages are after allowances for losses resulting from mining methods.

(5) Contained ounces or pounds are estimates of metal contained in ore tonnages and are before allowances for processing losses. Estimated losses from processing are expressed as recovery rates and represent the estimated amount of metal to be recovered through metallurgical extraction processes.

(6) The 9.74% interest in the Lihir Gold Mine was not reported as a reserve asset by Newmont (the shares are currently held by Newmont as available for sale marketable securities), but would represent approximately 1.2 million ounces equity reserve if reported as such.

(7) Percentage reflects Newmont's economic interest.

(8) Material available to Zarafshan-Newmont for processing from designated stockpiles or from other specified sources. Tonnage and gold content of material available to Zarafshan-Newmont for processing from such designated stockpiles or from other specified sources are guaranteed by state entities of Uzbekistan.

(9) Gurupi counted only once on 100% tabulations.

(10)Pajingo counted only once on 100% tabulations.

(11)Reserve figures do not include reserves attributable to Franco-Nevada's royalty interests, which would be the equivalent of approximately 2 million ounces reserves net to Franco-Nevada, nor do they include its 42.5% interest in Echo Bay Mining Company which would represent approximately 2.2 million ounces. Additionally, Franco-Nevada has equity positions in two properties that contain "Mineral Resources" that may not meet Newmont's criteria for "Material not in Reserve" and as such are not reported in this table.

   ENVIRONMENTAL MATTERS

   U.S. OPERATIONS

   New Newmont's gold mining and processing operations within the U.S. are subject to extensive federal, state and local governmental regulations for the protection of the environment, including those relating to the protection of air and water quality, hazardous waste management and mine reclamation. New Newmont will strive to set industry standards of excellence for its environmental practices and does not believe that ongoing compliance with current regulations will have a material adverse effect on its competitive position. New Newmont does not expect any material impact on its future costs of compliance based on existing environmental regulations. Since New Newmont cannot pass on any increases in costs to its customers, new laws and regulations resulting in higher compliance costs could have an adverse effect on its future profitability.

   Exclusive of Midas operations, New Newmont estimates that compliance with federal, state and local regulations relating to the protection of the environment required capital expenditures of approximately US$1.0 million in 2000 at New Newmont's domestic operations. New Newmont estimates that it will require at least US$1.4 million of capital expenditures for environmental compliance in the U.S. in 2001 and annually thereafter.

   Each currently operating Newmont mine has a reclamation plan in place that meets all currently enacted legal and regulatory requirements. Estimated future costs for reclamation are accrued over the life of each mine and, at September 30, 2001, an aggregate US$120.3 million had been accrued for reclamation costs relating to currently producing Newmont mineral properties. Normandy has indicated that as of June 30, 2001, it had accrued US$1.6 million for reclamation at its Midas mine.

   RECLAMATION AND REMEDIATION OF INACTIVE SITES WITHIN THE UNITED STATES

   New Newmont will have environmental remediation obligations arising from past mining activities at four separate locations: Telluride/Ouray (Colorado), Leadville (Colorado), San Luis (Colorado) and Washington State. At September 30, 2001, on a consolidated basis, Newmont had an aggregate US$58.6 million accrued for remediation of these and other sites.

   ENVIRONMENTAL LAWS OF AUSTRALIA

   The Australian operations of New Newmont will be subject to Australian State and Federal laws and regulations regarding environmental matters. These laws and regulations set various standards regulating health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish, in certain circumstances, obligations to remediate current and former facilities and locations where operations are or were conducted. New Newmont will also be required to have, and comply with, permits for its existing operations from the relevant environmental authorities.

   Liability could be imposed on New Newmont for damages, clean-up costs or penalties if it discharges pollution into the environment or does not comply with environmental laws or regulations (including its permits). As at June 30, 2001, Normandy had made a provision of A$136.5 million for estimated rehabilitation expenditure, mine decommissioning and closure costs. Rehabilitation costs include regrading waste dumps, revegetation and erosion and drainage control.

   There may be sites of Aboriginal heritage or significance located on the land on which New Newmont's operations are situated. This could impose restrictions on New Newmont's ability to operate from that site.

   Some of the sites operated by New Newmont may also be subject to native title claims. If so, New Newmont may require consent from the traditional owners of that land to carry out mining operations. Such consent may be given on terms which are not acceptable to the company, or may otherwise increase the cost of operations at such sites.

   ENVIRONMENTAL PROTECTION IN OPERATIONS OUTSIDE THE UNITED STATES AND
AUSTRALIA

   New Newmont's interests outside the United States and Australia will also be subject to governmental regulations for the protection of the environment. These regulations have not had, and are not expected to have, a material adverse impact on New Newmont's operations or its competitive position.

   New Newmont will be committed to adopting and adhering to standards that are protective of human health and the environment. All of the international projects managed by New Newmont will adopt and implement environmental policies and procedures developed by Newmont.

   LEGAL PROCEEDINGS

   In December 1983, the State of Colorado filed a lawsuit in the U.S. District Court for the District of Colorado under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"). This case, State of Colorado v. ASARCO, Inc., et al. (Civil Action No. 83-C-2388), was subsequently consolidated with another action, United States of America v. Apache Energy & Minerals, et al. (Civil Action No. 86-C-1676), which was filed in August 1986. Both cases involve allegations of environmental impairment in the vicinity of Leadville, Colorado, including the area of the operations and property of the Res-ASARCO Joint Venture, the Yak Tunnel, and adjacent property, and seek remedial actions and damages from a number of defendants, including Newmont and Resurrection Mining Company, which was a partner with ASARCO Incorporated in the Res-ASARCO Joint Venture. In August 1994, the Court entered a Partial Consent Decree between and among the U.S., Newmont, Resurrection and certain other defendants. The Partial Consent

Decree obligates Resurrection to pay for and perform the cleanup of sources of contamination in various areas, pursuant to the CERCLA administrative process. During 1995 and 1996, Resurrection implemented and completed remedial action at selected locations, and developed feasibility studies which were sent to the EPA for approval in 1997. Remedial activities were conducted in 2000 and 2001. The precise nature of the final remedial activities is subject to EPA and State of Colorado review and selection and public comment. At this time, the precise remedy and cost have not been fixed. The proposed settlement also requires Resurrection to reimburse the EPA and the State of Colorado for their response costs. The Partial Consent Decree does not resolve certain other potential liabilities, including liability for any natural resource damages and any groundwater or surface water contamination.

   In June 2000, an independent trucking contractor spilled approximately 151 kilograms of mercury near the town of Choropampa, Peru which is located 53 miles southwest of the Minera Yanacocha mine. The mercury, a byproduct of gold mining, was being transported from the mine to a buyer in Lima for use in medical instrumentations and other industrial applications. A comprehensive health and environmental remediation program was initiated by Minera Yanacocha immediately following the accident and it also entered into agreements with three of the communities impacted by the incident to provide a variety of public works as compensation for the disruption and on September 10, 2001, Newmont, various wholly owned subsidiaries and Minera Yanacocha S.R.L. (51.35% owned by Newmont Second Capital Corporation) and other defendants were named in a lawsuit filed by over 900 Peruvian citizens in Denver District Court for the State of Colorado. This action seeks compensatory and punitive damages based on claims associated with the mercury spill incident. The response to the Complaint was filed in late October. Neither Newmont nor Minera Yanacocha can reasonably predict the likelihood or amount of any additional expenditures related to this matter.

   Franco-Nevada received a Notice of Request for Information, dated September 23, 1997, from the EPA alleging that Franco Inc. may be a potentially responsible party ("PRP") and seeking information about the Lava Cap Mine Superfund Removal Site near Nevada City, California. Franco Inc. fully responded to the request for information from the EPA and denied any liability under any applicable law. Franco Inc. has not been named a PRP, and no further actions have been taken by the EPA with respect to Franco Inc. DE MICROMUS settlement discussions (through which Franco Inc. would settle for less than $50,000) are being pursued, but there has been no response to date.

   Franco-Nevada received a Notice of Request for Information, dated August 24, 1998, from the United States Forest Service ("USFS"), Uinta National Forest, alleging that Franco Inc. may be a PRP and seeking information about allegedly needed environmental clean-up at the Pacific Mine, Utah County, Utah. Franco Inc. fully responded to the request for information from the USFS and denied any liability under any applicable law. Franco Inc. has not been named a PRP, and no further actions have been taken by the USFS with respect to Franco Inc.

   A dispute exists between Thiess Contractors Pty Ltd ("Thiess") and Normandy Golden Grove Operations Pty Ltd ("NGGO"), a wholly owned entity, in respect of a claim for additional and unexpected costs arising from the development of the Gossan Hill Project decline. Conciliation procedures have failed to resolve the dispute. Thiess claimed approximately A$11 million in damages. NGGO have made a counterclaim of A$0.9 million and made an offer of A$2.1 million. Thiess is still to fully comply with an order by the court to reissue an amended statement of claim. Litigation in the Supreme Court of Western Australia is proceeding.

   In a Federal Court action brought by ASIC against Yandal Gold Pty Ltd. the judge found the defendants to have committed various breaches of the Corporations Law and ordered payment by Edensor Nominees Pty Ltd ("Edensor") to ASIC of A$28.5 million for distribution to former Normandy Yandal Operations Limited shareholders. An appeal by Edensor to the Full Court of the Federal Court, to which Normandy became a party on the application of ASIC, was allowed on the basis that the Federal Court lacked jurisdiction to make the order. This decision was appealed to the High Court, which decided that the Full Federal Court was wrong. The High Court held that the Federal Court did have jurisdiction to hear and determine the matter and make orders under the Corporations law. The High Court has sent the matter back to the Full Federal Court to determine Edensor's appeal on the merits. If that appeal is unsuccessful then Edensor will be obligated to pay the A$28.5 million. The consolidated entity has agreed to pay half of this amount.

   Disputes exist between a controlled entity of Normandy, Banff Resources Ltd. and a third party in respect of a claim for part-ownership in the Kilembe mine. The third party has lodged a claim for specific performance and damages with courts in Uganda and Canada. The disputes are currently awaiting hearing and the controlled entity intends to defend the action.

   Orica Australia Limited has commended proceedings against a former controlled entity of Normandy, Normandy Industrial Minerals Limited ("NIML"), in respect of the supply of sand used in the manufacture of paints. A controlled entity has indemnified the purchaser of NIML in respect of this claim.

   Disputes exist between a controlled entity of Normandy and contractors in respect of the Kasese Cobalt project. Claims have been lodged by contractors for additional payment in respect of extensions of time and additional costs. The claims are in the process of being evaluated.

7.2 PRO FORMA FINANCIAL INFORMATION FOR NEW NEWMONT

   UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

   The following unaudited pro forma financial information has been prepared to assist you in your analysis of the financial effects of the acquisition of (a) Normandy Mining Limited ("Normandy") only and (b) the acquisition of Normandy and the merger of Franco-Nevada Mining Corporation Limited ("Franco-Nevada") (collectively the "Transactions"). This information was derived for each of the respective companies as follows:

   . Newmont information was derived from its unaudited financial statements as of and for the nine-month period ended September 30, 2001 and its audited financial statements as of and for the twelve-month period ended December 31, 2000. Newmont's historical information was prepared using accounting principles generally accepted in the United States ("U.S. GAAP") and in United States Dollars ("US$").

   . Normandy's information was compiled solely from unaudited publicly available information for the same periods as Newmont's, as described above. It should be noted, however, that Normandy has declined to assist in gathering this information and has not provided Newmont access to Normandy's detailed accounting records, nor has Normandy assisted in preparing reconciliations to U.S. GAAP. Normandy's historical financial data is presented in accordance with accounting principles generally accepted in Australia ("Australian GAAP"), which differs in certain significant respects from U.S. GAAP. These differences as they relate to Normandy cannot be fully quantified due to the limited disclosures provided in publicly available financial information. Pursuant to Rule 409 promulgated under the U.S. Securities Act of 1933, on December 17, 2001, we requested that Normandy and its independent public accountants provide to us all material information required to be included in this offer document or required to make statements made herein not misleading. On December 11, 2001, we requested that Normandy's independent public accountants consent in a customary manner to the inclusion of its audit reports with respect to the financial statements of Normandy included in this offer document. On December 14, 2001, Normandy's independent public accountants responded in writing to our December 11, 2001 letter stating that they were reluctant to give consent for the inclusion of its audit report where consent has not been given for the financial statements themselves, and believed it was appropriate that its consent be given concurrently with Normandy's consent. On December 19, 2001, Normandy, on its own behalf and on behalf of its accountants, responded in writing to our December 17, 2001 letter and stated that it was not appropriate for Normandy to bear any burden as to what the offer document should contain and whether or not such document was misleading. Normandy further stated that if there were specifics which Newmont wished to refer to Normandy for review and comment, Normandy would consider whether it could be of assistance and to what extent, on a case by case basis. In addition, Normandy stated that its accountants were not in a position to provide assistance to us, that work on U.S. GAAP reconciliation of its financial statements had not been completed to Normandy's satisfaction and that Normandy had not yet determined whether it would allow U.S. GAAP reconciliation of its financial statements to be made public at this time. As a result, we have had to rely on our best estimates in presenting these reconciliations to U.S. GAAP of figures prepared in accordance with Australian GAAP and Australian Dollars ("A$"). Errors in such estimates may be material.

   . Franco-Nevada's information was derived from its unaudited financial statements as of September 30, 2001 by combining its results of operations for the six-month period ended September 30, 2001 with the three month period ended March 31, 2001 and from its audited financial statements for the twelve-month period ended March 31, 2001. Franco-Nevada's historical information was prepared using accounting principles generally accepted in Canada ("Canadian GAAP") and Canadian Dollars ("C$").

   . Exchange rates used to convert information as of September 30, 2001, and for the nine-month period ended September 30, 2001, for the twelve-month period ended December 31, 2000 and for the twelve-month period ended March 31, 2001 were:

                                            A$ TOUS$        C$ TOUS$
                                         --------------- ---------------
As of September 30, 2001:............... A$2.028 to US$1 C$1.579 to US$1
Average rate for the nine-month period
  ended September 30, 2001 -............ A$1.929 to US$1 C$1.538 to US$1
Average rate for the twelve-month period
  ended December 31, 2000 -............. A$1.727 to US$1       --
Average rate for the twelve-month period
  ended March 31, 2001..................       --        C$1.503 to US$1

   The information prepared is only a summary and should be read in conjunction with the historical financial statements and related notes contained in the annual reports and other information that Newmont, Normandy and Franco-Nevada have filed with the Securities and Exchange Commission, the Australian Stock Exchange Limited and various securities commissions and similar authorities in Canada, respectively. Certain of this information has been included in exhibits to the Form S-4 in which the Unaudited Pro Forma Combined Condensed Financial Information is included.

   Several factors should be considered when comparing the historical financial information of Newmont, Normandy and Franco-Nevada to the Unaudited Pro Forma Combined Condensed Financial Information, including the following:

   . The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Transactions as if they had occurred on September 30, 2001. The Unaudited Pro Forma Combined Condensed Statement of Operations for the nine-month period ended September 30, 2001 and the twelve-month period ended December 31, 2000 gives effect to the Transactions as if they had occurred on January 1, 2000.

   . Normandy's fiscal year end is on June 30 and Franco-Nevada's fiscal year end is on March 31. Newmont's fiscal year end is on December 31. The combined company will utilize December 31 as its fiscal year end. Due to the limited and summarized nature of publicly available information associated with Normandy for the periods presented in the Unaudited Pro Forma Combined Condensed Financial Information, the information presented is in a condensed format. Newmont has converted the unaudited Normandy financial information to U.S. GAAP by estimating the impact of known differences between Australian GAAP and U.S. GAAP, without the cooperation of Normandy management. For this reason, the U.S. GAAP reconciliation does not necessarily incorporate all adjustments that might be necessary to accurately reflect Normandy on a U.S. GAAP basis. The financial information presented by Franco-Nevada for the nine-month period ended September 30, 2001 has been compiled by the management of Franco-Nevada, although there is no historic publicly available information that portrays the results of operations for the nine-month period ended September 30, 2001. Results of Franco-Nevada for the three-month period ended March 31, 2001 are included in both the nine-month and the twelve-month Unaudited Pro Forma Combined Condensed Statements of Operations.

   . The Unaudited Pro Forma Combined Condensed Financial Information has been prepared to present all companies on a U.S. GAAP basis. The accounting policies of Normandy and Franco-Nevada are believed to be in line with those of Newmont in all material respects, except for differences in each company's respective generally accepted accounting principles basis. Newmont management will continue to evaluate differences in accounting policies in more detail prior to the completion of the Transactions.

   . Certain line items presented, as reported by Normandy and Franco-Nevada on their historical statements of operations and balance sheets have been presented to conform to the method of presentation utilized by Newmont.

   . Expected annual savings resulting from operating synergies have not been reflected as adjustments to the historical data. The cost savings are expected to result from the consolidation of the corporate headquarters of Newmont, Normandy and Franco-Nevada, elimination of duplicate staff and expenses, rationalization of exploration spending, operating savings, interest and taxes, all of which are estimated to be $70 million to $80 million after tax during the first full year of combined operations.

   The Unaudited Pro Forma Combined Condensed Financial Information is for illustrative purposes only. If the Transactions had occurred in the past, the combined company's financial position and operating results likely would have been different from that presented in the Unaudited Pro Forma Combined Condensed Balance Sheet and the Unaudited Pro Forma Combined Condensed Statement of Operations. Due to the nature of pro forma information, it may not give a true picture of the combined company's financial position and results of operations. Newmont believes that the Unaudited Pro Forma Combined Condensed Financial Information may not be indicative of the future financial performance of the combined companies.

   In addition, the purchase price allocation is preliminary and will be finalized following the closing of the Transactions based on the actual fair value of current assets, current liabilities, indebtedness, reclamation and remediation liabilities, derivative instruments, marketable securities, a more extensive analysis of the fair value of mining and royalty interests acquired and identifiable intangible assets, the final number of shares issued for Normandy's and Franco-Nevada's outstanding shares and stock options and Franco-Nevada's warrants that are outstanding at closing. We are continuing to evaluate all of these items; accordingly, the final purchase prices are expected to differ in material respects from that presented in the Unaudited Pro Forma Combined Condensed Balance Sheet. The Unaudited Pro Forma Combined Condensed Financial Information should not be relied on as an indication of the financial position or operating results that the combined company would have achieved if the Transactions had occurred in the past. The Unaudited Pro Forma Combined Condensed Financial Information should also not be relied on as an indication of future results that Newmont will achieve after the Transaction.

   ACQUISITIONS OF NORMANDY AND FRANCO-NEVADA

   The following pro forma financial statements are estimates of the Unaudited Pro Forma Combined Condensed Financial Information of Newmont as of September 30, 2001, for the nine-month period ended September 30, 2001 and for the twelve-month period ended December 31, 2000, assuming the purchase of (a) Normandy and (b) Normandy and Franco-Nevada. Two sets of Unaudited Pro Forma Balance Sheets and Unaudited Pro Forma Results of Operations are presented in the Unaudited Pro Forma Combined Condensed Financial Information:

   . The first set displays the transactions as if 100% of Normandy is acquired, and then 100% of Franco-Nevada is acquired.

   . The second set displays the transaction as if only 50.1% of Normandy is acquired, and then 100% of Franco-Nevada is acquired.

      NEWMONT ACQUISITION OF 100% OF NORMANDY MINING LIMITED AND 100% OF
                   FRANCO-NEVADA MINING CORPORATION LIMITED

 UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF SEPTEMBER 30, 2001
      (IN MILLIONS OF US $, EXCEPT PER SHARE DATA OR OTHERWISE INDICATED)

                                                       NORMANDY   NORMANDY                               NEWMONT
                                             NEWMONT     A $        US $     NORMANDY      NORMANDY        AND
                                              US $    AUSTRALIAN AUSTRALIAN   US GAAP     ACQUISITION    NORMANDY
                                             US GAAP     GAAP       GAAP    ADJUSTMENTS   ADJUSTMENTS    COMBINED
                                             -------- ---------- ---------- -----------   -----------    --------
ASSETS:
   Cash and short-term investments.......... $   97.8  $  430.7   $  213.0    $(19.6)(2a)  $     --      $  291.2
   Accounts receivable......................     26.4     109.2       54.0        --             --          80.4
   Inventories..............................    327.8     188.0       93.0     (20.7)(2a)        --         419.7
                                                                                19.6 (2a)
   Other current assets.....................    139.0     142.1       70.3        --             --         209.3
                                             --------  --------   --------    ------       --------      --------
    Current assets..........................    591.0     870.0      430.3     (20.7)            --       1,000.6
   Property, plant and equipment, net.......  2,261.6   2,267.9    1,121.7        --          450.2 (3a)  3,833.5
   Purchased undeveloped mineral interests..       --        --         --        --          905.5 (3a)    905.5
   Capitalized exploration costs............       --     160.6       79.4     (79.4)(2b)        --            --
   Land and lease rights....................       --        --         --        --           28.0 (3a)     28.0
   Investments in marketable securities.....       --        --         --        --             --            --
   Equity investments.......................    541.5     263.9      130.5        --             --         672.0
   Intangible assets........................       --        --         --        --            5.0 (3a)      5.0
   Goodwill.................................       --        --         --      21.4 (2d)     984.7 (3a)  1,006.1
   Other long-term assets...................    583.1     395.5      195.7     (21.4)(2d)      23.0 (3a)    914.4
                                                                               134.0 (2f)
                                             --------  --------   --------    ------       --------      --------
      Total assets.......................... $3,977.2  $3,957.9   $1,957.6    $ 33.9       $2,396.4      $8,365.1
                                             ========  ========   ========    ======       ========      ========

                                             FRANCO-  FRANCO-                                  NEWMONT,
                                              NEVADA   NEVADA    FRANCO-                       NORMANDY
                                               C $      US $     NEVADA      FRANCO-NEVADA    AND FRANCO-
                                             CANADIAN CANADIAN   US GAAP      ACQUISITION       NEVADA
                                               GAAP     GAAP   ADJUSTMENTS    ADJUSTMENTS      COMBINED
                                             -------- -------- -----------   -------------    -----------
ASSETS:
   Cash and short-term investments.......... $  864.1 $  547.2   $   --        $  (368.5)(5a)  $   469.9
   Accounts receivable......................     22.3     14.1       --               --            94.5
   Inventories..............................     44.2     28.0       --               --           447.7
   Other current assets.....................      4.8      3.1       --               --           212.4
                                             -------- --------   ------        ---------       ---------
    Current assets..........................    935.4    592.4       --           (368.5)        1,224.5
   Property, plant and equipment, net.......    188.3    119.3     (9.5)(4c)       298.3 (5a)    4,241.6
   Purchased undeveloped mineral interests..       --       --       --               --           905.5
   Capitalized exploration costs............       --       --       --               --              --
   Land and lease rights....................       --       --       --               --            28.0
   Investments in marketable securities.....    134.3     85.1    19.9 (4b)           --           105.0
   Equity investments.......................    349.1    221.1       --           (221.1)(5e)      672.0
   Intangible assets........................       --       --       --               --             5.0
   Goodwill.................................       --       --       --          1,246.5 (5a)    2,252.6
   Other long-term assets...................       --       --       --               --           914.4
                                             -------- --------   ------        ---------       ---------
      Total assets.......................... $1,607.1 $1,017.9   $ 10.4        $   955.2       $10,348.6
                                             ======== ========   ======        =========       =========

            NEWMONT ACQUISITION OF 100% OF NORMANDY MINING LIMITED
             AND 100% OF FRANCO-NEVADA MINING CORPORATION LIMITED

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           AS OF SEPTEMBER 30, 2001
      (IN MILLIONS OF US $, EXCEPT PER SHARE DATA OR OTHERWISE INDICATED)

                                                                 NORMANDY   NORMANDY                                NEWMONT
                                                      NEWMONT      A $        US $     NORMANDY       NORMANDY        AND
                                                      US $ US   AUSTRALIAN AUSTRALIAN   US GAAP      ACQUISITION    NORMANDY
                                                       GAAP        GAAP       GAAP    ADJUSTMENTS    ADJUSTMENTS    COMBINED
                                                      --------  ---------- ---------- -----------    -----------    --------
LIABILITIES:
   Current portion of long-term debt................. $  189.2   $  116.5   $   57.6    $    --       $     --      $  246.8
   Accounts payable..................................     72.4      276.4      136.7         --           60.0(3a)     269.1
   Other current liabilities.........................    194.5      229.5      113.5         --             --         308.0
                                                      --------   --------   --------    -------       --------      --------
    Current liabilities..............................    456.1      622.4      307.8         --           60.0         823.9
   Long-term debt....................................  1,092.3    1,242.6      614.6         --          114.6(3a)   2,190.0
                                                                                                         368.5(3a)
   Deferred revenue and derivatives liability........    191.0         --         --      347.0(2c)         --         538.0
   Other long-term liabilities.......................    547.7      656.2      324.6         --          439.4(3a)   1,351.5
                                                                                                          39.8(3a)
                                                      --------   --------   --------    -------       --------      --------
      Total liabilities..............................  2,287.1    2,521.2    1,247.0      347.0        1,022.3       4,903.4
Minority interest in affiliates......................    230.5      169.6       83.9         --             --         314.4
STOCKHOLDERS' EQUITY:
   Preferred stock...................................     11.5         --         --         --             --          11.5
   Common stock......................................    313.8    1,593.9      788.3         --          899.4(3b)   2,001.5
   Treasury stock....................................     (0.3)        --         --         --             --          (0.3)
   Additional paid-in capital........................  1,460.6         --         --         --             --       1,460.6
   Retained earnings (deficit).......................   (311.5)    (399.4)    (197.5)     (70.1)(2g)     267.6(3b)    (311.5)
   Accumulated other comprehensive income (loss).....    (14.5)        --         --     (243.0)(2c)     243.0(3a)     (14.5)
   Reserves..........................................       --       72.6       35.9         --          (35.9)(3b)       --
                                                      --------   --------   --------    -------       --------      --------
      Total stockholders' equity.....................  1,459.6    1,267.1      626.7     (313.1)       1,374.1       3,147.3
                                                      --------   --------   --------    -------       --------      --------
      Total liabilities and stockholders' equity..... $3,977.2   $3,957.9   $1,957.6    $  33.9       $2,396.4      $8,365.1
                                                      ========   ========   ========    =======       ========      ========

                                                      FRANCO-  FRANCO-                                  NEWMONT,
                                                       NEVADA   NEVADA     FRANCO-                      NORMANDY
                                                        C $      US $      NEVADA      FRANCO-NEVADA   AND FRANCO-
                                                      CANADIAN CANADIAN    US GAAP      ACQUISITION      NEVADA
                                                        GAAP     GAAP    ADJUSTMENTS    ADJUSTMENTS     COMBINED
                                                      -------- --------  -----------   -------------   -----------
LIABILITIES:
   Current portion of long-term debt................. $     -- $     --    $   --             $--       $   246.8
   Accounts payable..................................      3.0      1.9        --            30.0(5a)       301.0
   Other current liabilities.........................       --       --        --              --           308.0
                                                      -------- --------    ------         -------       ---------
    Current liabilities..............................      3.0      1.9        --            30.0           855.8
   Long-term debt....................................       --       --                    (368.5)(5a)    1,821.5
   Deferred revenue and derivatives liability........       --       --        --              --           538.0
   Other long-term liabilities.......................     82.5     52.2      (0.9)(4f)       27.0(5a)     1,429.8
                                                      -------- --------    ------         -------       ---------
      Total liabilities..............................     85.5     54.1      (0.9)         (311.5)        4,645.1
Minority interest in affiliates......................       --       --        --              --           314.4
STOCKHOLDERS' EQUITY:
   Preferred stock...................................       --       --        --              --            11.5
   Common stock......................................  1,026.1    759.5       1.9(4d)     1,480.4(5b)     4,243.3
   Treasury stock....................................       --       --        --              --            (0.3)
   Additional paid-in capital........................       --       --        --              --         1,460.6
   Retained earnings (deficit).......................    421.5    299.0     (12.8)(4i)     (286.2)(5b)     (311.5)
   Accumulated other comprehensive income (loss).....     74.0    (94.7)     23.2(4b)        72.5(5b)       (14.5)
                                                                             (1.0)(4g)
   Reserves..........................................       --       --        --              --              --
                                                      -------- --------    ------         -------       ---------
      Total stockholders' equity.....................  1,521.6    963.8      11.3         1,266.7         5,389.1
                                                      -------- --------    ------         -------       ---------
      Total liabilities and stockholders' equity..... $1,607.1 $1,017.9    $ 10.4          $955.2       $10,348.6
                                                      ======== ========    ======         =======       =========

            NEWMONT ACQUISITION OF 100% OF NORMANDY MINING LIMITED
             AND 100% OF FRANCO-NEVADA MINING CORPORATION LIMITED

    UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE
                     NINE MONTHS ENDED SEPTEMBER 30, 2001
      (IN MILLIONS OF US $, EXCEPT PER SHARE DATA OR OTHERWISE INDICATED)

                                                                 NORMANDY   NORMANDY   NORMANDY                    NEWMONT
                                                      NEWMONT      A $        US $        US         NORMANDY        AND
                                                      US $ US   AUSTRALIAN AUSTRALIAN    GAAP       ACQUISITION    NORMANDY
                                                       GAAP        GAAP       GAAP    ADJUSTMENTS   ADJUSTMENTS    COMBINED
                                                      --------  ---------- ---------- -----------   -----------    ---------
Revenues............................................. $1,214.4  $ 1,177.2   $ 610.9      $  --        $  (0.5)(3g) $ 1,824.8
Operating, administrative, exploration and write-down
 of assets...........................................   (905.2)  (1,011.0)   (524.7)      18.9 (2b)      --         (1,411.0)
Depreciation, depletion and amortization.............   (218.8)    (233.2)   (121.0)        --          (97.6)(3c)    (437.4)
Interest, net of amounts capitalized.................    (62.6)     (74.3)    (38.6)      13.0 (2e)     (11.1)(3a)     (99.3)
Merger expenses......................................    (60.5)        --        --         --             --          (60.5)
Other................................................      1.8       19.3      10.0         --             --           11.8
                                                      --------  ---------   -------      -----        -------      ---------
   Profit before tax and minority interest...........    (30.9)    (122.0)    (63.4)      31.9         (109.2)        (171.6)
Income tax benefit (provision).......................      6.7      (21.3)    (11.1)      (9.6)(2h)      38.2(3d)       24.2
Minority interest in income of affiliates............    (44.4)     (38.6)    (20.0)        --             --          (64.4)
Equity income (loss) on impairments of affiliates....     23.2         --        --         --             --           23.2
                                                      --------  ---------   -------      -----        -------      ---------
   Net income (loss)................................. $  (45.4) $  (181.9)  $ (94.5)     $22.3        $ (71.0)     $  (188.6)
                                                      ========  =========   =======      =====        =======      =========
Preferred stock dividends............................     (5.6)                                                         (5.6)
                                                      --------                                                     ---------
   Net income (loss) applicable to common shares..... $  (51.0)                                                    $  (194.2)
                                                      ========                                                     =========
   Net income (loss) per common share, basic and
    diluted.......................................... $  (0.26)                                                    $   (0.69)
                                                      ========                                                     =========
   Basic and diluted weighted average common
    shares outstanding...............................    194.7                                           85.9 (3e)     280.6
                                                      ========                                        =======      =========

                                                                                                         NEWMONT,
                                                           FRANCO-  FRANCO-                              NORMANDY
                                                            NEVADA   NEVADA    FRANCO-       FRANCO-       AND
                                                             C $      US $     NEVADA        NEVADA      FRANCO-
                                                           CANADIAN CANADIAN   US GAAP     ACQUISITION    NEVADA
                                                             GAAP     GAAP   ADJUSTMENTS   ADJUSTMENTS   COMBINED
                                                           -------- -------- -----------   -----------   ---------
Revenues..................................................  $127.0   $ 82.5     $ 7.9 (4h)   $ (2.2)(5f) $ 1,913.0
Operating, administrative, exploration and write-down
 of assets................................................   (20.3)   (13.2)     (1.8)(4c)      2.2(5f)   (1,418.5)
                                                                                  5.3 (4c)
Depreciation, depletion and amortization..................    (7.8)    (5.1)      0.2 (4e)    (13.4)(5c)    (455.7)
Interest, net of amounts capitalized......................      --       --        --          11.1 (5a)     (88.2)
Merger expenses...........................................      --       --        --            --          (60.5)
Other.....................................................      --       --        --            --           11.8
                                                            ------   ------     -----        ------      ---------
   Profit before tax and minority interest................    98.9     64.2      11.6          (2.3)         (98.1)
Income tax benefit (provision)............................   (36.4)   (23.7)     (4.3)(4j)      0.8 (5d)      (3.0)
Minority interest in income of affiliates.................      --       --        --            --          (64.4)
Equity income (loss) on impairments of affiliates.........    11.2      7.3        --          (7.3)(5e)      23.2
                                                            ------   ------     -----        ------      ---------
   Net income (loss)......................................  $ 73.7   $ 47.8     $ 7.3        $ (8.8)     $  (142.3)
                                                            ======   ======     =====        ======      =========
Preferred stock dividends.................................                                                    (5.6)
                                                                                                         ---------
   Net income (loss) applicable to common shares..........                                               $  (147.9)
                                                                                                         =========
   Net income (loss) per common share, basic and diluted..                                               $   (0.38)
                                                                                                         =========
   Basic and diluted weighted average common shares
    outstanding...........................................                                    110.0 (5b)     390.6
                                                                                             ======      =========

            NEWMONT ACQUISITION OF 100% OF NORMANDY MINING LIMITED
             AND 100% OF FRANCO-NEVADA MINING CORPORATION LIMITED

    UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE
                     TWELVE MONTHS ENDED DECEMBER 31, 2000
     (EXCEPT FRANCO-NEVADA IS FOR THE TWELVE MONTHS ENDED MARCH 31, 2001)
      (IN MILLIONS OF US $, EXCEPT PER SHARE DATA OR OTHERWISE INDICATED)

                                                               NORMANDY   NORMANDY                               NEWMONT
                                                    NEWMONT      A $        US $     NORMANDY      NORMANDY        AND
                                                    US $ US   AUSTRALIAN AUSTRALIAN   US GAAP     ACQUISITION    NORMANDY
                                                     GAAP        GAAP       GAAP    ADJUSTMENTS   ADJUSTMENTS    COMBINED
                                                   ---------  ---------- ---------- -----------   -----------    ---------
Revenues.......................................... $ 1,819.7  $ 1,503.1   $ 873.8     $   --        $  (0.7)(3g) $ 2,692.8
Operating, administrative, exploration and
 write-down of assets.............................  (1,299.6)  (1,533.9)   (891.7)     (17.7)(2b)        --       (2,209.0)
Depreciation, depletion and amortization..........    (359.5)    (214.2)   (124.5)        --         (130.0)(3c)    (614.0)
Interest, net of amounts capitalized..............     (94.6)     (91.1)    (53.0)      17.3(2e)      (14.8)(3a)    (145.1)
Merger expenses...................................     (49.1)        --        --         --             --          (49.1)
Other.............................................       2.9       24.8      14.4         --             --           17.3
                                                   ---------  ---------   -------     ------       --------      ---------
   Profit before tax and minority interest........      19.8     (311.3)   (181.0)      (0.4)        (145.5)        (307.1)
Income tax benefit (provision)....................      (1.2)     (24.8)    (26.8)       0.1(2h)       50.9(3d)       23.0
Minority interest in income of affiliates.........     (91.2)      49.9      29.0         --             --          (62.2)
Equity income (loss) on impairments of affiliates.      (9.9)        --        --         --             --           (9.9)
                                                   ---------  ---------   -------     ------       --------      ---------
   Net income (loss).............................. $   (82.5) $  (286.2)  $(178.8)    $ (0.3)       $ (94.6)     $  (356.2)
                                                   =========  =========   =======     ======       ========      =========
Preferred stock dividends.........................      (7.5)                                                         (7.5)
                                                   ---------                                                     ---------
   Net income (loss) applicable to common shares.. $   (90.0)                                                    $  (363.7)
                                                   =========                                                     =========
   Net income (loss) per common share, basic and
    diluted....................................... $   (0.47)                                                    $   (1.30)
                                                   =========                                                     =========
   Basic and diluted weighted average common
    shares outstanding............................     192.2                                           85.9(3e)      280.6
                                                   =========                                       ========      =========

                                                                                                          NEWMONT,
                                                           FRANCO-  FRANCO-                               NORMANDY
                                                            NEVADA   NEVADA    FRANCO-                      AND
                                                             C $      US $     NEVADA      FRANCO-NEVADA  FRANCO-
                                                           CANADIAN CANADIAN   US GAAP      ACQUISITION    NEVADA
                                                             GAAP     GAAP   ADJUSTMENTS    ADJUSTMENTS   COMBINED
                                                           -------- -------- -----------   -------------  ---------
Revenues..................................................  $177.6   $118.2    $(14.6)(4h)    $ (1.2)(5f) $ 2,795.2
Operating, administrative, exploration and write-down
 of assets................................................   (40.0)   (26.6)     (2.4)(4c)       1.2(5f)   (2,228.9)
                                                                                  7.9(4c)
Depreciation, depletion and amortization..................   (13.9)    (9.2)      0.2(4e)      (17.8)(5c)    (640.8)
Interest, net of amounts capitalized......................      --       --        --           14.8(5a)     (130.3)
Merger expenses...........................................      --       --        --             --          (49.1)
Other.....................................................      --       --        --             --           17.3
                                                            ------   ------    ------         ------      ---------
   Profit before tax and minority interest................   123.7     82.4      (8.9)          (3.0)        (236.6)
Income tax benefit (provision)............................   (43.9)   (29.2)      2.9(4j)        1.0(5d)       (2.3)
Minority interest in income of affiliates.................      --       --        --             --          (62.2)
Equity income (loss) on impairments of affiliates.........      --       --        --             --           (9.9)
                                                            ------   ------    ------         ------      ---------
   Net income (loss)......................................  $ 79.8   $ 53.2    $ (6.0)        $ (2.0)     $  (311.0)
                                                            ======   ======    ======         ======      =========
Preferred stock dividends.................................                                                     (7.5)
                                                                                                          ---------
   Net income (loss) applicable to common shares..........                                                $  (318.5)
                                                                                                          =========
   Net income (loss) per common share, basic and diluted..                                                $   (0.82)
                                                                                                          =========
   Basic and diluted weighted average common shares
    outstanding...........................................                                     110.0(5e)      390.6
                                                                                              ======      =========

            NEWMONT ACQUISITION OF 50.1% OF NORMANDY MINING LIMITED
             AND 100% OF FRANCO-NEVADA MINING CORPORATION LIMITED

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           AS OF SEPTEMBER 30, 2001
      (IN MILLIONS OF US $, EXCEPT PER SHARE DATA OR OTHERWISE INDICATED)

                                             NEWMONT   NORMANDY   NORMANDY                               NEWMONT
                                              US $       A $        US $     NORMANDY      NORMANDY        AND
                                               US     AUSTRALIAN AUSTRALIAN   US GAAP     ACQUISITION    NORMANDY
                                              GAAP       GAAP       GAAP    ADJUSTMENTS   ADJUSTMENTS    COMBINED
                                             -------- ---------- ---------- -----------   -----------    --------
ASSETS:
   Cash and short-term investments.......... $   97.8  $  430.7   $  213.0    $(19.6)(2a)  $     --      $  291.2
   Accounts receivable......................     26.4     109.2       54.0        --             --          80.4
   Inventories..............................    327.8     188.0       93.0     (20.7)(2a)        --         419.7
                                                                                19.6 (2a)
   Other current assets.....................    139.0     142.1       70.3        --             --         209.3
                                             --------  --------   --------    ------       --------      --------
    Current assets..........................    591.0     870.0      430.3     (20.7)            --       1,000.6

   Property, plant and equipment, net.......  2,261.6   2,267.9    1,121.7        --          225.5 (3a)  3,608.8
   Purchased undeveloped mineral interests..       --        --         --        --          453.7 (3a)    453.7
   Capitalized exploration costs............       --     160.6       79.4     (79.4)(2b)        --            --
   Land and lease rights....................       --        --         --        --           14.0 (3a)     14.0
   Investments in marketable securities.....       --        --         --        --             --            --
   Equity investments.......................    541.5     263.9      130.5        --             --         672.0
   Intangible assets........................       --        --         --        --            2.5 (3a)      2.5
   Goodwill.................................       --        --         --      21.4 (2h)     477.2 (3a)    498.6
   Other long-term assets...................    583.1     395.5      195.7     (21.4)(2h)      11.5 (3a)    902.9
                                                                               134.0 (2f)
                                             --------  --------   --------    ------       --------      --------
      Total assets.......................... $3,977.2  $3,957.9   $1,957.6    $ 33.9       $1,184.4      $7,153.1
                                             ========  ========   ========    ======       ========      ========

                                             FRANCO-  FRANCO-                                 NEWMONT,
                                              NEVADA   NEVADA    FRANCO-                      NORMANDY
                                               C $      US $     NEVADA      FRANCO-NEVADA   AND FRANCO-
                                             CANADIAN CANADIAN   US GAAP      ACQUISITION      NEVADA
                                               GAAP     GAAP   ADJUSTMENTS    ADJUSTMENTS     COMBINED
                                             -------- -------- -----------   -------------   -----------
ASSETS:
   Cash and short-term investments.......... $  864.1 $  547.2    $  --        $ (138.6)(5a)  $  699.8
   Accounts receivable......................     22.3     14.1       --              --           94.5
   Inventories..............................     44.2     28.0       --              --          447.7
   Other current assets.....................      4.8      3.1       --              --          212.4
                                             -------- --------    -----        --------       --------
    Current assets..........................    935.4    592.4                   (138.6)       1,454.4

   Property, plant and equipment, net.......    188.3    119.3     (9.5)(4c)      298.3 (5a)   4,016.9
   Purchased undeveloped mineral interests..       --       --       --              --          453.7
   Capitalized exploration costs............       --       --       --              --             --
   Land and lease rights....................       --       --       --              --           14.0
   Investments in marketable securities.....    134.3     85.1     19.9 (4b)         --          105.0
   Equity investments.......................    349.1    221.1       --          (221.1)(5e)     672.0
   Intangible assets........................       --       --       --              --            2.5
   Goodwill.................................                                    1,246.5 (5a)   1,745.1
   Other long-term assets...................       --       --       --              --          902.9
                                             -------- --------    -----        --------       --------
      Total assets.......................... $1,607.1 $1,017.9    $10.4        $1,185.1       $9,366.5
                                             ======== ========    =====        ========       ========

      NEWMONT ACQUISITION OF 50.1% OF NORMANDY MINING LIMITED AND 100% OF
                   FRANCO-NEVADA MINING CORPORATION LIMITED

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           AS OF SEPTEMBER 30, 2001
       (IN MILLIONS OF US $, EXCEPT PER SHARE DATA OR OTHERWISE STATED)

                                                                 NORMANDY   NORMANDY                                NEWMONT
                                                      NEWMONT      A $        US $     NORMANDY       NORMANDY        AND
                                                      US $ US   AUSTRALIAN AUSTRALIAN   US GAAP      ACQUISITION    NORMANDY
                                                       GAAP        GAAP       GAAP    ADJUSTMENTS    ADJUSTMENTS    COMBINED
                                                      --------  ---------- ---------- -----------    -----------    --------
LIABILITIES:
   Current portion of long-term debt................. $  189.2   $  116.5   $   57.6    $    --       $     --      $  246.8
   Accounts payable..................................     72.4      276.4      136.7         --           60.0(3a)     269.1
   Other current liabilities.........................    194.5      229.5      113.5         --             --         308.0
                                                      --------   --------   --------    -------       --------      --------
    Current liabilities..............................    456.1      622.4      307.8         --           60.0         823.9
   Long-term debt....................................  1,092.3    1,242.6      614.6         --           57.4(3a)   1,902.9
                                                                                                         138.6(3a)
   Deferred revenue and derivatives liability........    191.0         --         --      347.0 (2c)        --         538.0
   Other long-term liabilities.......................    547.7      656.2      324.6         --          220.1(3a)   1,112.3
                                                                                                          19.9(3a)
                                                      --------   --------   --------    -------       --------      --------
      Total liabilities..............................  2,287.1    2,521.2    1,247.0      347.0          496.0       4,377.1
Minority interest in affiliates......................    230.5      169.6       83.9                     156.5(3f)     470.9
STOCKHOLDERS' EQUITY:
   Preferred stock...................................     11.5         --         --         --             --          11.5
   Common stock......................................    313.8    1,593.9      788.3         --           57.2(3b)   1,159.3
   Treasury stock....................................     (0.3)        --         --         --             --          (0.3)
   Additional paid-in capital........................  1,460.6         --         --         --             --       1,460.6
   Retained earnings (deficit).......................   (311.5)    (399.4)    (197.5)     (70.1)(2g)     267.6(3b)    (311.5)
   Accumulated other comprehensive income (loss).....    (14.5)        --         --     (243.0)(2c)     243.0(3a)     (14.5)
   Reserves..........................................       --       72.6       35.9         --          (35.9)(3b)       --
                                                      --------   --------   --------    -------       --------      --------
      Total stockholders' equity.....................  1,459.6    1,267.1      626.7     (313.1)         531.9       2,305.1
                                                      --------   --------   --------    -------       --------      --------
      Total liabilities and stockholders' equity..... $3,977.2   $3,957.9   $1,957.6    $  33.9       $1,184.4      $7,153.1
                                                      ========   ========   ========    =======       ========      ========

                                                                                                            NEWMONT,
                                                      FRANCO-                                               NORMANDY
                                                       NEVADA                                                 AND
                                                        C $    FRANCO-NEVADA FRANCO-NEVADA  FRANCO-NEVADA   FRANCO-
                                                      CANADIAN US $ CANADIAN    US GAAP      ACQUISITION     NEVADA
                                                        GAAP       GAAP       ADJUSTMENTS    ADJUSTMENTS    COMBINED
                                                      -------- ------------- -------------  -------------   --------
LIABILITIES:
   Current portion of long-term debt................. $     --   $     --       $   --        $     --      $  246.8
   Accounts payable..................................      3.0        1.9           --            30.0(5a)     301.0
   Other current liabilities.........................       --         --           --              --         308.0
                                                      --------   --------       ------        --------      --------
    Current liabilities..............................      3.0        1.9           --            30.0         855.8
   Long-term debt....................................       --         --           --          (138.6)(5a)  1,764.3
   Deferred revenue and derivatives liability........       --         --           --              --         538.0
   Other long-term liabilities.......................     82.5       52.2         (0.9)(4f)       27.0 (5a)  1,190.6
                                                      --------   --------       ------        --------      --------
      Total liabilities..............................     85.5       54.1         (0.9)          (81.6)      4,348.7
Minority interest in affiliates......................       --         --           --              --         470.9
STOCKHOLDERS' EQUITY:
   Preferred stock...................................       --         --           --              --          11.5
   Common stock......................................  1,026.1      759.5          1.9 (4d)    1,480.4 (5b)  3,401.1
   Treasury stock....................................       --         --           --              --          (0.3)
   Additional paid-in capital........................       --         --           --              --       1,460.6
   Retained earnings (deficit).......................    421.5      299.0        (12.8)(4i)     (286.2)(5b)   (311.5)
   Accumulated other comprehensive income (loss).....     74.0      (94.7)        23.2(4b)        72.5 (5b)    (14.5)
                                                                                  (1.0)(4g)
   Reserves..........................................       --         --           --              --            --
                                                      --------   --------       ------        --------      --------
      Total stockholders' equity.....................  1,521.6      963.8         11.3         1,266.7       4,546.9
                                                      --------   --------       ------        --------      --------
      Total liabilities and stockholders' equity..... $1,607.1   $1,017.9       $ 10.4        $1,185.1      $9,366.5
                                                      ========   ========       ======        ========      ========

      NEWMONT ACQUISITION OF 50.1% OF NORMANDY MINING LIMITED AND 100% OF
                   FRANCO-NEVADA MINING CORPORATION LIMITED

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
      (IN MILLIONS OF US $, EXCEPT PER SHARE DATA OR OTHERWISE INDICATED)

                                                                  NORMANDY    NORMANDY                               NEWMONT
                                                      NEWMONT       A $         US $     NORMANDY      NORMANDY        AND
                                                       US $      AUSTRALIAN  AUSTRALIAN   US GAAP     ACQUISITION    NORMANDY
                                                      US GAAP       GAAP        GAAP    ADJUSTMENTS   ADJUSTMENTS    COMBINED
                                                      --------   ----------  ---------- -----------   -----------    ---------
Revenues............................................. $1,214.4   $ 1,177.2    $ 610.9      $  --        $ (0.3)(3g)  $ 1,825.0
Operating, administrative, exploration and write-down
 of assets...........................................   (905.2)   (1,011.0)    (524.7)      18.9 (2b)       --        (1,411.0)
Depreciation, depletion and amortization.............   (218.8)     (233.2)    (121.0)        --         (48.5)(3c)     (388.7)
                                                                                                          (0.4)(3c)
Interest, net of amounts capitalized.................    (62.6)      (74.3)     (38.6)     13.0 (2e)      (5.5)(3a)      (93.7)
Merger expenses......................................    (60.5)         --         --        --             --           (60.5)
Other................................................      1.8        19.3       10.0        --             --            11.8
                                                      --------   ---------    -------      -----        ------       ---------
   Profit before tax and minority interest...........    (30.9)     (122.0)     (63.4)     31.9          (54.7)         (117.1)
Income tax benefit (provision).......................      6.7       (21.3)     (11.1)     (9.6)(2h)      19.2(3d)         5.2
Minority interest in income of affiliates............    (44.4)      (38.6)     (20.0)       --           36.0(3f)       (28.4)
Equity income (loss) on impairments of affiliates....     23.2          --         --        --             --            23.2
                                                      --------   ---------    -------      -----        ------       ---------
   Net income (loss)................................. $  (45.4)  $  (181.9)   $ (94.5)     $22.3        $  0.5       $  (117.1)
                                                      ========   =========    =======      =====        ======       =========
Preferred stock dividends............................     (5.6)                                                           (5.6)
                                                      --------                                                       ---------
   Net income (loss) applicable to common shares..... $  (51.0)                                                      $  (122.7)
                                                      ========                                                       =========
   Net income (loss) per common share, basic and
    diluted.......................................... $  (0.26)                                                      $   (0.52)
                                                      ========                                                       =========
   Basic and diluted weighted average common
    shares outstanding...............................    194.7                                            43.0 (3e)      237.8
                                                      ========                                          ======       =========

                                                                                                         NEWMONT,
                                                         FRANCO-  FRANCO-                                NORMANDY
                                                          NEVADA   NEVADA                                  AND
                                                           C $      US $   FRANCO-NEVADA  FRANCO-NEVADA  FRANCO-
                                                         CANADIAN CANADIAN    US GAAP      ACQUISITION    NEVADA
                                                           GAAP     GAAP    ADJUSTMENTS    ADJUSTMENTS   COMBINED
                                                         -------- -------- -------------  -------------  ---------
Revenues................................................  $127.0   $ 82.5      $ 7.9(4h)     $ (2.2)(5f) $ 1,913.2
Operating, administrative, exploration and write-down of
 assets.................................................   (20.3)   (13.2)      (1.8)(4c)       2.2 (5f)  (1,418.5)
                                                                                 5.3 (4c)
Depreciation, depletion and amortization................    (7.8)    (5.1)       0.2 (4e)     (13.4)(5c)    (407.0)
Interest, net of amounts capitalized....................      --       --         --            5.5(5a)      (88.2)
Merger expenses.........................................      --       --         --             --          (60.5)
Other...................................................      --       --         --             --           11.8
                                                          ------   ------      -----         ------      ---------
   Profit before tax and minority interest..............    98.9     64.2       11.6           (7.9)         (49.2)
Income tax benefit (provision)..........................   (36.4)   (23.7)      (4.3)(4j)       2.8 (5d)     (20.0)
Minority interest in income of affiliates...............      --       --         --             --          (28.4)
Equity income (loss) on impairments of affiliates.......    11.2      7.3         --           (7.3)(5e)      23.2
                                                          ------   ------      -----         ------      ---------
   Net income (loss)....................................  $ 73.7   $ 47.8      $ 7.3         $(12.4)     $   (74.4)
                                                          ======   ======      =====         ======      =========
Preferred stock dividends...............................                                                      (5.6)
                                                                                                         ---------
   Net income (loss) applicable to common shares........                                                 $   (80.0)
                                                                                                         =========
   Net income (loss) per common share, basic and
    diluted.............................................                                                 $   (0.23)
                                                                                                         =========
   Basic and diluted weighted average common shares
    outstanding.........................................                                      110.0 (5b)     347.7
                                                                                             ======      =========

                NEWMONT ACQUISITION OF 50.1% OF NORMANDY MINING
         LIMITED AND 100% OF FRANCO-NEVADA MINING CORPORATION LIMITED

 UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE TWELVE
                        MONTHS ENDED DECEMBER 31, 2000
   (EXCEPT FOR FRANCO-NEVADA IS FOR THE TWELVE MONTHS ENDED MARCH 31, 2001)

      (IN MILLIONS OF US $, EXCEPT PER SHARE DATA OR OTHERWISE INDICATED)

                                                                  NORMANDY   NORMANDY                              NEWMONT
                                                       NEWMONT      A $        US $     NORMANDY      NORMANDY       AND
                                                       US $ US   AUSTRALIAN AUSTRALIAN   US GAAP     ACQUISITION   NORMANDY
                                                        GAAP        GAAP       GAAP    ADJUSTMENTS   ADJUSTMENTS   COMBINED
                                                      ---------  ---------- ---------- -----------   -----------   ---------
Revenues............................................. $ 1,819.7  $ 1,503.1   $ 873.8     $   --        $ (0.4)(3g) $ 2,693.1
Operating, administrative, exploration and write-down
 of assets...........................................  (1,299.6)  (1,533.9)   (891.7)     (17.7)(2b)       --       (2,209.0)
Depreciation, depletion and amortization.............    (359.5)    (214.2)   (124.5)        --         (64.6)(3c)    (549.1)
                                                                                                         (0.5)(3c)
Interest, net of amounts capitalized.................     (94.6)     (91.1)    (53.0)      17.3 (2e)     (7.4)(3a)    (137.7)
Merger expenses......................................     (49.1)                  --         --            --          (49.1)
Other................................................       2.9       24.8      14.4         --            --           17.3
                                                      ---------  ---------   -------     ------        ------      ---------
   Profit before tax and minorities..................      19.8     (311.3)   (181.0)      (0.4)        (72.9)        (234.5)
Income tax benefit (provision).......................      (1.2)     (24.8)    (26.8)       0.1 (2h)     25.5 (3d)      (2.4)
Minority interest in income of affiliates............     (91.2)      49.9      29.0         --          89.3 (3f)      27.1
Equity income (loss) on impairments of affiliates....      (9.9)        --        --         --            --           (9.9)
                                                      ---------  ---------   -------     ------        ------      ---------
   Net Income (loss)................................. $   (82.5) $  (286.2)  $(178.8)    $ (0.3)       $ 41.9      $  (219.7)
                                                      =========  =========   =======     ======        ======      =========
Preferred stock dividends............................      (7.5)                                                        (7.5)
                                                      ---------                                                    ---------
   Net income (loss) applicable to common shares..... $   (90.0)                                                   $  (227.2)
                                                      =========                                                    =========
   Net income (loss) per common share, basic and
    diluted.......................................... $   (0.47)                                                   $   (0.97)
                                                      =========                                                    =========
   Basic and diluted weighted average common
    shares outstanding...............................     192.2                                          43.0 (3e)     235.3
                                                      =========                                        ======      =========

                                                                                                                NEWMONT,
                                                                                                                NORMANDY
                                                            FRANCO-     FRANCO-                                   AND
                                                           NEVADA C $ NEVADA US $ FRANCO-NEVADA  FRANCO-NEVADA  FRANCO-
                                                            CANADIAN   CANADIAN      US GAAP      ACQUISITION    NEVADA
                                                              GAAP       GAAP      ADJUSTMENTS    ADJUSTMENTS   COMBINED
                                                           ---------- ----------- -------------  -------------  ---------
Revenues..................................................   $177.6     $118.2       $(14.6)(4h)    $ (1.2)(5f) $ 2,795.5
Operating, administrative, exploration and write-down
 of assets................................................    (40.0)     (26.6)        (2.4)(4c)       1.2 (5f)  (2,228.9)
                                                                                        7.9 (4c)
Depreciation, depletion and amortization..................    (13.9)      (9.2)         0.2 (4e)     (17.8)(5c)    (575.9)
Interest, net of amounts capitalized......................       --         --           --            7.4 (5a)    (130.3)
Merger expenses...........................................       --         --           --             --          (49.1)
Other.....................................................       --         --           --             --           17.3
                                                             ------     ------       ------         ------      ---------
   Profit before tax and minorities.......................    123.7       82.4         (8.9)         (10.4)        (171.4)
Income tax benefit (provision)............................    (43.9)     (29.2)         2.9 (4j)       3.6 (5d)     (25.1)
Minority interest in income of affiliates.................       --         --           --             --           27.1
Equity income (loss) on impairments of affiliates.........       --         --           --             --           (9.9)
                                                             ------     ------       ------         ------      ---------
   Net Income (loss)......................................   $ 79.8     $ 53.2       $ (6.0)        $ (6.8)     $  (179.3)
                                                             ======     ======       ======         ======      =========
Preferred stock dividends.................................                                                           (7.5)
                                                                                                                ---------
   Net income (loss) applicable to common shares..........                                                      $  (186.8)
                                                                                                                =========
   Net income (loss) per common share, basic and diluted..                                                      $   (0.54)
                                                                                                                =========
   Basic and diluted weighted average common shares
    outstanding...........................................                                           110.0 (5b)     345.2
                                                                                                    ======      =========

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

   The Pro Forma presentation reflects the acquisition of Normandy, at both the 100% and 50.1% levels, and the acquisition of 100% of Franco-Nevada as purchases for accounting purposes. In the Normandy Transaction, Newmont estimates that it will issue 85.92 million of its common shares to shareholders of Normandy to acquire 100% of Normandy. In the Transaction scenario where 50.1% of Normandy is acquired, Newmont estimates that it will issue 43.05 million common shares to shareholders of Normandy. Newmont estimates that it will issue 109.96 million of its common shares to shareholders of Franco-Nevada, net of Normandy shares held by Franco-Nevada. Newmont is offering 3.85 of its common shares for 100 ordinary shares of Normandy common stock, together with $A0.40 cash consideration for each share of Normandy common stock, with the exception of the 19.79% of ordinary shares of Normandy, calculated on a fully-diluted basis, that are owned by Franco-Nevada. The Shares will be acquired through Newmont's call option on 19.79% of the Normandy shares held by Franco-Nevada, based on Franco-Nevada receiving 0.0385 share of Newmont for each ordinary share of Normandy owned by Franco-Nevada. The exchange ratio for the acquisition of Franco-Nevada is 0.8 common shares of Newmont's common stock for every share of Franco-Nevada.

   The accompanying Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the acquisition of Normandy and the acquisition of Franco-Nevada as of September 30, 2001. The accompanying Unaudited Pro Forma Combined Condensed Statement of Operations for the nine-month period ended September 30, 2001 includes historical revenues and expenses of Newmont, Normandy and Franco-Nevada for those nine months, adjusted to US GAAP. The accompanying Unaudited Pro Forma Combined Condensed Statement of Operations for the twelve-month period ended December 31, 2000 includes historical revenues and expenses of Newmont and Normandy for those twelve months and the twelve-month period ended March 31, 2001 for Franco-Nevada, all adjusted to US GAAP. The Unaudited Pro Forma Combined Condensed Statements of Operations have been adjusted for the pro forma effect of the Transactions as if they had occurred at January 1, 2000.

   Results of Franco-Nevada for the three-month period ended March 31, 2001 are included in both the nine-month and the twelve-month Unaudited Pro Forma Combined Condensed Statements of Operations. Summary information for this three-month period ended March 31, 2001 is as follows:

                                              (IN MILLIONS OF C $ AND
                                                  CANADIAN GAAP)
                                              -----------------------
Revenues.....................................         $ 52.7
Operating costs..............................          (16.8)
Depreciation, depletion and amortization.....           (4.6)
                                                      ------
Income before tax............................           31.3
Tax expense..................................          (12.8)
                                                      ------
Net income from continuing operations........           18.5
                                                      ======
Earnings per share from continuing operations         $ 0.12
                                                      ======

   Normandy's fiscal year end is on June 30 and Franco-Nevada's fiscal year end is on March 31. Newmont's fiscal year end is on December 31. The combined company will utilize December 31 as its fiscal year end. Due to the limited and summarized nature of publicly available information associated with Normandy for the periods presented in the Unaudited Pro Forma Combined Condensed Financial Information, the information presented is in a condensed format. Newmont has converted the unaudited Normandy financial information to US GAAP by estimating the impact of known differences between Australian GAAP and US GAAP without the cooperation of Normandy management. For this reason, the US GAAP reconciliation does not necessarily incorporate all adjustments that might be necessary to accurately reflect Normandy on a US GAAP basis. The financial information presented by Franco-Nevada for the nine-month period ended September 30, 2001 has been compiled by the management of Franco-Nevada, although there is no historic publicly available information that portrays the results of operations for the nine-month period ended September 30, 2001.

   The Unaudited Pro Forma Combined Condensed Balance Sheet and the Unaudited Pro Forma Combined Condensed Statement of Operations do not include all information and notes required by US GAAP for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the annual reports and other information that Newmont, Normandy and Franco-Nevada have filed with the Securities and Exchange Commission, the Australian Stock Exchange Limited and the Office of Canadian Securities, respectively, for the years ended December 31, 2000, June 30, 2001 and March 31, 2001, respectively. The Franco-Nevada statement of operations included herein has been prepared to reflect the disposition of a business segment. This disposition has been presented on a comparable basis for all periods shown including Franco-Nevada's restated statements filed as part of this document.

NOTE 2--US GAAP ADJUSTMENTS TO NORMANDY

   The following notes set out the basis and assumptions on which the Normandy Australian GAAP financial statements were adjusted to approximate US GAAP. In addition, some balance sheet items have been reclassified to conform the presentation with that of Newmont. Only those items that could be estimated with reasonable certainty have been recorded.

      (a) Under US GAAP, refined gold that has not yet been sold must continue to be recorded at its historical cost and revenue recognition is not allowed. As a result, bullion that was recorded at market prices as a cash equivalent was reclassified from CASH AND CASH EQUIVALENTS to INVENTORIES. In addition, the bullion and certain inventory items that were recorded at market value were reduced to approximate cost and an adjustment recorded for the effect on deferred taxes. No adjustment was recorded to the Unaudited Pro Forma Combined Condensed Statements of Operations as the impact on the respective periods was not determinable.

      (b) US GAAP requires that exploration costs be expensed as incurred, rather than capitalized as allowed under Australian GAAP. As a result, all capitalized exploration costs were removed from the balance sheet and an adjustment recorded for the effect on deferred taxes. The difference between the amounts capitalized at December 31, 2000 and September 30, 2001, and at December 31, 2000 and December 31, 1999, respectively, were recorded as adjustments to OPERATING COSTS, with an adjustment for the tax effect, in the Unaudited Pro Forma Combined Condensed Statements of Operations.

      (c) US GAAP requires that the fair value of derivative instruments be recorded as an asset or liability. Newmont has assumed that the derivative instruments owned by Normandy would qualify as cash flow hedges under US GAAP, therefore having no measurable impact on the Unaudited Pro Forma Combined Condensed Statements of Operations. Newmont recorded an adjustment to reflect the fair value of the derivative contracts as of September 30, 2001, with the corresponding offsetting entry to ACCUMULATED OTHER COMPREHENSIVE INCOME, net of tax.

      (d) To reclassify previously recorded Normandy goodwill classified as OTHER LONG-TERM ASSETS to GOODWILL on the Unaudited Pro Forma Combined Condensed Balance Sheet.

      (e) An adjustment has been recorded to reflect the additional interest capitalized on all development and construction projects as part of the cost of an asset for the difference between US GAAP and Australian GAAP. An adjustment has been recorded to reflect the reduction of INTEREST, NET OF AMOUNTS CAPITALIZED in the Unaudited Pro Forma Condensed Statements of Operations for the periods presented. No adjustment was recorded to the Unaudited Pro Forma Combined Balance Sheet for the impact of this item, as the impact of this adjustment from the inception of Normandy is not determinable.

      (f) To account for the deferred income tax effects of the pro forma balance sheet adjustments.

      (g) This amount represents the cumulative balancing entry for the effect of the balance sheet adjustments.

      (h) To account for the income tax expense relating to the pro forma income statement adjustments.

NOTE 3--PRO FORMA ADJUSTMENTS TO RECORD THE ACQUISITION OF: 1) 100% OF NORMANDY AND 2) 50.1% OF NORMANDY

   The following adjustments have been made to the Unaudited Pro Forma Combined Condensed Balance Sheet at September 30, 2001 and the Unaudited Pro Forma Combined Condensed Statements of Operations for the nine month period ended September 30, 2001 and for the twelve month period ended December 31, 2000, respectively.

      (a) The purchase consideration has been based on Newmont acquiring two different percentages of Normandy common stock: 1) 100% of the Normandy shares outstanding plus all options and restricted shares based on an exchange ratio of 0.0385 of a Newmont share for each Normandy share; and 2) 50.1% of the Normandy shares outstanding plus all options and restricted shares based on an exchange ratio of 0.0385 of a Newmont share for each Normandy share. Additionally, Newmont is paying $A0.40 per share for each ordinary share of Normandy tendered, with the exception of the 19.79% of ordinary shares of Normandy that are owned by Franco-Nevada, calculated on a fully-diluted basis. The Shares will be acquired through Newmont's call option on 19.79% of the Normandy Shares held by Franco-Nevada based on Franco-Nevada receiving 0.0385 of a share of Newmont for each ordinary share of Normandy owned by Franco-Nevada. The final purchase price allocations will be determined after closing based on the actual fair value of current assets, current liabilities, indebtedness, reclamation and remediation liabilities, derivative instruments, marketable securities, a more extensive analysis of the fair value of mining and royalty interests acquired and identifiable intangible assets and will reflect the number of shares of Newmont common stock issued to acquire Normandy's outstanding shares and stock options that were outstanding at closing. Newmont is continuing to evaluate all of these items; accordingly, the final purchase price may differ in material respects from that presented in the Unaudited Pro Forma Combined Condensed Balance Sheet. The purchase accounting entries are an estimate only and are subject to change.

   The following table reflects the estimated purchase accounting allocation for each acquisition scenario of Normandy:

                                                                                (IN MILLIONS OF US$S
                                                                               EXCEPT PER SHARE PRICE)
                                                                            ----------------------------
                                                                            ACQUISITION OF ACQUISITION OF
                                                                                 100%          50.1%
                                                                             OF NORMANDY    OF NORMANDY
                                                                            -------------- --------------
Calculation of preliminary allocation of purchase price:
Shares of Newmont common stock to be issued to Normandy Stockholders.......       85.96          43.07
Newmont stock price per share..............................................   $   19.57       $  19.57
                                                                              ---------       --------
Fair value of Newmont common stock issued..................................     1,682.2          842.8
Plus--Cash consideration of A$0.40 per ordinary share of Normandy shares
  tendered (excluding those owned by Franco-Nevada)........................       368.5          138.6
Plus--Fair value of Normandy options to be assumed by Newmont (100% vested)         5.5            2.7
Plus--Estimated direct merger costs incurred by Newmont....................        60.0           60.0
                                                                              ---------       --------
Total purchase price.......................................................     2,116.2        1,044.1
Plus--Fair value of liabilities assumed by Newmont:
   Current liabilities.....................................................       250.2          125.4
   Long-term debt (including current portion)..............................       786.8          394.2
   Deferred revenue and derivative liability...............................       347.0          173.8
   Long term liabilities...................................................       803.8          402.7
   Minority interests acquired.............................................        83.9           42.0
Less--Fair value of non-mining assets to be acquired by Newmont:
   Current assets..........................................................      (409.6)        (205.2)
   Long term assets........................................................      (331.3)        (165.9)
   Intangible assets subject to amortization...............................        (5.0)          (2.5)
Less--Fair value of mining properties and mineral interests
   Developed mining properties.............................................    (1,571.9)        (787.6)
   Purchased undeveloped mineral interests.................................      (905.5)        (453.7)
   Land and lease rights...................................................       (28.0)         (14.0)
   Equity investments in mining operations.................................      (130.5)         (65.4)
                                                                              ---------       --------
Residual purchase price allocated to non-amortizable goodwill..............   $ 1,006.1       $  487.9
                                                                              =========       ========

   The purchase price for accounting purposes has been determined by using the average price of Newmont's common stock for the two days before and the two days after the announcement of the terms of the Transaction. Such average price was US$19.57.

   The cash consideration offered by Newmont for the acquisition of Normandy will be funded by Newmont drawing on an existing available revolving credit facility. Interest expense has been recorded as if the borrowings had been outstanding as of January 1, 2000.

   The entry to record the purchase transaction includes a deferred tax liability at Newmont's 35% statutory rate, based on the increase in the book basis of the identifiable tangible and intangible net assets without a corresponding increase in tax basis, as this transaction has been structured as a tax-free exchange. No deferred tax liability has been established for the goodwill which is not deductible for tax purposes.

      (b) The pro forma adjustments for the 100% acquisition of Normandy eliminates the retained earnings, reserves or other items in the equity of Normandy and records the fair value of common stock consideration issued by Newmont. The pro forma adjustments for the 50.1% acquisition of Normandy eliminates 50.1% of the retained earnings, reserves and other items of equity of Normandy, records the fair value of common stock issued by Newmont and records a minority interest on Newmont's Unaudited Pro Forma Combined Condensed Balance Sheet for the 49.9% of Normandy's equity that was not acquired.

   The pro forma combined stockholders' equity of Newmont reflects the following under each acquisition scenario of Normandy:

                                                                                     (IN MILLIONS OF US$)
                                                                           ----------------------------------------
                                                                           ACQUISITION OF 100% ACQUISITION OF 50.1%
                                                                               OF NORMANDY         OF NORMANDY
                                                                           ------------------- --------------------
Stockholders' equity of Newmont as September 30, 2001.....................      $1,459.6             $1,459.6
Fair value of common stock issued to acquire Normandy.....................       1,682.2                842.8
Fair value of Normandy options to be assumed by Newmont
  (100% vested)...........................................................           5.5                  2.7
                                                                                --------             --------
Pro forma stockholders' equity after the acquisition of Normandy..........       3,147.3              2,305.1
Minority interest of historical Newmont...................................         230.5                230.5
Minority interest in 49.9% of historical Normandy equity..................            --                156.5
Minority interest acquired in consolidation...............................          83.9                 83.9
                                                                                --------             --------
Pro forma stockholders' equity and minority interest after the acquisition
  of Normandy.............................................................      $3,461.7             $2,776.0
                                                                                ========             ========

      (c) Adjusts depreciation, depletion and amortization to account for the acquisition as if the Transaction had occurred January 1, 2000 in a manner consistent with the policies of depreciation, depletion and amortization utilized by Newmont. This adjustment results in an increase to depreciation, depletion and amortization expense in each of the periods presented. The goodwill created in the purchase accounting transaction was not amortized in accordance with US GAAP for business combinations that are initiated subsequent to July 1, 2001.

      (d) To account for the income tax benefit of the pro forma adjustments resulting from the impact of the purchase accounting adjustments using Newmont's statutory tax rate of 35%.

      (e) Adjusts the pro forma combined basic and diluted weighted average common shares outstanding for the nine-month period ended September 30, 2001 and the twelve-month period ended December 31, 2000 and assumes that the shares issued in the acquisition of Normandy were issued on January 1, 2000.

      (f) Adjustment to reflect the 49.9% minority interest of Normandy that Newmont does not acquire in the 50.1% acquisition of Normandy. The minority interest excludes the effect of the step-up recorded for purchase accounting applied only at the Newmont level for its newly acquired 50.1% interest in Normandy.

      (g) To eliminate management fees between Newmont and Normandy.

   As of September 30, 2001, Normandy owned approximately 62.5% of Australian Magnesium Corporation Limited ("AMC"). In November 2001, AMC completed an equity offering, whereby, Normandy's ownership interest decreased to an estimated 23% equity ownership. The September 30, 2001 balance sheet and the nine month information of Normandy fully consolidate Normandy's interest in AMC with a minority interest. No pro forma adjustments have been recorded to de-consolidate this investment for the periods presented. Newmont is currently unable to determine within a reasonable degree of accuracy the impact of de-consolidating AMC in these Unaudited Pro Forma Combined Condensed Financial Statements.

   The following summary financial information was derived from the AMC June 30, 2001 Annual Report to Shareholders:

                      (IN MILLIONS OF A$S)
                      --------------------
Current assets.......        $ 34.5
Non-current assets...         359.5
Current liabilities..         (34.8)
Indebtedness.........         (71.5)
Long-term liabilities         (63.4)
                             ------
Net assets...........        $224.3
                             ======
Revenues.............        $ 73.4
                             ======
Net loss.............        $(16.9)
                             ======

NOTE 4--US GAAP ADJUSTMENTS TO FRANCO-NEVADA

   The following notes describe the basis and assumptions used to adjust the Franco-Nevada Canadian GAAP financial statements to approximate US GAAP. In addition, some balance sheet items have been combined to conform to the presentation of Newmont. Canadian GAAP varies in certain significant respects from the principles and practices of US GAAP. The effect of these principle measurement differences on Franco-Nevada's consolidated financial statements are quantified and described below.

      (a) In April 2001, Franco-Nevada acquired 19.99% (currently 19.79%, calculated on a fully-diluted basis) of Normandy's outstanding common stock. For Canadian GAAP purposes Franco-Nevada has accounted for their investment on an equity basis using the best information available from Normandy in the public domain. As Normandy has declined to provide a reconciliation of its results of operations in US GAAP for the period owned by Franco-Nevada, there is no basis for recording an adjustment to US GAAP. Whereas, this equity investment adjustment has been omitted from the Franco-Nevada US GAAP reconciliation, the purchase accounting adjustments described in Note 5(e) to record the merger with Franco-Nevada would have eliminated the accounting for this equity investment because the Unaudited Pro Forma Financial Statements have already consolidated 100% of Normandy and therefore, no equity accounting for this investment is required for any period presented for the combined company.

      (b) US GAAP requires that marketable securities classified as available for sale be recorded at fair value with a corresponding entry to ACCUMULATED OTHER COMPREHENSIVE INCOME, net of deferred tax. As of September 30, 2001 an increase to MARKETABLE SECURITIES was recorded in the Unaudited Pro Forma Balance Sheet.

      (c) US GAAP requires that exploration costs be expensed as incurred rather than capitalized, as allowed under Canadian GAAP. As a result PROPERTY, PLANT AND EQUIPMENT, NET was reduced to remove costs previously capitalized. In the nine-month period ended September 30, 2001 and twelve-month period ended March 31, 2001, increases in exploration expense were recorded to OPERATING COSTS. Additionally, in both the nine month period ended September 30, 2001 and the twelve month period ended March 31, 2001, OPERATING COSTS were reduced to reflect the reversal of Franco-Nevada's provision for impairment under Canadian GAAP of these capitalized exploration costs because such costs would already have been expensed under US GAAP.

      (d) Canadian GAAP requires that merger costs incurred in a pooling transaction be considered as capital costs and therefore netted against capital stock, rather than expensed as required under US GAAP. As a result, amounts previously expensed were restored to CAPITAL STOCK, with a decrease to RETAINED EARNINGS in the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 2001.

      (e) Effect on DEPRECIATION, DEPLETION AND AMORTIZATION for the impact of adjustments to the net carrying amount of assets adjusted above.

      (f) These adjustments record the net deferred income tax effect of the US GAAP adjustments to the balance sheet.

      (g) An adjustment to ACCUMULATED OTHER COMPREHENSIVE INCOME was recorded to account for differences in the application of US GAAP and Canadian GAAP for the effect of currency translation.

      (h) Relates to the reversals of loss and provision amounts recorded on marketable securities under Canadian GAAP, which would have been recorded in earlier periods under US GAAP.

      (i) This amount represents the cumulative retained earnings adjustments.

      (j) To account for the income tax expense related to the pro forma income statement adjustments.

NOTE 5--PRO FORMA ADJUSTMENTS TO RECORD THE ACQUISITION OF 100% OF FRANCO-NEVADA

   The Franco-Nevada acquisition is conditional upon the acquisition of 50.1% of Normandy. The following adjustments have been made to the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 2001 and the Unaudited Pro Forma Combined Condensed Statement of Operations for the nine month period ended September 30, 2001 and for the twelve month period ended December 31, 2001, respectively.

      (a) The purchase consideration is based on Newmont acquiring 100% of the Franco-Nevada outstanding shares plus all options and warrants based on an exchange ratio of 0.8 of a Newmont share for each Franco-Nevada share. The final purchase price allocation will be determined shortly after closing based on the actual fair value of current assets, current liabilities, marketable securities, a more extensive analysis of the fair value of royalty interests acquired and identifiable intangible assets and will reflect the number of shares of Newmont common stock issued to acquire Franco-Nevada's outstanding shares, stock options and warrants that were outstanding at closing. Newmont is continuing to evaluate all of these items; accordingly, the final purchase price may differ in material respects from that presented in the Unaudited Pro Forma Combined Condensed Balance Sheet. The purchase accounting entries are an estimate only and are subject to change.

   The following table reflects the estimated purchase accounting allocation for the acquisition of 100% of Franco-Nevada:

                                                                                     (IN MILLIONS OF US $'S
                                                                                      EXCEPT SHARE PRICE)
                                                                                     ----------------------
Calculation of preliminary allocation of purchase price:
Shares of Newmont common stock to be issued in the merger of Franco-Nevada excluding
  Franco-Nevada's 19.99% investment in Normandy.....................................          109.96
Average Newmont stock price per share...............................................        $  19.57
                                                                                            --------
Fair value of Newmont common stock issued...........................................         2,151.9
Plus--Fair value of Franco-Nevada options to be assumed by Newmont (100% vested)....            44.5
Plus--Fair value of Franco-Nevada warrants to be assumed by Newmont.................            45.4
Plus--Estimated direct merger costs to be incurred by Newmont.......................            30.0
                                                                                            --------
Total purchase price................................................................         2,271.8
Plus--Fair value of liabilities assumed by Newmont:
   Current liabilities..............................................................             1.9
   Long-term liabilities............................................................            78.3
Less--Fair value of non-mining assets to be acquired by Newmont:
   Current assets...................................................................          (592.4)
   Investment in marketable securities (excluding the 19.99% interest in Normandy)..          (105.0)
Less--Fair value of royalty interests in mineral properties.........................          (408.1)
                                                                                            --------
Residual purchase price allocated to non-amortizable goodwill.......................        $1,246.5
                                                                                            ========

   The purchase price for accounting purposes has been determined by using the average price of Newmont's common stock for the two days before and the two days after the announcement of the terms of the Transaction. Such average price was US$19.57.

   The debt adjustment recorded in the Normandy acquisition is reversed in the Franco-Nevada acquisition as the cash acquired in the Franco-Nevada acquisition would be used to repay this debt or to eliminate Newmont's need to draw on its line of credit. The interest expense recorded in the Normandy purchase accounting adjustments has been reversed in the Franco-Nevada purchase accounting adjustments.

   The entry to record the purchase transaction provides a deferred tax liability at Newmont's 35% statutory rate based on the increase in the book basis of the identifiable tangible and intangible net assets without a corresponding increase in tax basis as this transaction has been structured as a tax-free exchange. No deferred tax liability has been established for the goodwill which is not deductible for tax purposes.

      (b) These pro forma adjustments reflect the acquisition of 100% of Franco-Nevada as well as eliminates the retained earnings, reserves or other items in the equity of Franco-Nevada and records the fair value of common stock consideration issued by Newmont. Newmont will issue approximately
   109.96 million shares of its common stock to accomplish the acquisition, or
   0.8 of a share for each Franco-Nevada share outstanding. This number of shares is net of Franco-Nevada's 19.99% (currently 19.79%, calculated on a fully-diluted basis) interest in Normandy. The pro forma combined stockholders' equity of Newmont following the acquisition of 1) 100% of Normandy and the merger of 100% of Franco-Nevada and 2) 50.1% of Normandy and the merger of 100% of Franco-Nevada reflects the following:

                                                                                (IN MILLIONS OF US$)
                                                                      ----------------------------------------
                                                                      ACQUISITION OF 100% ACQUISITION OF 50.1%
                                                                          OF NORMANDY         OF NORMANDY
                                                                              AND                 AND
                                                                         FRANCO-NEVADA       FRANCO-NEVADA
                                                                      ------------------- --------------------
Stockholders' equity of Newmont as September 30, 2001................      $1,459.6             $1,459.6
Fair value of common stock issued to acquire Normandy................       1,682.2                842.8
Fair value of Normandy options to be assumed by Newmont (100%
  vested)............................................................           5.5                  2.7
                                                                           --------             --------
Pro forma stockholders' equity after the acquisition of Normandy only       3,147.3              2,305.1
Fair value of common stock issued to merge with Franco-Nevada........       2,151.9              2,151.9
Fair value of Franco-Nevada options to be assumed by Newmont
  (100% vested)......................................................          44.5                 44.5
Fair value of Franco-Nevada warrants to be assumed by Newmont........          45.4                 45.4
                                                                           --------             --------
Pro forma stockholders' equity after the acquisition of Normandy and
  100% of Franco-Nevada..............................................       5,389.1              4,546.9
Minority interest of historical Newmont..............................         230.5                230.5
Minority interest in 49.9% of historical Normandy equity.............            --                156.5
Minority interest acquired in consolidation..........................          83.9                 83.9
                                                                           --------             --------
Total stockholder's equity and minority interest.....................      $5,703.5             $5,017.8
                                                                           ========             ========

      (c) Adjusts depreciation, depletion and amortization to account for the merger as if the Transactions had occurred January 1, 2000 in a manner consistent with the policies of depreciation, depletion and amortization utilized by Newmont. This adjustment results in an increase to depreciation, depletion and amortization expense in each of the periods presented. The goodwill created in the purchase accounting transaction was not amortized in accordance with US GAAP for business combinations that are initiated subsequent to July 1, 2001.

      (d) To account for the income tax expense of the pro forma adjustments resulting from the impact of the purchase accounting adjustments using Newmont's expected effective statutory tax rate of 35%.

      (e) Eliminates the 19.99% investment (currently 19.79% calculated on a fully-diluted basis) held by Franco-Nevada in Normandy on Franco-Nevada's Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet and the effect of the equity accounting recorded in the Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations of Franco-Nevada for the period Franco-Nevada owned the investment in 2001. This adjustment eliminates the Canadian GAAP effect only as no adjustment has been made to reflect the accounting for this investment in accordance with US GAAP (See note 4(a)). Eliminating the 19.99% investment held by Franco-Nevada in Normandy ensures the consolidated results of the combined company include the consolidated results of Newmont, Normandy and Franco-Nevada, excluding a duplication of the equity accounting impact of the investment held by Franco-Nevada in Normandy.

      (f) To eliminate royalties paid by Newmont and Normandy to Franco-Nevada on certain mining properties.

NOTE 6--COST SAVINGS AND EXPENSES OF THE MERGER

   Expected annual cost savings have not been reflected as an adjustment to the historical data because it is prospective information pertaining to what may happen once the three companies are combined.

   These savings have been estimated by Newmont and are expected to range from US$70 to US$80 million after tax during the first full year of combined operations. Approximately US$40 to US$45 million relate to synergies between Newmont and Normandy and approximately US$30 to US$35 million relate to synergies between Newmont and Franco-Nevada. See section 4.1, "Reasons for and background to the transactions--Reasons for the transactions" on page 33.

   Estimated costs of the Transactions total approximately US$60 million for Normandy and US$30 million for Franco-Nevada, consisting primarily of approximately US$25 million of severance and separation pay for terminated Normandy and Franco-Nevada employees, approximately US$65 million of investment banker, legal, accounting and other professional advisor fees and fees related directly to the acquisition and merger. These costs will be capitalized as direct costs associated with the Transactions.

                    NEWMONT SUPPLEMENTAL INFORMATION TO THE
                    UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                    NET INCOME (LOSS) BEFORE SELECTED ITEMS
               (100% BASIS, IN MILLIONS, EXCEPT PER SHARE DATA)

   The following information provides supplemental information regarding selected elements of net income (loss). As described in Note 6, this supplemental information does not take into account anticipated synergies that have been estimated to range between US$70 million to US$80 million, after tax, in the first full year following the closing of the Transactions. The selected items are net of Newmont's statutory tax rate of 35%:

                                                        NINE MONTHS ENDED SEPTEMBER 30, 2001
                                            -----------------------------------------------------------
                                                                           ACQUISITION COMBINED
                                            NEWMONT NORMANDY FRANCO-NEVADA ADJUSTMENTS COMPANIES  EPS
                                            ------- -------- ------------- ----------- --------- ------
Net income (loss) applicable to common
  shares, in US GAAP and US$............... $(51.0)  $(72.2)     $55.1       $(79.8)    $(147.9) $(0.38)
Noncash items:
--------------
Asset write-offs or write-downs............     --     70.7        2.6           --        73.3    0.19
Impairment of investment in marketable
  securities...............................     --       --       (5.1)          --        (5.1)  (0.01)
Gain on call option mark-to-market position   (1.1)      --         --           --        (1.1)     --
Gain on sale of marketable securities/
  investments..............................     --     (4.6)      (4.0)          --        (8.6)  (0.02)
Amortization of acquisition adjustments....     --       --         --         79.8        79.8    0.20
Other items:
------------
Merger and restructuring expenses..........   43.7       --         --           --        43.7    0.11
                                            ------   ------      -----       ------     -------  ------
Net income (loss) before selected items.... $ (8.4)  $ (6.1)     $48.6       $   --     $  34.1  $ 0.09
                                            ======   ======      =====       ======     =======  ======
Net income (loss) per share before selected
  items....................................                                             $  0.09
                                                                                        =======
Basic and diluted weighted average common
  shares outstanding (millions)............                                               390.6
                                                                                        =======

                                                       TWELVE MONTHS ENDED DECEMBER 31, 2000
                                            -----------------------------------------------------------
                                                                           ACQUISITION COMBINED
                                            NEWMONT NORMANDY FRANCO-NEVADA ADJUSTMENTS COMPANIES  EPS
                                            ------- -------- ------------- ----------- --------- ------
Net income (loss) applicable to common
  shares, in US GAAP and US$............... $(90.0) $(179.1)    $ 47.2       $(96.6)    $(318.5) $(0.82)
Noncash items:
--------------
Asset write-offs or write-downs............   44.4    165.7        7.0           --       217.1    0.56
Impairment of investment in marketable
  securities...............................   23.9       --        9.5           --        33.4    0.09
Acquisition settlement (Yanacocha).........   27.4       --         --           --        27.4    0.07
Amortization of put options premiums.......   12.4       --         --           --        12.4    0.03
Gain on call option mark-to-market position  (17.4)      --         --           --       (17.4)  (0.05)
Gain on sale of marketable securities/
  investments..............................     --       --      (10.5)          --       (10.5)  (0.03)
Amortization of acquisition adjustments....     --       --         --         96.6        96.6    0.25
Other items:
------------
Merger and restructuring expenses..........    6.9       --        0.9           --         7.8    0.02
                                            ------  -------     ------       ------     -------  ------
Net income (loss) before selected items.... $  7.6  $ (13.4)    $ 54.1       $   --     $  48.3  $ 0.12
                                            ======  =======     ======       ======     =======  ======
Net income (loss) per share before selected
  items....................................                                             $  0.12
                                                                                        =======
Basic and diluted weighted average common
  shares outstanding (millions)............                                               390.6
                                                                                        =======

  7.3 OUTLOOK INFORMATION ON NEW NEWMONT

   The board of Newmont considers that the inclusion of forecast financial information would be unduly speculative and potentially misleading for Normandy shareholders. This is particularly so due to the effect that variations in the price of gold and exchange rates may have on Newmont's future earnings performance. In making this determination, the board has taken into account the facts that Newmont shares have been listed on securities exchanges around the world for some time and that international practice is not to give forecasts of financial performance where there is uncertainty of outcome.

   The statements made in this section regarding our outlook are forward-looking statements. Our operations are subject to numerous risks. As a result, our actual results may differ significantly from these estimates in respect of timing, amount or nature and may never be achieved. For a more detailed discussion of the risks involved in forward-looking statements, see section 1.7, "Introduction--Disclosure regarding forward-looking statements" on page 4. For a more detailed discussion of risks involved in our operations, see section 3, "Risk factors" on page 24.

8 INFORMATION ABOUT NEWMONT

  8.1 GENERAL DESCRIPTION OF NEWMONT'S OPERATIONS

   ABOUT NEWMONT

   Newmont was incorporated in 1965 under the laws of Delaware. Through its predecessor companies, Newmont has been in the mining business since 1921. We are engaged, directly or indirectly through our subsidiaries and affiliates, in the production of gold, development of mining properties, exploration for gold and the acquisition of mining properties world-wide. Our financial year end is December 31.

   In 2000, we produced gold from operations in Nevada and California and, outside the United States, from operations in Canada, Peru, Bolivia, Indonesia, Mexico, Uzbekistan and Australia. We also produce copper concentrates from a copper/gold deposit at a second location in Indonesia.

   Our average cash cost of gold production for 2000 was US$170 per ounce, compared to a Western world average of US$186 per ounce.

   We had revenues of US$1.81 billion in 2000 and US$1.63 billion in 1999. In 2000, we had a net loss applicable to common shares of US$102.3 million in 2000 and a net loss of US$102.0 million in 1999. The net loss in 2000 included non-cash items totaling US$103.3 million, net of tax, primarily for asset impairments and an acquisition settlement. In 1999, the net loss included non-cash items totaling US$126.2 million, net of tax, primarily for asset impairments and losses on written call options.

   Including our subsidiaries, partnerships and joint ventures, we sold 5.7 million equity ounces of gold in 2000 and 4.9 million equity ounces in 1999. We use the term "equity ounces" to mean that portion of gold sold, or included in proven and probable reserves, which is attributable or proportionate to our ownership interest.

   PRODUCT

   Most of our revenue comes from the sale of refined gold into the international market. Our gold sales are generally made at the average price prevailing during the month in which the gold is delivered to the customer, plus an interest factor.

   Refined copper is an internationally traded commodity and is produced from the treatment of concentrates. We deliver and sell the concentrates produced by Batu Hijau to smelters in Japan, Korea, Australia and Europe. In 2001, approximately 85% of Batu Hijau's production will be sold under long-term contracts, and the balance on the spot market.

   STOCK EXCHANGES

   Our shares of common stock are listed or quoted on the NYSE under the symbol "NEM". We intend to file an application to list our common stock on the Australian Stock Exchange (ASX) as CDIs.

   Our $3.25 convertible preferred stock is also listed on the NYSE.

   ADDRESS

   Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203 (United States). Our telephone number is (303) 863-7414.

   For more information on Newmont, see section 7.1, "Information about New Newmont--General description of New Newmont's operations" on page 63.

  8.2 SELECTED FINANCIAL INFORMATION FOR NEWMONT

   The table below shows selected historical financial information for Newmont as of and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 and has been prepared using the audited consolidated financial statements of Newmont. The information as of and for the nine months ended September 30, 2001 and 2000 has been prepared using the unaudited condensed consolidated financial statements of Newmont. This information is only summary, and you should read it in conjunction with Newmont's historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See section 8.3, "Information about Newmont--Where you can find more information on Newmont" on page 109 for more information.

                                              FOR THE NINE MONTHS                  FOR THE YEARS ENDED
                                              ENDED SEPTEMBER 30,                     DECEMBER 31,
                                            -----------------------  -----------------------------------------------
                                                                             (IN MILLIONS, EXCEPT PER SHARE)
                                                2001        2000       2000      1999      1998      1997     1996
                                            ------------ ----------- --------  --------  --------  -------- --------
Sales......................................   $1,210.9    $1,283.7   $1,809.5  $1,627.1  $1,730.5  $1,917.7 $1,529.7
Income (loss) before cumulative effect of
 changes in accounting principle applicable
 to common shares..........................   $  (51.0)   $  (56.3)  $  (89.8) $ (102.0) $ (608.6) $   55.2 $   16.8
Net income (loss) applicable to common
 shares....................................   $  (51.0)   $  (68.8)  $ (102.3) $ (102.0) $ (641.5) $   51.5 $   16.8
Income (loss) per common share:
Before cumulative effect of changes in
 accounting principle per common share,
 basic and diluted.........................   $  (0.26)   $  (0.29)  $  (0.47) $  (0.53) $  (3.32) $   0.31 $   0.09
Net income (loss) per common share, basic
 and diluted(1)(2).........................   $  (0.26)   $  (0.36)  $  (0.53) $  (0.53) $  (3.50) $   0.29 $   0.09
Dividends declared per common share........   $   0.09    $   0.09   $   0.12  $   0.12  $   0.12  $   0.12 $   0.12

                                            SEPTEMBER 30 DECEMBER 31
AT PERIOD END,                              ------------ -----------
Total assets...............................   $3,977.3    $3,916.8   $3,916.8  $3,951.9  $4,022.0  $4,707.2 $4,319.0
Long-term debt, including current portion..   $1,281.5    $1,199.8   $1,199.8  $1,246.8  $1,489.8  $1,512.6 $1,211.9
Stockholders' equity.......................   $1,459.6    $1,500.0   $1,500.0  $1,570.3  $1,687.3  $2,097.1 $2,101.1

--------
/(1)/ Net loss includes the cumulative effect of changing the accounting method for start-up costs of $0.18 per share, net of tax, in 1998 and for revenue recognition of $0.06 per share in 2000. Net loss also included noncash items of US$0.23 for asset write-offs, US$0.12 for loss on LIhir Securities, US$0.14 for an acquisition settlement and US$0.04 for merger expenses.

/(2)/ Net loss included US$0.23, net of tax, for merger and restructuring expenses associated with the acquisition of Battle Mountain Gold Company in January 2001.

   Historical financial information about Newmont is included in Annex A, which contains the Form 8-K, filed on May 9, 2001 presenting the consolidated financial statements for each of the years ended December 31, 2000, 1999 and 1998, which gives effect to the merger between Newmont and Battle Mountain Gold Company, which occurred on January 10, 2001 and which was accounted for as a pooling of interests, together with the report thereon of Arthur Andersen LLP and the related Management's Discussion and Analysis of Consolidated Results of Operations and Financial Condition. Under a pooling of interests, the consolidated financial statements include Battle Mountain's financial data as if Battle Mountain had always been part of Newmont. Additionally, Form 10-Q filed on October 29, 2001 is included in Annex A, which contains the unaudited consolidated financial statements for the periods ended September 30, 2001 and 2000 and the related Management's Discussion and Analysis of Consolidated Results of Operations and Financial Position.

  8.3 WHERE YOU CAN FIND MORE INFORMATION ON NEWMONT

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

   We filed a registration statement on Form S-4 to register with the SEC the shares of our common stock to be issued under the offer in exchange for ordinary shares of Normandy and Normandy ADSs. This offer document is part of that registration statement and constitutes a prospectus of Newmont. As allowed by the SEC rules, this offer document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows us to "incorporate by reference" information into this offer document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this offer document, except for any information superseded by information in, or incorporated by reference in, this offer document. This offer document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.


     Newmont SEC Filings
      (File No. 1-2516)                           Period or Description
      -------------------           -------------------------------------------------
Annual Report on Form 10-K          Fiscal year ended December 31, 2000

Quarterly Reports on Form 10-Q      Quarterly periods ended March 31, 2001, June 30,
                                    2001 and September 30, 2001

Current Reports on Form 8-K         Filed on January 22, 2001, May 9, 2001, May 14,
                                    2001, November 14, 2001 (as amended by Form
                                    8-K/A filed on November 16, 2001) and November
                                    27, 2001

Proxy Statement on Schedule
14A                                 Filed on March 30, 2001

Registration Statement on           The description of Newmont common stock,
Form S-3, filed on July             including any amendment or report filed with the
25,2001                             SEC for the purpose of updating that description.

Registration Statement on
Form 8-A, filed on September        Description of Newmont preferred share purchase
6, 2000                             rights

   We are also incorporating by reference additional documents that we file with the SEC between the date of this offer document and completion of the offer.

   Any statement contained in this offer document, or in a document incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this offer document to the extent it is modified or superseded by a statement contained in any subsequently filed document incorporated by reference. When that happens, the modified or superseded part of the original statement is not a part of this offer document.

   You can obtain documents incorporated by reference in this offer document from the SEC. Documents incorporated by reference by us are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this offer document. You may obtain documents incorporated by reference by us in this offer document by requesting them by telephone from Innisfree M&A Incorporated, the information agent for the offer, at the telephone numbers listed below:

[LOGO] InnisFree Logo

              For Normandy shareholders and Normandy ADS holders
                   located in the United States and Canada:

                        Banks and brokers call collect:
                                (212) 750-5833

          All others call toll-free in the United States and Canada:
                                (888) 750-5835

   For Normandy shareholders and Normandy ADS holders located in Australia and other jurisdictions (except the United States and Canada), please call toll-free in Australia: (800) 507-507 or, if you are outside Australia, +61-2-9278-9331.

   To obtain timely delivery of any of these documents, you must request them no later than five business days before the expiration of the offer period. You should rely only on the information contained in this offer document or incorporated by reference in this offer document or other documents distributed by us to Normandy shareholders and Normandy ADS holders under the offer in deciding whether to accept the offer. We have not authorized anyone to provide information that conflicts with what is contained in this offer document. This offer document is accurate as of its date. You should not assume that the information contained in this offer document is accurate as of any date other than that date, and neither the mailing of this offer document to you nor the issuance of shares of our common stock or Newmont CDIs under the offer shall create any implication to the contrary.

   You may also find additional information regarding us on our website at http://www.newmont.com.

  8.4 NEWMONT'S BOARD OF DIRECTORS AND MANAGEMENT

Glen A. Barton      Chairman and Chief Executive Officer of Caterpillar Inc., a director of Inco
                    Limited and Chairman of the Board of Trustees of Bradley University.

Vincent A. Calarco  Chairman, President and Chief Executive Officer of Crompton Corporation, a
                    specialty chemical company, since May 1996. Trustee of Polytechnic University of New York, Trustee of the National Foundation for the History of Chemistry
                    and Director of the American Chemistry Council.

Ronald C. Cambre    Chairman of Newmont Mining since January 1995, President from June 1994 to
                    July 1999 and Chief Executive Officer from November 1993 to December 2000.
                    Director of Cleveland-Cliffs Inc., McDermott, Inc. and W.R. Grace & Co.

James T. Curry, Jr. Retired Chief Executive Officer of the Minerals Division and retired director of
                    Broken Hill Proprietary Company Ltd. Director of SRI International.

Joseph P. Flannery  Chairman, President and Chief Executive Officer of Uniroyal Holding, Inc., a
                    holding company. Director of Arvin Meritor, Inc., Ingersoll-Rand Company,
                    K-Mart Corporation and The Scotts Company.


Leo I. Higdon, Jr.  President of the College of Charleston since October 2001; formerly President of
                    Babson College from July 1997 to October 2001; formerly Dean and Charles C.
                    Abbott Professor of the Darden Graduate School of Business Administration at
                    the University of Virginia from October 1993 to June 1997. Director of
                    Crompton Corporation and Eaton Vance Corp.

Robert J. Miller    Partner of Jones Vargas, a law firm, since January 1999; Governor of the State of
                    Nevada from 1989 to January 1999. Director of Zenith Insurance Company.

Wayne W. Murdy      President of Newmont Mining since July 1999, Chief Executive Officer since
                    January 2001, Executive Vice President from July 1996 to July 1999, Chief
                    Financial Officer from December 1992 to July 1999 and Senior Vice President from December 1992 to July 1996. Director of Tom Brown Inc. and Trustee of
                    the Denver Art Museum.

Robin A. Plumbridge Retired Chairman of Gold Fields of South Africa Limited, a natural resources company, Chief Executive Officer thereof from December 1980 to September
                    1995. Director of Liberty Group Limited, Liberty Holdings Limited and
                    Standard Bank Investment Corporation.

Moeen A. Qureshi    Chairman of Emerging Markets Partnership, a private investment management company. Director of AIG Global Trade and Political Risk Insurance Co.

Michael K. Reilly   Retired Chairman of Zeigler Coal Holding Company, a coal producer.

James V. Taranik    President Emeritus of Desert Research Institute, University and Community
                    College System of Nevada, an environmental research organization; Regents
                    Professor and Arthur Brant Chair of Geophysics at the University of Nevada.
                    Director of Earth Satellite Corporation and UNR Great Basin Center for
                    Geothermal Energy.

   In addition to Mr. Murdy, who is Newmont's President and Chief Executive Officer, key members of Newmont's management team are:

John A. S. Dow        Executive Vice President and Group Executive, Latin America
David H. Francisco    Executive Vice President, Operations
Bruce D. Hansen       Senior Vice President and Chief Financial Officer
Lawrence T. Kurlander Senior Vice President and Chief Administrative Officer
W. James Mullin       Senior Vice President and Group Executive, North America
David A. Baker        Vice President, Environmental, Health and Safety Affairs
Britt D. Banks        Vice President, General Counsel and Secretary
D. Scott Barr         Vice President and Chief Technical Officer
Robert J. Bush        Vice President, Administration and Human Resources
Thomas M. Conway      Vice President, Risk Management
Thomas L. Enos        Vice President and Group Executive, Indonesia
W. Durand Eppler      Vice President, Corporate Development
Greg V. Etter         Vice President, External Affairs
Gary E. Farmar        Vice President, Internal Audit
Jeffrey R. Huspeni    Vice President, Exploration
Donald G. Karras      Vice President, Taxes
Leland W. Krugerud    Vice President, Business Affairs, North American Operations
Richard Perry         Vice President, Nevada Operations
Carlos Santa Cruz     Vice President, Peruvian Operations
Linda K. Wheeler      Vice President and Controller
Thomas P. Mahoney     Treasurer and Assistant Secretary

9 INFORMATION ABOUT NORMANDY

  9.1 DISCLAIMER INFORMATION IN RELATION TO NORMANDY

   We conducted a due diligence review of limited information and documents
made available by Normandy to us before announcing our offer.   Information
included in this offer document relating to Normandy and its business is based on publicly available information about Normandy, including Normandy's 2001 annual report and quarterly activities report for the quarter ended September 30, 2001 and Normandy's target statement. Pursuant to Rule 409 promulgated under the U.S. Securities Act of 1933, on December 17, 2001, we requested that Normandy and its independent public accountants provide to us all material information required to be included in this offer document or required to make statements made herein not misleading. On December 11, 2001, we requested that Normandy's independent public accountants consent in a customary manner to the inclusion of its audit reports with respect to the financial statements of Normandy included in this offer document. On December 14, 2001, Normandy's independent public accountants responded in writing to our December 11, 2001 letter stating that they were reluctant to give consent for the inclusion of its audit report where consent has not been given for the financial statements themselves, and believed it was appropriate that its consent be given concurrently with Normandy's consent. On December 19, 2001, Normandy, on its own behalf and on behalf of its accountants, responded in writing to our December 17, 2001 letter and stated that it was not appropriate for Normandy to bear any burden as to what the offer document should contain and whether or not such document was misleading. Normandy further stated that if there were specifics which Newmont wished to refer to Normandy for review and comment, Normandy would consider whether it could be of assistance and to what extent, on a case by case basis. In addition, Normandy stated that its accountants were not in a position to provide assistance to us, that work on U.S. GAAP reconciliation of its financial statements had not been completed to Normandy's satisfaction and that Normandy had not yet determined whether it would allow U.S. GAAP reconciliation of its financial statements to be made public at this time. For further information, see section 9.3, "--Presentation of Normandy accounting information" on page 118. We will provide any and all information that we receive from Normandy or its independent accountants prior to the expiration of the offer that we deem material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

   While we have included information in this offer document concerning Normandy that is known to us based on publicly available information, other than as described above, we have not had access to material non-public information regarding Normandy and could not use any such information for the purpose of preparing this offer document. Although we have no knowledge that would indicate that statements relating to Normandy contained in this offer document are inaccurate or incomplete, we are not in a position to verify information concerning Normandy. We and our respective directors and officers are not aware of any errors in such information.

   The due diligence was conducted pursuant to a Confidentiality Agreement, a term of which is as follows:

      "NORMANDY IS NOT AWARE OF ANY MATERIAL INFORMATION IN RELATION TO NORMANDY WHICH HAS NOT BEEN PROVIDED OR OTHERWISE MADE AVAILABLE TO THE INDEPENDENT EXPERT WHICH HAS BEEN RETAINED BY NORMANDY FOR THE PURPOSE OF PROVIDING A REPORT TO BE INCLUDED IN NORMANDY'S TARGET STATEMENT, OR OTHERWISE INCLUDED IN NORMANDY'S TARGET STATEMENT, WHICH WILL BE ISSUED IN RESPONSE TO THE OFF-MARKET BID FOR ANGLOGOLD LIMITED IN RESPECT OF WHICH A BIDDER'S STATEMENT DATED OCTOBER 17, 2001 WAS SERVED ON NORMANDY."

   Subsequent to the completion of the due diligence, and prior to the announcement of our bid, we and Normandy entered into the deeds of undertaking described in section 14.1, "Certain relationships and transactions with respect to Newmont, Normandy and Franco-Nevada--Deeds of undertaking" on page 155. Normandy gave a number of warranties to us in the deed of undertaking, including a warranty that:

      "(k) The Normandy Board and the Normandy Senior Management are not aware of any information being information otherwise liable to be disclosed under ASX listing rule 3.1 which has not been publicly disclosed by Normandy in reliance on the carve out from disclosure which is contained in ASX listing rule 3.1 which has not been provided to the expert for review in connection with the preparation of the independent expert's report which is to accompany the Normandy Target's Statement which will be given in response to the AngloGold Bidder's Statement dated 16 October 2001 and AngloGold's F-4 Registration Statement dated 9 November 2001."

   We are not aware of any non-public information of Normandy, of which we became aware in the course of the due diligence referred to above, being information which:

    . is not set out or referred to in this offer document, in Normandy's target statement or being information which has not otherwise been made available publicly by Normandy; and

    . is material to a decision by a Normandy shareholder whether or not to accept our offer.

   Subject to the foregoing and to the maximum extent permitted by law, we and our respective directors and officers disclaim all liability for information concerning Normandy included in this offer document. We are not able to verify the information provided by Normandy.

   Normandy shareholders and Normandy ADS holders should form their own views concerning Normandy from the full range of public information available concerning Normandy. In particular, Normandy shareholders and Normandy ADS holders should carefully consider the disclosures made by Normandy and its directors concerning Normandy in response to the offer.

  9.2 GENERAL DESCRIPTION OF NORMANDY'S OPERATIONS

   Normandy is a gold company with extensive production and exploration interests. Normandy has operations in Australia, the United States, New Zealand, Turkey, Chile, Brazil and Canada. Normandy is also a producer of zinc, lead and copper concentrate from Golden Grove, cobalt from Kasese and magnesium from Australian Magnesium Corporation Limited.

   A detailed description of Normandy's operations and investments has been included in section 7, "Information about New Newmont" on page 63.

   GOLD OPERATIONS

   During the financial year ended June 30, 2001, Normandy had attributable gold production of 2.3 million ounces. In addition to its directly owned gold assets, Normandy has major interests in two ASX listed gold companies, Normandy NFM Limited (87.5%) and Normandy Mt. Leyshon Limited (13.7%).

   In May 2001, Normandy acquired 100% ownership of the Midas gold mine and 105 square kilometers of highly prospective adjoining tenements. This transaction positions Normandy in the Carlin Trend of northern Nevada, in the United States. A strategic alliance with TVX Gold Inc. in May 1999 formed TVX Normandy Americas (Normandy 49.9%), delivering attributable gold production to Normandy of approximately 250,000 ounces from five mines in North and South America.

   AUSTRALIA

   KALGOORLIE OPERATIONS (50%). The Kalgoorlie operations comprise the Super Pit and Mt. Charlotte underground mine at Kalgoorlie-Boulder, 600 km east of Perth in the Eastern Goldfields.

   BODDINGTON MINE (44.4%). Boddington, a large-scale open pit mining operation, is located 120 km southeast of Perth. Reserves were exhausted in November 2001, but there is a proposed expansion project to develop a large open pit operation underlying the current Boddington mine. The expansion project has been delayed, however, pending restructuring of current management arrangements.

   YANDAL OPERATIONS (100%). Yandal operations comprise the Bronzewing, Jundee and Wiluna mines, situated in the prospective Yandal Goldfield of Western Australia.

   TANAMI OPERATIONS (87.5%). The Tanami operations comprise The Granites, located approximately 550 km by road northwest of Alice Springs, and Dead Bullock Soak, about 40 km west of The Granites, and are owned by Normandy NFM Limited, a publicly listed, 87.5% owned, subsidiary of Normandy. Dead Bullock Soak operations comprise Callie underground and Villa, Triumph Hill and Colliwobble open pits. The Tanami operations include the Goldrush deposit. Ore from this deposit will be processed at the Tanami plant (owned by

Otter Gold Mining Limited and Newmont) under a lease arrangement. Mining of this deposit commenced in mid-September 2001 and gold production will commence in mid-December 2001.

   MT. LEYSHON (13.7%). The Mt. Leyshon mine, 24 km south of Charters Towers, Queensland, is owned by Normandy Mt. Leyshon Limited, a publicly listed Company of which Normandy owns 13.7%. This large-scale open pit ceased mining operations in February 2001. A comprehensive mine closure and rehabilitation plan covering remaining operations, closure, rehabilitation, decommissioning and post-closure monitoring has been implemented.

   PAJINGO OPERATIONS (50%). The Vera-Nancy mine, on the Pajingo Joint Venture tenements, is located 50 km southeast of Charters Towers in North Queensland.

   UNITED STATES OF AMERICA

   MIDAS MINE (100%). The Midas mine is approximately 100 km northwest of the regional center of Winnemucca in northern Nevada, United States. Normandy acquired its 100% interest in the mine and 105 square kilometers of adjoining tenements in May 2001.

   NEW ZEALAND

   MARTHA MINE (67.06%). The Martha gold mine is located within the town of Waihi.

   TURKEY

   OVACIK (100%). Construction of the Ovacik gold mine in Turkey was completed in December 1997. Commencement of production was delayed. Production has now commenced with the first gold produced in May 2001. The mine, however, is the subject of a regulatory action which could result in its closure.

   TVX NORMANDY AMERICAS

   Normandy formed a strategic alliance with Canadian-based TVX Gold Inc., creating a new company, TVX Normandy Americas (owned 49.9% by Normandy and 50.1% by TVX Gold Inc.). The principal assets of the company are five operating gold mines in the Americas, as follows:

    .  Crixas (Brazil, 50%),

    .  Paracatu (Brazil, 49%),

    .  La Coipa (Chile, 50%),

    .  New Britannia (Canada, 50%), and

    .  Musselwhite (Canada, 32%).

   GOLD PROJECTS

   YAMFO-SEFWI (90%). Yamfo-Sefwi is a new gold belt in western Ghana, with Normandy holding licenses covering 95 strike km.

   PERAMA (80%). The Perama gold deposit is located 25 km northwest of Alexandroupolis in northeastern Greece. Normandy and its joint venture partners hold a strong tenement position covering about 450 square kilometers. The area is considered prospective for the occurrence of gold deposits.

   MASTRA (100%). The Mastra gold deposit is located in the Black Sea region of northeastern Turkey.

   NON-GOLD METALS OPERATIONS

   Normandy is also a base metals producer. Production from the Golden Grove operations in Western Australia for the financial year ended June 30, 2001 totaled 182,655 tonnes of zinc concentrate and 52,807 tonnes of copper concentrate, plus significant lead and silver. Normandy also has an effective 53.9% interest in the Kasese cobalt project, located in western Uganda.

   GOLDEN GROVE OPERATIONS (100%). Golden Grove operations are located in Western Australia, 230 km east of the port of Geraldton and 50 km southeast of Yalgoo, and comprise the Scuddles mine and treatment plant, the Gossan Hill mine and exploration tenements covering the 35 kilometer-long host horizon, a sequence of acid-volcanogenic rocks of Archaean age.

   KASESE COBALT (BANFF RESOURCES 63%). Banff Resources Limited, a company listed on the Canadian Venture Exchange, has a 63% interest in the Kasese cobalt project in Uganda, Africa. Normandy presently holds a controlling 86% interest in Banff Resources.

   AUSTRALIAN MAGNESIUM CORPORATION LIMITED

   Normandy has a 22.8% voting interest in Australian Magnesium Corporation Limited, which has developed a proprietary process known as the AM Process, a chemical and dehydration process for producing anhydrous magnesium chloride suitable as feed for an electrolytic cell to produce molten magnesium metal. Australian Magnesium has recently undertaken a $525 million equity raising to support the financing of the $1.8 billion development of its Stanwell plant. Normandy has an obligation to contribute A$100 million in equity between 31 October 2002 and 31 January 2003.

   RECENT DEVELOPMENTS

   In May 2001, Normandy acquired 100% ownership in the Midas gold mine and 105 square kilometers of highly prospective adjoining tenements. This transaction positions Normandy in the prolific gold-producing Carlin Trend of northern Nevada in the United States.

   On June 5, 2001, Australian Magnesium Corporation Limited announced the finalization of a A$932 million underwritten debt financing for the development of its Stanwell Magnesium Project.

   On July 20, 2001, Australian Magnesium Corporation Limited announced that it had withdrawn the A$680 million equity offering to complete funding development for its Stanwell Magnesium Project.

   On August 14, 2001, Normandy Mt Leyshon Limited announced that, due to the scheduled closure of the Mt Leyshon mine in February 2002, the directors of Normandy Mt Leyshon Limited had proposed a cash distribution of A$0.33 per share and a restructuring of the company as an alternative to orderly liquidation. The new company would have a specific strategic focus on exploration and would hold tenements in the Mt Leyshon district as well as a portfolio of exploration properties, including tenements in the Musgrave region of Western Australia and in the Kidston, Agate Creek and Cloncurry regions of Queensland, Australia. As part of the transfer of the tenement package, Normandy would be issued with shares representing 12% of the new company. In the announcement of August 14, 2001, Normandy Mt. Leyshon Limited stated that if these proposals are not approved by its shareholders, Normandy Mt Leyshon Limited intends to make an interim distribution of A$0.25 per share with the prospect of a final distribution of between A$0.10 and A$0.15 per share.

   On September 5, 2001, AngloGold announced its intention to offer to acquire all the outstanding shares of Normandy for 2.15 AngloGold shares in exchange for every 100 ordinary shares of Normandy. On that same day, Normandy responded to AngloGold's offer by announcing that it had appointed Macquarie Bank to assist Normandy's board of directors in assessing AngloGold's offer and in preparing a formal recommendation to Normandy shareholders and Normandy ADS holders with respect to AngloGold's offer.

   On September 27, 2001, Australian Magnesium Corporation Limited announced that, due to unstable conditions in equity and capital markets, it is reviewing the timing of its equity raising to fund the development of the Stanwell Magnesium Project.

   On September 28, 2001, Normandy published its annual shareholder report including audited consolidated financial statements for the financial year ended June 30, 2001. Excerpts from the annual shareholder report are included under Annex B to this offer document.

   On October 11, 2001, Normandy NFM Limited announced its intention to launch an offer for Otter Gold Mines Limited, whereby 1.9 Normandy NFM Limited shares will be offered for every 100 Otter shares. Normandy NFM Limited also agreed on that date to purchase 7,798,000 Otter shares (9.9% of the outstanding Otter shares) from the Guiness Peat Group at the same exchange ratio being offered to other Otter shareholders. Otter's primary assets are a 60% interest in the Tanami Joint Venture (the other 40% is held by AngloGold), owner of the Tanami mill, significant exploration properties held 100% in the Tanami region of Central Australia and a 33% interest in the Waihi Operations in New Zealand, held through Martha Hill and Union Hill joint ventures, the remaining 67% interest in which is held by Normandy. According to publicly available information published by Normandy NFM Limited, as at October 9, 2001, Normandy is the largest shareholder of Normandy NFM Limited with an 87.45% interest.

   On October 15, 2001, Australian Magnesium Corporation Limited announced revised arrangements for a capital raising of up to A$525 million for the development of the Stanwell Magnesium Project. On the same date, Normandy announced that, as part of and conditional on these capital raising plans, it has agreed to subscribe for A$100 million of shares in Australian Magnesium Corporation Limited between October 31, 2002 and January 31, 2003 and that it has increased its loan facilities available to Australian Magnesium Corporation Limited by A$10.6 million to fund expenses of the Stanwell Magnesium Project until completion of the capital raising.

   On October 25, 2001, Normandy published its first quarter report to shareholders including unaudited condensed financial information for the three months ended September 30, 2001. Excerpts from the first quarter report to shareholders are included under Annex B to this offer document.

   On November 14, 2000, Normandy, Newmont and Franco-Nevada announced that Newmont intended to make a recommended offer of 0.0385 shares of Newmont common stock for each Normandy share. In addition, Newmont offered to pay A$0.05 per Normandy share in cash if the Newmont offer was accepted by holders of at least 90% of the Normandy shares. Newmont also agreed to acquire Franco-Nevada in a stock-for-stock transaction, in which Franco-Nevada common shareholders will receive 0.8 a share of Newmont common stock (or exchangeable shares, exchangeable for Newmont common stock) for each share of Franco-Nevada common stock pursuant to a Canadian plan of arrangement.

   On November 19, 2001, Normandy published its response document in which the Normandy board of directors recommended that holders of Normandy shares and Normandy ADSs not accept AngloGold's previous offer to acquire all of the outstanding Normandy shares for 2.15 AngloGold shares in exchange for every 100 Normandy shares. The board of directors of Normandy has not yet made a recommendation to the Normandy shareholders and Normandy ADS holders regarding the revised terms of the AngloGold offer.

   On November 19, 2001, Australian Magnesium Corporation Limited announced that it had closed its previously announced A$500 million public offer capital raising and would accept $25 million in oversubscriptions.

   On November 22, 2001, Normandy Mt. Leyshon Limited announced that the restructure of the company had been completed. The company changed its name to Leyshon Resources Limited and will operate with a new board and management and with an initial focus on exploration of tenements acquired from Normandy.

   On November 23, 2001, Australian Magnesium Corporation Limited confirmed that it had completed the allotment of 660,258,713 Distribution Entitled Securities on November 22, 2001.

   On November 28, 2001, AngloGold raised its offer for ordinary shares of Normandy to 2.15 AngloGold shares for every 100 ordinary shares of Normandy, plus A$0.20 per share.

   On December 6, 2001, Normandy NFM Limited announced that it had lodged its offer document regarding the Otter Gold Mines takeover offer with the NZSE and ASX.

   On December 6, 2001, AngloGold withdrew arrangements to pay higher fees to brokers who solicit acceptances to its offer in light of Newmont's application for a restraining order.

   On December 9, 2001, Newmont increased the cash component of its November 14, 2001 offer to A$0.40 per ordinary share of Normandy and removed the condition that Newmont pay the cash component only if its offer was accepted by holders of at least 90% of the Normandy shares.

   On December 12, 2001, the Australian Takeovers Panel refused AngloGold's final application for orders in relation to this offer.

   On December 13, 2001 AngloGold announced that it will appeal a ruling by Australia's Takeovers Panel.

   Normandy La Source has accepted an offer of US$10.7 million plus a royalty for its interest in the Ity goldmine, as disclosed in Normandy's supplementary target statement,

  9.3 PRESENTATION OF NORMANDY ACCOUNTING INFORMATION

   Normandy prepares and publishes its consolidated financial statements in accordance with Australian GAAP. Except where expressly stated otherwise, all financial information relating to Normandy presented in this offer document has been prepared in accordance with Australian GAAP.

   Normandy's financial data is presented in accordance with Australian GAAP, which differs in certain significant respects from U.S. GAAP. These differences as they relate to Normandy cannot be fully quantified due to the limited disclosure provided in publicly available financial information. Pursuant to Rule 409 promulgated under the U.S. Securities Act of 1933, on December 17, 2001, we requested that Normandy and its independent public accountants provide to us all material information required to be included in this offer document or required to make statements made herein not misleading. On December 11, 2001, we requested that Normandy's independent public accountants consent in a customary manner to the inclusion of its audit reports with respect to the financial statements of Normandy included in this offer document. On December 14, 2001, Normandy's independent public accountants responded in writing to our December 11, 2001 letter stating that they were reluctant to give consent for the inclusion of its audit report where consent has not been given for the financial statements themselves, and believed it was appropriate that its consent be given concurrently with Normandy's consent. On December 19, 2001, Normandy, on its own behalf and on behalf of its accountants, responded in writing to our December 17, 2001 letter and stated that it was not appropriate for Normandy to bear any burden as to what the offer document should contain and whether or not such document was misleading. Normandy further stated that if there were specifics which Newmont wished to refer to Normandy for review and comment, Normandy would consider whether it could be of assistance and to what extent, on a case by case basis. In addition, Normandy stated that its accountants were not in a position to provide assistance to us, that work on U.S. GAAP reconciliation of its financial statements had not been completed to Normandy's satisfaction and that Normandy had not yet determined whether it would allow U.S. GAAP reconciliation of its financial statements to be made public at this time. As a result, we have had to rely on our best estimates in presenting reconciliation to U.S. GAAP of figures prepared in accordance with Australian GAAP. However, errors in such estimates may be material.

  9.4 SELECTED FINANCIAL INFORMATION FOR NORMANDY

   The following table sets forth selected historical financial data of Normandy for each of the five years ended and as at June 30, 2001 and the three-month periods ended September 30, 2000 and 2001. The selected historical financial data for the five-year period ended June 30, 2001 has been extracted from, and should be read in conjunction with, Normandy's audited annual consolidated financial statements for the five-year period ended June 30, 2001, including the notes thereto, included in Normandy's annual shareholder reports prepared for those financial years. The selected historical financial data for the three months ended September 30, 2000 and 2001 has been extracted from, and should be read in conjunction with, Normandy's unaudited simplified financial statements for these periods, including the notes thereto, included in Normandy's reports on activities to shareholders for each of the three-month periods ended September 30, 2000 and 2001. Normandy's audited annual consolidated financial statements for each of the three years ended June 30, 2001, including the notes thereto, as extracted from Normandy's annual shareholder reports, as well as Normandy's unaudited simplified financial statements for the three months ended and as at September 30, 2001, including the notes thereto, as extracted from Normandy's report on activities to shareholders, have been reproduced in Annex B to this offer document.

   The selected historical financial data for the five years ended and as at June 30, 2001 were prepared in Australian dollars as prescribed by Australian law and in accordance with Australian Accounting Standards. Except where expressly stated otherwise, the financial information presented in this offer document relating to Normandy is expressed in Australian dollars. For information on the exchange rates between Australian dollars and U.S. dollars, and Canadian dollars and U.S. dollars, see section 15.8, "Additional Information--Selected exchange rate data" on page 171.

                                                                   THREE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,        YEARS ENDED JUNE 30,
                                                                   ------------  ---------------------------------
                                                                    2001    2000 2001   2000   1999   1998   1997
                                                                   -----    ---- -----  -----  -----  -----  -----
                                                                    A$M     A$M  A$M    A$M    A$M    A$M    A$M
CONSOLIDATED STATEMENT OF INCOME
Sales revenue.....................................................   430      *  1,544  1,324  1,356  1,484  1,334
Total depreciation and amortization...............................   (72)   (62)  (287)  (141)  (160)  (191)  (166)
Profit/(loss) from ordinary activities(1).........................    52     39   (103)  (285)   113    140    206
Income tax (expense) benefit relating to ordinary activities......   (12)    (8)   (20)     9    (32)   (33)   (61)
Net profit/(loss) attributable to members of the parent entity....    35     31   (155)  (282)   104    119    124

OTHER FINANCIAL DATA
Basic earnings/(loss) per share (in Australian cents per share)(2)     *      *   (8.6) (16.2)   6.1    7.2    7.8
Dividends per share (in Australian cents per share)...............    --     --    2.5    6.0    6.0    6.0    6.0
Total cash costs (A$/ounce)(3)....................................   310    298    300    304    335    321    336

CONSOLIDATED BALANCE SHEET DATA (AS AT END OF PERIOD)
Current assets....................................................   870           800    672    838    570    595
Non-current assets................................................ 3,088         3,047  2,954  2,560  2,506  2,020
Total assets...................................................... 3,958         3,847  3,626  3,397  3,076  2,615
Current liabilities...............................................   622           603    523    907    366    507
Non-current liabilities........................................... 1,899         1,846  2,117  1,117  1,212    731
Total liabilities................................................. 2,521         2,449  2,640  2,024  1,578  1,238
Net assets........................................................ 1,437         1,398    986  1,373  1,498  1,377
Stockholders equity............................................... 1,437         1,398    986  1,373  1,498  1,377

SHARES IN ISSUE (IN MILLIONS)..................................... 2,231         2,231  1,752  1,717  1,671  1,632

--------
*  This information has not been publicly disclosed by Normandy.
(1) Prior to the year ended June 30, 2001, information disclosed as operating profit/(loss) before income tax.
(2) Prior to the year ended June 30, 2001, information disclosed as basic earnings per share after abnormal items.
(3) A consolidated group cash cost (A$/ounce) is not presented, only cash cost (A$/ounce) for gold operations is available.

   See Annex B for more detailed information on Normandy's historical financial information.

  9.5 WHERE YOU CAN FIND MORE INFORMATION ON NORMANDY

   As a reporting issuer in the Province of Ontario, Normandy is required to file with the Ontario Securities Commission its periodic disclosure documents, such as its annual audited financial statements, unaudited interim financial statements, proxy materials and material change reports. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at http://www.sedar.com.

   Ordinary shares of Normandy are listed on the ASX under the symbol "NDY" and Normandy ADSs are listed on the TSE under the symbol "NDY". You may consult reports and other information about Normandy that it files pursuant to the rules of the ASX and the TSE at the offices of the ASX, ASIC and the TSE.

   For selected excerpts from Normandy's publicly available documents, see Annex B. You may also find additional information on Normandy on its website at http://www.normandy.com.au.

10 INFORMATION ABOUT FRANCO-NEVADA

  10.1 GENERAL DESCRIPTION OF FRANCO-NEVADA'S OPERATIONS

   ABOUT FRANCO-NEVADA

   Franco-Nevada was originally incorporated under the Canada Business Corporations Act on October 5, 1982. The primary business of Franco-Nevada is the acquisition of:

   (1) direct interests in mineral properties and, when appropriate, developing those properties;

   (2) royalty interests in producing precious metals mines and precious metals properties in the development or advanced exploration stage;

   (3) direct interests in mineral properties with a view to exploring and selling, leasing or joint venturing the properties to established mine operators and retaining royalty interests; and

   (4) indirect interests in mineral deposits through strategic interests in companies that own interests in mineral deposits.

   Franco-Nevada has a portfolio of royalty interests covering producing and non-producing mineral properties located in the United States, Canada, Australia, South Africa, Indonesia and various Latin American countries.

   A detailed description of Franco-Nevada's royalty interests and investments has been included in section 7, "Information about New Newmont" on page 63.

   Franco-Nevada has a portfolio of oil and gas interests in Alberta, Saskatchewan, Manitoba and the Canadian Arctic and also has various direct and indirect interests in resource properties located in Nevada, Ontario, Saskatchewan, Central and South America, the Dominican Republic, Australia, Indonesia, and South Africa.

   Franco-Nevada currently has 25 employees in total: 14 in Canada, and 11 in the United States.

   RECENT TRANSACTIONS

   On September 20, 1999, Franco-Nevada and Euro-Nevada Mining Corporation Limited merged. The name of the amalgamated corporation is Franco-Nevada Mining Corporation Limited. The merger of Franco-Nevada and Euro-Nevada was accounted for as a pooling of interests. Euro-Nevada shareholders received 0.77 Franco-Nevada shares for each Euro-Nevada share. At the time of the merger, Franco-Nevada and Euro-Nevada were two of only four public companies in North America actively pursuing NSRs and NPIs in mineral properties. Franco-Nevada and Euro-Nevada shared four executive officers and three directors who collectively owned 9% and 10% of the common shares of the two companies, respectively. Management now owns 10% of Franco-Nevada.

   During fiscal year 2001, Franco-Nevada:

   (1) tendered its 9,576,173 Inco Limited Class VBN Shares to Inco in exchange for 4,309,277 warrants of Inco and cash proceeds of C$72 million per VBN share. Each warrant plus $30 is exchangeable for an Inco common share; and

   (2) sold its 2.5% interest in San Juan Basin Royalty Trust, an oil and gas royalty trust listed on the NYSE. Franco-Nevada held 2,000,000 units.

   NORMANDY TRANSACTION

   On April 2, 2001, Franco-Nevada announced that it had entered into an agreement with Normandy. On May 30, 2001, the transaction pursuant to this agreement was completed. Under the terms of the agreement, Franco-Nevada transferred to Normandy 100% ownership of its Ken Snyder Mine and Midas exploration properties in

Nevada and its Australian interests as well as subscribe for $48 million in Normandy shares. In return, Franco-Nevada received 446.1 million new ordinary shares of Normandy representing a 19.99% interest (currently 19.79%, calculated on a fully diluted basis) in Normandy, calculated on a fully diluted basis. Franco-Nevada also retained a minimum 5% net smelter return royalty on the Ken Snyder Mine and Midas exploration properties which escalates at gold prices over $300 per ounce to a maximum 10% net smelter return royalty at gold prices over US$400 per ounce. Both companies granted each other preferential rights on future asset transactions.

   STOCK EXCHANGES

   Franco-Nevada's common shares are listed on the TSE under the symbol "FN", its class A warrants are listed on the TSE under the symbol "FN.WT" and its class B warrants are listed on the CDNX under the symbol "YFN.WT.B".

   ADDRESS

   The registered and principal executive office of Franco-Nevada is at Suite 1900, 20 Eglinton Avenue West, Toronto, Ontario M4R 1 K8.

  10.2 SELECTED FINANCIAL INFORMATION FOR FRANCO-NEVADA

   The table below shows selected historical financial information for Franco-Nevada as of and for the years ended March 31, 2001, 2000, 1999, 1998 and 1997 and has been prepared using the audited consolidated financial statements of Franco-Nevada. The information as of and for the six months ended September 30, 2001 and 2000 has been prepared using the unaudited consolidated financial statements of Franco-Nevada. This information is only summary, and you should read it in conjunction with Franco-Nevada's historical financial statements and related notes and Management's Discussion and Analysis contained in Annex C of this document.

                                      SIX MONTHS
                                     SEPTEMBER 30                  YEARS ENDED MARCH 31
                                  ------------------- -----------------------------------------------
                                    2001      2000      2001      2000      1999      1998     1997
                                  --------- --------- --------- --------- --------- --------- -------
                                                            CDN$, CDN GAAP
INCOME STATEMENT
Revenue..........................    85,440    80,102   177,631   120,577   116,107   124,209 131,479
Income from continuing operations    55,115    44,186    79,872    63,995    63,454    72,628  77,839
Discontinued operations..........    21,902    16,931    33,573    33,641     5,075     1,074     790
Net Income.......................    77,017    61,117   113,445    97,636    68,529    73,702  78,629

PER SHARE DATA
Income from continuing operations      0.35      0.28      0.51      0.41      0.42      0.49    0.55
Discontinued operations..........      0.14      0.11      0.21      0.21      0.03      0.01    0.01
Net Income.......................      0.49      0.39      0.72      0.62      0.45      0.50    0.56
Dividend per share...............        --        --      0.35      0.30      0.21      0.19    0.23

BALANCE SHEET DATA
Cash and short term investments..   864,053   730,099   939,011   705,714   707,507   766,004 636,819
Working capital..................   932,359   829,992   941,193   739,489   720,467   782,833 637,624
Total assets..................... 1,607,126 1,514,516 1,547,750 1,420,891 1,389,525 1,146,256 932,625
Long term debt...................        --        --        --        --        --        --      --
Net assets....................... 1,521,700 1,419,052 1,435,456 1,346,187 1,318,094 1,096,654 888,207
Minority interest................        --        --        --        --        --        --      --
Shareholders' equity............. 1,521,700 1,419,052 1,435,456 1,346,187 1,318,094 1,096,654 888,207
Common shares outstanding (000s).   158,920   158,631   158,631   158,631   158,357   152,293 145,781

    See Annex C for more detailed information on Franco-Nevada's historical financial information.

  10.3 WHERE YOU CAN FIND MORE INFORMATION ON FRANCO-NEVADA

   As a reporting issuer (or its equivalent) in each of the provinces of Canada, Franco-Nevada is required to file with the various securities commissions or similar authorities its periodic disclosure documents, such as its annual audited financial statements, unaudited interim financial statements, annual reports, annual information forms, proxy materials and material change reports. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at http://www.sedar.com.

   Securities of Franco-Nevada are listed on the TSE and the CDNX. You may consult reports and other information about Franco-Nevada that it files pursuant to the rules of the TSE and CDNX at the offices of the TSE and the CDNX or you can access their websites at http://www.tse.com and http://www.cdnx.com.

   You may also find additional information on Franco-Nevada on its website at http://www.franco-nevada.com.

11 INTENTIONS

  11.1 INTRODUCTION

   This section sets out our intentions concerning:

   (a) the continuation of the business of Normandy;

   (b) any major changes to be made to the business of Normandy, including any redeployment of the fixed assets of Normandy; and

   (c) the future employment of the present employees of Normandy.

   You should read this section in conjunction with section 7, "Information about Newmont" on page 63.

   Our intentions are based on our review of publicly available information about Normandy and a review of selected non-public information about Normandy, which is referred to in section 9.1. Prior to implementing the intentions set out in this section, we will seek to undertake a thorough review of Normandy's operations and any other internal confidential information and consideration of any other relevant facts and circumstances to confirm our intentions. Accordingly, the statements set out in this section are statements of current intentions only and are based on limited information, which may vary as circumstances and further information require.

  11.2 INTENTIONS IF COMPULSORY ACQUISITION IS ACHIEVED

   We have the following intentions if we become entitled to proceed to acquire compulsorily the remaining Normandy shares (including shares represented by Normandy ADSs) following completion of the offer:

   (a) CORPORATE MATTERS

   We intend to:

   (1) acquire compulsorily the remaining Normandy shares (including shares represented by Normandy ADSs) in accordance with the provisions of the Corporations Act;

   (2) seek to acquire compulsorily under the Corporations Act:

      (A) Normandy options which have not been exercised prior to the expiration of the offer, and

      (B) any ordinary shares of Normandy issued after the expiration of the offer as a result of the exercise of Normandy options;

   (3) procure that Normandy's shares are removed from the official list of the ASX and that Normandy applies to the Ontario Securities Commission to cease to be a reporting issuer in the Province of Ontario and to the TSE to delist the Normandy ADSs from that exchange;

   (4) replace some or all of the members of the board of directors of Normandy. Our representatives have not yet been identified and their identity will depend on the circumstances at the relevant time; and

   (5) reconstitute our board as outlined in section 7.1.

   (b) INTEGRATION OF NEWMONT AND NORMANDY

   Newmont and Normandy conduct exploration programs in many of the same regions around the world. We intend to consolidate these programs and prioritize exploration projects and expenditures in an optimized and efficient manner. We intend that exploration activities within Australia will be conducted on an ongoing basis, although the level of activity in any year will vary, depending on, among other things, the prevailing gold price and prior results. We expect to realize certain synergies with respect to this consolidation effort that may include reduction or redeployment of existing employees as well as the closure of certain exploration offices.

   We do not have significant operations in Australia and intend to maintain a regional office in Australia as a management platform for our Australasian properties. We intend to maximize both companies' managerial and technical expertise within New Newmont's worldwide operations and to realize cost savings from the elimination of selected, redundant administrative functions.

   We also intend to realize cost savings from the elimination of selected, redundant administrative and mine operation functions at Normandy's Midas mine, which is located near Newmont's mines in Nevada. In addition, we expect to realize synergies from the application of Newmont's global procurement systems to Normandy's operations.

   (c) NON-CORE ASSETS

   (1) GOLD

   While we have no immediate intentions of making any major changes to Normandy's business, we will review Normandy's gold assets over time and make assessments regarding whether certain of these assets continue to fit into the longer-term strategy of the combined company.

   (2) NON-GOLD

      In relation to Normandy's non-gold assets, our intentions are:

      (A) GOLDEN GROVE. To continue to operate and maintain capital support for Golden Grove until zinc and copper commodity prices materially increase, when consideration will be given to whether a disposal of the assets can be achieved on appropriate terms;

      (B) AUSTRALIAN MAGNESIUM CORPORATION. To honor all of Normandy's obligations and commitments known to us at the date of announcement of this offer (being those referred to in the condition in section 5.10(a)(10) above), including those regarding the development of the Stanwell Magnesium Project. As a gold company, Newmont might, in the future, consider a possible exit from AMC, but we would not intend to do so in a manner that would compromise the benefit AMC enjoys as a result of Normandy's obligations and commitments.

      (C) OTHER ASSETS. To dispose of other non-core, non-gold assets of Normandy, provided appropriate prices can be obtained and appropriate contractual terms can be negotiated.

  11.3 INTENTIONS UPON GAINING CONTROL BUT LESS THAN 90% OF NORMANDY

   If we gain control of Normandy but are not entitled to acquire compulsorily the outstanding ordinary shares of Normandy (including shares represented by Normandy ADSs), then we currently intend to:

   (a) subject to the Corporations Act and the constitution of Normandy, reconstitute the board of directors of Normandy to reflect our majority ownership interest in Normandy. Replacement board members have not yet been identified and their number and identity will depend on the circumstances at the relevant time;

   (b) subject to the ASX Listing Rules and the TSE Listing Rules, request that the board of directors of Normandy review whether ordinary shares of Normandy should continue to be listed on the ASX and whether the Normandy ADSs should continue to be listed on the TSE; and

   (c) to the extent possible, implement the intentions outlined above, which are consistent with Newmont gaining control of Normandy.

   We would only make decisions on these courses of action following receipt of legal, taxation and financial advice and our intentions must be read as subject to the legal obligation of the Normandy board of directors to comply with all legal and regulatory requirements and their fiduciary and statutory duties.

  11.4 EFFECTS OF THE OFFER ON THE MARKET FOR ORDINARY SHARES OF NORMANDY AND NORMANDY ADSS

   After the completion of the offer, in addition to the possible effects outlined in sections 11.2 and 11.3, the number of Normandy shareholders or Normandy ADS holders and the number of ordinary shares of Normandy or Normandy ADSs remaining in public circulation may be reduced to a level that there will be a less active trading market for ordinary shares of Normandy or Normandy ADSs. This may adversely affect the market price of remaining ordinary shares of Normandy or Normandy ADSs.

  11.5 BUSINESS, ASSETS AND EMPLOYEES

   Other than as set out in this section 11, it is our present intention:


   (a) to continue the business of Normandy;

   (b) not to make any major changes to the business of Normandy and not to re-deploy any of the fixed assets of Normandy; and

   (c) to maintain the employment of substantially all of Normandy's existing employees.

12  SHARE INFORMATION

  12.1 SHARE CAPITAL OF NEWMONT

       As at November 30, 2001, Newmont had:

      . issued and outstanding 196,129,592 shares of common stock, US$1.60 par value;

      . issued and outstanding 2,299,980 shares of $3.25 convertible preferred stock, US$5.00 par value.

  12.2 LISTING ON OTHER EXCHANGES


   Newmont is a company incorporated in Delaware. Our shares are listed or quoted on the NYSE under the symbol "NEM".

   If the offer is successful, we will also have Newmont CDIs quoted on the ASX.

  12.3 COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF NEWMONT AND NORMANDY

          We are incorporated under the laws of Delaware and Normandy is incorporated under the laws of Australia. If the offer is completed, Normandy shareholders exchanging their ordinary shares of Normandy (including shares represented by Normandy ADSs) under the offer, whose rights are currently governed by the laws of Australia and the constitution of Normandy, will, upon completion of the offer, become holders of shares of our common stock in the form of shares of our common stock or Newmont CDIs and their rights as such will be governed by the Delaware General Corporation Law, the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, and the NYSE listing requirements, as well as our restated certificate of incorporation and by-laws. The material differences between the rights of holders of ordinary shares of Normandy and the rights of holders of shares of our common stock, resulting from the differences in our governing documents and governing laws, are summarized below. In addition, where applicable, the summary below outlines material differences between the rights of holders of shares of Newmont and Delta Holdco Corp. ("Holdco"), a Delaware corporation whose certificate of incorporation and by-laws are substantially similar to those of Newmont. The following summary does not contain all the information that may be important to you and is qualified in its entirety by reference to the laws of Delaware and Australia and the governing corporate documents of Newmont and Normandy. To learn how to obtain copies of the governing corporate documents of Newmont and Normandy, see section 8.3, "Information about Newmont--Where you can find more information on Newmont," on page 109 and section 9.5, "Information about Normandy--Where you can find more information on Normandy" on page 119, respectively.

                            RIGHTS OF HOLDERS OF                           RIGHTS OF HOLDERS OF
                               NEWMONT SHARES                                 NORMANDY SHARES
              ------------------------------------------------ ---------------------------------------------
Amendment of  Our restated certificate of incorporation may    Under the Corporations Act, a company may by
constitutive  generally be amended if the change is            special resolution (75% of shareholders who
documents     proposed by our board of directors and           vote) amend or repeal its constitution or any
              approved by the holders of a majority of         provision of its constitution.
              outstanding voting stock. However, the vote
              of at least 80% of all classes of stock entitled
              to vote in elections of directors is required to
              amend the charter provisions relating to a
              supermajority vote for certain mergers,
              consolidations and transactions with
              beneficial owners of more than 10% of the
              outstanding shares entitled to vote in
              elections of directors.

              Subject to the by-laws made by the
              stockholders, our board of directors may make by-laws, and from time to time may alter, amend or repeal any by-law or by-laws. However, any by-law made by the board of directors may be altered or repealed by the stockholders.

              The certificate of incorporation of Holdco
              does not make the board's power to make
              by-laws directly subject to the by-laws made
              by the stockholders.
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
                          RIGHTS OF HOLDERS OF                            RIGHTS OF HOLDERS OF
                             NEWMONT SHARES                                  NORMANDY SHARES
             ----------------------------------------------- -----------------------------------------------
Voting       Each share of common stock confers the          Each share (subject to any specific terms of
             right to one vote at all general meetings.      issue) confers the right to vote at all general
                                                             meetings. On a show of hands, each
             The restated certificate of incorporation and   shareholder present in person, or by proxy,
             the certificate of designation of the $3.25     representative or attorney has one vote. If a
             Convertible Preferred Stock provide for         poll is held, shareholders present in person
             default voting rights: whenever dividends on    or by their proxy, representative or attorney
             the Convertible Preferred Stock are in          will have one vote for each fully paid share
             arrears in an amount equal to at least six      held (and the equivalent fraction for partly
             quarterly dividends (whether or not             paid shares). A poll may be demanded by
             consecutive), the number of members of the      the chairman of the general meeting, at least
             board of directors will be increased by two.    three voting members, or by any number of
             These two directors will be elected by the      members holding either at least 5% of the
             holders of the Convertible Preferred Stock,     total voting rights or voting shares on which
             voting separately as a class. The term of       the total amount paid up is at least 5% of the
             these additional directors, and the right of    total paid up on all voting shares. There are
             the holders of the Convertible Preferred        no limitations on the right of non-Australian
             Stock to elect them, terminate when the         shareholders to hold or exercise voting
             company pays or sets apart for payment all      rights attaching to any shares in the
             accrued and unpaid dividends on the             company.
             Convertible Preferred Stock.

             All matters other than elections of directors are generally decided by a majority vote viva voce of the stockholders present in person or by proxy.

Class voting Our restated certificate of incorporation       The Corporations Act and Normandy's
             provides that, except as otherwise provided     constitution require voting by separate
             by the restated certificate of incorporation or classes of shares only with respect to a
             Delaware law, our common stock and              variation of class rights.
             preferred stock (and any other capital stock
             that is entitled to vote) will vote together as
             a class.

             Delaware law requires voting by separate classes only with respect to certificate of incorporation amendments that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

Dividends    Dividends upon our capital stock may be         The shares will (unless the terms of issue
             declared by the board of directors, payable     provide otherwise) participate fully in all
             in cash, in property or in shares of our        dividends according to the amount paid up
             capital stock.                                  on each share. The board may deduct from
                                                             any cash dividend any money owed to the
             The shares of our $3.25 Convertible             company by a shareholder. No dividends
             Preferred Stock rank prior to our common        shall be payable except out of the profits of
             stock as to payment of dividends. Holders of    the company.
             Convertible Preferred Stock are entitled to
             receive dividends at the rate of $3.25 per      The holders of Normandy shares, registered
             annum per share.                                as at a record date, are entitled to receive
                                                             dividends as declared by the company.
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
                            RIGHTS OF HOLDERS OF                             RIGHTS OF HOLDERS OF
                               NEWMONT SHARES                                  NORMANDY SHARES
               ----------------------------------------------- ------------------------------------------------
Directors:     Our by-laws state that our board shall          The Corporations Act requires that
Qualification  consist of not less than eight and not more     Normandy have at least three directors
and number of  than fifteen directors (this number can be      (excluding alternate directors), at least two
directors      changed by the by-laws). Within these           of whom ordinarily reside in Australia.
               limits, the number of directors is determined   Normandy's constitution limits the number
               from time to time by the vote of a majority     of directors to a maximum of 10 (excluding
               of the directors then in office. Directors hold alternate directors). As of the date of this
               office until the next annual meeting of         offer document, Normandy has seven
               stockholders and until their respective         directors. The constitution allows Normandy
               successors are elected and qualified.           to vary the number of its directors in general
               Directors need not be stockholders. As of       meetings, provided that the variation falls
               the date of this offer document, we have        within the above requirements of the
               twelve directors.                               Corporations Act. Normandy's constitution
                                                               does not require directors to hold any
               If the number of directors is increased, the    Normandy shares to qualify them for
               additional directors may be elected by the      appointment as directors.
               directors or by the stockholders at an annual
               or special meeting, as provided in the by-
               laws.

               The by-laws of Holdco will permit Holdco to have up to 17 directors.

Removal of     Any of our directors may resign at any time     Any of Normandy's directors may resign at
directors and  upon written notice to us.                      any time by giving notice in writing to
fillingof                                                      Normandy. The Corporations Act provides
vacancies      Vacancies on our board of directors through     that directors may be removed by a vote of
               death, resignation or otherwise (including      the majority of shareholders at a meeting of
               newly created directorships resulting from      which special notice has been given. The
               an increase in the number of directors), may    directors cannot remove a director from
               be filled by the affirmative vote of a          office or require a director to vacate their
               majority of the directors then in office,       office.
               though less than a quorum, for the unexpired
               portion of the term of the director whose       Normandy's constitution provides that the
               office is vacant, and until the election of a   directors may appoint any person as a
               successor.                                      director (other than an alternate director)
                                                               either to fill a casual vacancy or as an
                                                               addition to the board, provided that the
                                                               maximum permitted number of directors is
                                                               not exceeded.

Rotation of    None.                                           Normandy's constitution specifies that
directors                                                      directors appointed to fill casual vacancies
                                                               and directors appointed by an extraordinary
                                                               general meeting, each since the previous
                                                               annual general meeting, and otherwise the
                                                               longest serving one-third of directors (or if
                                                               that is not a whole number the next lowest
                                                               whole number), excluding the managing
                                                               director and alternate directors, must retire
                                                               from office at each annual general meeting.
                                                               Any other director, who without
                                                               reappointment would hold office for more
                                                               than three years at the time of the next
                                                               annual general meeting, must also retire.
                                                               Retiring directors are eligible for re-election.
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
                            RIGHTS OF HOLDERS OF                            RIGHTS OF HOLDERS OF
                               NEWMONT SHARES                                 NORMANDY SHARES
               ----------------------------------------------- ----------------------------------------------
Quorum of      Our by-laws provide that a quorum for any       Normandy's constitution provides that a
stockholders   meeting of stockholders consists of the         quorum for a general meeting consists of
for ageneral   holders of record of a majority of our capital  three shareholders present in person or by
meeting        stock issued and outstanding and entitled to    proxy, attorney or representative. If a
               vote at the meeting.                            quorum is not achieved for a meeting
                                                               convened by a requisition of members, the
                                                               meeting is dissolved. All other meetings at
                                                               which a quorum is not achieved will be
                                                               adjourned to the day, time and place
                                                               determined by the board, or, failing
                                                               determination, the same day in the next
                                                               week at the same time and place. If a
                                                               quorum is not achieved at the adjourned
                                                               meeting, two natural persons, each being or
                                                               representing a voting member, constitute a
                                                               quorum. If a quorum is still not present, the
                                                               meeting is dissolved.

Calling of     Special meetings of our stockholders may be     The Corporations Act requires Normandy's
special        called by                                       directors to call and arrange to hold a
meetings of                                                    general meeting on the request of either
stockholders   .    Our board of directors;                    members holding at least 5% of the votes
                                                               that may be cast at the meeting, or at least
               .    the Chairman of the Board; or              100 members entitled to vote at the meeting.
                                                               The directors must call the meeting within
               .    the President.                             21 days after the request is given to the
                                                               company, and the meeting must be held not
               Special meetings must be called by the          later than two months after the request is
               Chairman of the Board or the President or       given to the company. If the directors fail to
               the Secretary upon a written request stating    call the meeting within 21 days, members
               the purpose of the meeting and signed by:       holding at least 50% of the votes held by all
                                                               requisitionists may call and arrange to hold
               .    a majority of our board of directors;      the meeting. The meeting must be held not
                   or                                          later than three months after the initial
                                                               request is given to the company. Under the
               .    stockholders owning 25% of our             Corporations Act, members holding at least
                   stock entitled to vote at the meeting.      5% of the votes that can be cast at a general
                                                               meeting may also call, and arrange to hold, a
                                                               general meeting, but this must be done at
                                                               their own expense.

Notice of      Written notice of every stockholder meeting,    As a listed company incorporated in
stockholder    stating the time, place and purposes of the     Australia, Normandy must give its
meetings       meeting, must be given personally or by         shareholders at least 28 days' notice of a
               mail, not less than ten days nor more than      meeting of members. Each shareholder is
               sixty days before the date on which the         entitled to individual written notice of each
               meeting is to be held, to each stockholder of   general meeting and has the right to be
               record entitled to vote at that meeting. In the present and to speak at that meeting.
               event of a special meeting called upon the
               written request of stockholders, the notice
               must describe any business set forth in the
               statement of purpose in such written request
               as well as any additional business proposed
               to be conducted at the meeting by our board
               of directors.
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
                                                 RIGHTS OF HOLDERS OF                          RIGHTS OF HOLDERS OF
                                                    NEWMONT SHARES                               NORMANDY SHARES
                                     --------------------------------------------- ---------------------------------------------
Stockholder action without a meeting Our stockholders may consent in writing       Normandy, as a public company, is not
                                     without a meeting to the taking of any action permitted to pass resolutions on the basis of that is required to be or may be taken at any written consent from shareholders.
                                     annual or special meeting, as long as written
                                     consents are signed by the holders of
                                     outstanding stock having not less than the
                                     minimum number of votes that would be
                                     necessary to authorize or to take such action
                                     if the actual meeting took place.

                                     Delaware law provides that stockholders
                                     may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; however, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Appointment of directors             Our directors may be nominated at an annual   Directors of Normandy may be appointed at
                                     meeting of stockholders                       the annual general meeting of Normandy
                                                                                   shareholders. A person must have given the
                                     .    pursuant to our notice of meeting;       company a signed consent to act as a
                                                                                   director before being appointed. Except in
                                     .    by or at the direction of our board of   the case of existing directors retiring
                                         directors; or                             automatically under the constitution, any
                                                                                   person not recommended for appointment by
                                     .    by any Newmont stockholder who           the board is only eligible for appointment
                                         was a stockholder of record at the        where the signed consent is received at least
                                         time of giving of notice who is           35 business days before a general meeting
                                         entitled to vote at the meeting and       called by directors and at least 30 business
                                         who complies with the appropriate         days before a general meeting that members
                                         notice procedures.                        have.

                                     Our directors may also be nominated at a special meeting of stockholders at which directors are to be elected pursuant to our notice of meeting

                                     .    by or at the direction of our board of
                                         directors; or

                                     .    if our board of directors has
                                         determined that directors will be
                                         elected at the special meeting, by any
                                         Newmont stockholder who is a
                                         stockholder of record at the time of
                                         giving of notice of the special
                                         meeting who is entitled to vote at the
                                         meeting and who complies with the
                                         appropriate notice procedures.

                                     All elections of directors are by a plurality vote by ballot.

                                     The Chairman of the Board and the
                                     President must be directors.
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
                                    RIGHTS OF HOLDERS OF                            RIGHTS OF HOLDERS OF
                                       NEWMONT SHARES                                 NORMANDY SHARES
                       ---------------------------------------------- ------------------------------------------------
Corporate governance   Newmont's code of conduct, which must be       Normandy's stated corporate governance
                       observed by all employees and directors,       policies include:
                       requires compliance with applicable
                       securities and other laws and regulations, the Restrictions on trading in securities of the
                       existence of an internal audit department      Normandy group by its employees, directors
                       which interacts directly with the Audit        and associates, a code of conduct which
                       Committee of the Board of Directors and the    must be observed by all employees and
                       use of board committees with, in some          directors, the conduct of an internal audit
                       cases, approved charters.                      under formal charter, implementation of an
                                                                      integrated risk management system, and the
                                                                      use of board committees with board
                                                                      approved written terms of reference.

Shareholder proposals  If a special meeting is called upon the        The Corporations Act provides that a notice
                       written request of stockholders, the notice of of meeting of a company's members must
                       meeting must describe any business set forth   state the general nature of the meeting's
                       in the statement of purpose in that written    business. The nature of all the business
                       request as well as any additional business     which is required to be dealt with at an
                       proposed to be conducted at the meeting by     annual general meeting need not be
                       the board of directors.                        specified in the notice of that meeting.

                       Any Newmont stockholder who was a              Members holding at least 5% of the votes
                       stockholder of record at the time of giving of that may be cast on the resolution, or at least
                       notice of the stockholder meeting who is       100 members entitled to vote at a general
                       entitled to vote at the meeting and who        meeting, may give the company notice of a
                       complies with the appropriate notice           resolution that they propose to move at a
                       procedures may make nominations of             general meeting. The company must then
                       persons for election to the board of directors give notice of this resolution, provided it is
                       or propose business to be considered by the    not too long or defamatory, to all members
                       stockholders at the stockholder meeting.       (at its cost if received in time to be sent with
                                                                      the notice of meeting) and consider the
                       In addition, U.S. federal securities laws      resolution at the next general meeting
                       provide guidelines for a corporation's         occurring more than two months after notice
                       inclusion of shareholder proposals in its      is given to the company. Members satisfying
                       proxy materials for stockholder meetings.      the above thresholds may request
                                                                      distribution of a statement relating to any
                                                                      resolution proposed to be moved at a general
                                                                      meeting, or any other matter to be
                                                                      considered at a general meeting.

Business of the annual We will hold an annual meeting in each year    The business of an annual general meeting
general meeting        at such place and on such date and at such     may include any of the following, even if
                       time as our board of directors designates by   not referred to in the notice of meeting:
                       resolution, for the purpose of electing
                       directors and transacting such other business  .    considering the annual financial
                       as may properly be brought before the              report, directors' report and auditor's
                       meeting.                                           report;

                                                                      .    the election of directors;

                                                                      .    the appointment of the auditor; and

                                                                      .    the fixing of the auditor's
                                                                          remuneration.

                                                                      The chair of an annual general meeting must
                                                                      allow a reasonable opportunity for the
                                                                      members as a whole at the meeting to ask
                                                                      questions about or make comments on the
                                                                      management of the company. If the auditor
                                                                      or the auditor's representative is present, the
                                                                      members must also be allowed a reasonable
                                                                      opportunity to ask questions relevant to the
                                                                      conduct of the audit and the preparation and
                                                                      content of the auditor's report.
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
                                            RIGHTS OF HOLDERS OF                           RIGHTS OF HOLDERS OF
                                               NEWMONT SHARES                                NORMANDY SHARES
                                --------------------------------------------- ----------------------------------------------
Vote required for extraordinary Delaware law provides that:                   The Corporations Act requires certain
corporate transactions                                                        matters to be resolved by a company by
                                .    a domestic corporation may change        special resolution, including:
                                    its corporate name by amending its
                                    certificate of incorporation. The         .    the change of name of a company;
                                    board of directors must adopt a
                                    resolution setting forth the              .    a selective reduction of capital or
                                    amendment proposed, declaring its             selective buy-back;
                                    advisability and either calling a
                                    special meeting or directing that the     .    the conversion of a company from
                                    amendment proposed be considered              one type or form to another; and
                                    at the next annual meeting of
                                    stockholders. The amendment will be       .    a decision to wind up the company
                                    adopted if it receives the affirmative        voluntarily.
                                    vote of a majority of the outstanding
                                    stock entitled to vote at the annual or   Under the Corporations Act, a special
                                    special meeting, and a majority of        resolution may be passed by the company if
                                    the outstanding stock of each class       not less than 28 days' notice of a general
                                    entitled to vote as a class;              meeting is given, specifying the intention to
                                                                              propose the special resolution and stating the
                                .    a corporation may, by resolution of      resolution. A special resolution may only be
                                    its board of directors, reduce its        passed by a vote of at least 75% of the votes
                                    capital in any of four ways               cast by members entitled to vote on the
                                    enumerated by Delaware law;               resolution. A scheme of arrangement must
                                                                              be approved by a majority in number of the
                                .    a domestic corporation may convert       members (in the relevant class) present and
                                    to a limited liability company,           voting either in person or by proxy, and also
                                    limited partnership or business trust     by a vote of 75% of the votes cast on the
                                    of Delaware if the board of directors     resolution. The scheme is also subject to
                                    adopts a resolution approving the         court approval.
                                    conversion, specifying the type of
                                    entity into which the corporation will
                                    be converted and recommending the
                                    approval of the conversion by the
                                    stockholders of the corporation. This
                                    resolution must be submitted to the
                                    stockholders of the corporation at an
                                    annual or special meeting and must
                                    be approved by the holders of all
                                    outstanding shares of stock of the
                                    corporation, whether voting or
                                    nonvoting; and

                                .    To dissolve a corporation, the board
                                    must adopt a resolution deeming it
                                    advisable that the corporation be
                                    dissolved. The resolution must be
                                    adopted by a majority of the entire
                                    board at any meeting called for that
                                    purpose. The proposed dissolution
                                    must receive the affirmative vote of a
                                    majority of the outstanding stock of
                                    the corporation entitled to vote at the
                                    stockholder meeting at which the
                                    proposed dissolution is presented.
                                    Dissolution of the corporation may
                                    also be authorized without action of
                                    the directors if all the stockholders
                                    entitled to vote on the dissolution
                                    consent in writing. The resolution
                                    authorizing a proposed dissolution
                                    may provide that notwithstanding
                                    authorization or consent to the
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
                            RIGHTS OF HOLDERS OF                            RIGHTS OF HOLDERS OF
                               NEWMONT SHARES                                 NORMANDY SHARES
               ----------------------------------------------- ----------------------------------------------
                   proposed dissolution by the
                   stockholders, the board of directors
                   may abandon the proposed dissolution
                   without further action by the
                   stockholders.

               Our restated certificate of incorporation provides that directors shall have the power, with the consent in writing of the holders of a majority of our voting stock issued and outstanding, or upon the affirmative vote of the holders of a majority of our stock issued and outstanding having voting power, to sell, lease or exchange all of our company's property and assets, including its good will and its corporate franchises, for cash or for fully paid stock or bonds or both or other obligations of any company upon such terms and conditions as our board of directors deems expedient and for the best interests of our company.

Provisions     Delaware law generally provides that any        The Corporations Act prohibits an acquisition
affecting      person that acquires 15% or more of a           of shares in a company if, after the
control share  corporation's voting stock may not engage in    acquisition:
acquisitions   a wide range of business combinations with
andbusiness    the corporation for a period of three years,    .    any person's voting power in the
combinations   unless:                                             company would increase beyond 20%;
                                                                   or
               .    the board of directors of the
                   corporation has approved, prior to the      .    any person's voting power in a
                   acquisition date, either the business           company that is above 20% and below
                   combination or the transaction that             90%, increases.
                   resulted in the person becoming an
                   interested stockholder;                     There are a number of permitted methods to
                                                               exceed the 20% level, including:
               .    upon consummation of the transaction
                   that resulted in the person becoming an     .    an off-market takeover bid made to all
                   interested stockholder, the person              shareholders which may be for all or a
                   owns at least 85% of the corporation's          nominated proportion of their
                   voting stock (excluding shares owned            shareholding;
                   by directors who are officers and
                   shares owned by employee stock plans        .    an unconditional on-market
                   in which participants do not have the           takeoverbid on the ASX;
                   right to determine confidentially
                   whether shares will be tendered in a        .    acquisitions of not more than 3% of
                   tender or exchange offer); or                   voting shares every six months, by a
                                                                   person who already holds at least 19%
               .    the business combination is approved           of voting power; and
                   by the board of directors and
                   authorized by the vote of at least two-     .    acquisitions approved by ordinary
                   thirds of the outstanding voting stock          resolution of shareholders who are
                   not owned by the interested                     unassociated with the parties to the
                   stockholder.                                    transaction.

                                                               Normandy's constitution prohibits the transfer
                                                               of Normandy shares under a proportional
                                                               takeover bid unless the bid had been approved
                                                               by a simple majority of shareholders in
                                                               general meeting.

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
                              RIGHTS OF HOLDERS OF                          RIGHTS OF HOLDERS OF
                                 NEWMONT SHARES                               NORMANDY SHARES
               -------------------------------------------------- ----------------------------------------
               These restrictions on interested stockholders
               do not apply under some circumstances,
               including if the corporation, by action of its
               stockholders, adopts an amendment to its
               certificate of incorporation or by-laws
               expressly electing not to be governed by these
               provisions of Delaware law. The amendment
               will be effective twelve months thereafter.

               Neither our restated certificate of
               incorporation nor our by-laws contain a
               provision electing not to be governed by these provisions of Delaware law. Rather, our restated certificate of incorporation provides that, with some exceptions, the sale or lease of all or any substantial part of our assets to, or any sale or lease to us or any of our subsidiaries in exchange for our securities of any assets of any other corporation, person or other entity that is the beneficial owner of more than 10% of the outstanding shares of stock entitled to vote in elections of directors requires the affirmative vote of at least 80% of all classes of stock entitled to vote in elections of directors. This requirement is not applicable, however, if our board of directors by resolution approves a memorandum of understanding with the other corporation, person or entity prior to the time that the other corporation, person or entity becomes a holder of more than 10% of the outstanding shares of our stock entitled to vote in elections of directors. This requirement is also not applicable to any sale or lease to us or any of our subsidiaries of any of the assets of any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned by us or our subsidiaries.

Mergers,       Delaware law requires approval of mergers or       See "Provisions Affecting Control Share
acquisitions,  consolidations by a majority of the                Acquisitions and Business Combinations."
share          outstanding voting stock, unless the
purchases and  corporation's certificate of incorporation
certain other  specifies a different percentage. Our restated
transactions   certificate of incorporation requires an
               additional vote or consent of the holders of
               80% of all classes of stock entitled to vote in
               elections of directors for the adoption of any
               agreement providing for a merger or
               consolidation with a corporation that is the
               beneficial owner of more than 10% of the
               outstanding shares of stock entitled to vote in
               the election of directors. This requirement is
               not applicable, however, if our board of
               directors by resolution approves a
               memorandum of understanding with the other
               corporation, person or entity prior to the time
               that the other corporation, person or entity
               becomes a holder of more than 10% of the
               outstanding shares of our stock entitled to vote
               in elections of directors. This requirement also
               is not applicable to any merger or

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
                                            RIGHTS OF HOLDERS OF                              RIGHTS OF HOLDERS OF
                                               NEWMONT SHARES                                   NORMANDY SHARES
                             -------------------------------------------------- ------------------------------------------------
                             consolidation of us with a corporation of
                             which a majority of the outstanding shares of
                             all classes of stock entitled to vote in elections
                             of directors is owned by us or our subsidiaries.

Right to inspect corporate   Our restated certificate of incorporation is on    Under the Corporations Act, every member of
books and records            file with the Secretary of State of Delaware.      a company at the member's request and on
                                                                                payment of any fee (up to a prescribed
                             Delaware law provides that any stockholder         amount) must be sent a copy of the
                             shall, upon written demand under oath stating      constitution within seven days. The
                             the purpose thereof, have the right during the     constitution of a public company (and any
                             usual hours for business to inspect for any        modification to it) is also lodged with ASIC
                             proper purpose the corporation's stock ledger,     and may be obtained by any member of the
                             stockholder list and its other books and           public on payment of a prescribed fee. The
                             records and to make copies or extracts             company's certificate of registration is issued
                             therefrom. If the corporation refuses to permit    by ASIC. ASIC keeps a record of the
                             the stockholder's inspection or does not reply     registration and is obliged to give a person,
                             to the stockholder's written demand, the           upon request, a copy of the certificate
                             stockholder may seek remedy in the Delaware        (certified if required).
                             Court of Chancery.
                                                                                Under the Corporations Act, each member is
                             Our restated certificate of incorporation          entitled to receive a copy of the company's
                             provides that the directors from time to time      last annual financial report, directors' report
                             may determine whether and to what extent,          and auditor's report, or a concise report for
                             and at what times and places and under what        that financial year, by the later of seven days
                             conditions and regulations, the accounts and       after the request is received by the company
                             books of the corporation (other than the stock     and either four months after the end of the
                             ledger), or any of them, shall be open to the      financial year or 21 days before the next
                             inspection of the stockholders. No stockholder     annual general meeting (whichever is earlier).
                             shall have the right to inspect any account or     Normandy's constitution provides that the
                             book or document of the corporation, unless        company must keep accounting records. It
                             expressly so authorized by statute or by a         gives members no right to inspect any
                             resolution of the stockholders or the directors.   information concerning Normandy's affairs,
                                                                                except as provided by the Corporations Act or
                                                                                as permitted by the board.

                                                                                Under the Corporations Act, a member must
                                                                                obtain a court order to obtain access to the
                                                                                corporate books and records.

Right to inspect             Delaware law and our by-laws provide that for      Under the Corporations Act, the register of
the register of stockholders every stockholder meeting, a complete list of      members of a company is usually kept at the
                             the stockholders entitled to vote at the meeting   registered office or principal place of business
                             must be made and be open to the examination        in Australia, and must be available for
                             of any stockholder during ordinary business        inspection at all times when the registered
                             hours for at least ten days prior to the meeting   office is open to the public. Normandy's
                             at the corporation's principal place of            constitution states that, subject to the
                             business. Delaware law provides that the           Corporations Act and the ASX Listing Rules,
                             stockholder list may also be made available on     the board may close the register at such times
                             a reasonably accessible electronic network,        as it determines. Members may inspect the
                             provided that the information required to gain     register free of charge, and any other person
                             access to the list is provided with the notice of  may inspect upon payment of any fee (up to a
                             the meeting. The list must be produced at the      prescribed amount) required by the company.
                             meeting and be subject at all times during the     Normandy must give a person a copy of the
                             meeting to the inspection of any stockholder       register (or any part of the register) within
                             present.                                           seven days if the person asks for a copy and
                                                                                pays the requested fee (up to a prescribed
                                                                                amount).

                                                                                This also applies in respect of Normandy's
                                                                                register of option holders and debenture
                                                                                holders. In addition, the company must keep a
                                                                                register of charges which may be inspected by
                                                                                members on payment of a fee.

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

                              RIGHTS OF HOLDERS OF                             RIGHTS OF HOLDERS OF
                                 NEWMONT SHARES                                  NORMANDY SHARES
                ------------------------------------------------ -------------------------------------------------
Derivative      Under Delaware common law, a stockholder         A member of a company no longer has the
action and      may bring a derivative action on behalf of the   right to bring a common law action on behalf
stockholder     corporation where those in control of the        of the company. The member must instead
class action    corporation have refused to assert a claim       bring a statutory derivative action under the
suits           belonging to the corporation (and to the         Corporations Act.
                stockholders collectively).
                                                                 Under the Corporations Act, a statutory
                Under Delaware law, a stockholder who            derivative action may be instituted by a
                wishes to bring a derivative suit must meet      member, former member, or person entitled to
                certain eligibility and standing requirements,   be registered as a member, of a company. It
                including a requirement that the plaintiff have  can also be brought by an officer or former
                been a stockholder of the corporation at the     officer. In all cases leave of the court is
                time of the act of which he complains and that   required. This will be granted if it is probable
                he maintain his status as a stockholder          that the company will not itself bring the
                throughout the course of the litigation. In      proceedings or properly take responsibility for
                addition, a derivative plaintiff must make a     them, the applicant is acting in good faith, the
                demand on the directors of the corporation to    granting of leave is in the best interests of the
                assert the corporate claim, unless that demand   company and there is a serious question to be
                would be futile.                                 tried. 14 days written notice must usually be
                                                                 given to the company before making the
                Settlement or dismissal of a derivative action   application. The proceedings can be instituted
                requires the approval of the Court and notice    even if the company has ratified or approved
                to stockholders of the proposed dismissal.       the conduct, although the court will take the
                                                                 ratification into account when making orders.
                                                                 Bringing a statutory derivative action will not
                                                                 prevent a member bringing, or intervening in,
                                                                 proceedings on their own behalf in respect of a
                                                                 personal right.

Oppression      None.                                            Under the Corporations Act any member can
remedy                                                           bring an action in cases of conduct which are
                                                                 either contrary to the interests of the members
                                                                 as a whole, or oppressive to, unfairly
                                                                 prejudicial to, or unfairly discriminatory
                                                                 against, any member in his capacity as
                                                                 member, or himself in a capacity other than as
                                                                 a member. Former members can also bring an
                                                                 action if it relates to the circumstances in
                                                                 which they ceased to be members. The court
                                                                 may make orders that it considers appropriate,
                                                                 including orders regulating the future conduct
                                                                 of the company's affairs or for the purchase of
                                                                 any shares by any member. The court can also
                                                                 order the modification or repeal of the
                                                                 company's existing constitution.

                Delaware law provides that a corporation may     The Corporations Act provides that a company
Indemnification indemnify a director, or officer, employee or    and its related bodies must not exempt or
of officers     agent against expenses (including attorneys'     indemnify the company's officers or auditor
and directors   fees), judgments, fines and amounts paid in      from liability owed to the company or a
                settlement actually and reasonably (other than   related body. The company must also not
                in an action by or in the right of the           indemnify its officers or auditor from liability
                corporation) incurred by such individual,        for fines and compensation orders, and
                provided the individual acted in good faith and  liability owed to anyone arising out of conduct
                in a manner the individual reasonably believed   which was not in good faith. In these
                to be in or not opposed to the best interests of circumstances the person is also not allowed
                the corporation and, with respect to any         an indemnity for related legal costs. The
                criminal proceeding, had no reason to believe    company can otherwise indemnify for costs
                the conduct was unlawful. For actions or suits   incurred defending or resisting criminal
                brought by or in the name of the corporation, a  proceedings in which the person is not found
                corporation may indemnify a director, or         guilty and proceedings brought by ASIC or a
                officer, employee or agent against expenses      liquidator where the grounds for the court
                incurred if the individual acted in good faith   order are not established. Legal costs are
                and in a manner the individual reasonably        allowed in proceedings for relief granted by
                believed to be in or not opposed to the best     the court. The company must not pay an
                interests of the corporation, except that if the insurance premium for liabilities of its officers
                individual is adjudged to be liable to the       or auditor where the liabilities arise out of a
                corporation, the individual can be indemnified   willful breach of duty against the company, or
                if and only to                                   an improper use of position or company
                                                                 information.

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

                                    RIGHTS OF HOLDERS OF                               RIGHTS OF HOLDERS OF
                                       NEWMONT SHARES                                    NORMANDY SHARES
                     -------------------------------------------------- --------------------------------------------------
                     the extent that a court determines that despite
                     the adjudication of liability, the individual is   Section 1318 of the Corporations Act allows
                     fairly and reasonably entitled to indemnity.       the court to grant relief to any officer or
                                                                        auditor of a company in a civil proceeding for
                     Our restated certificate of incorporation          negligence, default, breach of duty or breach
                     provides that we will indemnify each director      of trust, if it appears to the court that the
                     and officer to the fullest extent permitted by     person is or may be liable but has acted
                     applicable law, except as may be otherwise         honestly and, having regard to all the
                     provided in our by-laws. Our restated              circumstances of the case, including those
                     certificate of incorporation expressly             connected with the appointment, that person
                     authorizes our board of directors to amend the     ought fairly to be excused. The court may
                     by-laws from time to time to give full effect to   relieve the person from liability either wholly
                     the indemnification provision, notwithstanding     or partly, on such terms as the court deems fit.
                     the possible self-interest of the directors in the
                     action being taken.                                Normandy's constitution provides that, to the
                                                                        maximum extent permitted by law, every
                     Our by-laws also provide that any person           person who is or has been a director, secretary
                     entitled to be indemnified may elect to have the   or executive officer of Normandy or of any
                     right to indemnification interpreted on the basis  other company as Normandy's nominee, will of the applicable law in effect at the time of the be indemnified against any liability incurred in
                     occurrence of the event or events giving rise to   that capacity and against any costs and
                     the action, suit or proceeding, to the extent      expenses incurred in defending civil or
                     permitted by applicable law, or on the basis of    criminal proceedings in respect of the liability
                     the applicable law in effect at the time           or that person's conduct. The indemnity is
                     indemnification is sought.                         subject to the person's co-operation in
                                                                        facilitating Normandy's supervision and
                     Holdco's certificate of incorporation states       direction of the defense. The constitution also
                     that the corporation will indemnify each           allows Normandy to pay insurance premiums
                     director and officer to the fullest extent         for costs and expenses incurred in defending
                     permitted by applicable law.                       proceedings relating to an officer's position
                                                                        with the company, regardless of their
                                                                        outcome.

Directors' liability Delaware law provides that a corporation may       Under Australian common law, directors are
                     include in its certificate of incorporation a      required to comply with certain fiduciary
                     provision eliminating or limiting the personal     obligations to the company. These fiduciary
                     liability of a director to the corporation or its  duties include: the duty to act in good faith in
                     stockholders for monetary damages for breach       the interests of the company; the duty to act
                     of fiduciary duty as a director. However, the      for a proper purpose; the duty not to fetter
                     provision may not eliminate or limit the           their discretion; the duty to exercise care, skill
                     liability of a director for:                       and diligence; the duty to avoid conflicts of
                                                                        interest; the duty not to use their position to
                     .    breach of the duty of loyalty;                advantage, and to account to the company for
                                                                        any consequent gain; and the duty not to
                     .    acts or omissions not in good faith or        misappropriate company property for their
                         that involve intentional misconduct or         own or third party benefit. In addition to these
                         a knowing violation of law;                    common law duties, directors of Australian
                                                                        companies are required to comply with a
                     .    unlawful payments of dividends,               number of statutory duties imposed by the
                         certain stock repurchases or                   Corporations Act, which are, in part, similar to
                         redemptions; or                                the fiduciary duties of directors.

                     .    any transaction from which the
                         director derived an improper personal
                         benefit.

                     Our restated certificate of incorporation contains a provision eliminating the personal liability of a director to us and our stockholders for monetary damages for breach of fiduciary duty as a director, except as restricted by Delaware law.

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

                             RIGHTS OF HOLDERS OF                              RIGHTS OF HOLDERS OF
                                NEWMONT SHARES                                   NORMANDY SHARES
               ------------------------------------------------- -------------------------------------------------
Transactions   Delaware law provides that a contract or          The Corporations Act prohibits a public
involving      transaction between a corporation and one or      company from giving directors a financial
directorsand   more of its directors or officers will not be     benefit unless it obtains the approval of the
officers       void or voidable solely for this reason, or       shareholders or the financial benefit is exempt.
               solely because the director or officer is present Exempt financial benefits include indemnities,
               at or participates in the meeting of the board    insurance premiums and payment for legal
               or committee which authorizes the contract or     costs which are not otherwise prohibited by
               transaction, or solely because that director's or the Corporations Act, and benefits given an
               officer's votes are counted for such purpose,     arm's length terms.
               if:
                                                                 The Corporations Act generally requires a
               .    the material facts as to the director's or   director of a company who has a material
                   officer's relationship or interest and as     personal interest in a matter that relates to the
                   to the contract or transaction are            affairs of the company to give the other
                   disclosed or are known to the board of        directors notice of the interest. Such a director
                   directors of the committee, and the           must not be present at a meeting where that
                   board or committee in good faith              matter is being considered or vote on the
                   authorizes the contract or transaction        matter unless the other directors or ASIC
                   by the affirmative votes of a majority        approve, or the matter is not one which
                   of the disinterested directors, even          requires disclosure under the Corporations
                   though the disinterested directors be         Act.
                   less than a quorum; or
                                                                 Directors, in entering into transaction
               .    the material facts as to the director's or   involving the company, are subject to their
                   officer's relationship or interest and as     common law and statutory duties to avoid
                   to the contract or transaction are            conflicts of interest. The ASX Listing Rules
                   disclosed or are known to the                 also require shareholder approval of certain
                   shareholders entitled to vote on the          transactions with directors (including some
                   matter, and the contract or transaction       issuances of securities to directors).
                   is specifically approved in good faith
                   by vote of the shareholders; or

               .    the contract or transaction is fair as to
                   the corporation as of the time it is
                   authorized, approved or ratified, by the
                   board of directors, a committee or the
                   shareholders.

               Delaware law further provides that interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.


Stockholder    We entered into a Rights Agreement, dated as
rights plan    of August 31, 2000, with ChaseMellon
               Shareholder Services LLC as rights agent,
               pursuant to which we issued rights,
               exercisable only upon the occurrence of
               certain events, to purchase our Series A Junior
               Participating Preferred Stock. The rights
               expire on September 11, 2010.

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

  12.4 RIGHTS ATTACHING TO NEWMONT CDIS

   All Normandy shareholders whose address on the register of Normandy shareholders is in Australia, and who receive the offer and accept it, will, subject to the terms of the Australian offer, have their entitlement to receive our common stock issued in the form of Newmont CDIs. Newmont CDIs will be issued on the basis of ten Newmont CDIs for one underlying share of our common stock.

   Shareholders who have a registered address in the Normandy shareholder register outside Australia and its external territories will be treated in the manner set out in section 5.1(b).

   The issue of Newmont CDIs in accordance with the terms of the Australian offer will facilitate trading on ASX and settlement of trades of our common stock, in the form of Newmont CDIs.

   Settlement of trading of quoted securities on the ASX market takes place on CHESS, which is the ASX's electronic transfer and settlement system. CHESS allows for the transfer and settlement of transactions in securities quoted on the ASX to be effected electronically. As a consequence, dealings in securities of companies which are admitted to the ASX official list are required to be effected electronically. No share or security certificates are issued in respect of shareholdings or security holdings which are quoted on ASX and settled on CHESS, nor is it a requirement for transfer forms to be executed in relation to transfers which occur on CHESS.

   It is not possible for Newmont, which is subject to the laws of Delaware, to facilitate our common stock being settled electronically or held in CHESS.

   Hence, Newmont CDIs have been created and will be issued in accordance with the terms of the Australian offer.

   CDIs are units of beneficial ownership in our common stock held by CHESS Depositary Nominees Pty Ltd (CDN), a wholly owned subsidiary of ASX. The main difference between holding CDIs and holding shares is that the holder of CDIs has beneficial ownership of the underlying shares in Newmont instead of legal title, at a ratio of ten CDIs to one share of our common stock. Legal title is held by CDN. The shares are registered in the name of CDN and held on trust by CDN for the benefit of the CDI holder.

   Each Normandy shareholder who accepts an Australian offer will, subject to the terms of the Australian offer, be issued with such number of Newmont CDIs equal to the number of shares of our common stock such shareholder is entitled to receive, multipled by ten (or, in the case of certain holders who are not permitted to receive Newmont CDIs, the cash proceeds of a sale, on Newmont's behalf, of the Newmont CDIs to which such holders would otherwise have been entitled). Holders of Newmont CDIs have all the direct economic and other benefits of holding the underlying securities, as discussed below.

   Holders of Newmont CDIs will be able to transfer and settle transactions electronically on ASX in CHESS.

   As a consequence of issuing Newmont CDIs, we will operate a certificated register of our common stock, an uncertificated issuer sponsored subregister of CDIs and an uncertificated CHESS subregister of CDIs. The certificated register will be the register of legal title and the two uncertificated CDI subregisters combined will make up the register of beneficial title.

   A summary of the rights and entitlements of holders of Newmont CDIs is set out below:

   TRADING ON THE ASX OR THE NYSE

   Newmont CDIs will trade on ASX but they will not trade on the NYSE.

   Our common stock trades on the NYSE but will not trade on ASX.

   Holders of Newmont CDIs may surrender their CDIs (in multiples of 10) in exchange for the underlying shares of our common stock as set out below. On conversion, the holder or its nominee will be registered as holder of our common stock and will thereafter be entitled to trade such common stock on the NYSE. Similarly, our common stock can be transferred to CDN in exchange for the issue of Newmont CDIs.

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

   DIVIDENDS, RIGHTS AND OTHER SHAREHOLDER ENTITLEMENTS

   The Securities Clearing House (SCH) Business Rules, which have statutory recognition under the Corporations Act, require us to treat holders of Newmont CDIs as if they are holders of the underlying shares of our common stock. The SCH Business Rules seek to ensure that holders of Newmont CDIs have all the direct economic benefits of legal ownership of our common stock (for example, the right to receive the same dividends, rights issue and bonus issues) through CDN.

   If a cash dividend or any other cash distribution is made in a currency other than Australian dollars, our Australian share registry (acting as CDN's agent) will convert the dividend or other cash distribution into Australian dollars. That dividend or distribution will then be made to holders of Newmont CDIs in Australian dollars in accordance with each holder's entitlement.

   ATTENDANCE AT MEETINGS--VOTING ENTITLEMENTS

   Holders of Newmont CDIs are entitled to attend meetings of our stockholders.

   However, holders of Newmont CDIs will not appear on our stock register as the legal holder of our common stock and therefore they will not be able to vote the underlying shares of our common stock.

   Accordingly, voting rights attached to the underlying shares of our common stock may only be capable of enforcement by holders of Newmont CDIs by instructing CDN to vote in a particular way or by converting the holding to a holding of our common stock. A Newmont CDI holder may convert to the underlying shares of our common stock at any time.

   CONVERSION OF NEWMONT CDIS TO SHARES OF OUR COMMON STOCK

   Holders of Newmont CDIs can convert their holdings to holdings of our common stock at a ratio of 10 Newmont CDIs to one share of our common stock by:

    . in the case of Newmont CDIs on the issuer sponsored sub-register operated by us, notifying our Australian share registry Computershare Investor Services; or

    . in the case of Newmont CDIs which are sponsored on the CHESS sub-register, notifying their controlling participant, which in turn will notify our Australian share register of the request.

   Once our Australian share registry has been notified of a request of the holder of Newmont CDIs to convert their holding to shares of our common stock, the Australian share registry will request that the relevant number of shares of our common stock be registered in the name of the holder or their nominee.

   It is expected that this process will take approximately 2 to 3 business days to complete, following the initial conversion request being made although no guarantee can be given about the time for conversion to take place. No trading of our common stock on the NYSE can take place until the share register entries, referred to above, have been rectified and completed.

   TAKEOVERS

   CDN is prohibited by the SCH Business Rules from accepting a takeover offer in respect of our common stock which it holds on behalf of a holder of Newmont CDIs, unless it is instructed to do so by that holder.

   CDN must ensure that the bidder or the bidder's agent under such a takeover, processes acceptances from the holders of Newmont CDIs.

   COMMUNICATION WITH NEWMONT CDI HOLDERS

   Our Australian registry will have access to the registration details and holding balances of each Newmont CDI holding. This will enable us to communicate directly with the holders of Newmont CDIs when processing corporate actions, such as dividends, bonus issues and rights issues and when sending notices and announcements (for instance annual reports).

   FEES

   Newmont, CDN and Newmont's registry service providers do not charge the holder of Newmont CDIs any additional fees or charges as a result of being such a holder, or on conversion.

   FURTHER INFORMATION

   Further information about Newmont CDIs and the various matters referred to above will be available from our Australian share registry, Computershare Investor Services, or any stockbroker.

12.5 RIGHTS ATTACHING TO OTHER NEWMONT SECURITIES

  CONVERTIBLE PREFERRED SHARES

   Newmont has approximately 2,300,000 US$3.25 convertible preferred shares, par value US$5 per share. These shares have the following rights:

   DIVIDEND RIGHTS

   If and when declared by our directors, holders of the convertible preferred shares are entitled to receive an annual cash dividend of US$3.25 per share payable in equal quarterly installments beginning on February 15, 2001. Dividends on the convertible preferred shares accrue without interest and are cumulative from the date of initial issuance.

   CONVERSION RIGHTS

   Each convertible preferred share is convertible into shares of our common stock at any time at a basic conversion price of US$100. The basic conversion price is liable to adjustment upon the occurrence of certain events, including:
(i) the issuance of common stock as a dividend or distribution on our common stock, (ii) a combination, subdivision or reclassification of common stock,
(iii) the issuance to holders of common stock of rights or warrants entitling them to subscribe for common stock at the less than market price and (iv) the granting to holders of common stock or other capital stock in Newmont of certain other rights.

   We have the right to decrease the conversion price by any amount for any period of at least 20 days provided that the decrease is irrevocable during such period.

   Except in limited circumstances, there will be no adjustment to the conversion price in the case of any consolidation or merger to which Newmont is a party or the sale by Newmont of all or substantially all its assets.

   If the Newmont reorganization is completed, each convertible preferred share will become convertible into a share of common stock of New Newmont on the same basis as set out above.

   LIQUIDATION RIGHTS

   In the event of any liquidation or winding up of Newmont, the holders of convertible preferred shares are entitled to receive a liquidation preference of US$50 per share (plus an amount equal to any accrued and unpaid dividends to the date of payment) before any distribution of assets is made to the holders of common stock or any other stock that ranks junior to the convertible preferred stock as to liquidation rights.

   The holders of convertible preferred shares (and any other stock issued that rank equally in respect of liquidation rights with convertible preferred shares) are entitled to a ratable share in any distribution which is not sufficient to pay the full aggregate amount payable in respect of such shares.

   After payment in full of the sum referred to above, holders of the convertible preferred shares will not be entitled to any further participation in the assets of Newmont upon a liquidation or winding up.

   REDEMPTION AT OPTION OF NEWMONT

   The convertible preferred shares are redeemable at the option of Newmont for shares of common stock at any time, at an equivalent of US$50.650 per share in the twelve-month period beginning May 15, 2001, US$50.325 per share in the twelve-month period beginning May 15, 2002 and thereafter at US$50 per share plus, in all cases, unpaid dividends up to the redemption date. However, the convertible preferred shares are not redeemable for cash, except in the case of fractional entitlements to common stock. The amount of common stock issued on redemption will be calculated by reference to the market price of the common stock at the appropriate time and the dollar entitlement of the stock (as stated above at the relevant time) as adjusted.

   We can redeem fewer than all the outstanding convertible preferred shares in any way our directors determine.

   If we have failed to pay any accrued dividends on the convertible preferred shares, we cannot redeem less than all of the then outstanding convertible preferred shares until the outstanding dividend payments have been made in full.

   VOTING RIGHTS

   If, pursuant to the reorganization, the convertible preferred shares are exchanged for convertible preferred shares of Delta Holdco Corp., such convertible preferred shares of Delta Holdco Corp. will vote along with our common shares on an as converted basis, subject to adjustment at closing. If the reorganization is consummated and the convertible preferred shares remain as shares of Newmont Mining Corporation and are not exchanged for convertible preferred shares of Delta Holdco Corp., such convertible preferred shares will be given a vote in the issuer, Newmont Mining Corporation, appropriate to their proportionate economic interest prior to the consummation of the reorganization.

   Holders of convertible preferred shares have no voting rights except in the following circumstances:

  . whenever dividends on the convertible preferred shares have not been paid in respect of six quarterly dividend payments, whether or not consecutive, the number of our directors can be increased by two. The holders of the convertible preferred shares (together with the holders of any other class of shares in respect of which dividend payments have not been made) are entitled to elect these two additional directors. Any directors appointed under these provisions will terminate immediately upon payment of the outstanding dividends; and

  . so long as any convertible preferred share is outstanding, we will not, without the consent of at least two-thirds of the outstanding convertible preferred shares: (i) amend, alter or repeal any provision of our certificate of incorporation or by-laws to affect adversely the rights of the holders of the convertible preferred shares, (ii) authorize or issue or increase the authorized amount of any additional class of stock ranking senior to the convertible preferred shares as to dividends or rights upon liquidation or (iii) effect any reclassification of the convertible preferred shares.

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

  SERIES A JUNIOR PARTICIPATING PREFERRED SHARES

   Under a rights agreement, dated as of August 31, 2000, our board declared a dividend of a series A junior participating preferred stock purchase right on each outstanding share of our common stock. The dividend was paid on September 11, 2000 to our common stockholders of record on that date.

   Purchase rights accompany any new shares of common stock we issued after September 11, 2000, until the date when the purchase rights become exercisable.

   The main aim of the rights agreement is to impose a penalty upon any person or group which acquires 15% or more of our common stock without the approval of our board, by providing a mechanism to dilute an acquirer's shareholding.

   EXERCISE PRICE

   Each purchase right allows its holder to purchase from us 1,000th of a share of series A junior participating preferred stock for US$100, once the purchase rights become exercisable. This portion of a share of series A junior participating preferred stock gives the stockholder approximately the same dividend, voting and liquidation rights as one share of our common stock. Prior to exercise, the purchase right does not give its holder any dividend, voting or liquidation rights.

   EXERCISABILITY

   The rights to acquire series A junior participating preferred stock are not exercisable until the earlier of:

    . ten days after the public announcement that a person or group has obtained a beneficial interest in at least 15% of our common stock (referred to as an "acquiring person"); or

    . ten business days (or a later date determined by our board) before any person or group becomes an acquiring person after a person or group begins a tender or exchange offer for which, if completed, would result in that person or group becoming an acquiring person.

   Any purchase rights held by an acquiring person are void and cannot be exercised.

   The purchase rights will expire on September 11, 2010.

   CONSEQUENCES OF A PERSON BECOMING AN ACQUIRING PERSON

   If a person or group becomes an acquiring person, all holders of purchase rights, except the acquiring person, may for US$100, purchase shares of our common stock with a market value of US$200.

   Further, if we are acquired in a merger or similar transaction (after the distribution date), all holders of purchase rights, except the acquiring person may, for US$100, purchase shares of the acquiring corporation with a market value of US$200, based on the market price of the acquiring corporation's stock prior to such merger.

   RIGHTS ATTACHING TO SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

   Each 1,000th of a series A junior participating preferred stock, if issued:

    .  will not be redeemable;

    . will entitle the holder to quarterly dividend payments of US$0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

    . will entitle the holder upon liquidation to receive US$1 per share, or an amount equal to the payment made on one share of common stock, whichever is greater;

    .  will have the same voting power as one share of our common stock; and

    . if shares of our common stock are exchanged by a merger or consolidation, will entitle holders to a per share payment equal to the payment made on one share of our common stock.

   REDEMPTION

   Our board may redeem the purchase rights for US$0.001 per right at any time before a person or group becomes an acquiring person.

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   EXCHANGE

   After a person or group becomes an acquiring person, but before acquiring 50% or more of our common stock, our board may extinguish the purchase rights by exchanging one share of our common stock for each purchase right, other than purchase rights held by the acquiring person.

   AMENDMENTS

   The terms of the rights agreement may be amended by our board without consent of holders of the purchase rights, except that the board cannot amend the rights agreement to lower the threshold at which a person becomes an acquiring person to below 10% of our common stock or cannot amend the rights agreement in a way that adversely affects the holders of the purchase rights.

   If the Newmont reorganization is completed, the series A junior participating preferred stock will be cancelled and equivalent preferred shares will be issued by New Newmont having the same terms as set out above.

12.6 EMPLOYEE INCENTIVE PLANS

  STOCK OPTIONS

   Under our stock option plans, options to purchase shares of our common stock have been granted to key employees, generally with exercise prices at the fair market value of such shares on the date of grant. The options under these plans vest over a two-year period and, for certain options, over a four-year period. Generally, the options are exercisable over a period not exceeding 10 years.

   Further options have been granted with an exercise price equal to the fair market value on the date of grant with no restrictions on exercisability after vesting.

   Further options have been granted where the exercise price is equal to the fair market value on the date of grant but which cannot be exercised unless the market value of our common stock is a defined amount above the option exercise price. Individuals who have been granted options in this category have also been granted options with exercise prices in excess of the fair market value on the date of grant. Generally, these options vest over a period of one to five years and are exercisable over a ten-year period.

  STOCK INCENTIVE PLAN

   In 1997, we adopted an intermediate term incentive plan under which restricted stock may be granted to certain key employees. This stock is granted upon achievement of certain financial and operation thresholds at fair market value on the date of grant. Stock granted under this scheme is subject to certain restrictions relating to ownership and transferability that currently lapse two years from the date of grant for ownership and five years from the date of grant for transfer.

12.7 CERTAIN BENEFICIAL SHAREHOLDERS OF NEWMONT

   Based on filings made with the SEC, certain beneficial shareholders of Newmont as of December 31, 2001 are as follows:

                                                      NUMBER OF   PERCENTAGE
                                                        SHARES    OF CLASS OF
                                                     BENEFICIALLY  RELEVANT
                NAME                  TITLE OF CLASS     HELD       SHARES
                ----                  -------------- ------------ -----------
Capital Research & Management Company  Common Stock   10,750,000      6.4%
FMR Corporation......................  Common Stock   17,290,080     10.3%

--------
Note: FMR Corporation is a parent company and the above figures include stock owned or controlled by its affiliated companies.

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

13 TAXATION

   THIS SECTION IS A SUMMARY OF CERTAIN AUSTRALIAN, UNITED STATES AND CANADIAN TAX LAWS. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS. YOU SHOULD NOT RELY ON THIS OVERVIEW AS ADVICE ON YOUR OWN AFFAIRS. TAX LAWS ARE COMPLEX AND THERE COULD BE IMPLICATIONS FOR YOU IN ADDITION TO THOSE DESCRIBED BELOW. ACCORDINGLY, HOLDERS OF ORDINARY SHARES OF NORMANDY AND NORMANDY ADSS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE TAX CONSEQUENCES OF DISPOSING OF THEIR ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

13.1 MATERIAL AUSTRALIAN TAX CONSEQUENCES

   The following is a summary of certain Australian tax consequences of disposing of ordinary shares of Normandy or Normandy ADSs by accepting the offer and acquiring, owning and disposing of shares of our common stock or Newmont CDIs. This summary is necessarily general in nature. It is not intended to be authoritative or complete advice on the Australian tax consequences applicable to any particular holder of ordinary shares of Normandy or Normandy ADSs. All holders of ordinary shares of Normandy or Normandy ADSs should obtain independent professional advice in relation to the Australian tax consequences applicable to their own particular circumstances.

(a) OVERVIEW

   The Australian tax consequences of disposing of your ordinary shares of Normandy or Normandy ADSs by accepting the offer and acquiring, owning and disposing of shares of our common stock or Newmont CDIs will depend on a number of factors including:

  .  whether you are an Australian resident or a non-resident;

  . whether you hold your ordinary shares of Normandy or Normandy ADSs on capital or revenue account;

  .  when you acquired your ordinary shares of Normandy or Normandy ADSs;

  .  the cost of acquiring your ordinary shares of Normandy or Normandy ADSs;

  . whether you are an individual, a company, a trustee of a trust or a complying superannuation entity; and

  . whether we acquire 80% or more of all shares of Normandy as a result of the offer.

   Broadly, if you are an Australian resident and you hold your ordinary shares of Normandy or Normandy ADSs on revenue account, then you will be liable to Australian tax on any gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs by accepting the offer.

   If you are an Australian resident and hold your ordinary shares of Normandy or Normandy ADSs on capital account, then you will be liable to Australian tax on any capital gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs by accepting the offer unless you acquired your ordinary shares of Normandy or Normandy ADSs before September 20, 1985 or roll-over relief is available and you choose it.

   If you are a non-resident of Australia and hold your ordinary shares of Normandy or Normandy ADSs on revenue account, then you will be liable to Australian tax on any gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs by accepting the offer if the gain has an Australian source. However, if you are a resident of a country with which Australia has entered into a double taxation agreement, then the terms of that double taxation agreement should also be taken into account.

   If you are a non-resident of Australia and hold your ordinary shares of Normandy or Normandy ADSs on capital account, then you will only be liable to Australian tax on any capital gain you make on the disposal of

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your ordinary shares of Normandy or Normandy ADSs by accepting the offer if you acquired your ordinary shares of Normandy or Normandy ADSs on or after September 20, 1985 and you and your associates have owned at least 10% by value of all shares of Normandy at any time during the 5 years before you accept the offer. If you are a resident of a country with which Australia has entered into a double taxation agreement, then the terms of that double taxation agreement should also be taken into account.

   The Australian tax consequences are explained in more detail below.

(b) HOLDING YOUR ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS ON REVENUE OR
            CAPITAL ACCOUNT

   Broadly, if you acquired your ordinary shares of Normandy or Normandy ADSs as part of a share trading business, as part of certain other businesses (e.g., banking and insurance) or for the purpose of re-selling them at a profit, then you most likely hold your ordinary shares of Normandy or Normandy ADSs on revenue account.

   If, on the other hand, you acquired your ordinary shares of Normandy or Normandy ADSs as a passive investment with the intention of generating dividend income and long term capital growth, then you most likely hold your ordinary shares of Normandy or Normandy ADSs on capital account.

(c) AUSTRALIAN RESIDENT--ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS HELD ON
               REVENUE ACCOUNT

   If you are an Australian resident and hold your ordinary shares of Normandy or Normandy ADSs on revenue account, then you will be liable to Australian tax on any gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs by accepting the offer. Broadly, the amount of the gain liable to Australian tax will be the amount by which the market value of our common stock or Newmont CDIs and the cash you receive exceeds the cost of your ordinary shares of Normandy or Normandy ADSs. You must include any gain in your assessable income and it will be liable to Australian tax at ordinary rates.

   If, on the other hand, the cost of your ordinary shares of Normandy or Normandy ADSs exceeds the market value of our common stock or Newmont CDIs and the cash you receive, then you will incur a loss equal to the excess. Any loss will be an allowable deduction from your other assessable income or capital gains.

(d) AUSTRALIAN RESIDENT--ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS HELD ON
               CAPITAL ACCOUNT

   If you are an Australian resident and acquired your ordinary shares of Normandy or Normandy ADSs on capital account before September 20, 1985, then you will not be liable to Australian tax on any capital gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs by accepting the offer. (Note, however, that there are circumstances in which you may be deemed to have acquired your ordinary shares of Normandy or Normandy ADSs on or after September 20, 1985.) However, you will be liable to Australian tax on any capital gain you make on a subsequent disposal of our common stock or Newmont CDIs. In this regard, our common stock or Newmont CDIs will have a cost base equal to their market value at the time you accept the offer.

   If you are an Australian resident and acquired your ordinary shares of Normandy or Normandy ADSs on capital account on or after September 20, 1985, then you will be liable to Australian tax on any capital gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs by accepting the offer unless roll-over relief is available and you choose it. Broadly, the amount of any capital gain liable to Australian tax will be the amount by which the market value of our common stock or Newmont CDIs and the cash you receive exceeds the cost base of your ordinary shares of Normandy or Normandy ADSs. However, the amount of any capital gain liable to Australian tax may be reduced if you are entitled to the CGT discount. Roll-over relief, the cost base of your ordinary shares of Normandy or Normandy ADSs and the CGT discount are explained in more detail below.

   If, on the other hand, the cost base of your ordinary shares of Normandy or Normandy ADSs exceeds the market value of our common stock or Newmont CDIs and the cash you receive, then you will make a capital loss

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equal to the excess. Such a capital loss may be used to offset a capital gain made in the same income year or a future income year. That is, a capital loss may not be used to offset ordinary assessable income.

(e) ROLL-OVER RELIEF

   If, as a result of the offer, we acquire 80% or more of all shares of Normandy, then you may choose roll-over relief if you are an Australian resident and you would otherwise make a capital gain on the disposal of your ordinary shares of Normandy or Normandy ADSs. Note that roll-over relief is not available if you would otherwise make a capital loss on the disposal of your ordinary shares of Normandy or Normandy ADSs or if you are a non-resident.

   If roll-over relief is available and you choose it, then the capital gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs will not be liable to Australian tax to the extent you receive our common stock or Newmont CDIs. However, the capital gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs will remain liable to Australian tax to the extent you receive cash. That is, only a partial roll-over is available where you receive cash and in working out the capital gain that remains liable to Australian tax, you must reasonably apportion the cost base of your ordinary shares of Normandy or Normandy ADSs between our common stock or Newmont CDIs and the cash you receive.

   As a consequence of roll-over relief, our common stock or Newmont CDIs will have a cost base equal to the cost base of your ordinary shares of Normandy or Normandy ADSs less that part of the cost base of your ordinary shares of Normandy or Normandy ADSs that you reasonably apportion to the cash you receive. The cost base of our common stock or Newmont CDIs is relevant to working out any capital gain liable to Australian tax on a subsequent disposal of our common stock or Newmont CDIs.

   If you choose roll-over relief, then the choice must be made before you lodge your income tax return for the income year in which you accept the offer.

(f) COST BASE

   The cost base of your ordinary shares of Normandy or Normandy ADSs is generally their cost of acquisition (including brokerage and stamp duty). If you acquired your ordinary shares of Normandy or Normandy ADSs before 11:45 am (by legal time in the Australian Capital Territory) on September 21, 1999 and held them for at least 12 months before accepting the offer, then you may adjust the cost base of your ordinary shares of Normandy or Normandy ADSs to include indexation by reference to changes in the Consumer Price Index from the calendar quarter in which you acquired your ordinary shares of Normandy or Normandy ADSs until the calendar quarter ended September 30, 1999.

   If you are an individual, the trustee of a trust or a complying superannuation entity and you choose to make this adjustment, then you will not be entitled to the CGT discount. If you are a company, then you may make this adjustment without having to choose it and you are not entitled to the CGT discount in any event.

   Note that the cost base cannot be adjusted to include indexation in working out the amount of any capital loss.

(g) CGT DISCOUNT

   If you are an individual, the trustee of a trust, or a complying superannuation entity, then you may reduce any capital gain otherwise liable to Australian tax provided that:

  . you acquired your ordinary shares of Normandy or Normandy ADSs at least 12 months before disposing of them by accepting the offer;

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  .  you do not choose to adjust the cost base of your ordinary shares of
     Normandy or Normandy ADSs to include indexation; and

  .  either roll-over relief is not available or you do not choose it.

   The CGT discount applicable to an individual or the trustee of a trust is one half. The CGT discount applicable to a complying superannuation entity is one third. That is, the capital gain you take into account in working out your taxable income is reduced by one half or one third as appropriate.

   (h) NON-RESIDENT--ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS HELD ON REVENUE ACCOUNT

   If you are a non-resident of Australia and you hold your ordinary shares of Normandy or Normandy ADSs on revenue account, then you will be liable to Australian tax on any gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs by accepting the offer if the gain has an Australian source. The source of any gain will depend on a number of factors including the place of contract to acquire and dispose of your ordinary shares of Normandy or Normandy ADSs and the place of any activities relevant to the holding of your ordinary shares of Normandy or Normandy ADSs.

   If you are a resident of a country with which Australia has entered into a double taxation agreement and hold your ordinary shares of Normandy or Normandy ADSs on revenue account, then the terms of that double taxation agreement should also be taken into account. For example, if you are a United States or Canadian resident and any gain having an Australian source is a business profit, then you will only be liable to Australian tax if the gain is attributable to a permanent establishment you have in Australia. In that case, the amount of any gain liable to Australian tax will be the amount by which the market value of our common stock or Newmont CDIs and the cash you receive exceeds the cost of your ordinary shares of Normandy or Normandy ADSs. Broadly, a "permanent establishment" is a fixed place of business at or through which the enterprise of a non-resident is carried on in Australia.

   (i) NON-RESIDENT--ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS HELD ON CAPITAL ACCOUNT

   If you are a non-resident of Australia and acquired your ordinary shares of Normandy or Normandy ADSs on capital account before September 20, 1985, then you will not be liable to Australian tax on any capital gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs by accepting the offer. (Note, however, that there are circumstances in which you may be deemed to have acquired your ordinary shares of Normandy or Normandy ADSs on or after September 20, 1985.)

   If you are a non-resident of Australia and acquired your ordinary shares of Normandy or Normandy ADSs on capital account on or after September 20, 1985, then you will only be liable to Australian tax on any capital gain you make on the disposal of your ordinary shares of Normandy or Normandy ADSs if you and your associates have owned at least 10% by value of all shares of Normandy at any time during the 5 years before you accept the offer. In that case, the amount of any capital gain liable to Australian tax will be the amount by which the market value of our common stock or Newmont CDIs and the cash you receive exceeds the cost base of your ordinary shares of Normandy or Normandy ADSs (subject to the availability of the cost base adjustment to include indexation or the CGT discount).

   If you are a resident of a country with which Australia has entered into a double taxation agreement, then the terms of that double taxation agreement should also be taken into account.

   (j) GST AND STAMP DUTY

   No Australian goods and services tax or stamp duty will be payable by you as a consequence of accepting the offer.

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   (k) OWNERSHIP OF OUR COMMON STOCK OR NEWMONT CDIS

   Broadly, if you are an Australian resident and we pay a dividend on our common stock or Newmont CDIs, then the gross amount of the dividend must be included in your assessable income for the income year of payment.

   If the dividend is liable to tax in the United States (e.g., withholding tax), then you may be entitled to a foreign tax credit to offset the Australian tax payable on the dividend. The amount of the foreign tax credit will be equal to the lesser of the United States tax paid or the Australian tax payable on the dividend.

   The tax laws applicable to the foreign source income of an Australian resident are complex and you should seek independent professional advice in relation to the tax consequences of holding shares or CDIs in a foreign company. Relevantly, there are tax reforms proposed which, if implemented, may impact on the tax consequences.

    (l) DISPOSAL OF OUR COMMON STOCK OR NEWMONT CDIS

   If you are an Australian resident, then the Australian tax consequences of any disposal of our common stock or Newmont CDIs will be similar to the consequences of the disposal of your ordinary shares of Normandy or Normandy ADSs (unless you change the account on which you hold our common stock or Newmont CDIs). However, there will be a difference in the cost base of our common stock or Newmont CDIs held on capital account depending on whether roll-over relief was available on the disposal of your ordinary shares of Normandy or Normandy ADSs and you chose it.

   If roll-over relief was available on the disposal of your ordinary shares of Normandy or Normandy ADSs and you chose it, then the cost base of our common stock or Newmont CDIs will be equal to the cost base of your ordinary shares of Normandy or Normandy ADSs less that part of the cost base of your ordinary shares of Normandy or Normandy ADSs that you reasonably apportion to the cash you receive.

   Alternatively, if roll-over relief was not available on the disposal of your ordinary shares of Normandy or Normandy ADSs or you did not choose it, then the cost base of our common stock or Newmont CDIs will be equal to the market value of our common stock or Newmont CDIs at the time you accept the offer.

  13.2  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following general discussion summarizes the anticipated material U.S. federal income tax consequences to U.S. holders and non-U.S. holders of ordinary shares of Normandy that exchange ordinary shares of Normandy for our common stock or Newmont CDIs and U.S. holders and non-U.S. holders of Normandy ADSs that exchange Normandy ADSs for our common stock or Newmont CDIs, in each case pursuant to the offer. This discussion addresses only those stockholders that hold their ordinary shares of Normandy or Normandy ADSs as a capital asset, does not address Franco-Nevada or any of its affiliates and does not address all the U.S. federal income tax consequences that may be relevant to particular Normandy stockholders or ADS holders in light of their individual circumstances, or to Normandy stockholders or ADS holders that are subject to special rules, such as:

  .  financial institutions,

  .  mutual funds,

  .  tax-exempt organizations,

  .  insurance companies,

  .  dealers in securities or foreign currencies,

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  .  traders in securities who elect to apply a mark-to-market method of accounting,

  . persons who hold their shares or ADSs as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or

  . holders who acquired their shares or ADSs upon the exercise of employee stock options or otherwise as compensation.

   This discussion assumes that Normandy does not have a special status for United States federal income tax purposes, such as being a "passive foreign investment company," "controlled foreign corporation" or "foreign personal holding company." This discussion also assumes that holders of Normandy ADSs will be treated as owning the ordinary shares of Normandy represented by those Normandy ADSs and that holders of Newmont CDIs will be treated as owning the common shares of Newmont represented by those Newmont CDIs. Accordingly, for purposes of this section 13.2, references to ordinary shares of Normandy include a reference to Normandy ADSs and references to Newmont shares include a reference to Newmont CDIs. Holders of Normandy ADSs and prospective holders of Newmont CDIs should consult with their tax advisors regarding special rules that may be applicable to them.

   The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended, regulations, rulings and decisions in effect as of the date of this offer document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws, are not addressed.

   (a) U.S. HOLDERS

   In general, "U.S. holder" means a holder that is (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons has the authority to control all substantial decisions of the trust or (v) a trust that has a valid election in effect to be treated as a U.S. person.

   We have structured this transaction so that it is anticipated that the exchange of ordinary shares of Normandy for our common stock pursuant to the offer, taken together with the exchange of Newmont common stock for New Newmont common stock and the exchange of Franco-Nevada common stock for New Newmont common stock, will be treated as an exchange described in Section 351 of the Internal Revenue Code. Assuming the offer is treated as an exchange described in Section 351 of the Internal Revenue Code:

  . U.S. holders of ordinary shares of Normandy who exchange such shares for our common stock and cash will recognize gain (but not loss) for U.S. federal income tax purposes in respect of any ordinary share of Normandy exchanged, but not in excess of the amount of cash received for that ordinary share of Normandy. The amount of gain realized in respect of any ordinary share of Normandy is the excess of the amount realized for such share over the holder's tax basis in such share. The consideration received or deemed received for any one ordinary share of Normandy will be the amount a holder realizes which is attributable to that share. A holder's aggregate amount realized is the sum of (i) the amount of cash the holder receives plus (ii) the fair market value of our common stock received, in each case pursuant to the offer. The gain realized calculation must be made separately for each ordinary share of Normandy surrendered, and a loss realized on one share may not be used to offset a gain realized on another share. Under most circumstances, a holder's gain will be capital gain and will be long-term capital gain if the holder has held the holder's ordinary shares of Normandy for more than one year.

  . If a U.S. holder of ordinary shares of Normandy receives cash in lieu of a fractional share of our common stock, that holder will recognize gain or loss equal to the difference between the amount of cash received

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     and that holder's tax basis in our common stock that is allocable to the fractional share of our common stock. Under most circumstances, a holder's gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held the holder's ordinary shares of Normandy for more than one year.

  . In the case of a U.S. holder receiving Australian dollars, for U.S. federal income tax purposes the amount realized will be equal to the U.S. dollar value of the Australian dollars received on the date such payment is included in income, regardless of whether the payment is in fact converted into U.S. dollars. Such a U.S. holder will generally be required to recognize U.S. source ordinary income or loss upon the sale or disposition of Australian dollars. This foreign currency gain or loss will generally be U.S. source ordinary income or loss.

  . A U.S. holder's aggregate tax basis in our common stock received pursuant to the offer will be the same as that holder's aggregate tax basis in the ordinary shares of Normandy exchanged therefor, (A) decreased by (i) the tax basis allocable to any fractional share interest for which cash is received and (ii) the amount of cash received pursuant to the offer, and
     (B) increased by the amount of gain, if any, recognized on the receipt of cash consideration (but not by gain recognized upon the receipt of cash in lieu of any fractional share interest).

  . The holding period of our common stock received in the exchange by a holder of ordinary shares of Normandy will include the holding period of the ordinary shares of Normandy surrendered in the exchange.

   If the offer is consummated but is not treated as an exchange described in
Section 351 of the Internal Revenue Code, the exchange of ordinary shares of Normandy for our common stock and cash pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. The exchange of ordinary shares of Normandy for our common stock and cash would not be treated as an exchange described in Section 351 of the Code if, for example, we do not consummate the merger of Newmont with its indirect wholly owned subsidiary, described in Section 1.1 above. If the exchange is not described in Section 351 of the Code, U.S. holders will generally be subject to tax on the gain (if any) recognized on the exchange of ordinary shares of Normandy for our common stock and cash. Each such stockholder of Normandy will recognize gain equal to the excess, if any, of (i) the sum of the fair market value of the shares of our common stock and cash received pursuant to the offer over (ii) such stockholder's basis in the shares exchanged therefor. If such Normandy stockholder's basis in such stockholder's stock exchanged in the offer exceeds the sum of the fair market value of the shares of our common stock and cash received pursuant to the offer, then such stockholder should recognize a loss equal to such excess. U.S. holders that will realize a loss on ordinary shares of Normandy exchanged pursuant to the offer should consult their own tax advisor regarding allowance of the loss in their particular circumstances.

   (b) NON-U.S. HOLDERS

   A holder that is not a U.S. holder (a "non-U.S. holder") generally will not be subject to U.S. federal income tax on the gain (if any) recognized on the exchange of ordinary shares of Normandy for our common stock and cash (or, in the case of certain holders located outside Australia who are not entitled to Newmont CDIs, only cash), in each case pursuant to the offer, unless (i) such gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States or (ii) the non-U.S. holder is an individual who holds such ordinary shares of Normandy as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition (and certain other conditions are satisfied).

   Dividends paid to a non-U.S. holder with respect to our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the dividend (i) is effectively connected with the conduct of a trade of business of the non-U.S. holder in the United States and (ii) if a tax treaty applies, is attributable to a permanent establishment

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maintained by the non-U.S. holder in the United States. In order to claim the benefit of a reduced treaty rate, a non-U.S. holder may have to file with us or our paying agent an exemption certificate or letter in accordance with the terms of such treaty. Furthermore, under current regulations, a non-U.S. holder, including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities, will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding under an applicable income tax treaty. Holders of our common stock should consult with their tax advisors regarding the applicability to them of any treaty.

   Dividends which are effectively connected with a United States trade or business and, if a tax treaty applies, are attributable to a U.S. permanent establishment, are generally subject to tax on a net income basis, that is, after allowance for applicable deductions, at rates applicable to U.S. citizens, resident aliens and domestic United States corporations and are not generally subject to withholding. Any such dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of our common stock unless:

   (1) such gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, if a tax treaty applies, such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

   (2) the non-U.S. holder is an individual who holds such Newmont common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the disposition (and certain other conditions are satisfied); or

   (3) (a) We are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the five-year period ending on the date of the disposition, or, if shorter, the period during which the non-U.S. holder held our common stock, and (b) the non-U.S. holder is a greater than 5% holder of our common stock for federal income tax purposes. Because of our significant mining assets in the United States, we believe we may be, have been or become a U.S. real property holding corporation.

   If a non-U.S. holder is covered by clause (1) above, such holder generally will be taxed on the net gain derived from a sale or disposition of our common stock under regular graduated U.S. federal income tax rates. If a non-U.S. holder is covered by clause (2) above, such holder generally will be subject to a flat 30% tax on the gain derived from a sale or disposition of our common stock, which may be offset by certain U.S. capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). We encourage non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale or disposition of our common stock to consult their tax advisors as to the tax consequences of such sale or disposition. If a non-U.S. holder is covered by clause (3) above, such holder generally will be taxed on the net gain derived from a sale or disposition of our common stock under regular graduated U.S. federal income tax rates, and in addition, the total amount realized in such a sale or disposition of our common stock could be subject to a 10% withholding tax.

   If a non-U.S. holder that is a foreign corporation is covered by clause (1) or (3) above, the net gain from a sale or disposition of our common stock may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   U.S. HOLDERS AND NON-U.S. HOLDERS OF ORDINARY SHARES OF NORMANDY AND NORMANDY ADSS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

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  13.3 MATERIAL CANADIAN TAX CONSEQUENCES

   The following is a summary of the principal Canadian federal income tax consequences under the INCOME TAX ACT (Canada) (the "Tax Act") generally applicable to Normandy shareholders resident in Canada who dispose of their ordinary shares of Normandy pursuant to the offer. The summary is based upon the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (which we refer to as the "Proposed Amendments") and counsel's understanding of the current published administrative policies of the Canada Customs and Revenue Agency (the "CCRA"). Except for the Proposed Amendments, the summary does not take into account or anticipate changes in the law, whether by way of judicial decision, legislative action or change to the administrative position of the CCRA, nor does it take into account tax legislation of countries other than Canada or any relevant provincial or territorial tax legislation.

   The following summary is applicable to a Normandy shareholder who, for the purposes of the Tax Act and at all relevant times, is resident in Canada, holds its ordinary shares of Normandy, and will hold its shares of our common stock, as capital property, deals at arm's length with us and Normandy, is not affiliated with us or Normandy, is not a "specified financial institution" or "financial institution" as defined in the Tax Act, and for whom Normandy is not a "foreign affiliate" (a "Holder"). Ordinary shares of Normandy will generally be considered to be capital property of a Holder unless the ordinary shares of Normandy are held in the course of carrying on a business of buying and selling securities or the ordinary shares of Normandy were acquired in a transaction considered to be an adventure in the nature of trade.

   This summary assumes that holders of Normandy ADSs will be treated as owning the ordinary shares of Normandy represented by those Normandy ADSs and that the holders of Newmont CDIs will be treated as owning the shares of our common stock represented by those Newmont CDIs. Accordingly, for the purposes of this summary, a reference to the "ordinary shares of Normandy" includes Normandy ADSs, and a reference to "shares of our common stock" includes Newmont CDIs.

   (a) TAXATION ON EXCHANGE

   Under the Tax Act, a Holder who exchanges ordinary shares of Normandy for consideration which consists of shares of our common stock and cash will realize a capital gain (or capital loss) to the extent that the aggregate of the fair market value of the shares of our common stock received on the exchange, plus the fair market value of any cash or other non-share consideration received, all expressed in Canadian dollars, exceeds (or is less than) the aggregate of the adjusted cost base of the ordinary shares of Normandy to the Holder, expressed in Canadian dollars, and any reasonable costs of disposition. The cost to the Holder of the shares of our common stock received will be equal to the fair market value of such shares of our common stock on receipt. In computing the adjusted cost base to a Holder of a share of our common stock, the cost of each share of our common stock acquired pursuant to the offer must generally be averaged with the adjusted cost base of all other shares of our common stock owned by such Holder immediately before such acquisition as capital property.

   One-half of any such capital gain will generally be included as a taxable capital gain in computing the Holder's income for the taxation year of disposition, and one-half of any such capital loss may generally be deducted from the Holder's taxable capital gains in accordance with the rules in the Tax Act. Taxable capital gains realized upon the disposition of ordinary shares of Normandy by a Holder that is a Canadian-controlled private corporation (as defined in the Tax Act) may be subject to an additional refundable tax at a rate of 6-2/3%. In certain circumstances, capital gains realized by an individual or certain trusts may result in such person being liable to pay alternative minimum tax under the Tax Act.

   (b) TAXATION OF DIVIDENDS

   The Canadian dollar equivalent of dividends, computed at the currency exchange rate prevailing at the time of receipt by the Holder, paid to a Holder of shares of our common stock who is an individual will generally be

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income to such individual for Canadian federal income tax purposes for the year in which the dividend is received and will not be eligible for the gross-up and dividend tax credit treatment accorded dividends received from taxable Canadian corporations. A Holder of shares of our common stock which is a taxable
Canadian corporation will generally include such dividends in income for the year in which they are received but will not be entitled to the intercorporate dividend deduction in computing taxable income which generally applies to Canadian source dividends. Foreign withholding tax on such dividends, if any, may be eligible for foreign tax credit or deduction treatment where applicable under the Tax Act.

   (c) QUALIFIED INVESTMENTS

   The shares of our common stock will, on the date of issue, be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans, provided that the shares are listed on a "prescribed stock exchange" (which includes the NYSE).

   (d) FOREIGN PROPERTY

   Shares of our common stock will be "foreign property" for purposes of the Tax Act.

   (e) FOREIGN INVESTMENT ENTITY DRAFT LEGISLATION

   On August 2, 2001, the Minister of Finance (Canada) released draft legislation to amend the Tax Act to implement a proposal concerning the taxation of holdings in "foreign investment entities." In general terms, if we were a "foreign investment entity" and if the shares of our common stock did not constitute an "exempt interest" of a Canadian resident, the Canadian resident would be required to take into account in computing income, on an annual basis, any increase (or decrease) in the value of the shares of our common stock during each taxation year, or the relevant share of such holder in our underlying income, calculated in accordance with Canadian tax rules (whether or not cash distributions were received by the Canadian resident).

   Even if we were a "foreign investment entity," the proposed new rules would not apply to a Canadian resident whose shares of our common stock constitute an "exempt interest." Because the shares of our common stock will be listed on the NYSE and will be "widely held" and "actively traded" (as such terms are defined in the Tax Act), the shares of our common stock will constitute an "exempt interest" to a Canadian resident, unless it is reasonable to conclude that the Canadian resident has a tax avoidance motive for the acquisition of the shares.

   On December 17, 2001, the Minister of Finance (Canada) announced that the implementation of the proposed new rules would be delayed to take effect for taxation years beginning after 2002. This delay is intended to facilitate the consideration of submissions received by the Minister of Finance (Canada) in respect of the proposed rules. It is, therefore, possible that the rules ultimately implemented will differ from the rules described herein. Holders are urged to consult their own tax advisors.

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14 CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RESPECT TO NEWMONT, NORMANDY AND
FRANCO-NEVADA

  14.1 DEEDS OF UNDERTAKING

   FIRST DEED OF UNDERTAKING

   THE FOLLOWING IS A SUMMARY OF MATERIAL TERMS (NOT OTHERWISE DISCUSSED IN THIS OFFER DOCUMENT) OF THREE DEEDS OF UNDERTAKING, TWO DATED AS OF NOVEMBER 14, 2001 AND ONE DATED AS OF DECEMBER 10, 2001, BY AND BETWEEN US AND NORMANDY, IN RELATION TO OUR OFF-MARKET BID FOR THE ORDINARY SHARES IN THE CAPITAL OF NORMANDY.

   (a) NON-SOLICITATION. Normandy may not, nor may it permit its subsidiaries to, nor may it authorize or permit any of its officers, directors or employees or require any investment banker, attorney or other advisor, agent or representative of Normandy or its subsidiaries to:

      (1) directly or indirectly solicit, initiate or encourage the making of (including by way of furnishing non-public information) any inquiries or proposals regarding a competing takeover proposal;

      (2) accept or enter into any agreement, arrangement or understanding with respect to a competing takeover proposal or directly or indirectly participate in any discussions or negotiations regarding or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a competing takeover proposal; or

      (3) approve or recommend a competing takeover proposal.

          A "competing takeover proposal" is defined as any proposal or offer (not including the bid for Normandy by AngloGold as initially announced and constituted by AngloGold's bidder's statement dated October 16, 2001 and the supplementary bidder's statement dated November 1, 2001, but including any increase or proposed increase by AngloGold of the consideration offered under the AngloGold bid) with respect to any transaction that would, if completed substantially in accordance with its terms, result in any person or group of persons other than us and our subsidiaries acquiring (a) assets of Normandy and/or its subsidiaries that have, individually or in the aggregate, a market value exceeding 15% of the market value of all the assets of Normandy and its subsidiaries (taken as a whole) or (b) 25% or more of the voting shares of Normandy.

          The restrictions in (1) and (2) above do not prevent Normandy and the Normandy board from taking or refusing to take any action with respect to a bona fide competing takeover proposal, provided that the Normandy board has determined in good faith and acting reasonably after consultation with its financial advisors and outside legal counsel that the bona fide competing takeover proposal, which was not solicited, initiated or encouraged by Normandy in violation of (1) above and did not otherwise result from a breach or deemed breach of (1) or (2) above, is a superior takeover proposal.

          A "superior takeover proposal" is defined as a bona fide competing takeover proposal which the Normandy board has determined, acting reasonably and in good faith (after consulting its financial and legal advisors and considering all material aspects of the proposal and the party making that proposal), would, if consummated in accordance with its terms, be reasonably likely to result in a transaction more favorable to the holders of Normandy shares than our takeover bid.

          Normandy's obligations under these non-solicitation provisions do not restrict Normandy or the Normandy board from taking or failing to take actions where the Normandy board determines in good faith and acting reasonably after consulting its financial advisors and outside legal advisors that to take or fail to take such action constitutes, or would be likely to constitute, a breach of the fiduciary or statutory duties or obligations of the members of the Normandy board.

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   (b) UNDERTAKING. Normandy must make a payment to us of A$38.33 million as compensation for our reasonable opportunity costs, reputational costs associated with a failed transaction and costs and expenses in connection with our proposed bid, if:

      (1) a competing takeover proposal is announced or open for acceptance and, pursuant to that proposal, the bidder acquires a relevant interest in more than 50% of all Normandy's shares and that proposal becomes free from any defeating conditions either before or after the end of the applicable offer period; or

      (2) the Normandy board fails to recommend our takeover bid in Normandy's target statement in response to our takeover bid, or the board withdraws or modifies in a manner adverse to us a recommendation previously made in respect of our bid (or proposed bid) or enters into any agreement, arrangement or understanding to recommend or support, or recommends, a competing takeover proposal.

   Normandy is not obligated to make the payment if the following events occur, unless another person, including AngloGold, makes a competing takeover proposal which becomes free from any defeating conditions either before or after the end of the applicable offer period: (a) the terms and conditions of our bid when made are materially less favorable to Normandy shareholders than the terms and conditions of the bid specified in the announcement of our intention to make our bid made on November 14, 2001; (b) our stockholders vote against the resolution to approve the issue of our securities under our bid; or (c) our bid does not receive the required approval from the Treasurer of Australia on terms acceptable to us.

   (c) SECURITY BOND. Normandy must provide a security bond to us as security for its obligation to make the payment referred to above.

   (d) FACILITATION OF OFFER. Normandy agrees, in certain circumstances, to permit us to distribute our bidder's statement to Normandy shareholders within five days of the date it is sent to Normandy and to use best efforts to distribute its target statement in response to our bid as soon as practicable.

   (e) NORMANDY WARRANTIES. Normandy makes certain representations and warranties to us in connection with a number of matters including:

      (i) its share capital and authority to enter into the deed;

      (ii) the accuracy of information it has provided to us in connection with our due diligence of Normandy;

      (iii) Normandy's conduct of its business; and

      (iv) the reserves and resources of the Normandy group.

   (f) ORDINARY COURSE OF BUSINESS. Normandy agrees, until the consummation of our bid, to conduct its business consistent with past practice.

   SECOND DEED OF UNDERTAKING

   If at any time before Normandy is due to make the payment to us required by the first deed of undertaking, there is a challenge before a court or the Takeovers Panel concerning Normandy making the payment: (a) we will not enforce or seek to enforce Normandy's obligation to make the payment (or seek to recover the payment under Normandy's security bond) until the challenge is finally determined; and (b) if, when a challenge to Normandy's making the payment (whether it is brought before or after Normandy has made the payment to us) is finally determined, Normandy is restrained from making the payment (or any part of the payment), or if the making of the payment is determined to be illegal or unlawful (other than for any purpose by a director or officer of Normandy to obtain improper personal financial benefits), then we will not seek to recover the payment (or, if applicable, part of the payment) or damages in lieu of the payment against Normandy or any of its directors or officers, we will not seek to exercise our rights under Normandy's security bond, and, if the challenge was brought after Normandy has made the payment to us, we will refund the payment to Normandy.

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   We will not seek payment or recovery from Normandy, and will refund
Normandy's payment, under the circumstances outlined above as long as Normandy, in consultation with us, takes all necessary actions to vigorously defend against the challenge before the court or the Takeovers Panel, seeks to join us at our cost as a party to any proceeding in which the challenge is made or brought and, at our discretion, initiates all appeal rights from a decision by a court or by the Takeovers Panel which has the effect or result of preventing the payment from being made to us.

   THIRD DEED OF UNDERTAKING

   On December 10, 2001, the parties to the first and second deeds of undertaking agreed to amend the definition of "competing takeover proposal" to clarify that the amendment of the AngloGold bid announced on November 29, 2001 was a "competing takeover proposal," and the reference to Newmont's takeover bid was amended to refer to the takeover bid announced by us on November 14, 2001 as amended by the announcement made by us on December 10, 2001. We also agreed that we will not assert that the filing of any application to the Takeovers Panel by AngloGold prior to December 10, 2001 constituted a breach of any condition to our takeover bid for Normandy.

  14.2 FRANCO-NEVADA LOCK-UP AGREEMENT

   THE FOLLOWING IS A SUMMARY OF MATERIAL TERMS (NOT OTHERWISE DISCUSSED IN THIS OFFER DOCUMENT) OF THE LOCK-UP AGREEMENT, DATED AS OF NOVEMBER 14, 2001, BY AND AMONG US, FRANCO-NEVADA AND FRANCO-NEVADA MINING CORPORATION, INC. (FOR PURPOSES OF THIS SECTION 14.2, FRANCO-NEVADA AND FRANCO-NEVADA MINING CORPORATION, INC. ARE COLLECTIVELY REFERRED TO AS "FRANCO-NEVADA") RELATING TO FRANCO-NEVADA'S 446,100,000 ORDINARY SHARES, WHICH REPRESENT A 19.79% INTEREST IN NORMANDY, CALCULATED ON A FULLY-DILUTED BASIS (REFERRED TO IN THIS SECTION
14.2 AS "FRANCO-NEVADA'S NORMANDY SHARES").

   (a) SALE OF SHARES. Franco-Nevada will not, and will not permit any person over which it exercises influence or control to, contract to sell, sell or otherwise transfer or dispose of Franco-Nevada's Normandy Shares (or any interest, securities convertible into, or derivative of, or any voting rights with respect to, any of those shares), other than (a) with our prior consent or
(b) pursuant to an Acquisition Transaction (defined below) under the circumstances described in this section.

   (b) NON-SOLICITATION. Franco-Nevada may not (and may not permit any of its subsidiaries to), directly or indirectly, through any of its or its subsidiaries' directors, officers, employees, insiders, professional advisors, agents or other authorized representatives: (i) solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or proposals regarding a competing takeover proposal; (ii) participate in any discussions or negotiations regarding any competing takeover proposal; (iii) approve or recommend any competing takeover proposal; or (iv) accept or enter any agreement, arrangement or understanding related to any competing takeover proposal, other than an Acquisition Transaction under the circumstances described in this section. Further, Franco-Nevada shall immediately cease or cause to be terminated any existing discussions or negotiations with any person in respect of a competing proposal and shall not waive or vary any terms or conditions of any confidentiality or standstill agreement that it has with a person considering a competing proposal.

   (c) CALL NOTICE. At any time prior to Franco-Nevada making the payment referred to in (d) below, we have the right to notify Franco-Nevada (to give Franco-Nevada a "call notice") that we require it to sell Franco-Nevada's Normandy shares to us or any entity designated by us (subject to the Treasurer of Australia giving notice that it does not object to such acquisition, which condition relates only to such number of the Franco-Nevada Normandy shares which exceed, in number, 15% of Normandy's issued ordinary shares). The price at which Franco-Nevada's Normandy shares are to be purchased is 0.0385 of a Newmont common share (or of a common share of New Newmont that issues the shares into which the original Newmont Shares are converted or for which they are exchanged in connection with the transactions contemplated by the Arrangement Plan) per Normandy ordinary share.

   (d) NOTICE AND TERMINATION PAYMENT. If another party acquires a relevant interest in at least 50.1% of the ordinary shares of Normandy calculated on a fully diluted basis (an "acquisition transaction"), Franco-

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Nevada may at any time give notice of its intention to tender the shares pursuant to the acquisition transaction. Within four business days following receipt of Franco-Nevada's tender notice, we may deliver a call notice to Franco-Nevada. If we deliver the call notice and acquire Franco-Nevada's Normandy shares under these circumstances, we may not tender those shares into the acquisition transaction that gave rise to Franco-Nevada's entitlement to deliver the tender notice. In addition, for a period of two years from the date of the acquisition transaction, we may not, directly or indirectly, contract to sell, sell or otherwise transfer or dispose of any of Franco-Nevada's Normandy shares (or any interest, securities convertible into or derivative of) or any voting rights with respect to, any of those shares, other than with Franco-Nevada's prior written consent, provided that a transfer to a wholly owned subsidiary or New Newmont that acknowledges that it is bound by the above restrictions will not require such consent.

   If we do not deliver a Call Notice within four business days following the delivery of Franco-Nevada's tender notice, Franco-Nevada must pay us a termination payment of US$20 million, after which time Franco-Nevada must irrevocably tender Franco-Nevada's Normandy shares to the acquisition transaction.

   If, upon the occurrence of the acquisition transaction, Franco-Nevada does not deliver a tender notice to Newmont within 15 days, Franco-Nevada must pay us the US$20 million termination payment on that date. In addition, for two years from the date of the acquisition transaction, Franco-Nevada must not directly or indirectly, contract to sell, sell or otherwise transfer or dispose of any of Franco-Nevada's Normandy shares (or any interest, securities convertible into, or derivative of, or any voting rights with respect to, any of the shares), other than with our prior written consent, provided that a transfer to a wholly owned subsidiary that acknowledges that it is bound by the above restrictions will not require such consent.

   At any time prior to the occurrence of an acquisition transaction as described above, if the number of Franco-Nevada's Normandy shares, together with any other ordinary shares of Normandy tendered to our transaction, equals at least 50.1% of the Normandy shares (calculated on a fully diluted basis), and the conditions to our transaction capable of satisfaction prior to the take-up of Normandy shares have been otherwise satisfied or waived, we may require Franco-Nevada to tender the Franco-Nevada Normandy shares to our transaction.

  14.3 ARRANGEMENT AGREEMENT

   THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS (NOT OTHERWISE DISCUSSED IN THIS OFFER DOCUMENT) OF THE ARRANGEMENT AGREEMENT, DATED NOVEMBER 14, 2001, BY AND BETWEEN US AND FRANCO-NEVADA MINING CORPORATION LIMITED.

   (a) REPRESENTATIONS AND WARRANTIES. The arrangement agreement contains various representations and warranties of Newmont with respect to Newmont and our subsidiaries relating to, among other things: (a) our corporate organization, existence and similar corporate matters; (b) our capitalization;
(c) the authorization, execution, delivery and enforceability of the arrangement agreement; (d) the execution and delivery of the arrangement agreement and consummation of the transaction not conflicting with or resulting in a violation of, or default under, or giving rise to a right of consent, termination or acceleration of any obligation under, or resulting in a lien on their properties or assets under their articles or by-laws, any law, regulation, order, judgment or decree and other agreements and documents, applicable to us; (e) the reports, schedules, forms, statements and other documents filed by us with the SEC, the compliance in all material respects thereof with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the accuracy of the information contained therein; (f) the absence since December 31, 2000 of any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole; (g) the absence of judgments, injunctions, orders or decrees that have the effect of impairing the conduct of the business of Newmont and any of our subsidiaries; (h) our title to our real property interests; (i) our insurance coverage; (j) the absence of litigation that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Newmont and our subsidiaries, taken as a whole; and
(k) compliance with applicable laws.

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   The arrangement agreement also contains various representations and warranties of Franco-Nevada with respect to Franco-Nevada and its subsidiaries relating to, among other things, (a) their corporate organization, existence and similar corporate matters; (b) their capitalization; (c) the authorization, execution, delivery and enforceability of the arrangement agreement; (d) the execution and delivery of the arrangement agreement and consummation of the transaction not conflicting with or resulting in a violation or default under, or giving rise to a right of consent, termination or acceleration of any obligation under, or resulting in a lien on their property or assets under their articles or by-laws, any law, regulation, order, judgment or decree and other agreements and documents; (e) the reports, schedules, forms, statements and other documents filed by Franco-Nevada with Canadian securities regulatory authorities, the compliance in all material respects thereof with the requirements of Canadian securities laws and the accuracy of the information contained therein; (f) the absence since March 31, 2001 of any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on Franco-Nevada and its subsidiaries, taken as a whole; (g) compliance with applicable laws; (h) the absence of judgments, injunctions, orders or decrees that have the effect of impairing the conduct of the business of Franco-Nevada and any of its subsidiaries; (i) the filing of tax returns and the payment of taxes; (j) the title of Franco-Nevada to its real property interests; (k) compliance with environmental laws; (l) ownership of intellectual property; (m) employment matters; (n) pension and employee benefits; (o) completeness and accuracy of financial and corporate books and records; (p) insurance matters; (q) the absence of litigation that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on Franco-Nevada and its subsidiaries, taken as a whole; (r) compliance with mine health and safety legislation; (s) dispositions of assets or property since March 31, 2001; and
(t) there having been no material reduction in reserves or in the aggregate amount of mineralized material since March 31, 2001.

   (b) CONDUCT OF BUSINESS OF FRANCO-NEVADA. Prior to the effective time, unless we otherwise agree in writing, Franco-Nevada is required, and is required to cause each of its subsidiaries, to (i) conduct its business only in, not take any action except in, and maintain its facilities in, the ordinary course of business consistent with past practice, (ii) maintain and preserve its business organization and its material rights and franchises, (iii) retain the services of its officers and key employees, (iv) maintain relationships with customers, suppliers, lessees, joint venture partners, licensees, lessors, licensors and other third parties, and (v) maintain all of its operational assets in their current condition (normal wear and tear excepted) to the end that its goodwill and ongoing business are not impaired in any material respect. Without limiting the generality of the foregoing, Franco-Nevada is required (unless contemplated by the arrangement agreement or we otherwise agree in writing) to:

      (1) not do, permit any of its subsidiaries to do or permit to occur any of the following (directly or indirectly):

          (A) issue, grant, sell, transfer, pledge, lease, dispose of, encumber or agree to issue, grant, sell, pledge, lease, dispose of or encumber:

             (i) any common shares or other securities entitling the holder to rights in respect of the securities or assets of Franco-Nevada or its subsidiaries, other than pursuant to rights to acquire such securities existing at the date of the arrangement agreement, or

             (ii) any property or assets of Franco-Nevada or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

          (B) amend or propose to amend its constitutional documents (including articles or other organizational documents or by-laws);

          (C) declare or make any dividend or other distribution (in cash, securities or other property) in respect of any of its securities;

          (D) redeem, purchase or offer to purchase any securities or enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

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          (E) adjust, split, combine or reclassify its capital stock or merge, consolidate or enter into a joint venture with any person;

          (F) except in accordance with existing executed agreements of purchase and sale, acquire or agree to acquire (by purchase, amalgamation, merger or otherwise) any person or assets that individually exceeds US$5 million or, in the aggregate, exceed US$10 million;

          (G) make, or commit to make, any capital expenditures that, individually exceed US$10 million or, in the aggregate, exceed US$25 million;

          (H) amend or modify, or propose to amend or modify, its shareholder rights plan;

          (I) incur, create, assume, commit to incur, guarantee or otherwise become liable or responsible for indebtedness for borrowed money, other than:

             (i) advances from subsidiaries of Franco-Nevada made in the ordinary course of business consistent with past practice;

             (ii) advances from subsidiaries of Franco-Nevada made to fund expenditures permitted by the arrangement agreement; and

             (iii) pursuant to existing operating lines of credit with third party lenders;

          (J) settle or compromise any suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation involving the possible payment or receipt of amounts that exceed, in the aggregate, US$250,000;

          (K) enter into, adopt or amend any employee benefit plan or employment agreement, except as may be required by applicable law;

          (L) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which Franco-Nevada is a party;

          (M) take any action that could give rise to a right to severance benefits pursuant to any employment, severance, termination, change in control or similar agreements or arrangements;

          (N) adopt or amend, or increase or accelerate the timing, payment or vesting of benefits under or funding of, any bonus, profit sharing compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any current or former employee, director or consultant;

          (O) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

          (P) except as otherwise required by law, make any material tax election, settle or compromise any material tax claim, file any tax return (other than in a manner consistent with past practice) or change any method of tax accounting;

          (Q) take any action to exempt or make not subject to the provisions of any take-over law or other law, which purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than we or our subsidiaries) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (R) make any changes to existing accounting practices, except as the auditors of Franco-Nevada advise in writing are required by applicable law or generally accepted accounting principles, or write up, write down or write off the book value of any assets in amount that, in aggregate, exceed US$500,000 except for depreciation and amortization in accordance with generally accepted accounting principles; or

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          (S) enter into or modify any employment, severance, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, severance or termination pay to, any current or former officers, directors or other employees or consultants;

      (2) use its best efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any other coverage under those policies to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

      (3) not do or permit any action that would, or could reasonably be expected to, render any of its representations or warranties in the arrangement agreement untrue or inaccurate in a manner that would, or could reasonably be expected to, be materially adverse to Franco-Nevada and its subsidiaries, taken as a whole;

      (4) promptly notify us orally and in writing of any change in the ordinary course of its business, operations or properties and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) that, individually is, or in the aggregate are, or could reasonably be expected to be materially adverse to Franco-Nevada and its subsidiaries, taken as a whole;

      (5) not implement any other change in its business, affairs, capitalization or dividend policy that is, or in the aggregate are, or could reasonably be expected to be materially adverse to Franco-Nevada and its subsidiaries, taken as a whole; and

      (6) not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing matters.

   (c) CONDUCT OF BUSINESS AND COVENANTS BY NEWMONT. Prior to the effective time, unless Franco-Nevada otherwise agrees in writing, we are required, and are required to cause each of our subsidiaries to, (i) conduct our business and maintain our facilities in the ordinary course of business consistent with past practice, (ii) maintain and preserve our business organization and our material rights and franchises, (iii) retain the services of our officers and key employees, (iv) maintain relationships with customers, suppliers, lessees, joint venture partners, licensees, lessors, licensors and other third parties, and (v) maintain all of our operational assets in their current condition (normal wear and tear excepted) to the end that our goodwill and ongoing business are not impaired in any material respect. Without limiting the generality of the foregoing, we are required (unless contemplated by the arrangement agreement or Franco-Nevada otherwise agrees in writing) to:

      (1) not, nor permit any of our subsidiaries to, redeem, purchase or offer to purchase any securities of our capital stock, or enter into any agreement, understanding or arrangement with respect to the repurchase of our capital stock (except for transactions among Newmont and our presently existing or future direct or indirect wholly-owned subsidiaries);

      (2) not make any amendment to our certificate of incorporation that changes the fundamental attributes of our common stock;

      (3) not make, declare or pay any dividend (other than quarterly dividends not in excess of US$0.03 per share of our common stock and US$0.8125 per share of preferred stock, with record and payment dates consistent with past practice);

      (4) not adjust, split, combine or reclassify our capital stock or merge or consolidate with any person;

      (5) not incur, create, assume, commit to incur, guarantee or otherwise become liable or responsible for indebtedness for borrowed money that, in the aggregate, exceed US$200 million, except in the ordinary course of business consistent with past practice and other than:

          (i) advances from our subsidiaries made to fund expenditures permitted by the arrangement agreement; and

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          (ii) pursuant to existing operating or replacement lines of credit with third party lenders;

      (6) not do or permit any action that would, or could reasonably be expected to, render any of its representations or warranties in the arrangement agreement untrue or inaccurate in a manner that would, or could reasonably be expected to, be materially adverse to us and our subsidiaries, taken as a whole;

      (7) promptly notify Franco-Nevada orally and in writing of any change in the ordinary course of its business, operations or properties and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) that, individually is, or in the aggregate are, or could reasonably be expected to be, materially adverse to us and our subsidiaries, taken as a whole;

      (8) not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; and

      (9) not implement any other change in its business, affairs, capitalization or divided policy that is, or in the aggregate are, or could reasonably be expected to be, materially adverse to us and our subsidiaries, taken as a whole.

   In addition, we must not (unless we first consult with Franco-Nevada) do, permit any of its subsidiaries to do or permit to occur any of the following (directly or indirectly), except in connection with the transaction and among Newmont and our direct or indirect wholly-owned subsidiaries:

      (1) issue, grant, sell, transfer, pledge, lease, dispose of, encumber or agree to issue, grant, sell, pledge, lease, dispose of or encumber:

          (A) any shares of our common stock or other securities entitling the holder to rights in respect of the securities or assets of Newmont or our subsidiaries, other than pursuant to existing rights to acquire such securities; or

          (B) any property or assets of Newmont or any of our subsidiaries, except in the ordinary course of business consistent with past practice;

      (2) except in accordance with existing executed agreements of purchase and sale, acquire or agree to acquire (by purchase, amalgamation, merger or otherwise) any person or assets that individually exceed US$50 million or, in the aggregate, exceed US$100 million; or

      (3) except as provided in our regular budget, make, or commit to make, any capital expenditures that individually exceeds US$50 million.

   Under the arrangement agreement, we agree to use our best efforts to:

      (1) obtain all orders required from the applicable Canadian securities regulatory authorities to permit the first resale of:

          (A) the exchangeable shares issued pursuant to the arrangement; and

          (B) the Newmont shares issued from time to time upon exchange of the exchangeable shares,

   in each case without qualification with or approval of or the filing of any prospectus (other than in the case of a control person for purposes of Canadian securities laws);

      (2) cause the exchangeable shares to be listed and posted for trading on the TSE by the effective time and to take reasonable steps to maintain such listings for so long as there are exchangeable shares outstanding (other than securities held by Newmont or any of our affiliates);

      (3) take reasonable steps to ensure that Newmont Canada has, at the effective time and for so long as there are exchangeable shares outstanding (other than exchangeable shares held by Newmont or any of our affiliates), a "substantial Canadian presence" within the meaning of subsection 206(1.1) of the Income Tax Act (or "ITA");

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      (4) take reasonable steps to cause the listing and admission to trading on the NYSE of the shares of Newmont common stock to be issued at the effective time and from time to time (i) upon exchange of the exchangeable shares, and (ii) upon the exercise of the Franco-Nevada Options, Franco-Nevada Class B Warrants and Franco-Nevada Class C Warrants; and

      (5) take reasonable steps to ensure that Newmont Canada is, at the effective time and for so long as there are exchangeable shares outstanding (other than exchangeable shares held by Newmont or any of our affiliates), a "taxable Canadian corporation" and not a "mutual fund corporation," each within the meaning of the ITA.

   (d) NON-SOLICITATION. Franco-Nevada has agreed that it will not, and will not permit any of its subsidiaries to, directly or indirectly, through any director, officer, employee, insider, professional advisor, agent or authorized representative or otherwise, take any action that may in any way adversely affect or reduce the successful completion of the transaction. Without limiting the foregoing, Franco-Nevada has agreed that it will not, and will not permit any of its subsidiaries, directly or indirectly, through any of the foregoing, to solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or proposals regarding an alternative transaction, participate in any discussions or negotiations regarding any alternative transaction, approve or recommend any alternative transaction, or accept or enter into any agreement, arrangement or understanding related to any alternative transaction; provided, however, that, subject to Franco-Nevada's obligation to give notice and our right to respond, nothing will prevent the board of directors from (i) complying with its obligations under applicable securities law to prepare and deliver a directors' circular in response to a take-over bid, and (ii) considering, participating in discussions or negotiations and entering into confidentiality agreements and providing information regarding an unsolicited BONA FIDE written acquisition proposal that does not result from a breach of the foregoing and that the board of directors determines by formal resolution in good faith, after consultation with its financial advisors and outside legal counsel, is a superior proposal, but only to the extent that the board of directors has also determined by formal resolution, in good faith after consultation with its outside counsel that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties.

   Franco-Nevada may accept, approve, recommend or enter into an agreement, understanding or arrangement to implement a superior proposal if (i) it has provided us with a copy of the documentation relating to the superior proposal, and (ii) five business days have elapsed from the later of the date we received written notice from the board of directors that it has resolved to accept, approve, recommend or enter into a binding agreement to implement the superior proposal, and the date we received all of the documentation relating to the superior proposal.

   During such five business day period, we will have the right, but not the obligation, to offer to amend the terms of the arrangement agreement. The board of directors will review any offer by us to amend the terms of the arrangement agreement in good faith, in consultation with its financial advisors and outside legal counsel, to determine whether the acquisition proposal to which we are responding would be a superior proposal when assessed against our amended proposal. If the board of directors does not so determine, by formal resolution, it will enter into an amended agreement with us reflecting our amended proposal. If the board of directors determines by formal resolution that the acquisition proposal is nonetheless a superior proposal and Franco-Nevada has made the payment to us described in "Termination and Termination Fees" below, Franco-Nevada may approve, recommend, accept or enter into an agreement, understanding or arrangement to implement the superior proposal, provided that in no event is the board of directors permitted to take any action that may obligate Franco-Nevada or any other person to seek to interfere with the completion of the transactions or impose any "break-up," "hello" or other fees or options or rights to acquire assets or securities, or any other obligations that would survive completion of the transaction, or Franco-Nevada or any of its subsidiaries, property or assets.

   (e) CONDITIONS TO THE TRANSACTION. The obligations of Franco-Nevada and us to consummate the transaction are subject to the satisfaction of certain mutual conditions, including (i) approval of the requisite resolutions by Franco-Nevada shareholders at the Franco-Nevada shareholders' meetings, (ii) approval of the

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arrangement by the Superior Court of Justice of the Province of Ontario (the
"Ontario Supreme Court"), (iii) approval by our shareholders of the issuance of the shares of common stock to complete the arrangement and the acquisition of Normandy, (iv) listing of the shares of common stock of Newmont and the exchangeable shares issuable to Franco-Nevada shareholders pursuant to the arrangement on the NYSE and the TSE, respectively, (v) the acquisition by us and our associates of a "relevant interest" (as defined below) in at least 50.1% of the Normandy shares, calculated on a fully-diluted basis (see "Newmont Bid") and (vi) receipt of all necessary regulatory approvals. As defined in the Australian Corporations Act 2001, a person will have a relevant interest in securities if such person (i) is the holder of the securities, (ii) has the power to exercise, or control the exercise of, the right to vote attached to the securities, or (iii) has the power to dispose of, or control the exercise of a power to dispose of, the securities.

   The obligations of Franco-Nevada to complete the transaction are subject to the satisfaction of certain conditions in its favor, including the representations and warranties of Newmont under the arrangement agreement being true and correct in all material respects and there not having occurred any event, change, effect or development that individually or in the aggregate, has had or is reasonably likely to have, a materially adverse effect on Newmont and our subsidiaries, taken as a whole.

   Our obligations to complete the transaction are subject to the satisfaction of certain conditions in its favor including the representations and warranties of Franco-Nevada under the arrangement agreement being true and correct in all material respects, there not having been delivered and not withdrawn notices of dissent with respect to the requisite Franco-Nevada shareholder resolutions in respect of more than 4,000,000 Franco-Nevada common shares, and there not having occurred any event, change, effect or development that individually or in the aggregate, has had or is reasonably likely to have, a materially adverse effect on Franco-Nevada and its subsidiaries taken as a whole.

   (f) AMENDMENT AND WAIVER. The arrangement agreement, including the plan of arrangement, may be amended by written agreement of the parties at any time before or after the Franco-Nevada shareholder meeting, but not later than the effective date and any such amendment may, subject to applicable law or the interim order of the Ontario Superior Court, without limitation (i) change the time for performance of any of the obligations or acts of the parties, (ii) waive any inaccuracies in or modify any representation contained in the arrangement agreement or any document to be delivered pursuant to the arrangement agreement, (iii) waive compliance with or modify any of the covenants contained in the arrangement agreement or waive or modify performance of any of the obligations of the parties, and/or (iv) waive compliance with or modify any condition precedent contained in the arrangement agreement. If Franco-Nevada or Newmont, as the case may be, proposes any amendment or amendments to the arrangement agreement or the plan of arrangement, the other must consider that amendment and if it and its security holders are not prejudiced by reason of any such amendment, it will cooperate so that that amendment can be effected subject to applicable law and the rights of the security holders.

   Franco-Nevada and we will use all efforts to obtain the approvals of the Ontario Superior Court and the Franco-Nevada shareholders in respect of any amendments to the arrangement agreement, including the plan of arrangement, to the extent required by applicable law.

   (g) TERMINATION AND TERMINATION FEES. The arrangement agreement may be terminated at any time prior to the effective time by mutual written agreement of Franco-Nevada and Newmont, or by either Franco-Nevada or Newmont, subject to the other party's right to cure in certain circumstances, if the conditions to the arrangement have not been waived or satisfied on or before October 31, 2002. Franco-Nevada may terminate the arrangement at any time if our shareholders do not approve all matters necessary to consummate the transaction or if a person other than Newmont or a related entity of Newmont unconditionally acquires not less than 50.1% of the Normandy shares, calculated on a fully diluted basis. Newmont may terminate the arrangement agreement if at any time:

      (A) the Franco-Nevada board of directors (i) does not recommend or withdraws or modifies in a manner adverse to Newmont or refuses to affirm its recommendation of the arrangement, or (ii) approves, recommends, accepts or enters into any agreement, undertaking or arrangement in respect of an alternative transaction;

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      (B) the Franco-Nevada shareholders meeting is cancelled, adjourned or delayed, except as expressly contemplated by the arrangement agreement or agreed to by us in writing;

      (C) the shareholders do not cast (or do not cause to be cast) sufficient votes at the Franco-Nevada shareholders meeting to permit completion of the arrangement; or

      (D) a person other than Newmont or an affiliate of Newmont unconditionally acquires not less than 50.1% of the Normandy shares calculated on a fully diluted basis.

   Provided that we have not failed to perform any covenant required to be performed by us pursuant to the arrangement agreement (or such failure is not materially adverse to Franco-Nevada and its subsidiaries taken as a whole) and no representation or warranty made by us contained in the arrangement agreement is untrue in any material respect, if we exercise our right of termination pursuant to: (a) clauses (A), (B) or (C) above (where, in the case of clause (C), at the time of the Franco-Nevada shareholders meeting a BONA FIDE acquisition proposal that has been made has not been withdrawn), Franco-Nevada will immediately pay to us US$100 million in immediately available funds to an account designated by us; or (b) clause
   (iii) above, where, at the time of the Franco-Nevada shareholders meeting, a BONA FIDE acquisition proposal that has been made has been withdrawn or no such proposal has been made, Franco-Nevada will immediately pay to us US$20 million in immediately available funds to an account designated by us. In addition, with respect to paragraph (b), if, at any time within 12 months after the date of such payment, Franco-Nevada approves, recommends, accepts, enters into or consummates an acquisition proposal, Franco-Nevada will pay to us US$80 million in immediately available funds to an account designated by us upon consummation of that acquisition proposal. Franco-Nevada will not be obligated to make payments exceeding US$100 million pursuant to the foregoing provisions.

   If (i) the Franco-Nevada shareholders approve the transaction and our shareholders do not approve the transaction, (ii) Franco-Nevada has not failed to perform any covenant required to be performed by it pursuant to the arrangement agreement (or such failure is not materially adverse to Franco-Nevada and its subsidiaries or Newmont and our subsidiaries, in each case taken as a whole), (iii) no representation or warranty made by Franco-Nevada is untrue in any material respect, and (iv) Franco-Nevada exercises its right to terminate the arrangement agreement, we will pay to Franco-Nevada US$10 million in immediately available funds to an account designated by Franco-Nevada, for its out-of-pocket expenses.

  14.4 OTHER AGREEMENTS

   CHAMPION DE CRESPIGNY ESCROW AGREEMENT

   In connection with Mr. Champion de Crespigny's proposed appointment to the board of directors of Newmont, it has been proposed that Mr. Champion de Crespigny will be requested to agree to a voluntary escrow of Newmont CDIs which are issued to him under the offer for a maximum period of two years from the issue date.

   Mr. Champion de Crespigny disclosed in Normandy's target statement in response to the AngloGold bid that he and his associates held 71,076,161 ordinary shares of Normandy.

   SCHULICH AND LASSONDE LOCK-UP AND ESCROW AGREEMENTS

   Seymour Schulich, Chairman of the Board and Co-Chief Executive Officer of Franco-Nevada, and his affiliates own 10,200,492 common shares of Franco-Nevada and Pierre Lassonde, President and Co-Chief Executive Officer of Franco-Nevada, and his affiliates own 3,651,167 common shares of Franco-Nevada (and Franco-Nevada Options to purchase 667,200 common shares), representing, in the aggregate, approximately [8.7]% of the common shares of Franco-Nevada issued and outstanding. Pursuant to lock-up agreements entered into by Mssrs. Schulich and Lassonde, each of Mr. Schulich and Mr. Lassonde has agreed that all of his common shares of Franco-Nevada will be voted in favor of the plan of arrangement and that he will not vote any of such

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common shares in favor of any alternative transaction. Each of Mr. Schulich and
Mr. Lassonde irrevocably agreed that he would not, and would not permit any person over which he exercises influence or control to, contract to sell, sell or otherwise transfer or dispose of any of his common shares of Franco-Nevada (or any interest, securities convertible into or any voting rights with respect to any of his common shares of Franco-Nevada), other than pursuant to the arrangement or with Newmont's prior written consent. The lock-up Agreements further provide that each of Mr. Schulich and Mr. Lassonde:

   (a) will not permit any person over which he exercises influence or control, directly or indirectly (including, if applicable, through its directors, officers, employees, insiders, professional advisors, agents or other authorized representatives) to take any action that may in any way adversely affect or reduce the likelihood of the successful completion of the plan of arrangement; and

   (b) will not (and will not permit any of its subsidiaries to), directly or indirectly, through any of its or its subsidiaries' directors, officers, employees, insiders, professional advisors, agents or other authorized representatives:

      (i) solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or proposals regarding an alternative transaction;

     (ii) participate in any discussions or negotiations regarding any alternative transaction;

   (iii)  approve or recommend any alternative transaction; or

     (iv) accept or enter any agreement, arrangement or understanding related to any alternative transaction.

   Pursuant to the escrow agreements entered into by Mssrs. Schulich and Lassonde, each of Mr. Schulich and Mr. Lassonde has deposited or agreed to deposit in escrow the certificate(s) representing the common shares of Franco-Nevada referred to in the lock-up agreements (and, in the case of Mr. Lassonde, the certificate(s) representing common shares of Franco-Nevada issued upon exercise of his Franco-Nevada stock options). The common shares of Franco-Nevada deposited in escrow will be released, subject to accelerated release in certain events, three months following the termination of the escrow agreements and the exchangeable shares received in exchange therefor will be released as to 42.8% on the first anniversary of the effective date of the plan of arrangement, and as to 28.6% on each of the second and third anniversaries of such effective date.

  14.5 CERTAIN RELATIONSHIPS

  JOINT VENTURE BETWEEN NEWMONT AND NORMANDY

   Newmont and Normandy each have a 50% interest in the Pajingo joint venture as successors to a joint venture agreement between Posgold Operations Pty Ltd and Battle Mountain (Australia) Inc. Under the joint venture agreement, Normandy manages mine operations and exploration. For these services, Normandy receives a management fee of approximately A$1.2 million per annum from Newmont.

  NEWMONT PROPERTIES SUBJECT TO FRANCO-NEVADA ROYALTIES

   Newmont owns and in some cases actively conducts operations on a number of properties in Nevada which are subject to the payment of a production royalty to Franco-Nevada. The following properties are currently producing and provided Franco-Nevada with the royalty payment indicated over the period of October 1, 2000 through September 30, 2001:

  . The Deepstar Mine, for which Franco-Nevada received US$579,795 in payments based on a variable royalty of 5.75%-6% NSR.

  . The Deep Post Mine, for which Franco-Nevada receives a variable royalty of 5.5%-6% NSR. The BLLS 5-0 Stockpile is subject to a royalty of 4.62% NSR. The combined royalty from Deep Post and BLLS 5-0 Stockpile production was US$867,737.

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  .  The Maggie Creek claims, for which Franco-Nevada received US$154,872 in payments based on a variable royalty of 3.072%-4.9% NSR.

  . The Good Hope patents and Nevada King claims, for which Franco-Nevada received US$14,739 in payments based on a royalty of 8% NSR.

   Non-producing properties owned by Newmont that are subject to Franco-Nevada royalties include: the Barr claims (2% NSR), Carlin Valley claims and adjacent lands (3.6% NSR), Chicago claims (5% NSR), Golden Boy claims (3% NSR), Joe and Don claims (5% NSR), London claims (5% NSR), a part of the Lone Tree Mine (1%
NSR), Micron claims (3% NSR), and Getchell Section 13 lands (2% NSR). Effective December 4, 2001, Newmont and Getchell Gold Corporation entered into an agreement under which Newmont will process a 150,000 ton ore stockpile, which is subject to a 2% NSR royalty in favor of Franco-Nevada. In addition, Franco-Nevada has 0.5%-4% NSR interest covering parts of Newmont's Holloway camp in Ontario, Canada, currently non-producing, pursuant to which arrangements Franco-Nevada receives annual advanced royalty payments of $25,000.

15 ADDITIONAL INFORMATION

  15.1 SECURITY STRUCTURE OF NORMANDY

   To our knowledge, as at November 30, 2001, Normandy has on issue the following securities:

  .  2,232,768,401 ordinary shares of Normandy; and

  .  21,544,057 Normandy options.

   Franco-Nevada and one of its subsidiaries, which together own 446,100,000 ordinary shares of Normandy, representing 19.79% of the ordinary shares of Normandy, calculated on a fully-diluted basis, have granted to us the right, exercisable at our discretion, to acquire their block of ordinary shares of Normandy at the exchange ratio of our bid for Normandy. Consequently, immediately before the lodgment of this offer document with ASIC on December 20, 2001, we had a relevant interest in 446,100,000 ordinary shares of Normandy. Details of that relevant interest are set out in section 14.2. Delta Acquisition LLC is an associate of Newmont, and thus has voting power in the 446,100,000 Normandy shares. Subject thereto, we did not have a relevant interest in any other ordinary shares of Normandy or Normandy options at that time.

   Our voting power in Normandy is 19.99% (represented by the 446,100,000 ordinary shares of Normandy referred to above) as at the date of this offer document and immediately before the offer will be sent to Normandy shareholders.

  15.2 NORMANDY OPTIONS

   As at November 30, 2001, there were 21,544,057 Normandy options, convertible into 21,597,982 shares, all of which were issued pursuant to the Normandy Executive Share Incentive Plan or the Employee Share Bonus Plan. The offer extends to all ordinary shares of Normandy which are issued prior to the end of the offer period as a result of Normandy options being exercised.

   If at the end of the offer period there are Normandy options which have not been exercised, then, subject to us being permitted to do so under the Corporations Act, we intend to seek to acquire compulsorily, under the provisions of the Corporations Act, any Normandy options which have not been exercised.

  15.3 NORMANDY SECURITIES COVERED BY BID

   Offers will be made under the Australian offer document to all holders of Normandy shares other than those who at the offer date have registered addresses recorded in the Normandy register of members in either the United States or Canada.

   Offers will also extend to Normandy shares which are issued during the period commencing on the offer date and ending at the end of the offer period as a result of the exercise of Normandy options in accordance with their terms.

   Offers will be made under the United States offer document to holders of Normandy shares who, at the offer date, have registered addresses recorded in Normandy's register of members in either the United States or Canada.

   Details of the structure of the offers are provided in section 5.

  15.4 SOURCES OF CONSIDERATION

      (a) Cash Consideration

   The consideration for the acquisition of the Normandy shares to which the offers relate will be satisfied in part by the payment of cash.

   Assuming that all Normandy options are exercised prior to the commencement of or during the offer period, and acceptances are received in respect of such Normandy shares, the total amount of cash that we may become obliged to pay to offerees under the offers is approximately A$902,000,000.

   The cash consideration for the offers referred to above and funds to satisfy our other obligations relating to the offers will be provided under a loan facility which Delta Acquisition LLC has entered into with Newmont (the "Delta Facility"). Delta Acquisition LLC is an indirect wholly owned subsidiary of Newmont. The terms of the Delta Facility are set out in a letter of offer from Newmont dated December 18, 2001 which has been accepted by Delta Acquisition LLC. The terms of the Delta Facility are as follows:

  .  the amount of the Delta Facility is A$902,000,000;

  . the funds provided under the Delta Facility are for the purpose of acquiring the Normandy shares under the offer and paying transaction costs associated with the offer;

  . the basic terms (such as events of default and interest payable) of the Delta Facility are identical to the terms of the Revolving Credit Facilities described below;

  .  the Delta Facility is unsecured; and

  . there are no conditions precedent which need to be satisfied by Delta Acquisition LLC to draw-down under the Delta Facility.

The funds which are to be advanced by Newmont under the Delta Facility will be provided under banking facilities (the "Revolving Credit Facilities") which Newmont has entered into with the Chase Manhattan Bank, as agent. The terms of the Revolving Credit Facilities are set out in two agreements, dated as of October 10, 2001. The terms of the Revolving Credit Facilities are as follows:

  . The amount of the Revolving Credit Facility is US$600,000,000 (US$400,000,000 under the 5 year revolving credit facility and US$200,000,000 under a 364 Day Facility).

  . The funds provided under the Revolving Credit Facilities are for general corporate purposes.

  . Interest rates under the facility are variable, can be fixed for up to six months at Newmont's option and are subject to adjustment if changes in Newmont's long term credit rating occur.

  . The Revolving Credit Facilities are unsecured. Under the terms of the Revolving Credit Facilities, there is a negative pledge of the assets of Newmont as well as two financial covenants: Net debt/capitalization may not exceed 62.5% and the ratio of Net debt/EBITDA may not exceed 4.0 to
     1.0. There are also limitations on Newmont undergoing fundamental business changes and incurring liens.

  . There are no conditions precedent that need to be satisfied by Newmont for it to draw-down under the Revolving Credit Facilities.

  . The events of default are customary events of default for facilities of this nature, including failure to make repayments of principal and interest, failure to comply with covenants and insolvency proceedings.

  . The representations and warranties to be given on draw-down are the usual form of representations and warranties, such as valid incorporation and the absence of default.

  .  The Revolving Credit Facilities are undrawn.

   (b) Shares

   We have agreed to issue or procure the issue of sufficient shares of our common stock to satisfy the consideration payable to Normandy shareholders.

  15.5 PURCHASES DURING PREVIOUS FOUR MONTHS

   We acquired a relevant interest in 446,100,000 Normandy Shares on November 14, 2001. Further details of this acquisition are set out in section 14.2 of this offer document.

   Subject to the foregoing, neither we nor any of our associates has provided, or agreed to provide, consideration for Normandy shares under a purchase or agreement made during four months before the date of the offers.

  15.6 BENEFITS TO NORMANDY SHAREHOLDERS

   Except to the extent and as referred to elsewhere in this offer document, neither we nor any of our associates has, during the period of four months before the date of the offers, given or offered to give or agreed to give a benefit to another person which was likely to induce the other person, or an associate of the person to:

   (a) accept an offer; or

   (b) dispose of any Normandy shares,

and the benefit is not offered to holders of Normandy shares under the offers.

  15.7 MARKET PRICE AND DIVIDEND DATA

   Newmont common stock is listed on the NYSE under the symbol "NEM", Normandy ordinary shares are listed on the ASX under the symbol "NDY", Normandy ADRs are listed on the TSE under the symbol "NDY", and Franco-Nevada's common shares are listed in the TSE under the symbol "FN". The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low last reported closing prices per share of each company's security as reported and the per share cash dividends declared for such securities.

                                  NEWMONT                    NORMANDY
                               COMMON STOCK               ORDINARY SHARES
                        --------------------------- ---------------------------
CALENDAR YEAR             HIGH     LOW    DIVIDENDS  HIGH   LOW     DIVIDENDS
-------------           -------- -------- --------- ------ ------ -------------
1999:
First quarter.......... US$20.63 US$16.63  US$0.03  A$1.55 A$1.26       A$0.025
Second quarter.........    26.06    16.75     0.03    1.51   0.96 (50% franked)
Third quarter..........    27.81    16.44     0.03    1.40   0.99         0.035
Fourth quarter.........    29.75    20.56     0.03    1.41   1.03 (50% franked)

2000:
First quarter..........    25.06    19.38     0.03    1.11   0.84         0.025
Second quarter.........    27.75    21.19     0.03    0.94   0.83 (42% franked)
Third quarter..........    21.50    16.38     0.03    1.10   0.89         0.035
Fourth quarter.........    18.19    13.00     0.03    1.03   0.89 (44% franked)

2001:
First quarter..........    18.85    14.09     0.03    0.99   0.88         0.025
Second quarter.........    24.05    15.38     0.03    1.24   0.88 (44% franked)
Third quarter..........    23.90    18.24     0.03    1.38   1.04   (cancelled)
Fourth quarter (through
  December 19, 2001)...    24.83    18.90     0.03    1.84   1.31

                                NORMANDY                FRANCO-NEVADA
                                  ADRS                  COMMON SHARES
-                       ------------------------- -------------------------
CALENDAR YEAR            HIGH     LOW   DIVIDENDS  HIGH     LOW   DIVIDENDS
-------------           ------- ------- --------- ------- ------- ---------
1999:
First quarter.......... C$14.75 C$11.75 US$0.1323 C$31.00 C$23.05  C$0.21
Second quarter.........   14.25   10.00        --   29.95   21.50      --
Third quarter..........   14.20   10.00    0.1945   35.75   19.75      --
Fourth quarter.........   14.00   10.00        --   32.75   22.15      --

2000:
First quarter..........   10.75    7.25    0.1276   23.20   13.40    0.30
Second quarter.........    8.50    7.00        --   20.50   14.20      --
Third quarter..........    9.25    7.90    0.1575   17.20   13.95      --
Fourth quarter.........    8.80    7.25        --   18.70   12.40      --

2001:
First quarter..........    8.00    7.25    0.1029   19.30   15.25    0.35
Second quarter.........   10.00    7.00        --   22.00   15.50      --
Third quarter..........   10.93    8.40             23.05   19.01      --
Fourth quarter (through
  December 19, 2001)...   14.65   10.00        --   24.67   21.00      --


   On December 7, 2001, which was the last trading day in the United States prior to our announcement of our intention to commence this offer, the closing price of our common stock was US$20.02 per share, the closing price of Normandy ordinary shares was A$1.69 per share, the closing price of Normandy ADRs was C$13.45 per share and the closing price of Franco-Nevada common shares was C$22.99 per share. On . , 2001, the most recent practicable date prior to the mailing of this document to you, the closing price of Newmont common stock was US$. per share, the closing price of Normandy ordinary shares was A$. per share, the closing price of Normandy ADRs was C$. per share and the closing price of Franco-Nevada common shares was C$. per share.

   We encourage you to obtain current market quotations for Newmont common stock, Normandy ordinary shares, Normandy ADRs and Franco-Nevada common shares.

   Newmont intends to file an application with the NYSE to list on the exchange the shares of Newmont common stock that Normandy and Franco-Nevada shareholders receive in the transactions. Newmont intends to file an application with the ASX to list on the exchange the Newmont CDIs that Normandy shareholders receive in the bid.

   On November 15, 2001, the board of directors of Newmont declared a dividend on Newmont common stock of $0.03 per share, payable on December 21, 2001 to holders of record on December 10, 2001.

   In the arrangement agreement, Newmont agreed that, until the plan of arrangement was completed or the arrangement agreement was terminated, Newmont would not make, declare or pay any dividends or distributions on any share of Newmont common stock, except for regular quarterly dividends of $0.03 per share.

   In the arrangement agreement, Franco-Nevada agreed that, until the plan of arrangement is completed or the arrangement agreement is terminated, Franco-Nevada would not make, declare or pay any dividends or distributions on Franco-Nevada common shares.

  15.8 SELECTED EXCHANGE RATE DATA

   In this offer document, currency amounts are expressed in U.S. dollars, Canadian dollars or Australian dollars. The following tables set forth, for the periods indicated, the period-end, average, high and low noon buying rates as reported by the Federal Reserve Bank of New York for Australian dollars per US$1.00, and Canadian dollars per US$1.00, based on the noon buying rate expressed in U.S. dollars per Australian dollar or US dollars per Canadian dollars, as the case may be.

                                     PERIOD-END AVERAGE
                                      RATE (1)  RATE (2)   HIGH     LOW
                                     ---------- -------- -------- --------
RECENT MONTHLY DATA
AUSTRALIAN DOLLAR/U.S. DOLLAR (3)
December 2001 (through December 19).  A$1.9486  A$1.9354 A$1.9486 A$1.9227
November 2001.......................    1.9220    1.9361   1.9701   1.9168
October 2001........................    1.9881    1.9833   2.0313   1.9459
September 2001......................    2.0218    1.9952   2.0657   1.9120
August 2001.........................    1.8950    1.9062   1.9596   1.8650
July 2001...........................    1.9685    1.9650   1.9810   1.9372
June 2001...........................    1.9608    1.9305   1.9755   1.8954
May 2001............................    1.9732    1.9234   1.9732   1.8904
April 2001..........................    1.9623    1.9936   2.0713   1.9312
March 2001..........................    2.0488    1.9877   2.0488   1.8896
February 2001.......................    1.9055    1.8734   1.9183   1.8051
January 2001........................    1.8248    1.8012   1.8409   1.7507

INTERIM PERIOD DATA
AUSTRALIAN DOLLAR/U.S. DOLLAR (3)
Nine Months ended September 30, 2001  A$2.0218  A$1.9272 A$2.0713 A$1.7507

ANNUAL DATA
AUSTRALIAN DOLLAR/U.S. DOLLAR (2)
2000................................  A$1.7986  A$1.7197 A$1.9562 A$1.4954
1999................................    1.5244    1.5494   1.6184   1.4899
1998................................    1.6332    1.5896   1.8018   1.4560
1997................................    1.5349    1.3446   1.5408   1.2534
1996................................    1.2588    1.2775   1.3665   1.2225

RECENT MONTHLY DATA
CANADIAN DOLLAR/U.S. DOLLAR
December 2001 (through December 19).  C$1.5743  C$1.5719 C$1.5787 C$1.5635
November 2001.......................    1.5717    1.5922   1.6023   1.5717
October 2001........................    1.5905    1.5717   1.5905   1.5582
September 2001......................    1.5797    1.5686   1.5797   1.5535
August 2001.........................    1.5478    1.5399   1.5490   1.5275
July 2001...........................    1.5310    1.5308   1.5450   1.5102
June 2001...........................    1.5175    1.5245   1.5347   1.5142
May 2001............................    1.5461    1.5411   1.5541   1.5310
April 2001..........................    1.5360    1.5578   1.5790   1.5360
March 2001..........................    1.5784    1.5587   1.5784   1.5388
February 2001.......................    1.5320    1.5216   1.5399   1.4933
January 2001........................    1.4995    1.5032   1.5162   1.4944

INTERIM PERIOD DATA
CANADIAN DOLLAR/U.S. DOLLAR
Nine Months ended September 30, 2001  C$1.5797  C$1.5378 C$1.5797 C$1.4933

ANNUAL DATA
CANADIAN DOLLAR/US DOLLARS (2)
2000................................  C$1.4995  C$1.4855 C$1.5600 C$1.4350
1999................................    1.4440    1.4858   1.5302   1.4440
1998................................    1.5375    1.4836   1.5770   1.4075
1997................................    1.4288    1.3850   1.4398   1.3357
1996................................    1.3697    1.3638   1.3822   1.3310

--------
(1) The period-end rate is the noon buying rate on the last business day of the applicable period.
(2) The average of the noon buying rates for Australian dollars or Canadian dollars, as the case may be, is calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York, over the relevant period.
(3) Originally published by the Federal Reserve Bank of New York as U.S. dollar/Australian dollar and presented above as Australian dollar/U.S. dollar.

  15.9 DISSENTER'S OR APPRAISAL RIGHTS

   There are no dissenter's or appraisal rights available to Normandy shareholders or Normandy ADS holders. This means that you will not have the right to contest the fairness of the consideration that you will receive under the offer.

   In addition, we will become entitled to compulsorily acquire the remaining, outstanding ordinary shares of Normandy (including shares represented by Normandy ADSs) in accordance with the provisions of the Corporations Act for the same consideration as under the offer in circumstances in which we have become entitled to 90% or more of all ordinary shares of Normandy (including shares represented by Normandy ADSs) under the offer. You may have a right to object to that process. If we do not exercise that right of compulsory acquisition (which we intend to do), then those Normandy shareholders whose ordinary shares of Normandy (including shares represented by Normandy ADSs) have not been acquired pursuant to the offer will have the right under the Corporations Act to oblige us to acquire their ordinary shares of Normandy or Normandy ADSs for the same consideration as under the offer.

  15.10 ACCOUNTING TREATMENT

   Under U.S. GAAP, we will account for the acquisition of Normandy and Franco-Nevada using the purchase method of accounting.

  15.11 MODIFICATIONS TO THE CORPORATIONS ACT

   We have been granted various modifications to, and exemptions from, the Corporations Act by ASIC, the effect of which is:

   (a) to clarify that holders of ordinary shares of Normandy who are located in the United States or Canada can only receive our common stock, not Newmont CDIs, and the holders of ordinary shares of Normandy in Australia or elsewhere can only receive Newmont CDIs under the offer;

   (b) to clarify that "foreign holders" for the purposes of subsection 619(3) does not include holders in the United States or Canada;

   (c) to allow us to include, as a condition to the offer, that Newmont shareholders approve the issue of our common stock under the offer;

   (d) to allow the bidder's statement to incorporate by reference the preliminary registration statement relating to the offer made to Normandy shareholders who are located in the United States and Canada;

   (e) to clarify that ADSs will be taken to be in the same class as ordinary shares of Normandy which they represent;

   (f) to allow us to include in the bidder's statement certain statements based on announcements lodged by Stillwater Mining Company, Echo Bay Mines Limited, Gold Fields of South Africa Limited, Barrick Gold Corporation, Homestake Mining Company, Placer Dome Incorporated, Franco-Nevada Mining Corporation and Aber Diamond Corporation with certain securities exchanges without obtaining a specific consent from those companies;

   (g) to allow the offer document to be distributed to Normandy's U.S. and Canadian shareholders and ADS holders by pre-paid ordinary post or courier originating in the United States;

   (h) to provide a procedure, further details of which are set out in the bidder's statement, for the bidder's statement, the preliminary registration statement and the registration statement to be approved by us;

   (i) to allow us at the time we lodge the bidder's statement to lodge with ASIC the draft registration statement, provided that the bidder's statement and the preliminary registration statement must be dated the date they are lodged with the SEC;

   (j) to require the bidder's statement to contain a summarized disclosure of additional information which is contained in the preliminary registration statement and to facilitate Normandy shareholders who require either a copy of the preliminary registration statement or the final registration statement to be provided a copy, free of charge, during the offer period;

   (k) to require us to lodge with ASIC the U.S. registration statement which is declared effective by the SEC in relation to the offer of our common stock to U.S. and Canadian shareholders of Normandy and to provide disclosure to Normandy shareholders of any variations between that document and the preliminary registration statement;

   (l) to implement a procedure in relation to lodgement, service and dispatch of the registration statement relating to the offer of our common stock to U.S. and Canadian shareholders of Normandy at a different time from the time when the bidder's statement is lodged with ASIC, served on Normandy and dispatched to Normandy shareholders, other than those located in the United States and Canada;

   (m) to allow the offer under the bidder's statement to vary from the offer made to U.S. and Canadian shareholders under the registration statement in a number of respects; including in relation to the date of the offers and the procedure for ADS holders to accept the offers; and

   (n) to approve the appointment of JPMorgan Securities Australia Limited ACN 003 245 234 as the nominee for the purposes of section 619(3) of the Corporations Act.

   Copies of the ASIC instruments granting exemptions and modifications in relation to the offer are available from ASIC and will be provided free of charge by us to any Normandy shareholder who requests a copy during the offer period.

  15.12 STATEMENTS FROM FRANCO-NEVADA

   On December 11, 2001, in a release to the TSE, the President and Co-Chief Executive Officer of Franco-Nevada said, in relation to the offer to be made by Newmont that:

      "AS A SHAREHOLDER, DIRECTOR AND OFFICER OF FRANCO-NEVADA, I AM COMMITTED TO THIS TRANSACTION. IT HAS THE FULL APPROVAL OF OUR BOARD AND OUR KEY SHAREHOLDERS. WE HAVE COMPLETE CONFIDENCE THAT THE SHAREHOLDERS OF FRANCO-NEVADA, WHO HAVE OVERWHELMINGLY ENDORSED THE OTHER INITIATIVES PROPOSED BY THE FRANCO-NEVADA BOARD OVER THE PAST 18 YEARS, WILL SHOW SIMILAR SUPPORT. BASED ON OUR CONVERSATIONS WITH SHAREHOLDERS OF NEWMONT, NORMANDY AND FRANCO-NEVADA, WE BELIEVE THEIR SUPPORT OF THIS TRANSACTION IS VERY SOLID."

  15.13 TAKEOVER PANEL PROCEEDINGS

   AngloGold made an application to the Takeovers Panel for certain orders in relation to our proposed bid for Normandy, on the basis that we may give Franco-Nevada and its shareholders benefits, which are not offered to other Normandy shareholders, arising out of the agreements which are referred to in section 14.

   On December 12, 2001, the Takeovers Panel announced that it had declined AngloGold's application for a declaration of unacceptable circumstance in relation to our proposed bid for Normandy.

   On December 13, 2001, AngloGold lodged an application for review of the Takeover Panel's decision. As at the date of this offer document, the application for review had not been determined.

  15.14 DELTA ACQUISITION LLC APPROVAL OF BIDDER'S STATEMENT

   Delta Acquisition LLC is a limited liability company organized in Delaware. It is wholly owned by Delta Holdco Corp., which is a wholly owned subsidiary of Newmont.

   Unlike a company incorporated in Australia, Delta does not have directors. Rather, Delta Holdco Corp. is its sole member and it has the power to manage Delta's affairs.

   Mr. Wayne Murdy, the President and Chief Executive Officer of Newmont, is also the President and Chief Executive Officer of Delta Holdco Corp., and he has delegated authority, in that capacity, to act on behalf of Delta Holdco Corp. in managing the affairs of Delta Acquisition LLC.

   Delta Holdco Corp. has also delegated the management of the affairs of Delta Acquisition LLC to each of the following executives of Newmont: Mr. Bruce D. Hansen, Senior Vice-President and Chief Financial Officer, Mr. Britt Banks, Vice President, General Counsel and Secretary, Ms. Linda Wheeler, Vice-President and Controller and Mr. Donald Karras, Vice-President, Tax.

   No other person has authority to manage the affairs of Delta Acquisition LLC.

   Each person mentioned above has been involved in the preparation of the bidder's statement and the registration statement, which has been lodged with the SEC, and they take responsibility for it.

   The bidder's statement and the registration statement have been approved by a unanimous resolution of:

    . Mr. Murdy, with delegated authority to act on behalf of Delta Holdco Corp.; and

    . Messrs. Hansen, Banks and Karras and Ms. Wheeler with delegated authority, as set out above.

   Mr. Murdy has been authorized by Delta Holdco Corp. and Messrs, Hansen, Banks and Karras and Ms. Wheeler to sign the bidder's statement on behalf of Delta Acquisition LLC.

  15.15 EXPIRATION DATE

   No ordinary shares of Newmont or Newmont CDIs will be issued on the basis of this offer document more than 13 months after the date of this offer document.

  15.16 APPROVAL OF BIDDER'S STATEMENT

   The bidder's statement was approved by a unanimous resolution of the authorized officers of Delta Acquisition LLC.

  15.17 DISCLOSURE OF FEES, BENEFITS AND INTERESTS

   Aside from:

   (a) the fees paid to Delta Acquisition LLC and our directors, described below;

   (b) the interest of Mr. Champion de Crespigny in the Pajingo Joint Venture disclosed in section 14.5; and

   (c) the indemnity each director and officer is given by Newmont and New Newmont under their respective by-laws and certificates of incorporation against any liability, costs and expenses incurred by the director or officer in his capacity as director or officer of Newmont or New Newmont, as the case may be, to the extent permitted by law.

   No one has paid or agreed to pay any fees, or provided or agreed to provide any benefit to:

   (a) a director or proposed director of Delta Acquisition LLC or Newmont to induce that person to become or to qualify as a director of Delta Acquisition LLC or Newmont;

(b) a director or proposed director of Delta Acquisition LLC or Newmont for services provided by that person in connection with:

   (i) the formation or promotion of Delta Acquisition LLC or Newmont; or

  (ii) the offer of Newmont CDIs under the offer.

   Directors who are neither officers nor employees of Newmont or any of our subsidiaries are entitled to receive US$25,000 per annum for serving as directors. All directors are entitled to receive an attendance fee of US$1,000 per meeting of the board of directors. Each director who is neither an officer nor an employee of Newmont or any of its subsidiaries is entitled to receive an attendance fee of US$750 per meeting of a committee of which he is a member and US$1,000 per meeting in the case of the Chairman of the committee.

   In addition, pursuant to our 2000 Non-Employee Directors Stock Plan directors who are neither officers nor employees of Newmont or any of our subsidiaries receive the equivalent of US$25,000 of shares of our common stock annually on the first business day following their election or re-election at our annual meeting, unless the director elects not to receive such a stock award.

   If a person who is neither an officer nor employee of Newmont or any of our subsidiaries becomes a director in any calendar year after the date of our annual meeting held in that calendar year, that person will receive the equivalent of US$25,000 of shares of our common stock on the first business day following that person's election as a director of Newmont, unless that person elects not to receive such a stock award.

   Shares awarded under the Directors Stock Plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the director until the earliest of (i) the expiration of five years after the date of receipt of those shares by the director, (ii) the date the director ceases to be a director by reason of death or disability or (iii) the later of (a) the date the director ceases to be a director for any reason other than death or disability or (b) the expiration of six months after the date of receipt of those shares by the director. However, a director may sell, transfer or assign shares awarded under the Directors Stock Plan to, or instruct us to issue such shares directly to, a member of the director's immediate family or a trust or certain other entities solely for the benefit of, or owned by, the director or any such immediate family members.

   Each director who is neither an officer nor employee of Newmont or any of our subsidiaries is entitled to elect to receive stock options under the Directors Stock Plan in place of his or her annual cash retainer. A director who makes such an election receives options shortly following the regular May and November board of directors meetings to purchase a number of shares of our common stock determined by dividing US$12,500 by the fair market value of our common stock on the option grant date and multiplying the result by three. Each such director may also elect to receive stock options under the Directors Stock Plan in place of the annual stock award described in the preceding paragraph. A director who makes such an election receives options shortly following the regular board of directors meeting occurring in May to purchase three times the number of shares of our common stock that would have comprised the director's stock award if no such election had been made. The options described in this paragraph have an exercise price equal to the fair market value of the our common stock on the grant date of the option. No options were granted in 2000.

   In addition to the standard compensation arrangement described above, Robert
J. Miller also received compensation pursuant to a consulting agreement entered into between Newmont International Services Limited, a wholly owned subsidiary of Newmont ("Newmont International"), and Mr. Miller. The consulting agreement provides that Mr. Miller advises Newmont International on federal governmental affairs issues relating to Newmont International's interests and mining operations (and those of its affiliates) within the United States and consult with members of Congress, various governmental agencies and the Administration as requested by Newmont International from time to time. For these services, Mr. Miller received a fee of US$120,000 in 2000.

   Our retirement policy for directors provides that no director may stand for re-election to the board of directors after reaching age 72. All employee directors retire from the board of directors when they retire from employment with Newmont. The board of directors at its discretion may, in unusual circumstances, and for a limited period, ask a member of the board of directors to stand for re-election after the prescribed retirement date. On retirement from the board of directors at any time after attaining age 65, a director who was serving on the board of directors on 27 January 1999 and who is not entitled to a pension under our Pension Plan (i.e., a director who has not been an officer or employee of Newmont or any of our subsidiaries) and who has served for at least ten consecutive years as a director of Newmont is entitled to be paid an annual sum of US$25,000 and an amount equal to the yearly fee paid to him in his capacity as a director during his final year of service on the board of directors of Newmont, in each case, for life.

   No person has paid or agreed to pay any amount and no person has given or agreed to give any benefit to any person named in this offer document as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this offer document, for services provided by that person in connection with the formation or promotion of Delta Acquisition LLC or the offer of Newmont CDIs other than as set out below.

  15.18 SUPPLEMENTARY STATEMENT

   We will issue a supplementary statement if we become aware before the date the Newmont CDIs are quoted, that:

   (a) a material statement in this offer document is false or misleading;

   (b) there is a material omission from this offer document;

   (c) there has been a significant change affecting a matter in this offer document; or

   (d) a significant new matter has arisen and it would have been required to be included in this offer document had it arisen before the date of this offer document,

  that is material to a holder of Normandy shares or Normandy ADSs.

  15.19 CAPITAL RAISING

   We have not raised any capital for the three months before the date of this offer document and will not need to raise any capital for 3 months after the date of this offer document.

  15.20 OTHER MATERIAL INFORMATION

   There is no other information that:

   (a) is material to the making of a decision by a holder of Normandy shares whether to accept an offer; and

   (b) is known to Delta Acquisition LLC; and

   (c) does not relate to the value of Newmont's common stock, other than:

      (i) as set out or referred to elsewhere in this offer document; or

     (ii) as set out or referred to below; or

    (iii) information which it would be unreasonable to require Delta Acquisition LLC to disclose because the information has previously been disclosed to the holders of Normandy shares.

  15.21 EXPERTS

   The audited financial statements of Newmont Mining Corporation as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000 incorporated by reference in this offer document and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements of Franco-Nevada Mining Corporation Limited as of March 31, 2001 and 2000 and for each of the three years ended March 31, 2001 as contained in Annex C of this offer document and elsewhere in the registration statement have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                                         ANNEX A--NEWMONT FINANCIAL INFORMATION

   This Annex A contains:

   (i) Newmont Form 8-K, filed on May 9, 2001

  (ii) Newmont Form 10-Q for the Quarterly Period ended September 30, 2001, filed on October 29, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                  MAY 9, 2001

                          NEWMONT MINING CORPORATION
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


            DELAWARE                       1-1153             13-2526632
   (STATE OR OTHER JURISDICTION)    (COMMISSION FILE NO.) (I.R.S. EMPLOYER OF
       OF INCORPORATION)                                  IDENTIFICATION NO.)

                  1700 LINCOLN STREET, DENVER, COLORADO 80203
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (303) 863-7414

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS

   Newmont Mining Corporation ("Newmont") is filing a copy of its restated consolidated financial statements for the years ended December 31, 2000, 1999 and 1998, together with the report thereon of Arthur Andersen LLP and with the related "Management's Discussion and Analysis of Consolidated Results of Operations and Financial Condition". The restatement gives effect to the merger between Newmont and Battle Mountain Gold Company, which occurred on January 10, 2001 and which was accounted for as a pooling of interests.

   This information was included, supplementally, in Newmont's Annual Report on Form 10-K for the year ended December 31, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   The following provides information that management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of Newmont and its subsidiaries (collectively, Newmont). The discussion should be read in conjunction with the consolidated financial statements and accompanying Notes below. The consolidated financial statements give effect to the merger with Battle Mountain Gold Company described in Note 1 that is being accounted for as a pooling of interests.

SUMMARY

   Newmont recorded a net loss to common shares before the cumulative effect of a change in accounting principle of $89.8 million ($0.47 per share) for the year ended December 31, 2000, compared with net losses of $102.0 million ($0.53 per share) and $608.6 million ($3.32 per share) for 1999 and 1998, respectively. After accounting changes for revenue recognition in 2000 and for start-up costs in 1998, net losses to common shares were $102.3 million ($0.53 per share) and $641.5 million ($3.50 per share), respectively, with the cumulative effect of such changes totaling $12.6 million ($0.06 per share) and $32.9 million ($0.18 per share), respectively, net of tax and minority interest.

   Results for 2000 included after-tax noncash charges of $44.4 million ($0.23 per share) for asset write-downs primarily on Battle Mountain properties, $27.4 million ($0.14 per share) for expenses associated with an acquisition settlement, $23.9 million ($0.12 per share) for losses on Lihir securities, $12.4 million ($0.06 per share) for amortization of put option premiums and $4.0 million ($0.02 per share) for foreign currency exchange losses. Also included were after-tax charges of $6.9 million ($0.04 per share) for merger expenses and a noncash unrealized mark-to-market gain on call option contracts of $17.4 million ($0.09 per share).

   For 1999, results included after-tax noncash charges for impairment of the equity investment in Lihir of $46.8 million ($0.24 per share, also net of minority interest), for asset write-downs of $38.3 million ($0.20 per share), for an unrealized mark-to-market loss on call options of $29.1 million ($0.15 per share), for amortization of put option premiums of $12.0 million ($0.06 per share), partially offset by gains from the sale of exploration properties of $13.6 million ($0.07 per share) and by foreign currency exchange gains of $5.3 million ($0.03 per share).

   Results in 1998 included after-tax noncash charges of $529.6 million ($2.89 per share) for the write-down of assets, $90.0 million ($0.49 per share) for impairment of the equity investment in Lihir and $8.1 million ($0.04) for foreign currency exchange losses.

   As a largely unhedged company, Newmont's realized gold price of $281, $284 and $307 per equity ounce sold in 2000, 1999 and 1998, respectively, closely tracked the declining spot market price. In this environment, Newmont's focus has been to maximize cash flow through cost efficiencies and disciplined capital spending to achieve debt reduction. Newmont's Gold Medal Performance, a company-wide employee-driven effort to systematically reduce costs and improve productivity and cash flow by implementing best practices, drives this focus and in 2001 will be extended to each Battle Mountain operation. Since 1998, total cash costs of production were reduced $9 to $170 an ounce and total production costs declined $22 to $229 an ounce. Cash flow from operating activities increased to $567.8 million in 2000, from $451.2 million in each of 1999 and 1998. Long-term debt was reduced to $1,199.8 million at December 31, 2000, from $1,246.8 million at December 31, 1999.

   Gold sold in 2000 increased to 5.73 million equity ounces from 4.95 million equity ounces in each of 1999 and 1998. Production in 2001 is expected to be approximately 5.4 million equity ounces at a total cash cost of approximately $180 per ounce.

   Gold reserves at December 31, 2000 totaled 66.3 million contained equity ounces compared with 66.5 million ounces at December 31, 1999. Reserve calculations for 2000 were based on a long-term price assumption of $300 per ounce versus $325 in 1999, with the exception of the Phoenix development project in Nevada where reserves were calculated using $250 per ounce. A long-term gold price of $275 per ounce could lower reserves approximately 7%, while a $325 per ounce price could increase reserves approximately 4%.

   In 2000, copper production was 293 million equity pounds at Batu Hijau. Cash costs of production in 2000 were $0.57 per equity pound, after gold sales credits, and the average realized price was $0.82 per pound. Construction of the mine was completed during the fourth quarter of 1999, with production of
27.5 million pounds in December 1999. Copper production in 2001 is expected to be between 300 million and 340 million equity pounds. With proven and probable reserves of 10 billion contained pounds of copper (5.6 billion equity pounds) and 11.7 million contained ounces of gold (6.6 million equity ounces), Batu Hijau has a projected mine life in excess of 20 years.

BATTLE MOUNTAIN MERGER

   On January 10, 2001, Newmont completed a merger with Battle Mountain Gold Company pursuant to an agreement and plan of merger, dated June 21, 2000, under which each share of common stock of Battle Mountain and each exchangeable share of Battle Mountain Canada Ltd. (a wholly-owned subsidiary of Battle Mountain) was converted into the right to receive 0.105 share of NMC, or approximately
24.1 million shares. Newmont also exchanged 2.3 million shares of newly issued $3.25 convertible preferred stock for all outstanding shares of Battle Mountain $3.25 convertible preferred stock. The merger is being accounted for as a pooling of interests, and as such, consolidated financial statements will include Battle Mountain's financial data as if Battle Mountain had always been part of Newmont.

   Battle Mountain has operations in Canada and Bolivia, the Phoenix project in Nevada, an interest in a joint venture operation in Australia and an investment in the Lihir mine in Papua New Guinea. Initial synergies of $20 million to $25 million annually, pre-tax, are expected from consolidation of administrative and exploration staffs, purchasing economies and application of Gold Medal Performance. The Phoenix project adds to Newmont's domestic reserve base and will provide an opportunity for additional synergies in future years from utilization of existing nearby processing facilities.

MARKET CONDITIONS AND RISKS

  METAL PRICE

   Changes in the market price of gold significantly affect Newmont's profitability and cash flow. Gold prices can fluctuate widely due to numerous factors, such as demand; forward selling by producers; central bank sales, purchases and lending; investor sentiment and production levels. Based on estimates of 2001 production and expenses, a $10-per-ounce change in the gold price would result in an increase or decrease of approximately $50 million in cash flow from operations and approximately $30 million (about $0.15 per share) in net income excluding unrealized mark-to-market gains or losses on call option contracts. Changes in the market price of copper also affect Newmont's profitability and cash flow from its equity investment in Batu Hijau. Copper is traded on established international exchanges and copper prices generally reflect market supply and demand, but can also be influenced by speculative trading in the commodity or by currency exchange rates. Based on estimates of 2001 production and expenses, a $0.10-per-pound change in the copper price would result in an increase or decrease in net income of approximately $20 million (about $0.10 per share).

   Newmont has generally sold its gold production at market prices; however, it had forward sales contracts (1) for 125 thousand ounces in each of 2000, 1999 and 1998 from its Minahasa mine in Indonesia at an average price of $454 per ounce and (2) for 34 thousand ounces in 2000 from its Golden Giant operations at an average price of $316 per ounce.

   Following a decline in spot market prices to $253 per ounce in July 1999, Newmont entered into two put and call option contracts to provide a measure of price protection. As described in Note 10, Newmont purchased near-term put option contracts for 2.85 million ounces of gold, with a strike price of $270 per ounce. This purchase was paid for by selling call option contracts for 2.35 million ounces, with strike prices between $350 and $392 per ounce, expiring in 2004 through 2009. Gold subject to call option contracts represents approximately 4% of proven and probable gold reserves at December 31, 2000. The call options are marked to market at each quarter-end and the resulting gains or losses may fluctuate significantly, primarily depending upon gold market prices and volatility.

   Newmont is not required to place collateral with respect to its commodity instruments and there are no margin calls associated with such contracts. Credit risk is minimized by dealing only with major financial institutions/counterparties.

   At December 31, 2000 the following commodity instruments were outstanding:

                                                               OUNCES    FAIR VALUE
                                                              --------- -------------
                                                                        (IN MILLIONS)
Combination, matched put and call options, expiring 2001-2004   285,819    $  2.7
Flat forward sales contracts, 2001-2004......................    95,319       2.0
Written call option contracts (liability), expiring 2004-2009 2,350,000     (55.6)

   A $1.00 increase in the gold price would result in a $0.59 and $0.98 per ounce decrease in the fair value of the combination options contracts and flat forward contracts, respectively, and a $0.42 per ounce increase in the fair value of the liability associated with call option contracts as of December 31, 2000, assuming all other factors are constant.

FOREIGN CURRENCY

   In addition to the U.S., Newmont operates in Canada, Peru, Bolivia, Uzbekistan and Indonesia and has an interest in a joint venture in Australia. Gold produced at these operations is sold in the international markets for U.S. dollars. The cost and debt structures at these operations are primarily U.S. dollar-denominated, except for Canadian and Australian operations where such structures are primarily denominated in local currencies. To the extent there are fluctuations in local currency exchange rates against the U.S. dollar, the devaluation of a local currency is generally economically neutral or beneficial to the operation since local salaries and supply contracts will decrease against the U.S. dollar revenue stream. Foreign currency exchange rate losses related to Canadian and Australian operations were $6.1 million and $12.4 million in 2000 and 1998, respectively, and gains were $8.2 million in 1999.

   Indonesia has experienced significant fluctuations in its currency, the rupiah. The functional currency for Newmont's Indonesian projects is the U.S. dollar; however, certain receivables, primarily refunds of Value Added Tax, are rupiah-denominated. During 2000, 1999 and 1998, $3.9 million, $2.6 million and $3.6 million, respectively, were expensed for exchange rate adjustments.

INTEREST RATES

   At December 31, 2000, Newmont's long-term debt of $1,199.8 million included $296.1 million of variable-rate debt with an average interest rate of 7.1%, and fixed-rate debt of $903.7 million, with an average interest rate of 7.4% and an estimated fair value of $907.5 million. Newmont's public debt has an investment-grade credit rating from both Moody's Investors Service (Baa3) and Standard & Poor's Ratings Services (BBB).

RESULTS OF OPERATIONS

                                                                 TOTAL CASH COST PER
                                         EQUITY OZS. SOLD (000)      EQUITY OZ.
                                        ------------------------ -------------------
                                         2000     1999    1998    2000   1999  1998
                                        -------  ------- ------- ----   ----   ----
North American operations:
   Nevada operations................... 3,047.9  2,498.7 2,806.4 $203   $211   $209
   Mesquite, California................   130.3    164.6   154.0  221    167    176
   La Herradura, Mexico................    50.5     40.2    12.9  131    159    115
   Golden Giant, Canada................   406.6    356.0   365.9  151    145    122
   Holloway, Canada....................    83.4     92.7    80.3  204    198    216
South American operations:
   Yanacocha, Peru.....................   901.2    850.3   685.9   88    103     95
   Kori Kollo, Bolivia.................   247.7    256.1   295.3  204    190    165
Zarafshan-Newmont, Uzbekistan..........   251.4    271.5   187.3  129    161    207
Vera/Nancy, Australia..................   112.1     65.9    47.2   98    124    136
Minahasa, Indonesia....................   354.2    343.9   261.0  133    103    127
Batu Hijau, Indonesia..................   178.4      6.3     n/a  n/a    n/a    n/a
Other..................................      --       --    58.1  n/a    n/a    253
   Less prepaid forward ozs. Delivered.   (35.9)      --      --
                                        -------  ------- -------
       Total/Weighted average.......... 5,727.8  4,946.2 4,954.3 $170   $173   $179
                                        =======  ======= =======

   Total cash costs include charges for mining ore and waste associated with current period gold production, processing ore through milling and leaching facilities, production taxes, royalties and other cash costs.

NORTH AMERICAN OPERATIONS

   Newmont's Nevada operations (along the Carlin Trend near Elko and in the Winnemucca region, where Twin Creeks and the Lone Tree Complex are located) include production from nine open-pit and four underground mines. Oxide ores are processed by milling or heap leaching, depending upon ore grade. The Carlin roaster and Winnemucca region autoclaves process higher-grade refractory ores. The Lone Tree flotation plant processes lower-grade refractory ores. A developed linear program is utilized to determine the best mix of ores for each processing plant to maximize recoveries and economic returns.

   Nevada production of 3.0 million ounces in 2000 was 22% higher than in 1999, reflecting one million more ore tons from its Deep Post open pit mine. Approximately 200 million tons of material were mined from surface open pits in 2000, down 10% and 27% from 1999 and 1998, respectively. Refractory ore treatment facilities, with higher processing costs than oxide ore mills, generated 68% of Nevada's production in 2000, increasing from 54% and 42% in 1999 and 1998, respectively. Nonetheless, total cash costs decreased to $203 per ounce in 2000, primarily from processing higher-grade Deep Post ore. With the depletion of the Deep Post surface deposit, production in 2001 is estimated between 2.5 million and 2.7 million ounces. As a result of lower production and higher energy costs, and with gold from refractory ores comprising approximately 70% of Nevada's 2001 production, total cash costs per ounce are expected to increase to approximately $225 per ounce.

   Production from the Deep Post underground mine is expected to commence in the second quarter of 2001. While permitting and metallurgical work will continue on the Phoenix project, no capital will be allocated for mine construction during 2001 under the current market gold price environment.

   Gold production at the Mesquite heap-leach mine in southern California decreased 21% to 130.3 thousand ounces in 2000 with 8% less ore placed on the leach pads and lower recovery rates. Total cash costs per ounce increased 32% to $221 per ounce. Production in 2001, the final year of mining, is expected to decline to approximately 80 thousand ounces, with total cash costs of approximately $200 per ounce. As discussed below, $14.8 million of Mesquite's assets were written off in 2000 as a result of continued low gold prices.

   At La Herradura, a 44%-owned joint venture with Minera Penoles, S.A. de C.V., the operator of the heap-leach operation in Sonora, Mexico, Newmont's equity share of 2000 production totaled 50.5 thousand ounces at a total cash cost of $131 per ounce. Production in 2001 is expected at approximately 60 thousand equity ounces at a total cash cost of $160 per ounce.

   Production sold from the Golden Giant underground mine in Ontario, Canada was 407 thousand ounces at a total cash cost of $151 per ounce compared with 356 thousand at $145 per ounce and 366 thousand ounces at $122 per ounce in 1999 and 1998, respectively. The mine has experienced lower average ore grades over the past three years and in 2001, production is expected to be approximately 300 thousand ounces at $180 per ounce.

   The Holloway underground mine in Ontario, Canada is an 84.65%-owned joint venture with Teddy Bear Valley Mines. In 2000, sales totaled 83 thousand equity ounces at a total cash cost of $204 per ounce and is expected to increase to approximately 110 thousand equity ounces at $215 per ounce in 2001.

OVERSEAS OPERATIONS

   Minera Yanacocha in Peru, a 51.35%-owned joint venture with Compania de Minas Buenaventura, S.A.A., includes four open pit mines, three leach pads and two gold recovery plants. In 2000, Yanacocha achieved record production of 1.76 million ounces (901 thousand equity ounces), a 6% increase from 1999 and 31% more than in 1998. Total cash costs of $88 per ounce, are comparatively low because of low waste-to-ore ratios and porous ore that yields high gold recoveries without crushing prior to heap leaching.

   Production at Yanacocha has grown annually through the discovery and development of reserves and increased mining and processing capacity. During 2000, approximately 132 million tons of material were mined (83 million ore tons and 49 million waste tons), a 25% increase from 1999 and 89% more tonnage than in 1998. In late 1999, Yanacocha terminated its contract mining agreement and improved productivity and efficiency by conducting mine operations with its own employees. In 2001, production is expected to exceed 2 million ounces (1 million equity ounces) with the start-up of the La Quinua mine. Total cash costs are expected to increase to approximately $110 per ounce as processing of La Quinua ore will require crushing and agglomeration before heap leaching.

   As described in Note 15, Newmont acquired an additional 13.35% interest in Minera Yanacocha in 1997. The acquisition was contested by a former partner, but resolved in Newmont's favor in 1998 with a decision of the Peruvian Supreme Court. In spite of this final decision, the former partner filed with the International Centre for Settlement of Investment Disputes a request for arbitration against the Republic of Peru, alleging that the Peruvian courts had wrongfully deprived it of its shares in Yanacocha. In late 2000, this long-standing dispute was settled among all parties. Newmont issued 2.6 million shares of NMC common stock, with a value of $40 million, in conjunction with the settlement and all pending litigation and arbitration claims, including claims against the government of Peru, were dismissed. Resolution of this matter permitted a unitization of regional properties into Minera Yanacocha in late 2000. These properties were formerly held separately by Newmont and Buenaventura. The unitization will permit a more synergistic approach to development and operation of all properties in the Yanacocha region.

   The Kori Kollo open-pit mine in Bolivia is held by Empresa Minera Inti Raymi S.A., in which Newmont has an 88% interest and Zeland Mines, S.A. has a 12% interest. Production sold in 2000 was 248 thousand equity ounces, down from 256 thousand and 295 thousand ounces in 1999 and 1998, respectively, reflecting lower average ore grades. Total cash costs increased to $204 per ounce. For 2001, production is expected at approximately 245 thousand equity ounces with cash costs of $230 per ounce.

   The Zarafshan-Newmont Joint Venture, in the Central Asian Republic of Uzbekistan, is a 50/50 joint venture between Newmont and two Uzbekistan governmental entities. Zarafshan-Newmont produces gold by crushing and heap leaching low-grade oxide ore from existing stockpiles at the government-owned Muruntau mine. Gold production in 2000 totaled 502.8 thousand ounces (251.4 thousand equity ounces) compared with 542.9 thousand ounces (271.5 thousand equity ounces) in 1999 and 374.6 thousand ounces (187.3 thousand equity ounces) in 1998. Total cash costs per ounce decreased to $129 per ounce from $161 in 1999 and from $207 in 1998. Production in 2001 is expected to be approximately 400 thousand ounces (200 thousand equity ounces), reflecting varying grades associated with ore placements throughout the year and lower recoveries, with total cash costs increasing to approximately $160 per ounce primarily as a result of lower production. Leach pad expansion construction is underway following the signing of an amended ore supply agreement under which the joint venture will purchase 150 million metric tons of ore from the Uzbek government at an average grade of 1.44 grams per metric ton. This agreement extends the operation's life to at least 2013.

   At Vera/Nancy, a 50%-owned joint venture with Normandy Mining Limited, the operator of the underground mine in Queensland, Australia, Newmont's equity share of 2000 production totaled 112 thousand ounces at a total cash cost of $98 per ounce. Increased production from 1999 and 1998 resulted from completion of a mill expansion project in 1999. Production is 2001 is expected at approximately 125 thousand equity ounces with cash costs of $100 per ounce.

   At Minahasa, in Indonesia, where Newmont has an 80% interest but receives 100% of the gold production until recouping the bulk of its investment including interest, production rose to 354.2 thousand ounces. Higher total cash costs of $133 per ounce primarily reflected expenses for community development activities and from plant disruptions caused by small protestor group demonstrations for intermittent periods during the second and third quarters of 2000. Production in 2001 is expected at approximately 320 thousand ounces, with total cash costs of approximately $135 per ounce.

   The Batu Hijau copper/gold mine in Indonesia completed its first full year of production following start-up in the fourth quarter of 1999. Newmont holds an indirect 45% equity interest in the mine, but receives 56.25% of production until recouping the bulk of its investment. Production in 2000 totaled 520.8 million pounds of copper (292.9 million equity pounds) and 320.1 thousand ounces of gold (180.1 thousand equity ounces). In 1999, production totaled 52.6 million pounds of copper (29.6 million equity pounds) and 28.7 thousand ounces of gold (16.1 thousand equity ounces). Concentrate sales in 2000 included 294.2 million equity pounds of copper and 178.4 thousand equity ounces of gold. In 1999, sales totaled 10.2 million equity pounds of copper and 6.3 thousand equity ounces of gold. Total cash costs, after gold sales credits, of $0.57 per pound in 2000 compared to $0.82 per pound in 1999. Production in 2001 is expected at between 550 million to 600 million pounds of copper (300 million to 340 million equity pounds) and between 400 thousand and 440 thousand ounces of gold (225 thousand to 250 thousand equity ounces). Total cash production costs are expected to be approximately $0.45 per pound, after gold sales credits.

FINANCIAL RESULTS

   Consolidated sales include 100% of Yanacocha and Kori Kollo production and Newmont's ownership share of production elsewhere, except for Batu Hijau, which is accounted for as an equity investment. Variances in sales revenue are illustrated in the following table:

                                          2000     1999     1998
                                        -------- -------- --------
Consolidated sales (in millions)....... $1,809.5 $1,627.1 $1,730.5
Consolidated production ozs. sold (000)  6,437.0  5,780.3  5,644.4
Average price received per ounce....... $    281 $    284 $    307
Average market price received per ounce $    279 $    280 $    294

                                                                2000 VS 1999 1999 VS 1998
                                                                ------------ ------------
Increase (decrease) in consolidated sales due to (in millions):
   Consolidated production.....................................    $191.2      $  33.6
   Average gold price received.................................      (8.8)      (137.0)
                                                                   ------      -------
       Total...................................................    $182.4      $(103.4)
                                                                   ======      =======

   Realized gold prices higher than average market gold prices resulted from sales under commodity hedging instruments of 3% of equity production in 2000, 5% in 1999 and 15% in 1998.

   Dividends, interest and other for 2000 included interest income of $10.5 million, down from $15.4 million and $18.5 million in 1999 and 1998, respectively, reflecting lower interest rates and cash balances during the year. Also included were a foreign currency exchange loss of $6.1 million, a gain of $8.2 million and a loss of $12.4 million in 2000, 1999 and 1998, respectively. In 1999, $21 million was included for the sale of two exploration properties and in 1998, $8.3 million was included for recoveries from business interruption insurance related to processing facilities in Nevada.

   Costs applicable to sales include total cash costs and provisions for estimated final reclamation expenses related to consolidated production. The increase in costs, primarily related to higher production levels at Nevada, was partially offset by cost-reduction efforts at all locations.

                                           2000     1999    1998
                                         --------  ------  ------
Costs applicable to sales (in millions):
   North American operations:
       Nevada operations................ $  625.6  $534.1  $599.9
       Mesquite.........................     29.4    27.5    27.9
       La Herradura.....................      6.8     6.4     1.5
       Golden Giant.....................     62.1    55.7    46.2
       Holloway.........................     19.5    19.7    17.2
   South American operations:
       Yanacocha........................    160.4   183.8   136.5
       Kori Kollo.......................     67.1    68.1    71.9
   Vera/Nancy...........................     11.6     8.4     6.7
   Zarafshan-Newmont....................     33.0    44.1    39.0
   Minahasa.............................     53.3    36.1    33.8
   Other................................     (1.6)   (2.2)    7.6
                                         --------  ------  ------
          Total......................... $1,067.2  $981.7  $988.2
                                         ========  ======  ======

   Certain mining costs associated with deposits that have diverse grade and waste-to-ore ratios over the mine life are capitalized. In 2000, 1999 and 1998, such costs were capitalized for certain deposits at the Nevada operations ($25 million in both 2000 and 1999 and $29.5 million in 1998) and at Minahasa ($3.6 million in 1998). These costs are charged to operating expenses as the related gold is sold. Reduced mining rates led to lower capitalized mining costs in 1999 and 2000. During 2000, all previously capitalized mining costs associated with the mined-out Deep Post surface deposit were fully amortized.

   Depreciation, depletion and amortization increased in 2000 primarily as a result of increased gold production in Nevada and Yanacocha. The decrease in 1999 primarily resulted from the 1998 asset write-down described below. In 2001, such expense is expected to be approximately $330 million.

                                                         2000   1999   1998
                                                        ------ ------ ------
Depreciation, depletion and amortization (in millions):
   North American operations:
       Nevada operations............................... $160.6 $123.8 $174.0
       Mesquite........................................    9.9    7.0   19.1
       La Herradura....................................    3.2    2.0    0.6
       Golden Giant....................................   26.5   23.2   24.1
       Holloway........................................   10.9   12.2    9.0
   South American operations:
       Yanacocha.......................................   73.1   66.8   59.6
       Kori Kollo......................................   24.0   25.6   40.8
   Vera/Nancy..........................................    4.4    2.8    1.5
   Zarafshan-Newmont...................................   13.4   11.2   11.3
   Minahasa............................................   25.0   23.0   20.1
   Other...............................................    8.4    6.2    8.6
                                                        ------ ------ ------
          Total........................................ $359.5 $303.8 $368.7
                                                        ====== ====== ======

   Exploration and research expenses in 2000 were $77.4 million, compared with $74.2 million in 1999 and $93.1 million in 1998. In 2001, these expenses are targeted at approximately $65 million. However, such expenses will be re-evaluated throughout 2001 depending on gold market prices and opportunities.

   Interest expense, net of amounts capitalized was $94.6 million, $77.7 million and $96.6 million in 2000, 1999 and 1998, respectively. Net interest expense in 2000 increased because of lower capitalized interest for Newmont's investment in Batu Hijau. In 2001, interest expense is expected to increase about 6%.

   Expenses for acquisition settlement of $42.2 million in 2000 related to the resolution of a dispute regarding Newmont's purchase of an additional 13.35% interest in Minera Yanacocha as described in Note 15 and in the "Overseas Operations" section above.

   Write-down of assets in 2000 of $58.4 million pre-tax related to Holloway ($30.8 million), Mesquite ($14.8 million), Kori Kollo ($5.6 million), the Mezcala property in Mexico ($6.5 million) and to inventory at the Battle Mountain Complex ($0.7 million). As described in Note 16, asset impairments represent carrying value in excess of fair value, with fair value determined using discounted future cash flow analyses. Such cash flows are based on estimated recoverable ounces, future production and capital costs and gold price assumptions. For 2000, gold price assumptions were $285 per ounce in 2001 and $300 per ounce thereafter. The Holloway write-down reduced fixed assets by $30.8 million. The Mesquite write-down reduced leach pad inventory by $9.7 million, capitalized mining by $1.4 million and fixed assets by $3.7 million. The Kori Kollo write-down reduced inventory by $4.9 million and fixed assets by $0.7 million. The write-downs had no impact on the scope of the these operations and will reduce future pre-tax Costs applicable to sales by $16.0 million and Depreciation, depletion and amortization by $35.2 million based on remaining production as of December 31, 2000, with no impact on future cash flows. The acquisition cost of the Mezcala property was written off as no future cash flows from the property were anticipated as of December 31, 2000.

   In 1999, Battle Mountain's Crown Jewel project in Washington was written-off ($35.9 million) and Nevada stockpile inventories were written down ($3.5 million). The Crown Jewel write-down related to mine development costs and represented the remaining carrying value as a result of permitting uncertainties arising from a January 2000 decision from the Washington Pollution Control Hearings Board that reversed its water rights permits and vacated its Clean Water Act certification.

   In 1998, the asset write-down of $719.8 million ($529.6 million, net of tax) was based on average gold price estimates of $300 per ounce in 1999 and 2000, $325 in 2001, and $350 thereafter. The 1998 write down related to Property, plant and mine development ($625.0 million), Inventories ($80.0 million) and Other long-term assets ($14.8 million). The write-down included $587.6 million for Nevada operations, $49.9 million for Kori Kollo, $40.3 million for Crown Jewel, $13.4 million for acquisition costs related to certain exploration properties, $10.8 million for Reona at the Battle Mountain Complex in Nevada and $17.8 million for other investments (including $7.2 million at Mesquite). The 1998 write-down had no impact on the scope of ongoing operations and reduced future pre-tax Costs applicable to sales by $185 million and Depreciation, depletion and amortization by approximately $520 million based on remaining production as of December 31, 1998, with no impact on future cash flows.

   Other expenses in 2000, 1999 and 1998 included $12.3 million, $7.9 million and $9.5 million, respectively, for environmental obligations associated with former mining activities. The year 2000 also included $13.2 million to increase the remediation liability for San Luis, Colorado and $10.0 million for costs associated with a mercury spill at Yanacocha, both described below. In 1999, $9.5 million was included for San Luis and $5.4 million for costs associated with terminating the contract mining agreement at Yanacocha. In the first quarter of 2001, merger and restructuring expenses, including transaction costs, exploration office closures and overall staff reductions, are expected to total approximately $50 million pre-tax.

   Loss on marketable securities of Lihir reflected a noncash write down of $23.9 million as of December 31, 2000, resulting from an other than temporary decline in market value based on the length of time and the extent to which such value had been less than cost basis. As described in Note 1, Lihir Gold operates a gold mine in Papua New Guinea and prior to 2000 the investment was accounted for on an equity basis.

   A noncash Unrealized mark-to-market gain on call options in 2000 of $26.8 million ($17.4 million, net of tax) and loss in 1999 of $44.8 million ($29.1 million, net of tax) reflected the change in fair value of the contracts as of the end of each period. A decrease in fair value represents an unrealized loss to the counterparty holding these contracts and a corresponding unrealized gain to Newmont. The change in fair value primarily resulted from volatility in the gold spot market during the respective periods. Over the life of the contracts, these net gains or losses will be restored to income.

   Income tax expense of $1.2 million in 2000, with an effective tax rate of 6%, included benefits of tax depletion and a reduction in deferred tax liabilities associated with undistributed earnings of foreign subsidiaries, partially offset by an increase in the valuation allowance related to deferred tax assets. In 1999, income tax expense was $21.8 million, with an effective tax rate of 37%. The $167.0 million income tax benefit in 1998 was primarily attributable to the asset write-down.

   Equity loss and impairment of affiliates included $9.9 million, $10.7 million and $9.2 related to start-up losses at Batu Hijau in 2000, 1999 and 1998, respectively, which commenced production in the fourth quarter of 1999. Also included were impairments for the equity investment in Lihir Gold of $76.2 million and $90.0 million in 1999 and 1998, respectively.

   Effective January 1, 2000, Newmont changed its method of accounting, in accordance with the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, to recognize revenue when third-party refined gold is delivered to the customer rather than upon the completion of the production process, or when gold was poured into dore at the mine. As discussed in Note 19, the cumulative effect of the accounting change was a $12.6 million charge to net income, net of tax and minority interest, and included $3.2 million for Minahasa, $2.2 million for Yanacocha, $1.6 million for Zarafshan-Newmont and $1.4 million for Nevada, $3.9 million for Canada, $0.2 million for Kori Kollo and $0.1 million for Vera/Nancy.

   Effective January 1, 1998, Newmont adopted the American Institute of Certified Public Accountants Statement of Position 98-5 requiring that certain start-up costs be expensed rather than capitalized. As discussed in Note 19, such costs incurred and capitalized prior to January 1, 1998 were expensed. The cumulative effect of the accounting change was $32.9 million, net of tax and minority interest, and included approximately $18 million for Batu Hijau and $11 million for Nevada operations.

LIQUIDITY AND CAPITAL RESOURCES

   For the year 2000, cash flow from operating activities of $567.8 million and repayments from joint ventures and affiliates of $21.6 million funded capital expenditures of $420.9 million, advances to Batu Hijau of $100.4 million, net debt repayments of $36.6 million and dividends of $27.6 million. Newmont expects to generate approximately 10% to 15% less cash from operations in 2001 (with gold price realizations comparable to 2000) as a result of lower combined production, anticipated 5% to 7% higher cash costs and merger/restructuring expenses. These cash flows are expected to sufficiently fund planned capital expenditures, dividends and consolidated debt reduction.

INVESTING ACTIVITIES

  BATU HIJAU

   As discussed above and in Note 5, Newmont has an indirect 45% interest in the Batu Hijau mine in Indonesia and its partner, an affiliate of Sumitomo Corporation, has an indirect 35% interest. Because Newmont and Sumitomo carried the interest of the 20% Indonesian partner, Newmont recognizes 56.25% of Batu Hijau's income until recouping the bulk of its investment. At December 31, 2000 and 1999, Newmont's investment in Batu Hijau was $527.6 million and $438.3 million, respectively.

   During 2000, Newmont advanced $100.4 million to Batu Hijau, but expects no further contributions in 2001. Third-party project loans of $1.0 billion were fully utilized as of December 31, 2000. These loans were guaranteed by Newmont and Sumitomo, 56.25% and 43.75%, respectively, until project completion tests were met in October 2000 when the loans became non-recourse. Newmont and Sumitomo have a contingent obligation to provide a $125 million support facility on a pro-rata basis, if required. Debt repayments of $43.5 million semi-annually will commence in May 2001.

  CAPITAL EXPENDITURES

   Capital expenditures increased in 2000 from 1999 and 1998 primarily for expansion of the Yanacocha mine, the unitization of Peruvian properties and the development of the Deep Post underground mine in Nevada.

                                         2000   1999   1998
                                        ------ ------ ------
Capital expenditures (in millions):
North American operations:
   Nevada operations................... $ 90.6 $ 65.0 $103.3
   Mesquite............................    4.2    1.2    6.7
   La Herradura........................    6.5    5.2    9.7
   Golden Giant........................   14.9    9.7    8.7
   Holloway............................    5.5    3.9    3.6
South American operations:
   Yanacocha (100%)....................  276.9  126.3   82.5
   Kori Kollo..........................    7.8    7.0    3.3
Vera/Nancy.............................    4.9   10.2    8.2
Zarafshan-Newmont......................    4.3    3.2    0.9
Minahasa...............................    2.2   10.8    6.4
Other projects and capitalized interest    3.1   27.7   29.2
                                        ------ ------ ------
       Total........................... $420.9 $270.2 $262.5
                                        ====== ====== ======

   In 2000, capital expenditures in Nevada included deferred mine development ($27.5 million, primarily for the Deep Post underground mine), capitalized mining costs ($25.0 million), development of the Phoenix project ($9.8 million), mining equipment ($10.1 million) and other replacement capital. Yanacocha capital expenditures included the La Quinua mine ($144.2 million), unitization of regional properties ($45.7 million), leach pad expansion ($30.8 million), mine development ($30.0 million) and other replacement capital.

   During 1999, capital expenditures in Nevada included capitalized mining costs ($25.0 million), deferred mine development ($15.1 million), development of the Phoenix project ($12.8 million), refractory leach pads ($5.8 million) and other ongoing capital requirements. Yanacocha capital expenditures included costs to convert to owner mining ($58.3 million), leach pad expansion ($41.2 million) and development drilling and mine development ($18.0 million).

   In 1998, capital expenditures in Nevada included capitalized mining costs ($29.5 million), refractory leach pads ($22.0 million), process equipment ($14.6 million) and Phoenix project development costs ($7.7 million). Yanacocha's expenditures included $47.8 million for mine/facility expansion and $16.4 million for development drilling.

   Capital spending in 2001 is expected to be between $325 million and $375 million; including approximately $240 million at Yanacocha (primarily for leach pad expansion and construction of the crusher and agglomeration equipment for the La Quinua mine), $60 million in Nevada (primarily for development of the Deep Post underground mine and capitalized mining), $20 million at Zarafshan-Newmont (primarily for leach pad expansion and a new conveyor system) and $20 million at all other sites for replacement capital.

OTHER

   In 2000, Battle Mountain received shares of Lihir Gold as a result of its merger with Niugini Mining as described in Note 1, a portion of which were in exchange for Niugini's $54.7 million in cash. In 1998, Newmont invested $75.9 million for the acquisition of an additional interest in Minera Yanacocha. In 1999, Newmont's affiliates received $14.1 million from the sale of two exploration properties, $11.9 million from the sale of an investment in First Toronto Investments Limited and an $11.0 million liquidating dividend related to the sale of the New World project in Montana. In 1998, $34.9 million was received from the sale of the New World project.

FINANCING ACTIVITIES

   Newmont has a $1.0 billion revolving credit facility with a consortium of banks that expires in June 2002. At December 31, 2000, $147 million was outstanding under this facility. The interest rate is variable and was 6.9% at December 31, 2000. In December 1999, Yanacocha entered into a $100 million credit facility with the International Finance Corporation for the development of its La Quinua mine. The interest rate is variable and was 8.3% at December 31, 2000, with $45 million outstanding.

   In December 2000, Zarafshan-Newmont completed a $30 million additional facility, expiring in 2007, with the European Bank for Reconstruction and Development that will be used to expand leach pad capacity. The interest rate on this facility will be based on the three-month LIBOR plus 3.25%. No borrowings were outstanding as of December 31, 2000. In July 1999, long-term debt was reduced $135 million with initial proceeds from a prepaid forward sale contract described in Note 9.

   Battle Mountain Canada had $87.1 million outstanding at December 31, 2000 under a loan agreement with the Canadian Imperial Bank of Commerce. In conjunction with this agreement, $40 million of restricted cash was set aside for repayment of a portion of the loan and $30 million was to be repaid upon the sale of Lihir Gold stock. In January 2001, subsequent to the merger with Battle Mountain, Newmont repaid this loan with the restricted cash and with borrowings from its revolving credit facility.

   Scheduled minimum long-term debt repayments are $57.1 million in 2001, as of December 31, 2000; however, certain Battle Mountain debt was prepaid in January 2001 as described in Note 8.

   Newmont expects to fund maturities of its debt through operating cash flow and/or by refinancing the debt as it becomes due.

   In conjunction with the Battle Mountain merger in January 2001, Newmont issued 24.1 million shares of NMC common stock and 2.3 million shares of $3.25 convertible preferred NMC stock. The preferred stock is convertible into shares of NMC common stock at any time at a conversion ratio of 0.5 share of NMC common stock. Holders of NMC convertible preferred stock are entitled to receive, when, as and if declared by Newmont's board of directors, an annual cash dividend of $3.25 per share, or $7.5 million for all shares, payable in equal quarterly installments.

OTHER

   In October 1998, NMC acquired the 6.25% minority interest of Newmont Gold Company (NGC) by merging an NMC subsidiary into NGC and issuing 10.7 million shares of NMC common stock to NGC minority interest stockholders. The merger was accounted for at historic cost, with the exception of the minority interest, which was accounted for using purchase accounting. The excess purchase price over NMC's carrying value of its minority interest (approximately $207 million) was allocated to assets and liabilities of NGC and Stockholders' equity increased $259 million.

DEVELOPMENTS IN INDONESIA

   Newmont operates the Minahasa mine on the island of Sulawesi and the Batu Hijau mine on the island of Sumbawa. Both are in remote locations and have been largely unaffected by civil unrest coinciding with the recent period of political and social change in Indonesia. Both mines operate under Contracts of Work issued by the central government. Indonesia's government has publicly expressed its intention to uphold existing Contracts of Work. In early 2000, a regional court issued a provisional judgment to shut down the Minahasa mine pending resolution of a court case involving taxes on overburden. This matter was resolved in April 2000 when the regional authority agreed that such taxes were not applicable and withdrew its claim. Minahasa agreed to pay approximately $500 thousand related to materials used to build a local road as part of its community development program. During the second and third quarters of 2000, small groups of protestors demonstrated near the mine, shutting down production for intermittent periods. Protestors were led by former landowners seeking additional compensation for property sold to Minahasa over six years ago. Minahasa had previously reviewed the compensation process and determined that its procedures were proper. Compensation amounts had been set by the Indonesian government. Newmont continues to work with the local government and community leaders during this period of change.

ENVIRONMENTAL

   Included in 2000 capital expenditures was approximately $4 million to comply with environmental regulations. Expenditures of $8 million are anticipated in 2001. Ongoing costs to comply with environmental regulations have not been a significant component of cash operating costs. Estimated future reclamation costs relating to currently producing mines are accrued over each mine life and at December 31, 2000, $108.9 million had been accrued.

   Newmont spent $18.7 million, $20.3 million and $10.9 million in 2000, 1999 and 1998, respectively, for environmental obligations related to former mining sites discussed in Note 20, and expects to spend approximately $13 million in 2001. In 2000 and 1999, the remediation liability associated with the San Luis property in Colorado was increased $13.2 million and $9.5 million, respectively. The San Luis open-pit gold mine was operated by Battle Mountain and was closed in 1996. At December 31, 2000, $63.5 million was accrued for total estimated future costs associated with all such obligations. It is reasonably possible that the ultimate liability may be as much as 40% greater or lower than the amount accrued at December 31, 2000. Environmental obligations are continuously monitored and reviewed and, although Newmont believes that its reserves are adequate, as additional facts become known, further provisions may be required.

   In June 2000, a transport contractor of Minera Yanacocha spilled approximately 151 kilograms of mercury near the town of Choropampa, Peru, which is located 53 miles southwest of the mine. Mercury is a byproduct of gold mining and was sold to a Lima firm for use in medical instrumentation and industrial applications. A comprehensive health and environmental remediation program was undertaken by Minera Yanacocha. In August 2000, Minera Yanacocha paid under protest a fine of 1.74 million soles (approximately US$500 thousand) to the Peruvian government. Minera Yanacocha entered into agreements with three of the communities impacted by this incident to provide a variety of public works as compensation for the disruption and inconvenience caused by the incident. Estimated costs of $10.0 million for these improvements, other remediation efforts, personal compensation and the fine were included in Other expense in 2000. The Company cannot reasonably predict the likelihood of any additional expenditures related to this matter.

SAFE HARBOR STATEMENT

   The foregoing discussion and analysis, as well as certain information contained elsewhere in this report, contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created thereby. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. Forward-looking statements involve certain factors that are subject to change including, but not limited to, the price of gold and copper; interest and currency exchange rates; geological and metallurgical assumptions; operating performance of equipment, processes and facilities; labor relations; timing of receipt of necessary governmental permits or approvals; weather and other acts of God; domestic and foreign laws or regulations, particularly relating to the environment and mining; domestic and international economic and political conditions; the ability of joint venture partners to meet their obligations; the ability of Newmont to obtain or maintain necessary financing; and other risks and hazards associated with mining operations. More detailed information regarding Newmont, its operations and factors that could materially affect its financial position and results of operations are included in NMC's Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission. Many of these factors are beyond Newmont's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements, which relate only as of the date of this document. All subsequent written and oral forward-looking statements attributable to Newmont or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Newmont does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of the document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities law.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and the Shareholders of Newmont Mining Corporation:

   We have audited the accompanying consolidated balance sheets of Newmont Mining Corporation (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newmont Mining Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

   As explained in Notes 2 and 18 to the consolidated financial statements, the Company changed its method of accounting for revenue recognition and start-up costs, effective January 1, 2000 and 1998, respectively.

                                          /s/ Arthur Andersen LLP

                                          ARTHUR ANDERSEN LLP
Denver, Colorado,
March 20, 2001.

                          NEWMONT MINING CORPORATION
                   STATEMENTS OF CONSOLIDATED OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)

                                                                           YEARS ENDED DECEMBER 31,
                                                                      ----------------------------------
                                                                         2000          1999          1998
                                                                      ----------    ----------    ----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE)
Sales and other income
   Sales............................................................. $1,809,450    $1,627,083    $1,730,479
   Dividends, interest and other income..............................     10,281        47,985        19,857
                                                                      ----------    ----------    ----------
                                                                       1,819,731     1,675,068     1,750,336
                                                                      ----------    ----------    ----------
Costs and expenses
   Costs applicable to sales.........................................  1,067,241       981,713       988,192
   Depreciation depletion and amortization...........................    359,453       303,777       368,675
   Exploration and research..........................................     77,377        74,213        93,140
   General and administrative........................................     61,930        67,896        63,838
   Interest, net of amounts capitalized..............................     94,567        77,654        96,618
   Expenses for acquisition settlement...............................     42,181            --            --
   Write-down of assets..............................................     58,415        39,484       719,827
   Merger expenses...................................................      6,897            --            --
   Other.............................................................     34,606        25,980        11,060
                                                                      ----------    ----------    ----------
                                                                       1,802,667     1,570,717     2,341,350
                                                                      ----------    ----------    ----------
Operating income (loss)..............................................     17,064       104,351      (591,014)

Unrealized mark-to-market gain (loss) on call options................     26,796       (44,821)           --
Loss on marketable securities of Lihir...............................    (23,863)           --            --
                                                                      ----------    ----------    ----------
Pre-tax income (loss) before minority interest, equity loss and
  cumulative effect of changes in accounting principles..............     19,997        59,530      (591,014)
Income tax (expense) benefit.........................................     (1,206)      (21,777)      167,045
Minority interest in income of affiliates............................    (91,170)      (40,691)      (67,179)
Minority interest in Newmont Gold Company............................         --            --        (4,093)
Equity loss and impairment of affiliates.............................     (9,923)      (91,627)     (105,902)
                                                                      ----------    ----------    ----------
Net loss before cumulative effect of changes in accounting principles    (82,302)      (94,565)     (601,143)
Cumulative effect of changes in accounting principles, net...........    (12,572)           --       (32,924)
                                                                      ----------    ----------    ----------
Net loss.............................................................    (94,874)      (94,565)     (634,067)
Preferred stock dividends............................................     (7,475)       (7,475)       (7,475)
                                                                      ----------    ----------    ----------
Net loss applicable to common shares................................. $ (102,349)   $ (102,040)   $ (641,542)
                                                                      ==========    ==========    ==========
Other comprehensive income (loss)....................................       (526)       (3,988)        1,409
                                                                      ----------    ----------    ----------
Comprehensive loss................................................... $ (102,875)   $ (106,028)   $ (640,133)
                                                                      ==========    ==========    ==========
Net loss before cumulative effect of changes in accounting principles
  per common share, basic and diluted................................ $    (0.47)   $    (0.53)   $    (3.32)
Cumulative effect of changes in accounting principles per common
  share, basic and diluted...........................................      (0.06)           --         (0.18)
                                                                      ----------    ----------    ----------
Net loss per common share, basic and diluted......................... $    (0.53)   $    (0.53)   $    (3.50)
                                                                      ==========    ==========    ==========
Basic and diluted weighted average common shares outstanding.........    192,218       191,602       183,139
                                                                      ==========    ==========    ==========

       The accompanying notes are an integral part of these statements.

                          NEWMONT MINING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                AT DECEMBER 31,
                                                            ----------------------
                                                               2000        1999
                                                            ----------  ----------
                                                             (IN THOUSANDS, EXCEPT
                                                             SHARES AND PER SHARE)
                          ASSETS
Cash and cash equivalents.................................. $   77,558  $  122,832
Restricted cash............................................        406          --
Short- term investments....................................      7,084       9,414
Accounts receivable........................................     29,281      50,886
Put option premiums........................................         --      19,148
Inventories................................................    361,040     353,728
Prepaid taxes..............................................     46,307      48,623
Marketable securities of Lihir.............................     37,879          --
Current portion of deferred income tax assets..............      9,624      10,226
Other current assets.......................................     42,989      36,103
                                                            ----------  ----------
   Current assets..........................................    612,168     650,960
Property, plant and mine development, net..................  2,190,504   2,271,989
Investment in Batu Hijau...................................    527,568     438,318
Other investments..........................................     12,814      78,989
Long-term inventory........................................    163,782     171,206
Deferred income tax assets.................................    294,939     201,139
Restricted cash............................................     41,968      40,000
Other long-term assets.....................................     73,023      99,315
                                                            ----------  ----------
   Total assets............................................ $3,916,766  $3,951,916
                                                            ==========  ==========

                        LIABILITIES
Short-term borrowings...................................... $   10,000  $       --
Current portion of long-term debt..........................     40,447      25,843
Debt due upon disposal of Lihir securities.................     30,000      30,000
Accounts payable...........................................     87,757      53,926
Current portion of deferred income tax liabilities.........     10,223      29,520
Other accrued liabilities..................................    220,175     223,367
                                                            ----------  ----------
   Current liabilities.....................................    398,602     362,656
Long-term debt.............................................  1,129,390   1,191,023
Deferred revenue from sale of future production............    137,198     137,198
Reclamation and remediation liabilities....................    160,548     134,228
Fair value of written call options.........................     55,638      82,434
Deferred income tax liabilities............................    104,649      98,855
Other long-term liabilities................................    239,384     183,703
                                                            ----------  ----------
   Total liabilities.......................................  2,225,409   2,190,097
                                                            ----------  ----------

Commitments and contingencies (See Note 10 and 21)

Minority interest in affiliates............................    191,314     191,496
                                                            ----------  ----------

                   STOCKHOLDERS' EQUITY

Convertible preferred stock, $5.00 par value, 2.3 million
 authorized and issued.....................................    110,578     110,578
Common stock--$1.60 par value; 250 million shares
 authorized; 185.1 million and 181.6 million shares issued,
 less 157 thousand and 242 thousand treasury shares,
 respectively..............................................    295,928     290,285
Additional paid-in capital.................................  1,380,419   1,353,467
Accumulated other comprehensive loss.......................    (25,788)    (25,262)
Retained deficit...........................................   (261,094)   (158,745)
                                                            ----------  ----------
   Total stockholders' equity..............................  1,500,043   1,570,323
                                                            ----------  ----------
   Total liabilities and stockholders' equity.............. $3,916,766  $3,951,916
                                                            ==========  ==========

       The accompanying notes are an integral part of these statements.

                          NEWMONT MINING CORPORATION

          STATEMENTS OF CONSOLIDATED CHANGES IN STOCKHOLDERS' EQUITY



                                                                                               ACCUMULATED
                                                     CONVERTIBLE   COMMON STOCK   ADDITIONAL      OTHER     RETAINED
                                                      PREFERRED  ----------------  PAID-IN    COMPREHENSIVE EARNINGS
                                                       AMOUNT    SHARES   AMOUNT   CAPITAL    INCOME (LOSS) (DEFICIT)
                                                     ----------- ------- -------- ----------  ------------- ---------
                                                                              (IN THOUSANDS)
Balance at December 31, 1997........................  $110,578   169,271 $270,832 $1,153,203    $(22,683)   $ 584,821
   Common stock issued for acquisition of minority
    interest of Newmont Gold Company................        --    10,694   17,111    242,225          --           --
   Shares issued under retirement savings plans.....        --         6        9        278          --           --
   Shares issued under stock compensation plans.....        --        52       83      1,538          --           --
   Shares exchanged.................................        --       625      999       (999)         --           --
   Net loss.........................................        --        --       --         --          --     (634,067)
   Common stock dividends...........................        --        --       --    (30,596)         --           --
   Preferred stock dividends........................        --        --       --         --          --       (7,475)
   Other............................................        --        --       --         --       1,409           16
                                                      --------   ------- -------- ----------    --------    ---------
Balance at December 31, 1998........................   110,578   180,648  289,034  1,365,649     (21,274)     (56,705)
   Shares issued under retirement savings plans.....        --       384      614      7,186          --           --
   Shares issued under stock compensation plans.....        --        69      110      1,230          --           --
   Shares exchanged.................................        --       329      527       (527)         --           --
   Net loss.........................................        --        --       --         --          --      (94,565)
   Common stock dividends...........................        --        --       --    (20,097)         --           --
   Preferred stock dividends........................        --        --       --         --          --       (7,475)
   Other............................................        --        --       --         26      (3,988)          --
                                                      --------   ------- -------- ----------    --------    ---------
Balance at December 31, 1999........................   110,578   181,430  290,285  1,353,467     (25,262)    (158,745)
   Shares issued under retirement savings plans.....        --       408      825      9,547          --           --
   Shares issued under stock compensation plans.....        --       216      193      2,195          --           --
   Shares exchanged.................................        --       263      420       (420)         --           --
   Shares issued for acquisition settlement.........        --     2,628    4,205     35,795          --           --
   Net loss.........................................        --        --       --         --          --      (94,874)
   Common stock dividends...........................        --        --       --    (20,165)         --           --
   Preferred stock dividends........................        --        --       --         --          --       (7,475)
   Other............................................        --        --       --         --        (526)          --
                                                      --------   ------- -------- ----------    --------    ---------
Balance at December 31, 2000........................  $110,578   185,945 $295,928 $1,380,419    $(25,788)   $(261,094)
                                                      ========   ======= ======== ==========    ========    =========




       The accompanying notes are an integral part of these statements.

                           NEWMONT MINING CORPORTION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       2000       1999       1998
                                                                                     ---------  ---------  ---------
                                                                                              (IN THOUSANDS)
OPERATING ACTIVITIES
   Net loss......................................................................... $ (94,874) $ (94,565) $(634,067)
   Adjustments to reconcile net loss to net cash provided by operating activities:
      Depreciation, depletion and amortization......................................   359,453    303,777    368,675
      Amortization of capitalized mining costs......................................   103,079     38,334     63,820
      Deferred tax benefit..........................................................   (69,234)   (62,895)  (228,211)
      Unrealized mark-to-market (gain) loss on call options.........................   (26,796)    44,821         --
      Loss on marketable securities of Lihir........................................    23,863         --         --
      Stock issued for acquisition settlement.......................................    40,000         --         --
      Write-down of assets..........................................................    58,415     39,384    719,827
      Amortization of put option premiums...........................................    19,149     18,465         --
      Cumulative effect of change in accounting principle...........................    12,572         --     32,924
      Foreign currency exchange loss (gain).........................................     6,177     (8,214)    12,375
      Minority interest, net of dividends...........................................    61,366      1,857     34,523
      Undistributed losses of affiliated company....................................     9,923     91,627    105,902
      (Gain) loss on asset sales and other..........................................    (3,015)   (24,502)     3,379
   (Increase) decrease in operating assets:
      Accounts receivable...........................................................    (8,337)    32,482     26,920
      Inventories...................................................................   (21,249)   (21,733)   (10,077)
      Other assets..................................................................   (20,256)    (1,947)    (4,581)
   Increase (decrease) in operating liabilities:
      Accounts payable and other accrued liabilities................................    54,676     57,323    (43,522)
      Other liabilities.............................................................    62,857     37,001      3,292
                                                                                     ---------  ---------  ---------
         Net cash provided by operating activities..................................   567,769    451,215    451,179
                                                                                     ---------  ---------  ---------

INVESTING ACTIVITIES
   Additions to property, plant and mine development................................  (420,939)  (270,240)  (262,525)
   Advances to affiliated company...................................................  (100,389)  (158,878)  (147,229)
   Repayments from joint ventures and affiliates....................................    21,562     19,873         --
   Proceeds from sale of future production..........................................        --    137,198         --
   Cash effect of affiliate merger/additional interest acquired.....................   (54,700)        --    (75,868)
   Proceeds from asset sales and other..............................................    10,480     42,689     40,281
                                                                                     ---------  ---------  ---------
         Net cash used in investing activities......................................  (543,986)  (229,358)  (445,341)
                                                                                     ---------  ---------  ---------

FINANCING ACTIVITIES
   Proceeds from short-term debt....................................................    10,000    (14,850)     9,948
   Repayments of short-term debt....................................................        --         --    (25,771)
   Proceeds from long-term debt.....................................................   497,000    177,000    135,000
   Repayments of long-term debt.....................................................  (543,631)  (431,744)  (153,318)
   Dividends paid on common and preferred stock.....................................   (27,640)   (27,572)   (38,071)
   Decrease (increase) in restricted cash...........................................    (2,146)   (31,045)    10,183
   Other............................................................................     1,035     (1,017)    (1,443)
                                                                                     ---------  ---------  ---------
         Net cash used in financing activities......................................   (65,382)  (329,228)   (63,472)
                                                                                     ---------  ---------  ---------
Effect of exchange rate changes on cash.............................................    (3,675)    (5,795)    (2,400)
                                                                                     ---------  ---------  ---------
Net change in cash and cash equivalents.............................................   (45,274)  (113,166)   (60,034)
Cash and cash equivalents at beginning of year......................................   122,832    235,998    296,032
                                                                                     ---------  ---------  ---------
Cash and cash equivalents at end of year............................................ $  77,558  $ 122,832  $ 235,998
                                                                                     =========  =========  =========

                    See Note 17 for cash flow information.

       The accompanying notes are an integral part of these statements.

                          NEWMONT MINING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 THE COMPANY

   Newmont Mining Corporation and its subsidiaries (collectively, "NMC" or the "Company") is a worldwide company engaged in the production of gold, exploration for gold and acquisition of gold properties. The Company also has an interest in a copper/gold mine that commenced production in late 1999. Prior to October 1998, NMC conducted its operations through its subsidiary, Newmont Gold Company ("NGC"). These consolidated financial statements give effect to the NMC/Battle Mountain merger described below.

  BATTLE MOUNTAIN MERGER

   On January 10, 2001, the Company completed a merger with Battle Mountain Gold Company ("Battle Mountain") pursuant to an agreement and plan of merger, dated as of June 21, 2000, under which each share of common stock of Battle Mountain and each exchangeable share of Battle Mountain Canada Ltd. (a wholly-owned subsidiary of Battle Mountain) was converted into the right to receive 0.105 shares of NMC, approximately 24.1 million shares. The Company also exchanged 2.3 million shares of newly issued $3.25 convertible preferred stock for all outstanding shares of Battle Mountain $3.25 convertible preferred stock. The merger was accounted for as a pooling of interests, and as such, the consolidated financial statements include Battle Mountain's financial data as if Battle Mountain had always been part of NMC.

   The Company expects one-time merger expenses to total approximately $35 million, of which $20 million relates to investment advisory and professional fees and $15 million to employee benefit and severance costs. The majority of such expenses will be charged to income in 2001. As of December 31, 2000, the Company incurred $6.9 million of such expenses.

   The following table sets forth results of operations of the previously separate companies for the periods before the combination:

                                                 YEARS ENDED DECEMBER 31,
                                               ----------------------------
                                                 2000      1999      1998
                                               --------  --------  --------
Sales
   Pre-merger:
       NMC.................................... $1,554.9  $1,398.9  $1,453.9
       Battle Mountain........................ $  254.5  $  228.2  $  276.6
                                               --------  --------  --------
   Post-merger:                                $1,809.4  $1,627.1  $1,730.5
                                               ========  ========  ========
Net income (loss) applicable to common shares:
   Pre-merger:
       NMC.................................... $  (18.9) $   24.8  $ (393.4)
       Battle Mountain........................ $  (83.4) $ (126.8) $ (248.1)
                                               --------  --------  --------
   Post-merger:                                $ (102.3) $ (102.0) $ (641.5)
                                               ========  ========  ========

  NIUGINI MINING AND LIHIR GOLD MERGER

   Battle Mountain held a 50.45% interest in Niugini Mining and, through this interest at December 31, 1999 and 1998, held a 7.52% and 8.65% interest, respectively, in Lihir Gold that operates a gold mine in Papua New Guinea. In February 2000, Lihir Gold merged with Niugini Mining whereby Niugini Mining shareholders received one share of Lihir Gold for each share of Niugini Mining, together with one additional share of Lihir Gold for each A$1.45 of Niugini Mining's net cash balance of $54.7 million. As a result of the merger, Battle

                          NEWMONT MINING CORPORATION

Mountain received 111.3 million shares of Lihir Gold, representing a 9.74% interest reflected in Marketable securities of Lihir as a cost investment available for sale. Battle Mountain had been pursuing options to dispose of its interest in Niugini Mining since December 1998. Prior to 2000, Niugini Mining was consolidated into the Company's results and its interest in Lihir Gold was accounted for as an equity investment. As of December 31, 2000, Lihir securities were written down $23.9 million as an other than temporary loss resulting from the length of time and extent to which their market value had been less than their cost basis.

  NGC MERGER

   Prior to October 1998, NMC owned 93.75% of the common stock of NGC. In October 1998, NMC acquired the remaining 6.25% interest of NGC through the merger of a wholly-owned subsidiary of NMC into NGC. The merger was accounted for at historic cost, with the exception of the minority interest, which was accounted for as a purchase. The purchase price was based on the $24.25 per share value of the 10.7 million shares of NMC common stock issued to NGC stockholders. The excess purchase price over the carrying value of such minority interest (including transaction costs of $1.0 million and related deferred taxes of $53.6 million) was $206.9 million and was allocated to NGC's assets and liabilities based on their respective fair market values ($122.0 million to Investment in Batu Hijau and $84.9 million to Property, plant and mine development primarily for Yanacocha). The Company's stockholders' equity increased $259.3 million as a result of this transaction.

  OPERATIONS

   The Company's sales result from operations in the United States, Canada, Mexico, Peru, Bolivia, Uzbekistan, Indonesia and Australia. Gold mining requires the use of specialized facilities and technology. The Company relies heavily on such facilities to maintain its production levels. Also, the cash flow and profitability of the Company's current operations are significantly affected by the market price of gold and copper. These commodity prices can fluctuate widely and are affected by numerous factors beyond the Company's control.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of Newmont Mining Corporation and the more-than-50%-owned subsidiaries that it controls. The Company also includes its pro-rata share of assets, liabilities and operations for unincorporated joint ventures in which it has an interest. All significant intercompany balances and transactions have been eliminated. The functional currency for all subsidiaries is the U. S. dollar, except for Canadian and Australian operations where the functional currency is the local currency.

  CASH AND CASH EQUIVALENTS

   Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Cash and cash equivalents are invested in United States Treasury bills and high-quality commercial paper and time deposits.

  INVESTMENTS

   Short-term investments are carried at cost, which approximates market, and include Eurodollar, government and corporate obligations rated AA or higher.

                          NEWMONT MINING CORPORATION

   Investments in incorporated entities in which the Company's ownership is greater than 20% and less than 50%, or which the Company does not control, are accounted for by the equity method and are included in long-term assets. Income or loss from such investments is included in Equity loss and impairment of affiliates. Other investments in nonmarketable securities in which the Company's ownership interest is less than 20% and in which the Company has no significant influence are recorded at cost in long-term assets. Unrealized gains or losses on these investments are included in Other comprehensive income
(loss), while realized gains or losses are included in net income. Investments in marketable securities held for sale are marked to market at each period end. When declines in value on such securities are deemed temporary, losses are reflected in Other comprehensive loss, and if deemed other than temporary, losses are reflected in net income (loss).

  INVENTORIES

   Precious metals, ore and in-process inventories, and materials and supplies are stated at the lower of average cost or net realizable value. Prior to the change in accounting method for revenue recognition discussed below, precious metals inventory was stated at market value.

  PROPERTY, PLANT AND MINE DEVELOPMENT

   Expenditures for new facilities or expenditures that extend the useful lives of existing facilities are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives of such facilities. Productive lives range from 2 to 21 years, but do not exceed the estimated mine life based on proven and probable reserves.

   The Company adopted AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") effective January 1, 1998. Under this accounting method, certain costs, such as organization, training and pre-feasibility expenses incurred in the start-up phase of a project are expensed as incurred (See Note 19).

   Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, including costs to further delineate the ore body and remove overburden to initially expose the ore body, are capitalized. Such costs, and estimated future development costs, are amortized using the unit-of- production method over the estimated life of the ore body based on proven and probable reserves. Ongoing development expenditures to maintain production are generally charged to operations as incurred.

   Significant payments related to the acquisition of land and mineral rights are capitalized. If a mineable ore body is discovered, such costs are amortized when production begins using the unit-of-production method based on proven and probable reserves. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.

   Interest expense allocable to the cost of developing mining properties and to constructing new facilities is capitalized until assets are ready for their intended use.

   Gains or losses from normal sales or retirements of assets are included in other income or expense.

  ASSET IMPAIRMENT

   The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured

                          NEWMONT MINING CORPORATION
as the amount by which asset carrying value exceeds fair value. Fair value is determined using estimated future cash flow analysis. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows include estimates of recoverable ounces, gold prices (considering current and historical prices, price trends and related factors), production levels, capital and reclamation costs, all based on detailed engineering life-of-mine plans. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. Generally, all assets at a particular mine are used together to generate cash flow. At the Nevada operations, with a number of ore types and processing facilities, assets are grouped according to the processing facility at which ores will be processed. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. Any differences between significant assumptions and market conditions and/or the Company's performance could have a material effect on the Company's financial position and results of operations (See Note 16).

  REVENUE RECOGNITION

   The Company changed its accounting method for revenue recognition in accordance with the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, such that revenue is recognized upon delivery of third-party refined gold to the customer. Previously, revenue was recognized when the production process was complete or when gold was poured in dore form at the mine (See Note 18). Initial proceeds from prepaid forward sales contracts are recorded as deferred revenue and are recognized in income when the related gold is delivered.

  MINING COSTS

   In general, mining costs are charged to operations as incurred. However, certain of the Company's deposits have diverse grade and waste-to-ore ratios over the mine's life. Mining costs for these deposits, to the extent they do not relate to current gold production, are capitalized and then charged to operations when the applicable gold is produced.

  RECLAMATION AND REMEDIATION COSTS

   Estimated future reclamation costs are based principally on legal and regulatory requirements. Such costs related to active mines are accrued and charged over the expected operating lives of the mines using the unit-of-production method. Future remediation costs for inactive mines are accrued based on management's best estimate at the end of each period of the undiscounted costs expected to be incurred at a site. Such cost estimates include, where applicable, ongoing care, maintenance and monitoring costs. Changes in estimates are reflected in earnings in the period an estimate is revised.

  INCOME AND MINING TAXES

   The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company's liabilities and assets and the related income tax basis for such liabilities and assets. This method generates a net deferred income tax liability or net deferred income tax asset for the Company as of the end of the year, as measured by the statutory tax rates in effect as enacted. The Company derives its deferred income tax charge or benefit by recording the change in the net deferred income tax liability or net deferred income tax asset balance for the year. Mining taxes represent Canadian provincial taxes levied on mining operations and are classified as income taxes since such taxes are based on a percentage of mining profits.

   The Company's deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets that it believes will more likely than not fail to be realized.

                          NEWMONT MINING CORPORATION

  FOREIGN CURRENCY

   Assets and liabilities of foreign affiliates in Canada and Australia are translated at exchange rates in effect at each period end. Revenues and expenses are translated at the average exchange rate for the period. Accumulated currency translation adjustments are included in Other comprehensive income (loss). Foreign currency transaction gains or losses are included in net income.

  COMMODITY INSTRUMENTS

   On a limited basis the Company has entered into commodity contracts to protect the selling price for certain anticipated gold production. The Company does not acquire, hold or issue commodity instruments for trading or speculative purposes.

   Put option contracts purchased by the Company provide the right, but not the obligation, to sell a specified number of ounces of gold at a specified strike price. Put options qualify for deferral accounting such that gains or losses on the contracts are recognized as the designated production is delivered or as the options expire. The initial fair value of put options is recorded as Put option premiums and is amortized over the term of the options.

   Call option contracts sold by the Company provide the contract holder the right, but not the obligation, to buy a specified number of ounces of gold at a specified strike price. The call option contracts are recorded at fair value and are marked to market at each reporting date.

   Certain combination, time-matched written call and purchased put options (known as "collars") together provide a minimum and maximum potential price for contract ounces of gold. Premiums paid or received are included in sales income in the period such collars expire.

   Forward sales contracts enable the Company to deliver to a counterparty a specified number of ounces of gold at a specified price and date. Gains and losses realized on these contracts, as well as any cost or revenue associated therewith, are recognized in sales when the related gold is delivered.

   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and hedging activity. SFAS No. 133 is effective January 1, 2001. SFAS No. 133 requires recognition of all derivative instruments on the balance sheet as either assets or liabilities and measurement at fair value. Changes in the derivative's fair value will be recognized currently in earnings unless specific hedge accounting criteria are met. Gains and losses on derivative hedging instruments must be recorded in either other comprehensive income (loss) or current earnings (loss), depending on the nature of the instrument. Upon adoption of the statement, a net derivative asset of $2.6 million will be recorded, with unrealized gains of $1.7 million to other comprehensive income and an increase of $0.9 million to Deferred income tax liabilities. Call option contracts will continue to be marked to market in current earnings.

  EARNINGS PER COMMON SHARE

   Earnings or loss per share are presented for basic and diluted net income
(loss) and, if applicable, for net income or loss before the cumulative effect of a change in accounting principle. Basic earnings per share is computed by dividing net income or loss (the numerator) by the weighted-average number of outstanding common shares, including Battle Mountain Canada exchangeable shares, (the denominator) for the period. The computation of diluted earnings per share includes the same numerator, but the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued (such as the common share equivalents for employee stock options).

                          NEWMONT MINING CORPORATION

  COMPREHENSIVE INCOME

   In addition to net income, comprehensive income includes all changes in equity during a period (such as adjustments to minimum pension liabilities, foreign currency translation adjustments and cumulative unrecognized changes in fair value of marketable securities held for sale or other investments), except those resulting from investments by and distributions to owners. Beginning January 2001 with the adoption of SFAS 133, the effective portion of changes in fair value of derivative instruments that qualify as cash flow hedges will also be included in comprehensive income.

  USE OF ESTIMATES

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

  RECLASSIFICATIONS

   Certain amounts in prior years have been reclassified to conform to the 2000 presentation.

NOTE 3 INVENTORIES

                                                     AT DECEMBER 31,
                                                    -----------------
                                                      2000     1999
                                                    -------- --------
                                                     (IN THOUSANDS)
Current:
   Ore and in-process inventories.................. $241,181 $190,576
   Precious metals.................................   23,452   61,116
   Materials and supplies..........................   95,395  100,786
   Other...........................................    1,012    1,250
                                                    -------- --------
                                                    $361,040 $353,728
                                                    ======== ========
Ore-in-stockpiles (included in Long-term inventory) $163,782 $171,206
                                                    ======== ========

NOTE 4 PROPERTY, PLANT AND MINE DEVELOPMENT

                                                          AT DECEMBER 31,
                                                     ------------------------
                                                        2000         1999
                                                     -----------  -----------
                                                          (IN THOUSANDS)
Land and mining claims.............................. $   326,023  $   295,784
Buildings and equipment.............................   3,089,978    3,019,934
Mine development....................................     927,516      797,418
Construction-in-progress............................     304,846      254,196
                                                     -----------  -----------
                                                       4,648,363    4,367,332
Accumulated depreciation, depletion and amortization  (2,582,191)  (2,294,201)
Capitalized mining costs............................     124,332      198,858
                                                     -----------  -----------
                                                     $ 2,190,504  $ 2,271,989
                                                     ===========  ===========

                          NEWMONT MINING CORPORATION

NOTE 5 INVESTMENT IN BATU HIJAU

   The Company and an affiliate of Sumitomo Corporation ("Sumitomo") are partners in the Nusa Tenggara Partnership ("NTP") that holds 80% of P.T. Newmont Nusa Tenggara ("PTNNT"), the owner of the Batu Hijau copper/gold mine in Indonesia. Production began in the fourth quarter of 1999 and the projected mine life is in excess of 20 years. The development cost of Batu Hijau was approximately $1.83 billion.

   The Company and Sumitomo have an indirect 45% and 35% interest, respectively, in PTNNT. The remaining 20% interest is held by an unrelated Indonesian company. Because the Company and Sumitomo have carried the investment of the 20% owner, until recouping the bulk of its construction investment, including interest, the Company recognizes 56.25% of Batu Hijau's income (loss).

   The Company accounts for its investment in Batu Hijau as an equity investment due to each partner's significant participating rights in the business and the unanimous approval required for major partnership decisions. At December 31, 2000 and 1999, such investment was $527.6 million and $438.3 million, respectively, based on U.S. generally accepted accounting principles. Differences between 56.25% of the NTP's net assets and the Company's investment include (i) $220 million for the fair market value adjustment recorded by NTP in conjunction with the Company's initial contribution, (ii) $48 million for intercompany charges, (iii) $122 million for the fair market value adjustment recorded by the Company in conjunction with the NGC minority interest acquisition and (iv) $148 million for contributions recorded by the Company that were classified as debt by NTP. Certain of these amounts are amortized or depreciated on a unit-of-production basis. The Company's investment also reflects $42 million for exploration expenditures incurred prior to the formation of NTP. (See Note 17 for a description of the the Company's equity loss in Batu Hijau. Batu Hijau's Net income (loss) reflects the elimination of interest between PTNNT and NTP).

   Project development was funded by $1.0 billion from third party loans (Senior Debt) and $0.83 billion from the Company and Sumitomo. The Senior Debt was guaranteed by the Company and Sumitomo, 56.25% and 43.75%, respectively, until project completion tests were met in October 2000, at which time the debt became non-recourse. Repayment of borrowings under the Senior Debt will be in semi- annual installments of $43.5 million from May 2001 through November 2010. The semi-annual installments will be reduced to $22.1 million from May 2011 through November 2013. The interest rate is based on blended fixed and floating rates. The weighted average interest rates were 6.6% and 6.4% during 2000 and 1999, respectively, and 7.0% and 6.6% at December 31, 2000 and 1999, respectively.

   Following is summarized financial information for NTP based on U.S. generally accepted accounting principles (in thousands):

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                   2000     1999     1998
                                                                 --------  ------- --------
Sales and other income.......................................... $431,893  $15,224 $     93
Income (loss) before cumulative effect of a change in accounting principle..................................................... $(70,761) $11,846 $(19,284)
Net income (loss)............................................... $(70,761) $11,846 $(69,410)

                          NEWMONT MINING CORPORATION

                                                             AT DECEMBER 31,
                                                          ---------------------
                                                             2000       1999
                                                          ---------- ----------
Current assets........................................... $  209,011 $  137,542
Property, plant and mine development, net................ $2,020,386 $1,956,515
Other assets............................................. $  135,674 $  154,604
Debt and related interest to partners and affiliates..... $  283,504 $  195,478
Other current liabilities................................ $  198,455 $  207,645
Long-term debt--third parties (including current portion) $1,000,000 $1,000,000
Other liabilities........................................ $    2,013 $      132

NOTE 6 OTHER ACCRUED LIABILITIES

                              AT DECEMBER 31,
                             -----------------
                               2000     1999
                             -------- --------
                              (IN THOUSANDS)
Payroll and related benefits $ 66,386 $ 60,531
Interest....................   29,989   30,408
Deferred revenue............   14,850       --
Reclamation and remediation.   14,412   13,529
Taxes other than income.....    9,249    4,004
Income and mining taxes.....   11,372   51,085
Royalties...................    1,624    6,737
Severance benefits..........      743    1,489
Other.......................   71,550   55,584
                             -------- --------
                             $220,175 $223,367
                             ======== ========

NOTE 7 INCOME TAXES

   The Company's income tax (expense) benefit consisted of (in thousands):

                              YEARS ENDED DECEMBER 31,
                            ----------------------------
                              2000      1999      1998
                            --------  --------  --------
Current:
   Domestic................ $(31,774) $ (7,072) $     --
   Foreign.................  (59,131)  (75,428)  (59,444)
                            --------  --------  --------
                             (90,905)  (82,500)  (59,444)
                            --------  --------  --------
Deferred:
   Domestic................   33,501    69,693   234,509
   Foreign.................   56,198    (8,970)   (8,020)
                            --------  --------  --------
                              89,699    60,723   226,489
                            --------  --------  --------
Total tax (expense) benefit $ (1,206) $(21,777) $167,045
                            ========  ========  ========

                          NEWMONT MINING CORPORATION

   The Company's income tax (expense) benefit differed from the amounts computed by applying the United States corporate income tax statutory rate for the following reasons (in thousands):

                                               YEARS ENDED DECEMBER 31,
                                            -----------------------------
                                              2000      1999      1998
                                            --------  --------  ---------
U.S. corporate income tax at statutory rate $ (6,999) $(20,835) $ 206,855
Percentage depletion.......................   13,616    11,353     29,793
Valuation allowance on deferred tax assets.  (17,986)  (30,925)  (111,048)
Foreign tax credits........................    1,834     7,631      9,105
Foreign losses.............................   19,297    18,959     41,848
Other......................................  (10,968)   (7,960)    (9,508)
                                            --------  --------  ---------
Total tax (expense) benefit................ $ (1,206) $(21,777) $ 167,045
                                            ========  ========  =========

   The Company's pretax income (loss) before minority interest, equity loss and cumulative effect of a change in accounting principle consisted of (in thousands):

             YEARS ENDED DECEMBER 31,
         -------------------------------
           2000       1999       1998
         ---------  ---------  ---------
Domestic $(186,040) $(149,153) $(670,383)
Foreign.   206,037    208,683     79,369
         ---------  ---------  ---------
         $  19,997  $  59,330  $(591,014)
         =========  =========  =========

                          NEWMONT MINING CORPORATION

   Components of the Company's consolidated deferred income tax assets and liabilities are as follows (in thousands):

                                                                                       AT DECEMBER 31,
                                                                                    --------------------
                                                                                      2000       1999
                                                                                    ---------  ---------
Deferred tax assets:
   Exploration costs............................................................... $  76,266  $  58,085
   Depreciation....................................................................    43,922     36,877
   Depletion of the cost of land and mining claims.................................   230,824    235,318
   Alternative minimum tax credit carry forward....................................    51,214     45,540
   Capitalized inventory costs.....................................................    22,360     19,665
   Remediation and reclamation costs...............................................    23,915     32,079
   Mine development costs..........................................................     4,826    (16,698)
   Net operating loss carry forwards...............................................    52,182     40,725
   Retiree benefit costs...........................................................    19,341     18,263
   Sale/leaseback transaction, net.................................................     2,761      6,184
   Relocation/reorganization costs.................................................       625      1,215
   Unrealized mark-to-market adjustments and amortization of put option premiums...     6,307     22,150
   Other                                                                                 1,795    (3,130)
                                                                                    ---------  ---------
                                                                                      536,338    496,273
   Valuation allowance for deferred tax assets.....................................  (191,117)  (174,108)
                                                                                    ---------  ---------
   Net deferred tax assets.........................................................   345,221    322,165
                                                                                    ---------  ---------
Deferred tax liabilities:
   Net undistributed earnings from subsidiaries....................................   (66,008)  (146,094)
   Capitalized mining costs........................................................   (40,550)   (65,243)
   Capitalized interest............................................................   (30,813)   (24,849)
   Other...........................................................................   (18,159)    (2,989)
                                                                                    ---------  ---------
       Deferred tax liabilities....................................................  (155,530)  (239,175)
                                                                                    ---------  ---------
   Deferred tax assets, net of deferred tax liabilities............................ $ 189,691  $  82,990
                                                                                    =========  =========

   Net deferred tax assets of $314.4 million and $222.8 million related to domestic tax jurisdictions and net deferred tax liabilities of $115.5 million and $83.7 million related to foreign tax jurisdictions at December 31, 2000 and 1999, respectively.

                          NEWMONT MINING CORPORATION

NOTE 8 DEBT

  LONG-TERM DEBT

   Long-term debt consisted of (in thousands):

                                                     AT DECEMBER 31,
                                                 ----------------------
                                                    2000        1999
                                                 ----------  ----------
Sale-leaseback of refractory ore treatment plant $  327,125  $  335,482
Credit facility.................................    147,000     210,000
Canadian Imperial Bank of Commerce loan.........     87,120     104,400
8/3//8% debentures, net.........................    199,916     199,902
8/5//8% notes...................................    150,000     150,000
6% convertible subordinated debentures..........     99,980      99,980
Medium-term notes...............................     32,000      32,000
Project financings..............................    156,696     115,102
                                                 ----------  ----------
                                                  1,199,837   1,246,866
Current maturities..............................    (40,447)    (25,843)
Debt due upon disposal of Lihir Gold securities.    (30,000)    (30,000)
                                                 ----------  ----------
                                                 $1,129,390  $1,191,023
                                                 ==========  ==========

   Scheduled minimum long-term debt repayments are $57.1 million in 2001, $351.1 million in 2002, $105.7 million in 2003, $53.3 million in 2004, $312.6 million in 2005 and $320.0 million thereafter. These scheduled payments include amounts associated with the Canadian Imperial Bank of Commerce loan, which was paid-in-full following the NMC/Battle Mountain merger. The Company may accelerate credit facility repayments, depending on available operating cash flow.

    Sale-Leaseback of the Refractory Ore Treatment Plant

   In September 1994, the Company entered into a sale and leaseback agreement for its refractory ore treatment plant located at Carlin, Nevada. The transaction was accounted for as debt and the cost of the refractory ore treatment plant was recorded as a depreciable asset. The lease term is 21 years and aggregate future minimum lease payments, which include interest, as of December 31, 2000 and 1999 were $519.4 million and $549.1 million, respectively. Payments are $29.7 million annually over the next five years. The lease includes purchase options during and at the end of the lease at predetermined prices. The interest rate on this sale-leaseback transaction is 6.36%. Because this asset is specialized, it is not practicable to estimate the fair value of this debt. In connection with this transaction, the Company entered into certain interest rate hedging contracts that were settled for a gain of $11 million, which is recognized as a reduction of interest expense over the term of the lease. Including this gain, the effective interest rate on the transaction is 6.15%.

    Credit Facilities

   In June 1997, the Company entered into a $1.0 billion revolving credit facility with a consortium of banks. As of December 31, 2000, $147.0 million was outstanding under the credit facility, which expires in June 2002. Interest rates are variable, can be fixed for up to six months at the option of the Company and are subject to adjustment if changes in the Company's long-term debt ratings occur. As of December 31, 2000 and 1999, the interest rate was 6.9% and 6.7%, respectively, and the weighted average interest rate for such years was 6.9% and 5.4%, respectively. An annual facility fee, currently 0.1%, is required based on the lenders' total commitment. The fair value of amounts outstanding under the credit facility at December 31, 2000 approximated the related carrying amount.

                          NEWMONT MINING CORPORATION

   The credit facility contains certain covenants, including limitations on aggregate consolidated indebtedness (including guarantees) to 60% of total capitalization, requirements for $1.0 billion of minimum consolidated tangible net worth and limitations on incurring liens, fundamental business changes and transactions with affiliates.

    Canadian Imperial Bank of Commerce (CIBC) Loan

   Battle Mountain Canada entered into a $145.0 million loan agreement with CIBC in 1997 in conjunction with its purchase of Niugini Mining from Battle Mountain that was secured by Niugini Mining stock. As of December 31, 2000 and 1999, $87.1 million and $104.4 million was outstanding. In October 1999, the loan was restructured into three "tranches". A $40.0 million tranche, due December 31, 2003, was to be repaid from a $40.0 million collateral cash account established at the time of restructuring (reflected in Restricted cash). A $30.0 million tranche was due the earlier of the sale of Lihir Gold stock or December 31, 2003, and a $34.4 million tranche was payable in 14 equal quarterly installments beginning September 30, 2000. The interest rate was variable and the weighted average interest rate was 7.6% and 7.1% for 2000 and 1999, respectively. The fair value of the amounts outstanding as of December 31, 2000 approximated the related carrying amount. In January 2001, subsequent to the NMC/Battle Mountain merger, all tranches of the CIBC loan were repaid with the $40.0 million collateral cash account and from the Company's Credit Facilities.

    8 5/8% Debentures

   Unsecured debentures in an aggregate principal amount of $200 million maturing July 1, 2005 bearing an annual interest rate of 8.375% were outstanding at December 31, 2000 and 1999. The debentures were priced at 99.928% to yield 8.386% and are not redeemable prior to maturity. Interest is payable semi-annually in January and July. The costs related to the issuance of the debentures were capitalized and are amortized to interest expense over the term of the debentures. Using prevailing interest rates on similar instruments, the fair value of these debentures was approximately $202.6 million and $195.6 million at December 31, 2000 and 1999, respectively.

    8 5/8% Notes

   Unsecured notes with a principal amount of $150 million due April 1, 2002 bearing an annual interest rate of 8.625% were outstanding at December 31, 2000 and 1999. Interest is payable semi-annually in April and October and the notes are not redeemable prior to maturity. Using interest rates prevailing on similar instruments at December 31, 2000 and 1999, the estimated fair value of this debt was $153.9 million and $150.6 million, respectively.

    6% Convertible Subordinated Debentures

   Unsecured debentures of Battle Mountain in an aggregate principal amount of $100 million maturing 2005 bearing an annual interest rate of 6% were outstanding at December 31, 2000 and 1999. Interest is payable annually in January and the debentures were convertible into Battle Mountain stock at a conversion price of $20.625 per share, subject to adjustment in certain events. As a result of the NMC/Battle Mountain merger, the debentures are convertible at the option of the holders into shares of NMC common stock at any time on or after January 10, 2001 and prior to maturity, unless previously redeemed at the option of the Company. The conversion rate is 25.45 shares of NMC for each $5,000 principal amount of debentures converted. Approximately 509 thousand shares of NMC common stock have been registered for issuance upon conversion of these debentures. Using prevailing interest rates on similar instruments, the fair value of these debentures was approximately $82.0 million and $80.0 million at December 31, 2000 and 1999, respectively.

                          NEWMONT MINING CORPORATION

    Medium-Term Notes

   Unsecured notes totaling $32 million were outstanding as of December 31, 2000 and 1999, respectively, with a weighted average fixed interest rate of 7.68% and maturing on various dates beginning early 2003 to late 2004. Interest is payable semi-annually in March and September and the notes are not redeemable prior to maturity. Using interest rates prevailing on similar instruments at December 31, 2000 and 1999, the estimated fair value of these notes was $31.5 million and $31.0 million, respectively.

    Project Financings

     Minera Yanacocha

   Minera Yanacocha issued debt through the sale of $100 million 8.4% 1997 Series A Trust Certificates ("Certificates") to various institutional investors. At December 31, 2000 and 1999, $78 million and $88 million, respectively, was outstanding under the financing. Interest on the Certificates is fixed at 8.4% and repayments are required quarterly through 2004. The fair value of the Certificates was $75.7 million and $81.0 million at December 31, 2000 and 1999, respectively.

   Minera Yanacocha also had $1.7 million outstanding under loans with the International Finance Corporation ("IFC") and with Deutsche Investitions und Entwicklungsgesellschaft mbH ("DEG") at December 31, 1999. The IFC and DEG loans matured in 2000. Weighted average interest rates on the IFC and DEG loans were 9.0% as of and for the year ended December 31, 1999 and the fair value of the fixed-rate portion of such loans approximated carrying value.

   In December 1999, Minera Yanacocha entered into a $100 million credit facility with the IFC for the development of its La Quinua project. At December 31, 2000, $45.0 million was outstanding and none was outstanding as of December 31, 1999. Interest rates are LIBOR plus 2.375% on the $20 million "A tranche" and LIBOR plus 2.0% on the $80 million "B tranche". As of December 31, 2000, the interest rate was 8.3% and the weighted average interest rate for 2000 was 8.3%. The fair value of amounts outstanding at December 31, 2000 approximated the related carrying amount. Also in December 1999, Minera Yanacocha assumed certain lease and purchase agreements for mining equipment. The net present value of future minimum payments was $8.3 million and $11.4 million, at December 31, 2000 and 1999, respectively, with an interest component of 11.1% for both years.

   All Minera Yanacocha debt (non-recourse to Newmont) is secured by certain restricted funds and substantially all of Minera Yanacocha's property, plant and equipment.

   Minera Yanacocha has a $20 million line of credit with Banco de Credito del Peru that expires in July 2004. The interest rate is LIBOR plus 2% and is adjusted annually to current market rates. As of December 31, 2000 the amount outstanding under this credit line was $8 million. The interest rate for the period the loan was outstanding in 2000 and at December 31, 2000 was 8.6%.

     Zarafshan-Newmont

   The Company, through a wholly-owned subsidiary, is a 50% participant in the Zarafshan-Newmont joint venture ("Zarafshan-Newmont") in the Republic of Uzbekistan. The other 50% participants are two Uzbek government entities. As of December 31, 2000 and 1999, Zarafshan-Newmont had $18.0 million outstanding under a loan with the European Bank for Reconstruction and Development ("EBRD") secured by the assets of the project. The loan is to be repaid in semi-annual installments of $6.0 million beginning July 2001. The interest

                          NEWMONT MINING CORPORATION
rate is 4.25% over the three-month LIBOR. The weighted average interest rates for 2000 and 1999 were 10.9% and 9.6%, respectively, and the interest rates at December 31, 2000 and 1999 were 11.0% and 10.4%, respectively. The carrying amount of the loan is estimated to approximate its fair market value. The Company has guaranteed payment of certain amounts due under the loan, which totaled $9.0 million at December 31, 2000 and 1999, and the Uzbek partners have guaranteed payment of the balance.

   In December 2000, Zarafshan-Newmont completed an additional $30 million loan under the EBRD facility that will be used primarily for capital expansion. This loan will be available through December 15, 2002 and will be repaid in eight equal semi-annual payments of $3.75 million, beginning July 2003 and ending January 2007. The interest rate will be based on the three-month LIBOR plus 3.25% and no amounts were outstanding at December 31, 2000. The assets of Zarafshan-Newmont secure this loan, 50% of which is guaranteed by the Company and 50% by the Uzbek partners.

     Inti Raymi

   In conjunction with the development of its Kori Kollo mine in Bolivia, Inti Raymi arranged term credit facilities with various international lending institutions. As of December 31, 2000 and 1999, $5.0 million was outstanding under one such remaining credit facility. The loan is payable on March 1, 2002 and is convertible at any time at the holder's option into a 3.98% interest ownership interest in Inti Raymi. The interest rate is fixed at 11%. Due to the nature of this instrument, the fair value is not practicably determinable.

  CAPITALIZED INTEREST

   Capitalized interest was $5.5 million, $23.3 million and $13.7 million in 2000, 1999 and 1998, respectively.

NOTE 9 DEFERRED REVENUE FROM SALE OF FUTURE PRODUCTION

   In July 1999, the Company entered into a prepaid forward sale contract for approximately 483 thousand ounces of gold, with initial proceeds of $137.2 million, for delivery in June 2005, 2006 and 2007. Such proceeds were recorded as deferred revenue and will be recognized in income when the related gold is physically delivered. Any additional proceeds will be determined at each delivery date based on the excess of the then existing market price (not to exceed $380 per ounce) over $300 per ounce. The prepaid forward sale contract also included semi-annual delivery requirements of approximately 17,950 ounces beginning June 2000 through June 2007. Newmont entered into forward purchase contracts at prices increasing from $263 per ounce in 2000 to $354 per ounce in 2007 to coincide with these delivery commitments.

NOTE 10 OPTION CONTRACTS AND COMMODITY INSTRUMENTS

  OPTION CONTRACTS

   In late July and early August 1999, the Company purchased put option contracts for 2.85 million ounces of gold, with a strike price of $270 per ounce. This purchase was paid for by selling call option contracts for 2.35 million ounces at the strike prices noted below. Put option contracts for one million ounces were subject to termination if the market price reached $270 per ounce at any time prior to such contracts' expiration date, which was August 2000 through July 2001. These put option contracts were thus terminated in September 1999. Call options in 2004 and 2005 terminate if the market price is $240 per ounce or lower at any time prior to expiration.

                          NEWMONT MINING CORPORATION

   As of December 31, 2000, the following contracts were outstanding:

     SOLD CALL OPTIONS
     -----------------
        OZS      PRICE
     ---------   -----
2004   250,000   $350
2005   250,000   $350
2008 1,000,000   $386
2009   850,000   $385

   The put options qualified for deferral accounting such that gains and losses on the contracts were recognized as the designated production was delivered or as the options expired. The initial fair value of the options of $37.6 million was recorded as Put option premiums and were amortized over the term of the options. In 2000 and 1999, $19.1 million and $18.5 million, respectively, was amortized in Sales, including the premiums associated with terminated put options. The call option contracts, with an initial fair value of $37.6 million, are marked to market at each reporting date and on December 31, 2000 and 1999, had a fair value of $55.6 million and $82.4 million, respectively, resulting in a noncash, unrealized gain of $26.8 million in 2000 and a loss of $44.8 million in 1999. At December 31, 2000, a $1.00 increase in the gold price would result in a $0.42 per ounce increase in the fair value of the call option contracts.

  COMMODITY INSTRUMENTS

   Commodity instruments for certain Battle Mountain operations were outstanding as of December 31, 2000:

                                            2001    2002    2003    2004  TOTAL/AVERAGE
                                           ------- ------- ------- ------ -------------
Combination call and put options:
   Written call options:
       Ounces.............................  92,752  92,752  92,752  7,563    285,819
       Average strike price per ounce..... $   348 $   348 $   348 $  359   $    348
   Purchased put options:
       Ounces.............................  92,752  92,752  92,752  7,563    285,819
       Average strike price per ounce..... $   286 $   286 $   286 $  296   $    286
   Flat forward contracts:
       Ounces.............................  31,252  31,252  31,252  1,563     95,319
       Average price per ounce............ $   314 $   314 $   314 $  323   $    314

   The Company is not required to place collateral with respect to its commodity instruments and there are no margin calls associated with such contracts. Credit risk is minimized by dealing only with major financial institutions/counterparties. The combination call and put options contracts had a fair value of $2.7 million and $3.2 million at December 31, 2000 and 1999, respectively. The flat forward contracts had a fair value of $2.0 million and negative $0.5 million at December 31, 2000 and 1999, respectively. A $1.00 increase in the gold price would result in a $0.59 per ounce and $0.98 per ounce decrease in the fair value of the combination option contracts and flat forward contracts, respectively, at December 31, 2000.

NOTE 11 STOCKHOLDERS' EQUITY

   NMC COMMON STOCK. As discussed in Note 1, NMC issued 24.1 million shares in exchange for Battle Mountain common stock and Battle Mountain exchangeable shares in January 2001. In October 1998, NMC issued 10.7 million shares of common stock in conjunction with the acquisition of NGC's minority interest. The Company paid dividends of $0.12 per common share of NMC stock in each of 2000, 1999 and 1998.

   CONVERTIBLE PREFERRED STOCK: At December 31, 2000 and 1999, 2.3 million shares of Battle Mountain $3.25 convertible preferred stock were outstanding, with a liquidation preference of $50 per share. In conjunction

                          NEWMONT MINING CORPORATION
with the NMC/Battle Mountain merger, NMC issued 2.3 million shares of $3.25 convertible preferred stock in exchange for Battle Mountain preferred stock. The preferred stock is convertible into shares of NMC at any time at a conversion ratio of 0.5 share of NMC common stock and is redeemable at the option of the Company solely for shares of NMC common stock. Holders of NMC convertible preferred stock are entitled to receive, when, as and if declared by the Company's board of directors, an annual cash dividend of $3.35 per share, payable in equal quarterly installments. The Company paid $7.5 million in preferred stock dividends in each of 2000, 1999 and 1998.

   STOCK RIGHTS. In September 2000, the Company paid a dividend of one series A junior participating preferred stock purchase right ("PSPR") for each outstanding share of NMC common stock. These rights replaced NMC's existing PSPRs that expired in September 2000. The rights agreement works by imposing a significant penalty upon any person or group which acquires 15% or more of NMC's outstanding common stock without the approval of its board of directors. Each PSPR entitles the holder to purchase from NMC one one-thousandth of a share of NMC participating preferred stock for $100 (subject to adjustment) once such rights become exercisable. Until exercised, holders of PSPRs have no stockholder rights. The PSPRs become exercisable only if a defined acquiring person has acquired 15% or more of NMC common stock or has begun a tender or exchange offer that would result in such person owning 15% or more of NMC common stock. If such events occur, PSPR holders (other than the acquiring person) may, for $100, purchase shares of NMC common stock (or in certain circumstances common stock of the acquiring company) with a market value of $200, based on the market price of NMC common stock prior to such acquisition (or the market price of the acquiring corporation's stock). NMC may redeem the PSPRs for $0.01 each prior to an announcement that a defined acquiring person exists.

NOTE 12 STOCK OPTIONS

  EMPLOYEE STOCK OPTIONS

   Under the Company's stock option plans, options to purchase shares of stock have been granted to key employees at the fair market value of such shares on the date of grant. The options under these plans vest over a two-year period and, for certain options granted to key employees, over a four-year period, and are exercisable over a period not exceeding ten years. At December 31, 2000, 4,871,658 shares were available for future grants under the Company's plans. In conjunction with the Battle Mountain merger, 850 thousand shares of NMC common stock were authorized for issuance in connection with outstanding Battle Mountain stock options that were assumed by the Company.

   The following table summarizes annual activity for all stock options for each of the three years in the period ended December 31:

                                          2000                  1999                  1998
                                  --------------------- --------------------- --------------------
                                               WEIGHTED              WEIGHTED             WEIGHTED
                                               AVERAGE               AVERAGE              AVERAGE
                                   NUMBER OF   EXERCISE  NUMBER OF   EXERCISE NUMBER OF   EXERCISE
                                    SHARES      PRICE     SHARES      PRICE    SHARES      PRICE
                                  -----------  -------- -----------  -------- ----------  --------
All Stock Options

Outstanding at beginning of year.  11,511,797    $30      6,559,745    $38     4,591,610    $46
Granted..........................   1,502,325    $19      5,253,469    $19     2,376,716    $27
Exercised........................    (110,500)   $25         (1,625)   $22        (9,046)   $28
Forfeited........................    (231,948)   $37       (299,792)   $36      (399,535)   $44
                                  -----------    ---    -----------    ---    ----------    ---
Outstanding at end of year.......  12,671,674    $29     11,511,797    $30     6,559,745    $38
                                  ===========    ===    ===========    ===    ==========    ===
Options exercisable at year end..   7,501,483    $33      4,233,780    $42     2,959,156    $49
                                  ===========           ===========           ==========
Weighted average fair value of
  options granted during the year $     12.55           $     11.90           $    18.88
                                  ===========           ===========           ==========

                          NEWMONT MINING CORPORATION

   The following table summarizes information about stock options outstanding at December 31, 2000 with exercise prices equal to the fair market value on the date of grant with no restrictions on exercisability after vesting (included in the "All Stock Options" table):

                                      OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                         --------------------------------------------- ----------------------------
                                     WEIGHTED AVERAGE
                           NUMBER       REMAINING     WEIGHTED AVERAGE   NUMBER    WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES OUTSTANDING CONTRACTUAL LIFE  EXERCISE PRICE  EXERCISABLE  EXERCISE PRICE
------------------------ ----------- ---------------- ---------------- ----------- ----------------
       $13 to $19         3,754,725     8.3 years           $17         1,468,125        $18
       $20 to $24         2,754,804     8.3 years           $21         1,474,979        $21
       $25 to $29         1,944,774     7.9 years           $27           982,609        $28
       $30 to $35           647,547     6.0 years           $32           592,283        $32
       $36 to $44         1,551,272     4.9 years           $39         1,412,546        $39
       $45 to $59           785,919     4.6 years           $53           785,919        $53
       $60 to $63           729,279     7.8 years           $62           518,308        $63
       ----------        ----------     ---------           ---         ---------        ---
       $13 to $63        12,168,320     7.4 years           $29         7,234,769        $33
       ==========        ==========     =========           ===         =========        ===

   Certain key executives were granted options that, although the exercise price was equal to the fair market value on the date of grant, cannot be exercised when otherwise vested unless the market price of NMC's common stock is a defined amount above the option exercise price. In addition, the same executives were granted options with exercise prices in excess of the fair market value on the date of grant. Generally, these key executive options vest over a period of one to five years and are exercisable over a ten-year period. At December 31, 2000, 503,354 of these options were outstanding and 266,714 were exercisable. Information about these stock options outstanding (included in the "All Stock Options" table) at December 31, 2000 is summarized below:

                                               OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                     --------------------------------------- -----------------------------
                                                                             WEIGHTED             WEIGHTED
                                      RANGE OF              WEIGHTEDAVERAGE  AVERAGE              AVERAGE
                                      EXERCISE    NUMBER       REMAINING     EXERCISE   NUMBER    EXERCISE
                                       PRICES   OUTSTANDING CONTRACTUAL LIFE  PRICE   EXERCISABLE  PRICE
                                     ---------- ----------- ---------------- -------- ----------- --------
Options with exercise prices in
  excess of the fair market value on
  the date of the grant............. $40 to $56   266,714      2.5 years       $50      266,714     $ 50
Options that cannot be exercised
  until the market price exceeds a
  fixed amount above the exercise
  price............................. $30 to $41   236,640      2.8 years       $37           --     $ --

   The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, because stock option exercise prices equal the market value on the date of grant, no compensation cost has been recognized for its stock options. Had compensation cost for the options been determined based on market value at grant dates in 2000, 1999 and 1998, as prescribed by SFAS No. 123, the Company's net income and earnings per share would have been the pro forma amounts indicated below (in thousands, except per share):

                                                   YEARS ENDED DECEMBER 31,
                                               -------------------------------
                                                 2000       1999       1998
                                               ---------  ---------  ---------
Net income (loss) applicable to common shares
   As reported................................ $(102,349) $(102,040) $(641,542)
   Pro forma.................................. $(129,719) $(129,086) $(658,243)
Net income (loss) per share, basic and diluted
   As reported................................ $   (0.53) $   (0.53) $   (3.50)
   Pro forma.................................. $   (0.67) $   (0.67) $   (3.59)

                          NEWMONT MINING CORPORATION

   For purposes of determining the pro forma amounts, the fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions for 2000, 1999 and 1998, respectively: weighted average risk-free interest rates of 6.4%, 6.4% and 4.5%; dividend yield of 0.6%, 0.6% 0.5%; expected lives of nine years, eight years and six years; and volatility of 56%, 52% and 85%, respectively.

   Compensation costs included in the pro forma amounts reflect only fair values of options granted after January 1, 1995. These amounts may not be indicative of actual results had the Company used fair-value-based accounting for stock options.

  OTHER STOCK-BASED COMPENSATION

   In 1997, the Company adopted an intermediate term incentive plan ("ITIP") under which restricted stock may be granted to certain key employees. These shares are granted upon achievement of certain financial and operating thresholds at fair market value on the grant date. ITIP stock grants are subject to certain restrictions related to ownership and transferability that currently lapse two years (for ownership) and five years (for transfer) from the date of the grant. In 2000 and 1999, 95,814 and 62,800 shares of restricted stock, respectively, were issued under ITIP, of which 126,170 shares remain restricted at December 31, 2000. In 1998, the Company awarded 10,643 shares of restricted stock to certain key executives, of which none remain restricted at December 31, 2000. Compensation expense recorded for these grants was $2.4 million, $1.1 million and $1.2 million in 2000, 1999 and 1998, respectively.

NOTE 13 EMPLOYEE PENSION AND OTHER BENEFIT PLANS

  PENSION PLANS

   The Company's pension plans include: (1) six qualified non-contributory defined benefit plans (for salaried employees and substantially all domestic hourly employees); (2) five non-qualified supplemental plans (for salaried employees whose benefits under the qualified plan are limited by federal legislation); (3) two qualifed defined contribution plans (for salaried and hourly Canadian employees); and (4) a non-qualified cash balance international plan (for select employees who are not eligible to participate in the U.S.-based plans because of citizenship). The vesting period for each plan is five years of service. The plans' benefit formulas are based on an employee's years of credited service and either (i) such employee's last five years average pay (salaried plan), (ii) a percentage of annual pay (international plan) or (iii) a flat dollar amount adjusted by a service-weighted multiplier (hourly plan).

   Pension costs are determined annually by independent actuaries and pension contributions to the qualified plans are made based on funding standards established under the Employee Retirement Income Security Act of 1974.

  OTHER BENEFIT PLANS

   The Company provides defined medical benefits to qualified retirees (and to their eligible dependents) who were salaried employees and defined life insurance benefits to qualified retirees who were salaried employees. In general, participants become eligible for these benefits upon retirement directly from the Company if they are at least 55 years old and the combination of their age and years of service with the Company equals 75 or more.

   Defined medical benefits cover most of the reasonable and customary charges for hospital, surgical, diagnostic and physician services and prescription drugs. Life insurance benefits are based on a percentage of final base annual salary and decline over time after retirement commences.

                          NEWMONT MINING CORPORATION

   The following tables provide a reconciliation of changes in the plans' benefit obligations and assets' fair values over the two-year period ended December 31, 2000 and a statement of the funded status as of December 31 of both years (in thousands):

                                                  PENSION BENEFITS     OTHER BENEFITS
                                                 ------------------  ------------------
                                                   2000      1999      2000      1999
                                                 --------  --------  --------  --------
Change in Benefit Obligation:
   Benefit obligation at beginning of year...... $181,743  $189,782  $ 49,322  $ 58,747
   Service cost-benefits earned during the year.    7,530     9,358     2,570     4,053
   Interest cost................................   13,631    12,723     3,209     3,511
   Amendments...................................    2,860        --        --        --
   Actuarial loss (gain)........................    5,406   (20,575)   (8,573)  (15,126)
   Settlement (gain) loss.......................     (333)       --        --        --
   Foreign currency exchange (gain) loss........     (289)      960       (36)       79
   Settlement payments..........................  (12,431)       --        --        --
   Benefits paid................................   (8,771)  (10,505)   (1,430)   (1,942)
                                                 --------  --------  --------  --------
   Benefit obligation at end of year............ $189,346  $181,743  $ 45,062  $ 49,322
                                                 ========  ========  ========  ========
Change in Fair Value of Assets:
   Fair value of assets at beginning of year.... $182,666  $167,728  $     --  $     --
   Adjustment to fair value of assets...........       --     4,587        --        --
   Actual return (loss) on plan assets..........   (1,340)   15,911        --        --
   Employer contributions.......................    3,802     4,152        --        --
   Administrative expenses......................     (248)     (247)       --        --
   Foreign currency exchange gain (loss)........     (567)    1,040        --        --
   Settlement payments..........................  (12,293)       --       989     1,450
   Benefits paid................................   (8,771)  (10,505)     (989)   (1,450)
                                                 --------  --------  --------  --------
   Fair value of assets at end of year.......... $163,249  $182,666  $     --  $     --
                                                 ========  ========  ========  ========

   Funded status................................ $(26,097) $    923  $(45,062) $(49,322)
   Unrecognized prior service cost..............   11,499     6,612     1,528     1,676
   Unrecognized net loss (gain).................    2,754   (21,819)  (25,372)  (18,045)
   Unrecognized net obligation..................      143        50        --        --
                                                 --------  --------  --------  --------
   Accrued cost................................. $(11,701) $(14,234) $(68,906) $(65,691)
                                                 ========  ========  ========  ========

   The Company's non-qualified pension plans and postretirement benefit plans have Accumulated Benefit Obligations ("ABO") in excess of plan assets. The ABO was $15.7 million and $12.9 million for supplemental pension plans, $2.2 million and $2.0 million for the international pension plans, and $45.1 million and $49.3 million for postretirement benefit plans, at December 31, 2000 and 1999, respectively.

                          NEWMONT MINING CORPORATION

   The following table provides amounts recognized in the consolidated balance sheets as of December 31 (in thousands):

                                                        PENSION BENEFITS     OTHER BENEFITS
                                                       ------------------  ------------------
                                                         2000      1999      2000      1999
                                                       --------  --------  --------  --------
Amounts recognized in the consolidated balance sheets:
   Accrued benefit cost............................... $(21,923) $(23,179) $(68,906) $(65,691)
   Intangible asset...................................    6,357     3,151        --        --
   Accumulated other comprehensive income.............    3,865     5,794        --        --
                                                       --------  --------  --------  --------
   Net amount recognized.............................. $(11,701) $(14,234) $(68,906) $(65,691)
                                                       ========  ========  ========  ========

   In accordance with the provisions of SFAS No. 87, an adjustment was required to reflect a minimum liability for the supplemental pension plan in 2000, 1999 and 1998. As a result of such adjustment, an intangible asset was recorded and (to the extent the minimum liability adjustment exceeded the unrecognized net transition liability) Stockholders' equity was reduced $2.4 million, $3.5 million and $2.3 million (net of related deferred income tax benefits) at December 31, 2000, 1999 and 1998, respectively.

   The following table provides components of net periodic pension benefit cost for the indicated fiscal years (in thousands):

                                                          PENSION BENEFITS            OTHER BENEFITS
                                                    ----------------------------  ----------------------
                                                      2000      1999      1998     2000    1999    1998
                                                    --------  --------  --------  ------  ------  ------
Components of net periodic pension benefit cost:
   Service cost.................................... $  7,530  $  9,358  $  8,665  $2,569  $4,022  $3,848
   Interest cost...................................   13,631    12,723    11,805   3,209   3,511   3,476
   Expected return on plan assets..................  (16,742)  (14,824)  (13,064)     --      --      --
   Recognition of net actuarial gain...............     (691)     (215)     (281)   (280)   (165)   (128)
   Amortization of prior service cost..............      729       730       796     148     148     278
   Amortization of loss (gain).....................      298       366       280    (993)    (97)    (12)
   Amortization of net obligation (asset)..........      (93)     (204)     (163)     --      --      --
                                                    --------  --------  --------  ------  ------  ------
       Total net periodic pension benefit cost..... $  4,662  $  7,934  $  8,038  $4,653  $7,419  $7,462
                                                    ========  ========  ========  ======  ======  ======

   For the pension plans, prior-service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants. Postretirement benefits other than pensions are accrued during an employee's service to the Company.

   Assumptions used in measuring the Company's benefit obligation were as follows:

                                                PENSION BENEFITS OTHER BENEFITS
                                                ---------------- --------------
                                                  2000    1999    2000    1999
                                                 -----    -----   -----  -----
Weighted-average assumptions as of December 31:
   Discount rate............................... 7.75%    7.75%   7.75%   7.75%
   Expected return on plan assets.............. 9.25%    9.25%     N/A     N/A
   Rate of compensation increase............... 4.00%    4.00%   4.00%   4.00%

                          NEWMONT MINING CORPORATION

   The assumed health care cost trend rate to measure the expected cost of benefits was 7% for 2001, 6% for 2002 and 5% each year thereafter. Assumed health care cost trend rates have a significant effect on amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                                       1% INCREASE 1% DECREASE
                                                                                       ----------- -----------
Effect on total of service and interest cost components of net periodic postretirement
  health care benefit cost............................................................   $  944      $  (797)
Effect on the health care component of the accumulated postretirement benefit
  obligation..........................................................................   $6,047      $(5,260)

  SAVINGS PLAN

   The Company has four qualified defined contribution savings plans, two that cover salaried employees and two that cover substantially all hourly employees. In addition, the Company has a non-qualified supplemental savings plan for salaried employees whose benefits under the qualified plan are limited by federal regulations. When an employee meets eligibility requirements, the Company matches 100% of employee contributions of up to 6% and 4% of base salary for the salaried and hourly plans, respectively. The Company's matching contributions under these plans were $9.9 million, $9.7 million and $9.7 million in 2000, 1999 and 1998, respectively.

NOTE 14 DIVIDENDS, INTEREST AND OTHER INCOME

                                                    YEARS ENDED
                                                    DECEMBER 31,
                                                -------------------
                                                2000   1999   1998
                                                -----  ----- ------
                                                   (IN MILLIONS)
Interest income................................ $10.5  $15.4 $ 18.5
Foreign currency exchange gain (loss), net.....  (6.1)   8.2  (12.4)
Gain on sale of exploration properties.........   1.6   20.6    3.6
Recoveries from business interruption insurance    --     --    8.3
Other..........................................   4.3    3.8    1.8
                                                -----  ----- ------
   Total....................................... $10.3  $48.0 $ 19.8
                                                =====  ===== ======

NOTE 15 EXPENSES FOR ACQUISITION SETTLEMENT

   In the third quarter of 2000, the Company resolved a long-standing legal dispute regarding the acquisition of an additional interest in Minera Yanacocha, a gold mining operation located in Peru. The Company issued $40 million of NMC common stock, 2.6 million shares, under terms of the settlement and, charged $42.2 million, including expenses, to income.

   Prior to 1997, the Company's interest in Minera Yanacocha was 38% and was accounted for on an equity basis. Beginning in 1997, when the additional 13.35% interest was deemed to be acquired, Minera Yanacocha was consolidated into the Company's financial statements. The acquisition was disputed as described below.

   In November 1993, the French government announced its intention to privatize the mining assets of Bureau de Recherches Geologiques et Minieres, the geological and mining bureau of the French government ("BRGM") and in September 1994, BRGM announced its intention to transfer its 24.7% interest in Minera Yanacocha to a third party. The Company and Compania de Minas Buenaventura, S.A.A. ("Buenaventura"), then 38.0% and 32.3% owners of Minera Yanacocha, respectively, filed suit in Peru to seek enforcement of their preemptive

                          NEWMONT MINING CORPORATION
rights with respect to the proposed BRGM transfer. In September 1996, the trial court ruled in favor of the Company and Buenaventura and held that the preemptive rights were triggered in November 1993, and that the value of the 24.7% interest was $109.3 million. In June 1998, the Peruvian Supreme Court issued a resolution upholding the decision.

   In spite of the final decision of the Peruvian Supreme Court, in October 1998, BRGM, through its subsidiary Compagnie Miniere International Or S.A. ("Mine Or"), filed with the International Centre for Settlement of Investment Disputes a request for arbitration against the Republic of Peru. The request alleged that the decision of the Peruvian courts wrongfully deprived Mine Or of its shares in Minera Yanacocha (which Mine Or valued at approximately $560 million) and sought restitution and damages from the Republic of Peru.

   Under the settlement, all pending litigation and arbitration claims were dismissed, including the BRGM's claims against the government of Peru.

NOTE 16 WRITE-DOWN OF ASSETS

   In 2000, as a result of a prolonged period of low gold prices, the Company reduced the carrying value of its long-lived assets by $58.4 million. Specifically, the write-down related to the Holloway mine in Canada ($30.8 million), the short-lived Mesquite mine in California ($14.8 million), the Kori Kollo mine in Bolivia ($5.6 million), the acquisition cost of the Mezcala property in Mexico ($6.5 million) and the Battle Mountain Complex in Nevada ($0.7 million). The write- down reduced fixed assets by $30.8 million. Mesquite write-down reduced leach pad inventory by $9.7 million, capitalized mining by $1.4 million and fixed assets by $3.7 million. The Kori Kollo write-down reduced inventory by $4.9 million and fixed assets by $0.7 million.

   In 1999, the write-down of $39.5 million related to the Crown Jewel project in Washington ($36.0 million) and to Nevada stockpile inventories ($3.5 million). The Crown Jewel write-down related to mine development costs and represented the remaining carrying value of the property as a result of permitting uncertainties resulting from a January 2000 decision from the Washington Pollution Control Hearings Board decision that reversed its water rights permits and vacated its Clean Water Act certification.

   In 1998, the Company adjusted the carrying value of certain long-lived assets to their estimated fair values resulting in an impairment loss of $719.8 million ($529.6 million net of tax). The write-down included $587.6 million for Nevada operations, $49.9 million for Kori Kollo, $40.3 million for Crown Jewel, $13.4 million for acquisition costs related to certain exploration properties, $10.8 million for Reona at the Battle Mountain Complex in Nevada and $17.8 million for other investments (including $7.2 million at the Mesquite mine). The 1998 write- down related to Property, plant and mine development ($625.0 million), Ore-in- stockpiles inventories ($67.0 million), Materials and supplies inventory ($13.0 million) and Other long-term assets ($14.8 million).

NOTE 17 EQUITY IN LOSS OF AFFILIATES AND IMPAIRMENT

                          FOR THE YEARS ENDED DECEMBER 31,
                          --------------------------------
                            2000       1999       1998
                           ------    -------    --------
Equity loss in Batu Hijau $9,923    $10,675    $  9,164
Equity loss in Lihir Gold     --      4,782       6,776
Lihir Gold impairment....     --     76,170      89,962
                           ------    -------    --------
   Total................. $9,923    $91,627    $105,902
                           ======    =======    ========

                          NEWMONT MINING CORPORATION

   Financial information relating to the Company's equity investment in Batu Hijau was as follows (in millions):

                                                                                 YEARS ENDED DECEMBER 31,
                                                                               ---------------------------
                                                                                 2000      1999     1998
                                                                               --------  -------- --------
Sales......................................................................... $  431.3  $   15.2 $     --
Interest income............................................................... $    0.5  $     -- $     --
Interest expense.............................................................. $  133.0  $   17.1 $   11.0
Depreciation and amortization................................................. $   81.6  $    8.8 $    0.1
Net income (loss) before cumulative effect of a change in accounting Principle $  (98.6) $   10.3 $  (26.8)
Cumulative effect of a change in accounting principle......................... $     --  $     -- $  (49.3)
Capital expenditures.......................................................... $  158.8  $  607.9 $  826.3
Total assets at December 31,.................................................. $2,228.5  $2,107.6 $1,353.5

   The equity loss in Batu Hijau was $9.9 million in 2000 (based on 56.25% of Batu Hijau's net loss of $98.6 million plus $29.2 million of eliminated intercompany interest, $12.5 million for eliminated management fees, and $3.9 million for other items). In 1999, the Company's equity loss was $10.7 million (based on 56.25% of Batu Hijau's net income of $10.3 million plus $5.2 million of eliminated intercompany interest, reduced by $20.6 million to reclassify deferred tax benefits and increased by $1.2 million for other items) and in 1998, $9.2 million (based on 56.25% of the Batu Hijau loss after elimination of $11 million intercompany interest).

   As described in Note 1, Lihir Gold was accounted for as an equity investment prior to 2000. The Company recorded $76.2 million and $90.0 million in 1999 and 1998, respectively, for impairment losses resulting from declines in Lihir Gold's market value. Beginning in 2000, Lihir Gold stock was carried as marketable equity securities held for sale and as of December 31, 2000 were written down $23.9 million as an other than temporary loss resulting from the length of time and extent to which their market value had been less than their cost basis.

NOTE 18 ACCOUNTING CHANGES

   As described in Note 2, the Company changed its method of accounting for revenue recognition in the fourth quarter of 2000, effective January 1, 2000, to record sales upon delivery of third-party refined gold to the customer. Previously, revenue was recognized upon the completion of the production process, or when gold was poured into dore at the mine site. The cumulative effect of the change in accounting principle as of January 1, 2000 was $12.6 million, net of tax and minority interest.

   The Company adopted SOP 98-5 effective January 1, 1998. The change resulted in expensing certain costs incurred in the start-up phase of a project. Previously capitalized start-up costs (incurred prior to January 1, 1998) of $32.9 million (net of tax and minority interest) were reflected in the cumulative effect of the change and included approximately $18 million for Batu Hijau and $11 million for Nevada operations.

NOTE 19 SUPPLEMENTAL CASH FLOW INFORMATION

   Net cash provided by operating activities included the following cash payments (in thousands):

                                     YEARS ENDED DECEMBER 31,
                                     ------------------------
                                      2000    1999     1998
                                     ------- ------- --------
Income taxes, net of refunds........ $86,608 $28,500 $ 57,278
Interest, net of amounts capitalized $91,510 $73,422 $102,748

   In 2000, NMC issued 2.6 million shares of common stock in conjunction with the acquisition settlement described in Note 15 that resulted in noncash increases to Common stock ($4.2 million) and Additional paid-in capital ($35.8 million).

   In 2000, Minera Yanacocha entered into certain leases that resulted in a noncash increase to Property, plant and mine development and Long-term debt ($2.3 million).

   In December 1999, Minera Yanacocha assumed certain equipment lease and purchase agreements (see Note 8) that resulted in a noncash increase to Property, plant and mine development20 and Long-term debt ($12.4 million).

   In the third quarter of 1999, NMC entered into two put and call option contracts described in Note 10. As a result, noncash increases to Put option premiums and Fair value of written call options ($37.6 million) were recorded for the initial fair value of these contracts.

   In October 1998, NMC acquired the remaining 6.25% interest in NGC. As described in Note 1, this transaction resulted in noncash increases to:
Stockholders' equity ($259 million), Investment in Batu Hijau ($122 million), Property, plant and mine development ($85 million), Deferred income tax liability ($54 million); and a noncash decrease to Minority interest ($107 million).

   In 1998, the Company retired mostly fully depreciated property, plant and mine development with an original cost of $50 million, which is not reflected in the statements of consolidated cash flows.

NOTE 20 SEGMENT AND RELATED INFORMATION

   The Company predominantly operates in a single industry as a worldwide corporation engaged in gold production, exploration for gold and acquisition of gold properties. The Company has operations in North America, South America, Indonesia, Uzbekistan and Australia and its reportable segments are based on thegeographic location of these operations. Earnings from operations do not include general corporate expenses, interest (except project-specific interest) or income taxes (except for equity investments).

   Financial information relating to the Company's consolidated segments is as follows (in millions):

                               NORTH       SOUTH
  YEAR ENDED DECEMBER 31,     AMERICAN   AMERICAN   MINAHASA, ZARAFSHAN-NEWMONT,
           2000              OPERATIONS OPERATIONS* INDONESIA     UZBEKISTAN     AUSTRALIA  OTHER   CONSOLIDATED
           ----              ---------- ----------- --------- ------------------ --------- -------  ------------
Sales.......................  $1,011.1    $572.9     $120.9         $70.2          $31.5   $   2.8    $1,809.4
Interest income.............  $     --    $  3.6     $  0.1         $  --          $  --   $   6.8    $   10.5
Interest expense............  $    0.3    $  5.1     $   --         $ 1.7          $  --   $  87.6    $   94.6
Depreciation and
 amortization...............  $  211.2    $ 97.1     $ 25.0         $13.3          $ 4.4   $   8.4    $  359.4
Pre-tax income (loss) before
 minority interest, equity
 loss and cumulative effect
 of a change in accounting
 principle..................  $   22.7    $214.8     $ 45.5         $23.1          $15.5   $(301.6)   $   20.0
Cumulative effect of a
 change in accounting
 principle..................  $   (5.2)   $ (5.2)    $ (2.1)        $(2.4)         $(0.1)  $   2.4    $  (12.6)
Significant non-cash items:
  Amortization of
   capitalized mining.......  $   95.4    $   --     $  7.7         $  --          $  --   $    --    $  103.1
  Write-down of assets......  $   45.5    $  5.6     $   --         $  --          $  --   $   7.3    $   58.4
Capital expenditures........  $  121.7    $284.7     $  2.2         $ 4.3          $ 4.9   $   3.1    $  420.9
Total assets at December 31,
 2000.......................  $1,849.7    $881.7     $ 96.8         $97.3          $30.8   $ 960.5    $3,916.8

--------
* Not reduced for minority interest

                          NEWMONT MINING CORPORATION

                                        NORTH       SOUTH              ZARAFSHAN-
                                       AMERICAN   AMERICAN   MINAHASA,  NEWMONT,
    YEAR ENDED DECEMBER 31, 2000      OPERATIONS OPERATIONS* INDONESIA UZBEKISTAN AUSTRALIA  OTHER   CONSOLIDATED
    ----------------------------      ---------- ----------- --------- ---------- --------- -------  ------------
Sales................................  $  865.8    $549.2     $118.3     $ 75.3     $18.5   $    --    $1,627.1
Interest income......................  $     --    $  3.8     $  0.1     $   --     $  --   $  11.5    $   15.4
Interest expense.....................  $    0.4    $  7.5     $   --     $  2.7     $  --   $  67.1    $   77.7
Depreciation and amortization........  $  168.2    $ 92.4     $ 23.0     $ 11.2     $ 2.8   $   6.2    $  303.8
Pre-tax income (loss) before minority
 interest and equity loss............  $   49.0    $184.9     $ 58.5     $ 17.2     $ 7.3   $(257.4)   $   59.5
Significant non-cash items:
  Amortization of capitalized mining.  $   30.6    $   --     $  7.2     $   --     $  --   $   0.5    $   38.3
  Write-down of assets...............  $    3.5    $   --     $   --     $   --     $  --   $  35.9    $   39.4
Capital expenditures.................  $   85.0    $133.3     $ 10.8     $  3.2     $10.2   $  27.7    $  270.2
Total assets at December 31, 1999....  $1,998.7    $677.8     $132.6     $107.4     $36.0   $ 999.4    $3,951.9

--------
* Not reduced for minority interest

                                        NORTH       SOUTH              ZARAFSHAN-
                                       AMERICAN   AMERICAN   MINAHASA,  NEWMONT,
    YEAR ENDED DECEMBER 31, 1998      OPERATIONS OPERATIONS* INDONESIA UZBEKISTAN AUSTRALIA  OTHER    CONSOLIDATED
    ----------------------------      ---------- ----------- --------- ---------- --------- --------  ------------
Sales................................  $1,055.6    $496.4     $ 96.6     $ 55.1     $14.4   $   12.4    $1,730.5
Interest income......................  $     --    $  3.2     $  0.2     $   --     $  --   $   15.1    $   18.5
Interest expense.....................  $    0.4    $  9.0     $   --     $  5.1     $  --   $   82.1    $   96.6
Depreciation and amortization........  $  226.8    $100.4     $ 20.1     $ 11.3     $ 1.5   $    8.6    $  368.7
Pre-tax income (loss) before minority
 interest, equity loss and cumulative
 effect of a change in accounting
 principle...........................  $ (488.7)   $118.4     $ 41.2     $ (0.5)    $ 6.2   $ (267.6)   $ (591.0)
Cumulative effect of a change in
 accounting principle................  $  (10.6)   $   --     $ (1.5)    $ (2.5)    $  --   $  (18.3)   $  (32.9)
Significant non-cash items:                        $   --
Amortization of capitalized mining...  $   48.4    $   --     $  4.2     $   --     $  --   $   11.2    $   63.8
Write-down of assets.................  $  606.6    $ 49.9     $   --     $   --     $  --   $   63.3    $  719.8
Capital expenditures.................  $  132.0    $ 85.8     $  6.4     $  0.9     $ 8.2   $   29.2    $  262.5
Total assets at December 31, 1998....  $2,078.6    $608.1     $147.2     $122.3     $24.8   $1,041.0    $4,022.0

--------
* Not reduced for minority interest

   Revenues from export and domestic sales were as follows (in millions):

                YEARS ENDED DECEMBER 31,
              ----------------------------
                2000      1999      1998
              --------  --------  --------
Europe....... $1,446.6  $1,350.8  $1,382.0
Canada.......    141.6     124.7     131.9
Bolivia......     81.1      84.9     103.9
United States      6.6       5.0      21.2
Other........    162.2      80.2      91.5
              --------  --------  --------
   Total..... $1,838.1* $1,645.6* $1,730.5
              ========  ========  ========

   Excludes $9.6 million for gold delivery requirements associated with the pre-paid forward sale contract in 2000, and $19.1 million and $18.5 million for put option premium amortization in 2000 and 1999, respectively.

                          NEWMONT MINING CORPORATION

   Long-lived assets in the United States and other countries are as follows (in millions):

              AS OF DECEMBER 31
              -----------------
                2000     1999
              -------- --------
United States $1,806.8 $1,890.9
Canada.......    119.2    163.8
Indonesia....    590.7    569.8
Peru.........    619.5    414.8
Bolivia......     34.8     53.2
Other........    133.6    208.5
              -------- --------
              $3,304.6 $3,301.0
              ======== ========

   The Company is not economically dependent on a limited number of customers for the sale of its product because gold can be sold through numerous commodity market traders worldwide. In 2000, sales to one customer totaled $1.1 billion or 62% of total sales. In 1999, sales to two customers totaled $771 million and $531 million or 47% and 32%, respectively. In 1998, sales to two customers totaled $869 million and $264 million or 51% and 15% of total sales, respectively.

NOTE 21 COMMITMENTS AND CONTINGENCIES

  ENVIRONMENTAL OBLIGATIONS

   The Company's mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements. At December 31, 2000 and December 31, 1999, $108.9 million and $89.8 million, respectively, were accrued for reclamation costs relating to currently producing mineral properties.

   Certain appeals were filed by third parties with the Department of Interior Board of Land Appeals in conjunction with the Twin Creeks Environmental Impact Statement. Those appeals sought to impose mitigation and other conditions on the mine operations. The Company has been recently advised that such appeals have been resolved in the Company's favor at the administrative level.

   In addition, the Company is involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. The Company believes that the related environmental obligations associated with these sites are similar in nature with respect to the development of remediation plans, their risk profile and the compliance required to meet general environmental standards. Based upon the Company's best estimate of its liability for these matters, $63.5 million and $56.6 million were accrued for such obligations at December 31, 2000 and December 31, 1999, respectively. These amounts are included in Other accrued liabilities and Reclamation and remediation liabilities. Depending upon the ultimate resolution of these matters, the Company believes that it is reasonably possible that the liability for these matters could be as much as 40% greater or lower than the amount accrued at December 31, 2000. The amounts accrued for these matters are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are charged to Costs and expenses, Other in the period estimates are revised.

                          NEWMONT MINING CORPORATION

   Details about certain of the more significant sites involved are discussed below.

    Idarado Mining Company ("Idarado")--80.1% owned

   In July 1992, the Company and Idarado signed a consent decree with the State of Colorado ("State") that was agreed to by the U.S. District Court of Colorado to settle a lawsuit brought by the State under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), generally referred to as the "Superfund Act." Idarado settled natural resources damages and past and future response costs and provided habitat enhancement work. In addition, Idarado agreed in the consent decree to undertake specified remediation work at its former mining site in the Telluride/Ouray area of Colorado. Remediation work at this property is substantially complete. If the remediation does not achieve specific performance objectives defined in the consent decree, the State may require Idarado to implement supplemental activities at the site, also as defined in the consent decree. Idarado and the Company have obtained a $7.0 million reclamation bond to secure their potential obligations under the consent decree.

    Resurrection Mining Company ("Resurrection")--100% owned

   The Company, Resurrection and other defendants have been named in lawsuits filed by the State of Colorado, under the Superfund Act in 1983 and subsequently consolidated with a lawsuit filed by the U.S. Environmental Protection Agency ("EPA") in 1986. These proceedings seek to compel the defendants to remediate the impacts of pre-existing, historic mining activities near Leadville, Colorado that date back to the mid-1800's, which the government agencies claim are causing substantial environmental problems in the area.

   In 1988 and 1989, the EPA issued administrative orders with respect to one area on the site and the defendants have collectively implemented those orders by constructing a water treatment plant, which was placed in operation in early 1992. Remaining remedial work for this area primarily consists of environmental monitoring and maintenance activities.

   The parties have entered into a consent decree with respect to the remaining areas that apportions liabilities and responsibilities for the site among the various parties. The EPA has approved remedial actions for selected components of Resurrection's portion of the site, which were initiated in 1995. The EPA has not yet selected the final remedy for the site. Accordingly, the Company cannot yet determine the full extent or cost of its share of the remedial action that will be required. The government agencies may also seek to recover for damages to natural resources. In March 1999, the parties entered into a Memorandum of Understanding ("MOU") to facilitate the settlement of natural resources damages claims under CERCLA for the upper Arkansas River Basin. The MOU provides a structure for evaluation of damages and possible restoration activities that may be required if it is concluded such damages have occurred.

    Dawn Mining Company LLC ("Dawn")--51% owned

   Dawn leased an open-pit uranium mine, currently inactive, on the Spokane Indian Reservation in the State of Washington. The mine is subject to regulation by agencies of the U.S. Department of Interior, the Bureau of Indian Affairs and the Bureau of Land Management, as well as the EPA. Dawn also owns a nearby uranium millsite facility that is subject to federal and state regulation.

   In 1991, Dawn's lease was terminated. As a result, Dawn was required to file a formal mine closure and reclamation plan. The Department of Interior has commenced an Environmental Impact Study to analyze Dawn's proposed plan and to consider alternate closure and reclamation plans for the mine. Dawn cannot predict at this time what type of mine reclamation plan may be selected by the Department of Interior. Dawn does not have sufficient funds to pay for the reclamation plan it proposed, for any alternate plan, or for the closure of its mill.

                          NEWMONT MINING CORPORATION

   The Department of Interior previously notified Dawn that when the lease was terminated, it would seek to hold Dawn and the Company (as Dawn's 51% owner) liable for any costs incurred as a result of Dawn's failure to comply with the lease and applicable regulations. Other government agencies have asserted that the Company is liable for future reclamation or remediation work at the mine or millsite. In mid-2000, the mine was included on the National Priorities List under CERCLA. The Company will vigorously contest any claims as to its liability. The Company cannot reasonably predict the likelihood or outcome of any future action against Dawn or the Company arising from this matter.

   In late 1999, Dawn initiated state approval for a revised mill closure plan that, if implemented, would expedite the reclamation process at the mill. The State of Washington is reviewing this revised plan. The currently approved clean fill plan for the mill is secured by a $19.9 million bond that is 50% secured by a letter of credit and is guaranteed by the Company.

    San Luis, Colorado--100% owned

   The San Luis open-pit gold mine in southern Colorado was operated by Battle Mountain and ceased operations in November 1996. Since then substantial closure and reclamation work has been undertaken. In 1998, Battle Mountain provided notice to regulatory agencies and began implementation of a response plan for identified elevated levels of naturally-occurring constituents detected in its monitoring well located downgradient from the west pit of the mine. In early 1999, the Colorado Mined Land Reclamation Board held a formal public hearing to consider the matter and determined that no violation had occurred. Subsequently, Battle Mountain has received approval for a number of technical revisions to the current permit which outline the necessary response actions to be taken with respect to remediation and protection of the uncontaminated portion of the aquifer. In August 1999, the Colorado Department of Public Health and Environment ("CDPHE") issued a notice of violation of the Water Quality Control Act and in October 1999 amended the notice to authorize operation of a water treatment facility and the discharge of treated water. Battle Mountain has made all submittals required by the CDPHE notice and conducted the required response activities. Battle Mountain negotiated a settlement with CDPHE resolving alleged violations that was effective September 1, 2000. In October 2000, the CDPHE received an "Application for Reconsideration of Order for Civil Penalty" by project opponents seeking to appeal the terms of the settlement. The application was denied by CDPHE. The parties have filed a judicial appeal in the District Court for Costilla County, Colorado, naming the CDPHE as defendant. Battle Mountain has intervened in the appeal to protect its interests in the settlement. In 2000 and 1999, the remediation liability for San Luis was increased $13.2 million and $9.5 million, respectively. The Company cannot reasonably predict the likelihood or outcome of this or any future action against Battle Mountain or the Company relating to this site.

  GUARANTEE OF THIRD PARTY INDEBTEDNESS

   The Company guaranteed a former subsidiary's $35.7 million Pollution Control Revenue Bonds, due 2009. The former subsidiary is BHP Copper Inc., formerly known as Magma Copper Company. It is expected that the Company will be required to remain liable on this guarantee as long as the bonds remain outstanding; however, the Company has not been required to pay any of these amounts, nor does it expect to have to pay any in the future.

  OTHER COMMITMENTS AND CONTINGENCIES

   In June 2000, a transport contractor of Minera Yanacocha spilled approximately 151 kilograms of mercury near the town of Choropampa, Peru, which is located 53 miles southwest of the mine. Mercury is a byproduct of gold mining and was sold to a Lima firm for use in medical instrumentation and industrial applications. A comprehensive health and environmental remediation program was undertaken by Minera Yanacocha. In August 2000, Minera Yanacocha paid under protest a fine of 1,740,000 soles (approximately US$500,000) to the

                          NEWMONT MINING CORPORATION

Peruvian government. Minera Yanacocha entered into agreements with three of the communities impacted by this incident to provide a variety of public works as compensation for the disruption and inconvenience caused by the incident. Estimated costs of $10.0 million for these improvements, other remediation efforts, personal compensation and the fine were included in Other expense in 2000. The Company cannot reasonably predict the likelihood of any additional expenditures related to this matter.

   Under a 1992 agreement with Barrick Goldstrike Mines Inc. ("Barrick"), Barrick mined the Deep Post deposit, which is located on both companies' property and with respect to which both companies shared mining costs and dewatering costs. The Company paid $36.5 million and $14.5 million for its share of such costs in 2000 and 1999, respectively. No payments were made in 1998 and mining was completed during 2000.

   The Golden Giant property in Canada includes a quarter claim acquired from two unrelated mining companies that retained a 50% net profits royalty based on a deemed production rate of 500 tons per day. In addition, a 3% net smelter return is paid to the original quarter claim prospectors.

   In a 1993 asset exchange, a wholly-owned subsidiary transferred a coal lease under which the subsidiary had collected advance royalty payments totaling $484 million. From 1994 to to 2018, remaining payments under the lease to the transferee total $390 million. In the event of title failure as stated in the lease, this subsidiary has a primary obligation to refund previously collected payments and has a secondary obligation to refund any of the $390 million collected by the transferee, if the transferee fails to meet its refund obligation. The subsidiary has no direct liability to the lessor and has title insurance on the leased coal deposits of $240 million covering the secondary obligation. The Company and the subsidiary regard the circumstances entitling the lessor to a refund as remote. The Company has agreed to maintain the subsidiary's net worth at $108 million until July 1, 2005.

   The Company has minimum royalty obligations on one of its producing mines in Nevada for the life of the mine. Amounts paid as a minimum royalty (where production royalties are less than the minimum obligation) in any year are recoverable in future years when the minimum royalty obligation is exceeded. Although the minimum royalty requirement may not be met in a particular year, the Company expects that over the mine life, gold production will be sufficient to meet the minimum royalty requirements.

   At December 31, 2000, there were $95.6 million of outstanding letters of credit and surety bonds primarily for bonding reclamation plans and reinsurance agreements. The surety bonds and letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace.

   The Company is from time to time involved in various legal proceedings of a character normally incident to its business. It does not believe that adverse decisions in any pending or threatened proceeding or that amounts which it may be required to pay by reason thereof will have a material adverse effect on its financial condition or results of operations.

                          NEWMONT MINING CORPORATION

NOTE 22 UNAUDITED SUPPLEMENTARY DATA

  QUARTERLY DATA

   The following is a summary of selected quarterly financial information (in millions except per share amounts):

                                                                           2000
                                                ---------------------------------------------------------

                                                             THREE MONTHS ENDED
                                                --------------------------------------------   YEAR ENDED
                                                MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                                                --------- -------- ------------- ------------ ------------
Sales..........................................  $453.2    $411.1     $419.4        $525.8      $1,809.5
Gross profit (1)...............................  $105.7    $ 86.9     $ 73.9        $116.3      $  382.8
Net income (loss) before cumulative effect of a
  change in accounting principle applicable to
  common shares (2)(3).........................  $  6.1    $(25.9)    $(36.5)       $(33.5)     $  (89.8)
Net loss applicable to common shares...........  $ (6.5)   $(25.8)    $(36.5)       $(33.5)     $ (102.3)
Net income (loss) before cumulative effect of a
  change in accounting principle per common
  share, basic and diluted.....................  $ 0.03    $(0.13)    $(0.19)       $(0.18)     $  (0.47)
Net income (loss) per common share, basic and
  diluted......................................  $(0.03)   $(0.13)    $(0.19)       $(0.18)     $  (0.53)
Basic weighted average shares outstanding......   191.9     192.0      192.2         192.8         192.2
Dividends declared per NMC common share........  $ 0.03    $ 0.03     $ 0.03        $ 0.03      $   0.12
Closing price of NMC common stock..............  $22.44    $21.63     $17.00        $17.06      $  17.06

                                                                         1999
                                              ---------------------------------------------------------

                                                           THREE MONTHS ENDED
                                              --------------------------------------------   YEAR ENDED
                                              MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                                              --------- -------- ------------- ------------ ------------
Sales........................................  $380.9    $369.2     $382.5        $494.5      $1,627.1
Gross profit (1).............................  $ 75.4    $ 58.4     $ 62.9        $144.9      $  341.6
Net income (loss)............................  $ (4.6)   $(10.1)    $(59.0)       $(28.3)     $ (102.0)
Net income (loss) per common share, basic and
  diluted....................................  $(0.02)   $(0.05)    $(0.31)       $(0.15)     $  (0.53)
Basic weighted average shares outstanding....   191.4     191.5      191.6         191.7         191.6
Dividends declared per NMC common share......  $ 0.03    $ 0.03     $ 0.03        $ 0.03      $   0.12
Closing price of NMC common stock............  $17.50    $19.88     $25.88        $24.50      $  24.50

--------
(1) Sales less costs applicable to sales and depreciation, depletion and amortization.
(2) In the quarter ended December 31, 2000, the Company changed its method of accounting for revenue recognition, as described in Note 19. The accounting principle was applied retroactively to January 1, 2000, and 2000 quarterly information was restated.
(3) Included an after-tax charge of $0.4 million, none, $1.4 million and $1.3 million in the quarters ended March 31, June 30, September 30 and December 31, respectively, for expenses related to the change in accounting principle and an after-tax impairment charge of $21.3 million, in the quarter ended December 31.

                          NEWMONT MINING CORPORATION

  RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges was 1.4, 0.5, (5.2), 1.9, and 1.1 for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively. The ratio of earnings to fixed charges represents income before income taxes and interest expense divided by interest expense. Interest expense includes amortization of capitalized interest and the portion of rent expense representative of interest. Earnings in 1998 were inadequate to cover fixed charges, with a deficiency of $706 million. The Company guarantees certain third party debt; however, it has not been and does not expect to be required to pay any amounts associated with such debt. Therefore, related interest on such debt has not been included in the ratio of earnings to fixed charges.

ITEM 7. EXHIBIT

   (c) Exhibit

      23 Consent of Independent Public Accountants

EXHIBIT NO. DESCRIPTION
----------- -----------

    23      Consent of Independent Public Accountants

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NEWMONT MINING CORPORATION

                                                     /S/ BRITT D. BANKS
                                          By: _________________________________
                                               Britt D. Banks, Secretary and
                                                 Associate General Counsel

Dated: May 9, 2001

                                                                     EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report included in this Form 8-K, into Newmont Mining Corporation's previously filed S-8 Registration Statement Nos. 033-49872, 033-53267, 033-62496, 333-04161, 333-64795, 333-69147, 333-69145, 333-75993, 333-38178,
333-38184; S-8 Registration Statement to Form S-4 No. 333-50516; Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-19335-01; S-3 Registration Statement Nos. 033-45325, 033-54249, 033-45325, 333-59141, 333-82671,
333-48908; S-3 Registration Statement to Form S-4 No. 333-50516; S-4 Registration Statement No. 333-92029.

Denver, Colorado,
May 9, 2001.

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                               -----------------

                                   FORM 10-Q

(MARK ONE)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934

               FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2001

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
    EXCHANGE ACT OF 1934

                    FOR THE TRANSITION PERIOD FROM      TO

                        COMMISSION FILE NUMBER: 1-1153

                          NEWMONT MINING CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                         13-2526632
(STATE OR OTHER JURISDICTION INCORPORATION OR ORGANIZATION) (I.R.S. EMPLOYER IDENTIFICATION NO.)

          1700 LINCOLN STREET, DENVER, COLORADO                            80203
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

                                 303-863-7414
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. [X] Yes [_] No

There were 196,034,980 shares of common stock outstanding on October 25, 2001.

                         PART I--FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
     STATEMENTS OF CONSOLIDATED OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                       (IN THOUSANDS, EXCEPT PER SHARE)
                                  (UNAUDITED)

                                                                             THREE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                                             ------------------
                                                                               2001      2000
                                                                             --------  --------
Sales and other income
   Sales.................................................................... $424,397  $419,395
   Dividends, interest and other............................................   (3,291)      697
                                                                             --------  --------
                                                                              421,106   420,092
                                                                             --------  --------
Costs and expenses
   Costs applicable to sales................................................  283,269   256,320
   Depreciation and depletion...............................................   71,479    89,204
   Exploration and research.................................................   12,843    20,699
   General and administrative...............................................   12,388    18,593
   Interest, net of capitalized interest of $2,881 and $2,189, respectively.   21,745    22,984
   Expenses for acquisition settlement......................................       --    42,181
   Other....................................................................    2,953    20,616
                                                                             --------  --------
                                                                              404,677   470,597
                                                                             --------  --------
Operating income (loss).....................................................   16,429   (50,505)
Gain on written call options................................................      943    24,123
                                                                             --------  --------
Pre-tax income (loss) before minority interest and equity income............   17,372   (26,382)
Income tax benefit..........................................................    8,509    10,552
Minority interest in income of affiliates...................................  (19,335)  (19,496)
Equity income of Batu Hijau.................................................   16,852       666
                                                                             --------  --------
Net income (loss)...........................................................   23,398   (34,660)
Preferred stock dividends...................................................   (1,870)   (1,870)
                                                                             --------  --------
Net income (loss) applicable to common shares............................... $ 21,528  $(36,530)
                                                                             ========  ========
Net income (loss)........................................................... $ 23,398  $(34,660)
Other comprehensive income (loss), net of tax...............................    7,163    (8,934)
                                                                             --------  --------
Comprehensive income (loss)................................................. $ 30,561  $(43,594)
                                                                             ========  ========
Net income (loss) per common share, basic and diluted....................... $   0.11  $  (0.19)
                                                                             ========  ========
Basic weighted average shares outstanding...................................  195,880   192,191
Diluted weighted average shares outstanding.................................  196,068   192,191
Cash dividends declared per common share.................................... $   0.03  $   0.03
                                                                             ========  ========

                See Notes to Consolidated Financial Statements

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
         STATEMENTS OF CONSOLIDATED OPERATIONS AND COMPREHENSIVE LOSS
                       (IN THOUSANDS, EXCEPT PER SHARE)
                                  (UNAUDITED)

                                                                                       NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                                    ----------------------
                                                                                       2001        2000
                                                                                    ----------  ----------
Sales and other income
   Sales........................................................................... $1,210,855  $1,283,712
   Dividends, interest and other...................................................      3,587       4,460
                                                                                    ----------  ----------
                                                                                     1,214,442   1,288,172
                                                                                    ----------  ----------
Costs and expenses
   Costs applicable to sales.......................................................    812,963     758,626
   Depreciation and depletion......................................................    218,829     258,605
   Exploration and research........................................................     43,463      58,884
   General and administrative......................................................     40,532      49,389
   Interest, net of capitalized interest of $9,523and $4,039, respectively.........     62,641      71,063
   Merger and restructuring........................................................     60,510          --
   Expenses for acquisition settlement.............................................         --      42,181
   Other...........................................................................      8,203      25,873
                                                                                    ----------  ----------
                                                                                     1,247,141   1,264,621
                                                                                    ----------  ----------
Operating income (loss)............................................................    (32,699)     23,551
Gain on written call options.......................................................      1,797      13,054
                                                                                    ----------  ----------
Pre-tax income (loss) before minority interest, equity income (loss) and cumulative
  effect of changes in accounting principle........................................    (30,902)     36,605
Income tax benefit (expense).......................................................      6,666      (5,782)
Minority interest in income of affiliates..........................................    (44,423)    (66,733)
Equity income (loss) of Batu Hijau.................................................     23,214     (14,735)
                                                                                    ----------  ----------
Net loss before cumulative effect of changes in accounting principle...............    (45,445)    (50,645)
Cumulative effect of changes in accounting principle, net..........................         --     (12,572)
                                                                                    ----------  ----------
Net loss...........................................................................    (45,445)    (63,217)
Preferred stock dividends..........................................................     (5,607)     (5,607)
                                                                                    ----------  ----------
Net loss applicable to common shares............................................... $  (51,052) $  (68,824)
                                                                                    ==========  ==========
Net loss........................................................................... $  (45,445) $  (63,217)
Other comprehensive income (loss), net of tax......................................     11,140     (27,309)
                                                                                    ----------  ----------
Comprehensive loss................................................................. $  (34,305) $  (90,526)
                                                                                    ==========  ==========
Net loss before cumulative effect of changes in accounting principles per common
  share, basic and diluted......................................................... $    (0.26) $    (0.29)
                                                                                    ==========  ==========
Net loss per common share, basic and diluted....................................... $    (0.26) $    (0.36)
                                                                                    ==========  ==========
Basic weighted average shares outstanding..........................................    194,720     192,014
Diluted weighted average shares outstanding........................................    194,720     192,014
Cash dividends declared per common share........................................... $     0.09  $     0.09
                                                                                    ==========  ==========


                See Notes to Consolidated Financial Statements

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)
                                  (UNAUDITED)

                                                             SEPTEMBER 30, DECEMBER 31,
                                                                 2001          2000
                                                             ------------- ------------
Assets
   Cash and cash equivalents................................  $   90,516    $   77,558
   Short-term investments...................................       7,338         7,084
   Accounts receivable......................................      26,381        29,281
   Inventories..............................................     327,801       361,040
   Marketable securities of Lihir...........................      62,340        37,879
   Prepaid taxes............................................      20,130        46,307
   Current portion of deferred income tax assets............       9,626         9,624
   Other current assets.....................................      46,856        43,395
                                                              ----------    ----------
       Current assets.......................................     590,988       612,168
Property, plant and mine development, net...................   2,261,642     2,190,504
Investment in Batu Hijau....................................     541,464       527,568
Long-term inventory.........................................     148,474       163,782
Deferred income tax assets..................................     341,744       294,939
Restricted cash.............................................          --        41,968
Other long-term assets......................................      92,944        85,837
                                                              ----------    ----------
          Total assets......................................  $3,977,256    $3,916,766
                                                              ==========    ==========
Liabilities
   Short-term borrowings....................................  $       --    $   10,000
   Current portion of long-term debt........................     189,189        70,447
   Accounts payable.........................................      72,400        87,757
   Current portion of deferred income tax liabilities.......       7,983        10,223
   Other accrued liabilities................................     186,482       220,175
                                                              ----------    ----------
       Current liabilities..................................     456,054       398,602
   Long-term debt...........................................   1,092,293     1,129,390
   Reclamation and remediation liabilities..................     170,342       160,548
   Deferred revenue.........................................     191,039       137,198
   Fair value of written call options.......................          --        55,638
   Deferred income tax liabilities..........................     123,046       104,649
   Other long-term liabilities..............................     254,366       239,384
                                                              ----------    ----------
          Total liabilities.................................   2,287,140     2,225,409
                                                              ----------    ----------
Contingencies (Notes 5 and 12)
Minority interest in affiliates.............................     230,539       191,314
                                                              ----------    ----------
Stockholders' equity
   Convertible preferred stock..............................      11,500        11,500
   Common stock.............................................     313,559       312,107
   Additional paid-in capital...............................   1,460,637     1,463,318
   Accumulated other comprehensive loss.....................     (14,648)      (25,788)
   Retained deficit.........................................    (311,471)     (261,094)
                                                              ----------    ----------
          Total stockholders' equity........................   1,459,577     1,500,043
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $3,977,256    $3,916,766
                                                              ==========    ==========

                See Notes to Consolidated Financial Statements

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                       NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                                     ---------------------
                                                                                        2001       2000
                                                                                     ----------  ---------
Operating activities:
   Net loss......................................................................... $  (45,445) $ (63,217)
   Adjustments to reconcile net loss to net cash provided by operating activities:
      Depreciation and depletion....................................................    218,829    258,605
      Amortization of capitalized mining costs......................................     30,696     62,814
      Deferred taxes................................................................    (35,282)   (22,736)
      Noncash merger and restructuring expenses.....................................     14,667         --
      Stock issued for acquisition settlement.......................................         --     40,000
      Cumulative effect of accounting changes.......................................         --     12,572
      Amortization of put option premiums...........................................         --     16,842
      Gain on written call options..................................................     (1,797)   (13,054)
      Foreign currency exchange loss................................................      5,283      5,855
      Minority interest, net of dividends...........................................     39,224     37,048
      Undistributed (income) losses of Batu Hijau...................................    (23,214)    14,735
      Gain on sale of assets and other..............................................     (5,795)      (862)
      (Increase) decrease in operating assets:
         Accounts receivable........................................................     (2,502)     7,214
         Inventories................................................................     49,402    (44,253)
         Other assets...............................................................     21,785    (14,982)
      Increase (decrease) in operating liabilities:
         Accounts payable and accrued expenses......................................    (45,046)    16,689
         Other liabilities..........................................................     13,531     24,971
                                                                                     ----------  ---------
Net cash provided by operating activities...........................................    234,336    338,241
                                                                                     ----------  ---------
Investing activities:
   Additions to property, plant and mine development................................   (329,374)  (271,063)
   Repayments from (advances to) Batu Hijau.........................................      8,780   (111,488)
   Repayments from joint ventures and affiliates....................................         --     16,440
   Cash effect of affiliate merger..................................................         --    (54,700)
   Proceeds from asset sales and other..............................................      2,073     (3,671)
                                                                                     ----------  ---------
Net cash used in investing activities...............................................   (318,521)  (424,482)
                                                                                     ----------  ---------
Financing activities:
   Repayment of short-term borrowings...............................................    (10,000)        --
   Proceeds from long-term borrowings...............................................  1,013,550    384,000
   Repayments of long-term borrowings...............................................   (931,196)  (342,971)
   Decrease in restricted cash......................................................     40,000         --
   Dividends paid on common and preferred stock.....................................    (23,219)   (20,724)
   Other............................................................................      5,845       (938)
                                                                                     ----------  ---------
Net cash provided by financing activities...........................................     94,980     19,367
                                                                                     ----------  ---------
Effect of exchange rate changes on cash.............................................      2,163      3,572
                                                                                     ----------  ---------
Net change in cash and cash equivalents.............................................     12,958    (63,302)
Cash and cash equivalents at beginning of period....................................     77,558    122,832
                                                                                     ----------  ---------
Cash and cash equivalents at end of period.......................................... $   90,516  $  59,530
                                                                                     ==========  =========
Supplemental information:
Interest paid, net of amounts capitalized of $9,523 and $4,039, respectively........ $   60,449  $  77,387
Income taxes paid................................................................... $   56,379  $  67,370

                See Notes to Consolidated Financial Statements

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  BASIS OF PREPARATION OF FINANCIAL STATEMENTS

   These unaudited interim consolidated financial statements of Newmont Mining Corporation ("NMC") and its subsidiaries (collectively, the "Company") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles as long as the statements are not misleading. In the opinion of management, all adjustments necessary for a fair presentation of these interim statements have been included and are of a normal recurring nature. These interim financial statements should be read in conjunction with the 2000 financial statements of the Company filed on Form 8-K on May 9, 2001.

   Certain prior year amounts have been reclassified to conform to the current year presentation.

   In January 2001, the Company completed a merger with Battle Mountain Gold Company ("Battle Mountain") where each share of common stock of Battle Mountain and each exchangeable share of Battle Mountain Canada Ltd. (a wholly-owned subsidiary of Battle Mountain) was converted into the right to receive 0.105 share of NMC common stock, or approximately 24.1 million shares. The Company also exchanged 2.3 million shares of newly issued $3.25 convertible preferred stock for all outstanding shares of Battle Mountain $3.25 convertible preferred stock. The merger was accounted for as a pooling of interests, and as such, consolidated financial statements have been restated to include Battle Mountain's financial data as if Battle Mountain had always been part of Newmont.

   The following table sets forth results of operations of the previously separate companies for the periods before the combination (in millions):

                                                          THREE MONTHS ENDED  NINE MONTHS ENDED
                                                            SEPTEMBER 30,       SEPTEMBER 30,
                                                          -----------------  ------------------
                                                            2001      2000     2001      2000
                                                           ------    ------  --------  --------
Sales--pre-merger:
   Company............................................... $   --    $363.5   $     --  $1,082.1
   Battle Mountain.......................................     --      55.9         --     201.6
Sales--post-merger.......................................  424.4        --    1,210.9        --
                                                           ------    ------  --------  --------
Total.................................................... $424.4    $419.4   $1,210.9  $1,283.7
                                                           ======    ======  ========  ========
Net income (loss) applicable to common shares pre-merger:
   Company............................................... $   --    $(20.1)  $     --  $  (38.6)
   Battle Mountain.......................................     --     (16.4)        --     (30.2)
Net income (loss) applicable to common shares post merger   21.5        --      (51.1)       --
                                                           ------    ------  --------  --------
Total.................................................... $ 21.5    $(36.5)  $  (51.1) $  (68.8)
                                                           ======    ======  ========  ========

(2) INVENTORIES (IN THOUSANDS)

                                         AT SEPTEMBER 30, AT DECEMBER 31,
                                         ---------------- ---------------
                                               2001            2000
                                         ---------------- ---------------
      Current:
         Ore and in-process inventories.     $222,293        $241,181
         Precious metals................        9,111          23,452
         Materials and supplies.........       96,397          95,395
         Other..........................           --           1,012
                                             --------        --------
                                             $327,801        $361,040
                                             ========        ========
      Non-current:
         Ore in stockpiles..............     $148,474        $163,782
                                             ========        ========

(3) INVESTMENT IN BATU HIJAU

   The Company has an indirect 45% interest in P.T. Newmont Nusa Tenggara (PTNNT), the owner of the Batu Hijau copper/gold mine in Indonesia, through the Nusa Tenggara Partnership (NTP). Because the Company carried a proportionate amount of the investment of the 20% Indonesian owner, until recouping the bulk of its construction investment, including interest, the Company recognizes 56.25% of Batu Hijau's income. The equity investment in Batu Hijau was $541.5 million and $527.6 million at September 30, 2001 and December 31, 2000, respectively, based on accounting principles generally accepted in the U.S. Differences between 56.25% of NTP's net assets and the Company's investment include (i) $206.9 million for the fair market value adjustment recorded by NTP in conjunction with the Company's initial contribution, net of amortization,
(ii) $22.7 million for intercompany charges, (iii) $115.2 million for the fair market value adjustment recorded by the Company in conjunction with the purchase of a subsidiary minority interest, net of amortization and (iv) $139.8 million for contributions recorded by the Company that were classified as debt by NTP. Certain of these amounts are amortized or depreciated on a unit-of-production basis. (See Note (11) for a description of the Company's equity income (loss) in Batu Hijau, where its net income reflects the elimination of interest between PTNNT and NTP.) NTP's long-term debt is non-recourse to the Company and its partner. Repayment of this debt will be in semi-annual installments of $43.5 million from May 2001 through November 2010 and $22.1 million from May 2011 through November 2013 for the project financing, and $22.5 million in May 2005 for an additional loan facility. The Company and its partner have a contingent obligation to provide a $125 million support facility on a pro-rata basis, if required.

   Following is NTP summarized financial information based on U.S. generally accepted accounting principles (in millions):

                                THREE MONTHS ENDED NINE MONTHS ENDED
                                  SEPTEMBER 30,      SEPTEMBER 30,
                                -----------------  ----------------
                                  2001      2000     2001     2000
                                 ------    ------   ------   ------
             Revenues.......... $133.3    $111.7   $356.7    $284.8
             Net income (loss). $ 19.0    $(11.1)  $  1.9    $(64.1)
             Dividends received $   --    $   --   $   --    $   --

                                                     AT SEPTEMBER 30, AT DECEMBER 31,
                                                     ---------------- ---------------
                                                           2001            2000
(IN THOUSANDS)                                       ---------------- ---------------
Current assets......................................    $  215,438      $  209,011
Property, plant and mine development, net...........    $1,935,172      $2,020,386
Other assets........................................    $  185,533      $  135,674
Current portion of long-term debt...................    $   86,732      $   86,732
Current liabilities.................................    $ 195,5631      $  198,455
Debt and related interest to partners and affiliates    $  252,802      $  283,504
Long-term debt......................................    $  892,403      $  913,268
Other liabilities...................................    $   4,8791      $    2,013

(4) LONG-TERM DEBT

   In October 2001, the Company replaced its $1.0 billion revolving credit facility, expiring in June 2002, with a new $600 million revolving credit facility with a consortium of banks. The new facility includes (1) a $200 million revolver, with an initial term of 364 days that can be renewed annually as may be agreed between the Company and the lenders and (2) a $400 million 5-year revolving facility that matures in October 2006. There have been no borrowings under the new facility. Interest rates under the new facility are variable, can be fixed for up to six months at the option of the Company and are subject to adjustment if changes in the Company's long-term debt ratings occur. An annual facility fee of 0.150% and 0.175% is required for the 364-day and 5-year components, respectively. The new facility contains certain covenants, including limitations on aggregate consolidated indebtedness (net of cash balances) to 62.5% of total capitalization, maintenance of a ratio of "consolidated indebtedness (net of cash balances)" to "earnings before interest, taxes, depreciation and amortization" of 4.0 or less and certain limitations on incurring liens, fundamental business changes and transactions with affiliates.

   In May 2001, the Company issued $275 million of 8.625% notes due 2011. Proceeds of $272 million after transaction costs were used to repay then outstanding debt under the Company's $1.0 billion revolving credit facility, with the remainder for general corporate purposes. Battle Mountain Canada had $87.1 million outstanding at December 31, 2000 under a loan agreement with the Canadian Imperial Bank of Commerce, with respect to which a restricted, collateral cash account had been established for repayment of a portion of the loan. Another portion of the loan was due the earlier of the sale of Lihir Gold stock or December 31, 2003.

   Subsequent to the NMC/Battle Mountain merger, the entire loan was repaid from the collateral cash account and from the Company's credit facility.

(5) SALES CONTRACTS, COMMODITY AND FINANCIAL INSTRUMENTS

   In mid-1999, the Company purchased near-term put option contracts for 2.85 million ounces of gold, with a strike price of $270 per ounce, which expired August 1999 through December 2000. This noncash purchase was paid for by selling call option contracts for 2.35 million ounces at average strike prices ranging from $350 to $385 per ounce. The initial fair value of the put options of $37.6 million was amortized over the term of the options. The call options, with an initial fair value of $37.6 million, were marked to market at each reporting date in current earnings and at December 31, 2000, had a fair value of $55.6 million. In September 2001, the Company entered into transactions that closed out the call options. These options were replaced with a series of sales contracts requiring physical delivery of the same quantity of gold over slightly extended future periods. The written call options were marked to their market value of $53.8 million immediately prior to close out, resulting in a noncash gain of $0.9 million in the third quarter of 2001. The noncash mark-to-market gain totaled $1.8 million and $13.1 million for the nine months ended September 30, 2001 and 2000, respectively. The $53.8 million value of the sales contracts was recorded as DEFERRED REVENUE and will be included in sales revenue as delivery occurs.

   Under the terms of the sales contracts, the Company will receive the lower of the gold spot market price on each delivery date or the designated capped price indicated below:

                      2005      2008      2009     2011     TOTAL
                    -------- ---------- -------- -------- ----------
Ounces.............  500,000  1,000,000  600,000  250,000  2,350,000
Price cap per ounce $    350 $      384 $    381 $    392 $      377

   In 1999, the Company entered into a prepaid forward sale contract for approximately 483,333 ounces of gold, with initial proceeds of $137.2 million, for delivery in June 2005, 2006 and 2007. Such proceeds were recorded as DEFERRED REVENUE and will be recognized in income when the related gold is delivered. Additional proceeds will be determined at each delivery date based on the excess of the then existing market price (not to exceed $380 per ounce) over $300 per ounce. The prepaid forward sale contract also included semi-annual delivery requirements of approximately 17,950 ounces beginning June 2000 through June 2007. The Company entered into forward purchase contracts at prices increasing from $263 per ounce in 2000 to $354 per ounce in 2007 to coincide with these delivery commitments. The fair value of the forward purchase contracts was $1.5 million at September 30, 2001 and changes in fair value are reflected in OTHER COMPREHENSIVE INCOME (LOSS).

   The Company also had the following commodity instruments as of September 30, 2001:

                                            2001    2002    2003    2004  TOTAL/AVERAGE
                                           ------- ------- ------- ------ -------------
Combination call and put options:
   Written call options--ounces...........  23,188  92,752  92,752  7,563    216,255
       Average strike price per ounce..... $   348 $   348 $   348 $  359   $    348
Purchased put options--ounces.............  23,188  92,752  92,752  7,563    216,255
       Average strike price per ounce..... $   286 $   286 $   286 $  296   $    286
Flat forward contracts--ounces............   7,813  31,252  31,252  1,563     71,880
       Average price per ounce............ $   314 $   314 $   314 $  323   $    314

   The Company is not required to place collateral with respect to its sales contracts and commodity instruments and there are no associated margin calls. Credit risk is minimized by dealing only with major financial institutions/counterparties. The combination put and call options have been designated as cash flow hedges and had a fair value of $1.4 million and $2.7 million at September 30, 2001 and January 1, 2001, respectively (included in OTHER LONG-TERM ASSETS). The effective portion of the intrinsic value component of these hedges is marked to market through accumulated OTHER COMPREHENSIVE INCOME (LOSS). The flat forwards had a fair value of $1.3 million and $2.0 million at September 30, 2001 and December 31, 2000, respectively. A $1.00 increase in the gold price would result in a $0.57 per ounce increase and $1.00 per ounce decrease in the fair value of the combination options and flat forwards, respectively, at September 30, 2001.

   In September and October 2001, the Company entered into a series of interest-rate swap transactions in which the Company will receive fixed-rate interest payments, at 8.375% or 8.625%, and will pay floating-rate interest amounts based on periodic LIBOR settings plus a spread, ranging from 3.45% to 4.25%. To date, the notional principal amount of these transactions (representing the amount of principal tied to floating interest rate exposure) totals $110 million. These transactions have been designated as fair value hedges and at September 30, 2001, had a fair value of $0.6 million.

(6) DIVIDENDS, INTEREST AND OTHER INCOME

                                              THREE MONTHS   NINE MONTHS
                                                  ENDED         ENDED
                                              SEPTEMBER 30, SEPTEMBER 30,
                                              ------------  ------------
                                               2001   2000   2001   2000
                                              -----  -----  -----  -----
Interest income.............................. $ 1.5  $ 1.9  $ 3.2  $ 7.9
Foreign currency exchange loss, net..........  (4.5)  (2.7)  (5.3)  (6.6)
Net gain (loss) on sale of surplus properties  (0.2)    --    3.6     --
Other........................................  (0.1)   1.5    2.1    3.2
                                              -----  -----  -----  -----
   Total..................................... $(3.3) $ 0.7  $ 3.6  $ 4.5
                                              =====  =====  =====  =====

(7) MERGER AND RESTRUCTURING EXPENSES

   In conjunction with the NMC/Battle Mountain merger, expenses of $28.1 million were incurred in the first quarter of 2001. Total merger expenses of $35.0 million, of which $6.9 million were incurred in 2000, included $19.8 million for investment/professional advisory fees, $11.7 for terminated employee benefits and severance costs and $3.5 million for office closures and related disposals of redundant assets. Expenses associated with restructuring the Company's exploration program and a voluntary early retirement program were $32.4 million and included $22.1 million for retirement benefits and $10.3 million for employee severance and office closures.

(8) EXPENSES FOR ACQUISITION SETTLEMENT AND OTHER EXPENSES

   In the third quarter of 2000, the Company resolved a long-standing dispute regarding the acquisition of an additional interest in Minera Yanacocha, a gold mining operation located in Peru, by issuing $40 million (2.6 million shares) of NMC common stock. Including expenses, $42.2 million was charged to income. OTHER EXPENSES for the 2000 periods included $9.5 million for community improvements, remediation efforts and a fine related to the Yanacocha mercury spill described in Note 12 (b) and $5.6 million to increase the estimated reclamation liability at the San Luis property in Colorado.

(9) ACCOUNTING CHANGES

   Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No.133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") that requires recognition of all derivative instruments on the balance sheet as either assets or liabilities and measurement at fair value. Unless specific hedging criteria are met, changes in the derivative's fair value are recognized currently in earnings. Gains and losses on derivative hedging instruments are recorded in either other comprehensive income (loss) or current earnings (loss), depending on the nature of the instrument.

   The Company changed its method of accounting for revenue recognition in the fourth quarter of 2000, effective January 1, 2000, to record sales upon delivery of third-party refined gold to the customer. Previously, revenue was recognized upon the completion of the production process, or when gold was poured into dore at the mine site. The cumulative effect of the change was $12.6 million, net of tax and minority interest.

   In June 2001, the FASB issued SFAS Nos. 141 and 142, "Business Combinations" and "Goodwill and Other Intangible Assets", respectively. The adoption of these standards is not expected to impact the Company's historical financial statements or results of operations.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" that established standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The statement provides for an initial recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred when a reasonable estimate of fair value can be made. The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational allocation method and is adjusted to reflect period-to-period changes in the liability resulting from passage of time and revisions to either timing or the amount of the original estimate. The statement is effective for fiscal years beginning after June 15, 2002 and the Company is in the process of determining the effect of adoption, but does not anticipate a significant impact upon adoption.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" that established a single accounting model, based on the framework of SFAS No. 121 ("Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of"), for long-lived assets to be disposed of by sale. The statement is effective for fiscal years beginning after December 15, 2001 and the Company does not expect any significant impact upon adoption.

(10) COMPREHENSIVE INCOME (LOSS)

   OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX, included a $16.6 million gain and a $24.9 million loss, for temporary changes in the market value of Lihir Gold securities, and losses of $5.2 million and $2.4 million, for foreign currency translation adjustments, in the nine months ended September 30, 2001 and 2000, respectively. The first nine months of 2001 also included losses of $0.3 million for the effective portion of changes in fair value of cash flow hedge instruments.

(11) SEGMENT INFORMATION

   The Company predominantly operates in a single industry as a worldwide corporation engaged in gold production, exploration for gold and acquisition of gold properties. The Company has operations in North America, South America, Indonesia, Uzbekistan and Australia and its reportable segments are based on the geographic location of these operations. Earnings from operations do not include general corporate expenses, interest (except project-specific interest) or income taxes (except for equity investments).

   Financial information relating to the Company's consolidated segments is as follows (in millions):

                                                        THREE MONTHS ENDED SEPTEMBER 30, 2001
                                                        -------------------------------------
                                   NORTH       SOUTH                     ZARAFSHAN-
                                  AMERICAN   AMERICAN   MINAHASA          NEWMONT,
                                 OPERATIONS OPERATIONS* INDONESIA        UZBEKISTAN AUSTRALIA OTHER   CONSOLIDATED
                                 ---------- ----------- ---------        ---------- --------- ------  ------------
Sales...........................   $214.1     $164.1      $21.2            $16.9      $8.1    $   --     $424.4
Interest income.................   $  0.1     $  0.6      $ 0.1            $ 0.3      $ --    $  0.4     $  1.5
Interest expense, net of amounts
 capitalized....................   $  0.1     $  0.8      $  --            $ 0.2      $ --    $ 20.6     $ 21.7
Depreciation and depletion......   $ 36.5     $ 25.9      $ 3.9            $ 2.5      $1.0    $  1.7     $ 71.5
Pre-tax income (loss) before
 minority interest and equity
 income.........................   $ (8.6)    $ 60.7      $ 4.5            $ 6.3      $2.9    $(48.4)    $ 17.4
Significant non-cash items:
  Amortization of capitalized
   mining.......................   $ 12.1     $   --      $  --            $  --      $ --    $   --     $ 12.1
Capital expenditures............   $ 16.1     $ 75.9      $  --            $11.3      $0.6    $  4.6     $108.5

--------
* Not reduced for minority interest

                                                        THREE MONTHS ENDED SEPTEMBER 30, 2000
                                                        -------------------------------------
                                   NORTH       SOUTH                     ZARAFSHAN-
                                  AMERICAN   AMERICAN   MINAHASA          NEWMONT,
                                 OPERATIONS OPERATIONS* INDONESIA        UZBEKISTAN AUSTRALIA OTHER   CONSOLIDATED
                                 ---------- ----------- ---------        ---------- --------- ------  ------------
Sales...........................   $231.7     $140.8      $24.3            $15.5      $7.1    $   --     $419.4
Interest income.................   $   --     $  0.5      $  --            $  --      $ --    $  1.4     $  1.9
Interest expense, net of amounts
 capitalized....................   $   --     $  0.7      $  --            $ 0.4      $ --    $ 21.9     $ 23.0
Depreciation and depletion......   $ 48.3     $ 27.4      $ 6.6            $ 4.4      $0.9    $  1.6     $ 89.2
Pre-tax income (loss) before
 minority interest and equity
 income.........................   $ (3.9)    $ 46.8      $ 7.7            $ 3.7      $3.5    $(84.2)    $(26.4)
Significant non-cash items:
  Amortization of capitalized
   mining.......................   $ 25.9     $   --      $ 1.2            $  --      $ --    $   --     $ 27.1
Capital expenditures............   $ 39.6     $ 68.3      $  --            $ 0.7      $1.2    $  1.8     $111.6

--------
* Not reduced for minority interest

                                                        NINE MONTHS ENDED SEPTEMBER 30, 2001
                                                        ------------------------------------
                                   NORTH       SOUTH                    ZARAFSHAN-
                                  AMERICAN   AMERICAN   MINAHASA         NEWMONT,
                                 OPERATIONS OPERATIONS* INDONESIA       UZBEKISTAN AUSTRALIA  OTHER   CONSOLIDATED
                                 ---------- ----------- ---------       ---------- --------- -------  ------------
Sales...........................   $632.5     $437.0      $73.4           $43.6      $24.4   $    --    $1,210.9
Interest income.................   $  0.1     $  1.5      $ 0.1           $ 0.3      $  --   $   1.2    $    3.2
Interest expense, net of amounts
 capitalized....................   $  0.2     $  2.4      $  --           $ 0.7      $  --   $  59.3    $   62.6
Depreciation and depletion......   $110.4     $ 77.2      $15.0           $ 8.3      $ 3.0   $   4.9    $  218.8
Pre-tax income (loss) before
 minority interest and equity
 income.........................   $(21.2)    $134.0      $20.7           $13.0      $10.2   $(187.6)   $  (30.9)
Significant non-cash items:
  Amortization of capitalized
   mining.......................   $ 26.6     $   --      $ 4.1           $  --      $  --   $    --    $   30.7
Capital expenditures............   $ 60.4     $242.1      $  --           $17.2      $ 2.1   $   7.6    $  329.4

--------
* Not reduced for minority interest

                                                           NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                           -----------------------------------
                                      NORTH       SOUTH                    ZARAFSHAN-
                                     AMERICAN   AMERICAN   MINAHASA         NEWMONT,
                                    OPERATIONS OPERATIONS* INDONESIA       UZBEKISTAN AUSTRALIA  OTHER   CONSOLIDATED
                                    ---------- ----------- ---------       ---------- --------- -------  ------------
Sales..............................   $703.5     $417.8      $86.7           $51.8      $23.9   $    --    $1,283.7
Interest income....................   $   --     $  3.0      $ 0.1           $  --      $  --   $   4.8    $    7.9
Interest expense, net of amounts
 capitalized.......................   $  0.2     $  4.0      $  --           $ 1.4      $  --   $  65.5    $   71.1
Depreciation and depletion.........   $148.2     $ 72.8      $18.3           $10.0      $ 3.4   $   5.9    $  258.6
Pre-tax income (loss) before
 minority interest, equity loss and
 cumulative effect of a change in
 accounting principle..............   $ 19.2     $161.8      $33.0           $17.4      $11.5   $(206.3)   $   36.6
Cumulative effect of a change in
 accounting principle..............   $ (5.2)    $ (5.2)     $(2.1)          $(2.4)     $(0.1)  $   2.4    $  (12.6)
Significant non-cash items:
  Amortization of capitalized
   mining..........................   $ 60.8     $   --      $ 2.0           $  --      $  --   $    --    $   62.8
Capital expenditures...............   $ 96.2     $156.8      $ 2.3           $ 3.0      $ 4.2   $   8.6    $  271.1

--------
* Not reduced for minority interest

   The Company operates the Batu Hijau mine in Indonesia that is accounted for as an equity investment. Batu Hijau financial information, based on U.S. generally accepted accounting principles, was as follows (in millions):

                                     THREE MONTHS ENDED  NINE MONTHS ENDED
                                       SEPTEMBER 30,       SEPTEMBER 30,
                                     -----------------  ------------------
                                       2001      2000     2001      2000
                                      ------    ------  --------  --------
       Sales........................ $133.0     $111.6  $  356.0  $  284.5
       Interest income.............. $  0.3     $   --  $    0.7  $    0.3
       Interest expense............. $ 27.4     $ 37.6  $   98.1  $   93.7
       Depreciation and amortization $ 24.1     $ 19.1  $   69.9  $   56.0
       Net income (loss)............ $ 13.4     $(23.1) $  (20.8) $  (83.4)
       Capital expenditures......... $ (0.6)    $ 55.4  $  (23.2) $  124.7
       Total assets at September 30,                    $2,204.8  $2,230.4

   EQUITY INCOME OF BATU HIJAU was $16.9 million in the third quarter of 2001 (based on 56.25% of Batu Hijau's income and elimination of $5.2 million and $2.8 million of intercompany interest and management fees, respectively, and amortization adjustments of $1.4 million). In the comparable 2000 period, equity income was $0.7 million (based on 56.25% of the Batu Hijau loss and elimination of $9.2 million and $2.9 million of intercompany interest and management fees, respectively, and amortization adjustments of $1.6 million). For the nine months ended September 30, 2001, EQUITY INCOME OF BATU HIJAU was $23.2 million (based on 56.25% of Batu Hijau's income and elimination of $22.6 million and $8.5 million of intercompany interest and management fees, respectively, and amortization adjustments of $3.8 million) and for the comparable 2000 period, the equity loss was $14.7 million (based on 56.25% of the Batu Hijau loss and elimination of $20.6 million and $8.8 million of intercompany interest and management fees, respectively, and amortization adjustments of $2.8 million).

(12) CONTINGENCIES

  (A) RECLAMATION OBLIGATIONS

   The Company's mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements. At September 30, 2001 and December 31, 2000, $120.3 million and $108.9 million, respectively, were accrued for reclamation costs relating to currently producing mineral properties.

   In addition, the Company is involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. The Company believes that the related environmental obligations associated with these sites are similar in nature with respect to the development of remediation plans, their risk profile and the compliance required to meet general environmental standards. Based upon the Company's best estimate of its liability for these matters, $58.6 million and $63.5 million were accrued for such obligations at September 30, 2001 and December 31, 2000, respectively. These amounts are included in OTHER ACCRUED LIABILITIES and RECLAMATION AND REMEDIATION LIABILITIES. Depending upon the ultimate resolution of these matters, the Company believes that it is reasonably possible that the liability for these matters could be as much as 40% greater or lower than the amount accrued at December 31, 2000. The amounts accrued for these matters are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are charged to COSTS AND EXPENSES, OTHER in the period estimates are revised.

   Details about certain of the more significant sites involved are discussed below.

  IDARADO MINING COMPANY ("IDARADO")--80.1% OWNED

   In July 1992, the Company and Idarado signed a consent decree with the State of Colorado ("State") that was agreed to by the U.S. District Court of Colorado to settle a lawsuit brought by the State under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), generally referred to as the "Superfund Act."

   Idarado settled natural resources damages and past and future response costs and provided habitat enhancement work. In addition, Idarado agreed in the consent decree to undertake specified remediation work at its former mining site in the Telluride/Ouray area of Colorado. Remediation work at this property is substantially complete. If the remediation does not achieve specific performance objectives defined in the consent decree, the State may require Idarado to implement supplemental activities at the site, also as defined in the consent decree. Idarado and the Company have obtained a $7.0 million reclamation bond to secure their potential obligations under the consent decree.

  RESURRECTION MINING COMPANY ("RESURRECTION")--100% OWNED

   The Company, Resurrection and other defendants were named in lawsuits filed by the State of Colorado, under the Superfund Act in 1983, and subsequently consolidated with a lawsuit filed by the U.S. Environmental Protection Agency ("EPA") in 1986. These proceedings seek to compel the defendants to remediate the impacts of pre-existing, historic mining activities near Leadville, Colorado that date back to the mid-1800's, which the government agencies claim are causing substantial environmental problems in the area.

   In 1988 and 1989, the EPA issued administrative orders with respect to one area on the site and the defendants have collectively implemented those orders by constructing a water treatment plant, which was placed in operation in early 1992. Remaining remedial work for this area primarily consists of environmental monitoring and maintenance activities.

   The parties have entered into a consent decree with respect to the remaining areas that apportions liabilities and responsibilities for the site among the various parties. The EPA has approved remedial actions for selected components of Resurrection's portion of the site, which were initiated in 1995. The EPA has not yet selected the final remedy for the site. Accordingly, the Company cannot yet determine the full extent or cost of its share of the remedial action that will be required. The government agencies may also seek to recover for damages to natural resources. In March 1999, the parties entered into a Memorandum of Understanding ("MOU") to facilitate the settlement of natural resources damages claims under CERCLA for the upper Arkansas River Basin. The MOU provides a structure for evaluation of damages and possible restoration activities that may be required if it is concluded such damages have occurred.

  DAWN MINING COMPANY LLC ("DAWN")--51% OWNED

   Dawn leased an open-pit uranium mine, currently inactive, on the Spokane Indian Reservation in the State of Washington. The mine is subject to regulation by agencies of the U.S. Department of Interior, the Bureau of Indian Affairs and the Bureau of Land Management, as well as the EPA. Dawn also owns a nearby uranium millsite facility that is subject to federal and state regulation.

   In 1991, Dawn's lease was terminated. As a result, Dawn was required to file a formal mine closure and reclamation plan. The Department of Interior has commenced an Environmental Impact Study to analyze Dawn's proposed plan and to consider alternate closure and reclamation plans for the mine. Dawn cannot predict at this time what type of mine reclamation plan may be selected by the Department of Interior. Dawn does not have sufficient funds to pay for the reclamation plan it proposed or for any alternate plan.

   The Department of Interior previously notified Dawn that when the lease was terminated, it would seek to hold Dawn and the Company (as Dawn's 51% owner) liable for any costs incurred as a result of Dawn's failure to comply with the lease and applicable regulations. Other government agencies have asserted that the Company is liable for future reclamation or remediation work at the mine or millsite. In mid-2000, the mine was included on the National Priorities List under CERCLA. The Company will vigorously contest any claims as to its liability. The Company cannot reasonably predict the likelihood or outcome of any future action against Dawn or the Company arising from this matter.

   In late 1999, Dawn initiated state approval for a revised mill closure plan that, if implemented, would expedite the reclamation process at the mill. The State of Washington recently approved this revised plan. The currently approved clean fill plan for the mill is secured by a $14.1 million bond that is 50% secured by a letter of credit and is guaranteed by the Company.

  SAN LUIS, COLORADO--100% OWNED

   The San Luis open-pit gold mine in southern Colorado was operated by a subsidiary of Battle Mountain and ceased operations in November 1996. Since then substantial closure and reclamation work has been performed. In August 1999, the Colorado Department of Public Health and Environment ("CDPHE") issued a notice of violation of the Water Quality Control Act and in October 1999 amended the notice to authorize operation of a water treatment facility and the discharge of treated water. Battle Mountain has made all submittals required by the CDPHE notice and conducted the required response activities. Battle Mountain negotiated a settlement with CDPHE resolving alleged violations that was effective September 1, 2000. In October 2000, the CDPHE received an "Application for Reconsideration of Order for Civil Penalty" by project opponents seeking to appeal the terms of the settlement. The application was denied by CDPHE. Project opponents have filed a judicial appeal in the District Court for Costilla County, Colorado, naming the CDPHE as defendant. Battle Mountain has intervened in the appeal to protect its interests in the settlement. The Company cannot reasonably predict the likelihood or outcome of this or any future action against Battle Mountain or the Company relating to this site.

  (B) OTHER

   In June 2000, a transport contractor of Minera Yanacocha spilled approximately 151 kilograms of mercury near the town of Choropampa, Peru, which is located 53 miles southwest of the mine. Mercury is a byproduct of gold mining and was sold to a Lima firm for use in medical instrumentation and industrial applications. A comprehensive health and environmental remediation program was undertaken by Minera Yanacocha. In August 2000, Minera Yanacocha paid under protest a fine of 1,740,000 soles (approximately US$500,000) to the

Peruvian government. Minera Yanacocha entered into agreements with three of the communities impacted by this incident to provide a variety of public works as compensation for the disruption and inconvenience caused by the incident. Estimated costs of $10.0 million for these improvements, other remediation efforts, personal compensation and the fine were included in Other expense in 2000.

   On September 10, 2001, NMC, various wholly-owned subsidiaries and Minera Yanacocha S.R.L. (51.35% owned by Newmont Second Capital Corporation) and other defendants were named in a lawsuit filed by over 900 Peruvian citizens in Denver District Court for the State of Colorado. This action seeks compensatory and punitive damages based on claims associated with the mercury spill incident. The response to the Complaint will be filed in late October. Neither the Company nor Minera Yanacocha can reasonably predict the likelihood of any additional expenditures related to this matter.

(13) SUPPLEMENTARY DATA

   The ratio of earnings to fixed charges for the nine months ended September 30, 2001 was 0.83 and earnings were inadequate to cover fixed charges with a deficiency of $12 million. The ratio of earnings to fixed charges represents income before income taxes and interest expense divided by interest expense. Interest expense includes amortization of capitalized interest and the portion of rent expense representative of interest. The Company guarantees certain third party debt; however, it has not been and does not expect to be required to pay any amounts associated with such debt. Therefore, related interest on such debt has not been included in the ratio of earnings to fixed charges.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   The following provides information that management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of Newmont Mining Corporation ("NMC") and its subsidiaries (collectively, "Newmont"). The discussion should be read in conjunction with Management's Discussion and Analysis included in Newmont's Annual Report on Form 10-K.

   As described in Note (1), Newmont completed a merger with Battle Mountain Gold Company in January 2001, where each share of common stock of Battle Mountain and each exchangeable share of Battle Mountain Canada Ltd. (a wholly-owned subsidiary of Battle Mountain) was converted into the right to receive
0.105 share of NMC stock, or approximately 24.1 million shares. The transaction was accounted for as a pooling of interests and as such, consolidated financial statements were restated to include Battle Mountain's financial data as if Battle Mountain had always been part of Newmont.

SUMMARY

   Newmont recorded net income to common shares of $21.5 million ($0.11 per share) and a net loss of $36.5 million ($0.19 per share) in the third quarter of 2001 and 2000, respectively. For the first nine months of 2001 and 2000, before an accounting change for revenue recognition in 2000, net losses to common shares were $51.1 million ($0.26 per share) and $56.3 million ($0.29 per share), respectively. The cumulative effect of the 2000 accounting change totaled $12.6 million ($0.07 per share), net of tax and minority interest.

   The third quarter and first nine months of 2001 included, net of tax, a $0.6 million and $1.1 million gain, respectively, for the noncash mark-to-market position on call option contracts that were closed out at the end of the quarter. The nine-month results in 2001 reflected lower gold prices and merger and restructuring expenses of $43.7 million ($0.23 per share), net of tax. The third quarter and first nine months of 2000 included, net of tax, a $13.3 million gain ($0.07 per share) and a $2.4 million loss ($0.01 per share), respectively, for noncash mark-to-market losses on call option contracts and amortization of put option premiums. The 2000 results also included $27.4 million ($0.14 per share), net of tax, for expenses related to an acquisition settlement.

   Total equity gold sales, total cash costs and average realized gold prices were as follows:

                                 THREE MONTHS ENDED NINE MONTHS ENDED
                                   SEPTEMBER 30,      SEPTEMBER 30,
                                 ------------------ -----------------
                                   2001      2000     2001     2000
                                 --------  -------- -------- --------
Equity gold sales ounces (000)..  1,393.3   1,320.1  4,034.9  3,986.4
Total cash costs per ounce...... $    191  $    176 $    185 $    173
Total costs per ounce........... $    241  $    240 $    237 $    235
Average price realized per ounce $    274  $    280 $    269 $    283

   For the full-year 2001, gold sales are expected to total approximately 5.4 million ounces with a total cash cost of $183 per ounce.

MARKET CONDITIONS AND RISKS

METAL PRICE

   Changes in the market price of gold significantly affect Newmont's profitability and cash flow. Gold prices can fluctuate widely and are affected by numerous factors, such as demand; forward selling by producers; central bank sales, purchases and lending; investor sentiment and global mine production levels. The gold price fell to a 20-year low of $253 in July 1999 and has periodically recovered moderately, with an average price of $269 for the first nine months of 2001 and $283 for September 2001. Changes in the market price of copper also affect Newmont's profitability and cash flow from its Batu Hijau mine in Indonesia. Newmont has generally sold its production at market prices, but has used a limited number of commodity instruments to provide a measure of price protection. At September 30, 2001, the following commodity instruments were outstanding:

                                                                       FAIR VALUE
                                                              OUNCES  (IN MILLIONS)
                                                              ------- -------------
Combination, matched put and call options, expiring 2001-2004 216,255     $1.4
Flat forward sales contracts, 2001-2004......................  71,880     $1.3

   The combination, matched put and call options have been designated as cash flow hedges such that changes in the effective portion of the intrinsic value component of the hedge is marked to market through accumulated other comprehensive income or loss. A one-dollar increase in the gold price would result in a $0.57 per ounce increase and $1.00 per ounce decrease in the fair value of the combination option contracts and flat forward contracts, respectively, assuming all other factors are constant.

   In mid-1999, the Company purchased near-term put option contracts for 2.85 million ounces of gold, with a strike price of $270 per ounce, which expired August 1999 through December 2000. This noncash purchase was paid for by selling call option contracts for 2.35 million ounces at average strike prices ranging from $350 to $385 per ounce. The initial fair value of the put options of $37.6 million was amortized over the term of the options. The call options, with an initial fair value of $37.6 million, were marked to market at each reporting date in current earnings and at December 31, 2000, had a fair value of $55.6 million. In September 2001, the Company entered into transactions that closed out the call options. These options were replaced with a series of sales contracts requiring physical delivery of the same quantity of gold over slightly extended future periods. The written call options were marked to the market value of $53.8 million immediately prior to close, resulting in a noncash gain of $0.9 million in the third quarter of 2001. The noncash mark-to-market gain totaled $1.8 million and $13.1 million for the nine months ended September 30, 2001 and 2000, respectively. The $53.8 million value of the sales contracts were recorded as DEFERRED REVENUE and will be included in sales revenue as delivery occurs. Under the terms of the contracts, Newmont will realize the lower of the spot price on the delivery date or the capped price ranging from $350 per ounce in 2005 to $392 per ounce in 2011.

FOREIGN CURRENCY

   In addition to the U.S., Newmont conducts operations in Canada, Peru, Bolivia, Uzbekistan and Indonesia and has an interest in joint ventures in Mexico and Australia. Gold produced at these operations is sold in the international markets for U.S. dollars. The cost and debt structures at these operations are also primarily U.S. dollar denominated, except for Canadian and Australian operations where such structures are primarily denominated in local currencies. To the extent that there are fluctuations in local currency exchange rates against the U.S. dollar, the devaluation of a local currency is generally economically neutral or beneficial to the operation since local salaries and supply contracts will decrease against the U.S. dollar revenue stream. Foreign currency exchange rate losses related to Canadian and Australian operations were $5.3 million and $6.6 million in the nine months ended September 30, 2001 and 2000, respectively.

INTEREST RATES

   Newmont's long-term debt is substantially comprised of fixed-rate debt as of September 30, 2001. In September and October 2001, Newmont entered into a series of interest-rate swap transactions in which it will receive fixed-rate interest payments, at 8.375% or 8.625%, and will pay floating-rate interest amounts based on periodic LIBOR settings plus a spread, ranging from 3.45% to 4.25%. To date, the notional principal amount of these transactions (representing the amount of principal tied to floating interest rate exposure) totals $110 million. These transactions have been designated as fair value hedges and at September 30, 2001, had a fair value of $0.6 million.

RESULTS OF OPERATIONS

GOLD SALES

                                   THREE MONTHS ENDED SEPTEMBER 30,     NINE MONTHS ENDED SEPTEMBER 30,
                                  ----------------------------------- ------------------------------------
                                   2001       2000   2001     2000      2001       2000   2001     2000
                                   ----       ----   ----     ----      ----       ----   ----     ----
                                   EQUITY OZS. SOLD  TOTAL CASH COSTS  EQUITY OZS. SOLD   TOTAL CASH COSTS
                                    (IN THOUSANDS)       PER OZ.        (IN THOUSANDS)        PER OZ.
                                    --------------       -------        --------------        -------
North American operations:
   Nevada operations.............   653.9     728.0  $ 238    $ 212   1,986.6    2,020.6  $ 223    $ 212
   Mesquite, California..........    16.5      30.5    188      212      80.2       98.5    208      204
   La Herradura, Mexico..........    14.0      13.2    179      109      40.8       37.0    168      133
   Golden Giant, Canada..........    72.6      73.0    204      148     196.2      332.1    193      144
   Holloway, Canada..............    20.5      19.4    218      230      64.4       65.8    226      212
South American operations:
   Yanacocha, Peru...............   264.0     220.8    116       79     719.5      645.3    117       85
   Kori Kollo, Bolivia...........    76.9      65.8    127      191     201.1      187.9    164      199
Zarafshan-Newmont, Uzbekistan....    62.5      56.0    129      132     162.6      183.4    136      126
Vera/Nancy, Australia............    29.6      25.3    129      106      90.9       84.2    108      102
Minahasa, Indonesia..............    78.4      67.5    162      147     275.4      248.1    135      141
Batu Hijau, Indonesia............   104.4      38.5    n/a      n/a     235.2      101.4    n/a      n/a
   Less prepaid forward ounces...      --     (18.0)                    (18.0)     (18.0)
                                  -------   -------                   -------    -------
   Total/Weighted average........ 1,393.3   1,320.0  $ 191    $ 175   4,034.9    3,986.3  $ 185    $ 173
                                  =======   =======                   =======    =======

   Total cash costs include charges for mining ore and waste associated with current period gold production, processing ore through milling and leaching facilities, production taxes, royalties and other cash costs. Batu Hijau costs are reported per pound of copper, with gold revenue as an offsetting by-product credit. Cash costs per ounce are determined based on the Gold Institute reporting standard below:

                                                   THREE MONTHS ENDED   NINE MONTHS ENDED
        PRODUCTION COSTS PER EQUITY OUNCE             SEPTEMBER 30,       SEPTEMBER 30,
        ---------------------------------             -------------       -------------
                                                     2001      2000      2001      2000
                                                     ----      ----      ----      ----
Direct mining and production costs................ $    177  $    176  $    177  $    168
Capitalized mining cost adjustments...............        8        (4)        4         1
Other.............................................        1        --        --        --
                                                   --------  --------  --------  --------
Cash operating costs.............................. $    186  $    172  $    181  $    169
Royalties.........................................        4         3         3         3
Production taxes..................................        1        --         1         1
                                                   --------  --------  --------  --------
TOTAL CASH COSTS.................................. $    191  $    175  $    185  $    173
Reclamation and mine closure......................        3         4         4         4
                                                   --------  --------  --------  --------
Total costs applicable to sales...................      194       179       189       177
Depreciation, depletion and amortization..........       47        60        48        58
                                                   --------  --------  --------  --------
Total costs....................................... $    241  $    239  $    237  $    235
                                                   ========  ========  ========  ========
Reconciliation (in millions):
Costs applicable to sales per financial statements $  283.3  $  256.3  $  813.0  $  758.6
Minority interest in Yanacocha....................    (31.9)    (21.7)    (87.9)    (65.1)
Minority interest in Kori Kollo...................     (1.4)     (1.7)     (4.7)     (4.8)
Reclamation accruals..............................     (4.3)     (5.3)    (14.2)    (13.9)
                                                   --------  --------  --------  --------
Total cash costs used in per ounce calculations... $  245.7  $  227.6  $  706.2  $  674.8
                                                   ========  ========  ========  ========
Equity ounces sold, net (000).....................  1,288.9   1,299.5   3,817.7   3,902.9
Equity total cash cost per ounce.................. $    191  $    175  $    185  $    173

NORTH AMERICAN OPERATIONS

   Newmont's Nevada operations are along the Carlin Trend near Elko and in the Winnemucca Region, where the Twin Creeks and the Lone Tree Complex mines are located. Gold sales in the third quarter of 2001 decreased 10% to 654 thousand ounces from the comparable 2000 period, with lower average mill ore grades and lower leach production. Total cash costs for the third quarter of 2001 were $238 per ounce compared with $212 per ounce in the same 2000 period, primarily reflecting the inclusion of previously capitalized mining costs that were amortized in the current period. In the first nine months of 2001 and 2000, sales totaled 2.0 million ounces with total cash costs per ounce of $223 and $212, respectively. Full-year 2001 sales in Nevada are expected to exceed 2.7 million ounces with total cash costs about $220 per ounce.

   Production at the Deep Post underground mine began in March 2001 with 143 thousand ounces year-to-date. Production at the underground mine was temporarily halted on August 29, 2001 as a safety precaution following a slope movement on the south wall of the Betze-Post open pit that affected a section of the south access road to Deep Post. Operations resumed on September 5, 2001 following inspections by the federal Mine Safety and Health Administration and the Nevada State Mine Inspector's Office. No injuries or damage to underground mine workings, facilities or reserves occurred. By 2003, Deep Post will reach an annual production rate of 380 thousand ounces at an average total cash cost of approximately $150 per ounce over the life of the mine.

   Mesquite mine sales were 17 thousand ounces and 80 thousand ounces in the third quarter and first nine months of 2001, respectively. Total cash costs were $208 per ounce year-to-date 2001. The heap-leach operation in southern California ceased mining operations in the second quarter of 2001 with the depletion of the ore body. Production in 2001 is expected at approximately 95 thousand ounces with total cash costs about $200 per ounce, as declining amounts of gold are recovered from the leach pads. Selected equipment from the Mesquite mine has been transferred to operations in South America and in Nevada.

   La Herradura, a 44%-owned non-operated joint venture in Mexico, sold 41 thousand equity ounces in the first nine months of 2001 at a total cash cost of $168 per ounce. Production for 2001 is expected at approximately 60 thousand equity ounces at a cash cost about $175 per ounce.

   Gold sales from the Golden Giant and the 84.65%-owned Holloway underground mines in Ontario, Canada were 196 thousand and 64 thousand ounces, respectively, in the first nine months of 2001, with total cash costs of $193 and $226 per ounce. Production for 2001 is expected to total approximately 300 thousand and 90 thousand equity ounces at Golden Giant and Holloway, respectively, with cash costs about $180 and $215 per ounce.

OVERSEAS OPERATIONS

   Sales at Minera Yanacocha in Peru increased 20% and 11% in the third quarter and first nine months of 2001, respectively, to 264 thousand and 720 thousand equity ounces from the same 2000 periods, with higher recoveries. Total cash costs increased to $116 per ounce in the third quarter and to $117 per ounce in first nine months of 2001 compared with $79 and $85 per ounce in respective 2000 periods, primarily reflecting higher waste-to-ore ratios resulting from short- term changes in the mine production schedule. Gold production for 2001 is expected to be just over one million equity ounces at a total cash cost of about $120 per ounce.

   At the newly developed La Quinua deposit at Yanacocha, testing of the agglomeration facility and ore placements on the leach pad were completed in the third quarter of 2001, with gold production commencing in the fourth quarter. By 2003, production from La Quinua is expected to reach one million ounces at a total cash cost of approximately $125 per ounce over the life of the deposit.

   At the 88%-owned Kori Kollo open-pit mine in Bolivia, gold sales totaled 77 thousand and 201 thousand equity ounces in the third quarter and first nine months of 2001 at a total cash cost of $164 per ounce year-to date. For 2001, total sales are expected at 250 thousand equity ounces with total cash costs about $160 per ounce. Ore placements on its first heap leach pad began at the end of the 2001 second quarter and will add to production in the remainder of the year.

   In the third quarter and first nine months of 2001, equity gold sales from Zarafshan-Newmont, a 50%-owned joint venture in the Central Asian Republic of Uzbekistan, were 63 thousand ounces and 163 thousand ounces, respectively, about 11% below the year-to-date 2000 period reflecting lower average ore grades. Total cash costs per ounce of $136 in the 2001 nine-month period compared with $126 in the same 2000 period. Production in 2001 is expected to total approximately 200 thousand equity ounces with total cash costs of about $140 per ounce. Ore placement on the heap-leach pad expansion project is scheduled for the beginning of 2002.

   In Indonesia, at Newmont's 80%-owned Minahasa property, gold sales of 78 thousand ounces were up 16% from the third quarter of 2000 and sales of 275 thousand ounces for the first nine months were up 11% from the comparable 2000 period reflecting higher leach production and average ore grades. Total cash costs were $135 per ounce for the first nine months of 2001 compared with $141 for the same 2000 period. Production is expected to approximate 320 thousand ounces in 2001 with total cash costs of approximately $150 per ounce. Mining operations will cease by the end of the 2001 with the depletion of the ore body.

   At Vera/Nancy, a 50%-owned joint venture in Queensland, Australia, nine-months 2001 equity gold sales were 91 thousand ounces with total cash costs of $108 per ounce. Total production in 2001 is expected at approximately 125 thousand ounces at a total cash cost of about $100 per ounce.

   The Batu Hijau mine in Indonesia, which commenced production in the fourth quarter of 1999, produced 104 million and 292 million equity pounds of copper during the third quarter and first nine months of 2001, respectively, and sold 104 thousand and 235 thousand equity ounces of gold. Copper sales totaled 283 million equity pounds for the first nine months of 2001 compared with 188 million equity pounds in the same 2000 period. Total cash costs were $0.36 and $0.63 per pound, after gold sales credits, for the first nine months of 2001 and 2000, respectively. Production has continued to ramp up since 1999 and 2001 production benefited from higher mill throughput, average ore grades and recovery rates. Copper production in 2001 is expected to be between 320 million and 350 million equity pounds at a cash cost under $0.40 per pound, with gold production over 260 thousand equity ounces.

FINANCIAL RESULTS

   Consolidated sales include 100% of Minera Yanacocha and Kori Kollo and Newmont equity production elsewhere, but exclude Batu Hijau, which is accounted for as an equity investment. The increase in consolidated sales revenue in the third quarter was primarily attributable to increased gold sales and the decrease in the first nine months of 2001, primarily to lower gold prices as shown in the following table:

                                          THREE MONTHS ENDED NINE MONTHS ENDED
                                            SEPTEMBER 30,      SEPTEMBER 30,
                                          ------------------ -----------------
                                            2001      2000     2001     2000
                                          --------  -------- -------- --------
Consolidated sales (in millions)......... $  424.4  $  419.4 $1,210.9 $1,283.7
Consolidated production ounces sold (000)  1,549.6   1,499.8  4,508.8  4,522.0
Average price received per ounce......... $    274  $    280 $    269 $    283
Average market price received per ounce.. $    274  $    277 $    268 $    283

                                                                THREE MONTHS ENDED NINE MONTHS ENDED
                                                                  SEPTEMBER 30,      SEPTEMBER 30,
                                                                   2001 VS 2000       2001 VS 2000
                                                                  -------------      -------------
Increase (decrease) in consolidated sales due to (in millions):
   Consolidated production.....................................   $        10.8      $        (2.4)
   Average gold price received.................................            (5.8)             (70.4)
                                                                  -------------      -------------
       Total...................................................   $         5.0      $       (72.8)
                                                                  =============      =============

   COSTS APPLICABLE TO SALES include total cash costs and provisions for estimated final reclamation expenses related to consolidated production.

                                   THREE MONTHS ENDED NINE MONTHS ENDED
                                     SEPTEMBER 30,      SEPTEMBER 30,
                                   ------------------ -----------------
                                    2001      2000     2001     2000
                                    ------    ------   ------   ------
           (IN MILLIONS)
        North American operations:
           Nevada operations...... $158.0    $156.7   $451.0   $434.2
           Mesquite...............    3.1       6.6     18.1     20.2
           La Herradura...........    2.5       1.5      7.0      5.1
           Golden Giant...........   15.3      11.2     39.0     50.0
           Holloway...............    4.6       4.5     14.9     14.9
        South American operations:
           Yanacocha..............   63.3      37.2    173.5    115.1
           Kori Kollo.............   11.6      16.9     38.8     49.9
        Vera/Nancy................    3.8       2.7      9.8      9.0
        Zarafshan-Newmont.........    8.2       7.4     22.3     23.3
        Minahasa..................   12.8      10.1     37.8     35.5
        Other.....................    0.1       1.5      0.8      1.4
                                    ------    ------   ------   ------
        Total..................... $283.3    $256.3   $813.0   $758.6
                                    ======    ======   ======   ======

   DEPRECIATION AND DEPLETION:

                                   THREE MONTHS ENDED NINE MONTHS ENDED
                                     SEPTEMBER 30,      SEPTEMBER 30,
                                   ------------------ -----------------
                                   2001      2000      2001     2000
                                     -----    -----    ------   ------
           (IN MILLIONS)
        North American operations:
           Nevada operations...... $29.0     $37.8    $ 86.7   $107.2
           Mesquite...............   0.9       2.4       3.7      8.5
           La Herradura...........   0.9       0.8       2.7      2.2
           Golden Giant...........   4.2       4.8      12.5     21.6
           Holloway...............   1.5       2.5       4.8      8.7
        South American operations:
           Yanacocha..............  20.2      21.3      61.7     54.6
           Kori Kollo.............   5.7       6.1      15.5     18.2
        Vera/Nancy................   1.0       0.9       3.0      3.4
        Zarafshan-Newmont.........   2.5       4.4       8.3     10.0
        Minahasa..................   3.9       6.6      15.0     18.3
        Other.....................   1.7       1.6       4.9      5.9
                                     -----    -----    ------   ------
        Total..................... $71.5     $89.2    $218.8   $258.6
                                     =====    =====    ======   ======

   EXPLORATION AND RESEARCH expense was $43.5 million in the first nine months of 2001 compared with $58.9 million in the 2000 period, reflecting the planned reduction to approximately $50 million for the year.

   GENERAL AND ADMINISTRATIVE expense was $40.5 million in the first nine months of 2001, 18% lower than in the comparable 2000 period reflecting synergies from the Battle Mountain merger and savings from the first quarter 2001 restructuring.

   INTEREST EXPENSE, NET OF CAPITALIZED INTEREST was $21.7 million and $23.0 million for the third quarter of 2001 and 2000, respectively, and $62.6 million and $71.1 million for the first nine months of 2001 and 2000, respectively, reflecting lower average interest rates and higher capitalized interest in the current periods.

   INCOME TAX EXPENSE in the first nine months of 2001 and 2000 was a $6.7 million benefit and a $5.8 million expense, respectively. The decrease primarily reflected recovery of taxes provided in prior periods.

   MERGER AND RESTRUCTURING EXPENSES in the first nine months of 2001 of $60.5 million ($43.7 million, net of tax) included $28.1 million of transaction and related costs associated with the Battle Mountain merger and $32.4 million of restructuring expenses that included $22.1 million for voluntary early retirement pension benefits and $10.3 million for employee severance and office closures.

   EXPENSES FOR ACQUISITION SETTLEMENT of $42.2 million in the 2000 periods were related to the resolution of a dispute regarding Newmont's purchase of an additional 13.35% interest in Minera Yanacocha. Under the settlement, Newmont issued $40 million of its common stock, or 2.6 million shares.

   OTHER EXPENSES for the 2000 periods included $9.5 million for community improvements, remediation efforts and a fine related to the Yanacocha mercury spill described in Note 12 (b) and $5.6 million to increase the estimated reclamation liability at the San Luis property in Colorado.

   Gain on written call options reflected the change in fair value as of the end of each period. In September 2001, the Company entered into transactions that closed out the call options. These options were replaced with a series of sales contracts requiring physical delivery of the same quantity of gold over slightly extended future periods. The call options were marked to the market value of $53.8 million immediately prior to close, resulting in a noncash gain of $0.9 million in the third quarter of 2001. The noncash mark-to-market gain totaled

$1.8 million and $13.1 million for the nine months ended September 30, 2001 and 2000, respectively. The value of new sales contracts were recorded as Deferred revenue and will be included in sales revenue as delivery occurs.

   EQUITY IN INCOME OF BATU HIJAU of $16.9 million and $23.2 million for the third quarter and first nine months of 2001, respectively, compared with income of $0.7 million and losses of $14.7 million for the same 2000 periods, reflecting the ramp up in production that commenced in December 1999.

   Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") that requires recognition of all derivative instruments on the balance sheet as either assets or liabilities and measurement at fair value. Unless specific hedging criteria are met, changes in the derivative's fair value are recognized currently in earnings. Gains and losses on derivative hedging instruments are recorded in either other comprehensive income (loss) or current earnings (loss), depending on the nature of the instrument.

   The Company changed its method of accounting for revenue recognition in the fourth quarter of 2000, effective January 1, 2000, to record sales upon delivery of third-party refined gold to the customer. Previously, revenue was recognized upon the completion of the production process, or when gold was poured into dore at the mine site. The cumulative effect of the change was $12.6 million, net of tax and minority interest.

   OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX, included a $16.6 million gain and a $24.9 million loss, for temporary changes in the market value of Lihir Gold securities, and losses of $5.2 million and $2.4 million, for foreign currency translation adjustments, in the nine months ended September 30, 2001 and 2000, respectively. The first nine months of 2001 also included a $0.3 million loss for the effective portion of changes in fair value of cash flow hedge instruments.

LIQUIDITY AND CAPITAL RESOURCES

   During the first nine months of 2001, cash flow from operations ($234.3 million), restricted cash ($40.0 million), net borrowings ($72.4 million) and other investing activities ($10.9 million) funded capital expenditures ($329.4 million) and dividends ($23.2 million). In the current gold price environment, Newmont is continuously monitoring and adjusting cash requirements for operating, exploration and capital expenditures in order to minimize long-term borrowings required during 2001.

INVESTING ACTIVITIES AND CAPITAL EXPENDITURES

   Capital expenditures were as follows (in millions):

                                        NINE MONTHS ENDED SEPTEMBER 30,
                                        -------------------------------
                                          2001            2000
                                        ------              ------
North American operations.............. $ 60.4          $ 96.2
Overseas operations....................  261.4           166.3
Other projects and capitalized interest    7.6             8.6
                                        ------              ------
   Total............................... $329.4          $271.1
                                        ======              ======

   Expenditures for North American operations during the first nine months of 2001 included $48.2 million related to activities in Nevada, primarily for the development of the Deep Post underground mine. Overseas capital expenditures were primarily at Minera Yanacocha ($232.7 million) for development of the La Quinua project and other ongoing expansion work. Capital expenditures in the 2000 period were primarily for Nevada and Minera Yanacocha leach pad expansion projects and Nevada capitalized mining.

   In the fourth quarter of 2001, Newmont expects to contribute approximately $10 million to Batu Hijau in conjunction with a contingent support facility, to be utilized for scheduled debt repayments.

FINANCING ACTIVITIES

   In October 2001, the Company replaced its $1.0 billion revolving credit facility, expiring in June 2002, with a new $600 million revolving credit facility with a consortium of banks. The new facility includes a $200 million revolver, with an initial term of 364 days that can be renewed annually as may be agreed between Newmont and the lenders, and a $400 million 5-year revolving facility that matures in October 2006. There have been no borrowings under the new facility. Interest rates under the new facility are variable, can be fixed for up to six months at the option of the Company and are subject to adjustment if changes in the Company's long-term debt ratings occur. An annual facility fee of 0.150% and 0.175% is required for the 364-day and 5-year components, respectively. The new facility contains certain covenants, including (1) limitations on aggregate consolidated indebtedness (net of cash balances) to 62.5% of total capitalization, (2) maintenance of a "consolidated indebtedness (net of cash balances)" to "earnings before interest, taxes, depreciation and amortization" ratio not to exceed 4.0 and (3) certain limitations on incurring liens, fundamental business changes and transactions with affiliates.

   In May 2001, Newmont issued $275 million of 8.625% notes due 2011. Proceeds of $272 million after transaction costs were used to repay debt outstanding under the Company's revolving credit facility, with the remainder for general corporate purposes. As a result, during the first nine months of 2001, net repayments of $147 million were made under Newmont's $1.0 billion revolving credit facility, with no remaining outstanding borrowing.

   During the first nine months of 2001, net borrowings of $41.5 million occurred under project financings, primarily for Minera Yanacocha. And at the time of the merger, Battle Mountain Canada had $87.1 million of debt outstanding, which was repaid in January 2001, using $40 million of restricted cash and borrowings under Newmont's $1.0 billion credit facility.

SAFE HARBOR STATEMENT

   The foregoing discussion and analysis, as well as certain information contained elsewhere in this Quarterly Report, contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created thereby. Such forward-looking statements include, without limitation, (i) estimates of future gold production for specific operations and on a consolidated basis, (ii) estimates of future production costs and other expenses for specific operations and on a consolidated basis, (iii) estimates of future capital expenditures and other cash needs for specific operations and on a consolidated basis and expectations as to the funding thereof, (iv) estimates of future costs and other liabilities for certain environmental and related health matters, (v) estimates of reserves and (vi) estimates with respect to future operations.

   Where Newmont expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis at the time made. However, such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from such forward-looking statements. Important factors that could cause actual results to differ materially from such forward-looking statements ("cautionary statements") are disclosed under "Risk Factors" in the Newmont Annual Report on Form 10-K for the year ended December 31, 2000, as well as other filings by Newmont with the United States Securities and Exchange Commission. Many of these factors are beyond Newmont's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements.

   All subsequent written and oral forward-looking statements attributable to Newmont or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements. Newmont's forward-looking statements contained in this Report speak only as of the date of this Report. Newmont disclaims any intent or obligation to update any forward-looking statements set forth in this Report, whether as a result of new information, future events or otherwise.

PART II--OTHER INFORMATION

ITEM 4. Submission Of Matters To A Vote Of Security Holders

        None

ITEM 6. Exhibits and Reports on Form 8-K

        None

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          NEWMONT MINING CORPORATION
                                          (Registrant)

Date: October 29, 2001                          /s/ BRUCE D. HANSEN
                                                -----------------------------
                                                Bruce D. Hansen
                                                Senior Vice President and
                                                Chief Financial Officer
                                                (Principal Financial Officer)



Date: October 29, 2001                          /s/ LINDA K. WHEELER
                                                ------------------------------
                                                Linda K. Wheeler
                                                Vice President and Controller
                                                (Principal Accounting Officer)

                          NEWMONT MINING CORPORATION

                                 EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION
------   -----------
  12     --Statement re Computation of Ratio of Earnings to Fixed Charges.

                                                                     EXHIBIT 12

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS EXCEPT RATIO)
                                  (UNAUDITED)

                                                                  NINE\MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                     2001
                                                                 -------------
Earnings:
   Loss before income taxes.....................................   $(75,326)
   Adjustments:.................................................
       Net interest expense (1).................................     62,641
       Amortization of capitalized interest.....................      4,730
       Portion of rental expense representative of interest.....      2,065
       Undistributed income of affiliate........................     23,214
       Minority interest........................................     44,423
                                                                   --------
                                                                   $ 61,747
                                                                   ========
Fixed Charges:
   Net interest expense (1).....................................   $ 62,641
   Capitalized interest.........................................      9,523
   Portion of rental expense representative of interest.........      2,065
                                                                   --------
                                                                   $ 74,229
                                                                   ========
Ratio of earnings to fixed charges..............................       0.83
                                                                   ========

--------
(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.

                                        ANNEX B--NORMANDY FINANCIAL INFORMATION

              EXCERPTS FROM PUBLICLY AVAILABLE NORMANDY DOCUMENTS

   This Annex B sets forth certain selected financial information with respect to Normandy, excerpted from the following publicly-available Normandy documents:

   (i) Normandy Q1 Report on Activities to Shareholders--Three Months to September 30, 2001

  (ii) Normandy 2001 Annual Shareholder Report

 (iii) Normandy 2000 Annual Shareholder Report

   Normandy's financial data is presented in accordance with Australian GAAP, which differs in certain significant respects from U.S. GAAP. These differences as they relate to Normandy cannot be quantified due to the limited disclosure provided in publicly available financial information.

   Pursuant to Rule 409 promulgated under the U.S. Securities Act of 1933, on December 17, 2001, we requested that Normandy and its independent public accountants provide to us all material information required to be included in this offer document or required to make statements made herein not misleading. On December 11, 2001, we requested that Normandy's independent public accountants consent in a customary manner to the inclusion of its audit reports with respect to the financial statements of Normandy included in this offer document. On December 14, 2001, Normandy's independent public accountants responded in writing to our December 11, 2001 letter stating that it was reluctant to give consent for the inclusion of its audit report where consent has not been given for the financial statements themselves, and believed it was appropriate that its consent be given concurrently with Normandy's consent. On December 19, 2001, Normandy, on its own behalf and on behalf of its accountants, responded in writing to our December 17, 2001 letter and stated that it was not appropriate for Normandy to bear any burden as to what the offer document should contain and whether or not such document was misleading. Normandy further stated that if there were specifics which Newmont wished to refer to Normandy for review and comment, Normandy would consider whether it could be of assistance and to what extent, on a case by case basis. In addition, Normandy stated that its accountants were not in a position to provide assistance to us, that work on U.S. GAAP reconciliation of its financial statements had not been completed to Normandy's satisfaction and that Normandy had not yet determined whether it would allow U.S. GAAP reconciliation of its financial statements to be made public at this time. As a result, we have had to rely on our best estimates in presenting these reconciliations to U.S. GAAP of figures prepared in accordance with Australian GAAP and Australian dollars. Errors in such estimates may be material.

         INDEX TO EXCERPTS FROM PUBLICLY AVAILABLE NORMANDY DOCUMENTS

                                                                                                 PAGE
                                                                                                 ----
Normandy unaudited condensed financial information for the three months ended September 30, 2001
  (excerpt from Normandy Q1 Report on Activities to Shareholders)...............................  B-3
Management discussion and analysis (excerpt from Normandy 2001 Annual Shareholder Report).......  B-9
Normandy consolidated financial statements 2001 (excerpt from Normandy 2001 Annual
  Shareholder Report)........................................................................... B-15
Management discussion and analysis (excerpt from Normandy 2000 Annual Shareholder Report)....... B-68
Normandy consolidated financial statements 2000 (excerpt from Normandy 2000 Annual
  Shareholder Report)........................................................................... B-77

                            NORMANDY MINING LIMITED

                  REPORT ON FINANCIAL RESULTS TO SHAREHOLDERS
                   FOR THE THREE MONTHS TO 30 SEPTEMBER 2001
            (EXCERPT FROM Q1 REPORT ON ACTIVITIES TO SHAREHOLDERS)

FINANCIAL RESULTS--39% PROFIT INCREASE

   Profit attributable to Normandy shareholders for the September quarter was A$35.4 million, a 39% increase (A$25.5M, before significant items).

   Significantly, over half of the result was achieved in September, with excellent operating performances from Tanami and Midas Operations.

   Gross profit from gold operations increased 15% to A$99.8 million, largely due to record production at Tanami Operations, which will be further enhanced next quarter with commencement of production at Groundrush. Kalgoorlie Operations' contribution was lower reflecting a 21% decrease in Super Pit head grade.

                         SIMPLIFIED FINANCIAL RESULTS

                                                                                     PERIODS ENDED
                                                                              --------------------------
                                                                              3 MONTHS 3 MONTHS 12 MONTHS
                                                                              30 SEPT. 30 JUNE   30 JUNE
                                                                                2001     2001     2001
                                                                              -------- -------- ---------
                                                                               (A$M)    (A$M)     (A$M)
                                                                                      (UNAUDITED)
Sales revenue................................................................   429.7    393.8   1,543.7
Cost of production...........................................................  (256.1)  (216.8)   (913.4)
Depreciation & amortization..................................................   (71.8)   (87.4)   (263.3)
Mine closure.................................................................    (4.9)    (6.4)    (27.8)
Gross profit.................................................................    96.9     83.2     339.2
Share of net profit of associates............................................     2.2     (5.1)     (4.8)
Exploration provisions & write-offs..........................................    (9.2)   (19.8)    (58.1)
Administration expenses......................................................   (15.2)   (26.6)    (64.3)
Borrowing costs..............................................................   (24.2)   (28.0)   (112.0)
Net write-off of non-current assets..........................................      --   (236.7)   (236.7)
Other income/(expenses)......................................................     1.6     17.7      33.7
Profit/(loss) from ordinary activities.......................................    52.1   (215.3)   (103.0)
Income tax expense relating to ordinary activities...........................   (12.5)     0.5     (20.4)

Profit/(loss) from ordinary activities after related income tax expense......    39.6   (214.8)   (123.4)
Outside equity interests.....................................................    (4.2)   (34.4)    (31.2)
Net profit/(loss) attributable to members of Normandy Mining Limited.........    35.4   (249.2)   (154.6)

Operating profit before significant items attributable to members of Normandy
  Mining Limited.............................................................    35.4     25.5     120.1
Significant items included in operating profit/(loss) before outside equity
  interests(1)...............................................................      --   (236.7)   (236.7)
Outside equity interests.....................................................            (38.0)    (38.0)
Operating profit after significant items attributable to members of Normandy
  Mining Limited.............................................................    35.4   (249.2)   (154.6)

--------
(1) No tax benefit applicable

   Non-gold operations recorded a loss of A$2.9 million compared with a loss of A$3.6 million in the June quarter. The result includes a loss of A$4.0 million from Golden Grove, reflecting continued depressed base metal prices offset partly by increased concentrate production.

                            NORMANDY MINING LIMITED

                   FOR THE THREE MONTHS TO 30 SEPTEMBER 2001
            (EXCERPT FROM Q1 REPORT ON ACTIVITIES TO SHAREHOLDERS)


   Normandy's share of associates profit includes contribution from TVX Normandy Americas and Australian Gold Refineries (AGR).

   Exploration expense decreased to A$9.2 million in line with reduced spending that is focused on projects within close proximity to existing infrastructure. Administration expenses were lower than last quarter, which included several one-off restructure costs. Reduced borrowing costs are the result of lower average borrowings for the quarter.

                     NOTES TO SIMPLIFIED FINANCIAL RESULTS

              3 MONTHS    3 MONTHS  12 MONTHS
             TO 30 SEPT. TO 30 JUNE TO 30 JUNE
                2001        2001       2001
             ----------- ---------- ----------
                (A$M)      (A$M)      (A$M)
GOLD
Yandal......     9.6         7.4       40.3
Kalgoorlie..    19.8        39.3      112.5
Tanami......    36.1        16.3       78.1
Pajingo.....    12.6        11.6       47.2
Boddington..     9.2         6.3       22.5
Mt Leyshon..    (0.9)       (3.4)      11.9
Midas.......     3.9         3.5        3.5
Other.......     9.5         5.8       15.6
Total.......    99.8        86.8      331.6
NON-GOLD
Golden Grove    (4.0)       (6.1)      18.0
Other.......     1.1         2.5      (10.4)
Total.......    (2.9)       (3.6)       7.6

                            NORMANDY MINING LIMITED

                   FOR THE THREE MONTHS TO 30 SEPTEMBER 2001
            (EXCERPT FROM Q1 REPORT ON ACTIVITIES TO SHAREHOLDERS)


FINANCIAL POSITION--GEARING REDUCED

   A further reduction in gearing was achieved resulting in a net debt to net debt plus equity ratio of 39%, down from 40% in June. This was achieved on strong operating cash flows coupled with increased equity from earnings.

                  SIMPLIFIED STATEMENT OF FINANCIAL POSITION

                                                          30 SEPT. 30 JUNE
                                                            2001    2001
                                                          -------- -------
                                                            A$M      A$M
                                                             (UNAUDITED)
CURRENT ASSETS
Cash, bank bills & gold bullion..........................   430.7    344.8
Receivables..............................................   109.2    123.7
Inventories..............................................   188.0    169.5
Other....................................................   142.1    161.9
                                                          -------  -------
                                                            870.0    799.9
                                                          -------  -------
NON-CURRENT ASSETS
Investments..............................................   263.9    244.0
Exploration & evaluation.................................   160.6    151.7
Development properties...................................   449.3    499.5
Property, plant & equipment.............................. 1,818.6  1,750.0
Other....................................................   395.5    401.4
                                                          -------  -------
                                                          3,087.9  3,046.6
                                                          -------  -------
TOTAL ASSETS............................................. 3,957.9  3,846.5
                                                          =======  =======
Current liabilities......................................
Accounts payable.........................................   276.4    249.8
Interest-bearing liabilities.............................   116.5    114.0
Other....................................................   229.5    238.6
                                                          -------  -------
                                                            622.4    602.4
                                                          -------  -------
NON-CURRENT LIABILITIES..................................
Interest-bearing facilities.............................. 1,242.6  1,181.8
Other....................................................   656.2    664.3
                                                          -------  -------
                                                          1,898.8  1,846.1
                                                          -------  -------
TOTAL LIABILITIES........................................ 2,521.2  2,448.5
                                                          =======  =======
NET ASSETS............................................... 1,436.7  1,398.0
                                                          =======  =======
EQUITY
Contributed equity....................................... 1,593.9  1,593.9
Reserves.................................................    72.6     71.4
Retained profits/(accumulated losses)....................  (399.4)  (434.8)
Equity attributable to members of Normandy Mining Limited 1,267.1  1,230.5
Outside equity interests in controlled entities..........   169.6    167.5
                                                          -------  -------
TOTAL EQUITY............................................. 1,436.7  1,398.0
                                                          =======  =======

                            NORMANDY MINING LIMITED

                   FOR THE THREE MONTHS TO 30 SEPTEMBER 2001
            (EXCERPT FROM Q1 REPORT ON ACTIVITIES TO SHAREHOLDERS)


CASH FLOW

   Cash at the end of the quarter increased to A$430.7 million, largely the result of strong operating cash flow from gold operations. Payments for property, plant and equipment includes Midas (A$32M), Yandal (A$10M) and Martha (A$8M). Development expenditure relates principally to AMC. Business acquired (A$13.4M) relates to settlement of an investment in AGR.

   Net proceeds from borrowings relates to drawings under the A$650 million syndicated corporate facility (A$255M drawn at 30 September 2001) which was offset by increases in cash balances in other subsidiaries, resulting in a decrease in consolidated net debt to A$928 million (A$951M at the end of June).

                      SIMPLIFIED STATEMENT OF CASH FLOWS

                                          30
                                         SEPT.   30 JUNE
                                         2001     2001
                                         ------  --------
                                         (A$M)    (A$M)
                                            (UNAUDITED)
OPERATING ACTIVITIES
Receipts from customers.................  416.1   1,576.6
Payments to suppliers and employees..... (265.5) (1,186.9)
Dividends received from associates......     --      42.6
Interest paid...........................  (33.4)    (93.8)
Income tax paid.........................   (2.8)    (38.9)
Other...................................    6.7      22.5
NET OPERATING CASH FLOWS................  121.1     322.1
INVESTING ACTIVITIES
Payments for property, plant & equipment  (75.0)   (146.5)
Payments for exploration................  (16.5)    (62.8)
Payments for development projects.......  (19.2)    (87.8)
Proceeds from sale of investments.......     --     130.3
Loans repaid by other entities..........   16.9     113.0
Businesses acquired/disposed............  (13.4)    120.1
Other...................................   17.9      13.5
NET INVESTING CASH FLOWS................  (89.3)     79.8
FINANCING ACTIVITIES
Net (repayment)/proceeds of borrowings..   55.0    (302.4)
Dividends paid..........................   (0.9)    (95.2)
Proceeds from issue of securities.......     --      93.8
NET FINANCING CASH FLOWS................   54.1    (303.8)
NET INCREASE/(DECREASE) IN CASH HELD....   85.9      98.1
Cash at beginning of period.............  344.8     245.4
Exchange rate adjustments...............     --       1.3
CASH AT END OF PERIOD...................  430.7     344.8

                            NORMANDY MINING LIMITED

                   FOR THE THREE MONTHS TO 30 SEPTEMBER 2001
            (EXCERPT FROM Q1 REPORT ON ACTIVITIES TO SHAREHOLDERS)


                                    HEDGING

     (AUSTRALIAN GOLD COUNCIL STANDARD)                    ,000OZS A$/OZ(1)
     ----------------------------------                    ------- --------
     NORMANDY WHOLLY-OWNED
     Forward Sales
        2001-02...........................................    225    524
        2002-03...........................................  1,238    519
        2003-04...........................................    806    546
        2004-05...........................................    735    574
        2005-10...........................................  2,850    574
        Total.............................................  5,854    557
     Put Options Purchased
        2001-02...........................................    660    523
        2002-03...........................................    167    518
        2003-04...........................................      9    526
        2004-05...........................................    121    522
        2005-10...........................................    409    513
        Total.............................................  1,366    520
     Convertible Options Purchased
        2004-05...........................................     34    524
        2005-12...........................................  1,639    544
        Total.............................................  1,673    543
     NORMANDY MT LEYSHON LIMITED & NORMANDY NFM LIMITED(2)
     Forward Sales
        2001-02...........................................    364    560
        2002-03...........................................    509    576
        2003-04...........................................    286    574
        2004-05...........................................    227    580
        2005-07...........................................    140    609
        Total.............................................  1,526    575

                                                           ,000OZS  US$/OZ
                                                           ------- --------
     TVX NORMANDY AMERICAS
     Forward Sales........................................
        2000-02...........................................      4    321
        Total.............................................      4    321
     Put Options Purchased
        2001-02...........................................     91    282
        2002-03...........................................    128    280
        2003-04...........................................    130    274
        2004-05...........................................    130    267
        2005-09...........................................    218    341
        Total.............................................    697    296

                                                           ,000OZS   $/OZ
                                                           ------- --------
        Total A$ Contracts(3)(4).......................... 10,419    553
        Total US$ Contracts(3)(4).........................    701    296
        Committed A$ Contracts............................  9,053    557
        Committed US$ Contracts...........................      4    321

                            NORMANDY MINING LIMITED

                   FOR THE THREE MONTHS TO 30 SEPTEMBER 2001
            (EXCERPT FROM Q1 REPORT ON ACTIVITIES TO SHAREHOLDERS)


NOTES TO HEDGING

(1) Net of lease fees for actual lease fees that are fixed, with the balance assumed at 2%.

(2) 100% of subsidiaries.

(3) Margin calls do not apply to any contracts.

(4) No separate foreign exchange contracts relating to the gold hedging.

   Deferred income from hedge close-outs to be brought to the income statement:

                                         (A$M)
                                         -----
                                 2001-02  62.5
                                 2002-03  56.4
                                 2003-04  48.6
                                 2004-05  46.8
                                 2005-10  13.5
                                         -----
                                 Total.. 227.8
                                         =====

   The hedge book mark-to-market value is:

                                                (A$M)(I)
                                                --------
                       Normandy(ii)............   (802)
                       Normandy Mt Leyshon(iii)     (1)
                       NormandyNFM(iii)........    (65)

--------
(i) Spot price at 30 September 2001, A$590/oz.
(ii) Wholly owned, including TVX Normandy Americas.
(iii) 100 percent of subsidiaries.

       NORMANDY MINING LIMITED--2001 MANAGEMENT DISCUSSION AND ANALYSIS
                 (EXCERPT FROM 2001 ANNUAL SHAREHOLDER REPORT)

                             FINANCIAL PERFORMANCE

OPERATING CONTRIBUTIONS

   Consolidated sales revenue was A$1,543.7 million, an increase of 16 percent compared to 2000 consolidated sales revenue of A$1,323.6 million.

   Gold sales revenue was A$1,252.0 million, an increase of 34 percent which excludes the gold attributable to non-controlled TVX Normandy Americas. Consolidated gold sales increased from 1.617 million ounces in 2000 to 2.226 million ounces in 2001. The increase is mainly due to the full 12 months gold sales of 0.786 million ounces from Normandy Yandal Operations Limited ("Yandal Operations") following its acquisition in April 2000. Also, increased gold production at Normandy NFM and the recent acquisition of the Midas mine more than replaced the gold sales from discontinued operations. The average realised sale price for the consolidated gold division decreased from A$576 per ounce to A$562 per ounce compared to the average spot price for the year of A$501 per ounce. The decrease was mainly due to lower forward prices for hedge contracts in the Yandal Operations hedge book.

   Average gold cash costs decreased by A$8 per ounce to A$302 per ounce. This was mainly influenced by Yandal Operations' Jundee mine (0.411 million ounces at A$255 per ounce), lower unit costs at Normandy NFM due to higher grade ore and the sale/closure of higher-cost operations.

   Gold operations earnings before interest, tax and non-cash costs increased 38 percent due to the increased revenue and reduced cash costs. Non-cash costs (depreciation, amortisation and mine completion provisions) increased from A$68 per ounce to A$110 per ounce in 2001 associated mainly with the Yandal Operations. As a consequence, gross profit from gold operations increased by 7 percent to A$331.6 million.

   Non-gold sales revenue decreased 24 percent to A$291.8 million reflecting the sale of industrial minerals operations in June last year offset by the inclusion of A$69.6 million of revenue from Australian Magnesium Corporation Limited ("AMC"). Non-gold gross profit was A$7.6 million, a decrease of 78 percent due to the sale of the industrial minerals businesses, lower zinc production at Golden Grove and the consolidated loss of AMC.

EXPENSES

   Exploration provisions and write-offs totaled A$58.1 million, a 25 percent increase on last year due to the first full year effect of Yandal Operations.

   Borrowing costs increased from A$66.7 million to A$112.0 million reflecting the first full year consolidation of the Yandal USD bonds, the A$285 million syndicated Yandal acquisition facility and the Australian Magnesium Corporation debt facility. Interest income increased by 12 percent to A$28.2 million.

   Administration costs increased by 7 percent to A$64.6 million mainly due to one off redundancy costs of A$5.7 million.

   Income tax expense was A$20.4 million for the year, an effective rate of 15 percent which is lower than the prima-facie rate of 30 percent due to recognition of previously unrecognised tax credits and utilisation of losses.

   A net operating loss of A$6.8 million was attributed to outside equity interests due to the losses of AMC (62.6 percent-owned) relative to the profits of Normandy NFM (87.5 percent-owned) and Normandy Mt Leyshon (76.4 percent-owned).

   The net profit after tax but before significant items of A$120.1 million was lower than last year's result of A$138.4 million, principally due to the impact of higher borrowing costs and discontinued or sold operations.

   Significant items included a A$159 million write down of the Kasese Cobalt plant to zero together with a A$38 million write off in outside equity interests, both reflecting the ongoing risks associated with the project. Other significant expense items included write downs of A$42 million relating to offshore regional exploration and development capitalised in previous years, A$30 million write down of the Bronzewing mine property and A$20 million provision against the investment in TVX Gold Inc shares, reflecting the market price following a reconstruction scheme implemented in June 2001. Partially offsetting these write downs was a net gain of A$14.3 million on the settlement of the Peruvian asset dispute, including profit on sale of shares received in consideration for the settlement.

   After taking into account the significant items detailed above, the net loss for the Group was A$154.6 million.

CASH FLOWS

   Net cash inflow from operating activities increased by 49 percent to A$322.1 million, mainly due to the inclusion of the Yandal Operations for the full 12 months and higher cash flow generated by Pajingo and Normandy NFM. This outweighed the loss of cash flow from discontinued and sold operations as well as the higher net financing costs.

   Capital expenditures totaled A$306.4 million, a reduction of 8 percent mainly due to lower expenditure on development projects including Kasese, Yamfo-Sefwi and Perama Hill as well as a significant reduction in expenditure on investments.

   Net proceeds from the sale of investments of A$130.3 million mainly comprised A$49.5 million proceeds on sale of BRGM Perou/Mine Or, A$19.4 million on sale of New Hampton Goldfields shares and A$7 million proceeds on sale of Normandy Tennant Creek Pty Ltd.

   Inflows from businesses acquired relate to cash balances held by AMC and Midas at the time of acquisition and net proceeds received on sale of businesses principally represent the Group's investments in Larvik Pigment (Asia Pacific), Sdn Bhd, Larvik Pigment (Australia) Ltd and Larvik Pigment (Norway) AS.

   Net repayment of borrowings of A$302.4 million reflects the full payment and cancellation of the A$285 million syndicated Yandal acquisition facility and scheduled repayments relating to the Kasese project facility.

   Dividends of A$95.2 million were paid, comprising the 2000 final dividend and 2001 interim dividend of Normandy Mining Limited, Normandy Mt Leyshon Limited and Normandy NFM Limited to outside shareholders.

   Proceeds from issue of shares of A$93.8 million relate principally to the cash portion of the Franco-Nevada transaction.

   In summary, cash and bullion increased by A$98.1 million to A$344.8 million at year end.

FINANCIAL POSITION

   Total assets increased by A$220 million mainly as a result of the acquisition of the Midas property following the transaction with Franco-Nevada. Development properties increased by A$189 million reflecting the AMC consolidation, partly offset by the write down of the Kasese project. Investments decreased due to the consolidation of AMC which was previously equity accounted and the sale of Mine Or and BRGM Perou as part of the Peruvian assets settlement. Investments now comprise only the 49.9 percent interest in TVX Normandy Americas.

   Total liabilities decreased by A$192 million mainly as a result of A$303 million debt repayments during the year, offset by consolidation of AMC debt. Interest bearing liabilities at year end comprise A$200 million drawn under a A$650 million syndicated corporate facility, US$300 million Notes issued in April 1998 (non-recourse to Normandy), US$250 million Notes issued in July 1998, and project financing relating to the Kasese (US$50.7 million), Ovacik (US$40 million) and AMC (A$39 million) projects.

   Equity increased by A$412 million, reflecting the 446.1 million shares issued to Franco-Nevada and increased outside equity interests recognised on consolidation of AMC, offset by current year losses and dividends paid.

   The Group's overall gearing decreased from 57 percent to 40 percent due to the combined effect of lower net debt and the share issue to Franco-Nevada.

                            NORMANDY MINING LIMITED

                       STATEMENTS OF FINANCIAL POSITION
                        FOR THE YEAR ENDED 30 JUNE 2001

                                                                         CONVENIENCE
                                                                         TRANSLATION
                                                                        CONSOLIDATED      CONSOLIDATED
                                                                       --------------  -----------------
                                                                 NOTES  2000    2001     2001     2000
                                                                 ----- ------  ------  --------  -------
                                                                        US$M    US$M     A$M      A$M
Sales Revenue...................................................   2    794.2   782.1   1,543.7  1,323.6
Cost of production..............................................       (586.6) (610.2) (1,204.5)  (977.6)
                                                                       ------  ------  --------  -------
GROSS PROFIT....................................................        207.6   171.9     339.2    346.0
                                                                       ------  ------  --------  -------
Other revenue from ordinary activities..........................   2     15.1    14.3      28.2     25.2
Proceeds on sale of assets......................................   2    127.8    77.4     152.9    213.0
Book value of assets sold.......................................       (102.3)  (59.2)   (116.9)  (170.6)
Share of net profit/(loss) of associates and joint ventures
  accounted for using the equity method.........................         12.1    (2.4)     (4.8)    20.1
Exploration and evaluation expenses.............................  14
   Current year.................................................        (28.0)  (29.4)    (58.1)   (46.6)
   Previously capitalized.......................................   4       --   (15.7)    (31.0)      --
Administration expenses.........................................        (36.2)  (32.7)    (64.6)   (60.4)
Borrowing costs.................................................        (40.0)  (56.8)   (112.0)   (66.7)
Net write off of non-current assets.............................
   Previously capitalized.......................................   4   (309.2) (111.1)   (220.0)  (515.3)
Other income/(expenses) from ordinary activities................        (18.1)   (8.4)    (15.9)   (30.1)
                                                                       ------  ------  --------  -------
PROFIT/(LOSS) FROM ORDINARY ACTIVITIES..........................                         (103.0)  (285.4)
                                                                       (171.2)  (52.1)
Income tax expense relating to ordinary activities..............   5    (22.4)  (10.3)    (20.4)   (37.3)
                                                                       ------  ------  --------  -------
Profit/(loss) from ordinary activities after related income tax
  expense.......................................................       (193.6)  (62.4)   (123.4)  (322.7)
Net profit/(loss) attributable to outside equity interests......         24.2   (15.8)    (31.2)    40.4
                                                                       ------  ------  --------  -------
Net profit/(loss) attributable to members of the
  parent entity.................................................       (169.4)  (78.2)   (154.6)  (282.3)
                                                                       ------  ------  --------  -------
Increase/(decrease) in foreign currency translation reserve
  arising on translation of self-sustaining foreign
  operations....................................................  23     10.2    14.4      28.3     17.0
                                                                       ------  ------  --------  -------
Total revenue, expense and valuation adjustments attributable to
  members of the parent entity recognised directly in equity....         10.2    14.4      28.3     17.0
                                                                       ------  ------  --------  -------
Total changes in equity other than those resulting from
  transactions with owners as owners............................       (159.2)  (63.8)   (126.3)  (265.3)
                                                                       ------  ------  --------  -------
Earnings per share
   Basic (cents per share)......................................  22     (9.7)   (4.3)     (8.6)   (16.2)
                                                                       ------  ------  --------  -------

  The above Statements of Financial Performance should be read in conjunction with the accompanying notes.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

                                                           CONVENIENCE
                                                           TRANSLATION
                                                          CONSOLIDATED      CONSOLIDATED
                                                        ----------------  ----------------
                                                  NOTES  2000     2001     2001     2000
                                                  ----- -------  -------  -------  -------
                                                         US$M     US$M     A$M      A$M
CURRENT ASSETS
Cash assets......................................   7     147.2    174.7    344.8    245.4
Receivables......................................   8      74.4     62.6    123.7    124.0
Inventories......................................   9      77.8     85.9    169.5    129.6
Other financial assets...........................  12      29.8     10.8     21.3     49.6
Other............................................  17      74.1     71.2    140.6    123.5
                                                        -------  -------  -------  -------
TOTAL CURRENT ASSETS.............................         403.3    405.2    799.9    672.1
                                                        -------  -------  -------  -------
NON-CURRENT ASSETS
Receivables......................................   8      16.4      5.7     11.2     27.3
Tax assets.......................................  10      51.8     51.8    102.3     86.4
Investments accounted for using the equity method  11     268.1    123.6    244.0    446.8
Other financial assets...........................  12     163.0     71.4    141.0    271.7
Development properties...........................  13     186.4    253.0    499.5    310.7
Exploration and evaluation expenditure...........  14     105.1     76.8    151.7    175.1
Property, plant and equipment....................  15     842.2    886.6  1,750.0  1,403.6
Intangible assets................................  16      28.5     22.4     44.2     47.5
Other............................................  17     111.0     52.2    102.7    185.0
                                                        -------  -------  -------  -------
TOTAL NON-CURRENT ASSETS.........................       1,772.5  1,543.5  3,046.6  2,954.1
                                                        -------  -------  -------  -------
TOTAL ASSETS.....................................       2,175.8  1,948.7  3,846.5  3,626.2
                                                        -------  -------  -------  -------
CURRENT LIABILITIES
Payables.........................................          97.4    126.5    249.8    162.4
Interest bearing liabilities.....................  18      66.7     57.8    114.0    111.1
Provisions.......................................  19     133.5    109.9    216.8    222.4
Tax liabilities..................................  20      16.4     11.0     21.8     27.4
                                                        -------  -------  -------  -------
TOTAL CURRENT LIABILITIES........................         314.0    305.2    602.4    523.3
                                                        -------  -------  -------  -------
NON-CURRENT LIABILITIES
Interest bearing liabilities.....................  18     863.2    598.7  1,181.8  1,438.6
Provisions.......................................  19     241.0    136.2    268.9    401.7
Tax liabilities..................................  20     113.6    129.2    255.0    189.3
Other............................................  21      52.4     71.1    140.4     87.3
                                                        -------  -------  -------  -------
TOTAL NON-CURRENT LIABILITIES....................       1,270.2    935.2  1,846.1  2,116.9
                                                        -------  -------  -------  -------
TOTAL LIABILITIES................................       1,584.2  1,240.4  2,448.5  2,640.2
                                                        -------  -------  -------  -------
NET ASSETS.......................................         591.6    708.3  1,398.0    986.0
                                                        -------  -------  -------  -------
EQUITY
Contributed equity...............................  22     693.3    807.5  1,593.9  1,155.5
Reserves.........................................  23      27.0     36.2     71.4     45.0
Retained profits/(accumulated losses)............  23    (151.1)  (220.2)  (434.8)  (251.9)
                                                        -------  -------  -------  -------
EQUITY ATTRIBUTABLE TO MEMBERS OF NORMANDY MINING
  LIMITED........................................         569.2    623.5  1,230.5    948.6
Outside equity interests in controlled entities..  24      22.4     84.8    167.5     37.4
                                                        -------  -------  -------  -------
TOTAL EQUITY.....................................  25     591.6    708.3  1,398.0    986.0
                                                        =======  =======  =======  =======

  The above Statements of Financial Performance should be read in conjunction with the accompanying notes.

                            NORMANDY MINING LIMITED

                           STATEMENTS OF CASH FLOWS
                        FOR THE YEAR ENDED 30 JUNE 2001

                                                                  CONVENIENCE
                                                                  TRANSLATION
                                                                 CONSOLIDATED      CONSOLIDATED
                                                                --------------  ------------------
                                                         NOTES   2000    2001     2001      2000
                                                         -----  ------  ------  --------  --------
                                                                 US$M    US$M     A$M       A$M
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from sales.....................................         781.6   798.7   1,576.6   1,302.7
Payments to suppliers and employees.....................        (630.6) (601.3) (1,186.9) (1,051.0)
Interest received.......................................          16.6    11.4      22.5      27.7
Dividends received......................................          11.6    21.6      42.6      19.3
Other receipts..........................................           8.2      --        --      13.6
Income tax paid.........................................         (18.9)  (19.7)    (38.9)    (31.5)
Interest and other costs of finance paid................         (38.9)  (47.5)    (93.8)    (64.9)
                                                                ------  ------  --------  --------
NET CASH INFLOW FROM OPERATING ACTIVITIES...............  26(d)  129.6   163.2     322.1     215.9
                                                                ------  ------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant and equipment..............         (78.5)  (67.7)   (133.6)   (130.9)
Interest capitalised on qualifying assets...............          (9.4)   (6.5)    (12.9)    (15.7)
Payments for development projects.......................         (61.1)  (44.5)    (87.8)   (101.9)
Payments for exploration and evaluation.................         (35.2)  (31.8)    (62.8)    (58.6)
Payments for investments................................         (15.9)   (4.7)     (9.3)    (26.4)
Proceeds from sale of non-current assets................          23.4    13.6      26.9      39.0
Proceeds from sale of investments.......................          38.2    66.0     130.3      63.7
Repayment of loans by other entities....................           0.1    57.2     113.0       0.1
Loans to other entities.................................         (21.8)   (2.1)     (4.1)    (36.4)
Businesses acquired.....................................  26(e)   28.0    24.5      48.3      46.4
Businesses disposed.....................................  26(f)   63.5    36.4      71.8     105.9
                                                                ------  ------  --------  --------
NET CASH INFLOW/(OUTFLOW) FROM INVESTING ACTIVITIES.....         (68.7)   40.4      79.8    (114.8)
                                                                ------  ------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of borrowings................................        (388.7) (329.1)   (649.7)   (647.8)
Proceeds from borrowings................................         254.5   175.9     347.3     424.1
Dividends paid to outside equity interests in controlled
  entities..............................................          (7.1)  (10.6)    (20.9)    (11.9)
Dividends paid..........................................   6     (40.9)  (37.6)    (74.3)    (68.1)
                                                                ------  ------  --------  --------
PROCEEDS FROM ISSUE OF SHARES...........................            --    47.5      93.8        --
                                                                ------  ------  --------  --------
NET CASH OUTFLOW FROM FINANCING ACTIVITIES..............        (182.2) (153.9)   (303.8)   (303.7)
                                                                ------  ------  --------  --------
Net increase/(decrease) in cash.........................        (121.3)   49.7      98.1    (202.6)
Cash at the beginning of the financial year.............         263.9   124.3     245.4     439.9
Effect of changes in the exchange rate on cash held in
  foreign currencies at the beginning of the financial
  year..................................................           4.8     0.7       1.3       8.1
                                                                ------  ------  --------  --------
Cash at end of financial year...........................  26(a)  147.4   174.7     344.8     245.4
                                                                ======  ======  ========  ========

  The above Statements of Financial Performance should be read in conjunction with the accompanying notes.

                            NORMANDY MINING LIMITED

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED 30 JUNE 2001

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   This general purpose financial report has been prepared in accordance with applicable Accounting Standards, Urgent Issues Group Consensus Views and the Corporations Act 2001. It is prepared in accordance with the historical cost convention, except for certain assets which are noted as at valuation. The accounting policies adopted are consistent with those of the previous year.

   The directors have elected under section 334(5) of the Corporations Act 2001 to apply Accounting Standards AASB 1041 "Revaluation of Non-Current Assets" for this financial year, even though the standard is not required to be applied until annual reporting periods beginning on or after 30 September 2001.

  (A) PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements are presented as one set of financial statements and include all entities which comprise the Normandy Mining Limited consolidated entity, being the parent entity and its controlled entities. There are no controlled entities in the consolidated entity other than those listed in Note 28. The effects of all transactions between entities within the consolidated entity are eliminated in full.

  (B) FOREIGN CURRENCIES

   Transactions denominated in foreign currencies have been brought to account at the exchange rates ruling at the time of the transactions. At balance date, foreign currency receivables and payables are translated at exchange rates ruling at that date.

   Exchange gains and losses and hedging costs arising on contracts entered into as hedges of specific revenue or expense transactions are deferred until the date of such transactions at which time they are included in the determination of such revenues or expenses.

   Assets and liabilities of self-sustaining overseas controlled entities are translated at exchange rates ruling at balance date and any exchange gain or loss arising on translation is carried directly to a foreign currency translation reserve.

   When anticipated purchase or sale transactions have been hedged, actual purchases or sales which occur during the hedged period are accounted for as having been hedged until the amounts of those transactions are fully allocated against the hedged amounts.

   Where a hedge transaction is terminated early and the anticipated transaction is still expected to occur as designated, the deferred gains and losses that arose on the hedge prior to its termination continue to be deferred and are included in the measurement of the purchase or sale or interest transaction when it occurs. Where a hedge transaction is terminated early because the anticipated transaction is no longer expected to occur as designated, deferred gains and losses that arose on the hedge prior to its termination are included in the statement of financial performance for the period.

  (C) REVENUE

   Gold bullion is taken up as a sale in the period during which it is shipped from the mine, provided it is either sold or delivered to a gold refinery within the normal time span. Bullion delivered against forward sales contracts is accounted for at the contract rate. Base metal concentrate sales are recognised at estimated sales value when

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

shipped and adjusted for variations in metal prices, assay, weight and currency. Other sales are taken up when title has passed.

   Gold bullion held at year end is valued at the contract rates for those hedges it is expected to be delivered into. Base metal concentrate debtors are valued at the relevant forward contract US dollar rate.

   Royalty revenue is recognised on an accrual basis in accordance with the substance of the relevant agreement.

   Gains or costs arising upon entry into a hedging transaction intended to hedge the sale of goods, together with subsequent exchange gains or losses resulting from those transactions, are deferred up to the date of sale and included in the measurement of the sale.

   If the hedging transaction is terminated prior to its maturity date and the hedged transaction is still expected to occur, deferral of any gains and losses which arose prior to termination continues and those gains and losses are included in the measurement of the hedged transaction.

   In those circumstances where a hedging transaction is terminated prior to maturity because the hedged transaction is no longer expected to occur, any previously deferred gains and losses are recognised in the statements of financial performance at the date of termination.

   If a hedge transaction relating to a commitment for the sale of goods or services is redesignated as a hedge of another specific commitment and the original transaction is still expected to occur, the gains and losses that arise on the hedge prior to its redesignation are deferred and included in the measurement of the original sale when it takes place. If the hedge transaction is redesignated as a hedge of another commitment because the original sale transaction is no longer expected to occur, the gains and losses that arise on the hedge prior to its redesignation are recognised in the statements of financial performance at the date of the redesignation.

  (D) RECEIVABLES

   Receivables are recorded at amounts due less any provision for doubtful debts.

  (E) DERIVATIVES

   Derivative financial instruments are not recognised in the financial statements on inception. The costs associated with entering hedge transactions in respect of commodity sales together with gains or losses to the date of sale are deferred and included in the measurement of the final sale price. Additional information in respect of hedging is set out in Note 32.

   The amount received or paid under interest rate swaps is recognised as an adjustment to interest rate expense when the cash flow takes place.

  (F) INCOME TAX

   Income tax has been brought to account using the liability method of tax effect accounting. No provision has been made for any taxes on capital gains which could arise in the event of a sale of certain revalued non-current assets for the amount at which they are stated in the financial statements as it is not expected that any such liability will crystallise.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


  (G) GOODWILL

   Goodwill is measured as the excess of the cost of acquisition over the fair value of the identifiable net assets acquired. Amortisation is provided on a straight line basis over the period during which the benefits are expected to arise based on life of mine or over a period of twenty years whichever is the lesser.

  (H) INVENTORIES

   Inventories, apart from gold bullion, are valued at the lower of cost and net realisable value. Costs are assigned to inventories on hand by the method most appropriate to each class of inventory with the majority being valued on an average cost basis. Costs of production include fixed and variable direct costs and an appropriate portion of fixed overhead expenditure, depreciation and mine amortisation.

  (I) OTHER FINANCIAL ASSETS

   The consolidated entity's interests in companies are carried at the lower of cost and recoverable amount. Dividend income is recognised in profits when received, except for associated entities which are accounted for using the equity method. Loans to other corporations are recorded at amounts due less any provisions for doubtful loans.

  (J) JOINT VENTURES

   (i) Joint venture operation

   The proportionate interests in the assets, liabilities and expenses of a joint venture operation have been incorporated in the financial statements under the appropriate headings. Details of the joint venture are set out in
Note 29.

   (ii) Joint venture entities

   The consolidated entity's interest in the assets and liabilities of joint venture entities are accounted for using the equity method. Additional information is provided in Note 30.

  (K) EXPLORATION AND EVALUATION EXPENDITURE

   Exploration and evaluation expenditure incurred by the consolidated entity is accumulated for each area of interest and recorded as an asset, if either:

      (i) it is expected to be recouped through successful development of and production from the area, or by its sale; or

      (ii) significant exploration or evaluation of the area is continuing.

   The expenditure incurred in areas of interest located around existing milling facilities is provided for over the life of the milling facilities. Expenditure on all other areas of interest is expensed for as the expenditure is incurred other than for exploration assets acquired, which are initially recorded at cost.

   The recoverable amount of each area of interest is determined on a bi-annual basis so that the net carrying amount does not exceed the recoverable amount. For areas of interest which are not considered to have any commercial value, or where exploration rights are no longer current, the capitalised amounts are written off against the provision and any remaining amounts are charged against profit.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


  (L) DEVELOPMENT PROPERTIES

   Where it has been established to the satisfaction of Directors that ore reserves or mineral resources exist, development expenditure is accumulated as development properties. No amortisation is provided in respect of development properties until they are reclassified as mine properties following commencement of production.

  (M) DEPRECIATION AND AMORTISATION

   Mine properties are amortised on a units of production basis once production has commenced. Property, plant and equipment is depreciated using a units of production basis or a straight line basis over the useful life of the asset. The units of production method causes rates of depreciation and amortisation to vary according to the rate at which production has depleted the estimated future mineable reserves of the respective mines.

  (N) PREPAID/DEFERRED MINING COSTS

   Direct expenditure on surface mining is brought to account at the life of mine ratio of ore to waste for each pit. A prepayment or provision is booked whenever the stripping ratio for a period differs from the mine plan.

   Costs incurred in developing drives in underground mines which are expected to be used for periods shorter than the mine life are apportioned over the life of the mine using a ratio of development meters to tonnes of ore reserve. A prepayment or provision is booked whenever the metres developed for a period differs from the mine life ratio.

  (O) RECOVERABLE AMOUNT OF NON-CURRENT ASSETS

   Each reporting period, the recoverable amount of all non-current assets is assessed.

   Where the carrying amount of a non-current asset is greater than its recoverable amount, the asset is revalued down to its recoverable amount. Where net cash inflows are derived from a group of assets working together, such as at a mining operation, recoverable amount is determined on the basis of the relevant group of assets.

   The expected net cash flows included in determining recoverable amounts of non-current assets are discounted to their present values using a market-determined, risk-adjusted discount rate. The effect of capital gains tax has not been taken into account.

  (P) MINE COMPLETION COSTS

   Provision is made for estimated rehabilitation expenditure, decommissioning and closure costs using the incremental method on a units of production basis over the life of the mine from the time production commences. Future total mine completion costs are estimated annually on an undiscounted basis taking into account all current environmental and legal requirements and are adjusted on a prospective basis.

   Rehabilitation costs recognised include regrading of waste dumps, revegetation and erosion and drainage control, in order to allow for relinquishment of mining titles with no ongoing maintenance costs. Closure costs recognised include employee redundancy payments and costs incurred in auctioning remaining spares and

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

consumables. Rehabilitation costs associated with exploration and evaluation activities are treated as exploration and evaluation expenditure.

  (Q) EMPLOYEE ENTITLEMENTS

   Provision is made for all know obligations in respect of employees. Annual leave, long service leave and vested sick leave are provided at the current rate of pay as per the relevant awards and employee contracts. Provisions for long service leave commence at the anniversary of three years of service, with further amounts being provided as the entitlement grows beyond three years. It is expected that the resultant provision for long service leave will approximate the present value of the estimated future cash outflows associated with long service leave.

   Additional information in respect of employee entitlements including ownership based remuneration schemes is provided in Note 36.

  (R) ACCOUNTS PAYABLE

   Trade payables and other accounts payable are recognised when the economic entity becomes obliged to make future payments resulting from the purchase of goods and services.

  (S) ACQUISITION OF ASSETS

   Assets acquired are recorded at the cost of acquisition, being the purchase consideration determined as at the date of acquisition plus costs incidental to the acquisition. In the event that settlement of all or part of the cash consideration given in the acquisition of an asset is deferred, the fair value of the purchase consideration is determined by discounting the amounts payable in the future to their present value as at the date of acquisition.

  (T) BORROWING COSTS

   Borrowing costs are expensed as incurred except where they relate to the financing of projects under construction where they are capitalised up to the date of commissioning or sale.

  (U) INTEREST BEARING LIABILITIES

   Interest expense is recognised on an effective yield basis. Debentures, bank loans and other loans are recorded at an amount equal to the net proceeds received. Interest expense is recognised on an accrual basis. Ancillary costs incurred in connection with the arrangement of borrowings are deferred and amortised over the period of borrowing.

  (V) UNITED STATES DOLLAR CONVERSIONS

   This financial report has been prepared using Australian dollars. For the convenience of readers outside Australia the statements of financial performance, statements of financial position and statements of cash flows have been converted from A$ to US$ but remain prepared under Australian Generally Accepted Accounting Practices.

   These conversions appear under columns headed "Convenience Translation" and represented rounded millions of US dollars.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


   The conversion has been made using the noon-buying rate in New York City for cable transfers in non-US currencies. This rate is certified for custom purposes by the Federal Reserve Bank of New York. The rate on 30 June 2001 was A$1.00 to US$0.51 (2000: A$1.00 to US$0.60). These conversions are indicative only and do not mean that the A$ amounts could be converted to US$ at the rate indicated.

  (W) ROUNDING AMOUNTS

   The Company is of the kind referred to in Class Order 98/100 dated 10 July 1998 issued by the Australian Securities and Investment Commission. In accordance with that Class Order amounts in this report and the financial report have been rounded to the nearest one hundred thousand dollars, except where rounding to the nearest one thousand dollars is required.

  (X) COMPARATIVE AMOUNTS

   The Company has adopted the presentation and disclosure requirements of Accounting Standards AASB 1018 "Statement of Financial Performance", AASB 1034 "Financial Report Presentation and Disclosure" and AASB 1040 "Statement of Financial Position" for the first time in the preparation of this financial report. In accordance with the requirements of these new/revised Standards, comparative amounts have been reclassified in order to comply with the new presentation format. The reclassification of comparative amounts has not resulted in a change to the aggregate amounts of current assets, non-current assets, current liabilities, non-current liabilities or equity, or the net profit/loss of the company as reported in the prior year financial report.

2 REVENUE

                                                   CONSOLIDATED
                                                  ---------------
                                                   2001    2000
                                                  ------- -------
                                                   A$M     A$M
REVENUE FROM OPERATING ACTIVITIES
Gold............................................. 1,251.9   936.0
Metals...........................................   257.7   288.6
Other............................................    34.1    99.0
                                                  ------- -------
                                                  1,543.7 1,323.6
                                                  ------- -------
INTEREST REVENUE
Other parties....................................    27.8    21.7
Related parties..................................     0.4     3.5
                                                  ------- -------
                                                     28.2    25.2
                                                  ------- -------
REVENUE FROM NON-OPERATING ACTIVITIES
Proceeds on sale of investments..................   130.3   173.4
Proceeds on sale of property, plant and equipment    22.6    39.6
Insurance claims proceeds receivable.............    12.9     1.5
Other............................................    17.8    20.1
                                                  ------- -------
                                                    183.6   234.6
                                                  ------- -------
                                                  1,755.5 1,583.4
                                                  ======= =======

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


3 OPERATING PROFIT

Profit/(loss) from ordinary activities before income tax includes the following specific net gains and expenses:

                                                 CONSOLIDATED
                                               ----------------
                                                2001     2000
                                               -------  -------
                                                A$M      A$M
NET GAINS
Net gains on disposal of:
   Property, plant and equipment..............    20.5      4.1
Deferred hedge gain amortisation..............    92.6     91.4
EXPENSES
Amortisation
   Mine properties............................   169.4     57.9
   Goodwill...................................     3.6      6.5
   Other......................................      --      1.7
Depreciation
   Land and buildings.........................     2.2      0.5
   Plant and equipment........................   111.7     74.1
                                               -------  -------
Total depreciation and amortisation(1)........   286.9    140.7
                                               -------  -------
Royalties.....................................    27.6     14.9
Borrowing costs
   Interest and finance charges...............   124.9     82.4
   Less amount capitalised--qualifying assets.   (12.9)   (15.7)
                                               -------  -------
Borrowing costs expensed......................   112.0     66.7
Addition to/(reductions in) provisions for
   Directors' entitlements....................     1.5      1.3
   Employee entitlements......................    13.7     (1.7)
   Mine completion costs......................     1.4     17.3
   Doubtful debts.............................    (0.7)   (15.0)
   Other......................................     2.2      8.0

AUDITORS' REMUNERATION
                                                 A$       A$
                                               -------  -------
Audit Services
   Auditors of the company.................... 869,000  748,000
   Other auditors............................. 425,000  659,000
Other Services
   Auditors of the company.................... 854,000  382,000
   Other auditors.............................   2,000   52,000
                                               =======  =======

--------
(1) Amortisation and depreciation rates were recalculated during the year to reflect the increase in mineable reserves. The effect has been to reduce these expenses by A$12.9 million (2000: a reduction of A$27 million).

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


4 INDIVIDUALLY SIGNIFICANT ITEMS

                                                                                      CONSOLIDATED
                                                                                     --------------
                                                                                      2001    2000
                                                                                     ------  ------
                                                                                      A$M     A$M
INCLUDED IN OPERATING PROFIT ARE THE FOLLOWING ITEMS:
Profit on sale of investments.......................................................   14.3    36.6
Net write-off of non-current assets to recoverable amount
   --development properties......................................................... (170.0)  (96.0)
   --mine properties................................................................  (30.0)     --
   --investments....................................................................  (20.0)     --
Exploration expenses................................................................
   --previously capitalised expenditure.............................................  (31.0)     --
Purchase consideration expensed.....................................................     --  (359.0)
Equity share of writedowns of associates............................................     --   (60.3)
                                                                                     ------  ------
                                                                                     (251.0) (515.3)
INCLUDED IN OUTSIDE EQUITY INTEREST IS THE FOLLOWING SIGNIFICANT ITEM:
Recognition/(write-down) of outside equity interest in Kasese Cobalt Company Limited  (38.0)   58.0
                                                                                     ------  ------
                                                                                     (274.7)  420.7
                                                                                     ======  ======

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


5 INCOME TAX

                                                                                            CONSOLIDATED
                                                                                           --------------
                                                                                            2001    2000
                                                                                           ------  ------
                                                                                            A$M     A$M
THE INCOME TAX EXPENSES/(BENEFIT) FOR THE FINANCIAL YEAR DIFFERS FROM THE AMOUNT
CALCULATED ON THE PROFIT/(LOSS). THE DIFFERENCES ARE RECONCILED AS FOLLOWS:
Operating profit/(loss) before income tax................................................. (103.0) (285.4)
                                                                                           ------  ------
Prima facie income tax expense calculated at applicable tax rate on the profit/(loss) from ordinary activities.....................................................................  (35.0) (102.7)
TAX EFFECT OF PERMANENT DIFFERENCES
Non-deductible depreciation and amortisation..............................................    1.5     3.2
Adjustment to carrying value of assets....................................................   78.5    34.6
Purchase consideration expensed...........................................................     --   129.2
Equity accounted results..................................................................     --    14.5
Research and development and investment allowance.........................................   (0.6)   (0.9)
Capital losses recouped...................................................................  (37.7)  (45.8)
Non-assessable revenue items..............................................................   (3.6)  (11.9)
Non-deductible exploration................................................................    0.6     0.2
Other non-deductible items................................................................    2.1     5.8
                                                                                           ------  ------
Income tax adjusted for permanent differences.............................................    5.8    26.2
Tax effect of timing differences not previously recognised................................   (4.2)   30.5
Change in company tax rates from 1 July 2000..............................................   (1.0)   (8.5)
Benefit of prior year losses recouped.....................................................   (1.4)     --
Losses not recognised as future income tax benefits.......................................   28.4     2.4
                                                                                           ------  ------
                                                                                             27.6    50.6
Over provision in previous years..........................................................   (7.2)  (13.3)
                                                                                           ------  ------
Income tax expense attributable to operating profit/(loss)................................   20.4    37.3
                                                                                           ======  ======

ADJUSTMENT TO DEFERRED INCOME TAX BALANCES

   Legislation reducing the Australian company income tax rate from 36% to 34% in respect of the 2000-2001 income tax year and then to 30% from the 2001-2002 income tax year was announced on 21 September 1999 and received Royal Assent on 10 December 1999. As a consequence, deferred tax balances which are expected to reverse in the 2000-2001 or a later income tax year have been remeasured using the appropriate new rates, depending on the timing of their reversal.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


6 DIVIDENDS

                                                                                                    CONSOLIDATED
                                                                                                   --------------
                                                                                                    2001    2000
                                                                                                   -----   -----
                                                                                                    A$M     A$M
Ordinary shares
   Interim dividend paid (2.5 cents per share) (2000: 2.5 cents per share)
   Franked at 36 percent.........................................................................     --    18.3
   Franked at 34 percent.........................................................................   19.4      --
   Unfranked.....................................................................................   24.7    25.2
                                                                                                   -----   -----
                                                                                                    44.1    43.5
                                                                                                   -----   -----
Final dividend declared (nil) (2000: 3.5 cents per share)                                             --
   Franked at 34 percent.........................................................................     --    27.0
   Unfranked.....................................................................................     --    34.3
                                                                                                   -----   -----
                                                                                                      --    61.3
                                                                                                   -----   -----
Total dividends provided for or paid (2.5 cents per share) (2000: 6.0 cents per share)............  44.1   104.8
Over Provision arising from shareholders electing to take shares in lieu of cash dividends under the parent entity's Share Investment Plan....................................................... (13.9)  (10.8)
                                                                                                   -----   -----
                                                                                                    30.2    94.0
                                                                                                   -----   -----
Dividends satisfied by the issue of shares under the Dividend Reinvestment and Share Investment
  Plans...........................................................................................  17.1    35.5
Dividends paid in cash............................................................................  74.3    68.1
                                                                                                   -----   -----
                                                                                                    91.4   103.6
                                                                                                   -----   -----
FRANKED DIVIDENDS
The franked portion of the dividends proposed as at 30 June 2001 will be franked out of existing franking credits or out of franking credits arising from the payment of income tax in the year ending 30 June 2002.

Franking credits available for subsequent financial years at 30% (2000: 34%)......................  23.4    11.9
                                                                                                   =====   =====

   The above amounts represent the balance of the franking account as at the end of the financial year, adjusted for:

      (a) franking credits that will arise from the payment of the current tax liability

      (b) franking debits that will arise from the payment of dividends recognised as a liability at the reporting date

      (c) franking credits that will arise from the receipt of dividends recognised as receivables at the reporting date

      (d) franking credits that may be prevented from being distributed in subsequent financial years

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


7 CASH ASSETS

                                                                  CONSOLIDATED
                                                                  ------------
                                                                   2001  2000
                                                                  -----  -----
                                                                   A$M   A$M
Cash............................................................. 239.4  152.7
Bank bills.......................................................  65.8   69.4
Gold bullion.....................................................  39.6   23.3
                                                                  -----  -----
                                                                  344.8  245.4
                                                                  =====  =====

8 RECEIVABLES

CURRENT
Trade debtors...................................................  35.7   28.7
Provision for doubtful debts....................................  (0.2)    --
                                                                 -----  -----
                                                                  35.5   28.7
Bank guarantee deposits.........................................    --   15.9
   Other debtors................................................  86.8   80.3
   Provision for doubtful debts.................................  (0.7)  (0.9)
                                                                 -----  -----
                                                                  86.1   79.4
Amounts owing by associated entities............................   2.1     --
                                                                 -----  -----
                                                                 123.7  124.0
                                                                 =====  =====
NON-CURRENT
Amounts owing by associated entities............................   0.5   24.8
Provision for doubtful debts....................................    --  (21.9)
                                                                 -----  -----
                                                                   0.5    2.9
Other debtors...................................................  11.2   30.0
Provision for doubtful debts....................................  (0.5)  (5.6)
                                                                 -----  -----
                                                                  10.7   24.4
                                                                 -----  -----
                                                                  11.2   27.3
                                                                 =====  =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


9 INVENTORIES

                                                                  CONSOLIDATED
                                                                  ------------
                                                                   2001  2000
                                                                  -----  -----
                                                                   A$M   A$M
CURRENT
Stores at cost...................................................  46.5   34.6
Work in progress
   --gold ore stocks at cost.....................................  28.4   54.0
   --gold ore stocks at net realizable value.....................  47.1    1.9
   --base metals at cost.........................................    --    1.2
   --gold in circuit at cost.....................................  28.4   17.9
                                                                  -----  -----
                                                                  103.9   75.0
Finished goods
   --base metals concentrate at cost.............................  14.3    2.9
   --base metals concentrate at net realizable value.............   3.9   13.1
   --other finished goods at cost................................   0.9    4.0
                                                                  -----  -----
                                                                   19.1   20.0
                                                                  -----  -----
                                                                  169.5  129.6
                                                                  =====  =====

10 TAX ASSETS

                                                                  CONSOLIDATED
                                                                  ------------
                                                                   2001  2000
                                                                  -----  ----
                                                                   A$M   A$M
NON-CURRENT
FUTURE INCOME TAX BENEFIT
Attributable to carry forward tax losses.........................  67.8  59.6
Attributable to timing differences...............................  34.5  26.8
                                                                  -----  ----
                                                                  102.3  86.4
                                                                  =====  ====

UNBOOKED FUTURE INCOME TAX BENEFITS

   The consolidated entity has future income tax benefits not brought to account as assets in respect of tax losses of A$168.2 million as at 30 June 2001 (2000: A$82.5 million).

   The potential future income tax benefit will only be realised if:

      (i) the consolidated entity derives future assessable income of a nature and of an amount sufficient to enable the benefit from the losses and deductions to be realised;

      (ii) the consolidated entity continues to comply with the conditions for deductibility imposed by the law; and

      (iii) no changes in tax legislation adversely affect the consolidated entity in realising the benefit from the deductions for the losses.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


11 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

                                                       CONSOLIDATED
                                                       ------------
                                                        2001  2000
                                                       -----  -----
                                                        A$M   A$M
             NON-CURRENT
             Associated entities (listed) note 31.....    --   76.4
             Joint venture entities (unlisted) note 30 244.0  370.4
                                                       -----  -----
                                                       244.0  446.8
                                                       =====  =====

12 OTHER FINANCIAL ASSETS

              CURRENT
              Loans to associated entities.........    --   49.6
              Loans to other corporations..........  31.9     --
              Provision for doubtful debts......... (10.6)    --
                                                    -----  -----
                                                     21.3   49.6
                                                    -----  -----
              NON-CURRENT
              Listed shares at recoverable amount..   6.3   52.0
              Unlisted shares at recoverable amount  21.0   19.3
              Loans to other corporations.......... 115.1  148.7
              Provision for doubtful debts.........  (1.4)  (5.0)
                                                    -----  -----
                                                    113.7  143.7
                                                    -----  -----
              Loans to associated entities.........    --   56.7
                                                    -----  -----
                                                    141.0  271.7
                                                    =====  =====

13 DEVELOPMENT PROPERTIES

   RECONCILIATION OF THE CARRYING AMOUNTS OF DEVELOPMENT PROPERTIES AT THE BEGINNING AND END OF THE CURRENT AND PREVIOUS FINANCIAL YEAR ARE SET OUT BELOW:

                                                                     CONSOLIDATED
                                                                    --------------
                                                                     2001    2000
                                                                    ------  ------
                                                                     A$M     A$M
Balance brought forward............................................  310.7   287.0
Expenditure incurred during the year including capitalised interest  100.7    62.6
Acquisitions.......................................................  230.7    30.4
Transferred from exploration and evaluation........................     --    28.4
Expenditure written off during the year............................ (169.2) (104.0)
Foreign exchange movements.........................................   26.6     6.3
                                                                    ------  ------
Balance carried forward............................................  499.5   310.7
                                                                    ======  ======

   Projects in the development phase include Kasese, Stanwell Magnesium Project, Perama and Yamfo Sefwi.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


ASSETS PLEDGED AS SECURITY

   Refer to note 18 for information on assets pledged as security by the parent entity or its controlled entities.

14 EXPLORATION AND EVALUATION EXPENDITURE

   RECONCILIATION OF THE CARRYING AMOUNTS OF EXPLORATION AND EVALUATION EXPENDITURE AT THE BEGINNING AND END OF THE CURRENT AND PREVIOUS FINANCIAL YEAR ARE SET OUT BELOW:

                                                         CONSOLIDATED
                                                         ------------
                                                         2001   2000
                                                         -----  -----
                                                         A$M    A$M
             Balance brought forward................ (i) 175.1  189.7
             Expenditure incurred during the year.......  62.8   58.5
             Expenditure written off during the year.... (89.1) (46.6)
             Transferred to development properties......    --  (28.4)
             Transferred to mine properties.............  (6.2)  (3.2)
             Acquisitions and disposals.................   3.2   (0.7)
             Foreign exchange movements.................   5.9    5.8
                                                         -----  -----
             Balance carried forward.................... 151.7  175.1
                                                         =====  =====

--------
(i) A reclassification from property, plant and equipment to capitalised exploration and evaluation expenditure of A$46.1 million has been made to more accurately reflect the nature of the projects. This has resulted in a change in the disclosure of the comparative information

15 PROPERTY, PLANT AND EQUIPMENT

                                               CONSOLIDATED
                            ---------------------------------------------------
                                      2001                      2000
                            ------------------------- -------------------------
                              A$M     A$M       A$M     A$M     A$M       A$M
Land and buildings at cost.   119.2    (51.8)    67.4    57.1    (27.3)    29.8
Mine properties at cost (i) 1,843.9   (729.6) 1,114.3 1,499.1   (587.7)   911.4
Plant and equipment at cost 1,026.7   (486.3)   540.4   850.3   (426.8)   423.5
Capital work in progress...    27.9       --     27.9    38.9       --     38.9
                            ------- --------  ------- ------- --------  -------
                            3,017.7 (1,267.7) 1,750.0 2,445.4 (1,041.8) 1,403.6
                            ======= ========  ======= ======= ========  =======

--------
(i) A reclassification from property, plant and equipment to capitalised exploration and evaluation expenditure of A$46.1 million has been made to more accurately reflect the nature of the projects. This has resulted in a change in the disclosure of the comparative information

   The majority of the land and buildings relate to the mining operations and the Directors consider that the best indicator of their current value is their book value. These assets are being depreciated over the life of the mine to which they relate, in accordance with the accounting policy stated in Note 1
(m). These land and buildings form an integral part of producing assets and have no significant value beyond the life of the mine. It is considered that the current value of non-mining land and buildings as at 30 June 2001 approximates book value.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


ASSETS PLEDGED AS SECURITY

   Refer to note 18 for information on assets pledged as security by the parent entity or its controlled entities.

RECONCILIATIONS

   Reconciliations of the carrying amounts of each class of property, plant and equipment at the beginning and end of the current and previous financial year are set out below:

                                                                                           CAPITAL
                                                            LAND AND     MINE    PLANT AND WORK IN
                                                            BUILDINGS PROPERTIES EQUIPMENT PROGRESS  TOTAL
                                                            --------- ---------- --------- -------- -------
                                                               A$M       A$M        A$M      A$M      A$M
CONSOLIDATED 2001
Carrying amount at start of year...........................   29.8       911.4     423.5     38.9   1,403.6
   Additions............................................      16.5        55.1      56.5      5.5     133.6
   Disposals............................................      (0.8)       (9.5)     (6.4)      --     (16.7)
Additions through acquisitions of entities.... (note 26(e))   23.0       337.8     160.7       --     521.5
Depreciation/amortisation expense................. (note 3)   (2.2)     (169.4)   (111.7)      --    (283.3)
Transfer from exploration and evaluation...................     --         6.2        --       --       6.2
Transfer of capital work in progress.......................    1.0         3.1      12.4    (16.5)       --
Recoverable amount write-off of mine properties............     --       (30.0)       --       --     (30.0)
Foreign currency exchange differences......................    0.1         9.6       5.4       --      15.1
                                                              ----     -------    ------    -----   -------
Carrying amount at end of year.............................   67.4     1,114.3     540.4     27.9   1,750.0
                                                              ====     =======    ======    =====   =======

16 INTANGIBLE ASSETS

                         CONSOLIDATED
                         ------------
                         2001   2000
                         -----  -----
                         A$M    A$M
Goodwill at cost........  93.8   94.2
Accumulated amortisation (49.6) (46.7)
                         -----  -----
                          44.2   47.5
                         =====  =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


17 OTHER ASSETS

                         CONSOLIDATED
                         ------------
                          2001  2000
                         -----  -----
                          A$M   A$M
CURRENT
Prepaid mining costs.... 111.2   58.9
Prepaid hedging fees....  15.1    5.2
Other prepaid expenses..   8.9    7.9
Other assets............   5.4     --
Assets held for resale..    --   51.5
                         -----  -----
                         140.6  123.5
                         =====  =====
NON-CURRENT
Prepaid mining costs....  25.7   94.7
Deferred expenses.......  25.9   12.0
Prepaid hedging fees....  13.5   20.5
Prepaid interest........    --   10.2
Redesignated hedge gains  37.6   37.6
Other...................    --   10.0
                         -----  -----
                         102.7  185.0
                         =====  =====

18 INTEREST BEARING LIABILITIES

                                CONSOLIDATED
                               ---------------
                                2001    2000
                               ------- -------
                                A$M     A$M
CURRENT
UNSECURED
Bank loans(i).................      --    11.0
Amounts owing to other parties     6.0    10.1
                               ------- -------
SECURED                            6.0    21.1
Bank loans(iii)...............   108.0    90.0
                               ------- -------
                                 114.0   111.1
                               ======= =======
NON-CURRENT
UNSECURED
Bank loans(i).................   200.1   170.0
US dollar guaranteed notes(ii)   875.7   875.9
Amounts owing to other parties     2.8    22.3
                               ------- -------
                               1,078.6 1,068.2
                               ======= =======
SECURED
Bank loans(iii)...............   103.2   370.4
                               ------- -------
                               1,181.8 1,438.6
                               ======= =======

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


   Details of the financing facilities of the consolidated entity are as follows:

                        AVAILABLE AT   USED AT     UNUSED AT
                        BALANCE DATE BALANCE DATE BALANCE DATE
                        ------------ ------------ ------------
                         2001  2000   2001  2000   2001  2000
                        -----  ----- -----  ----- -----  -----
                         A$M   A$M    A$M   A$M    A$M   A$M
Unsecured bank loans(i) 685.0  710.0 200.1  181.0 484.9  529.0
Secured bank loans(iii) 211.2  460.4 211.2  460.4    --     --

--------
(i) Unsecured bank loans
   Normandy Group Finance Ltd, a wholly owned entity, has an A$650 million committed revolving multi-option facility with a syndicate of banks established in November 1997. The facility consists of three tranches. Tranche 1 and Tranche 2 are available to a maximum of A$370 million and mature in November 2001. Tranche 3 is a term facility available to a maximum of A$280 million and matures in November 2003. All tranches are at an interest rate dependent on the currency drawn plus a margin of 0.60 percent. Interest is paid at the end of each interest period nominated by the borrower, to a maximum of 180 days. As at 30 June 2001, Tranche 1 and Tranche 2 were undrawn (2000: A$60 million) and the amount drawn down under Tranche 3 was A$200 million (2000: A$110 million).
   Normandy NFM Limited, a controlled entity, had a A$25 million committed revolving multi-option facility which matured in August 2001. As at 30 June 2001, this facility was undrawn (2000: A$11 million drawn). Interest was paid at an interest rate dependent on the currency drawn plus a margin of
   0.7 percent at the end of each interest period nominated by the borrower, to a maximum of 180 days.
   Normandy NFM Limited has a committed short term A$10 million overdraft facility, which at 30 June 2001 was undrawn (2000: undrawn)
(ii) US dollar denominated debt
   In July 1998, Normandy Finance Limited ("NFL") issued US$100 million of seven year 7.5 percent and US$150 million of ten year 7.625 percent guaranteed notes. Interest on the notes is paid semi-annually in arrears. Certain financial instruments were entered into whereby NFL has agreed to exchange the US dollar fixed interest amounts payable on the seven and ten year notes, with the 90 day Australian dollar bank bill rate plus a margin of 1.70 percent and 1.76 percent respectively. The US$250 million has been recorded at A$403.2 million (2000: A$403.2 million) reflecting the future exchange rate of the hedge transaction.
   In April 1998, Normandy Yandal Operations Limited (formerly Great Central Mines Limited) issued US$300 million of ten year 8.875 percent senior unsecured notes. Interest on the notes is paid semi-annually in arrears. Certain financial instruments were entered into whereby Normandy Yandal Operations Limited has agreed to exchange US dollar fixed interest amounts payable with gold interest rate exposure. Of the total, US$183.6 million has been swapped into a gold interest rate exposure, of which half is fixed at 3.87% and half is floating. The floating rate at 30 June 2001 was 2.07% (2000: 1.49%).
(iii)  Secured bank loans
   A controlled entity has a loan facility in respect of the Ovacik mine for US$40.0 million, established in December 1996, subsequently refinanced in May 1998 and in April 2000. As at 30 June 2001, the facility was fully drawn (2000: fully drawn), has an interest rate of LIBOR plus 1.0 percent and matures in December 2001.
   A controlled entity has project financing facilities in respect of the Kasese project totalling US$50.7 million and are at varying interest rates dependent upon the term of each facility (2000: US$58.2 million) from a number of parties. These facilities were fully drawn in the current and prior years.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

   A controlled entity has project financing facilities in respect of the QMAG project totalling A$38.6 million (2000: nil) from a number of parties. At 30 June 2001 these facilities were fully drawn and are at varying interest rates dependent upon the term of each facility.
   In the prior year a controlled entity, Yandal Gold Holdings Pty Ltd. had a fully-drawn secured term debt facility amounting to A$285 million. The facility was repaid and cancelled during the year.
(iv) Assets pledged as security
   The carrying amounts of assets pledged as security are:

                                 CONSOLIDATED
                                 ------------
                                  2001  2000
                                 -----  -----
                                  A$M   A$M
FIRST MORTGAGE
Development properties..........  83.5  239.1
FLOATING CHARGE
Cash assets.....................   5.1    4.3
Receivables--current............   5.6    6.2
Receivables--non-current........   4.9    5.3
Other assets....................  12.5    7.8
                                 -----  -----
Total assets pledged as security 111.6  262.7
                                 =====  =====

19 PROVISIONS

CURRENT
Deferred hedge gain.... 102.2 100.7
Directors' entitlements   3.9   2.4
Dividends..............    --  61.3
Employee entitlements..  31.7  18.3
Mine completion costs..  54.7  32.1
Other..................  24.3   7.6
                        ----- -----
                        216.8 222.4
                        ===== =====
NON-CURRENT
Deferred hedge gain.... 151.1 242.0
Deferred mining costs..    --  17.3
Employee entitlements..  12.5   9.7
Mine completion costs..  81.8 110.2
Deferred income........    --   9.2
Other..................  23.5  13.3
                        ----- -----
                        268.9 401.7
                        ===== =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


20 TAX LIABILITIES

                              CONSOLIDATED
                              ------------
                               2001  2000
                              -----  -----
                               A$M   A$M
CURRENT
Income tax payable...........  21.8   27.4
                              -----  -----
NON-CURRENT
Deferred income tax liability 255.0  189.3
                              =====  =====

21 OTHER LIABILITIES

                   NON-CURRENT
                   Deferred exploration liability  72.2 81.3
                   Unearned income...............  39.2   --
                   Deferred royalty liability....  28.7   --
                   Other.........................   0.3  6.0
                                                  ----- ----
                                                  140.4 87.3
                                                  ===== ====

22 CONTRIBUTED EQUITY

                                                   PARENT ENTITY
                                                  ---------------
                                                   2001    2000
                                                  ------- -------
                                                   A$M     A$M
              2,231,293,599 (2000: 1,751,558,731)
                Ordinary shares fully paid....... 1,593.9 1,155.5
                                                  ======= =======

During the year the following changes to share capital occurred:

                                               NUMBER OF
                                                SHARES      2001    2000
                                             ------------- ------- -------
                                                            A$M     A$M
      Balance at beginning of financial year 1,751,558,731 1,155.5 1,130.3
      Exercise of unlisted options
      --1:1.101 basis.......................         8,998      --      --
      Issue of shares(ii)...................   446,100,000   419.8      --
      Employee share investment plan issue..     1,453,350     1.6     0.5
      Dividend Reinvestment Plan issue(iii).    17,439,957    17.0    24.7
      Share Investment Plan issue(iii)......    14,732,563      --      --
                                             ------------- ------- -------
      Balance at end of financial year...... 2,231,293,599 1,593.9 1,155.5
                                             ============= ======= =======

ORDINARY SHARES

   Ordinary shares entitle the holder to participate in dividends and the proceeds on winding up of the company in proportion to the number of and amounts paid on the shares held. On a show of hands every holder of ordinary shares present at a meeting in person or by proxy, is entitled to one vote and upon a poll each share is entitled to one vote.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

--------
(i) Listed Options
    At 30 June 2001 there were no listed options on issue. At 30 June 2000 there were 248,537,609 listed options on issue. These were exercisable at A$2.50 per option on any business day during the months of January, April, July and October each year. These options expired on 30 April 2001.

(ii) Issue of Shares
    On 31 May 2001 446.1 million shares were issued to a nominee for Franco-Nevada Mining Corporation Limited and its subsidiary for various assets and cash.

(iii) Share Investment and Dividend Reinvestment Plans
    Under the parent entity's dividend alternatives, holders of ordinary shares may elect to have all or part of their dividend entitlements satisfied by the issue of new fully paid ordinary shares rather than by being paid in cash.

                                                                                MILLIONS OF SHARES
                                                                                ------------------
                                                                                  2001      2000
                                                                                 -------  -------
Weighted average number of ordinary shares used in the calculation of basic EPS 1,806.1   1,738.5
                                                                                 =======  =======

   Diluted earnings per share are not materially different from basic earnings per share and therefore are not disclosed.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


23 RESERVES AND RETAINED PROFITS

                                                                              CONSOLIDATED
                                                                             --------------
                                                                              2001      2000
                                                                             ------    ------
                                                                              A$M       A$M
  (A) RESERVES
Asset revaluation reserve...................................................     --       1.9
Foreign currency translation reserve........................................   71.4      43.1
                                                                             ------    ------
                                                                               71.4      45.0
                                                                             ======    ======
MOVEMENT IN RESERVES
ASSET REVALUATION RESERVE
Balance at beginning of financial year......................................    1.9       1.9
Transfer to accumulated losses..............................................   (1.9)       --
                                                                             ------    ------
Balance at end of financial year............................................     --       1.9
                                                                             ======    ======
Foreign currency translation reserve
Balance at beginning of financial year......................................   43.1      26.1
Net exchange difference on translation of overseas controlled entities......   28.3      17.0
                                                                             ------    ------
Balance at end of financial year............................................   71.4      43.1
                                                                             ======    ======

  (B) RETAINED PROFITS/(ACCUMULATED LOSSES)
Retained profits/(accumulated losses) at the beginning of the financial year (251.9)    124.4
Transfer from asset revaluation reserve.....................................    1.9        --
Net profit/(loss) attributable to members of Normandy Mining Limited........ (154.6)   (282.3)
Dividends provided for or paid (note 6).....................................  (30.2)    (94.0)
                                                                             ------    ------
Retained profits/(accumulated losses) at the end of the financial year...... (434.8)   (251.9)
                                                                             ======    ======

  (C) NATURE AND PROFIT OF RESERVES

(i) Asset Revaluation Reserve
   The asset revaluation reserve was used to record increments and decrements on the revaluation of non-current assets.

(ii) Foreign Currency Translation Reserve
   Exchange differences arising on translation of self-sustaining overseas controlled entities are taken to the foreign currency translation reserve, as described in accounting policy note 1(b).

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


24 OUTSIDE EQUITY INTERESTS

                   CONSOLIDATED
                   ------------
                   2001   2000
                   -----  -----
                   A$M    A$M
Share capital..... 173.5   30.4
Accumulated losses (72.8) (31.2)
Other reserves....  66.8   38.2
                   -----  -----
                   167.5   37.4
                   =====  =====

25 EQUITY

Total equity at the beginning of the financial year.........................   986.0  1,373.1
Total changes in equity recognised in the Statement of Financial Performance  (126.3)  (265.3)
Contributions of equity net of transaction costs............................   438.4     25.2
Dividends provided for or paid..............................................   (30.2)   (94.0)
Total changes in outside equity interest....................................   130.1    (53.0)
                                                                             -------  -------
Total equity at the end of the financial year............................... 1,398.0    986.0
                                                                             =======  =======

26 NOTES TO STATEMENTS OF CASH FLOWS

  (A) RECONCILIATION OF CASH

   For the purpose of the statement of cash flows, cash includes cash on hand, investments in money market instruments and gold bullion on hand net of outstanding bank overdrafts. Cash at the end of the financial year, as shown in the statement of cash flows, is reconciled to the related items in the statements of financial positions as follows:

Cash........ 239.5 152.7
Bank bills..  65.8  69.4
Gold bullion  39.5  23.3
             ----- -----
             344.8 245.4
             ===== =====

  (B) FINANCING FACILITIES

   Refer to Note 18 for details of the credit standby arrangements and loan facilities available to the consolidated entity.

  (C) NON-CASH FINANCING AND INVESTING ACTIVITIES

   During the year the consolidated entity entered into a transaction with Franco-Nevada Mining Corporation Limited, under which the consolidated entity issued 446.1 million new ordinary shares to a nominee for Franco-Nevada Mining Corporation Limited and its subsidiary and received US$48 million (A$94 million) cash, as well as controlling interests in Normandy Midas Operations Inc and Little River Pty Ltd. The consolidated entity's investments in BRGM Perou and Mine Or were sold in exchange for cash and shares in Newmont Mining Corporation and Compania de Minas Beunaventura (Beunaventura) totalling A$106 million, the Newmont Mining

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


Corporation shares were subsequently traded on-market. The consolidated entity's investments in and loans to Australian Magnesium Investments in exchange for Australian Magnesium Corporation Limited shares valued at A$112 million. During the previous year the Big Bell gold operations were sold to New Hampton Goldfields Limited, with A$11.0 million proceeds received in the form of ordinary shares in New Hampton Goldfields Limited. In June 2000, A$40.9 million of the acquisition of 100% of Normandy Yandal Operations Limited from Edensor Nominees Pty Ltd was financed by the conversion of a loan to Edensor into shares in Normandy Yandal Operations Limited.

  (D) RECONCILIATION OF NET CASH INFLOW FROM OPERATING ACTIVITIES TO OPERATING PROFIT/(LOSS) AFTER INCOME TAX

                                                                                          CONSOLIDATED
                                                                                         --------------
                                                                                          2001    2000
                                                                                         ------  ------
                                                                                          A$M     A$M
Operating profit/(loss) after income tax................................................ (123.4) (322.7)
Bad and doubtful debts expense..........................................................    8.5     0.3
Depreciation and amortisation...........................................................  286.9   140.7
Exploration and evaluation written off..................................................   89.1    46.6
Unrealised foreign exchange gain/(loss).................................................     --    (0.4)
Share of equity accounted (profit)/loss.................................................    4.8    40.2
Dividends received from associates......................................................   42.6    19.3
Amortisation of deferred hedge gain.....................................................  (92.6)  (91.4)
(Gain)/loss on loan forgiveness.........................................................     --     2.8
Profit on sale of investments...........................................................  (14.6)   (2.0)
Profit on sale of other non-current assets..............................................  (21.1)  (43.4)
Profit on refinancing of gold loans.....................................................     --    (1.5)
Write down in carrying value of assets..................................................  220.0   521.0
Loss on sale of investments.............................................................     --     0.3
Changes in net assets and liabilities, net of effects from businesses acquired/disposed:
(Increase)/decrease in receivables......................................................   (6.2)   21.6
(Increase)/decrease in inventories......................................................  (41.0)   15.3
(Increase)/decrease in future income tax benefit........................................  (15.9)   (7.6)
(Increase)/decrease in other operating assets...........................................    4.9   (39.8)
Increase/(decrease) in trade creditors..................................................   (9.5)  (44.4)
Increase/(decrease) in provision for income tax.........................................   (5.6)    7.4
Increase/(decrease) in provision for deferred income tax................................    2.0    (5.3)
Increase/(decrease) in other provisions.................................................    9.0   (41.1)
Increase/(decrease) in other operating liabilities......................................  (15.8)     --
                                                                                         ------  ------
Net cash inflow from operating activities...............................................  322.1   215.9
                                                                                         ======  ======

  (E) BUSINESSES ACQUIRED

   The consolidated entity entered into a transaction with Franco-Nevada Mining Corporation Limited, under which the consolidated entity received controlling interests in Normandy Midas Operations Inc and Little River Pty Ltd. The Normandy Group acquired a controlling interest in the Australian Magnesium Corporation group.

   During the previous year Normandy Yandal Operations Limited (formerly Great Central Mines Limited) and it controlled entities, and Yandal Gold Holdings Pty Ltd and its controlled entity were consolidated into the consolidated entity for the first time.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


   Details of the acquisition are as follows:

                                                    CONSOLIDATED
                                                   --------------
                                                    2001    2000
                                                   ------  ------
                                                    A$M     A$M
CONSIDERATION
Cash assets.......................................    1.1    18.7
Shares Issued.....................................  333.2      --
Conversion of loan receivable.....................   49.7    40.9
Deferred exploration liability....................     --    83.2
                                                   ------  ------
Total.............................................  384.0   142.8
                                                   ======  ======
FAIR VALUE OF NET ASSETS ACQUIRED
Current assets
   Cash...........................................   49.4    65.1
   Receivables....................................   12.6    18.6
   Inventories....................................    7.4    19.8
   Other..........................................    1.7     3.1
Non-current assets
   Mine properties, plant and equipment...........  521.5   563.9
   Development properties.........................  229.1   110.4
   Other..........................................    6.0    61.8
Current liabilities
   Trade creditors................................  (39.5)  (72.0)
   Provisions.....................................  (14.8)     --
   Other..........................................   (1.9)     --
Non-current liabilities
   Interest bearing liabilities...................  (48.7) (834.5)
   Provisions.....................................  (77.8)  (61.5)
   Other..........................................  (70.1)   (1.4)
                                                   ------  ------
Net assets acquired...............................  574.9  (126.7)
Outside equity interest share of business acquired (125.0)     --
Prior investment..................................  (65.9)  (89.5)
Purchase consideration expensed(i)................     --   359.0
                                                   ------  ------
Consideration.....................................  384.0   142.8
                                                   ======  ======
CASH (INFLOW)/OUTFLOW FOR ACQUISITION
Cash consideration................................    1.1    18.7
Less: cash balances acquired......................  (49.4)  (65.1)
                                                   ------  ------
Net (inflow)/outflow of cash......................  (48.3)  (46.4)
                                                   ======  ======

--------
(i) This represents the purchase consideration greater than the fair value of the identifiable net assets acquired and, as the amount does not represent goodwill, it has been expensed.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


  (F) BUSINESSES DISPOSED

   During the year, the consolidated entity disposed of its investments in Australian Magnesium Investments in exchange for Australian Magnesium Corporation Limited shares, and its investments in and loans to Larvik Pigment (Asia Pacific) Sdn Bhd, Larvik (Australia) Limited, Larvik Pigment (Norway) AS. During the previous year the consolidated entity disposed of its Big Bell gold operations, its 50% interest in Australian Magnesium Investments Pty Ltd and its interests in various industrial minerals businesses.

   Details of the disposals are as follows:

                                              CONSOLIDATED
                                              ------------
                                              2001   2000
                                              -----  -----
                                              A$M    A$M
CONSIDERATION
Cash assets..................................  71.8  114.6
Shares.......................................    --   11.0
Deferred settlement receivable...............    --    4.7
                                              -----  -----
Total........................................  71.8  130.3
                                              =====  =====
BOOK VALUE OF ASSETS AND LIABILITIES DISPOSED
Current assets
   Cash assets...............................    --    8.7
   Receivables...............................    --   19.2
   Inventories...............................   0.6   34.6
   Assets held for re-sale...................  57.2     --
Non-current assets
   Investments...............................    --    0.2
   Property, plant and equipment.............   7.5   60.7
   Other.....................................   7.2   33.7
Current liabilities
   Trade creditors...........................    --   (6.6)
   Provisions................................    --  (20.7)
Non-current liabilities
   Interest bearing liabilities.............. (16.0)    --
   Provisions................................    --   (6.9)
                                              -----  -----
   Net assets disposed.......................  56.5  122.9
   Deferred costs on disposal................   0.5     --
   Net profit on disposal....................  14.8    7.4
                                              -----  -----
Consideration................................  71.8  130.3
                                              =====  =====
Cash inflow/(outflow) from disposal
Cash consideration...........................  71.8  114.6
Less: cash balances disposed.................    --   (8.7)
                                              -----  -----
Net inflow of cash...........................  71.8  105.9
                                              =====  =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


  (G) CASH NOT AVAILABLE

      A balance of US$20.0 million (2000: US$20.0 million) is being held as security in respect of a project loan facility of a controlled entity.

27 SEGMENT INFORMATION

   Details of industry segments are as follows:

                     SALES REVENUE      ASSETS      SEGMENT PROFIT
                    --------------- --------------- --------------
                     2001    2000    2001    2000    2001    2000
                    ------- ------- ------- ------- ------  ------
                     A$M     A$M     A$M     A$M     A$M     A$M
Gold............... 1,252.0   936.0 2,577.4 2,445.9  224.9  (149.4)
Base metals........   191.0   178.1   159.0   529.8 (166.3)  (19.4)
Industrial minerals    69.6   179.7   394.7   101.0   (8.2)   43.0
Exploration........      --      --   151.7   129.0  (89.1)  (46.6)
                    ------- ------- ------- ------- ------  ------
                    1,512.6 1,293.8 3,282.8 3,205.7  (38.7) (172.4)
Unallocated........    31.1    29.8   563.7   420.5 (115.9) (109.9)
                    ------- ------- ------- ------- ------  ------
Consolidated total. 1,543.7 1,323.6 3,846.5 3,626.2 (154.6) (282.3)
                    ======= ======= ======= ======= ======  ======

   The major products/services from which the above segments derive revenue are:

INDUSTRY SEGMENTS   PRODUCTS/SERVICES

Gold                Gold and silver
Base Metals         Zinc, copper and lead
Industrial Minerals Industrial minerals
Exploration         Exploration

   Inter-segment pricing is determined on an arm's-length basis.

GEOGRAPHICAL SEGMENTS

   The consolidated entity operates predominantly in Australia. More than 90% of revenue and profit from ordinary activities relate to operations in Australia.

DETAILS OF GEOGRAPHICAL SEGMENTS ARE AS FOLLOWS:

                       SALES REVENUE      ASSETS      SEGMENT PROFIT
                      --------------- --------------- --------------
                       2001    2000    2001    2000    2001    2000
                      ------- ------- ------- ------- ------  ------
                       A$M     A$M     A$M     A$M     A$M     A$M
Australia/New Zealand 1,467.2 1,232.9 2,796.7 2,651.4   98.2  (213.6)
Africa...............    21.2    20.3   105.9   246.7 (194.1)  (34.7)
North America........    18.7      --   558.4    75.2  (17.0)     --
South America........      --      --   176.5   288.9    7.2     2.0
Other................    36.6    70.4   209.0   364.0  (48.9)  (36.0)
                      ------- ------- ------- ------- ------  ------
Consolidated total... 1,543.7 1,323.6 3,846.5 3,626.2 (154.6) (282.3)
                      ======= ======= ======= ======= ======  ======

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


28 CONTROLLED ENTITIES

   Details of controlled entities are shown below. For entities where the parent entity has less than 50 percent ownership, control is determined though the capacity to dominate decision making in relation to the financial and operating policies of the entity.

                                                           COUNTRY OF
ENTITY                                               INCORPORATION/FORMATION
------                                               -----------------------
Normandy Mining Limited.............................          Aust

WHOLLY OWNED ENTITIES OF NORMANDY MINING LIMITED
ACM (New Zealand) Ltd...............................           NZ
ACM Exploration Pty Ltd(b)..........................          Aust
ACM Gold Pty Ltd(b).................................          Aust
ACM Mines Pty Ltd(b)................................          Aust
Armada Resources Pty Ltd(b).........................          Aust
Ausdev Investments Pty Ltd(b).......................          Aust
Australian Consolidated Minerals Pty Ltd............          Aust
Australian Gold Alliance Pty Ltd(b),(c),(d).........          Aust
Australian Metals Corporation Pty Limited(b),(d),(e)          Aust
Autin Investments BV(b).............................       Netherlands
Aztec Finance Pty Ltd(b)............................          Aust
Aztec Mining Company Limited(b).....................          Aust
Aztec Nominees Pty Ltd(b)...........................          Aust
Bardini Pty Ltd(b)..................................          Aust
Big Bell Mines Pty Ltd(b),(f).......................          Aust
Blackhill Minerals Ltd..............................           NZ
Clave Pty Ltd(b)....................................          Aust
Clynton Court Pty Ltd(b),(e)........................          Aust
Commercial Minerals Beteiligungs-gesellschaft mbH(b)         Germany
Dafrico (Overseas) Limited(b).......................         Cyprus
Eagle Mining Pty Ltd(b),(e).........................          Aust
Gatro Cl............................................       Ivory Coast
GMK Finance Pty Ltd.................................          Aust
GMK Investments Pty Ltd.............................          Aust
GoldenGrove Group Investment Holding Pty Ltd(b).....          Aust
GoldenGrove Group Investment Unit Trust.............          Aust
Great Central Holdings Pty Ltd(b),(e)...............          Aust
Great Central Investments Pty Ltd(b),(e)............          Aust
Grillo Zincoli GmbH(b)..............................         Germany
Hampton Areas Australia Pty Ltd(b)..................          Aust
Hampton Jubilee Pty Ltd(b)..........................          Aust
HTA Pty Ltd(b),(d)..................................          Aust
Hunter Resources Pty Limited(b),(e).................          Aust
Kalgoorlie Lake View Pty Ltd........................          Aust
LaSource Developpement SAS..........................         France
Lachlan Zinc Pty Ltd(b).............................          Aust

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

                                                        COUNTRY OF
      ENTITY                                      INCORPORATION/FORMATION
      ------                                      -----------------------
      Linfast Pty Ltd(b).........................          Aust
      Little River (Resources) Pty Ltd(b),(d)....          Aust
      Macapa Pty Ltd(b)..........................          Aust
      Martha Hill Gold Mines Limited(b)..........           NZ
      Matlock Castellano Pty Ltd(b),(e)..........          Aust
      Matlock Descanso Pty Ltd(b),(e)............          Aust
      Matlock Mining Pty Ltd(b),(e)..............          Aust
      Metal Traders Australasia Pty Ltd(b).......          Aust
      Metals Exploration Pacific Pty Ltd(b)......          Aust
      Millmerran Coal Pty Ltd(b).................          Aust
      Minera Normandy Argentina SA...............        Argentina
      Minera Normandy Chile Limitada.............          Chile
      Murchison Zinc Pty Ltd.....................          Aust
      National Shareholder Services Pty Ltd(b)...          Aust
      NGF Limited................................        Cayman Is
      Nicron Resources (US) Pty Ltd(b)...........          Aust
      NIM Australia Pty Ltd(b)...................          Aust
      NIM Overseas Pty Ltd(b)....................          Aust
      Norkal Pty Ltd.............................          Aust
      Normandie Service SAS......................         France
      Normandy ACM Management Pty Ltd(b).........          Aust
      Normandy ACM Pty Ltd.......................          Aust
      Normandy Americas Holdings Limited.........         Canada
      Normandy Anglo Asian Pty Ltd(d),(b)........          Aust
      Normandy Anglo Pte Ltd(d)..................        Singapore
      Normandy Asia Pty Ltd(b)...................          Aust
      Normandy Asia (Philippines) Inc............       Philippines
      Normandy Boddington Holdings Pty Ltd.......          Aust
      Normandy Boddington Investments Pty Ltd....          Aust
      Normandy Boddington Pty Ltd................          Aust
      Normandy Capital Group Pty Ltd(b)..........          Aust
      Normandy Carrington Pty Ltd(b).............          Aust
      Normandy Cayman Hold Co Inc................        Cayman Is
      Normandy Central Pty Ltd(b)................          Aust
      Normandy Chile Holdings....................        Cayman Is
      Normandy Company (Malaysia) Sdn Bhd........        Malaysia
      Normandy Consolidated Gold Holdings Pty Ltd          Aust
      Normandy Exploration Pty Ltd(b)............          Aust
      Normandy Finance Limited...................          Aust
      Normandy French Holdings SAS...............         France
      Normandy GMK Holdings Pty Ltd..............          Aust
      Normandy Gold Exploration Pty Ltd(b).......          Aust
      Normandy Gold Holdings Pty Ltd(b)..........          Aust
      Normandy Gold Investments Pty Ltd(b).......          Aust

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

                                                           COUNTRY OF
    ENTITY                                           INCORPORATION/FORMATION
    ------                                           -----------------------
    Normandy Gold Management Pty Ltd(b).............          Aust
    Normandy Gold Marketing & Finance Pty Ltd(b),(c)          Aust
    Normandy Gold Services Pty Ltd(b)...............          Aust
    Normandy Gold Treasury Pty Ltd..................          Aust
    Normandy Golden Grove Operations Pty Ltd........          Aust
    Normandy Group Finance Limited..................          Aust
    Normandy Group Gold Pty Ltd(b)..................          Aust
    Normandy Group Searches Pty Ltd(b)..............          Aust
    Normandy Group Trading Pty Ltd(b)...............          Aust
    Normandy GRPL Pty Ltd(b)........................          Aust
    Normandy Holdings BV............................       Netherlands
    Normandy Insurance Pte Ltd......................        Singapore
    Normandy International Exploration Pty Ltd(b)...          Aust
    Normandy International Group BV.................       Netherlands
    Normandy International Holdings Pty Ltd.........          Aust
    Normandy Investments BV.........................       Netherlands
    Normandy Kaltails Pty Ltd(b)....................          Aust
    Normandy Latin America Holdings Inc.............        Cayman Is
    Normandy Latin America Inc......................         Canada
    Normandy LaSource Kazakstan BV..................       Netherlands
    Normandy LaSource SA............................         France
    Normandy Lore Pty Ltd(b)........................          Aust
    Normandy Madencilik AS(c).......................         Turkey
    Normandy Metals Pty Ltd.........................          Aust
    Normandy Midas Operations Inc(d)................           USA
    Normandy Mildite Pty Ltd(b).....................          Aust
    Normandy Minerals Pty Ltd(b)....................          Aust
    Normandy Mining Finance Pty Ltd.................          Aust
    Normandy Mining Holdings Pty Ltd................          Aust
    Normandy Mining Investments Pty Ltd(b)..........          Aust
    Normandy Mining Kazakstan Pty Ltd(b)............          Aust
    Normandy Mining Services (Canada) Inc...........         Canada
    Normandy Mining Services Pty Ltd................          Aust
    Normandy Mt Keith Pty Ltd(b)....................          Aust
    Normandy NGL Holdings Pty Ltd...................          Aust
    Normandy US Inc(d)..............................           USA
    Normandy Overseas Holding Company Sdn Bhd.......        Malaysia
    Normandy Pacific Energy Pty Ltd(b)..............          Aust
    Normandy Pacific Pty Ltd(b).....................          Aust
    Normandy Pajingo Pty Ltd........................          Aust
    Normandy Pastoral Pty Ltd(b)....................          Aust
    Normandy Pipelines Finance Pty Ltd(b)...........          Aust
    Normandy Pipelines Pty Ltd(b)...................          Aust
    Normandy Power Pty Ltd..........................          Aust
    Normandy PT Pty Ltd(b)..........................          Aust

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

                                                          COUNTRY OF
     ENTITY                                         INCORPORATION/FORMATION
     ------                                         -----------------------
     Normandy Resources Ltd(b).....................           UK
     Normandy Shelf (No. 3) Pty Ltd(b),(d).........          Aust
     Normandy Spain Holdings SL(b).................          Spain
     Normandy Treasury Pty Ltd(b)..................          Aust
     Normandy Wiluna Gold Pty Ltd(b),(e)...........          Aust
     Normandy Wiluna Metals Pty Ltd(b),(e).........          Aust
     Normandy Wiluna Mines Pty Ltd(b),(e)..........          Aust
     Normandy Woodcutters Pty Ltd(b)...............          Aust
     Normandy Wownaminya Pty Ltd...................          Aust
     Normandy Yandal Operations Limited(e).........          Aust
     North Kalgurli Mines Pty Ltd..................          Aust
     NP Kalgoorlie Pty Ltd.........................          Aust
     Oberon Oil Pty Ltd(b).........................          Aust
     Orelia Pty Ltd(b).............................          Aust
     Pacific Minerals & Metals Pty Ltd(b),(f)......          Aust
     Pacific-Nevada Mining Pty Ltd(b),(d)..........          Aust
     Pan Ocean Finance Pty Ltd(b),(f)..............          Aust
     Pan Ocean Resources Pty Ltd(b)................          Aust
     Paringa Mining and Exploration Company Limited           UK
     Perpleks Pty Ltd (b)..........................          Aust
     Petrocarb Exploration Pty Ltd(b)..............          Aust
     Phillip Creek Pastoral Co Pty Ltd(b)..........          Aust
     Posor Pty Ltd(b)..............................          Aust
     Posdale Pty Ltd(b)............................          Aust
     PT Normandy Indonesia.........................        Indonesia
     Quotidian No. 117 Pty Ltd(b)(e)...............          Aust
     Ranas Bruks AB................................         Sweden
     Sanworth Pty Ltd(b)...........................          Aust
     Sater Pty Ltd(b)..............................          Aust
     Sharevest Pty Ltd(b)..........................          Aust
     Shenreef Pty Ltd(b)...........................          Aust
     Tennant Creek Pastoral Co Pty Ltd(b)..........          Aust
     Utal Pty Ltd(b)...............................          Aust
     Waihi Gold Mining Company Ltd.................           NZ
     Welcome Gold Mines Ltd........................           NZ
     Wirralie Gold Mines Pty Ltd.(b)...............          Aust
     Yandal Gold Pty Ltd...........................          Aust
     Yandal Gold Holdings Pty Ltd..................          Aust
     Martha Holdings Limited.......................           NZ

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

                                              COUNTRY OF
                ENTITY                  INCORPORATION/FORMATION
                ------                  -----------------------
                Waihi Financing Limited           NZ
                Waihi Resources Limited           NZ
                Waihi Mines Limited....           NZ



                                                                            OWNERSHIP%
                                                           COUNTY OF        -----------
PARTLY OWNED* ENTITY                                INCORPORATION/FORMATION 2001  2000
--------------------                                ----------------------- ----- -----
Australian Magnesium Corporation(d)................          Aust            62.4  36.9
  Australian Magnesium Investments Pty Ltd.........          Aust           100.0 100.0
  Australian Magnesium Operations Pty Ltd..........          Aust            95.0  95.0
  Enviromag (Marketing) Pty Ltd....................          Aust           100.0 100.0
  MG Magnesium Pty Ltd.............................          Aust            95.0  95.0
  NIM Magmetal Pty Limited.........................          Aust           100.0 100.0
  Penhale Investments Pty Ltd......................          Aust           100.0 100.0
  QMC Biotechnology Pty Ltd........................          Aust            90.0  90.0
  QMC (Enviromag) Pty Ltd..........................          Aust           100.0 100.0
  QMC Finance Pty Ltd..............................          Aust           100.0 100.0
  QMC (Flamemag) Pty Ltd...........................          Aust           100.0 100.0
  QMC Investments Pty Ltd..........................          Aust           100.0 100.0
  QMC (Kunwarara) Pty Ltd..........................          Aust           100.0 100.0
  QMC Refmag Pty Ltd...............................          Aust           100.0 100.0
  QMC Refmag (Financing) Pty Ltd...................          Aust           100.0 100.0
  Queensland Magnesia Pty Ltd......................          Aust           100.0 100.0
  Queensland Magnesia (Marketing) Pty Ltd..........          Aust           100.0 100.0
  Stanwell Finance Pty Ltd.........................          Aust           100.0 100.0
Banff Resources Ltd................................         Canada           85.6  85.6
  Kasese Cobalt Company Limited....................         Uganda           63.0  63.0
Companie Minera LJB Normandy Peru SA...............          Peru            49.0  49.0
Comstaff Proprietary Limited(b)....................          Aust            81.4  81.4
Golden Ridge Resources Ltd.........................          Ghana           80.0  80.0
GPS Finance (No2) Pty Ltd(b).......................          Aust            66.7  66.7
GPS Finance Pty Ltd(b).............................          Aust            66.6  66.6
Hampton Australia Limited(a).......................          Aust           100.0 100.0
Kentau Exploration and Mining Co...................        Kazakstan         61.0  61.0
LaSource Bolivia Ltd...............................         Bolivia          99.0  99.0
Martha Mining Limited..............................           NZ             33.5  33.5
Mayflower Gold Mines Pty Ltd.......................          Aust            80.0  80.0
Minera LaSource Peru SA(a).........................          Peru           100.0 100.0
Normandy Ghana Gold Ltd(c).........................          Ghana           92.0  92.0
Normandy LaSource Resources Ltd....................           UK             99.9  99.9

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


                                                                                 OWNERSHIP %
                                                                COUNTY OF        -----------
ENTITY                                                   INCORPORATION/FORMATION 2001  2000
------                                                   ----------------------- ----- -----
Normandy Mt Leyshon Limited.............................          Aust            76.4  76.4
 Balletto Pty Limited(b)................................          Aust           100.0 100.0
Normandy NFM Limited....................................          Aust            87.5  84.9
NP Finance (No2) Pty Ltd(b).............................          Aust            66.7  66.7
NP Finance Pty Ltd(b)...................................          Aust            66.6  66.6
Sociedade de Exploracao de Recursos Minieros Limitada(a)        Portugal         100.0 100.0
Societe des Mines D'lty.................................       Ivory Coast        51.0  51.0
Thracean Gold Mining....................................         Greece           80.0  80.0

   Ownership interest refers to the ownership interest held by the parent entity as listed immediately above the controlled entity.
--------
(a) Ownership percentage has been rounded up to 100 percent.
(b) These companies are classified as 'small' proprietary companies under the Corporations Act 2001 and, accordingly, are relieved from the requirement to prepare audited financial reports under the Corporations Act 2001.
(c) Entities which underwent a change of name during the year:

Normandy Shelf (No. 1) Pty Ltd to  Normandy Gold Marketing & Finance Pty Ltd
Normandy Shelf (No. 2) Pty Ltd to  Australian Gold Alliance Pty Ltd
Eurogold Madencilik AS         to  Normandy Madencilik AS
Centenary Gold Mining Ltd      to  Normandy Ghana Gold Ltd

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


(d) During the year the economic entity acquired and disposed of the following entities:

                                                                          PROPORTION
                                                      DATE OF             OF SHARES
ENTITY ACQUIRED                                     ACQUISITION    A$M    ACQUIRED %
---------------                                     ----------- --------- ----------
Australian Magnesium Corporation...................   26.7.00      49.7      25.5
  Australian Magnesium Investments Pty Ltd
  Australian Magnesium Operations Pty Ltd
  Enviromag (Marketing) Pty Ltd
  MG Magnesium Pty Ltd
  NIM Magmetal Pty Ltd
  Penhale Investments Pty Ltd
  QMC Biotechnology Pty Ltd
  QMC (Enviromag) Pty Ltd
  QMC Finance Pty Ltd
  QMC (Flamemag) Pty Ltd
  QMC Investments Pty Ltd
  QMC (Kunwarara) Pty Ltd
  QMC Refmag Pty Ltd
  QMC Refmag (Financing) Pty Ltd
  Queensland Magnesia Pty Ltd
  Queensland Magnesia (Marketing) Pty Ltd
  Stanwell Finance Pty Ltd
Little River (Resources) Pty Ltd...................  31.05.01      15.4     100.0
  HTA Pty Ltd
  Pacific-Nevada Mining Pty Ltd
Normandy Shelf (No. 2) Pty Ltd.....................    1.3.01        --     100.0
Normandy Shelf (No. 3) Pty Ltd.....................    1.3.01        --     100.0
Normandy US Inc....................................   31.5.01        --     100.0
Normandy Midas Operations Inc......................   31.5.01     317.8     100.0
Normandy Anglo Asian Pty Ltd.......................   31.3.01        --      50.0
Normandy Anglo Pte Ltd.............................   31.3.01        --      50.0
  Pt Horas Nauli
  PHU Bra Mining Ltd

                                                                PROFIT ON REMAINING
                                                      DATE OF   DISPOSAL   INTEREST
                                                     DISPOSAL      A$M      HELD %
                                                    ----------- --------- ----------
ENTITY DISPOSED
---------------
Hampton Gold Mining Areas Limited..................    1.7.00       3.5        --
Larvik Pigment (Asia Pacific) Sdn Bhd..............   31.1.01        (i)       --
Larvik Pigment (Australia) Limited.................   31.1.01        (i)       --
Larvik Pigment (Norway) AS.........................   31.1.01        (i)       --
Normandy Tennant Creek Pty Ltd.....................    8.6.01       7.5        --

(i) These companies were disposed of for a total profit on sale of A$4.1 million.

(e) These wholly owned controlled entities have entered into a deed of cross guarantee with Normandy Yandal Operations Limited pursuant to ASIC Class Order 98/1418 (as amended) dated 13 August 1998 and are relieved from the Corporations Act 2001 requirements for preparation, audit, and lodgement of financial reports.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


   Normandy Yandal Operations Limited and its Controlled Entities represent a 'Closed Group' for the purposes of the Class Order, and as there are no other parties to the Deed of Cross Guarantee that are controlled by Normandy Mining Limited, they also represent the 'Extended Closed Group'.

(f) The entity has been deregistered since 30 June 2001.

29 JOINT VENTURE OPERATIONS

   The consolidated entity's interests in material unincorporated joint venture operations are as follows:

                                                      % INTEREST
                                                      ----------
NAME OF JOINT VENTURE OPERATIONS                      2001  2000
--------------------------------                      ----  ----
KCGM
-- Fimiston/Paringa Joint Venture.................... 50.0  50.0
-- Kalgoorlie Mining Associates Joint Venture........ 50.0  50.0
-- Mt Percy Joint Venture............................ 50.0  50.0
Boddington Gold Mine Joint Venture................... 44.4  44.4
Goldfields Power Joint Venture....................... 50.0  50.0
Goldfields Power Joint Venture Number Two............ 50.0  50.0
Kalgoorlie Tailings Retreatment Project Joint Venture 90.0  90.0
Martha Hill Joint Venture............................ 28.4  28.4
Pajingo Joint Venture................................ 50.0  50.0

   These joint venture operations are involved in exploration and mining, except for the Goldfields Power Joint Ventures which are involved in the operation of a power station.

   The consolidated entity's interest in assets employed in the joint venture operations and in other exploration joint ventures which individually are not material, are included in the statements of financial position under the following classifications:

                                       2001  2000
                                       ----- -----
                                       A$M   A$M
CURRENT ASSETS
Cash assets...........................   7.5   6.4
Receivables...........................  10.5  29.5
Inventories...........................  67.0  55.7
Other.................................  22.5   9.9
                                       ----- -----
                                       107.5 101.5
                                       ----- -----
NON-CURRENT ASSETS
Receivables...........................   0.7   0.7
Exploration and evaluation expenditure  40.3  40.4
Property, plant and equipment......... 277.9 340.7
Other.................................  24.8  21.7
                                       ----- -----
                                       343.7 403.5
                                       ----- -----
   TOTAL ASSETS....................... 451.2 505.0
                                       ===== =====

SHARE OF CAPITAL COMMITMENTS AND CONTINGENT LIABILITIES

   The consolidated entity's share of joint venture operations capital expenditure commitments at balance date was A$19.8 million (2000: A$12.8 million) and of contingent liabilities was A$15.8 million (2000: A$15.7 million).

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


30 JOINT VENTURE ENTITIES

   The consolidated entity has a significant non-controlling interest in the following joint venture entities:

                                                              BENEFICIAL INTEREST
                                                              -------------------
NAME OF JOINT VENTURE ENTITY AND PRINCIPAL ACTIVITY             2001      2000
---------------------------------------------------           ----      ----
                                                                 %         %
Australian Magnesium Investments Pty Ltd (iii) Investment....   --      50.0
BRGM Perou SAS (ii) Mining Investment........................   --      49.0
Campagnie Miniere Internationale Or SA (ii) Mining Investment   --      49.0
TVX Normandy Americas (Canada) Inc. (i) Gold Mining.......... 49.9      49.9
TVX Normandy Americas (Cayman) Inc. (i) Gold Mining.......... 49.9      49.9

--------
(i)    Balance date 31 December.
(ii) During the year the consolidated entity disposed of its interest in this entity.
(iii) During the year this entity was consolidated into the consolidated entity for the first time.

   These joint venture entities are involved in exploration and mining.

EQUITY ACCOUNTED INVESTMENT

                                                             CONSOLIDATED
                                                             ------------
                                                             2001   2000
                                                             -----  -----
                                                             A$M    A$M
MOVEMENTS IN CARRYING AMOUNT OF JOINT VENTURE ENTITIES
Carrying amount at the beginning of the financial year...... 370.4  418.5
Share of operating profits/(losses) after income tax........  (0.6)   7.4
Share of dividend income....................................    --  (19.3)
Pre-acquisition dividends................................... (42.6)    --
Acquisition of additional interest in joint venture entities    --    2.1
Disposal of interest in joint venture entities.............. (83.2) (38.3)
                                                             -----  -----
Carrying amount at the end of the financial year............ 244.0  370.4
                                                             =====  =====

SUMMARISED FINANCIAL POSITION OF JOINT VENTURE ENTITIES

                        SHARE OF ASSETS AND LIABILITIES

  Current assets..............................................   59.9    89.8
  Non-current assets..........................................  351.2   321.5
  Current liabilities.........................................   17.0    52.8
  Non-current liabilities.....................................   92.0    53.9
                                                               ------  ------
  SHARE OF OPERATING PROFIT
  Revenue from ordinary activities............................  104.8   171.6
  Expenses from ordinary activities........................... (106.7) (162.5)
                                                               ------  ------
  Profit/(loss) from ordinary activities before income tax....   (1.9)    9.1
  Income tax (expense)/benefit relating to ordinary activities    1.3    (1.7)
                                                               ------  ------
  Net profit/(loss)...........................................   (0.6)    7.4
                                                               ======  ======

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


                                                       CONSOLIDATED
                                                       -----------
                                                       2001  2000
                                                       ----  -----
                                                       A$M   A$M
            SHARE OF RESERVES
            Accumulated losses
               at the beginning of the financial year. (0.3) (10.4)
               at the end of the financial year....... (0.6)  (0.3)
            Asset revaluation reserve
               at the beginning of the financial year.  1.9    1.9
               at the end of the financial year.......   --    1.9

31 ASSOCIATED ENTITIES

   The consolidated entity has a significant non-controlling interest in the following entities:

                                                                       CARRYING
                                                   BENEFICIAL INTEREST  AMOUNT
                                                   ------------------- ---------
  NAME OF ASSOCIATED ENTITY AND PRINCIPAL ACTIVITY  2001       2000    2001 2000
  ------------------------------------------------ ----      ----      ---- ----
                                                     %          %      A$M  A$M
    Australian Magnesium Corporation Limited (i)
    --Mining of industrial minerals...............  --       36.9       --  76.4

--------
(i) Australian Magnesium Corporation Limited ("AMC") became a controlled entity from 26 July 2000. Share of results reflects the period AMC was an associated entity.

CONSOLIDATED ENTITY'S SHARE OF RESULTS ATTRIBUTABLE TO ASSOCIATES:

                                                                                      CONSOLIDATED
                                                                                     -------------
                                                                                     2001    2000
                                                                                     -----  ------
                                                                                     A$M     A$M
Operating profit(loss) before income tax............................................  (4.4)  (66.2)
Income tax (expense)/benefit........................................................    --    18.6
                                                                                     -----  ------
Operating profit/(loss) after income tax............................................  (4.4)  (47.6)
                                                                                     =====  ======
SHARE OF POST-ACQUISITION ACCUMULATED LOSSES ATTRIBUTABLE TO ASSOCIATES:
Accumulated losses attributable to associates at the beginning of the financial year (25.3)  (63.5)
Share of net profit/(loss) of associates............................................  (4.4)  (47.6)
Dividends from associates...........................................................    --      --
Share of retained earnings on consolidation.........................................  29.7    85.8
                                                                                     -----  ------
Losses attributable to associates at the end of the financial year..................    --   (25.3)
                                                                                     =====  ======
MOVEMENTS IN CARRYING AMOUNTS OF INVESTMENTS IN ASSOCIATES:
Carrying amount at the beginning of the financial year..............................  76.4   200.1
Acquisitions at cost................................................................    --    71.8
Former associates now consolidated.................................................. (72.0) (147.9)
Share of operating profits/(losses) after income tax................................  (4.4)  (47.6)
                                                                                     -----  ------
Carrying amount at the end of the financial year....................................    --    76.4
                                                                                     =====  ======
SUMMARISED FINANCIAL POSITION OF ASSOCIATES:
Net profits/(losses) after income tax...............................................    --   (17.8)
Assets..............................................................................    --   189.7
Liabilities.........................................................................    --    73.7

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


32 FINANCIAL INSTRUMENTS

  (A) OBJECTIVES OF DERIVATIVE FINANCIAL INSTRUMENTS

   The consolidated entity employs derivative financial instruments, including forward sales contracts, option contracts, swaps and forward rate agreements to manage risk emanating from actual exposures to commodity price risk, foreign exchange risk and interest rate risk. The consolidated entity does not trade derivative financial instruments.

  (B) GOLD HEDGING

   The consolidated entity maintains hedging positions to provide certainty over future cash flows and protect revenue against periods of falling prices.

   As at 30 June 2001, the consolidated entity had committed to the following types of hedging contracts:

FORWARD SALES CONTRACTS

   Gold forward sale contracts outstanding are of two types--outright forwards with a floating gold leasing rate and short term rolling contracts.

   Under an outright forward the forward price for the gold sale is fixed at the time of entering into the contract. Gold leasing fees are charged for the life of the contract and are set on a periodic basis at the discretion of the consolidated entity. The net price realised is the fixed contract price net of accrued gold leasing fees (paid at maturity of the contract).

   Under a short term rolling contract a spot transaction has been entered into and is being rolled periodically, with the new contract price being calculated on a net contango basis at each maturity date.

   The 90 day gold lease rate and the 12 month gold lease rate at 30 June 2001 were 1.66% and 1.99% respectively (2000: 0.88% and 1.51%). Over the 12 months to 30 June 2001 the 90 day lease rate has been in the range 0.58% to 4.23% (2000: 0.62% to 9.14%) and averaged 1.29% (2000: 1.876%) and the 12 month lease rate has been in the range 1.25% to 2.69% (2000: 1.30% to 6.56%) and averaged 1.61% (2000: 2.29%).

   The consolidated entity normally settles gold forward sale contracts by delivery of the underlying commodity.

OPTIONS

   If exercised, gold put options are normally settled by delivery of gold.

FORWARD RATE AGREEMENTS

   Forward rate agreements are used to fix future gold leasing rate exposures resulting from the outright forward positions described above. The agreements swap floating gold leasing rates for fixed rates with the transaction net settled at maturity in gold ounces.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


  (C) BASE METALS HEDGING

   Outright forward contracts and participating forward contracts have been entered into by the consolidated entity.

FORWARD SALES CONTRACTS

   Base metals contracts are net settled against the average price of the pricing month of the physical shipment (in US dollars). A net amount is paid or received by the consolidated entity.

FOREIGN EXCHANGE CONTRACTS

   Outright forward sales contracts are entered into to hedge US dollar receipts associated with base metals activities.

OPTIONS

   If exercised, base metals put and call options are net settled against monthly market averages.

   The costs of entering into these contracts and any realised or unrealised gains or losses are deferred until the underlying shipment occurs. The gains and losses deferred as at balance date and the periods to which they relate are set out in the table.

  (D) HEDGING OF OTHER COMMITMENTS DENOMINATED IN FOREIGN CURRENCIES

   Contracts to purchase and sell foreign exchange are entered into to hedge certain commitments denominated in foreign currencies.

  (E) CREDIT RISK

   The consolidated entity is exposed to credit related losses in the event of non-performance by counterparties (banks) with respect to the financial instruments; however exposures to individual counterparties are limited in accordance with policy set by the Board.


   The maximum credit risk on financial assets, which have been recognised on the balance sheet, other than investments in shares, is generally the carrying amount of the asset. For off balance sheet financial assets which are deliverable, including derivatives, credit risk also arises from the potential failure of counterparties to meet their obligations under the respective contracts at maturity. A material exposure arises from gold hedging and the consolidated entity is exposed to loss in the event that counterparties fail to settle on contracts, which are favourable to the consolidated entity. Unrealised gains on these contracts, net of master netting agreements, at balance date are A$178.8 million (2000: A$73.3 million). In order to mitigate these risks, the Board has approved a list of banks as appropriate counterparties, all rated A- or better by Standard and Poors.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

32 FINANCIAL INSTRUMENTS (CONT.)

                           2001-2002    2002-2003    2003-2004     2004-2012       TOTAL
                          ------------ ------------ ------------ ------------- -------------
                           QTY    AVG   QTY    AVG   QTY    AVG   QTY     AVG   QTY     AVG
 PRECIOUS METALS HEDGING  HEDGED PRICE HEDGED PRICE HEDGED PRICE HEDGED  PRICE HEDGED  PRICE
 -----------------------  ------ ----- ------ ----- ------ ----- ------  ----- ------  -----
                          ('000  (PER  ('000  (PER  ('000  (PER  ('000   (PER  ('000   (PER
  AS AT 30 JUNE 2001       OZ)    OZ)   OZ)    OZ)   OZ)    OZ)   OZ)     OZ)   OZ)     OZ)
FORWARD SALE CONTRACTS
Gold outright forwards
  ($A sold).............. 1,241    552 1,587   574    986   603   3,510   636   7,324   604
  ($US sold).............    --     --    --    --     --    --     175   494     175   494
Silver outright forwards
  ($A sold).............. 1,307   8.08   408  7.83     65  7.87      --    --   1,780  8.02
  ($NZ sold).............   317  10.13   297  9.42    232  9.53      --    --     846  9.72
OPTIONS
Gold option positions
  (bought $A put)........   619    542   167   549      9   572     468   599   1,263   564
  (bought EUR put).......    --     --    --    --     --    --      --    --      --    --
  (bought $US put).......   133    299   128   299    130   299     347   343     738   320
  (convertible $A put)...    --     --    --    --     --    --   1,736   646   1,736   646
AGGREGATE DEFERRED LOSSES
 (A$M)................... (17.9)       (44.2)       (25.9)       (338.4)       (426.4)

                           2000-2001    2001-2002    2002-2003     2003-2010       TOTAL
                          ------------ ------------ ------------ ------------- -------------
                           QTY    AVG   QTY    AVG   QTY    AVG   QTY     AVG   QTY     AVG
 PRECIOUS METALS HEDGING  HEDGED PRICE HEDGED PRICE HEDGED PRICE HEDGED  PRICE HEDGED  PRICE
 -----------------------  ------ ----- ------ ----- ------ ----- ------  ----- ------  -----
                          ('000  (PER  ('000  (PER  ('000  (PER  ('000   (PER  ('000   (PER
  AS AT 30 JUNE 2000       OZ)    OZ)   OZ)    OZ)   OZ)    OZ)   OZ)     OZ)   OZ)     OZ)
FORWARD SALE CONTRACTS
Gold outright forwards
  ($A sold).............. 1,407    529 1,189   557    980   594   4,200   610   7,776   585
  ($NZ sold).............    14    634    --    --     --    --      --    --      14   634
  (EUR sold).............    13    301    --    --     --    --      --    --      13   301
  ($US sold).............    --     --    --    --     --    --     175   494     175   494
Silver outright forwards
  ($A sold)..............    78   8.05    56  7.97     79  7.92      36  7.94     249  7.97
  ($NZ sold).............   585  10.03    --    --    297  9.42     232  9.53   1,114  9.76
OPTIONS
Gold option positions
  (bought $A put)........   612    499   303   537    164   557     607   599   1,686   547
  (bought EUR put).......    13    280    --    --     --    --      --    --      13   280
  (bought $US put).......   129    299   132   299    128   301     477   291     866   295
  (convertible $A put)...    62    569    74   575    200   576   2,050   630   2,386   622
(bought $A call)(i)......   230    504    --    --     --    --      --    --     230   504
(sold $A call)(i)........     4    640    45   545     46   550     525   547     620   548
(sold EUR call)(ii)......    13    335    --    --     --    --      --    --      13   335
AGGREGATE DEFERRED LOSSES
 (A$M)................... (38.6)       (17.9)       (19.3)       (187.6)       (263.4)

--------
(i) Bought gold $A call options are matched against gold outright forwards ($A sold) to create synthetic put options.
(ii) The majority of sold gold call options are matched against bought gold put options to create collar structures.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


                                  2001-2002        2002-2003        2003-2004        2004-2005          TOTAL
                               ---------------- ---------------- ---------------- ---------------- ----------------
                                 QTY      AVG     QTY      AVG     QTY      AVG     QTY      AVG     QTY      AVG
BASE METALS HEDGING             HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE
-------------------            -------- ------- -------- ------- -------- ------- -------- ------- -------- -------
     AS AT 30 JUNE 2001        (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T)
FORWARD SALE CONTRACTS
Copper sale contracts outright
 forwards ($US sold)..........  2,150    1,855      --       --      --       --      --       --   2,150    1,855
OPTIONS
Zinc sale contracts outright
 forwards ($US sold)..........  1,500    1,180      --       --      --       --      --       --   1,500    1,180

                                 A$M     RATE     A$M     RATE     A$M     RATE     A$M     RATE     A$M     RATE
FORWARD EXCHANGE CONTRACTS
Sell US dollars--buy
 Australian dollars...........  108.7   0.6663    99.3   0.6549    42.0   0.6474    52.9   0.6320   302.9   0.6540
AGGREGATE DEFERRED GAINS/
 (LOSSES) (A$M)...............  (33.0)           (28.2)           (10.9)           (11.8)           (83.9)

                                  2001-2001        2001-2002        2002-2003        2003-2010          TOTAL
                               ---------------- ---------------- ---------------- ---------------- ----------------
                                 QTY      AVG     QTY      AVG     QTY      AVG     QTY      AVG     QTY      AVG
BASE METALS HEDGING             HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE
-------------------            -------- ------- -------- ------- -------- ------- -------- ------- -------- -------
     AS AT 30 JUNE 2000        (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T)
FORWARD SALE CONTRACTS
Copper sale contracts outright
 forwards ($US sold)..........    425    2,092      --      --       --      --       --      --      425    2,092
Zinc sale contracts outright
 forwards ($US sold)..........  3,575    1,161      --      --       --      --       --      --    3,575    1,161
OPTIONS
Copper option positions
  (bought $US put)............    775    1,720      --      --       --      --       --      --      775    1,720
  (sold $US call)* (i)........    775    1,960      --      --       --      --       --      --      775    1,960

                                 A$M     RATE     A$M     RATE     A$M     RATE     A$M     RATE     A$M     RATE
FORWARD EXCHANGE CONTRACTS
Sell US dollars--buy
 Australian dollars...........  105.6     0.68   112.5    0.67    116.8    0.66     75.2    0.63    410.1     0.66
AGGREGATE DEFERRED LOSSES
 (A$M)........................   (8.6)            (9.5)           (12.0)            (9.8)           (39.9)

--------
(i) Sold copper $US call options are matched against bought copper $US put options to create collar structures.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001

32 FINANCIAL INSTRUMENTS (CONT.)

  (F) INTEREST RATE RISK

   The consolidated entity's exposure to interest rate risk at 30 June 2001 is set out below:

                                                FIXED INTEREST MATURING IN
                                               -----------------------------

                                      FLOATING  LESS                 GREATER   NON-
                                      INTEREST  THAN                  THAN   INTEREST
                                        RATE   1 YEAR      1-5 YEARS 5 YEARS BEARING   TOTAL
                                      -------- ------      --------- ------- -------- -------
FINANCIAL ASSETS
Cash assets..........................  239.4                                            239.4
Bank bills...........................           65.8                                     65.8
Gold bullion.........................                                          39.6      39.6
Receivables..........................           24.9                  106.0   139.0     269.9
Investments..........................                                         338.7     338.7
                                       -----   -----         -----    -----   -----   -------
                                                                                        953.4
Weighted average interest rate (%)...    4.4     6.1                    3.0      --
FINANCIAL LIABILITIES
Trade creditors......................                                         249.8     249.8
Bank overdrafts and bank loans.......  102.1   206.0                                    308.1
Gold denominated debt................
US dollar guaranteed notes...........          417.7           125    333.0             875.7
Other borrowings.....................   70.4    32.8                                    103.2
Other liabilities....................
                                       -----   -----         -----    -----   -----   -------
                                                                                      1,536.8
Weighted average interest rate (%)...   5.09    5.87          8.61     7.97      --
                                       =====   =====         =====    =====   =====   =======
   The consolidated entity's exposure to interest rate risk at 30 June 2000 is set out below:
FINANCIAL ASSETS
Cash assets..........................  101.5    34.8                           16.4     152.7
Bank bills...........................           69.4                                     69.4
Gold bullion.........................                                          23.3      23.3
Receivables..........................   15.9    76.1          22.7    103.6   183.0     401.3
Investments..........................                                         585.6     585.6
                                       -----   -----         -----    -----   -----   -------
                                                                                      1,232.3
Weighted average interest rate (%)...   5.45    6.30          9.25     3.00
FINANCIAL LIABILITIES
Trade creditors......................                                         159.9     159.9
Bank overdrafts and bank loans.......          636.0                            5.4     641.4
Gold denominated debt................                                           5.0       5.0
US dollar guaranteed notes...........  141.8   303.2         100.0    330.9             875.9
Other borrowings.....................    3.8                                   26.1      29.9
Other liabilities....................                                          87.3      87.3
                                       -----   -----         -----    -----   -----   -------
                                                                                      1,799.4
Weighted average interest rate (%)...   2.70    7.31          7.45     6.73      --
                                       =====   =====         =====    =====   =====   =======

--------
Amounts are disclosed net of provisions.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


  (G) NET FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

   (I) RECORDED ON STATEMENT OF FINANCIAL POSITION

   The net fair value of cash and cash equivalents and non-interest bearing monetary financial assets and financial liabilities of the consolidated entity approximates their carrying value.

   The net fair value of other monetary financial assets and financial liabilities is based upon market prices where a market exists or by discounting the expected future cash flows by the current interest rates for assets and liabilities with similar risk profiles.

   Listed equity investments have been valued by reference to market prices prevailing at balance date.

   The carrying amounts of all financial assets and financial liabilities approximate net fair value, with the following exceptions:

   The market value of listed investments as at 30 June 2001 is A$6 million (2000: A$86.8 million). The carrying amount of A$6.3 million has not been reduced as it does not exceed recoverable amount.

   (II) NOT RECORDED ON STATEMENT OF FINANCIAL POSITION

   Commodity forward sale contracts, foreign exchange contracts, options and swaps have been valued at the mark-to-market gain or loss, which would arise if the contract were terminated at balance date. These values are disclosed under "Gold hedging", "Base metals hedging" and "Other commitments denominated in foreign currencies" above.

33 CONTINGENT LIABILITIES

  (A) GUARANTEES AND INDEMNITIES

   The consolidated entity has given bank guarantees totalling A$56.8 million (2000: A$48.8 million) to banks, mining departments and other public utilities.

   Normandy Mining Limited and several of its wholly-owned entities have guaranteed a A$650 million multi-option, revolving facility provided by a syndicate of banks to Normandy Group Finance Limited, a wholly owned entity of Normandy Mining Limited. At 30 June 2001, the facility was drawn down by A$200 million (2000: A$170 million).

   Normandy Mining Limited and a number of wholly owned entities have guaranteed the obligations of Normandy Mining Finance Limited pursuant to the issue of US$250 million guaranteed unsecured notes.

   Normandy Mining Limited and several of its wholly owned entities have provided guarantees over a fully drawn financing facility totalling A$38.6 million (2000: A$44.1 million) and foreign currency hedging facilities that a syndicate of banks has provided on behalf of Australian Magnesium Corporation Limited ("AMC"), formerly Queensland Metals Corporation Limited. Of the foreign currency hedging facilities totalling a face value of US$155 million (2000:
US$155 million) US$124.5 million (2000: US$149 million) is utilised and has a marked to market deficiency of A$73.6 million as at 30 June 2001 (2000: A$37.4 million).

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


   Normandy Mining Limited and AMC have jointly and severally agreed to indemnify The Ford Motor Company ("Ford") in respect of an obligation of AMC to reimburse, in certain circumstances, part or all of the US$30 million investment provided by Ford in the Magmetal project. As a result of the transactions completed during the year 2000, AMC has indemnified Normandy Mining Limited in respect of liability under this arrangement in two of the four circumstances in which Normandy Mining Limited may be liable to Ford.

   Kasese Cobalt Company Limited, a controlled entity, has arranged loan finance agreements for US$50.7 million with a syndicate of banks. Normandy Mining Limited has provided a guarantee over the facility to the syndicate of banks.

   Normandy Mining Limited has guaranteed the obligations of Kasese Cobalt Company Limited in relation to a Cobalt Floor Price Support Agreement with Royal Bank of Scotland.

   Controlled entities have provided indemnities to third parties relating to the sale of wholly owned entities of Normandy Mining Limited.

   Normandy Mining Limited and several of its wholly owned entities have guaranteed the obligations of a wholly owned entity both to Esso Australia Resources Limited and SG Australia Limited. The guarantee is in relation to the deferred purchase consideration obligations of the wholly owned entity for the purchase of an additional 35 percent interest in the Golden Grove Joint Venture from Esso Australia Resources Limited. The discounted liability of A$6.1 million (2000: A$12.2 million) is included in payables in the consolidated statements of financial position.

   Wholly owned entities have provided guarantees over the treasury obligations of other wholly owned entities. As at 30 June 2001, the aggregate marked to market deferred loss in respect of these obligations is A$510.3 million (2000:
A$303.3 million). Normandy Mining Limited has provided guarantees over the foreign exchange and base metal hedging obligations of various wholly owned entities.

   Normandy Mining Limited has given written confirmation of its present intention to support the operation of certain wholly owned entities which have a net asset deficiency.

   In an action brought by ASIC against Yandal Gold Pty Ltd, the Federal Court found the defendants to have committed various breaches of the Corporations Act 2001 and ordered payment by Edensor Nominees Pty Ltd ("Edensor") to ASIC of A$28.5 million for distribution to former Normandy Yandal Operations Limited shareholders. An appeal by Edensor to the Full Court of the Federal Court, to which Normandy became a party on the application of ASIC, was allowed on the basis that the Federal Court lacked jurisdiction to make the order. This decision was appealed to the High Court, which overturned the Full Federal Court decision. The High Court held that the Federal Court did have jurisdiction to hear and determine the matter and make orders under the Corporations Act 2001. The High Court has sent the matter back to the Full Federal Court to determine Edensor's appeal on the merits. Prior to the Federal Court appeal and in order to get a stay in enforcement of the original judgement, Normandy paid A$28.5 million into Court and Edensor agreed to bear half this amount if it was paid out of Court to former Normandy Yandal Operations Limited shareholders. Following the High Court appeal, the amount paid into Court has been recovered, but if the Full Federal Court determines Edensor's appeal against Edensor, the consolidated entity will be obliged to pay that amount plus interest to ASIC. Edensor remains bound to the consolidated entity to bear half that amount.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


   During the year Normandy Mining Limited provided a A$90.0 million contingent equity commitment under which AMC may call upon Normandy Mining Limited to subscribe for AMC shares in the event that the Stanwell Magnesium Project does not achieve certain specified production and operating criteria by no later than September 2006.

  (B) DISPUTES

   A dispute exists between Thiess Contractors Pty Ltd ("Thiess") and Normandy Golden Grove Operations Pty Ltd ("NGGO"), a wholly owned entity, in respect of a claim for additional and unexpected costs arising from the development of the Gossan Hill Project decline. Conciliation procedures have failed to resolve the dispute. Thiess claimed approximately A$11 million in damages. NGGO has made a counterclaim of A$0.9 million and made an offer of A$2.1 million. Litigation in the Supreme Court of Western Australia is proceeding.

   Disputes exist between a controlled entity, Banff Resources Ltd, and a third party in respect of a claim for part-ownership in the Kilembe mine. The third party has lodged a claim for specific performance and damages with courts in Uganda and Canada. The disputes are currently awaiting hearing and the controlled entity intends to defend the action.

   Orica Australia Limited has commenced proceedings against a former controlled entity Normandy Industrial Minerals Limited ("NIML"), in respect of the supply of sand used in the manufacture of paints. A controlled entity has indemnified the purchaser of NIML in respect of this claim.

   Disputes exist between a controlled entity and contractors in respect of the Kasese Cobalt project. Claims have been lodged by contractors for additional payment in respect of extensions of time and additional costs. Claims have either been settled, or are subject to arbitrary proceeding, or are being evaluated.

  (C) OTHER

   Normandy Mining Limited provided a guarantee to the Commonwealth Bank of Australia relating to the sale for an amount of A$5 million, amortising to nil over a period of 10 years from 1999.

   Normandy Mining Limited has agreed to make an additional payment of US$8 million to Inmet Mining Corporation, in relation to the purchase of its interest in Autin Investments B.V., contingent upon certain conditions relating to construction of mine facilities at Perama Hill being met. Normandy Mining Limited has agreed to make an additional payment of US$3.6 million to Inmet Mining Corporation in relation to the purchase of its interest in Autin Investments BV, contingent upon certain conditions relating to production at the Ovacik Mine being met.

   A wholly owned entity has agreed to purchase all the shares in Normandy Anglo Pte Ltd and Normandy Anglo Asia Pty Ltd from Amcorp Exploration (South-East Asia) Limited (Amcorp) under the following terms and conditions, US$1.5 million paid upon the completion of a Bankable Feasibility Study, US$2.5 million paid upon the commencement of commercial production in a designated area, US$2.50 per ounce for the first 200,000 ounces sold by Normandy and thereafter US$5.00 for every ounce sold by Normandy after the initial 200,000 ounces. Normandy Mining Limited has also contracted to make payments for exploration based on the production and exploration results of a controlled entity.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


34 COMMITMENTS

                                                                                               CONSOLIDATED
                                                                                          -----------------------
                                                                                              2001        2000
                                                                                             -----       -----
                                                                                              A$M         A$M
COMMITMENTS NOT OTHERWISE PROVIDED FOR IN THE FINANCIAL STATEMENTS AT BALANCE DATE:

CAPITAL EXPENDITURE
Payable not later than 1 year............................................................  21.5         26.5
Later than 1 year and not later than 5 years.............................................    --          0.2
                                                                                             -----       -----
                                                                                           21.5         26.7
                                                                                             =====       =====
NON-CANCELLABLE OPERATING LEASES
Payable not later than 1 year............................................................   9.5          9.8
Later than 1 year and not later than 5 years.............................................  34.1         34.4
Later than 5 years.......................................................................   5.7         13.5
                                                                                             -----       -----
                                                                                           49.3         57.7
                                                                                             =====       =====

   The operating lease commitments include a 7 year lease of various open pit mining and auxiliary equipment at the Kalgoorlie operations. The lease commitments are subject to change if interest rates are different to that assumed in the lease model.

EXPLORATION AND MINERAL LEASES (i)
Payable not later than 1 year............................................................  19.8         45.4
Later than 1 year and not later than 5 years.............................................  47.5         98.8
Later than 5 years.......................................................................   0.1         12.0
                                                                                             -----       -----
                                                                                           67.4        156.2
                                                                                             =====       =====
OTHER COMMITMENTS (ii)
Payable not later than 1 year............................................................  33.5         28.1
Later than 1 year and not later than 5 years............................................. 108.5         88.4
Later than 5 years.......................................................................  33.7         44.3
                                                                                             -----       -----
                                                                                          175.7        160.8
                                                                                             =====       =====

--------
(i) The consolidated entity has certain obligations to perform minimum exploration work and expend minimum amounts of money in order to maintain rights of tenure over mining and exploration tenements. The annual minimum expenditure will vary from time to time due to the acquisition or relinquishment of licences or mining department variations of the commitment levels by the various mining departments.
(ii) The consolidated entity has entered into agreements with public utilities under which they supply electricity in several states. Pursuant to those agreements, the entities concerned are liable, or severally liable in the case where a joint venture exists, to pay the respective public utility a line charge for the service. The consolidated entity has also entered into an agreement for minimum use of Goldfields Gas Transmission capacity, equivalent to a total of A$102.3 million to 2008.

   During the year, a controlled entity provided a US$1 million (2000: US$150 million) committed debt and hedging facility to TVX Cayman Inc. ("TVX"), a controlled entity of TVX Gold Inc. Drawdowns under the facility are subject to normal commercial lending covenants. The facility is currently undrawn.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


   The consolidated entity has commitments for the payment to Mr RJ Champion de Crespigny of salaries and other remuneration under a ten-year employment contract commencing from 1 July 1999. Obligations arising under this contract are recognised as an expense, and included in Directors' and Executives' remuneration, as services are provided to the consolidated entity under the contract. The contract provides for future payments recognising performance, plus an incentive arrangement based on growth in value of the consolidated entity's investments in the Americas above an agreed benchmark.

   Total annual payments under the contract are capped at A$3.5 million. During the year, no performance or incentive payments were made but, at 30 June 2001, the economic entity recognised A$1.5 million (2000:A$1.5 million) as an expense by providing pro-rata for the minimum amount due under the ten-year term. As at 30 June 2001, the total accrued was A$3.0 million (2000: A$1.5 million).

   These commitments will be met out of the surplus cash generated by existing operations.

35 RECEIVABLES AND PAYABLES DENOMINATED IN FOREIGN CURRENCIES

   The Australian dollar equivalents of foreign currency receivables and payables included in the financial statements, which are not effectively hedged, are as follows:

                                                                  CONSOLIDATED
                                                                  ------------
                                                                   2001  2000
                                                                  -----  -----
                                                                   A$M   A$M
BORROWINGS
CURRENT
--US Dollars (i).................................................  39.2   33.4
NON-CURRENT
--U S Dollars (ii)............................................... 227.9  193.5
                                                                  =====  =====

--------
(i) Represents the unhedged portion of the US$40.0 million loan facility in respect of the Ovacik mine, net of the US$20.0 million cash deposit being held as security for the loan (2000: A$33.4 million), translated at an exchange rate of AS1.00: US$0.51 (2000: A$1.00: US$0.60).
(ii) Represents the unhedged potion of the US$300.0 million senior unsecured notes (see Note 18).

36 EMPLOYEE ENTITLEMENTS

Accrued wages and salaries......................   0.6   2.3
PROVISION FOR EMPLOYEE ENTITLEMENTS
--Current (Note 19).............................  31.7  18.3
Non-current (Note 19)...........................  12.5   9.7
                                                 ----- -----
                                                  44.8  30.3
                                                 ===== =====

EMPLOYEE NUMBERS                                 2001  2000
----------------                                 ----- -----
Number of employees at the end of financial year 2,613 2,760
                                                 ===== =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


THE EMPLOYEE SHARE INVESTMENT PLAN

   The Company's Employee Share Investment Plan was approved by special resolution at the annual general meeting of the Company held on 26 November 1991.

   Under this plan employees of the consolidated entity are eligible to acquire an annual allocation of 2,000 fully paid ordinary shares after one year of service which rises to 5,000 shares after three years service. The shares are offered at a price determined by the Board (at a discount of up to 5 percent of the prevailing market price) and employees may elect to pay cash for the shares or apply for a loan from the parent entity. Such loans are repayable over a maximum period of 10 years at a concessional rate of interest which is currently 4 percent. Shares issued under the scheme are non-transferable for a period of one year from the date of issue after which time an application is made for official quotation of the shares.

   DETAILS OF SHARES OFFERED AND ISSUED TO EMPLOYEES UNDER THE PLAN ARE AS
                                                                       FOLLOWS:

                                                   2001         2000     PLAN TO DATE
                                               ------------- ----------- ------------
Offer date....................................    4 Dec 2000  9 Nov 1999
Total shares offered..........................     5,763,000   7,718,000  32,479,000
Number of eligible employees..................         1,448       1,864
Offer price...................................        A$0.86      A$1.11
Acceptance required by........................   17 Jan 2001 14 Jan 2000
Shares issued.................................     1,453,350     484,300   5,257,614
Number of employees to whom shares were issued           381         138
Issue date....................................   31 Jan 2001 31 Jan 2000
Consideration received........................ A$  1,249,881   A$537,573 A$6,542,735
Market value of the shares on date of issue... A$  1,380,682   A$503,672 A$7,137,989

   The market price of a Normandy Mining Limited ordinary share at 30 June 2001 was A$1.24 (2000: A$0.90).

   The issue price of shares issued under the plan is recognised as issued capital at the date of issue. Amounts recognised in relation to the year ended 30 June were as follows:

               2001  2000
               ----- -----
               A$000 A$000
Issued capital 1,258  538

   At 30 June 2001 loans arising from the Employee Share Investment Plan to employees who are also Directors of controlled entities totaled A$38,943 (2000:
A$39,613). Loans totaling A$20,640 were made during the year to R Greenslade, D Hillier, C Swensson, P Dowd, KG Williams, C O'Connor (2000: A$5,550--M Nossal). Instalments and repayments totalling A$30,166 were made during the year by R Auld, T Cutbush, J Fehon, P Hastie, R Greenslade, D Hillier, M Nossal, S Sherwood, C Swensson, P Dowd, KG Williams, C O'Connor (2000: A$23,825--R Auld, ST Carty, T Cutbush, A de Vere, J Fehon, R Greenslade, P Hastie, I Hershman, D Hillier, M Nossal, S Sherwood, D Smith and C Swensson).

EXECUTIVE SHARE INCENTIVE PLAN

   The Company's Executive Share Incentive Plan was approved by special resolution at the annual general meeting of the Company held on 26 October 1998.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


36 EMPLOYEE ENTITLEMENT (CONT.)

   Under this plan Executive Directors, Executives and Employees of the Company and associated entities may be eligible, at the discretion of the Board, to an allocation of rights to unlisted options. These rights vest once certain performance hurdles are met. During and since the end of the financial year an aggregate of 4,112,500 options over shares in Normandy Mining Limited were granted.

   Options are granted for nil consideration. Each option carries a right to subscribe for one ordinary share in the Company in certain periods. The exercise price of the option is the weighted average market per share during the 60 trading days prior to the date of acceptance of the rights to options, less the total amount of dividend per share. The dividend per share is calculated as the higher of the actual dividend per share for the period from the date of acceptance of the rights to options and the exercise date, and the average dividend per share paid by the Company for the 3 years preceding. The minimum exercise price is A$1.00. An application is made for official quotation of the shares at the time of issue.

   At 30 June 2001 no options had been granted under this plan.

THE EMPLOYEE SHARE BONUS PLAN

   The Company's Employee Share Bonus Plan was established on 26 November 1991. Each year the Board determines whether eligible persons will receive a bonus. The bonus is calculated as a percentage of salary package and is apportioned into two tranches; 50 percent as an allocation of rights to options and 50 percent as cash or as additional allocation of rights to options. Rights to options allocated in lieu of cash vest upon the eligible person's acceptance of the Company's offer. Rights to the balance of the options allocated each year vest over the following three years.

   Options are granted for nil consideration. Each option carries a right to subscribe for fully paid ordinary shares on any business day up until its expiry date, being five years from the date of issue. For all options which were vested before 1 May 1996, the employee is entitled to receive 1.101 Normandy shares for each option exercised. For all options, which were vested after 1 May 1996, the employee is entitled to receive one Normandy share for each option exercised. The exercise price of the option is at 5 percent discount to the market price ruling when the allocations are made.

   It is management's intention that no further allocation of rights to options will be made under the plan.

DETAILS OF OPTIONS VESTED AND OUTSTANDING UNDER THE PLAN ARE AS FOLLOWS:

                                         2001                2000
                                  ------------------- ------------------
                                    NUMBER    AVERAGE  NUMBER    AVERAGE
                                    ISSUED     PRICE   ISSUED     PRICE
                                  ----------  ------- ---------  -------
Opening balance..................  8,129,915   1.69   7,042,765   1.69
Options issued during the period.    783,802   1.38   1,572,291   1.67
Options exercised during the year     (8,173)  1.10          --     --
Options cancelled during the year (1,826,406)  1.22    (485,141)  1.61
                                  ----------   ----   ---------   ----
Closing balance (i)..............  7,079,138   1.76   8,129,915   1.69
                                  ==========   ====   =========   ====

--------
(i) 1,032,168 (2000: 1,954,478) of these options are convertible to 1.101 shares per option held.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


   The issue price of shares issued under the plan is recognised as issued capital at the date of issue. Amounts recognised in relation to the year ended 30 June were as follows:

               PARENT ENTITY
               -------------
               2001    2000
               -----   -----
               A$000   A$000
Issued capital   9      --

37 REMUNERATION OF DIRECTORS AND EXECUTIVES

                                                                                       CONSOLIDATED
                                                                                       ------------
                                                                                       2001   2000
                                                                                       -----  -----
                                                                                       A$000  A$000
(A) NON-EXECUTIVE DIRECTORS
Amounts paid or payable, or otherwise made available to Directors of entities in the
  Normandy Mining Limited consolidated entity from entities in the consolidated entity  693    789

   The following income bands apply in respect of non-executive Directors of Normandy Mining Limited:

                       NUMBER
                      ---------
                      2001 2000
                      ---- ----
A$0.000--A$9,999.....   1   --
A$40,000--A$49,999...   1   --
A$70,000--A$79,999...   1   --
A$80,000--A$89,999...   1    1
A$90,000--A$99,999...   1    1
A$110,000--A$119,999.  --    1
A$120,000--A$129,999.   1   --
A$130,000--A$139,999.  --    1
A$210,000--A$219,999*  --    1

--------
* A$Nil (2000A$180,000) was paid on retirement of non-executive Directors during the year.

   These bands include the remuneration received by non-executive Directors of Normandy Mining Limited from other companies in the Normandy Mining Limited consolidated entity as a result of their directorships and/or membership of communities of Directors.

                                                                                            CONSOLIDATED
                                                                                            ------------
                                                                                            2001   2000
                                                                                            -----  -----
                                                                                            A$000  A$000
(B) EXECUTIVE DIRECTORS
Amounts paid or payable, or otherwise made available to executive officers who are or were
  Directors of entities in the Normandy Mining Limited consolidated entity from entities in the consolidated entity.................................................................. 4,976  6,504

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


   The following income bands apply in respect of Executive Directors of Normandy Mining Limited:

                           CONSOLIDATED
                              NUMBER
                           ------------
                           2001    2000
                           ----    ----
A$2,290,000--A$2,299,999*.  --       1
A$2,670,000--A$2,679,999**  --       1
A$2,790,000--A$2,799,999**   1      --

--------
* A$NiI (2000: AS$1,664, 000) was paid to executive Directors on retirement or resignation during the year.
** Includes AS 1,500, 000 accrued but not yet paid

                                                                                          CONSOLIDATED
                                                                                          ------------
                                                                                          2001   2000
                                                                                          -----  -----
                                                                                          A$000  A$000
(C) EXECUTIVE OFFICERS
Amounts received or due and receivable by executive officers who are not Directors of
  Normandy Mining Limited. Executive Officers are those persons within the consolidated entity who have responsibility for the management of affairs of the consolidated entity and the Company and its strategic direction............................................ 5,731  4,337

   The following income bands apply in respect of executive officers:

                      2001 2000
                      ---- ----
A$130,000--A$139,999*   1   --
A$240,000--A$249,999*  --    1
A$250,000--A$259,999.  --    1
A$280,000--A$289,999.  --    2
A$290,000--A$299,999.   1   --
A$310,000--A$319,999*  --    1
A$340,000--A$349,999.  --    1
A$350,000--A$359,999.   1   --
A$360,000--A$369,999.  --    2
A$450,000--A$459,999.   1    1
A$470,000--A$479,999.   1   --
A$490,000--A$499,999.   1   --
A$520,000--A$529,999.   1   --
A$590,000--A$599,999.   1   --
A$660.000--A$669,999.  --    1
A$740,000--A$749,999.   1   --
A$760,000--A$769,999*  --    1
A$770,000--A$779,999*   1   --
A$870,000--A$879,999*   1   --

--------
* A$1,380,000 (2000: A$726,000) was paid to executive officers on retirement or resignation during the year.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


38 OTHER RELATED PARTY INFORMATION

   Information in respect of related entities of the consolidated entity not disclosed elsewhere in this financial report is as follows:

DIRECTORS

   The directors of Normandy Mining Limited during the year were:

      Mr R J Champion de Crespigny
      Mr M S Hamson
      Dr P Lassonde (appointed 31 May 2001)
      Mr B G McKay
      Mr J B Prescott
      Mr K H Spencer (appointed 1 December 2000)
      Mr B Wheelahan

   Remuneration paid or payable or otherwise made available to the Directors of Normandy Mining Limited and its controlled entities is disclosed in Note 37.

TRANSACTIONS WITH RELATED ENTITIES

   All transactions with related entities are made on normal commercial terms and conditions.

TRANSACTIONS WITH DIRECTOR-RELATED ENTITIES

   Loans have been made to an entity associated with the following directors; Mr R J Champion de Crespigny, Mr M S Hamson, Mr B G McKay, Mr B Wheelahan, Mr K H Spencer, Mr D Hillier, Mr B D Kay, Mr J Reynolds, Mr P J Dowd, Mr J B Prescott, Mr K G Williams, Mr C O'Connor and Mr H Umlauff (2000: Mr R J Champion de Crespigny, Rt Hon J D Anthony, Dr I G Gould, Mr M S Hamson, Mr B G McKay, Mr B Wheelahan, Mr L Baertl, Mr M Cutifani, Mr D Hillier, Mr B D Kay, Mr J Reynolds, Mr J Richards, Mr R Robinson and Mr D J Smith).

   Interest accrues on the loan at 5% per annum and is payable monthly. The principal amount is repayable on 8 December 2008. The loan is secured over the assets of the related entity.

   Amounts recorded in the statement of financial performance and statement of financial position in respect of the above transactions are set out below.

                                                               2001    2000
                                                               ------  ------
                                                               A$000   A$000
Non-current loans receivable.................................. 10,866  14,477
Provision for doubtful debts.................................. (1,387) (5,000)
                                                               ------  ------
                                                                9,479   9,477
Accrued interest..............................................    670     686
Interest revenue..............................................    670     686
Additions/(reductions) to provision for doubtful debts........ (2,829)  1,000
Repayments made...............................................  4,691   3,587
Advances made.................................................  1,080   4,583

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


TRANSACTIONS WITH OTHER RELATED PARTIES

                                                                                                      2001   2000
                                                                                                     ------ ------
                                                                                                     A$'000 A$'000
(a) During the previous year loans of A$33.5 million were made to Yandal Gold Holdings Pty
    Ltd ("YGH"), a former associated entity. YGH subsequently became a controlled entity.
    Interest recorded in respect of the period for which YGH was an associated entity is set out below.
  Interest revenue..................................................................................   --   1,997

(b) During the previous year a loan of A$12 million was made to Australian Magnesium
    Investments Pty Ltd, a former associated entity. Interest accrued on the loan at the 3 month bank bill swap rate plus a margin of 3%. The loan was repaid in May 2000.
  Interest revenue..................................................................................   --     420

(c) During the previous year guarantee fees were received by Normandy Mining Limited from
    Australian Magnesium Corporation (AMC), a former associated entity. AMC subsequently became a controlled entity. Revenue in respect of the period for which AMC was an associated entity is set out below.
  Other revenue.....................................................................................  326     865

(d) During the previous year loans were made to Normandy Anglo Asian group companies for mineral exploration.
  Loans receivable--associates......................................................................   --   2,196
  Additions to provision for doubtful debts.........................................................   --     699

(e) During the previous year interest was charged to BRGM Perou, an associated entity, in respect of loans made.
  Interest revenue..................................................................................   --   1,035

(f) During the year fees were paid for a range of legal services to a firm of which Mr R A
    Fisher (a Director of controlled entities) is one of a number of partners.
  Fees paid.........................................................................................  152     175
  Trade creditors...................................................................................   18      19

OWNERSHIP INTEREST IN RELATED ENTITIES

   Interests held in joint venture operations, joint venture entities, controlled entities and associated entities are set out in Notes 28, 29, 30 and 31 to the financial statements.

AMOUNTS RECEIVABLE FROM RELATED ENTITIES

   Details of amounts receivable from related entities are set out in Note 8 to the financial statements.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2001


SHARE AND SHARE OPTIONS

   Details of all share and share option transactions between Directors of Normandy Mining Limited and any entity in the consolidated entity are as follows:

                                                                 NUMBER
                                                          ---------------------
                                                             2001       2000
                                                          ---------- ----------
AGGREGATE NUMBER ISSUED DURING THE YEAR:
Ordinary shares
--Normandy Mining Limited (i)............................  3,118,064  2,795,142
AGGREGATE NUMBER HELD AT 30 JUNE:
Ordinary shares
-- Normandy Mining Limited............................... 73,298,532 69,429,743
Ordinary share options
-- Normandy Mining Limited (ii)..........................         -- 28,858,264

--------
(i) Includes Share Investment Plan issues and Dividend Reinvestment Plan issues.
(ii) Listed options expired in April 2001.

   Other movements in aggregate balances arise through normal on market transactions.

   There were no buy-backs of shares or share options during the financial year.

39 SUBSEQUENT EVENTS

   Since the end of the financial year, a proposed equity raising by a controlled entity, Australian Magnesium Corporation Ltd. was initially unsuccessful. Following additional negotiations in relation to alternate funding sources, it is the Directors' expectation that the equity raising will successfully proceed. No adjustment is required to the reported results and no material impact on the financial results for the subsequent period is expected.

       NORMANDY MINING LIMITED--2000 MANAGEMENT DISCUSSION AND ANALYSIS
                 (EXCERPT FROM 2000 ANNUAL SHAREHOLDER REPORT)

PROFIT AND LOSS

  OPERATING CONTRIBUTIONS

   Consolidated sales revenue was A$1,323.6 million, a decrease of 2.4 percent compared to 1999 revenue of A$1,356.1 million.

   Gold sales revenue was A$936 million, an increase of 2.3 percent. This excludes revenue attributable to non-controlled interests, TVX Normandy Americas and Great Central Mines Limited (prior to consolidation in April 2000) but does include A$91.4 million revenue from Yandal Operations in the last quarter. Consolidated sales increased from 1.53 million ounces in 1999 to 1.62 million ounces, with acquisition of Yandal Operations outweighing the sale of Big Bell and cessation of operations at Tennant Creek and Kaltails. The average realised price for the consolidated gold division decreased from A$596 per ounce to A$576 per ounce (average spot price for the year, A$448 per ounce). The decrease was mainly due to Mt Leyshon, Martha and Yandal that have their own hedge books at relatively lower forward prices.

   Average gold division total cash costs decreased by A$25 per ounce to A$310 per ounce mainly due to lower unit costs at Normandy NFM and Pajingo which both achieved significantly higher throughput following plant upgrades. The combined cash cost for Yandal Operations in the fourth quarter was A$322 per ounce, lower than the average cash cost of discontinued gold operations they effectively replaced.

   As a consequence of the net A$5 per ounce improvement in cash margin to A$266 per ounce, the gold division contribution increased 10.3 percent to A$425.7 million (before interest, tax, depreciation, amortisation and mine completion provisions).

   Metals revenue decreased 23.1 percent to A$178.1 million reflecting closures of Woodcutters and Gecko. Golden Grove zinc concentrate production increased
4.9 percent. The operating contribution increased 84 percent to A$49.8 million mainly as a result of higher spot metals prices. The average realised zinc price was up 11 cents to 80c/lb and the average realised copper price was up 8 cents to 129c/lb.

   Revenue from sales of industrial minerals remained unchanged at A$179 million. This does not include the equity interest sales from Australian Magnesium Corporation Limited (formerly Queensland Metals Corporation Limited). The A$21.1 million operating contribution from Normandy Industrial Minerals was
14.2 percent lower than last year mainly due to competitive market conditions in Europe.

  EXPENSES

   Exploration provisions and write-offs totalled A$46.6 million for statutory reporting purposes, with a further A$5.6 million in additional provisions against loans for exploration expenditure and investments in seed exploration companies in South East Asia and the Americas.

   Consolidated amortisation and depreciation decreased by 11.9 percent to A$140.7 million mainly as a result of reduced rates to reflect increases in mineable reserves, principally at Boddington.

   Mine closure provisions and costs increased from A$22.0 million to A$28.5 million, principally due to additional provisions required for discontinued operations.

   Net financing costs increased from A$17.0 million to A$41.5 million. This was partly due to the lower proportion of gold denominated borrowings giving rise to an increase in the average cost of funds, as well as the additional interest expense associated with the Yandal Group debt which was consolidated from April 2000. Interest revenue decreased by A$6.4 million to A$25.2 million due to the higher cash balances in 1999 immediately following the hedge book restructure.

   Administration costs for Australia increased by 8.7 percent to A$48.7 million mainly due to once-off staff restructure costs, while overseas administration costs decreased from A$20.7 million to A$11.7 million reflecting rationalisation at LaSource. Other net income/(expenses) includes a A$2.7 million realised exchange loss on the repayment of the US$65 million convertible notes compared to last year's A$7.6 million unrealised gain. Management and guarantee fees charged to entities outside of the Group decreased by A$0.9 million to A$8.4 million.

   Income tax expense was A$37.3 million for the year after recognition of an A$8.5 million benefit from restating deferred tax balances at the new corporate tax rates applicable from 1 July 2000.

   Outside equity interest was a charge of A$17.6 million due to the net profits recorded by Normandy Mt Leyshon Limited and Normandy NFM Limited.

   The net profit after tax before abnormals of A$138.4 million was 36 percent higher than last year's result of A$101.7 million, principally reflecting the benefit of the reduced total production costs for gold during the year.

   Following the acquisition of 100 percent of Yandal Operations, a total of A$413.8 million in abnormal writedowns was made to adjust the former Great Central Mines Limited balance sheet to Normandy accounting policies and to write purchased assets down to reflect fair values. Other abnormal losses included a A$96.0 million reduction in the carrying value of projects, principally Kasese (due to lower cobalt price), less A$58.0 million outside equity interest.

   Partially offsetting these abnormal losses are abnormal gains of A$36.6 million arising from the sale of the industrial minerals businesses and the Group's 50 percent interest in Omya Southern Pty Limited.

   The effect of the abnormal gains and losses detailed above was a net loss of A$420.7 million.

  SIMPLIFIED CONSOLIDATED FINANCIAL RESULTS

                                                             FOR THE TWELVE MONTHS ENDED 30 JUNE 2000
                                                             ----------------------------------------
                                                                               A$M
GOLD
   Kalgoorlie Operations....................................                   114.2
   Yandal Operations........................................                    36.4
   Boddington...............................................                    27.8
   Big Bell Consolidated....................................                     9.3
   Kaltails.................................................                     3.4
   Tanami Operations(1).....................................                    82.4
   Tennant Creek Operations.................................                    11.8
   Mt Leyshon(1)............................................                    73.4
   Pajingo Operations.......................................                    45.5
   Martha...................................................                    14.2
   Ity......................................................                     7.3
   Total....................................................                   425.7
NON-GOLD
   Golden Grove.............................................                    49.8
   Industrial Minerals......................................                    21.1
   Discontinued businesses..................................                    (0.3)
   Total....................................................                    70.6
TOTAL OPERATIONS(2).........................................                   496.3
OTHER INCOME/(EXPENSES)
   Exploration provisions & write-offs......................                   (52.2)
   Amortisation & depreciation..............................                  (140.7)
   Mine closure provisions & costs..........................                   (28.5)
   Financing (net)..........................................                   (41.5)
       Administration--Australia............................                   (48.7)
       Administration--Overseas.............................                   (11.7)
       Other income/(expenses)..............................                    (1.7)

PROFIT BEFORE TAX & ABNORMALS...............................                   171.3
Income tax expense..........................................                   (37.3)
Share of associates' profits................................                    22.0
Outside equity interests....................................                   (17.6)

PROFIT AFTER TAX & OUTSIDE EQUITY INTERESTS BEFORE ABNORMALS                   138.4
Abnormal losses.............................................                  (478.7)
Outside equity interests....................................                    58.0
Net abnormal items..........................................                   420.7

NET PROFIT..................................................                  (282.3)

--------
(1) Contributions from Normandy Mt Leyshon Limited and Normandy NFM Limited (Tanami Operations) have been consolidated at 100 percent. Consequently,
    23.6 percent and 15.1 percent in their respective after tax profits have been deducted as outside equity interest.
(2) Before depreciation and amortisation charges and provisions for mine completion costs.

CASH FLOWS

   Net cash inflow from mining operations decreased by 15 percent to A$311.9 million, mainly due to the absence of cash hedge gains following the restructure of the hedge book, completed in February 1999. The loss of cashflow from discontinued and sold mining operations was offset by higher cashflow generated by Pajingo and Normandy NFM as well as inclusion of Yandal Operations in the final quarter.

   Capital expenditure reduced 4.7 percent to A$248.5 million and mainly comprised expenditure on development projects including Kasese, Yamfo-Sefwi and Perama together with expenditure on existing operations including expansions at Martha and Pajingo. Proceeds from the sale of mining assets included A$22.0 million received on the sale of Millmerran, the profit of which was accrued in the 1999 results.

   Net proceeds from the sale of investments of A$37.4 million mainly comprised A$40.0 million proceeds on sale of Omya Southern and A$23.7 million proceeds on sale of other listed and unlisted investments offset by purchases totalling A$21.5 million of which the rights issue by Australian Magnesium Corporation Limited was A$13.5 million.

   Net repayment of borrowings of A$223.7 million comprised repayment of the 500,000 ounce gold denominated notes for A$246.1 million and the US$65 million convertible bond, offset by a draw down of A$170 million on the syndicated corporate facility.

   Net proceeds received on sale and acquisition of businesses principally represented the sale of Commercial Minerals for A$110 million plus A$65 million in cash balances acquired from Great Central Mines Limited, less A$18.7 million cash consideration for the acquisition.

   Dividends of A$80.0 million were paid, comprising the 1999 final dividend and the 2000 interim dividend of Normandy Mining Limited and Normandy Mt Leyshon Limited to outside shareholders.

   In summary, cash and bullion decreased by A$202.6 million to A$245.4 million at year end.

  SIMPLIFIED CONSOLIDATED CASH FLOWS

                                                                        FOR THE TWELVE MONTHS ENDED 30 JUNE 2000
                                                                        ----------------------------------------
                                                                                          A$M
OPERATING ACTIVITIES
   Net cash inflow from mining operations..............................                   311.9
   Expenditure on mining property and plant............................                  (248.5)
   Exploration expenditure.............................................                   (58.5)
   Proceeds from sale of mining assets.................................                    39.0
       Net operating cash flow.........................................                    43.9
INVESTING, FINANCING & OTHER ACTIVITIES
   Net payments for investments........................................                    37.4
   Proceeds on disposal of businesses..................................                   152.4
   Net repayment of borrowings.........................................                  (223.7)
   Net loans to other entities.........................................                   (36.4)
   Net interest paid...................................................                   (37.2)
   Administration & other costs........................................                   (27.5)
   Dividends paid......................................................                   (80.0)
   Income tax paid.....................................................                   (31.5)
       Net investing, financing & other activities cash flow...........                  (246.5)
NET (DECREASE)/INCREASE IN CASH HELD...................................                  (202.6)
Cash at beginning of period............................................                   439.9
Exchange rate effect on cash held in foreign currencies at beginning of
  period...............................................................                     8.1
CASH AT END OF PERIOD(1)...............................................                   245.4

BALANCE SHEET

   Mining property and plant increased by A$559.6 million principally due to the full acquisition of the former Great Central Mines Limited. The increase mainly represents the fair values of non-current mining assets associated with the operations at Jundee, Bronzewing and Wiluna. The consolidation of Yandal Operations also results in the decrease in investments, with the A$175 million initial investment in Great Central Mines Limited eliminated.

   Investments principally comprise: TVX Normandy Americas (49.9 percent interest--A$275.8 million), AMC (36.9 percent interest--A$76.4 million) and BRGM Perou/Mine Or (49 percent interest--A$94.6 million). In July 2000, the sale of Normandy's 50 percent share of the magnesium metal project to Australian Magnesium Corporation ("AMC") in return for shares lifted Normandy's interest in AMC to 62 percent.

   Development projects comprise capitalised expenditure on the Ovacik and Mastra projects in Turkey, Perama in Greece, Yamfo-Sefwi in Ghana and the Kasese cobalt project in Uganda.

   The Group's overall gearing increased from 28.4 percent to 57.0 percent due to the combined effect of higher debt following the consolidation of Great Central Mines Limited and reduced shareholder equity following the abnormal writedowns. Despite having repaid over A$350 million in debt during the year, being the gold denominated notes and the US convertible notes, the Great Central Mines Limited acquisition brought the US$300 million Senior Notes onto the balance sheet together with the Yandal Gold Holdings fully drawn facility of A$285 million.

  SIMPLIFIED CONSOLIDATED BALANCE SHEET

                                                  AS AT 30 JUNE 2000
                                                  ------------------
                                                         A$M
           ASSETS
              Cash, bank bills & gold bullion....        245.4
              Receivables........................        401.3
              Inventories........................        129.6
              Mining property & plant............      1,415.8
              Development projects...............        310.7
              Exploration expenditure............        129.0
              Investments........................        518.1
              Other..............................        476.3
                  Total assets...................      3,626.2

           LIABILITIES
              Accounts payable...................        159.9
              Borrowings.........................      1,552.2
              Provisions.........................        840.8
              Other..............................         87.3
                  Total liabilities..............      2,640.2
           NET ASSETS............................        986.0

           EQUITY
              Share capital......................      1,155.5
              Reserves...........................         45.0
              Retained profits...................       (251.9)
              Outside equity interest............         37.4
                  Total shareholders' equity.....        986.0

GOLD HEDGING POSITION

   Normandy has hedged gold production each year since the Company was formed and maintains one of the largest positions in the Australian industry. This has allowed Normandy to achieve the best possible price for its gold and to ensure cash flow margins in the current gold price environment. Normandy's position at 30 June 2000 totalled 13.32 million ounces, including forward sales contracts and put options at a gross average deliverable price of A$591.43 per ounce (A$552 per ounce net of metal fees).

   The present value (audited) of the gold hedging book, (Normandy and share of subsidiaries), mark-to-market, is negative A$266.2 million (USD 159.4 million), or negative A$20 per ounce. The value varies from 30 June 1999 and reflects a number of adverse factors, including:

  . An Australian dollar spot price of A$482 per ounce which is A$87 higher than the previous year end;

  .  Advancing value of pre-existing contracts which mature one year sooner;

  .  Delivery into high priced forward contracts during the year;

  .  Inclusion of the former Great Central Mines hedge positions; and


  . Higher interest rates (3 year and 5 year, 6.50 percent and 6.62 percent respectively compared with 6.07 percent and 6.44 percent respectively).

                                           AT 30 JUNE 2000
                               ---------------------------------------
         GOLD HEDGING POSITION     NORMANDY(1)        SUBSIDIARIES
         --------------------- ------------------- -------------------
                               ('000OZ) (A$/OZ)(2) ('000OZ) (A$/OZ)(2)
           FORWARD CONTRACTS
           2000-01............    786      511        406      542
           2001-02............    827      517        362      568
           2002-03............    686      537        294      601
           2003-10............  3,597      585        603      593
           Total..............  5,896      560      1,665      577

           PUT OPTIONS
           2000-01............    845      491        140      429
           2001-02............    367      513         69      449
           2002-03............    293      503
           2003-10............  1,084      519
           Total..............  2,589      507

           CONVERTIBLE PUTS
           2000-01............     62      559
           2001-02............     74      558
           2002-03............    200      551
           2003-10............  2,050      569
           Total..............  2,386      567

           CALL OPTIONS
           2000-01............      4      640
           2001-02............      0        0
           2002-03............     46      550
           2003-10............    525      544
           Total..............    575      545

--------
(1) Normandy wholly-owned, excluding share of subsidiaries.
(2) Contract price is net of actual (where fixed) or estimated lease fees.
(3) Normandy wholly-owned and 100 percent of subsidiaries.

BASE METALS HEDGING POSITION

   At year end, Golden Grove had 3,575 tonnes of zinc hedged at an average US53 cents per pound and 425 tonnes of copper hedged at an average US95 cents per pound.

                               [END OF EXCERPT]

                            NORMANDY MINING LIMITED

                           PROFIT AND LOSS STATEMENT
                        FOR THE YEAR ENDED 30 JUNE 2000

                                                                                            CONSOLIDATED
                                                                                           --------------
                                                                                     NOTES  2000    1999
                                                                                     ----- ------  ------
                                                                                            A$M     A$M
OPERATING PROFIT BEFORE INTEREST, TAX, DEPRECIATION AND AMORTISATION................        400.7   360.3
Depreciation and amortisation.......................................................   3   (140.7) (159.5)
                                                                                           ------  ------
OPERATING PROFIT BEFORE INTEREST AND TAX............................................        260.0   200.8
Interest expense and borrowing costs................................................   3    (66.7)  (48.4)
                                                                                           ------  ------
OPERATING PROFIT BEFORE ABNORMAL ITEMS AND INCOME TAX...............................        193.3   152.4
Abnormal items......................................................................   3   (478.7)  (39.6)
                                                                                           ------  ------
OPERATING PROFIT/(LOSS) BEFORE INCOME TAX...........................................   3   (285.4)  112.8
Income tax benefit/(expense) attributable to operating profit.......................   4    (37.3)    8.7
                                                                                           ------  ------
OPERATING PROFIT/(LOSS) AFTER INCOME TAX............................................       (322.7)  121.5
Outside equity interest in operating profit/(loss) after income tax.................         40.4   (17.7)
                                                                                           ------  ------
OPERATING PROFIT/(LOSS) AFTER INCOME TAX ATTRIBUTABLE TO MEMBERS OF NORMANDY
  MINING LIMITED....................................................................       (282.3)  103.8
Retained profits at the beginning of the financial year.............................        124.4   169.3
Adjustment to retained profits at 1 July 1998 as a result of the adoption of revised
  Accounting Standard AASB 1016 "Accounting for Investments in Associates"..........           --   (67.8)
                                                                                           ------  ------
Total available for appropriation...................................................       (157.9)  205.3
Dividends provided for or paid......................................................   5    (94.0)  (80.9)
                                                                                           ------  ------
Retained profits/(accumulated losses) at the end of the financial year..............       (251.9)  124.4
                                                                                           ======  ======

                            NORMANDY MINING LIMITED

                                 BALANCE SHEET
                              AS AT 30 JUNE 2000

                                                                                CONSOLIDATED
                                                                              ----------------
                                                                        NOTES  2000     1999
                                                                        ----- -------  -------
                                                                               A$M      A$M
CURRENT ASSETS                                                            7     245.4    448.7
Receivables............................................................   8     173.6    158.3
Inventories............................................................   9     103.7    143.2
Investments............................................................  10        --     15.9
Total current assets...................................................  15     123.5     71.5
                                                                              -------  -------
                                                                                646.2    837.6
                                                                              -------  -------

NON-CURRENT ASSETS
Receivables............................................................   8     227.7    267.9
Inventories............................................................   9      25.9     16.8
Investments............................................................  10     585.6    746.5
Exploration and evaluation expenditure.................................  11     129.0    143.6
Development properties.................................................  12     310.7    287.0
Property, plant and equipment..........................................  13   1,382.2    814.8
Intangibles............................................................  14      47.5     69.8
Other..................................................................  15     271.4    213.3
                                                                              -------  -------
Total non-current assets...............................................       2,980.0  2,559.7
                                                                              -------  -------
Total assets...........................................................       3,626.2  3,397.3
                                                                              =======  =======

CURRENT LIABILITIES
Accounts payable.......................................................  16     159.9    154.4
Borrowings.............................................................  17     113.6    471.0
Provisions.............................................................  18     249.8    281.8
Total current liabilities..............................................         523.3    907.2

NON-CURRENT LIABILITIES
Borrowings.............................................................  17   1,438.6    523.0
Provisions.............................................................  18     591.0    588.2
Other..................................................................  19      87.3      5.8
Total non-current liabilities..........................................       2,116.9  1,117.0
                                                                              -------  -------

TOTAL LIABILITIES......................................................       2,640.2  2,024.2
                                                                              -------  -------

NET ASSETS.............................................................         986.0  1,373.1
                                                                              -------  -------

SHAREHOLDERS' EQUITY
Issued capital.........................................................  20   1,155.5  1,130.3
Reserves...............................................................  21      45.0     28.0
Retained profits/(accumulated losses)..................................        (251.9)   124.4
                                                                              -------  -------
SHAREHOLDERS' EQUITY ATTRIBUTABLE TO MEMBERS OF NORMANDY MINING LIMITED         948.6  1,282.7
Outside equity interests in controlled entities........................  22      37.4     90.4
                                                                              -------  -------
TOTAL SHAREHOLDERS' EQUITY.............................................         986.0  1,373.1
                                                                              =======  =======

                            NORMANDY MINING LIMITED

                            STATEMENT OF CASH FLOWS
                              AS AT 30 JUNE 2000

                                                                                           CONSOLIDATED
                                                                                        ------------------
                                                                                 NOTES    2000      1999
                                                                                 -----  --------  --------
                                                                                          A$M       A$M
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from sales.............................................................         1,302.7   1,315.5
Payments to suppliers and employees.............................................        (1,051.0) (1,014.1)
Interest received...............................................................            27.7      25.6
Dividends received..............................................................            19.3       6.6
Other receipts..................................................................            13.6      25.3
Income tax paid.................................................................           (31.5)    (34.9)
Interest and other costs of finance paid........................................           (64.9)    (52.0)
                                                                                        --------  --------
NET CASH INFLOW FROM OPERATING ACTIVITIES.......................................  23(d)    215.9     272.0
                                                                                        --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant and equipment......................................          (130.9)   (237.1)
Interest capitalised on qualifying assets.......................................           (15.7)     (4.0)
Payments for development projects...............................................          (101.9)    (19.7)
Payments for exploration........................................................           (58.6)   (110.1)
Payments for investments........................................................           (26.4)   (482.3)
Proceeds from sale of non-current assets........................................            39.0      16.0
Proceeds from sale of investments...............................................            63.7      24.7
Repayment of loans by other entities............................................             0.1      24.7
Realisation of hedge book.......................................................              --     659.9
Loans to other entities.........................................................           (36.4)    (43.3)
Businesses acquired.............................................................  23(e)     46.4     (44.2)
Businesses disposed.............................................................  23(f)    105.9     196.8
                                                                                        --------  --------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES......................................          (114.8)    (18.6)
                                                                                        --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings.........................................................          (647.8)   (626.0)
Proceeds from borrowings........................................................           424.1     608.8
Dividends paid to outside equity interests in controlled entities...............           (11.9)     (8.3)
Dividends paid..................................................................   5       (68.1)    (51.7)
PROCEEDS FROM ISSUE OF SHARES AND OPTIONS.......................................              --       0.1
                                                                                        --------  --------
NET CASH OUTFLOW FROM FINANCING ACTIVITIES......................................          (303.7)    (77.1)
                                                                                        --------  --------
Net increase/(decrease) in cash held............................................          (202.6)    176.3
Cash at the beginning of the financial year.....................................           439.9     256.1
Effect of changes in the exchange rate on cash held in foreign currencies at the
  beginning of the financial year...............................................             8.1       7.5
                                                                                        --------  --------
Cash at the end of the financial year...........................................  23(a)    245.4     439.9
                                                                                        ========  ========

                            NORMANDY MINING LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED 30 JUNE 2000

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   This general purpose financial report has been prepared in accordance with applicable Accounting Standards, Urgent Issues, Group Consensus Views and the Corporations Law. It is prepared in accordance with the historical cost convention, except for certain assets which are noted as at valuation. The accounting policies adopted are consistent with those of the previous year.

   Comparative information is reclassified where appropriate to enhance comparability.

  (A) PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements are presented as one set of financial statements and include all entities which comprise the Normandy Mining Limited consolidated entity, being the parent entity and its controlled entities. There are no controlled entities in the consolidated entity other than those listed in Note 27. The effects of all transactions between entities within the consolidated entity are eliminated in full.

  (B) FOREIGN CURRENCIES

   Transactions denominated in foreign currencies have been brought to account at the exchange rates ruling at the time of the transactions. At balance date, foreign currency receivables and payables are translated at exchange rates ruling at that date.

   Exchange gains and losses and hedging costs arising on contracts entered into as hedges of specific revenue or expense transactions are deferred until the date of such transactions at which time they are included in the determination of such revenues or expenses.

   Assets and liabilities of self-sustaining overseas controlled entities are translated at exchange rates ruling at balance date and any exchange gain or loss arising on translation is carried directly to a foreign currency translation reserve.

  (C) REVENUE

   Gold bullion is taken up as a sale in the period during which it is shipped from the mine, provided it is either sold or delivered to a gold refinery within the normal time span. Bullion delivered against forward sales contracts is accounted for at the contract rate. Base metal concentrate sales are recognised at estimated sales value when shipped and adjusted for variations in metal prices, assay, weight and currency. Other sales are taken up when title has passed.

   Gold bullion held at year end is valued at the contract rates for those hedges it is expected to be delivered into. Base metal concentrate debtors are valued at the relevant forward contract US dollar rate.

   Gains or costs arising upon entry into a hedging transaction intended to hedge the sale of goods, together with subsequent exchange gains or losses resulting from those transactions are deferred up to the date of sale and included in the measurement of the sale.

   If the hedging transaction is terminated prior to its maturity date and the hedged transaction is still expected to occur, deferral of any gains and losses which arose prior to termination continues and those gains and losses are included in the measurement of the hedged transaction.

   In those circumstances where a hedging transaction is terminated prior to maturity because the hedged transaction is no longer expected to occur, any previously deferred gains and losses are recognised in the profit and loss at the date of termination.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   If a hedge transaction relating to a commitment for the sale of goods or services is redesignated as a hedge of another specific commitment and the original transaction is still expected to occur, the gains and losses that arise on the hedge prior to its redesignation are deferred and included in the measurement of the original sale when it takes place. If the hedge transaction is redesignated as a hedge of another commitment because the original sale transaction is no longer expected to occur, the gains and losses that arise on the hedge prior to its redesignation are recognised in the profit and loss at the date of the redesignation.

  (D) DERIVATIVES

   Derivative financial instruments are not recognised in the financial statements on inception. The costs associated with entering hedge transactions in respect of commodity sales together with gains or losses to the date of sale are deferred and included in the measurement of the final sale price. Additional information in respect of hedging is set out in Note 29.

   The amount received or paid under interest rate swaps is recognised as an adjustment to interest rate expense when the cash flow takes place.

  (E) INCOME TAX

   Income tax has been brought to account using the liability method of tax effect accounting. No provision has been made for any taxes on capital gains which could arise in the event of a sale of certain revalued non-current assets for the amount at which they are stated in the financial statements as it is not expected that any such liability will crystallise.

  (F) GOODWILL

   Goodwill is measured as the excess of the cost of acquisition over the fair value of the identifiable net assets acquired. Amortisation is provided on a straight line basis over the period during which the benefits are expected to arise based on life of mine or over a period of twenty years whichever is the lesser.

  (G) INVENTORIES

   Inventories are valued at the lower of cost and net realisable value. Costs are assigned to inventories on hand by the method most appropriate to each class of inventory with the majority being valued on an average cost basis. Costs of production include fixed and variable direct costs and an appropriate portion of fixed overhead expenditure, depreciation and mine amortisation.

  (H) INVESTMENTS

   The consolidated entity's interests in companies are carried at the lower of cost and recoverable amount. Dividend income is recognised in profits when received, except for associated entities which are accounted for using the equity method.

  (I) JOINT VENTURES

   The consolidated entity's interest in the assets and liabilities of joint venture operations is included under the relevant balance sheet headings. Interests in joint venture entities are accounted for using the equity method. Additional information is provided in Notes 25 and 26 respectively.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


  (J) EXPLORATION AND EVALUATION EXPENDITURE

   Exploration and evaluation expenditure incurred by the consolidated entity is accumulated for each area of interest and recorded as an asset, if either:

(i) it is expected to be recouped through successful development of and production from the area, or by its sale; or

(ii) significant exploration or evaluation of the area is continuing.

   A provision for unsuccessful exploration and evaluation is created against each area of interest by means of a charge to the profit and loss. The expenditure incurred in areas of interest located around existing milling facilities is provided for over the life of the milling facilities. Expenditure on all other areas of interest is fully provided for as the expenditure is incurred other than for exploration assets acquired, which are initially recorded at cost.

   The recoverable amount of each area of interest is determined on a bi-annual basis and the provision recorded in respect of that area adjusted so that the net carrying amount does not exceed the recoverable amount. For areas of interest which are not considered to have any commercial value, or where exploration rights are no longer current, the capitalised amounts are written off against the provision and any remaining amounts are charged against profit.

  (K) DEVELOPMENT PROPERTIES

   Where it has been established to the satisfaction of Directors that ore reserves or mineral resources exist, development expenditure is accumulated as development properties. No amortisation is provided in respect of development properties until they are reclassified as mine properties following commencement of production.

  (L) DEPRECIATION AND AMORTISATION

   Mine properties are amortised on a units of production basis once production has commenced. Property, plant and equipment is depreciated using a units of production basis or a straight line basis over the useful life of the asset. The units of production method causes rates of depreciation and amortisation to vary according to the rate at which production has depleted the estimated future mineable reserves of the respective mines.

  (M) MINING COSTS PREPAID AND PROVIDED

   Direct expenditure on surface mining is brought to account at the life of mine ratio of ore to waste for each pit. A prepayment or provision is booked whenever the stripping ratio for a period differs from the mine plan.

   Costs incurred in developing drives in underground mines which are expected to be used for periods shorter than the mine life are apportioned over the life of the mine using a ratio of development metres to tonnes of ore reserve. A prepayment or provision is booked whenever the metres developed for a period differs from the mine life ratio.

  (N) RECOVERABLE AMOUNT OF NON-CURRENT ASSETS

   Each reporting period, the recoverable amount of all non-current assets is assessed.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   Where the carrying amount of a non-current asset is greater than its recoverable amount, the asset is revalued down to its recoverable amount. Where net cash inflows are derived from a group of assets working together, such as at a mining operation, recoverable amount is determined on the basis of the relevant group of assets. To the extent that the revaluation decrement reverses a revaluation increment previously credited to, and still included in the balance of, the asset revaluation reserve, the decrement is debited directly to that reserve. Otherwise, the decrement is recognised as an expense in the profit and loss.

   The expected net cash flows included in determining recoverable amounts of non-current assets are discounted to their present values using a market-determined, risk-adjusted discount rate. The effect of capital gains tax has not been taken into account.

  (O) MINE COMPLETION COSTS

   Provision is made for estimated rehabilitation expenditure, decommissioning and closure costs using the incremental method on a units of production basis over the life of the mine from the time production commences. Future total mine completion costs are estimated annually on an undiscounted basis taking into account all current environmental and legal requirements and are adjusted on a prospective basis.

   Rehabilitation costs recognised include regarding of waste dumps, revegetation and erosion and drainage control, in order to allow for relinquishment of mining titles with no ongoing maintenance costs. Closure costs recognised include employee redundancy payments and costs incurred in auctioning remaining spares and consumables. Rehabilitation costs associated with exploration and evaluation activities are treated as exploration and evaluation expenditure.

  (P) EMPLOYEE ENTITLEMENTS

   Provision is made for all known obligations in respect of employees. Annual leave, long service leave and vested sick leave are provided at the current rate of pay as per the relevant awards and employee contracts. Provisions for long service leave commence at the anniversary of three years of service, with further amounts being provided as the entitlement grows beyond three years. It is expected that the resultant provision for long service leave will approximate the present value of the estimated future cash outflows associated with long service leave.

   Additional information in respect of employee entitlements including ownership based remuneration schemes is provided in Note 33.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


2 REVENUE

                                                           CONSOLIDATED
                                                         ----------------
                                                          2000     1999
                                                         -------  -------
                                                          A$M      A$M
SALES REVENUE
   -- precious and base metals, and industrial minerals. 1,323.6  1,356.1
                                                         -------  -------
OTHER OPERATING REVENUE
Gain on redesignation of gold hedging...................      --    147.7
Proceeds on sale of non-current assets..................    16.3     14.0
Insurance claims proceeds received......................     1.5     11.2
Interest revenue........................................    25.2     31.6
Equity share of joint venture entities' profit (Note 26)     7.4      1.4
Equity share of associates profit/(loss) (Note 28)......   (47.6)     0.8
                                                         -------  -------
                                                             2.8    206.7
                                                         -------  -------
NON-OPERATING REVENUE
Proceeds on sale of:
   -- property, plant and equipment.....................    23.3    159.4
   -- investments.......................................   173.4     72.5
Loan forgiveness........................................      --      8.9
Gain on refinancing of gold debt........................     1.5      5.4
Other...................................................    17.1     15.8
                                                         -------  -------
                                                           215.3    262.0
                                                         -------  -------
                                                         1,541.7  1,824.8
                                                         =======  =======

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


3 OPERATING PROFIT
   THE OPERATING PROFIT/(LOSS) BEFORE INCOME TAX HAS BEEN DETERMINED AFTER:

                                                                    CONSOLIDATED
                                                                    ------------
                                                                    2000   1999
                                                                    -----  -----
                                                                    A$M    A$M
CREDITING
Interest revenue...................................................  25.2   31.6
Profit on sale of:
   --investments...................................................   2.0    9.7
   --property, plant and equipment.................................   6.8    2.8
Net foreign exchange gain..........................................   0.4    3.1
Deferred hedge gain amortisation...................................  91.4   92.3

CHARGING
Amortisation(i)
   --mine properties...............................................  57.9   54.5
   --goodwill......................................................   6.5    5.2
   --other.........................................................   1.7    0.8
Depreciation(i)....................................................
   --plant and equipment...........................................  74.1   97.2
   --land and buildings............................................   0.5    1.8
                                                                    -----  -----
Total depreciation and amorisation................................. 140.7  159.5
Exploration and evaluation expenditure written off and provided for  46.6   78.0
   --less: abnormal items..........................................    --   (7.1)
                                                                    -----  -----
                                                                     46.6   70.9
Royalties..........................................................  14.9   14.1
Loss on sale of
   --investment....................................................   0.3   10.3
   --property, plant and equipment.................................   2.7     --
Borrowing costs
   --interest and finance charges..................................  82.4   52.4
   --less: amount capitalized(ii).................................. (15.7)  (4.0)
                                                                    -----  -----
Borrowing costs expensed...........................................  66.7   48.4
Rental expense on operating leases.................................   5.0    4.3

Addition to/(reductions in) provisions for
   --Director's entitlements.......................................   1.3    0.2
   --employee entitlements.........................................  (1.7)  (3.3)
   --mine completion costs.........................................  17.3   56.7
   --doubtful debts................................................ (15.0)  15.5
   --other.........................................................   8.0    0.7

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

                                                                                                  CONSOLIDATED
                                                                                                 --------------
                                                                                                  2000    1999
                                                                                                 ------  ------
                                                                                                  A$M     A$M

ABNORMAL ITEMS COMPRISE:
Gain on redesignation on hedging................................................................     --   147.7
   Income tax expense...........................................................................     --   (13.5)
Gain on sale of non-current assets..............................................................   36.6    43.6
   Income tax expense...........................................................................     --    (4.7)
Write-down in asset carrying values.............................................................  (96.0) (149.9)
   Income tax benefit...........................................................................     --    33.7
Purchase consideration expenses................................................................. (359.0)     --
Provision for mine closure......................................................................     --   (60.0)
   Income tax benefit...........................................................................     --    18.6
Provision for doubtful debts....................................................................     --   (21.0)
   Income tax benefit...........................................................................     --     7.6
Equity share of abnormal write-downs of associates..............................................  (60.3)     --
                                                                                                 ------  ------
Abnormal loss before tax and outside equity interests........................................... (478.7)  (39.6)
Applicable income tax benefit...................................................................     --    41.7
                                                                                                 ------  ------
Abnormal gain/(loss) before outside equity interests............................................ (478.7)    2.2
Outside equity interests........................................................................   58.0      --
                                                                                                 ------  ------
Abnormal gain/(loss) after tax and outside equity interests..................................... (420.7)    2.2
                                                                                                 ------  ------

AUDITORS' REMUNERATION                                                                           A$'000  A$'000
----------------------                                                                           ------  ------
Remuneration for audit or review of the financial reports of entities in the consolidated entity
   --Deloitte Touche Tohmatsu Australia ("DTT Australia").......................................    748     675
   --International associates of DTT Australia..................................................    547     376
   --Other auditor of contolled entities........................................................    112      85
                                                                                                 ------  ------
                                                                                                  1,407   1,136
Remuneration for other services
   --DTT Australia..............................................................................    382     266
   --International associates of DTT Australia..................................................     32      53
   --Other auditors of controlled entities......................................................     20      --
                                                                                                 ------  ------
                                                                                                    434     319
                                                                                                 ======  ======

--------
(i) Amortisation and depreciation rates were recalculated during the year to reflect the increase in mineable reserves. The effect has been to reduce these expenses by A$27.0 million (1999: a reduction of A$6.2 million).
(ii) The consolidated entity has capitalised A$15.7 million (1999: A$4.0 million) of borrowing costs during the financial year relating to qualifying assets.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


4 INCOME TAX

                                                                                        CONSOLIDATED
                                                                                       -------------
                                                                                        2000   1999
                                                                                       ------  -----
                                                                                        A$M    A$M
THE AGGREGATE AMOUNT OF INCOME TAX ATTRIBUTABLE TO THE FINANCIAL YEAR DIFFERS FROM THE
AMOUNT CALCULATED ON THE OPERATING PROFIT.
THE DIFFERENCES ARE RECONCILED AS FOLLOWS:
Operating profit before income tax.................................................... (285.4) 112.8
                                                                                       ------  -----
Income tax calculated at applicable tax rate.......................................... (102.7)  40.6

TAX EFFECT OF PERMANENT DIFFERENCES
   --non-deductible depreciation and amortisation.....................................    3.2    7.8
   --adjustment to carrying value of assets...........................................   34.6   22.6
   --purchase consideration expensed..................................................  129.2     --
   --equity accounted results.........................................................   14.5   (0.8)
   --research and development and investment allowances...............................   (0.9)  (0.1)
   --rebateable dividends.............................................................   (3.6)  (0.6)
   --capital losses recognized........................................................  (45.8) (79.3)
   --non-assessable revenue items.....................................................  (11.9)  (1.3)
   --non-deductible exploration.......................................................    0.2    1.0
   --other non-deductible items.......................................................    9.4   14.1
                                                                                       ------  -----
Income tax adjusted for permanent differences.........................................   26.2    4.0
Tax effect of timing differences not previously recognised............................   30.5     --
Change in company tax rates from 1 July 2000..........................................   (8.5)    --
Losses not recognised/(recognised)....................................................    2.4  (11.0)
                                                                                       ------  -----
                                                                                         50.6   (7.0)
Over provision in previous years......................................................  (13.3)  (1.7)
                                                                                       ------  -----
Income tax (benefit)/expense attributable to operating profit.........................   37.3   (8.7)
                                                                                       ======  =====

UNBOOKED FUTURE INCOME TAX BENEFITS

   The consolidated entity has unbooked future income tax benefits in respect of tax losses of A$82.5 million as at 30 June 2000 (1999: A$75.3 million).

   The potential future income tax benefit will only be realised if:

    (i) the consolidated entity derives future assessable income of a nature and of an amount sufficient to enable the benefit from the losses and deductions to be realised;

   (ii) the consolidated entity continues to comply with the conditions for deductibility imposed by the law; and

(iii) no changes in tax legislation adversely affect the consolidated entity in realising the benefit from the deductions for the losses.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


5 DIVIDENDS

                                                                                                PARENT ENTITY
                                                                                                ------------
                                                                                                2000   1999
                                                                                                -----  -----
                                                                                                A$M    A$M
Interim dividend paid (2.5 cents per share)
   --Franked at 36 percent.....................................................................  18.3   21.3
   --Unfranked.................................................................................  25.2   21.2
                                                                                                -----  -----
                                                                                                 43.5   42.5

Final dividend declared (3.5 cents per share)
   --Franked at 36 percent.....................................................................    --   30.1
   --Franked at 34 percent.....................................................................  27.0     --
   --Unfranked.................................................................................  34.3   30.0
                                                                                                -----  -----
                                                                                                 61.3   60.1
Total dividends provided for or paid (6.0 cents per share)..................................... 104.8  102.6
Overprovision arising from shareholders electing to take shares in lieu of cash dividends under the parent entity's Share Investment Plan.................................................... (10.8) (21.7)
                                                                                                -----  -----
                                                                                                 94.0   80.9
                                                                                                =====  =====
Dividends satisfied by the issue of shares under the Dividend Reinvestment and Share
  Investment Plans.............................................................................  35.5   49.3
Dividends paid in cash.........................................................................  68.1   51.7
                                                                                                -----  -----
                                                                                                103.6  101.0
                                                                                                =====  =====

   The aggregate balance of the franking accounts of entities in the consolidated entity as at 30 June 2000, after adjusting for the effects of payment of income tax payable and dividends proposed, and franking credits that the parent entity may be prevented from distributing in the 30 June 2001 year, is A$11.9 million (1999: A$16.3 million). The portion of this balance available for members of the parent entity, after allowing for planned payment of dividends by controlled entities, is A$10.1 million (1999: A$16.0 million).

6 EARNINGS PER SHARE (EPS)

                                                                                   CONSOLIDATED
                                                                                ------------------
                                                                                 2000      1999
                                                                                -------   -------
                                                                                 CENTS     CENTS
BASIC EPS (CENTS)
   --before abnormal items.....................................................     8.0       6.0
   --after abnormal items......................................................   (16.2)      6.1

                                                                                  A$M       A$M
                                                                                -------   -------
RECONCILIATION OF EARNINGS USED IN THE CALCULATION OF EARNINGS PER SHARE
Earnings before abnormal items.................................................   138.4     101.7
Abnormal items.................................................................  (420.7)      2.1
                                                                                =======   =======
Earnings after abnormal items..................................................  (282.3)    103.8

                                                                                MILLIONS OF SHARES
                                                                                ------------------
                                                                                 2000      1999
                                                                                -------   -------
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES USED IN THE CALCULATION OF BASIC EPS 1,738.5   1,701.7

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

   Diluted earnings per share is not materially different from basic earnings per share and therefore is not disclosed.

7 CASH

             CONSOLIDATED
             ------------
              2000  1999
             -----  -----
              A$M   A$M
Cash........ 152.7  382.5
Bank bills..  69.4   49.6
Gold bullion  23.3   16.6
             -----  -----
             245.4  448.7
             =====  =====

8 RECEIVABLES

CURRENT
Trade debtors.............................  28.7   68.3
Provision for doubtful debts..............    --   (0.5)
                                           -----  -----
                                            28.7   67.8
                                           -----  -----
Deposits in respect of bank guarantees....  15.9     --
                                           -----  -----
Other debtors.............................  80.3   69.0
                                           -----  -----
Provision for doubtful debts..............  (0.9)  (0.5)
                                           -----  -----
                                            79.4   68.5
                                           -----  -----
Amounts owing by associated entities......  49.6    0.5
                                           -----  -----
Amounts owing by director-related entities    --   30.0
Provision for doubtful debts..............    --   (8.5)
                                           -----  -----
                                              --   21.5
                                           -----  -----
                                           173.6  158.3
                                           =====  =====

NON-CURRENT
Amounts owing by associated entities......  81.5   89.6
Provision for doubtful debts.............. (21.9) (20.6)
                                           -----  -----
                                            59.6   69.0
                                           -----  -----
Other debtors............................. 164.2   43.2
Provision for doubtful debts..............  (5.6)  (5.8)
                                           -----  -----
                                           158.6   37.4
                                           -----  -----
Amounts owing by director-related entities  14.5  174.0
Provision for doubtful debts..............  (5.0) (12.5)
                                           -----  -----
                                             9.5  161.5
                                           -----  -----
                                           227.7  267.9
                                           =====  =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


9 INVENTORIES

                                                              CONSOLIDATED
                                                              ------------
                                                               2000  1999
                                                              -----  -----
                                                               A$M   A$M
ALL INVENTORIES ARE STATED AT COST UNLESS OTHERWISE INDICATED
CURRENT
Stores.......................................................  30.3   36.1
Work in progress
   --gold ore stocks.........................................  32.6   33.4
   --gold ore stocks at net realisable value.................   1.7    8.8
   --industrial minerals.....................................    --    3.4
   --base metals.............................................   1.2    0.9
   --gold in circuit.........................................  17.9   19.7
   --gold in circuit at net realisable value.................    --    5.3
                                                              -----  -----
                                                               53.4   71.5
                                                              -----  -----
Finished goods
   --industrial minerals.....................................    --   25.4
   --base metals concentrate.................................   2.9     --
   --base metals concentrate at net realisable value.........  13.1    6.4
   --other...................................................   4.0    3.8
                                                              -----  -----
                                                               20.0   35.6
                                                              -----  -----
                                                              103.7  143.2
                                                              =====  =====
NON-CURRENT
Stores.......................................................   4.3    3.5
Work in progress.............................................  21.4    6.2
   --gold ore stocks.........................................   0.2    7.1
                                                              -----  -----
   --gold ore stocks at net realisable value.................  21.6   13.3
                                                              -----  -----
                                                               25.9   16.8
                                                              =====  =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


10 INVESTMENTS

All investments are stated at cost unless otherwise indicated

CURRENT
UNLISTED SHARES
Other corporations.........................................    --   15.9
                                                            -----  -----
NON-CURRENT
LISTED SHARES
Associated entities (equity accounted).....................  76.4  200.1
Other corporations.........................................  62.1   59.9
Provision for diminution................................... (10.1)  (9.7)
                                                            -----  -----
                                                             52.0   50.2
                                                            -----  -----
                                                            128.4  250.3
                                                            -----  -----
UNLISTED SHARES
Joint venture entities (equity accounted).................. 370.4  418.5
Other corporations.........................................  30.9   16.6
Provision for diminution................................... (11.6)  (6.4)
                                                            -----  -----
                                                             19.3   10.2
                                                            -----  -----
Investment in mining tenements at Directors' valuation 1995  67.5   67.5
                                                            -----  -----
                                                            457.2  496.2
                                                            -----  -----
                                                            585.6  746.5
                                                            -----  -----

11 EXPLORATION AND EVALUATION EXPENDITURE

                                                         CONSOLIDATED
                                                        -------------
                                                         2000   1999
                                                        ------  -----
                                                         A$M    A$M
          Balance brought forward...................... 143.60  125.4
             --Expenditure incurred during the year....   58.5   99.8
             --Expenditure written off during the year.  (46.6) (78.0)
             --Transferred to development properties...  (28.4) (14.3)
             --Transferred to mine properties..........   (3.2) (10.0)
             --Acquisitions and disposals..............   (0.7)  27.5
             --Foreign exchange movements..............    5.8   (6.8)
                                                        ------  -----
          Balance carried forward......................  129.0  143.6
                                                        ======  =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


12 DEVELOPMENT PROPERTIES

   Balance brought forward...................................  287.0  253.4
      --Expenditure incurred during the year.................   62.8  104.4
      --Disposals............................................     --  (35.0)
      --Acquisitions.........................................   30.4     --
      --Transferred from explorations and evaluation.........   28.4   14.3
      --Expenditure written off/provided for during the year. (104.0) (29.0)
      --Transferred to mine properties.......................     --  (12.1)
      --Foreign exchange movements...........................    6.3   (9.0)
                                                              ------  -----
   Balance carried forward...................................  310.7  287.0
                                                              ======  =====

13 PROPERTY, PLANT AND EQUIPMENT

                                                                      CONSOLIDATED
                                            -----------------------------------------------------------------
                                                         2000                             1999
                                            -------- ------------- --------- -------- ------------- ---------
                                             GROSS    ACCUMULATED     NET     GROSS    ACCUMULATED     NET
                                            VALUE OF DEPRECIATION/   VALUE   VALUE OF DEPRECIATION/   VALUE
                                             ASSETS  AMORTISATION  OF ASSETS  ASSETS  AMORTISATION  OF ASSETS
                                            -------- ------------- --------- -------- ------------- ---------
                                              A$M         A$M         A$M      A$M         A$M         A$M
MINING PROPERTY, PLANT AND EQUIPMENT
Land and buildings at cost.................    57.1       (27.3)       29.8     87.9       (30.9)      57.0
Mine properties at cost.................... 1,477.7      (587.7)      890.0    973.7      (559.7)     414.0
Plant and equipment at cost................   801.4      (411.8)      389.6    926.5      (646.4)     280.1
Capital work in progress...................    38.9          --        38.9     37.6          --       37.6
                                            -------    --------     -------  -------    --------      -----
                                            2,375.1    (1,026.8)    1,348.3  2,025.7    (1,237.0)     788.7
                                            -------    --------     -------  -------    --------      -----
Non-mining property, plant and equipment at
  cost.....................................    48.9       (15.0)       33.9     41.5       (15.4)      26.1
                                            -------    --------     -------  -------    --------      -----
                                            2,424.0.   (1,041.8)    1,382.2  2,067.2    (1,252.4)     814.8
                                            =======    ========     =======  =======    ========      =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


14  INTANGIBLES

                                                  CONSOLIDATED
                                                  ------------
                                                  2000   1999
                                                  -----  -----
                                                  A$M    A$M
Goodwill at cost.................................  94.2   98.6
Accumulated amortisation......................... (46.7) (44.0)
                                                  -----  -----
                                                   47.5   54.6
                                                  -----  -----
Larvik Processing Technology at cost.............    --   15.2
                                                  -----  -----
                                                   47.5   69.8
                                                  =====  =====

15  OTHER ASSETS

                                                  CONSOLIDATED
                                                  ------------
                                                   2000  1999
                                                  -----  -----
                                                   A$M   A$M
CURRENT
Prepaid mining costs.............................  58.9   56.9
Prepaid hedging fees.............................   5.2    0.6
Other prepaid expenses...........................   7.9   14.0
Assets held for resale...........................  51.5     --
                                                  -----  -----
                                                  123.5   71.5
                                                  =====  =====

NON-CURRENT
Future income tax benefit-timing differences.....  86.4  104.6
Prepaid mining costs.............................  94.7   50.0
Purchase price paid in advance...................    --   34.7
Deferred expenses................................  12.0   19.8
Prepaid hedging fees.............................  20.5    1.4
Prepaid interest.................................  10.2     --
Accrued hedge gains..............................  37.6     --
Other............................................  10.0    2.8
                                                  -----  -----
                                                  271.4  213.3
                                                  =====  =====

16  ACCOUNTS PAYABLE

                                                  CONSOLIDATED
                                                  ------------
                                                   2000  1999
                                                  -----  -----
                                                   A$M   A$M
CURRENT
Trade creditors..................................  65.8   92.8
Other creditors and accruals.....................  94.1   61.6
                                                  -----  -----
                                                  159.9  154.4
                                                  =====  =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


17 BORROWINGS

CURRENT
UNSECURED
Bank overdraft (ii)................      --   8.8
Bank loans (ii)....................    11.0  28.0
Gold-denominated debt..............     2.5 250.2
US dollar convertible bonds (iii)..      --  96.5
Amounts owing to other parties (iv)    10.1   8.6
                                    ------- -----
                                       23.6 392.1
                                    ------- -----
SECURED
Bank loans (v).....................    90.0  78.9
                                    ------- -----
                                      113.6 471.0
                                    ======= =====
NON-CURRENT
UNSECURED
Bank loans (ii)....................   170.0    --
Gold-denominated debt..............     2.5   5.1
US dollar guaranteed notes (iii)...   875.9 403.2
Amounts owing to other parties (iv)    19.8  28.4
                                    ------- -----
                                    1,068.2 436.7
                                    ------- -----
SECURED
Bank loans (v).....................   370.4  86.3
                                    ------- -----
                                    1,438.6 523.0
                                    ======= =====

   Details of the financing facilities of the consolidated entity are as follows:

                                    AVAILABLE AT   USED AT     UNUSED AT
                                    BALANCE DATE BALANCE DATE BALANCE DATE
                                    ------------ ------------ ------------
                                     2000  1999   2000  1999   2000  1999
                                    -----  ----- -----  ----- -----  -----
                                     A$M   A$M    A$M   A$M    A$M   A$M
Uncommitted short term money market  50.0   50.0    --     --  50.0   50.0
Unsecured bank loans............... 710.0  760.0 181.0   36.8 529.0  723.2
Secured bank loans................. 460.4  167.1 460.4  165.2    --    1.9

  (I) SHORT TERM MONEY MARKET

   The consolidated entity has uncommitted short term money market facilities from a number of banks. At 30 June 2000 these facilities were undrawn (1999: undrawn) and have not been redrawn as at the date of this report.

  (II) UNSECURED BANK LOANS

   Normandy Group Finance Ltd, a wholly owned entity, established a A$700 million committed revolving multi-option facility with a syndicate of banks in November 1997, which was subsequently renegotiated in November 1999 to A$650 million. The renegotiated facility consists of three tranches. Tranche 1 is a 364 day

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

facility to a maximum of A$130 million, Tranche 2 is a term facility of two years to a maximum of A$240 million and Tranche 3 is a term facility of four years to a maximum of A$280 million. All tranches are at an interest rate dependent on the currency drawn plus a margin of 0.60 percent. Interest is paid at the end of each interest period nominated by the borrower, to a maximum of 180 days. As at 30 June 2000, Tranche 1 was undrawn, the amount drawn down under Tranche 2 was A$60 million and the amount drawn down under Tranche 3 was A$110 million. As at 30 June 1999 the facility was undrawn.

   Normandy NFM Limited, a controlled entity, had a A$50 million one year committed revolving multi-option facility, subsequently renegotiated in August 2000 for A$25 million and now maturing in May 2001. As at 30 June 2000, A$11.0 million was drawn down under the facility (1999: A$28.0 million). Interest is paid at an interest rate dependent on the currency drawn plus a margin of 0.7 percent at the end of each interest period nominated by the borrower, to a maximum of 180 days.

   Normandy NFM Limited has a committed short term A$10 million overdraft facility which at 30 June 2000 was undrawn (1999: A$8.6 million).

   The consolidated entity has two unsecured credit facility agreements of A$12.5 million each, expiring 31 March 2003. At 30 June 2000 these facilities were undrawn.

  (III) US DOLLAR DENOMINATED DEBT

   On 1 July 1998, Normandy Finance Limited ("NFL") issued US$100 million of seven year 7.5 percent and US$150 million of ten year 7.625 percent guaranteed notes. Interest on the notes is paid semi-annually in arrears. Certain financial instruments were entered into whereby NFL has agreed to exchange the US dollar fixed interest amounts payable on the seven and ten year notes, with the 90 day Australian dollar bank bill rate plus a margin of 1.70 percent and
1.76 percent respectively. Subsequently, the 90 day Australian dollar bank bill rate in respect of A$100 million of the notes was fixed at an average rate of
5.715 percent for the two year period ending June 2001.

   The US$250 million has been recorded at A$403.2 million (1999: A$403.2 million) reflecting the future exchange rate at the time of the hedge transaction.

   In April 1998, Normandy Yandal Operations Limited (formerly Great Central Mines Limited) issued US$300 million of ten year 8.875 percent senior unsecured notes. Interest on the notes is paid semi-annually in arrears. Certain financial instruments were entered into whereby Normandy Yandal Operations Limited has agreed to exchange US dollar fixed interest amounts payable with gold interest rate exposure, which is partially fixed and partially variable in nature. Of the total, US$183.6 million has been swapped into a gold interest rate exposure, of which half is fixed at 3.87% and half is floating. The floating rate at 30 June 2000 was 1.49%.

   US$65 million of unsecured subordinated convertible bonds were issued in February 1990. The bonds were convertible at the option of the bond holders on or after 28 February 1999 up until 13 February 2000, into fully paid ordinary shares at the rate of 672.875 ordinary Normandy Mining Limited shares for each US$1,000 in principal amount of bonds. The bonds were redeemed by a wholly owned entity at their principal amount on 28 February 2000.

  (IV) AMOUNTS OWING TO OTHER PARTIES

   A controlled entity has recognised a current liability of A$7.5 million (1999: A$7.5 million) and a non-current liability of A$4.7 million (1999:
A$10.8 million), for the consideration payable to Esso Australia

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

Resources Ltd, for the purchase of that company's interest in the Golden Grove Joint Venture. The liability has been discounted and is payable in two annual installments.

  (V) SECURED BANK LOANS

   Bank loans are secured by registered charges over the land, buildings and other assets to which the loans relate.

   In February 1999 Yandal Gold Holdings Pty Ltd, a controlled entity, entered into a A$285 million secured term debt facility. At 30 June 2000 the facility is fully drawn. Interest is payable at the bank bill swap rate plus a margin of 1%.

   A controlled entity has a loan facility in respect of the Ovacik mine for US$40.0 million, established in December 1996, subsequently refinanced in May 1998 and in April 2000. As at 30 June 2000, the facility was fully drawn (1999: fully drawn), has an interest rate of LIBOR plus 1.0 percent and is due to mature in October 2000.

   A controlled entity has project financing facilities in respect of the Kasese project totaling US$58.2 million from a number of parties. At 30 June 2000 these facilities were fully drawn (1999: fully drawn to US$66 million), and are at varying interest rates dependent upon the term of each facility.

18 PROVISIONS

                                                                 CONSOLIDATED
                                                                 ------------
                                                                  2000  1999
                                                                 -----  -----
                                                                  A$M   A$M
CURRENT
Deferred hedge gain............................................. 100.7  100.8
Directors' entitlements.........................................   2.4    1.1
Dividends.......................................................  61.3   60.1
Employee entitlements...........................................  18.3   20.8
Income tax......................................................  27.4   25.3
Mine completion costs...........................................  32.1   62.2
Other...........................................................   7.6   11.5
                                                                 -----  -----
                                                                 249.8  281.8
                                                                 =====  =====
NON-CURRENT
Deferred hedge gain............................................. 242.0  333.3
Deferred mining costs...........................................  17.3   17.9
Deferred income tax............................................. 189.3  163.9
Employee entitlements...........................................   9.7    8.9
Mine completion costs........................................... 110.2   62.8
Deferred income.................................................   9.2     --
Other...........................................................  13.3    1.4
                                                                 -----  -----
                                                                 591.0  588.2
                                                                 =====  =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


19 OTHER LIABILITIES

                   NON-CURRENT
                   Deferred exploration liability(i) 81.3  --
                   Other............................  6.0 5.8
                                                     ---- ---
                                                     87.3 5.8
                                                     ==== ===

--------
(i) The consolidated entity has contracted to make payments for exploration based on the production and exploration results of a controlled entity.

20 ISSUED CAPITAL

                                                                 PARENT ENTITY
                                                                ---------------
                                                                 2000    1999
                                                                ------- -------
                                                                 A$M     A$M
 1,751,558,731 (1999: 1,717,179,710) ordinary shares fully paid 1,155.5 1,130.3
                                                                ======= =======

   During the year the following changes to share capital occurred:

                                                NUMBER
                                               OF SHARES    2000    1999
                                             ------------- ------- -------
                                                            A$M     A$M
      Balance at beginning of financial year 1,717,179,710 1,130.3   334.1
      Transfer from reserves(i).............            --      --   765.7
      Exercise of unlisted options..........
         --1:1.101 basis....................            --      --     0.1
      Exercise of listed options(ii)........                            --
         --1:1 basis........................            --      --      --
      Employee share investment plan issue..       484,300     0.5     2.5
      Dividend Reinvestment Plan issue(iii).    23,427,339    24.7    27.9
      Share Investment Plan issue(iii)......    10,467,382      --      --
                                             ------------- ------- -------
      Balance at end of financial year...... 1,751,558.731 1,155.5 1,130.3
                                             ============= ======= =======

  (I) TRANSFER FROM RESERVES

   The balance of the Share Premium Reserve (A$761.2 million) and the Capital Redemption Reserve (A$4.5 million) as at 1 July 1998 were reclassified to Share Capital in accordance with revisions to the Corporations Law.

  (II) LISTED OPTIONS

   At 30 June 2000 there were 248,537,609 listed 2001 options on issue. The 2001 options are exercisable at A$2.50 per option on any business day during the months of January, April, July and October each year, until 30 April 2001. When exercised, each option entitles the holder to one fully paid ordinary share in Normandy Mining Limited.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


  (III) SHARE INVESTMENT AND DIVIDEND REINVESTMENT PLANS

   Under the parent entity's dividend alternatives, holders of ordinary shares may elect to have all or part of their dividend entitlements satisfied by the issue of new fully paid ordinary shares rather than by being paid in cash.

21 RESERVES

                                       CONSOLIDATED
                                       -----------
                                       2000  1999
                                       ---- ------
                                       A$M   A$M
Asset revaluation reserve.............  1.9    1.9
Foreign currency translation reserve.. 43.1   26.1
                                       ---- ------
                                       45.0   28.0
                                       ==== ======
MOVEMENT IN RESERVES
SHARE PREMIUM RESERVE
Balance at beginning of financial year   --  761.2
Transfer to share capital.............   -- (761.2)
                                       ---- ------
Balance at end of financial year......   --     --
                                       ==== ======

Capital redemption reserve
Balance at beginning of financial year................................   --   4.5
Transfer to share capital.............................................   --  (4.5)
                                                                       ---- -----
Balance at end of financial year......................................   --    --
                                                                       ==== =====

Asset revaluation reserve
Balance at beginning of financial year................................  1.9    --
Opening adjustment for adoption of AASB 1016..........................   --   1.9
                                                                       ---- -----
Balance at end of financial year......................................  1.9   1.9
                                                                       ==== =====
Foreign currency translation reserve
Balance at beginning of financial year................................ 26.1  41.4
Net exchange difference on translation of overseas controlled entities 17.0 (15.3)
                                                                       ---- -----
Balance at end of financial year...................................... 43.1  26.1
                                                                       ==== =====

22 OUTSIDE EQUITY INTERESTS

                                                      CONSOLIDATED
                                                      ------------
                                                       2000   1999
                                                      -----   ----
                                                       A$M    A$M
               Issued capital........................  30.4   46.7
               Retained earnings/(accumulated losses) (31.2)  19.3
                                                      -----   ----
               Other reserves........................  38.2   24.4
                                                      =====   ====
                                                       37.4   90.4
                                                      =====   ====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

23 NOTES TO STATEMENT OF CASH FLOWS

  (A) RECONCILIATION OF CASH

   For the purpose of the statement of cash flows, cash includes cash on hand, investments in money market instruments and gold bullion on hand net of outstanding bank overdrafts. Cash at the end of the financial year, as shown in the statement of cash flows, is reconciled to the related items in the balance sheet as follows:

                                         CONSOLIDATED
                                         -----------
                                         2000   1999
                                         ----- -----
                                          A$M   A$M
                          Cash.......... 152.7 382.5
                          Bank bills....  69.4  49.6
                          Gold bullion..  23.3  16.6
                          Bank overdraft    --  (8.8)
                                         ----- -----
                                         245.4 439.9
                                         ----- -----

  (B) FINANCING FACILITIES

   Refer to Note 17 for details of the credit standby arrangements and loan facilities available to the consolidated entity.

  (C) NON-CASH FINANCING AND INVESTING ACTIVITIES

   During the year, the Big Bell gold operations were sold to New Hampton Goldfields Limited, with A$11.0 million proceeds received in the form of ordinary shares in New Hampton Goldfields Limited. In addition, A$40.9 million of the acquisition of 100% of Normandy Yandal Operations Ltd from Edensor Nominees Pty Ltd was financed by the conversion of a loan to Edensor into shares in Normandy Yandal Operations Limited.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


  (D) RECONCILIATION OF NET CASH INFLOW FROM OPERATING ACTIVITIES TO OPERATING PROFIT/(LOSS) AFTER INCOME TAX

                                                                                          2000    1999
                                                                                         ------  ------
                                                                                          $AM     $AM
Operating (loss)/profit after income tax................................................ (322.7)  121.5
Bad and doubtful debts expense..........................................................    0.3    25.5
Depreciation and amortisation...........................................................  140.7   159.5
Exploration and evaluation written off/provided for.....................................   46.6    78.0
Unrealised foreign exchange gain........................................................   (0.4)   (7.7)
Share of equity accounted (profit)/loss.................................................   40.2    (2.2)
Dividends received from associates......................................................   19.3     8.4
(Gain)/loss on loan forgiveness.........................................................    2.8    (8.9)
Profit on sale of investments...........................................................   (2.0)   (9.7)
Profit on sale of other non-current assets..............................................  (43.4)  (46.4)
Profit on refinancing of gold loans.....................................................   (1.5)   (5.4)
Gain on redesignation of hedging........................................................     --  (147.7)
Write down in carrying values of assets.................................................  521.0   142.8
Loss on sale of investments.............................................................    0.3    10.3
Changes in net assets and liabilities, net of effects from businesses acquired/disposed:
 (Increase)/decrease in receivables.....................................................   21.6   (23.8)
 Decrease in inventories................................................................   15.3     0.9
 Increase in future income tax benefit..................................................   (7.6)  (29.1)
 Increase in other assets...............................................................  (39.8)   (4.6)

                                                 CONSOLIDATED
                                                -------------
                                                 2000   1999
                                                ------  -----
                                                 A$M    A$M
Increase/(decrease) in accounts payable........  (44.4)  67.4
Increase/(decrease) in provision for income tax    7.4   (1.1)
                                                ------  -----
Decrease in provision for deferred income tax..   (5.3) (30.5)
Decrease in other provisions................... (132.5) (25.2)
                                                ------  -----
Net cash in flow from operating activities.....  215.9  272.0
                                                ======  =====

  (E) BUSINESSES ACQUIRED

   During the year, Normandy Yandal Operations Limited (formerly Great Central Mines Limited) and its controlled entities, and Yandal Gold Holdings Pty Ltd and its controlled entity were consolidated into the consolidated entity for the first time. Centenary Gold Mining was acquired during the previous year.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   Details of the acquisition are as follows:

CONSIDERATION

                                       CONSOLIDATED
                                      -------------
                                       2000   1999
                                      ------  -----
                                       $AM    $AM
Cash.................................   18.7   44.6
Conversion of loan receivable........   40.9     --
Deferred exploration liability.......   83.2     --
                                      ------  -----
Total................................  142.8   44.6
                                      ------  -----
FAIR VALUE OF NET ASSETS ACQUIRED

Current assets
   Cash..............................   65.1    0.4
   Receivables.......................   18.6    0.2
   Inventories.......................   19.8     --
   Other.............................    3.1     --
Non-current assets
   Mine properties...................  563.9     --
   Plan and equipment................  110.4    0.5
   Other.............................   61.8   67.2
Current liabilities
   Accounts payable..................  (72.0)  (3.0)
Non-current liabilities
   Borrowings........................ (834.5) (27.6)
   Provisions........................  (61.5)    --
   Other.............................   (1.4)    --
Foreign currency translation reserve.     --    6.9
                                      ------  -----
Net assets acquired.................. (126.7)  44.6
Prior investment.....................  (89.5)    --
Purchase consideration expensed(i)...  359.0     --
                                      ------  -----
Consideration........................  142.8   44.6
                                      ------  -----
CASH (INFLOW)/OUTFLOW FOR ACQUISITION

Cash consideration...................   18.7   44.6
Less: cash balances acquired.........  (65.1)  (0.4)
                                      ------  -----
Net (inflow)/outflow of cash.........  (46.4)  44.2
                                      ------  -----

--------
(i) This represents the purchase consideration greater than the fair value of the identifiable net assets acquired and, as the amount does not represent goodwill, it has been expensed.

  (F) BUSINESSES DISPOSED

   During the year, the consolidated entity disposed of its Big Bell gold operations, its 50% interest in Australian Magnesium Investments Pty Ltd and its interests in various industrial minerals businesses. During the previous year the consolidated entity disposed of its 25.5% interest in the Goldfields Gas Transmission Joint Venture, the assets of Normandy Bow River Diamond Mine Ltd and interests in several controlled entities of Normandy LaSource SA.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   Details of disposals are as follows:

                                                            CONSOLIDATED
                                                            ------------
                                                            2000   1999
                                                            -----  -----
                                                            A$M    A$M
CONSIDERATION
Cash....................................................... 114.6  205.5
Shares.....................................................  11.0     --
Deferred settlement receivable.............................   4.7     --
                                                            -----  -----
Total...................................................... 130.3  205.5
                                                            =====  =====

BOOK VALUE OF ASSETS AND LIABILITIES DISPOSED

Current assets
   Cash....................................................   8.7    8.7
   Receivables.............................................  19.2   12.8
   Inventories.............................................  34.6    4.0
Non-current assets
   Receivables.............................................    --    7.1
   Investments.............................................   0.2   39.2
   Property, plant and equipment...........................  60.7  121.5
   Other...................................................  33.7   26.4
Current liabilities
   Accounts payable........................................  (6.6) (29.4)
   Borrowings..............................................    --   (5.2)
   Provisions.............................................. (20.7)  (0.5)
Non-current liabilities
   Borrowings..............................................    --  (14.2)
   Provisions..............................................  (6.9)  (8.1)
Outside equity interest....................................    --    1.8
                                                            -----  -----
Net assets disposed........................................ 122.9  164.1
Net profit on disposal.....................................   7.4   32.7
                                                            -----  -----
Consideration.............................................. 130.3  196.8
                                                            =====  =====

CASH INFLOW FOR DISPOSAL

Cash consideration......................................... 114.6  205.5
Less: cash balances disposed...............................  (8.7)  (8.7)
                                                            -----  -----
Net inflow of cash......................................... 105.9  196.8
                                                            =====  =====

  (G) CASH NOT AVAILABLE

   A balance of US$20.0 million (1999: US$20.0 million) is being held as security in respect of a project loan facility of a controlled entity.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


24 SEGMENT INFORMATION

   Details of industry segments are as follows:

                            SALES REVENUE    TOTAL ASSETS   SEGMENT PROFIT
                          ----------------  --------------- -------------
                           2000     1999     2000    1999    2000   1999
                          -------  -------  ------- ------- ------  -----
                            $M       $M       $M      $M      $M     $M
Gold.....................   936.0    914.6  2,445.9 2,214.2  198.3  115.9
Metals...................   178.1    231.6    428.8   456.4   26.6   12.0
Industrial minerals......   179.7    179.0    101.0   326.3   11.8    9.7
Power and gas............    62.5     64.0     44.5    43.3    3.1    3.7
Finance and corporate....      --       --    606.0   357.1 (101.4) (39.6)
                          -------  -------  ------- ------- ------  -----
                          1,356.3  1,389.2  3,626.2 3,397.3  138.4  101.7
Intersegment eliminations   (32.7)   (33.1)      --      --     --     --
Abnormal items...........      --       --       --      -- (420.7)   2.1
                          -------  -------  ------- ------- ------  -----
Consolidated total....... 1,323.6  1,356.1  3,626.2 3,397.3 (282.3) 103.8
                          =======  =======  ======= ======= ======  =====

   Electricity sales from the power and gas segment to the gold segment of $32.7 million (1999: $33.1 million) are on normal commercial terms.

DETAILS OF GEOGRAPHICAL SEGMENTS ARE AS FOLLOWS:

Australia................ 1,187.1 1,217.0 2,564.8 2,202.3  157.5  134.0
Asia.....................    23.9    23.8     5.8    27.0    3.0   (7.0)
Europe...................    46.5    46.4   358.2   315.7  (41.4) (36.4)
New Zealand..............    43.8    46.7    86.6    83.3    3.6    6.2
Africa...................    20.3    22.2   246.7   415.8   11.3    2.7
North and South America..     2.0      --   364.1   353.2    4.4    2.2
                          ------- ------- ------- ------- ------  -----
                          1,323.6 1,356.1 3,626.2 3,397.3  138.4  101.7
Intersegment eliminations      --      --      --      --     --     --
Abnormal items...........      --      --      --      -- (420.7)   2.1
                          ------- ------- ------- ------- ------  -----
Consolidated total....... 1,323.6 1,356.1 3,626.2 3,397.3 (282.3) 103.8
                          ======= ======= ======= ======= ======  =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


25 JOINT VENTURE OPERATIONS

   THE CONSOLIDATED ENTITY'S INTERESTS IN MATERIAL UNINCORPORATED JOINT VENTURE OPERATIONS ARE AS FOLLOWS:

NAME OF JOINT VENTURE OPERATION                             % INTEREST
-------------------------------                             ----------
                                                            2000  1999
                                                            ----  ----
KCGM
   --Fimiston/Paringa Joint Venture........................ 50.0  50.0
   --Kalgoorlie Mining Associates Joint Venture............ 50.0  50.0
   --Mt Percy Joint Venture................................ 50.0  50.0
Boddington Gold Mine Joint Venture......................... 44.4  44.4
Goldfields Power Joint Venture............................. 50.0  50.0
Goldfields Power Joint Venture Number Two.................. 50.0  50.0
Kalgoorlie Tailings Retreatment Project Joint Venture...... 90.0  90.0
Martha Hill Joint Venture.................................. 28.4  28.4
Pajingo Joint Venture...................................... 50.0  50.0
                                                            ====  ====

   These joint venture operations are involved in exploration and mining, except for the Goldfields Power Joint Ventures which are involved in the operation of a power station.

   The consolidated entity's interest in assets employed in the joint venture operations and in other exploration joint ventures which individually are not material, are included in the balance sheet under the following classifications:

                                                            2000  1999
                                                            ----- -----
                                                            A$M   A$M
CURRENT ASSETS
Cash.......................................................   6.4  12.7
Receivables................................................  29.5  25.2
Inventories................................................  45.3  46.1
Other......................................................   9.9  25.2
                                                            ----- -----
                                                             91.1 109.2
                                                            ===== =====

NON-CURRENT ASSETS
Receivables................................................   0.7   0.7
Inventories................................................  10.4  14.7
Exploration and evaluation expenditure.....................  40.4  30.5
Property, plant and equipment.............................. 340.7 278.4
Other......................................................  21.7  15.7
                                                            ----- -----
                                                            413.9 340.0
                                                            ----- -----
TOTAL ASSETS............................................... 505.0 449.2
                                                            ===== =====

SHARE OF CAPITAL COMMITMENTS AND CONTINGENT LIABILITIES

   The consolidated entity's share of joint venture operations capital expenditure commitments at balance date was A$12.8 million (1999: A$67.9 million) and of contingent liabilities was A$15.7 million (1999: A$2.0 million).

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


26 JOINT VENTURE ENTITIES

   THE CONSOLIDATED ENTITY HAS A SIGNIFICANT NON-CONTROLLING INTEREST IN THE FOLLOWING JOINT VENTURE ENTITIES:

                                                                 BENEFICIAL
NAME OF JOINT VENTURE ENTITY AND PRINCIPAL ACTIVITY               INTEREST
---------------------------------------------------              ----------
                                                                 2000  1999
                                                                 ----  ----
                                                                  %     %
Australian Magnesium Investments Pty Ltd(i)
   Investment................................................... 50.0  50.0
BRGM Perou SAS(ii)
   Mining Investment............................................ 49.0  49.0
Campagnie Miniere Internationale Or SA(ii)
   Mining Investment............................................ 49.0  49.0
Omya Southern Pty Ltd(iii)
   Processing and Distribution of Industrial Minerals...........   --  50.0
TVX Normandy Americas (Canada) Inc.(ii)
   Gold Mining.................................................. 49.9  49.9
TVX Normandy Americas (Cayman) Inc.(ii)
   Gold Mining.................................................. 49.9  49.9
Yandal Gold Holdings Pty Ltd(iv)
   Mining Investment............................................   --  49.9
                                                                 ====  ====

--------
(i) Subsequent to year end Australian Magnesium Corporation Limited ("AMC"), formerly Queensland Metals Corporation Limited, completed the acquisition of NIM Magmetal Limited, a controlled entity that held the investment in Australian Magnesium Investments Pty Ltd. As consideration the consolidated entity received shares in AMC such that the consolidated entity's percentage shareholding in AMC is 62%.
(ii) Balance date 31 December.
(iii) During the year the consolidated entity disposed of its interest in this entity.
(iv) During the year this entity was consolidated into the consolidated entity for the first time.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


EQUITY ACCOUNTED INVESTMENT

                                                                 CONSOLIDATED
                                                              ------------------
                                                                  2000     1999
                                                              ------------ -----
                                                                  A$M      A$M
Carrying amount at the beginning of the financial year.......    418.5     193.8
Share of operating profits/(losses) after income tax.........      7.4       1.4
Share of dividend income.....................................    (19.3)     (4.0)
Provision for diminution.....................................       --      (8.0)
Adjustment on adoption of equity accounting as at 1 July 1998       --      (6.0)
Acquisition of additional interest in joint venture entities.      2.1     294.1
Disposal of interest in joint venture entities...............    (38.3)    (52.8)
                                                                 -----     -----
Carrying amount at the end of the financial year.............    370.4     418.5
                                                                 =====     =====
                                                              CONSOLIDATED
                                                              ------------
                                                                  2000
                                                              ------------
                                                                  A$M
SHARE OF ASSETS AND LIABILITIES

Current assets...............................................     89.8
Non-current assets...........................................    321.5
Current liabilities..........................................     52.8
Non-current liabilities......................................     53.9

SHARE OF OPERATING PROFIT
Operating revenue............................................    171.6
Operating expenses...........................................    162.5
                                                                 -----
Operating profit.............................................      9.1
Income tax attributable to operating profit..................      1.7
                                                                 -----
Operating profit after income tax............................      7.4
Profit on extraordinary items after income tax...............       --
                                                                 -----
Operating profit and extraordinary items after income tax....      7.4
                                                                 =====

SHARE OF RESERVES

Accumulated losses
   at the beginning of the financial year....................    (10.4)
   at the end of the financial year..........................     (0.3)
Asset revaluation reserve
   at the beginning of the financial year....................      1.9
   at the end of the financial year..........................      1.9

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


27 CONTROLLED ENTITIES

   Details of controlled entities are shown below. For entities where the parent entity has less than 50 percent ownership, control is determined through the capacity to dominate decision making in relation to the financial and operating policies of the entity.

                                                        COUNTRY OF
ENTITY                                            INCORPORATION/FORMATION
------                                            -----------------------
PARENT ENTITY
Normandy Mining Limited..........................          Aust

WHOLLY OWNED ENTITIES OF NORMANDY MINING LIMITED
ACM (New Zealand) Ltd............................           NZ
ACM Exploration Pty Ltd(b).......................          Aust
ACM Gold Pty Ltd(c)..............................          Aust
ACM Mines Pty Ltd(b).............................          Aust
Armada Resources Pty Ltd(b)......................          Aust
Ausdev Investments Pty Ltd(b)....................          Aust
Australian Consolidated Minerals Pty Ltd.........          Aust
Australian Metals Corporation Pty Limited(e).....          Aust
Autin Investments BV.............................       Netherlands
Aztec Finance Pty Ltd(b).........................          Aust
Aztec Mining Company Ltd(f)......................          Aust
Aztec Nominees Pty Ltd(b)........................          Aust
Bardini Pty Ltd(b)...............................          Aust
Big Bell Mines Pty Ltd(b)........................          Aust
Blackhill Minerals Ltd...........................           NZ
Clave Pty Ltd(b).................................          Aust
Clynton Court Pty Limited(e).....................          Aust
Commercial Minerals Beteiligungs-gesellschaft mbH         Germany
Dafrico (Overseas) Ltd(e)........................         Cyprus
Eagle Mining Pty Limited(e)......................          Aust
Eurogold Madencilik AS...........................         Turkey
Gastro Cl(e).....................................       Ivory Coast
GMK Finance Pty Ltd(c)...........................          Aust
GMK Investments Pty Ltd..........................          Aust
Golden Grove Group Investment Holdings Pty Ltd(b)          Aust
Golden Grove Group Investment Unit Trust.........          Aust
Great Central Holdings Pty Ltd(e)................          Aust
Great Central Investments Pty Ltd(e).............          Aust
Grillo Zincoll GmbH..............................         Germany
Hampton Areas Australia Pty Ltd(b)...............          Aust
Hampton Gold Mining Areas Limited................           UK
Hampton Jubilee Pty Ltd(b).......................          Aust
Hunter Resources Pty Limited(e)..................          Aust
Kalgoorlie Lake View Pty Ltd.....................          Aust
La Source Development SAS........................         France
Lachlan Zinc Pty Ltd (c).........................          Aust

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

                                                  COUNTRY OF
ENTITY                                      INCORPORATION/FORMATION
------                                      -----------------------
Larvik Pigment (Asia Pacific) Sdn Bhd......        Malaysia
Larvik Pigment (Australia) Limited.........          Aust
Larvik Pigment (Norway) AS.................         Norway
Linfast Pty Ltd(b).........................          Aust
Macapa Pty Ltd(b)..........................          Aust
Martha Hill Gold Mines Ltd.................           NZ
Matlock Castellano Pty Limited(e)..........          Aust
Matlock Descanso Pty Limited(e)............          Aust
Matlock Mining Pty Limited(e)..............          Aust
Metal Traders Australasia Pty Ltd(b).......          Aust
Metals Exploration Pacific Pty Ltd(b)......          Aust
Millmerran Coal Pty Ltd(b).................          Aust
Minera Normandy Argentina SA...............        Argentina
Minera Normandy Chile Limitada.............          Chile
Murchison Zinc Pty Ltd.....................          Aust
National Shareholder Services Pty Ltd(b)...          Aust
NGF Ltd(c).................................        Cayman Is
Nicron Resources (US) Pty Ltd(b)...........          Aust
NIM Australia Pty Ltd......................          Aust
NIM Magmetal Pty Ltd(h)....................          Aust
NIM Overseas Pty Ltd.......................          Aust
Norkal Pty Ltd.............................          Aust
Normandie Service SAS......................         France
Normandy ACM Management Pty Ltd(b).........          Aust
Normandy ACM Pty Ltd.......................          Aust
Normandy Americas Holding Limited(e).......         Canada
Normandy Asia Pty Ltd(b)...................          Aust
Normandy Asia (Philippines) Inc............       Philippines
Normandy Boddington Holdings Pty Ltd.......          Aust
Normandy Boddington Investments Pty Ltd....          Aust
Normandy Boddington Pty Ltd................          Aust
Normandy Bow River Diamond Mine Ltd........          Aust
Normandy Capital Group Pty Ltd(c)..........          Aust
Normandy Carrington Pty Ltd(b).............          Aust
Normandy Cayman Hold Co Inc(e).............        Cayman Is
Normandy Central Pty Ltd(b)................          Aust
Normandy Chile Holdings....................        Cayman Is
Normandy Company (Malaysia) Sdn Bhd........        Malaysia
Normandy Consolidated Gold Holdings Pty Ltd          Aust
Normandy Exploration Pty Ltd(c)............          Aust
Normandy Finance Limited...................          Aust
Normandy French Holdings SAS...............         France
Normandy GMK Holdings Pty Ltd..............          Aust
Normandy Gold Exploration Pty Ltd(b).......          Aust
Normandy Gold Holdings Pty Ltd.............          Aust

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

                                                    COUNTRY OF
ENTITY                                        INCORPORATION/FORMATION
------                                        -----------------------
Normandy Gold Investments Pty Ltd(b).........          Aust
Normandy Gold Management Pty Ltd(b)..........          Aust
Normandy Gold Services Pty Ltd(b)............          Aust
Normandy Gold Treasury Pty Ltd...............          Aust
Normandy Golden Grove Operations Pty Ltd.....          Aust
Normandy Group Finance Limited...............          Aust
Normandy Group Gold Pty Ltd(b)...............          Aust
Normandy Group Searches Pty Ltd(b)...........          Aust
Normandy Group Trading Pty Ltd(b)............          Aust
Normandy GRPL Pty Ltd(b).....................          Aust
Normandy Holdings BV(e)......................       Netherlands
Normandy Insurance Pty Ltd...................        Singapore
Normandy International Exploration Pty Ltd(b)          Aust
Normandy International Group BV..............       Netherlands
Normandy International Holdings Pty Ltd......          Aust
Normandy Investments BV(e)...................       Netherlands
Normandy Kaltails Pty Ltd....................          Aust
Normandy Latin America Holdings Inc..........        Cayman Is
Normandy Latin American Inc..................         Canada
Normandy LaSource Kazakstan BV...............       Netherlands
Normandy LaSource SA.........................         France
Normandy Lore Pty Ltd(b)(c)..................          Aust
Normandy Metals Pty Ltd(c)...................          Aust
Normandy Mildite Pty Ltd(b)..................          Aust
Normandy Minerals Pty Ltd(c).................          Aust
Normandy Mining Finance Pty Ltd(c)...........          Aust
Normandy Mining Holdings Pty Ltd.............          Aust
Normandy Mining Investments Pty Ltd(b).......          Aust
Normandy Mining Kazakstan Pty Ltd(b).........          Aust
Normandy Mining Services (Canada) Inc........         Canada
Normandy Mining Services Pty Ltd.............          Aust
Normandy Mt Keith Pty Ltd(b).................          Aust
Normandy NGL Holdings Pty Ltd................          Aust
Normandy Overseas Holding Company Sdn Bhd....        Malaysia
Normandy Pacific Energy Pty Ltd(c)...........          Aust
Normandy Pacific Pty Ltd(c)..................          Aust
Normandy Pajingo Pty Ltd.....................          Aust
Normandy Pastoral Pty Ltd(b).................          Aust
Normandy Pipelines Finance Pty Ltd(b)........          Aust
Normandy Pipelines Pty Ltd...................          Aust
Normandy Power Pty Ltd.......................          Aust
Normandy PT Pty Ltd(b).......................          Aust
Normandy Resources Ltd.......................           UK
Normandy Shelf (No. 1) Pty Ltd(b)............          Aust
Normandy Spain Holdings SL(e)................          Spain

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

                                                     COUNTRY OF
ENTITY                                         INCORPORATION/FORMATION
------                                         -----------------------
Normandy Tennant Creek Pty Ltd................          Aust
Normandy Treasury Pty Ltd(c)..................          Aust
Normandy Wiluna Gold Pty Ltd(c)(e)............          Aust
Normandy Wiluna Metals Pty Ltd(c)(e)..........          Aust
Normandy Wiluna Mines Pty Ltd(c)(e)...........          Aust
Normandy Woodcutters Pty Ltd(c)...............          Aust
Normandy Wownaminya Pty Ltd...................          Aust
Normandy Yandal Operations Limited(c)(e)......          Aust
North Kalgurli Mines Pty Ltd..................          Aust
NP Kalgoorlie Pty Ltd.........................          Aust
Oberon Oil Pty Ltd(b).........................          Aust
Orelia Pty Ltd(b).............................          Aust
Oremet Pty Ltd(b).............................          Aust
Pacific Minerals &Metals Pty Ltd(c)...........          Aust
Pan Ocean Finance Pty Ltd(b)..................          Aust
Pan Ocean Resources Pty Ltd...................          Aust
Paringa Mining and Exploration Company Limited           UK
Perpleks Pty Ltd..............................          Aust
Petrocarb Exploration Pty Ltd(c)..............          Aust
Philip Creek Pastoral Co Pty Ltd(b)...........          Aust
Posor Pty Ltd(b)..............................          Aust
Posdale Pty Ltd(b)............................          Aust
PT Normandy Indonesia.........................        Indonesia
Quotidian No. 117 Pty Ltd(e)..................          Aust
Ranas Bruks AB................................         Sweden
Sanworth Pty Ltd(b)...........................          Aust
Sater Pty Ltd(b)..............................          Aust
Sharevest Pty Ltd(b)..........................          Aust
Shenreef Pty Ltd(b)...........................          Aust
Tennant Creek Pastoral Co Pty Ltd(b)..........          Aust
Utal Pty Ltd(b)...............................          Aust
Waihi Gold Mining Company Ltd.................           NZ
Welcome Gold Mines Ltd........................           NZ
Wirralie Gold Mines Pty Ltd...................          Aust
Yandal Gold Pty Ltd(e)........................          Aust
Yandal Gold Holdings Pty Ltd(e)...............          Aust

OTHER
Martha Holdings Limited.......................           NZ
Waihi Financing Limited.......................           NZ
Waihi Resources Limited.......................           NZ
Waihi Mines Limited...........................           NZ

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000



                                                                                 OWNERSHIP %
                                                               COUNTRY OF        -----------
PARTLY OWNED* ENTITY                                     INCORPORATION/FORMATION 2000  1999
--------------------                                     ----------------------- ----- -----
Banff Resources Ltd.....................................         Canada           85.6  85.6
Kasse Cobalt Company Limited............................         Uganda           63.0  63.0
Centenary Gold Mining Limited...........................          Ghana           92.0  54.0
Companie Mineral LJB Normandy Peru SA...................          Peru            49.0  49.0
Comstaff Proprietary Limited(b).........................          Aust            81.4  81.4
Golden Ridge Resources Ltd..............................          Ghana           80.0  40.0
GPS Finance (No2) Pty Ltd(b)............................          Aust            66.7  66.7
GPS Finance Pty Ltd(b)..................................          Aust            66.6  66.6
Hampton Australia Limited(a)(d).........................          Aust           100.0 100.0
Kentau Exploration and Mining Co........................        Kazakstan         61.0  61.0
LaSource Bolivia Ltd....................................         Bolivia          99.0  99.0
Martha Mining Limited...................................           NZ             33.5  33.5
Mayflower Gold Mines Pty Ltd............................          Aust            80.0  80.0
Minera LaSource Peru SA(a)(f)...........................          Peru           100.0 100.0
Minera LaSource Resources Ltd(e)........................           UK             99.9  99.9
Normandy Mt Leyshon Limited.............................          Aust            76.4  76.4
Baletto Pty Limited(b)..................................          Aust           100.0 100.0
Normandy NFM Limited....................................          Aust            84.9  81.9
NP Finance (No2) Pty Ltd(b).............................          Aust            66.7  66.7
NP Finance Pty Ltd(b)...................................          Aust            66.6  66.6
Sociedade de Exploracao de Recursos Minieros Limitada(a)        Portugal         100.0 100.0
Societe des Mines D'lty.................................       Ivory Coast        51.0  51.0
Thracean Gold Mining....................................         Greece           80.0  80.0

--------
* Ownership interest refers to the ownership interest held by the parent entity as listed immediately above the controlled entity.

   (a) Ownership percentage has been rounded up to 100 percent.

   (b) These companies are classified as 'small' proprietary companies under the Corporations Law and, accordingly, are relieved from the requirement to prepare audited financial reports under the Corporations Law.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   (c) Entities which underwent a change of name during the year:

    ACM Gold Limited                  to  ACM Gold Pty Ltd.
    Bounty Gold Mine Pty Ltd          to  Normandy Lore Pty Ltd
    GMK Finance Limited               to  GMK Finance Pty Ltd
    Great Central Mines Limited       to  Normandy Yandal Operations Limited
    Lachlan Zinc NL                   to  Lachlan Zinc Pty Ltd
    Normandy Capital Group Limited    to  Normandy Capital Group Pty Ltd
    Normandy Exploration Limited      to  Normandy Exploration Pty Ltd
    Normandy Metals Limited           to  Normandy Metals Pty Ltd
    Normandy Minerals Limited         to  Normandy Minerals Pty Ltd
    Normandy Mining Finance Limited   to  Normandy Mining Finance Pty Ltd
    Normandy Pacific Energy Limited   to  Normandy Pacific Energy Pty Ltd
    Normandy Pacific Limited          to  Normandy Pacific Pty Ltd
    Normandy Peru Holdings Limited    to  NGF Limited
    Normandy Treasury Limited         to  Normandy Treasury Pty Ltd
    Normandy Woodcutters Limited      to  Normandy Woodcutters Pty Ltd
    Pacific Minerals & Metals Limited to  Pacific Minerals & Metals Pty Ltd
    Petrocarb Exploration N.L.        to  Petrocarb Exploration Pty Ltd
    Wiluna Gold Pty Ltd               to  Normandy Wiluna Gold Pty Ltd
    Wiluna Metals Pty Ltd             to  Normandy Wiluna Metals Pty Ltd
    Wiluna Mines Pty Ltd              to  Normandy Wiluna Mines Pty Ltd

--------
(d) At the date of this report, the entity is in members' voluntary liquidation although the consolidated entity's interest in this entity as at 30 June 2000 is still 99.97 percent.

(e) During the year the economic entity acquired the following entities:

                                                               PROPORTION
                                                               OF SHARES
                                                DATE OF         ACQUIRED
ENTITY ACQUIRED:                              ACQUISITION A$M      %
----------------                              ----------- ---- ----------
Gatro Cl.....................................    1.7.99    2.2   100.0
Dafrico (Overseas) Ltd.......................   20.3.00    7.6   100.0
Great Central Mines Limited..................    5.4.00    (I)    72.2
   Australian Metals Corporation Pty Limited
   Clynton Court Pty Limited
   Eagle Mining Pty Limited
   Great Central Holdings Pty Limited
   Great Central Investments Pty Limited
   Hunter Resources Pty Limited
   Matlock Descanso Pty Limited
   Mattock Castellano Pty Limited
   Mattock Mining Pty Limited
   Quotidian No. 117 Pty Limited
   Wiluna Gold Pty Ltd
   Wiluna Metals Pty Ltd
   Wiluna Mines Pty Ltd
Normandy Americas Holdings Limited...........    1.7.99     --   100.0
Normandy Cayman Hold Co Inc..................    1.7.99     --   100.0
Normandy Holdings BV.........................    1.7.99     --   100.0
Normandy Investments BV......................    1.7.99     --   100.0
Normandy LaSource Resources Ltd..............    1.7.99     --    99.9
Normandy Spain Holdings SL...................    1.7.99     --   100.0
Yandal Gold Holdings Py Ltd..................    5.4.00   (II)    50.1
Yandal Gold Pty Ltd..........................
                                                =======   ====   =====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

--------
   Results are included from the date of acquisition.

   (i) The additional 72.2% interest in the Great Central Mines Limited group was acquired for consideration of A$414.0 million, comprising a A$271.2 million investment by a controlled entity of Yandal Gold Holdings Ply Ltd and the A$142.8 million consideration paid by the consolidated entity to gain control of Great Central Mines Limited and Yandal Gold Holdings Pty Ltd.

  (ii) These companies were acquired for a total cost of A$1.5 million.

(f) As at the date of this report, the entity is in members' voluntary liquidation.

(g) During the year the economic entity disposed of the following entities:

                                                 PROFIT
                                                   ON    REMAINING
                                       DATE OF  DISPOSAL INTEREST
ENTITY DISPOSED:                       DISPOSAL   A$M     HELD %
----------------                       -------- -------- ---------
Cheni Resources Inc................... 26.2.00    4.0       --
Commercial Minerals (Malaysia) Sdn Bnd 30.6.00     (i)      --
Commercial Minerals Asia Pte Ltd...... 30.6.00     (i)      --
Commercial Minerals Limited........... 30.6.00     (i)      --
Commercial Minerals Magnetite Ltd..... 30.6.00     (i)      --
Commercial Minerals Talc Pty Ltd...... 30.6.00     (i)      --
Normandy Industrial Minerals Limited.. 30.6.00     (i)      --
Norox Mining Company Limited.......... 8.10.99     --       --
Talas Gold Company....................
Perth Office Unit Trust............... 18.1.00    0.5       --
                                       =======    ===       ==

   -----
   (i) These companies were disposed of for a total profit on sale of A$10.1 million.

   (h) NIM Magmetal Pty Ltd was sold subsequent to year end (refer Note 26)

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


28 ASSOCIATED ENTITIES

   THE CONSOLIDATED ENTITY HAS A SIGNIFICANT NON-CONTROLLING INTEREST IN THE FOLLOWING ENTITIES:

                                                         BENEFICIAL  CARRYING
                                                          INTEREST   INTEREST
                                                         ---------- ----------
 NAME OF ASSOCIATED ENTITY ENTITY AND PRINCIPAL ACTIVITY 2000  1999 2000 1999
 ------------------------------------------------------- ----  ---- ---- -----
                                                          %     %   A$M  A$M
       Normandy Yandal Operations Limited (i) (ii)......
       --GoldMining and Exploration.....................   --  27.8   -- 128.2
       Australian Magnesium.............................
       Corporation Limited (iii)........................
       --Mining of Industrial Minerals.................. 36.9  36.9 76.4  71.9
                                                         ----  ---- ---- -----
                                                                    76.4 200.1
                                                         ====  ==== ==== =====

--------
(i) Formerly Great Central Mines Limited.
(ii) During the year, this entity was consolidated into the consolidated entity for the first time.
(iii) Formerly Queensland Metals Corporation Limited.

CONSOLIDATED ENTITY'S SHARE OF RESULTS ATTRIBUTABLE TO ASSOCIATES:

                                                                                      CONSOLIDATED
                                                                                     -------------
                                                                                      2000   1999
                                                                                     ------  -----
                                                                                      A$M    A$M
Operating profit before abnormal items and income tax...............................    5.5    8.2
Abnormal items......................................................................  (71.7)    --
                                                                                     ------  -----
Operating profit/(loss) before income tax...........................................  (66.2)   8.2
Income tax (expense)/benefit........................................................   18.6   (7.4)
                                                                                     ------  -----
Operating profit/(loss) after income tax............................................  (47.6)   0.8
                                                                                     ======  =====
Share of post-acquisition accumulated losses attributable to associates:
Accumulated losses attributable to associates at the beginning of the financial year  (63.5) (59.9)
Share of net profit/(loss) of associates............................................  (47.6)   0.8
Dividends from associates...........................................................     --   (4.4)
Share of retained earnings on consolidation.........................................   85.8
                                                                                     ------  -----
Losses attributable to associates at the end of the financial year..................  (25.3) (63.5)
                                                                                     ======  =====
Movements in carrying amounts of investments in associates:
Carrying amount at the beginning of the financial year..............................  200.1  249.5
Acquisitions at cost................................................................   71.8   14.1
Former associates now consolidated.................................................. (147.9)    --
Share of operating profits/(losses) after income tax................................  (47.6)   0.8
Dividend income.....................................................................     --   (4.4)
Adjustment on adoption of equity accounting as at 1 July 1998.......................     --  (59.9)
Carrying amount at the end of the financial year....................................   76.4  200.1
                                                                                     ======  =====
Share of associates' contingent liabilities:
Guarantees..........................................................................    0.8    3.9
                                                                                     ======  =====
Share of associates' expenditure commitments:
Capital expenditure.................................................................    0.2   15.0
Non-cancellable operating leases....................................................    0.1    0.5
Exploration and mineral leases......................................................    0.1  115.3
Other commitments...................................................................    5.1   13.7
                                                                                     ------  -----
                                                                                        5.5  144.5
                                                                                     ======  =====

   SUMMARIZED FINANCIAL POSITION OF ASSOCIATES:

                                                     CONSOLIDATED
              -                                     --------------
                                                    2000    1999
                                                     $M      $M
                                                    -----  -------
              Net profits/(losses) after income tax (17.8)    12.4
              Assets............................... 189.7  1,266.5
              Liabilities..........................  73.7    737.2
                                                    -----  -------

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


29 FINANCIAL INSTRUMENTS

  (A) OBJECTIVES OF DERIVATIVE FINANCIAL INSTRUMENTS

   The consolidated entity employs derivative financial instruments, including forward sales contracts, option contracts, swaps and forward rate agreements to manage risk emanating from actual exposures to commodity price risk, foreign exchange risk and interest rate risk. The consolidated entity does not trade derivative financial instruments.

  (B) GOLD HEDGING

   The consolidated entity maintains hedging positions to provide certainty over future cash flows and protect revenue against periods of falling prices.

   As at 30 June 2000, the consolidated entity had committed to the following types of hedging contracts:

FORWARD SALES CONTRACTS

   Gold forward sale contracts outstanding are of two types--outright forwards with a floating gold leasing rate and short term rolling contracts.

   Under an outright forward the forward price for the gold sale is fixed at the time of entering into the contract. Gold leasing fees are charged for the life of the contract and are set on a periodic basis at the discretion of the consolidated entity. The net price realised is the fixed contract price net of accrued gold leasing fees (paid at maturity of the contract).

   Under a short term rolling contract a spot transaction has been entered into and is being rolled periodically, with the new contract price being calculated on a net contango basis at each maturity date.

   The 90 day gold lease rate and the 12 month gold lease rate at 30 June 2000 were 0.88% and 1.51% respectively (1999: 1.47% and 1.90%). Over the 12 months to 30 June 2000 the 90 day lease rate had been in the range of 0.62% to 9.14% (1999: 0.71% to 1.85%) and averaged 1.87% (1999: 1.06%) and the 12 month lease rate has been in the range 1.30% to 6.56% (1999: 1.42% to 2.05%) and averaged 2.29% (1999: 1.66%).

   The consolidated entity normally settles gold forward sale contracts by delivery of the underlying commodity.

OPTIONS

   If exercised, gold put options are normally settled by delivery of gold.

FORWARD RATE AGREEMENTS

   Forward rate agreements are used to fix future gold leasing rate exposures resulting from the outright forward positions described above. The agreements swap floating gold leasing rates for fixed rates with the transaction net settled at maturity in gold ounces.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


  (C) BASE METALS HEDGING

   Outright forward contracts and participating forward contracts have been entered into by the consolidated entity. Participating forwards enable unlimited upside participation in prices above the contract price for 80 percent of the quantity of the forward.

FORWARD SALES CONTRACTS

   Base metals contracts are net settled against the average price of the pricing month of the physical shipment (in US dollars). A net amount is paid or received by the consolidated entity.

FOREIGN EXCHANGE CONTRACTS

   Both outright forward sales contracts and option contracts are entered into to hedge US dollar receipts associated with base metals activities.

OPTIONS

   If exercised, base metals put and call options are net settled against monthly market averages.

   The costs of entering into these contracts and any realised or unrealised gains or losses are deferred until the underlying shipment occurs. The gains and losses deferred as at balance date and the periods to which they relate are set out in the table.

  (D) HEDGING OF OTHER COMMITMENTS DENOMINATED IN FOREIGN CURRENCIES

   Contracts to purchase and sell foreign exchange are entered into to hedge certain commitments denominated in foreign currencies.

  (E) CREDIT RISK

   The consolidated entity is exposed to credit related losses in the event of non-performance by counterparties (banks) with respect to the financial instruments; however exposures to individual counterparties are limited in accordance with policy set by the Board.

   The maximum credit risk on financial assets which have been recognised on the balance sheet, other than investments in shares, is generally the carrying amount of the asset.

   For off balance sheet financial assets which are deliverable, including derivatives, credit risk also arises from the potential failure of counterparties to meet their obligations under the respective contracts at maturity. A material exposure arises from gold hedging and the consolidated entity is exposed to loss in the event that counterparties fail to settle on contracts which are favourable to the consolidated entity. Unrealised gains on these contracts, net of master netting agreements, at balance date are A$73.3 million (1999: A$559.1 million). In order to mitigate these risks, the Board has approved a list of banks as appropriate counterparties, all rated A- or better by Standard and Poors.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

                             2000-2001          2001-2002          2002-2003          2003-2010            TOTAL
                         ------------------ ------------------ ------------------ ------------------ ------------------
                            QTY      AVG       QTY      AVG       QTY      AVG       QTY      AVG       QTY      AVG
GOLD HEDGING              HEDGED    PRICE    HEDGED    PRICE    HEDGED    PRICE    HEDGED    PRICE    HEDGED    PRICE
------------             --------- -------- --------- -------- --------- -------- --------- -------- --------- --------
   AS AT 30 JUNE 2000    ('000 OZ) (PER OZ) ('000 OZ) (PER OZ) ('000 OZ) (PER OZ) ('000 OZ) (PER OZ) ('000 OZ) (PER OZ)
Forward sale contracts
Gold outright forwards..
  ($A sold).............   1,407      529     1,189      557       980      594     4,200      610     7,776      585
  ($NZ sold)............      14      634        --       --        --       --        --       --        14      634
  (EUR sold)............      13      301        --       --        --       --        --       --        13      301
  ($US sold)............      --       --        --       --        --       --       175      494       175      494
Silver outright forwards
  ($A sold).............      78     8.05        56     7.97        79     7.92        36     7.94       249     7.97
  ($NZ sold)............     585    10.03        --       --       297     9.42       232     9.53     1,114     9.76
OPTIONS
Gold option positions
  (bought $A put).......     612      499       303      537       164      557       607      599     1,686      547
  (bought EUR put)......      13      280        --       --        --       --        --       --        13      280
  (bought $US put)......     129      299       132      299       128      301       477      291       866      295
  (convertible $A put)..      62      569        74      575       200      576     2,050      630     2,386      622
  (bought $A call)(1)...     230      504        --       --        --       --        --       --       230      504
  (sold $A call) (1)....       4      640        45      545        46      550       525      547       620      548
  (sold EUR call)(2)....      13      335        --       --        --       --        --       --        13      335
AGGREGATE DEFERRED
 LOSSES (A$M)...........   (38.6)             (17.9)             (19.3)            (187.6)            (263.4)

--------
(1) Bought gold $A call options are matched against gold outright forwards ($A sold) to create synthetic put options.
(2) The majority of sold gold call options are matched against bought gold put options to create collar structures.

                           1999-2000          2000-2001          2001-2002          2002-2009            TOTAL
-                      ------------------ ------------------ ------------------ ------------------ ------------------
                          QTY      AVG       QTY      AVG       QTY      AVG       QTY      AVG       QTY      AVG
GOLD HEDGING            HEDGED    PRICE    HEDGED    PRICE    HEDGED    PRICE    HEDGED    PRICE    HEDGED    PRICE
------------           --------- -------- --------- -------- --------- -------- --------- -------- --------- --------
  AS AT 30 JUNE 1999   ('000 OZ) (PER OZ) ('000 OZ) (PER OZ) ('000 OZ) (PER OZ) ('000 OZ) (PER OZ) ('000 OZ) (PER OZ)
FORWARD SALE
 CONTRACTS
Gold outright forwards
  ($A sold)...........   1,717      516     1,244      524      953       560     2,237      636     6,151      568
  ($NZ sold)..........      62      586        18      644       --        --        --       --        80      599
Silver outright
 forwards
  ($A sold)...........     159     7.83        64     7.98       56      7.97       115     7.92       394     7.90
  ($NZ sold)..........     572     9.39       270    10.71       --        --       529     9.47     1,371     9.68
OPTIONS
Gold option positions.
  (bought $A put).....      43      478        63      510       --        --        --       --       106      497
  (bought $A call)....     701      483       230      504       --        --        --       --       931      488
AGGREGATE DEFERRED
 GAINS (A$M)..........   168.2              101.1              75.7               123.2              468.2

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

                                           2000-2001        2001-2002        2002-2003        2003-2010          TOTAL
                                        ---------------- ---------------- ---------------- ---------------- ----------------
                                          QTY      AVG     QTY      AVG     QTY      AVG     QTY      AVG     QTY      AVG
BASE METAL HEDGING                       HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE
------------------                      -------- ------- -------- ------- -------- ------- -------- ------- -------- -------
 AS AT 30 JUNE 2000                     (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T)
Forward sale contracts.................
Copper sale contracts
 outright forwards ($US sold)..........    425    2,092      --      --       --      --       --      --      425    2,092
Zinc sale contracts
 outright forwards ($US sold)..........  3,575    1,161      --      --       --      --       --      --    3,575    1,161

OPTIONS
Copper option positions................
  (bought $US put).....................    775    1,720      --      --       --      --       --      --      775    1,720
  (sold $US call)(1)...................    775    1,960      --      --       --      --       --      --      775    1,960

                                          A$M     RATE     A$M     RATE     A$M     RATE     A$M     RATE     A$M     RATE
FORWARD EXCHANGE CONTRACTS
Sell US dollars--buy Australian dollars  105.6     0.68   112.5    0.67    116.8    0.66     75.2    0.63    410.1     0.66
AGGREGATE DEFERRED LOSSES (A$M)........   (8.6)            (9.5)           (12.0)            (9.8)           (39.9)

--------

(1) Sold copper $US call options are matched against bought copper $US put options to create collar structures.

                                           1999-2000        2000-2001        2001-2002        2002-2009          TOTAL
                                        ---------------- ---------------- ---------------- ---------------- ----------------
                                          QTY      AVG     QTY      AVG     QTY      AVG     QTY      AVG     QTY      AVG
BASE METALS HEDGING                      HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE   HEDGED   PRICE
-------------------                     -------- ------- -------- ------- -------- ------- -------- ------- -------- -------
  AS AT 30 JUNE 1999                    (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T) (TONNES) (US$/T)
FORWARD SALE CONTRACTS
Copper sale contracts
 outright forwards ($US sold)..........  5,375    1,824      --      --       --      --       --      --    5,375    1,824
  participating forward ($US sold).....    350    1,815      --      --       --      --       --      --      350    1,815
Zinc sale contracts
 outright forwards ($US sold)..........  4,975    1,040      --      --       --      --       --      --    4,975    1,040

OPTIONS
Copper option positions
  ($US call)...........................    280    1,815      --      --       --      --       --      --      280    1,815
Zinc option positions
  ($US put)............................  3,100    1,000      --      --       --      --       --      --    3,100    1,000
  ($US call)...........................  3,100    1,095      --      --       --      --       --      --    3,100    1,095

                                          A$M     RATE     A$M     RATE     A$M     RATE     A$M     RATE     A$M     RATE
FORWARD EXCHANGE CONTRACTS
Sell US dollars--buy Australian dollars   84.3     0.66    67.1    0.68     88.1    0.67    161.7    0.65    401.2     0.66
FORWARD EXCHANGE OPTIONS
  ($A call)............................   17.5     0.80      --      --       --      --       --      --     17.5     0.80
  ($A put).............................   18.8     0.75      --      --       --      --       --      --     18.8     0.75
AGGREGATE DEFERRED LOSSES (A$M)........  (16.7)            (0.7)            (0.4)            (5.0)           (22.8)

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


  (F) INTEREST RATE RISK

   The consolidated entity's exposure to interest rate risk at to June 2000 is set out below:

                                                                    FIXED
                                              FLOATING            INTEREST   GREATER   NON
                                              INTEREST LESS THAN MATURING IN  THAN   INTEREST
                                       NOTES    RATE    1 YEAR    1-5 YEARS  5 YEARS BEARING   TOTAL
                                       -----  -------- --------- ----------- ------- -------- -------
FINANCIAL ASSETS
Cash..................................   (7)   101.5      34.8                          16.4    152.7
Bank bills............................   (7)              69.4                                   69.4
Gold bullion..........................   (7)                                            23.3     23.3
Receivables...........................   (8)    15.9      76.1       22.7     103.6    183.0    401.3
Investments...........................  (10)                                           585.6    585.6
                                               -----     -----      -----     -----  -------  -------
                                               117.4     180.3       22.7     103.6    808.3  1,232.3
Weighted average interest rate........    (%)   5.45      6.30       9.25      3.00

FINANCIAL LIABILITIES
Accounts payable......................  (16)                                           159.9    159.9
Bank overdrafts and bank loans........  (17)             636.0                           5.4    641.4
Gold denominated debt.................  (17)                                             5.0      5.0
US dollar guaranteed notes............  (17)   141.8     303.2      100.0     330.9             875.9
Other borrowings......................  (17)     3.8                                    26.1     29.9
Other liabilities.....................  (19)                                            87.3     87.3
                                               -----     -----      -----     -----  -------  -------
                                               145.6     939.2      100.0     330.9    283.7  1,799.4
Weighted average interest rate........    (%)   2.70      7.31       7.45      6.73       --
                                               =====     =====      =====     =====  =======  =======

   The consolidated entity's exposure to interest rate risk at 30 June 1999 is set out below:

FINANCIAL ASSETS
Cash..................................   (7)   189.2     193.3                                  382.5
Bank bills............................   (7)              49.6                                   49.6
Gold bullion..........................   (7)                                            16.6     16.6
Receivables...........................   (8)    20.9      17.0      103.0       8.9    276.4    426.2
Investments...........................  (10)                                           762.4    762.4
                                               -----     -----      -----     -----  -------  -------
                                               210.1     259.9      103.0       8.9  1,055.4  1,637.3
Weighted average interest rate........    (%)   3.80      4.90       3.00      5.00       --

FINANCIAL LIABILITIES
Accounts payable......................  (16)                                           154.4    154.4
Bank overdrafts and bank loans........  (17)   141.8      60.2                                  202.0
Gold denominated debt.................  (17)             247.7                           7.6    255.3
US dollar convertible bonds...........  (17)              96.5                                   96.5
US dollar guaranteed notes............  (17)             303.2      100.0                       403.2
Other borrowings......................  (17)                                            37.0     37.0
Other liabilities.....................  (19)                                             5.8      5.8
                                               -----     -----      -----     -----  -------  -------
                                               141.8     707.6      100.0              204.8  1,154.2
Weighted average interest rate........    (%)   6.96      5.24       7.46        --       --
                                               =====     =====      =====     =====  =======  =======

  (G) NET FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

   (I) ON BALANCE SHEET

   The net fair value of cash and cash equivalents and non-interest bearing monetary financial assets and financial liabilities of the consolidated entity approximates their carrying value.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   The net fair value of other monetary financial assets and financial liabilities is based upon market prices where a market exists or by discounting the expected future cash flows by the current interest rates for assets and liabilities with similar risk profiles.

   Listed equity investments have been valued by reference to market prices prevailing at balance date.

   The carrying amounts of all financial assets and financial liabilities approximate net fair value, with the following exceptions:

   The market value of listed investments as at 30 June 2000 is A$86.8 million (1999: A$217.3 million). The carrying amount has not been reduced as it does not exceed recoverable amount.

   (II) OFF BALANCE SHEET

   Commodity forward sale contracts, foreign exchange contracts, options and swaps have been valued at the mark-to-market gain or loss which would arise if the contract were terminated at balance date. These values are disclosed under "Gold hedging", "Base metals hedging" and "Other commitments denominated in foreign currencies" above.

30 CONTINGENT LIABILITIES

  (A) GUARANTEES AND INDEMNITIES

   The consolidated entity has give bank guarantees totalling A$48.8 million (1999: A$34.4 million) to banks, mining departments and other public utilities.

   Normandy Mining Limited and several of its wholly owned entities have guaranteed a A$650 million multi-option, revolving facility provided by a syndicate of banks to Normandy Group Finance Limited, a wholly owned entity of Normandy Mining Limited. At 30 June 2000, the facility was drawn down by A$170 million (1999: Nil).

   Normandy Mining Limited and several of its wholly owned entities have guaranteed the obligations of Normandy Mining Finance Limited and Normandy Consolidated Gold Holdings Pty Limited, both wholly owned entities, in respect of those entities' obligations under a Sponsor Support Deed relating to a A$285 million (1999: A$285 million) secured debt facility undertaken by Yandal Gold Holdings Pty Ltd.

   Normandy Mining Limited and a number of wholly owned entities have guaranteed the obligations of Normandy Finance Limited pursuant to the issue of US$250 million guaranteed unsecured notes.

   Normandy Mining Limited and several of its wholly owned entities have provided guarantees over a fully drawn financing facility totalling A$44.1 million (1999: A$46.1 million) and foreign currency hedging facilities that a syndicate of banks has provided on behalf of Australian Magnesium Corporation Limited ("AMC"), formerly Queensland Metals Corporation Limited. Of the foreign currency hedging facilities totalling a face value of US$155 million (1999:
US$155 million) US$149 million (1999: US$155 million) is utilised and has a marked to market deficiency of A$37.4 million as at 30 June 2000 (1999: A$16.9 million).

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   Of this marked to market deficiency, A$14.8 million has been recorded as an abnormal loss by AMC, and the consolidated entity's A$5.5 million equity accounted share of this abnormal item is included in abnormal items in the consolidated profit and loss statement.

   Under the terms of an agreement relating to the Magmetal project, Normandy Mining Limited has guaranteed to AMC the commitments of a wholly owned entity to contribute to the project. As a result of transactions subsequent to 30 June 2000, those commitments and the guarantee have terminated.

   Normandy Mining Limited and AMC have jointly and severally agreed to indemnify Magmetal project partner The Ford Motor Company ("Ford") in respect of an obligation of the jointly owned project company to reimburse, in certain circumstances, part or all of the US$30 million investment provided by Ford. As a result of the transactions completed subsequent to 30 June 2000, AMC has indemnified Normandy Mining Limited in respect of liability under this arrangement in two of the four circumstances in which Normandy Mining Limited may be liable to Ford.

   Kasese Cobalt Company Limited, a controlled entity, has arranged loan finance agreements for US$58.2 million with a syndicate of banks. Normandy Mining Limited has provided a guarantee over the facility to the syndicate of banks.

   Normandy Mining Limited has guaranteed the obligations of Kasese Cobalt Company Limited in relation to a Cobalt Floor Price Support Agreement with Royal Bank of Scotland.

   Controlled entities have provided an indemnity to a third party relating to the sale of wholly owned entities of Normandy Mining Limited. Normandy Mining Limited also provided a guarantee to the Commonwealth Bank of Australia relating to the sale. The guarantee provided to the bank is for an amount of A$5 million, amortising to nil over a period of 10 years.

   Normandy Mining Limited and several of its wholly owned entities have guaranteed the obligations of a wholly owned entity both to Esso Australia Resources Limited and SG Australia Limited. The guarantee is in relation to the deferred purchase consideration obligations of the wholly owned entity for the purchase of an additional 35 percent interest in the Golden Grove Joint Venture from Esso Australia Resources Limited. The discounted liability of A$12.2 million is included in unsecured borrowings in the consolidated balance sheet.

   Wholly owned entities have provided guarantees over the treasury obligations of other wholly owned entities. As at 30 June 2000, the aggregate marked to market deferred loss in respect of these obligations is A$303.3 million. Normandy Mining Limited has provided guarantees over the foreign exchange and base metal hedging obligations of various wholly owned entities.

   Normandy Mining Limited is a party to an indemnity provided to Citibank Limited in relation to bank overdrafts held by various wholly owned entities.

   Normandy Mining Limited has given written confirmation of its present intention to support the operation of certain wholly owned entities which have a net asset deficiency.

   Normandy Mining Limited has provided a shortfall guarantee in respect of loans of A$0.1 million (1999: A$0.1 million) made by a Bank to an employee of the consolidated entity (who is a Director of controlled entities as part of their duties as an executive of the parent entity). The executive is not a Director of the parent entity.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


  (B) DISPUTES

   A dispute exists between Thiess Contractors Pty Ltd ("Thiess") and Normandy Golden Grove Operations Pty Ltd ("NGGO"), a wholly owned entity, in respect of a claim for additional and unexpected costs arising from the development of the Gossan Hill Project decline. Conciliation procedures have failed to resolve the dispute. Thiess claimed approximately A$11 million in damages. NGGO have made a counterclaim of A$0.9 million and made an offer of A$2.1 million. These are still to fully comply with an order by the court to reissue an amended statement of claim. Litigation in the Supreme Court of Western Australia is proceeding.

   In a Federal Court action brought by ASIC against Yandal Gold Pty Ltd. the judge found the defendants to have committed various breaches of the Corporations Law and ordered payment by Edensor Nominees Pty Ltd ("Edensor") to ASIC of A$28.5 million for distribution to former Normandy Yandal Operations Limited shareholders. An appeal by Edensor to the Full Court of the Federal Court, to which Normandy became a party on the application of ASIC, was allowed on the basis that the Federal Court lacked jurisdiction to make the order. This decision was appealed to the High Court, which decided that the Full Federal Court was wrong. The High Court held that the Federal Court did have jurisdiction to hear and determine the matter and make orders under the Corporations law. The High Court has sent the matter back to the Full Federal Court to determine Edensor's appeal on the merits. If that appeal is unsuccessful then Edensor will be obligated to pay the A$28.5 million. The consolidated entity has agreed to pay half of this amount.

   Disputes exist between a controlled entity, Banff Resources Ltd. and a third party in respect of a claim for part-ownership in the Kilembe mine. The third party has lodged a claim for specific performance and damages with courts in Uganda and Canada. The disputes are currently awaiting hearing and the controlled entity intends to defend the action.

   Orica Australia Limited has commended proceedings against a former controlled entity Normandy Industrial Minerals Limited ("NIML"), in respect of the supply of sand used in the manufacture of paints. A controlled entity has indemnified the purchaser of NIML in respect of this claim.

   Disputes exist between a controlled entity and contractors in respect of the Kasese Cobalt project. Claims have been lodged by contractors for additional payment in respect of extensions of time and additional costs. The claims are in the process of being evaluated.

  (C) OTHER

   Normandy Mining Limited has agreed to make additional payment of US$8 million to Inmet Mining Corporation, in relation to the purchase of its interest in Autin Investments B.V., contingent upon certain conditions relating to construction of mine facilities at Perama Hill being met.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


31 COMMITMENTS

                                                                                                    CONSOLIDATED
                                                                                                    ------------
                                                                                                     2000  1999
                                                                                                    -----  -----
                                                                                                     A$M   A$M
COMMITMENTS NOT OTHERWISE PROVIDED FOR IN THE FINANCIAL STATEMENTS AT
  BALANCE DATE:

CAPITAL EXPENDITURE
Payable not later than 1 year......................................................................  26.5   97.6
Later than 1 year and not later than 2 years.......................................................   0.2     --
                                                                                                    -----  -----
                                                                                                     26.7   97.6

NON CANCELLABLE OPERATING LEASES
Payable not later than 1 year......................................................................   9.8    2.7
Later than 1 year and not later than 2 years.......................................................   9.1    2.0
Later than 2 years and not later than 5 years......................................................  25.3    3.5
Later than 5 years.................................................................................  13.5    0.8
                                                                                                    -----  -----
                                                                                                     57.7    9.0
                                                                                                    -----  -----
   The operating lease commitments include a 7 year lease of various open pit mining and auxiliary equipment at the Kalgoorlie operations. The lease commitments are subject to change if interest rates are different to that assumed in the lease model.

EXPLORATION AND MINERAL LEASES (I)
Payable not later than 1 year......................................................................  45.4   16.7
Later than 1 year and not later than 2 years.......................................................  33.3    9.3
Later than 2 years and not later than 5 years......................................................  65.5   16.7
Later than 5 years.................................................................................  12.0    2.9
                                                                                                    -----  -----
                                                                                                    156.2   45.6
                                                                                                    -----  -----

OTHER COMMITMENTS (II)
Payable not later than 1 year......................................................................  28.1   27.0
Later than 1 year and not later than 2 years.......................................................  23.0   25.8
Later than 2 years and not later than 5 years......................................................  65.4   77.0
Later than 5 years.................................................................................  44.3   80.8
                                                                                                    -----  -----
                                                                                                    160.8  210.6
                                                                                                    =====  =====

--------
(i) The consolidated entity has certain obligations to perform minimum exploration work and expend minimum amounts of money in order to maintain rights of tenure over mining and exploration tenements. The annual minimum expenditure will vary from time to time due to the acquisition or relinquishment of licences or mining department variations of the commitment levels by the various mining departments.

(ii) The consolidated entity has entered into agreements with public utilities to supply electricity in several states. Pursuant to those agreements, the entities concerned are liable, or severally liable in the case where a joint venture exists, to pay the respective public utility a line charge for the service. The consolidated entity has also entered into an agreement for minimum use of Goldfields Gas Transmission capacity, equivalent to a total of A$102.3 million to 2008.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   During the prior year, a controlled entity provided a US$150 million committed facility to TVX Cayman Inc. ("TVX"), a controlled entity of TVX Gold Inc. Drawdowns under the facility are subject to normal commercial lending covenants. A deemed drawdown of US$16.9 million (1999: Nil) has been made in respect of some hedging facilities provided to TVX in relation to the facility. The facility reduces to US$75 million five years from its commencement and to nil the following year.

   The consolidated entity has commitments for the payment to Mr R J Champion de Crespigny of salaries and other remuneration under a ten-year employment contract commencing from 1 July 1999. Obligations arising under this contract are recognised as an expense, and included in Directors' and Executives' remuneration, as services are provided to the consolidated entity under the contract.

   The contract provides for future payments recognising performance, plus an incentive arrangement based on growth in value of the consolidated entity's investments in the Americas above an agreed benchmark. Total annual payments under the contract are capped at A$3.5 million. During the year, no performance or incentive payments were made but, at 30 June 2000, the economic entity recognised A$1.5 million (1999: nil) as an expense by providing pro-rata for the minimum amount due under the ten-year term.

   These commitments will be met out of the surplus cash generated by existing operations.

32 RECEIVABLES AND PAYABLES DENOMINATED IN FOREIGN CURRENCIES

   The Australian dollar equivalents of foreign currency receivables and payables included in the financial statements, which are not effectively hedged, are as follows:

                  CONSOLIDATED
                  ------------
                   2000  1999
-                 -----  -----
BORROWING          A$M   A$M
CURRENT
--US Dollars (i).  33.4  121.7
NON-CURRENT
--US Dollars (ii) 193.5     --

--------
(i) Represents the unhedged portion of the US$40.0 million loan facility in respect of the Ovacik mine, net of the US$20.0 million cash deposit being held as security for the loan (1999: A$25.2 million). Comparative figures include the US Dollar convertible bonds which matured in February 2000 (see
    Note 17).
(ii) Represents the unhedged potion of the US$300.0 million senior unsecured notes (see Note 17).

33 EMPLOYEE ENTITLEMENTS

                                     CONSOLIDATED
                                     ------------
                                      2000  1999
                                     ----   ----
                                      A$M   A$M
Accrued wages and salaries (Note 16)  2.3    0.8
PROVISION FOR EMPLOYEE ENTITLEMENTS
--Current (Note 18)................. 18.3   20.8
Non-current (Note 18)...............  9.7    8.9
                                      ----  ----
                                     30.3   30.5
                                      ====  ====

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


THE EMPLOYEE SHARE INVESTMENT PLAN

   The Company's Employee Share Investment Plan was approved by special resolution at the annual general meeting of the Company held on 26 November 1991.

   Under this plan employees of the consolidated entity are eligible to acquire an annual allocation of 2,000 fully paid ordinary shares after one year of service which rises to 5,000 shares after three years service. The shares are offered at a price determined by the Board (at a discount of up to 5 percent of the prevailing market price) and employees may elect to pay cash for the shares or apply for a loan from the parent entity. Such loans are repayable over a maximum period of 10 years at a concessional rate of interest which is currently 4 percent. Shares issued under the scheme are non-transferable for a period of one year from the date of issue after which time an application is made for official quotation of the shares.

DETAILS OF SHARES OFFERED AND ISSUED TO EMPLOYEES UNDER THE PLAN ARE AS FOLLOWS:

                                                  2000        1999     PLAN TO DATE
                                               ----------- ----------- ------------
Offer date....................................  9 Nov 1999  1 Dec 1998
Total shares offered..........................   7,718,000   9,540,000  26,716,000
Number of eligible employees..................       1,864       2,361
Offer price...................................      A$1.11      A$1.37
Acceptance required by........................ 14 Jan 2000 12 Jan 1999
Shares issued.................................     484,300   1,796,100   3,804,264
Number of employees to whom shares were issued         138         501
Issue date.................................... 31 Jan 2000 31 Jan 1999
Consideration received........................   A$537,573 A$2,460,657 A$5,292,854
Market value of the shares on date of issue...   A$503,672 A$2,478,618 A$5,757,307

   The market price of a Normandy Mining Limited ordinary share at 30 June 2000 was A$0.90 (1999: A$1.01).

   The issue price of shares issued under the plan is recognised as issued capital at the date of issue. Amounts recognised in relation to the year ended 30 June were as follows:

                2000   1999
               ------ ------
               A$'000 A$'000
Issued capital  538   2,461

   At 30 June 2000 loans arising from the Employee Share Investment Plan to employees who are also Directors of controlled entities totalled A$39,613 (1999: A$57,888). Loans totalling A$5,550 were made during the year to M Nossal (1999: A$32,880--S Carty, D Constable, T Cutbush, J Fehon, I Hershman, D Hillier, M Nossal, S Sherwood and D Smith). Installments and repayments totalling A$23,825 were made during the year by R Auld, S T Carty, T Cutbush, A de Vere, J Fehon, R Greenslade, P Hastie, I Hershman, D Hillier, M Nossal, S Sherwood, D Smith and C Swensson (1999: A$23,079--D Bevan, S Carty, D Constable, T Cutbush, P Dennis, A de Vere, J Fehon, J Gooding, R Greenslade, P Hastie, I Hershman, D Hillier, M Nossal, S Sherwood, D Smith, and C Swensson).

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


EXECUTIVE SHARE INCENTIVE PLAN

   The Company's Executive Share Incentive Plan was approved by special resolution at the annual general meeting of the Company held on 26 October 1998.

   Under this plan Executive Directors, Executives and Employees of the Company and associated entities may be eligible, at the discretion of the Board, to an allocation of rights to unlisted options. These rights vest once certain performance hurdles are met.

   Options are granted for nil consideration. Each option carries a right to subscribe for one ordinary share in the Company in certain periods. The exercise price of the option is the weighted average market price per share during the 60 trading days prior to the date of acceptance of the rights to options, less the total amount of dividend per share. The dividend per share is calculated as the higher of the actual dividend per share for the period from the date of acceptance of the rights to options and the exercise date, and the average dividend per share paid by the Company for the 3 years preceding. The minimum exercise price is A$1.00. An application is made for official quotation of the shares at the time of issue.

   At 30 June 2000 no options had been granted under this plan.

THE EMPLOYEE SHARE BONUS PLAN

   The Company's Employee Share Bonus Plan was established on 26 November 1991. Each year the Board determines whether eligible persons will receive a bonus. The bonus is calculated as a percentage of salary package and is apportioned into two tranches; 50 percent as an allocation of rights to options and 50 percent as cash or as additional allocation of rights to options. Rights to options allocated in lieu of cash vest upon the eligible person's acceptance of the Company's offer. Rights to the balance of the options allocated each year vest over the following three years.

   Options are granted for nil consideration. Each option carries a right to subscribe for fully paid ordinary shares on any business day up until its expiry date, being five years from the date of issue. For all options which were vested before 1 May 1996, the employee is entitled to receive 1.101 Normandy shares for each option exercised. For all options which were vested after 1 May 1996, the employee is entitled to receive one Normandy share for each option exercised. The exercise price of the option is at 5 percent discount to the market price ruling when the allocations are made.

   It is management's intention that no further allocation of rights to options will be made under the plan.

DETAILS OF OPTIONS VESTED AND OUTSTANDING UNDER THE PLAN ARE AS FOLLOWS:

                                        2000              1999
                                  ----------------- -----------------
                                   NUMBER   AVERAGE  NUMBER   AVERAGE
                                   ISSUED    PRICE   ISSUED    PRICE
                                  --------- ------- --------- -------
Opening balance.................. 7,042,765  1.69   6,177,066  1.68
Options issued during the period. 1,572,291  1.67   2,005,613  1.64
Options exercised during the year        --    --     233,805  1.08
Options cancelled during the year   485,141  1.61     906,109  1.64
                                  ---------  ----   ---------  ----
Closing balance(i)............... 8,129,915  1.69   7,042,765  1.69
                                  =========  ====   =========  ====

--------
(i) 1,954,478 (1999: 2,206,324) of these options are convertible to 1.101 shares per option held.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   The issue price of shares issued under the plan is recognised as issued capital at the date of issue. Amounts recognised in relation to the year ended 30 June were as follows:

                2000   1999
               ------ ------
               A$'000 A$'000
Issued capital   --    252

34 REMUNERATION OF DIRECTORS AND EXECUTIVES

                                                                                       CONSOLIDATED
                                                                                       -------------
                                                                                        2000   1999
                                                                                       ------ ------
                                                                                       A$'000 A$'000
(A) NON-EXECUTIVE DIRECTORS

Amounts paid or payable, or otherwise made available to Directors of entities in the
  Normandy Mining Limited consolidated entity from entities in the consolidated entity  789    869

   The following income bands apply in respect of non-executive Directors of Normandy Mining Limited:

                         NUMBER
                        ---------
                        2000 1999
                        ---- ----
A$10,000 -- A$19,999...  --    1
A$40,000 -- A$49,999...  --    1
A$70,000 -- A$79,999...  --    1
A$80,000 -- A$89,999...   1   --
A$90,000 -- A$99,999...   1   --
A$100,000 -- A$109,999.  --    1
A$110,000 -- A$119,999.   1    1
A$130,000 -- A$139,999.   1    1
A$210,000 -- A$219,999*   1   --
A$230,000 -- A$239,999.  --    1

--------
* A$180,000 (1999: A$282,500) was paid on retirement of non-executive Directors during the year.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   These bands include the remuneration received by non-executive Directors of Normandy Mining Limited from other companies in the Normandy Mining Limited consolidated entity as a result of their directorships and/or membership of communities of Directors.

                                                                                            CONSOLIDATED
                                                                                            -------------
                                                                                             2000   1999
                                                                                            ------ ------
                                                                                            A$'000 A$'000
(B) EXECUTIVE DIRECTORS

Amounts paid or payable, or otherwise made available to executive officers who are or were
  Directors of entities in the Normandy Mining Limited consolidated entity from entities in the consolidated entity.................................................................. 6,504  4,003

   The following income bands apply in respect of Executive Directors of Normandy Mining Limited:

                            NUMBER
                           ---------
                           2000 1999
                           ---- ----
A$800,000--A$809,999......  --    1
A$1,060,000--A$1,069,999..  --    1
A$2,290,000--A$2,299,999*.   1   --
A$2,660,000--A$2,669,999**   1   --

--------
* A$1,664,000 (1999: Nil) was paid to executive Directors on resignation during the year.
** Includes A$1,500,000 accrued but not yet paid.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


                                                                                              CONSOLIDATED
                                                                                              -------------
                                                                                               2000   1999
                                                                                              ------ ------
                                                                                              A$'000 A$'000
(C) EXECUTIVE OFFICERS
Amounts received or due and receivable by executive officers who are not Directors of
  Normandy Mining Limited. Executive Officers are those persons within the consolidated entity who have responsibility for the management of affairs of the consolidated entity and the Company and its strategic direction.................................................... 4,337  3,327

   The following income bands apply in respect of executive officers:

                                                                                                  NUMBER
                                                                                                 ---------
                                                                                                 2000 1999
                                                                                                 ---- ----
A$240,000--A$249,999*...........................................................................   1   --
A$250,000--A$259,999............................................................................   1    1
A$260,000--A$269,999............................................................................  --    1
A$280,000--A$289,999............................................................................   2   --
A$290,000--A$299,999............................................................................  --    1
A$310,000--A$319,999*...........................................................................   1   --
A$340,000--A$349,999............................................................................   1   --
A$350,000--A$359,999............................................................................  --    2
A$360,000--A$369,999............................................................................   2   --
A$380,000--A$389.999............................................................................  --    1
A$390,000--A$399,999............................................................................  --    1
A$400,000--A$409,999............................................................................  --    1
A$450,000--A$459,999............................................................................   1   --
A$620,000--A$629,999............................................................................  --    1
A$660,000--A$669,999............................................................................   1   --
A$760,000--A$769,999*...........................................................................   1   --

--------
* A$726,000 (1999: Nil) was paid to executive officers on resignation during the year.

35 OTHER RELATED PARTY INFORMATION

   Information in respect of related entities of the consolidated entity not disclosed elsewhere in this financial report is as follows:

DIRECTORS

   The directors of Normandy Mining Limited during the year were:

      Mr R J Champion de Crespigny
      Rt Hon J D Anthony (retired 31 December 1999)
      Dr I G Gould (resigned 14 April 2000)
      Mr M S Hamson
      Mr B G McKay
      Mr J B Prescott
      Mr B Wheelahan

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   Remuneration paid or payable or otherwise made available to the Directors of Normandy Mining Limited and its controlled entities is disclosed in Note 34.

TRANSACTIONS WITH RELATED ENTITIES

   All transactions with related entities are made on normal commercial terms and conditions.

TRANSACTIONS WITH DIRECTOR-RELATED ENTITIES

   (a) Transactions have been made by the consolidated entity with related entities of Mr J Gutnick, a former director of an associated entity, as follows:

  .  Interest accrued on a loan of A$106,090,000 (1999: A$103,000,000) at the rate of 3% per annum capitalised annually for the period of 5 April 2000, when Mr Gutnick ceased to be a related party.

  . Interest accrued on a loan of A$60,000,000 (1999: A$60,000,000) at a rate equivalent to the dividend rate received on Great Central Mines Limited ("GCM") shares. The loan was repaid in April 2000 by the issue of GCM shares to the value of A$40,920,000.

  . During the year ended 30 June 2000, loans of A$6,650,000 were made by the consolidated entity. Interest accrued on the loans at a rate of 7.5% per annum payable on maturity. The loans were repaid in March 2000.

  . During the year ended 30 June 2000, the consolidated entity paid a total of A$28,775,000 to a related entity of Mr J Gutnick in respect of the acquisition of GCM and Yandal Gold Holdings Pty Ltd, formerly associated entities. In the year ended 30 June 1999 the consolidated entity purchased 7,014,596 shares in GCM from a related entity of Mr J Gutnick. The sale was made under normal commercial terms and conditions.

  . During the year ended 30 June 1999, a loan of A$20,000,000 was made by the consolidated entity of Johnson's Well Mining NL ("JWM"), a director-related entity, in connection with an agreement whereby the consolidated entity may earn an interest in exploration tenements owned by JWM. The loan was made under normal commercial terms and conditions and is secured over the exploration tenements. Interest is capitalised quarterly at a commercial rate. Repayment with interest is due on 14 December 2001.

  . During the year ended 30 June 1999 the assets of Normandy Bow River Diamond Mine Limited were sold to a related entity. The sale was on normal commercial terms and conditions. Proceeds were received in the form of a deferred cash settlement to be fully paid by October 2001 and convertible notes issued by the related entity.

   (b) During the year ended 30 June 1999 a loan of A$12,932,000 was made to a related entity of the following Directors of Normandy Mining Limited: Mr R J Champion de Crespigny, Rt Hon J D Anthony, Dr I G Gould, Mr M S Hamson, Mr B G McKay, Mr B Wheelahan, and the following Directors of controlled entities: L Baertl, M Cutifani, D Hillier, B D Kay, J Reynolds, J Richards, R Robinson and D J Smith. In the year ended 30 June 2000, repayments of A$3,037,000 were received and advances of A$4,583,000 were made. Rt Hon J D Anthony, Dr I G Gould, Mr L Baertl, M Cutifani, Dr D Smith and Mr J Richards are no longer Directors of entities in the consolidated entity. In the current year the entity became a related entity of Mr P Dowd. Interest accrues on the loan at 5% per annum and is payable monthly. The principal amount is repayable on 8 December 2008. The loan is secured over the assets of the related entity.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   Amounts recorded in the profit and loss statement and balance sheet in respect of the above transactions are set out below.

                                           2000    1999
                                          ------  -------
                                          A$'000  A$'000
Current loans receivable.................     --   30,000
Provision for doubtful debts.............     --   (8,500)
                                          ------  -------
                                              --   21,500
Non-current loans receivable............. 14,477  171,527
Provision for doubtful debts............. (5,000) (12,500)
                                          ------  -------
                                           9,477  159,027
Convertible notes receivable.............  2,457    2,457
Accrued interest.........................    686    2,773
Interest revenue.........................  6,878    5,654
Additions to provision for doubtful debts  1,000   21,000
Repayments made.......................... 51,157    5,000

Sales proceeds...........................     --    9,258
Less: net book value.....................     --   (3,282)
                                          ------  -------
Profit on sales of assets................     --    5,976

Investments in associates................     --   10,522
                                          ======  =======

   (c) The consolidated entity sold an equity interest in AMX Acqua Management Corp, a related entity of a Director of an associated entity, to a related entity of the Director, for a profit on sale of A$158,000.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000


   Transactions with other related parties

                                                                                                    2000   1999
                                                                                                   ------ ------
                                                                                                   A$'000 A$'000
(a) During the year loans of A$33.5 million were made to Yandal Gold Holdings Pty Ltd
    ("YGH"), a former associated entity. YGH subsequently became a controlled entity.
    Interest recorded in respect of the period for which YGH was an associated entity is set out below.
   Interest revenue............................................................................... 1,997     --

(b) During the year a loan of A$12 million was made to Australian Magnesium Investments
    Pty Ltd. a former associated entity. Interest accrued on the loan at the 3 month bank bill swap rate plus a margin of 3%. The loan was repaid in May 2000. Interest revenue.
   Interest revenue...............................................................................   420     --

(c) During the year guarantee fees were received by Normandy Mining Limited from
    Queensland Metals Corporation, an associated entity.
   Interest revenue...............................................................................   865    825

(d) During the year loans were made to Normandy Anglo Asian group companies for mineral exploration.
   Loans receivable - associates.................................................................. 2,196  1,985
   Additions to provision for doubtful debts......................................................   699  2,663

(e) During the year interest was charged to BRGM Perou, an associated entity, in respect of loans made.
   Interest revenue............................................................................... 1,035  1,018

(f) During the year fees were paid for a range of legal services to a firm of which Mr R A
    Fisher (a Director of controlled entities) is one of a number of partners.
   Fees paid......................................................................................   175    399
   Trade creditors................................................................................    19     23

OWNERSHIP INTEREST IN RELATED ENTITIES

   Interests held in joint venture operations, joint venture entities, controlled entities and associated entities are set out in Notes 25, 26, 27 and 28 to the financial statements.

AMOUNTS RECEIVABLE FROM RELATED ENTITIES

   Details of amounts receivable from related entities are set out in Note 8 to the financial statements.

INTEREST REVENUE AND EXPENSE AND DIVIDEND REVENUE

   Interest revenue, interest expense and dividend revenue are set out in Notes 2 and 3 to the financial statements.

                            NORMANDY MINING LIMITED

                        FOR THE YEAR ENDED 30 JUNE 2000

SHARE AND SHARE OPTIONS

   Details of all share and share option transactions between Directors of Normandy Mining Limited and any entity in the consolidated entity are as follows:

                                                NUMBER
                                         ---------------------
                                            2000       1999
                                         ---------- ----------
AGGREGATE NUMBER ISSUED DURING THE YEAR:
Ordinary shares
--Normandy Mining Limited(i)............  2,795,142  2,487,613
AGGREGATE NUMBER HELD AT 30 JUNE:
Ordinary shares
--Normandy Mining Limited............... 69,429,743 68,239,712
--Normandy Mt Leyshon Limited...........         --     10,121
Ordinary share options
--Normandy Mining Limited............... 28,858,264 29,565,600

--------
(i) Includes Share Investment Plan issues and Dividend Reinvestment Plan issues.

   Other movements in aggregate balances arise through normal on market transactions.

   There were no buy-backs of shares or share options during the financial year.

                                   ANNEX C--FRANCO-NEVADA FINANCIAL INFORMATION

THE CONTENT IN THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
    OPERATIONS AND FINANCIAL CONDITION IS INTENDED TO COMPLY WITH CANADIAN
                                 REGULATIONS.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
             OPERATIONS AND FINANCIAL CONDITION (CANADIAN DOLLARS)

          FOR THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 2001 AND 2000

FINANCIAL SUMMARY

   For the six months ending September 30, 2001, earnings from continuing operations increased to $55.1 million or $0.35 per share from $44.2 million or $0.28 per share in the prior year. Earnings from discontinued operations were $21.9 million or $0.14 per share for the six months, comprising the after-tax gain on the Normandy Transaction (see "Normandy Transaction" below) and a provision for the diminution in other non-core assets. The earnings from discontinued operations last year consists of the Ken Snyder Mine and Australian Division operations and total $16.9 million or $0.11 per share for the six months. Total revenue was up 7% to $85.4 million.

NORMANDY TRANSACTION

   Normandy Mining Limited ("Normandy") is Australia's largest gold producer with annual gold production of 2.3 million ounces and reserves of 26.4 million ounces. On May 30, 2001, Franco-Nevada completed the exchange of its Midas operation, US $48 million and Franco-Nevada's Australian assets for a 19.99% equity interest in Normandy.

OPERATIONS

  REVENUES

   Resource revenues increased 25% to $51.3 million for the six months ended September 30, 2001 from $41.1 million in the prior year. The increase is net of discontinued operations and is due to the addition of the new royalty on the Ken Snyder Mine and continued growth in the Stillwater platinum/palladium and Oil and Gas royalties. Franco-Nevada received over 2,000 gold equivalent ounces during the second quarter from the Ken Snyder Mine royalty. Management expects the amount of gold equivalent ounces to increase during the upcoming quarters as Normandy continues to make improvements at the mine. The Company realized a price of US$278 per ounce of gold during the first six months of the fiscal year compared to an average spot price of US$271 per ounce. The Company sells its gold at spot plus a modest premium. Revenue from the Stillwater royalty has increased 13% year-over-year due to higher production. The royalties on the Goldstrike property have increased 17% year-over-year due to higher production at the Goldstrike property. These increases in revenue in Franco-Nevada's major royalty interests have more than offset the loss of revenue from mine closures at Dee and Rosebud.

   Franco-Nevada's 19.99% equity interest in Normandy generated earnings of $11.2 million year-to-date. As the interest in Normandy was acquired effective April 1, 2001, there are no comparative amounts for the prior year.

   Year-to-date investment income has decreased 41% to $22.9 million. The decrease is due to a $15.1 million gain on the sale of marketable securities recognized last year versus a year-to-date loss of $3.5 million. Interest income has remained relatively stable year-over-year.

  EXPENSES

   Depletion and depreciation expense decreased 64% to $3.2 million in the six months compared to $8.9 million in the prior year. In 2000, the Company wrote off its net investment of $3 million in Canyon Resources Corporation's MacDonald Gold Project and wrote down certain other properties. Management expects depletion and depreciation expense to continue at approximately current levels.

   Operating costs have remained fairly stable year over year. General and Administration expenses have decreased from $4.8 million to $3.2 million for the six months ended September 30, 2001. During 2000 the Company expensed costs associated with the proposed Gold Fields Ltd. merger. No such charges were levied during the current year.

   Franco-Nevada's largest expense is its tax. For the six months, Franco-Nevada's tax rate decreased to 30% of pre-tax earnings compared to 33% the previous year. The lower tax rate emanates from a 6% drop in the tax rate on investment income.

ECHO BAY MINES LTD.

   On September 5, 2001, Franco-Nevada entered into an agreement to convert US$72.4 million principal amount (US$115.3 million with accrued interest as at September 30, 2001) of the capital securities of Echo Bay Mines Ltd. ("Echo Bay") into common shares of Echo Bay. Echo Bay is a substantial gold company that last year produced 695,000 ounces from four mines in the United States and Canada. Pending shareholder approval, Franco-Nevada expects to maintain a 49.5% interest in Echo Bay following conversion.

BRIGGS MINE

   During the quarter ended September 30, 2001, Franco-Nevada agreed to exchange its 2% NSR royalty on the Briggs Mine in California for a 7.3% equity position in Canyon Resources Corporation and a 3% NSR royalty on production in excess of 175,000 ounces from April 1, 2001.

CORPORATE

   Franco-Nevada has changed its financial year-end from March 31st to December 31st. This aligns the Company with other international gold companies and reduces confusion over calendar versus fiscal years. Franco-Nevada's website provides restated numbers on a calendar year basis for the past 10 years.

RISK FACTORS

NATURE OF MINERAL EXPLORATION AND MINING

   The exploration and development of mineral deposits involves significant financial risks over an extended period of time that even a combination of careful evaluation, experience and knowledge, may not eliminate. While discovery of a mineral-bearing structure may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a site. It is impossible to ensure that the current or proposed exploration programs on properties in which the Corporation has an interest will, result in a profitable commercial mining operation. Although the Corporation does not operate any mines, it is, through its participating interests in said mines, subject to the hazards and risks normally incident to exploration, development and production. Industry accidents could result in damage to life, property and, or, the environment. As a non-operator, Franco-Nevada believes it is not legally liable for damages incurred by operators of its properties. However, as an active exploration company, Franco-Nevada is fully liable for any damages arising from its exploration activities. The activities of the Corporation may be subject to prolonged disruptions due to weather conditions. Hazards, such as unusual or unexpected formations, rock bursts, pressures, cave-ins, flooding or other conditions may be encountered in the drilling, mining, and removal of material.

   Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as its size and grade, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of minerals and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Corporation not receiving an adequate return on invested capital. The Corporation continually reviews its activities and operations to identify significant risk factors for the purpose of reducing both the likelihood of the occurrence of risks and the potential impacts of risk occurrences.

RESERVES AND PRODUCTION

   No assurance can be given that the intended production schedules at mines where the Corporation holds an interest will be achieved. In addition, mines must achieve long-term profitability to remain open. As Franco-Nevada does not operate any mines, it cannot influence the production or profitability of the mines in which it holds an interest.

   The figures for ore reserves presented herein in respect of each mine are estimates and no assurance can be given that the anticipated tonnage and grade will be achieved or that the indicated level of recovery will be realized. Market fluctuations in the price of gold may render ore reserves uneconomical. Moreover, short-term operating factors relating to the ore reserves, such as the need for orderly development of the ore body or the processing of new or different ore grades, may cause a mining operation to be unprofitable in any particular accounting period.

LICENSES AND PERMITS

   The operations of the Corporation and those of the operators of the properties or operations in which the Corporation holds an interest require licenses and permits from various governmental authorities. The Corporation believes that it holds all necessary licenses and permits under applicable laws and regulations in respect of its properties and believes it is presently complying in all material respects with the terms of such licenses and permits. However, such licenses and permits are subject to change in various circumstances. There is no guarantee that the Corporation or the operators of those properties in which the Corporation holds an interest, will be able to obtain or maintain all necessary licenses and permits that may be required to explore and develop the properties, commence construction or operation of mining facilities, or maintain operations that economically justify the cost.

GOLD AND OTHER METAL AND MINERAL PRICES

   The profitability of any mining operation in which the Corporation has an interest will be significantly affected by changes in the market price of the produced mineral. Mineral prices, including gold prices, fluctuate on a daily basis and are affected by numerous factors beyond the control of the Corporation. The level of interest rates, the rate of inflation, world supply of gold and stability of exchange rates can all cause significant fluctuations in gold prices. Such external economic factors are in turn influenced by changes in international investment patterns, monetary systems and political developments.

   The price of gold and other minerals have fluctuated widely and future material price declines could cause continued commercial production to be impractical. If, as a result of a decline in gold or other mineral prices, revenues from metal sales were to fall below cash operating costs, production might be discontinued.

COMPETITION

   The mineral exploration and mining business is competitive in all of its phases. The Corporation competes with numerous other companies and individuals, including competitors with greater financial, technical and other resources, in the search for and the acquisition of mineral interests. There is no assurance that the Corporation will continue to be able to compete successfully with its competitors in acquiring such properties or royalties.

LIQUIDITY

   Franco-Nevada maintains a strong, debt-free, Balance Sheet with cash and short-term investments of $864 million as at September 30, 2001. Management believes a large cash reserve is vital to capitalizing quickly on opportunities in the industry.

OUTLOOK

   Franco-Nevada holds 19.99% of the common shares of Normandy Mining Limited and equity accounts its share of Normandy's results. Franco-Nevada expects its share of Normandy's earnings and the royalty on the Ken Snyder Mine will largely replace the future earnings of the Ken Snyder Mine and the Australian Royalty Division. However, Franco-Nevada does not control Normandy's operations and, as a result, Franco-Nevada's share of Normandy's earnings may be materially more or less than the earnings which would have been derived from the Ken Snyder Mine and the Australian Royalty Division.

   Franco is pursuing its stated intention (see Annual Report for March 31, 2001) of focusing on sizeable transactions that can add shareholder value.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                         CONDITION (CANADIAN DOLLARS)

          FOR THE TWELVE-MONTH PERIODS ENDED MARCH 31, 2001 AND 2000

SIGNIFICANT EVENT

   On May 30, 2001 Franco-Nevada completed its transaction ("Normandy Transaction") with Normandy Mining Limited (Normandy), Australia's largest gold producer. Franco-Nevada transferred the Ken Snyder Mine, its Australian assets and US $48 million in return for 446.1 million treasury shares of Normandy. Franco-Nevada retained a minimum 5% net smelter return royalty on the Ken Snyder Mine and Midas exploration properties, which escalates to 10% at gold prices over US $400 per ounce.

   The Normandy Transaction became effective April 1, 2001. The results of the Ken Snyder Mine and the Australian Division are reported as discontinued operations and prior financial statements have been restated. See "Discontinued Operations".

SUMMARY

   Earnings from continuing operations increased to $79.9 million in 2001 compared with $64.0 million and $63.5 million in 2000 and 1999, respectively. Earnings per share from continuing operations are $0.51 per share in 2001 compared to $0.41 per share in 2000 and $0.42 per share in 1999. Earnings from discontinued operations are $33.6 million ($0.21 per share) in 2001, $33.6 million ($0.21 per share) in 2000 and $5.1 million ($0.03 per share) in 1999. Discontinued operations are comprised of the Ken Snyder Mine and Australian Division that are subject to the Normandy Transaction as described above. Cash flow from continuing operations increased to $92.0 million from $84.5 million in 2000 and $82.9 million in 1999. Year-over-year earnings growth emanates from the balanced portfolio of precious metals royalties, a strong performance from the oil and gas division and the realization of certain investment gains. At year-end 2001, the balance sheet remains strong, with no debt and $939.0 million of cash and short-term investments.

   The royalty portfolio continues to perform well despite the poor gold price environment with gold averaging only US $272 for the year compared with US $280 in 2000 and US $292 in 1999. Resource revenue increased modestly from $72.8 million in 1999 to $82.0 million in 2000 and up to $95.6 million in 2001, a 31% increase over the period. Offsetting the weakness in gold were strong oil, gas, platinum and palladium prices.

   During 2001 Franco-Nevada became more focused on precious metals and, as a result, the investments in San Juan Basin Royalty Trust (oil) and Inco Class VBN (nickel) were sold at a profit.

   In September 2000, the South African Government rejected Franco-Nevada's proposed merger with Gold Fields Limited ("Gold Fields"). The Gold Fields merger would have provided Franco-Nevada with additional leverage to gold while Gold Fields garnered Franco-Nevada's financial strength, strong cash flows and a more desirable geo-political operating environment.

DISCONTINUED OPERATIONS

   After successfully discovering, developing and operating the Ken Snyder Mine, Franco-Nevada decided to sell it, only two years after reaching commercial production. Franco-Nevada realized that its expertise is not in operating mines but in merchant banking within the mining industry. Thus, we sought a world-class operating partner willing to exchange a significant equity stake for the mine. The Normandy Transaction achieved our objective and our 19.99% interest in Normandy will be equity accounted from April 1, 2001 onward.

   The Ken Snyder Mine began commercial production in January 1999 and for the two and one-half months of commercial operation in 1999 it produced 33,000 ounces of gold equivalent. Gold equivalent, for the purposes of this Management Discussion and Analysis, means converting, for comparative purposes, ounces of silver produced into ounces of gold produced, with 50 ounces of silver equaling one ounce of gold. During 2000, production totaled 230,258 gold equivalent ounces with cash operating costs of US $98 per equivalent ounce and total costs of US $142 per equivalent ounce. Total costs include cash operating costs and depreciation, depletion, state tax and reclamation. In 2001, 257,000 of gold equivalent ounces were produced at a cash cost of US $114 and total costs of US $165 per equivalent ounce.

   Prior to its inclusion in the Normandy Transaction, Franco-Nevada's Australian division provided consistent returns with revenues of $6.2 million in 2001, $6.7 million in 2000 and $5.3 million in 1999. The Australian division was included in the Normandy Transaction to enhance the strategic alliance with our new partner. Franco-Nevada believes that Normandy, Australia's industry leader, can better maximize the value of these Australian assets.

REVENUES

   Resource revenues totaled $95.6 million in 2001, $82.0 million in 2000 and $72.8 million in 1999. The increase is attributable to rising oil and gas prices and a growing contribution from the Stillwater royalty.

  PRECIOUS METALS

   Precious metal revenues have been relatively consistent over the past three years, growing from $61.6 million in 1999 to $66.0 million in 2001. The fall in the average price of gold was more than compensated by higher platinum and palladium prices. The following three points summarize the major components of, and shifts within, the mineral royalty revenue stream:

   . The Goldstrike complex generates the Company's largest royalty stream, totaling $44.6 million during 2001, $47.4 million in 2000 and $43.0 million in 1999. Net Profit Interest ("NPI") quarterly revenue continues to be erratic, ranging from nil to $9.0 million per quarter over the past three years. The quarterly NPI is influenced not only by the price of gold and operating costs but also by mine sequencing and the extent and nature of capital costs. During 1999 and 2000, Barrick's capital expenditures totaled US $397 million and US $126 million, respectively, and it has budgeted an additional US $96 million in calendar 2001. Franco-Nevada expects that future NPI receipts will continue to be erratic in timing and extent.

   . As anticipated, the Stillwater platinum and palladium royalty is augmenting the royalty revenue stream as the Goldstrike complex matures. Stillwater generated revenue of $10.1 million in 2001, up 120% over the $4.6 million earned in 2000, which in turn was up 18% over the $3.9 million earned in 1999. The increases are attributable to high platinum and palladium prices and increased production at the Stillwater mine over this time period. Franco-Nevada expects the Stillwater royalty stream to increase over the years as production from our royalty ground continues to grow.

   . The Company's remaining mineral royalty portfolio generated $11.3 million compared to $12.8 million in 2000 and $14.7 million in 1999.

  OIL AND GAS

   The Oil and Gas Division continues to provide solid returns with revenues primarily from royalties up from $11.2 million in 1999 to $17.2 million in 2000 and $29.6 million in 2001. Realized prices during 2001 were $37.84 per barrel of oil and $5.15 per thousand cubic feet ("mcf") of gas versus $27.26 and $2.56, respectively, in 2000 and $17.08 and $1.98 in 1999.

  INVESTMENT

   Investment revenues total $82.0 million, $38.6 million and $43.3 million in 2001, 2000 and 1999 respectively. The large increase of $43.4 million in 2001 is attributable to investment gains on the disposition of the San Juan Basin Royalty Trust Units ($15.2 million) and Inco Class VBN shares ($8.3 million). In addition, higher interest was earned on higher average cash balances. Investment revenue in 2000 fell to $38.6 million from $43.3 million in 1999 as a result of lower cash balances. Strategic investments were made in Aber Diamond Corp. and Inco Class VBN shares during 1999 and early 2000 totaling $150.2 million thus reducing average, interest earning, cash balances during most of 2000. Franco-Nevada maintains a conservative strategy with respect to its cash resources, investing primarily in investment-grade interest-bearing instruments.

EXPENSES

   Depletion and depreciation totaled $13.9 million in 2001, $15.1 million in 2000 and $14.3 million during 1999, fairly consistent year to year. The modest drop in 2001 arose from an increase in the oil and gas reserve base that reduced depletion commensurately. Depletion and depreciation on the mineral royalty portfolio was consistent at $11.6 million compared to $11.3 million in 2000 and $11.1 million in 1999. The majority of gold companies operating our royalty lands have, over the past few years, lowered the gold price upon which they base their reserves. The downgrade in reserves and the potential closure of certain properties led Franco-Nevada to book a provision of $28.2 million in 2001 to account for the diminution in value. The provision will reduce future depletion costs as marginal properties have now been written down.

   Operating expenses have remained relatively stable from fiscal 1999 through to 2001. General and Administration expenses were $5.5 million in 1999, $7.6 million in 2000 and $10.7 million in 2001. The increase is comprised of costs associated with the proposed Gold Fields merger, higher employee costs, and business development activities.

   Taxes, Franco-Nevada's largest expense at 35.4% of pre-tax earnings increased slightly from 33.7% in 2000 and 33.0% in 1999. The oil and gas division is heavily taxed and with its relatively strong contribution to consolidated profits, it has skewed the overall tax rate higher.

INVESTMENTS IN RESOURCE PROPERTIES

   Franco-Nevada invested $2.2 million in resource properties during 2001, down from $9.2 million during 2000. In 1999, the company acquired its interest in the Stillwater mine, accounting for $54.4 million of the $65.0 million invested in resource properties. The timing of Franco-Nevada's next business opportunity is impossible to judge and, as a result, it is impossible to forecast capital expenditures. However, Franco-Nevada does maintain a small exploration budget and funding is readily available for prospects yielding encouraging results.

                               AUDITORS' REPORT

TO THE DIRECTORS OF
FRANCO-NEVADA MINING CORPORATION LIMITED

   We have audited the consolidated balance sheets of FRANCO-NEVADA MINING CORPORATION LIMITED as at March 31, 2001 and 2000 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in Canada and the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2001 and 2000 and the results of its operations and cash flows for each of the years in the three-year period ended March 31, 2001 in accordance with Canadian generally accepted accounting principles.

/s/ PriceWaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Chartered Accountants

Toronto, Ontario
April 30, 2001

COMMENTS BY AUDITORS FOR UNITED STATES READERS ON CANADIAN - UNITED STATES REPORTING DIFFERENCES

   In the United States, reporting standards for auditors require the addition of an explanatory paragraph, following the opinion paragraph, when there is a change in accounting principles that has a material effect on the comparability of the Company's consolidated financial statements, such as the change described in Note 2 to the consolidated financial statements. Our report to the Directors dated April 30, 2001 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the Auditors' Report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

/s/ PriceWaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Chartered Accountants

Toronto, Ontario
April 30, 2001

                   FRANCO-NEVADA MINING CORPORATION LIMITED

                          CONSOLIDATED BALANCE SHEETS


                                                        SEPTEMBER 30,     MARCH 31,    MARCH 31,
                                                            2001            2001         2000
                                                        -------------     ----------  ----------
                                                         (UNAUDITED)
                                                         (THOUSANDS OF CANADIAN DOLLARS) (NOTE 1)
                        ASSETS
Current assets
   Cash and short-term investments.....................  $  864,053      $  939,011   $  705,714
   Receivables.........................................      22,281          14,991       18,862
   Precious metals.....................................      44,224          13,612       27,584
   Taxes recoverable...................................       4,790              --           --
                                                         ----------       ----------  ----------
                                                            935,348         967,614      752,160
Investments in marketable securities (note 4)..........     134,396         160,800      248,869
Resource properties (note 5)...........................     179,063         337,757      349,364
Capital assets (note 6)................................       9,264          81,579       70,498
Investment in Normandy Mining Limited..................     349,055              --           --
                                                         ----------       ----------  ----------
                                                          1,607,126       1,547,750    1,420,891
                                                         ==========       ==========  ==========
                      LIABILITIES
Current liabilities
   Accounts payable....................................       2,989           9,036        4,382
   Taxes payable.......................................          --          17,385        8,289
                                                         ----------       ----------  ----------
                                                              2,989          26,421       12,671
                                                         ----------       ----------  ----------
Future income taxes (note 9)...........................      82,437          85,873       62,033
                                                         ----------       ----------  ----------
SHAREHOLDERS' EQUITY
Capital stock (note 7) (September 30, 2001--158,920,430
  shares, March 31, 2001--158,630,670 shares, March 31,
  2000--158,630,670 shares)............................   1,026,139       1,021,321    1,021,321
Retained earnings......................................     421,533         344,516      303,601
Deferred foreign exchange gain (note 8)................      74,028          69,619       21,265
                                                         ----------       ----------  ----------
                                                          1,521,700       1,435,456    1,346,187
                                                         ----------       ----------  ----------
                                                         $1,607,126      $1,547,750   $1,420,891
                                                         ==========       ==========  ==========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                   SIX MONTHS ENDED                FOR THE YEARS ENDED
                                            ------------------------------ ---------------------------------
                                            SEPTEMBER 30,    SEPTEMBER 30, MARCH 31,     MARCH 31, MARCH 31,
                                                2001             2000        2001          2000      1999
                                            -------------    ------------- ---------     --------- ---------
                                             (UNAUDITED)      (UNAUDITED)
                                            (THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS) (NOTE 1
REVENUES
   Resource................................    $51,323          $41,142    $ 95,596      $ 81,970  $ 72,777
   Equity earnings in Normandy.............     11,215               --          --            --        --
   Investment..............................     22,902           38,960      82,035        38,607    43,330
                                               -------          -------    --------      --------  --------
                                                85,440           80,102     177,631       120,577   116,107
                                               -------          -------    --------      --------  --------
EXPENSES
   General and administration..............      3,164            4,848      10,688         7,554     5,508
   Operating costs.........................        371              473       1,141         1,396     1,573
   Depletion and depreciation..............      3,192            8,866      13,856        15,069    14,280
   Provision for mining assets.............         --               --      28,216            --        --
                                               -------          -------    --------      --------  --------
                                                 6,727           14,187      53,901        24,019    21,361
                                               -------          -------    --------      --------  --------
EARNINGS BEFORE TAXES......................     78,713           65,915     123,730        96,558    94,746
                                               -------          -------    --------      --------  --------
   Tax provision (note 9)
       --current...........................     25,959           23,770      49,641        27,100    26,163
       --future............................     (2,361)          (2,041)     (5,783)        5,463     5,129
                                               -------          -------    --------      --------  --------
                                                23,598           21,729      43,858        32,563    31,292
                                               -------          -------    --------      --------  --------
EARNINGS FROM CONTINUING OPERATIONS........     55,115           44,186      79,872        63,995    63,454
   Gain on sale of discontinued operations
     (note 12).............................     21,902               --          --            --        --
   Income from discontinued operations.....         --           16,931      33,573        33,641     5,075
                                               -------          -------    --------      --------  --------
NET EARNINGS...............................    $77,017          $61,117    $113,445      $ 97,636  $ 68,529
                                               =======          =======    ========      ========  ========
EARNINGS PER SHARE
   Continuing operations...................       0.35             0.28        0.51          0.41      0.42
   Discontinued operations.................       0.14             0.11        0.21          0.21      0.03
                                               -------          -------    --------      --------  --------
TOTAL EARNINGS PER SHARE...................    $  0.49          $  0.39    $   0.72      $   0.62  $   0.45
                                               =======          =======    ========      ========  ========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

                 CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                      SIX MONTHS ENDED          FOR THE YEARS ENDED
                                               --------------------------  ----------------------------
                                               SEPTEMBER 30, SEPTEMBER 30, MARCH 31, MARCH 31, MARCH 31,
                                                   2001          2000        2001      2000      1999
                                               ------------- ------------- --------- --------- ---------
                                                (UNAUDITED)   (UNAUDITED)
                                                       (THOUSANDS OF CANADIAN DOLLARS) (NOTE 1)
Beginning of period...........................   $344,516      $303,601    $303,601  $253,554  $217,261
Change in accounting for income taxes (note 2)         --       (17,009)    (17,009)       --        --
                                                 --------      --------    --------  --------  --------
                                                  344,516       286,592     286,592   253,554   217,261
Earnings......................................     77,017        61,117     113,445    97,636    68,529
Dividends.....................................         --            --     (55,521)  (47,589)  (32,236)
                                                 --------      --------    --------  --------  --------
End of period.................................   $421,533      $347,709    $344,516  $303,601  $253,554
                                                 ========      ========    ========  ========  ========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              SIX MONTHS ENDED            FOR THE YEARS ENDED
                                         --------------------------  -----------------------------
                                         SEPTEMBER 30, SEPTEMBER 30, MARCH 31, MARCH 31, MARCH 31,
                                             2001          2000        2001      2000      1999
                                         ------------- ------------- --------- --------- ---------
                                          (UNAUDITED)   (UNAUDITED)
                                                  (THOUSANDS OF CANADIAN DOLLARS) (NOTE 1)
OPERATING ACTIVITIES
Earnings from continuing operations.....   $  55,115     $ 44,186    $ 79,872  $ 63,995  $  63,454
                                           ---------     --------    --------  --------  ---------
Non-cash items
   Depletion and depreciation...........       3,192        8,866      13,856    15,069     14,280
   Future income taxes..................      (2,361)      (2,041)     (5,783)    5,463      5,129
   Provision for mining assets..........          --           --      28,216        --         --
   Loss (gain) on sale of marketable
     securities.........................       3,469      (15,097)    (24,187)       --         --
   Equity earnings in Normandy..........     (11,215)          --          --        --         --
                                           ---------     --------    --------  --------  ---------
Total non-cash items....................      (6,915)      (8,272)     12,102    20,532     19,409
                                           ---------     --------    --------  --------  ---------
CASH FLOW FROM OPERATIONS...............      48,200       35,914      91,974    84,527     82,863
   Change in non-cash working capital...     (65,902)     (12,559)     27,883   (24,093)    23,320
                                           ---------     --------    --------  --------  ---------
                                             (17,702)      23,355     119,857    60,434    106,183
                                           ---------     --------    --------  --------  ---------
FINANCING ACTIVITIES
   Shares issued for cash...............       4,818           --          --     1,990    131,501
   Dividends............................          --           --     (55,521)  (47,589)   (32,236)
                                           ---------     --------    --------  --------  ---------
                                               4,818           --     (55,521)  (45,599)    99,265
                                           ---------     --------    --------  --------  ---------
INVESTING ACTIVITIES
   Marketable securities................      22,298       37,984     118,107   (35,494)  (144,809)
   Resource properties..................      (3,114)      (1,338)     (2,195)   (9,189)   (65,019)
   Capital assets.......................      (1,102)      (1,149)     (1,900)      (40)      (782)
   Investment in Normandy...............     (82,584)          --          --        --         --
   Short-term investments...............    (101,572)     (32,703)    (76,464)   28,891    (50,626)
                                           ---------     --------    --------  --------  ---------
                                            (166,074)       2,794      37,548   (15,832)  (261,236)
                                           ---------     --------    --------  --------  ---------
FOREIGN EXCHANGE GAIN (LOSS)............         198        2,886       8,317    (2,531)     8,787
                                           ---------     --------    --------  --------  ---------
DISCONTINUED OPERATIONS.................          --      (43,363)     33,034    36,182    (66,513)
                                           ---------     --------    --------  --------  ---------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................    (178,760)     (14,328)    143,235    32,654   (113,514)
Cash and cash equivalents--beginning of
  period................................     318,653      175,418     175,418   142,764    256,278
                                           ---------     --------    --------  --------  ---------
Cash and cash equivalents--end of period   $ 139,893     $161,090    $318,653  $175,418  $ 142,764
Short-term investments..................     724,160      569,009     620,358   530,296    564,743
                                           ---------     --------    --------  --------  ---------
CASH AND SHORT-TERM INVESTMENTS--END OF
  PERIOD................................   $ 864,053     $730,099    $939,011  $705,714  $ 707,507
                                           =========     ========    ========  ========  =========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


1. ACCOUNTING POLICIES

   The consolidated financial statements of Franco-Nevada Mining Corporation Limited (the "Company") have been prepared in accordance with accounting principles generally accepted in Canada. Summarized below are the significant accounting policies used in these consolidated financial statements.

   The accompanying unaudited interim financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. Certain information included in the Annual Financial Statements are not included herein. In the opinion of management, all adjustments considered necessary for fair presentation have been included in these financial statements. Operating results for the period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the full fiscal period ended December 31, 2001 (see note 12).

  (A) BASIS OF CONSOLIDATION

   The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries.

  (B) USE OF ESTIMATES

   The preparation of the financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes. The most significant estimates and assumptions are related to taxes and the recoverability of resource property costs through future production. Actual results could be different from these estimates.

  (C) CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

   Cash and cash equivalents include highly-liquid instruments with an original maturity of less than 90 days. The carrying amounts of cash and cash equivalents are stated at cost which approximates their fair value. The Company's short-term investments include highly-liquid instruments with an original maturity of 90 days or more and are carried at cost, which approximates their fair value.

  (D) PRECIOUS METALS AND INVENTORIES

   Precious metals inventory is valued at the period end spot price. Mine operating supplies are valued at the lower of average cost and net realizable value.

  (E) INVESTMENTS IN MARKETABLE SECURITIES

   Investments in marketable securities are valued at cost until it is determined that a permanent impairment exists at which time a write-down is taken.

  (F) RESOURCE PROPERTIES

  MINERAL PROPERTY AND DEVELOPMENT COSTS

   The Company records its interest in mineral properties at cost. Producing properties are amortized on the units-of-production basis. The ultimate recovery of costs associated with non-producing properties is dependent

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)

upon the discovery and development of economic reserves or the profitable sale of the properties. If a property is abandoned or sold, the proceeds on the sale, less the cost of the property and any related deferred expenditures, are included in operations at that time. The Company periodically reviews its mineral properties to ascertain whether an impairment in value has occurred. Where a property is considered uneconomic it is written off.

  OIL AND GAS PROPERTY

   Producing oil and gas royalty properties are carried at the lower of the cost and net recoverable amount. Depletion is provided on capitalized amounts using the units-of-production method. Net recoverable amount is the aggregate of estimated future net revenues from proven reserves less operating, administration, financial and income tax expense. Estimated future net revenues are determined using year-end prices.

  (G) CAPITAL ASSETS

   Assets expected to remain productive throughout the mine's life are depreciated using the units-of-production method. Other assets are depreciated on a straight-line basis over their estimated useful lives.

  (H) TRANSLATION OF FOREIGN CURRENCY

   Foreign operations are self-sustaining and are translated using the current rate method. Assets and liabilities are translated at exchange rates prevailing at the period-end and revenue and expense items at average exchange rates for the period. Translation adjustments arising from changes in exchange rates are accounted for as a separate component of shareholders' equity. These adjustments will be included in operations upon realization.

  (I) FAIR VALUES OF FINANCIAL INSTRUMENTS

   The carrying value of Cash and Short Term Investments and Accounts Payable in the consolidated balance sheets approximate fair values due to the short-term duration of these instruments.

  (J) REVENUE RECOGNITION

   Gold and silver revenues from mining operations and royalty interests are recognized at the time of production. Payment is received in cash or in-kind.

  (K) COMPARATIVE FIGURES

   Certain comparative figures have been reclassified to conform with the current year's presentation.

2. CHANGE IN ACCOUNTING POLICY

   On April 1, 2000 the Company adopted the new Canadian Institute of Chartered Accountants recommendations for income taxes. Franco-Nevada provides for income taxes using the asset and liability method. Under this method, future tax assets and liabilities are determined based on differences between the financial accounting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   The Company has elected to adopt these standards retroactively without restatement. The cumulative effect of adopting the standard is an increase in future tax liabilities and a reduction in retained earnings of $17.0 million.

   Prior to April 1, 2000, the Company followed the deferral method of tax allocation in accounting for income taxes.

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


3. BUSINESS MERGER

   On September 20, 1999, the Company announced completion of the merger that resulted in Franco-Nevada Mining Corporation Limited ("Franco-Nevada") merging with Euro-Nevada Mining Corporation Limited ("Euro-Nevada"). The merger of the Company and Euro-Nevada is accounted for as a pooling of interests which combines, at book value, the net assets and operations of the two companies. Accordingly, these financial statements have been prepared, and are presented as though the predecessor corporations had operated as a single entity since inception. Euro-Nevada shareholders received 0.77 Franco-Nevada shares for each Euro-Nevada share. Euro-Nevada had 101.2 million shares outstanding and, as a result, the Company issued 77.9 million additional common shares to former shareholders of Euro-Nevada.

   The following tables set forth results of operations of the previously separate companies for the periods before the combination.

                                                  FRANCO- EURO-
                                                  NEVADA  NEVADA  COMBINED
                                                  ------- ------- --------
     THREE MONTHS ENDED JUNE 30, 1999 (UNAUDITED)
        Revenue-continuing operations............ $17,145 $11,576 $ 28,721
        Net earnings.............................  14,892  10,611   25,503

     YEAR ENDED MARCH 31, 1999
        Revenue-continuing operations............  70,777  45,330  116,107
        Net earnings............................. $43,711 $24,818 $ 68,529

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


4. INVESTMENTS IN MARKETABLE SECURITIES

   The Company holds the following investments:

                                               MARCH 2001
                                        ------------------------

                                                   UNITS HELD
                                        CARRYING ---------------
INVESTMENT                               VALUE   NUMBER  CLASS
----------                              -------- ------ --------
Inco Limited (note a).................. $ 17,237 4,309  Warrants
Aber Diamond Corporation...............   69,507 7,717  Common
Duff & Phelps Utilities Income Inc.....   14,208 1,000  Common
First Australia Prime Income Fund, Inc.   56,155 5,000  Common
Other..................................    3,693
                                        --------
                                        $160,800
                                        ========

                                                      MARCH 2000
                                              ---------------------------

                                                           UNITS HELD
                                              CARRYING ------------------
      INVESTMENT                               VALUE   NUMBER    CLASS
      ----------                              -------- ------ -----------
      Inco Limited........................... $ 80,705 9,576  VBN
      Aber Diamond Corporation...............   69,507 7,717  Common
      Duff & Phelps Utilities Income Inc.....   27,504 2,100  Common
      First Australia Prime Income Fund, Inc.   51,767 5,000  Common
      San Juan Basin Royalty Trust...........   14,503 2,000  Trust Units
      Other..................................    4,883
                                              --------
                                              $248,869
                                              ========

--------
(a) The Inco Limited ("Inco") Class VBN Shares ("VBN Shares") were tendered to Inco in December 2000 in exchange for 4,309,277 warrants of Inco ("warrants") and cash proceeds of $7.50 per VBN Share. The Company recognized a gain of $8.3 million on the transaction.
(b) The fair market value of investments at year-end is $179,153,753 (2000; $221,577,536).
(c) On September 5, 2001, Franco-Nevada entered into an agreement to convert US$72.4 million principal amount (US$115.3 million with accrued interest as at September 30, 2001) of capital securities of Echo Bay Mines Ltd. ("Echo Bay") into common shares of Echo Bay. Pending Echo Bay's shareholder approval, Franco-Nevada expects to maintain a 49.5% interest in Echo Bay following conversion. (unaudited)

5. RESOURCE PROPERTIES

                                MARCH 2001                    MARCH 2000
                       ----------------------------- -----------------------------
                                              NET                           NET
                                ACCUMULATED  BOOK             ACCUMULATED  BOOK
                         COST    DEPLETION   VALUE     COST    DEPLETION   VALUE
                       -------- ----------- -------- -------- ----------- --------
Producing property.... $392,497  $(116,669) $275,828 $354,424  $(78,185)  $276,239
Non-producing property   88,462    (26,533)   61,929   79,139    (6,014)    73,125
                       --------  ---------  -------- --------  --------   --------
                       $480,959  $(143,202) $337,757 $433,563  $(84,199)  $349,364
                       ========  =========  ======== ========  ========   ========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


6. CAPITAL ASSETS

                                  MARCH 2001                   MARCH 2000
                         ---------------------------- ----------------------------
                                                NET                          NET
                                 ACCUMULATED   BOOK           ACCUMULATED   BOOK
                          COST   AMORTIZATION  VALUE   COST   AMORTIZATION  VALUE
                         ------- ------------ ------- ------- ------------ -------
Plant & mining equipment $49,115   $ (5,905)  $43,210 $36,569   $(2,278)   $34,291
Well equipment..........   9,121       (955)    8,166   7,267      (725)     6,542
Buildings...............  31,200     (4,461)   26,739  27,860    (2,069)    25,791
Other...................   5,998     (2,534)    3,464   5,965    (2,091)     3,874
                         -------   --------   ------- -------   -------    -------
                         $95,434   $(13,855)  $81,579 $77,661   $(7,163)   $70,498
                         =======   ========   ======= =======   =======    =======

7. CAPITAL STOCK

      The Company has an unlimited number of authorized preferred and common shares.

                                   MARCH 2001         MARCH 2000          MARCH 1999
                               ------------------ ------------------ -------------------
ISSUED AND OUTSTANDING:        NUMBER      $      NUMBER      $      NUMBER       $
-----------------------        ------- ---------- ------- ---------- -------  ----------
COMMON SHARES
Beginning of year (note a).... 158,631 $1,014,348 158,357 $1,009,537 152,293  $  861,653
Issued for cash...............      --         --      --         --   3,253     103,937
Issued for resource properties      --         --      --         --     957      25,693
Options exercised.............      --         --     274      4,811     185       3,472
Warrants exercised............      --         --      --         --   1,669      17,603
                               ------- ---------- ------- ---------- -------  ----------
End of year................... 158,631 $1,014,348 158,631 $1,014,348 158,357  $1,012,358
                               ======= ========== ======= ========== =======  ==========
WARRANTS (NOTE B)
Beginning of year.............   4,380 $    6,973   4,380 $    6,973   4,830  $      484
Exercised.....................      --         --      --         --  (1,084)       (271)
Issued........................      --         --      --         --     634       6,760
                               ------- ---------- ------- ---------- -------  ----------
End of year...................   4,380 $    6,973   4,380 $    6,973   4,380  $    6,973
                               ======= ========== ======= ========== =======  ==========

--------
(a) On September 20, 1999 Franco-Nevada Mining Corporation Limited merged with Euro-Nevada Mining Corporation Limited. See note 3. The 1999 comparative share capital amounts have been adjusted for the merger. The opening share capital dollar amount for fiscal 2000 is net of $2,821,000 of share issue costs incurred in the year.
(b) The Company has two classes of warrants issued and outstanding. There are 2,246,336 Class A warrants each of which entitles the holder thereof to acquire four common shares of the Company at a price of $200 per warrant. There are 2,133,751 Class B warrants outstanding each of which entitles the holder thereof to acquire 3.08 common shares of the Company at a price of $100 per warrant. The Class A and B warrants expire on September 15, 2003 and November 12, 2003, respectively.
(c) As at September 30, 2001, in addition to its 158,920,430 common shares, the Company has two classes of warrants issued and outstanding. See note 7 (b).
(d) Franco-Nevada adopted a shareholders' rights plan (the "Rights Plan") on February 24/th/, 2000. The Rights Plan was approved by the shareholders of the Company on September 21, 2000. Under the Rights Plan, each Franco-Nevada common share carries with it the right to purchase shares of Franco-Nevada, at a discounted price, under certain circumstances and in the event of particular hostile efforts to acquire control of the Company. The rights are evidenced by and trade with the Franco-Nevada common shares.

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)

(e) Share Option Plan

   Common share options outstanding at March 31, 2001, 2000 and 1999 under the share option plan are as follows:

                                     MARCH 2001          MARCH 2000          MARCH 1999
                                 ------------------- ------------------- -------------------
                                            WEIGHTED            WEIGHTED            WEIGHTED
                                            AVERAGE             AVERAGE             AVERAGE
                                            EXERCISE            EXERCISE            EXERCISE
                                  NUMBER     PRICE    NUMBER     PRICE    NUMBER     PRICE
                                 ---------  -------- ---------  -------- ---------  --------
Outstanding at beginning of year 5,873,716   $20.79  3,934,876   $18.29  4,084,316   $18.17
Changes during year
  Granted.......................    50,000    18.30  2,500,000    24.50     35,400    31.09
  Exercised.....................        --       --   (273,359)   17.60   (184,840)   17.88
  Expired.......................  (593,600)   24.87   (287,801)   21.92         --       --
                                 ---------   ------  ---------   ------  ---------   ------
Outstanding at end of year...... 5,330,116    20.31  5,873,716    20.79  3,934,876    18.29
                                 =========   ======  =========   ======  =========   ======
Exercisable at end of year...... 1,656,068   $16.65  1,283,416   $16.16  1,103,914   $15.33
                                 =========   ======  =========   ======  =========   ======

   The following table summarizes information about the share options outstanding at March 31, 2001.

                    NUMBER     WEIGHTED AVERAGE                      NUMBER
   RANGE OF     OUTSTANDING AT    REMAINING     WEIGHTED AVERAGE EXERCISABLE AT WEIGHTED AVERAGE
EXERCISE PRICE    MAR. 31/01   CONTRACTUAL LIFE  EXERCISE PRICE    MAR. 31/01    EXERCISE PRICE
--------------- -------------- ---------------- ---------------- -------------- ----------------
$ 4.35 - $13.64   1,133,186       3.6 years          $11.50         675,036          $10.05
$14.21 - $22.14   1,599,880       4.5 years          $18.67         662,742          $18.37
$23.57 - $35.43   2,597,050       8.0 years          $25.17         318,290          $27.09

--------
(i) Options granted under the Share Option Plan generally have a term of 10 years and vest evenly over their term. The exercise price of each option is the closing price of the Company's common stock on the Toronto Stock Exchange on the day on which the option is granted.
(ii) On September 20, 1999 the Company merged with Euro-Nevada Mining Corporation Limited. At the time of the merger there were 2,102,332 options of Euro-Nevada outstanding. These options were converted to 1,618,796 options of Franco-Nevada at a ratio of 0.77. The 1999 comparatives for share options have been adjusted for this transaction.

8. DEFERRED FOREIGN EXCHANGE GAIN

   Components of deferred foreign exchange include:

                                                   MARCH   MARCH
                                                   2001    2000
                                                  ------- -------
Cash............................................. $25,362 $15,170
Mineral properties...............................  31,939   2,748
Marketable securities............................  10,538   2,650
Other............................................   1,780     697
                                                  ------- -------
                                                  $69,619 $21,265
                                                  ======= =======

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


9. INCOME TAXES

   (a) The Company's effective tax rate differs from the combined Canadian federal and provincial statutory tax rate as follows:

                                     MARCH MARCH MARCH
                                     2001  2000  1999
                                     ----- ----- -----
Tax at Canadian statutory rate......   43%   45%   45%
Lower U.S. tax rate on U.S. earnings  (10)  (12)  (13)
Non-taxable earnings................   --    (2)   (3)
Capital and mining taxes............    2     3     4
                                      ---   ---   ---
Effective tax rate..................   35%   34%   33%
                                      ===   ===   ===

   (b) The following table depicts the primary temporary differences included in future income taxes as at March 31, 2001 and 2000. The 2000 comparative amounts have been presented after reflecting the $17.0 million effect of the implementation adjustment described in note 2.

                        MARCH  MARCH
                        2001   2000
                        ------ ------
Future income taxes:
Liabilities:
   Mineral properties.. 65,169 64,395
   Capital assets...... 16,445 10,734
   Other...............  4,259  3,913
                        ------ ------
Net future income taxes 85,873 79,042
                        ====== ======

   (c) Details of income tax (credit) expense by jurisdiction are:

                  MARCH   MARCH  MARCH
                  2001    2000   1999
                  ------  ------ ------
Current
   United States. 23,293  15,215 14,596
   Canada........ 26,348  11,885 11,567
                  ------  ------ ------
                  49,641  27,100 26,163
Future
   United States.    866   2,319    621
   Canada........ (6,649)  3,144  4,508
                  ------  ------ ------
                  (5,783)  5,463  5,129

   (d) Income taxes paid in 2001 were $45,249,276 (2000--$26,002,590,
1999--$19,357,381).

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


10. SEGMENT INFORMATION

   The Company operates in the Mining and Oil and Gas industries. The operations are evaluated and managed in two segments, namely, Mining royalties and Oil and Gas. Mining royalties include precious metals and base metal royalties and the Company's exploration interests that are aimed at generating royalties. Oil and Gas operations are largely in Canada.

                              SIX MONTHS ENDED       FOR THE YEARS ENDED
                           ----------------------- -----------------------
                            SEPTEMBER   SEPTEMBER   MARCH   MARCH   MARCH
                              2001        2000      2001    2000    1999
                           ----------- ----------- ------- ------- -------
                           (UNAUDITED) (UNAUDITED)
REVENUES
   Mining royalties.......   $37,798     $27,800   $66,030 $64,771 $61,589
   Oil & gas..............    13,525      13,342    29,566  17,199  11,188
                             -------     -------   ------- ------- -------
                              51,323      41,142    95,596  81,970  72,777
                             -------     -------   ------- ------- -------
OPERATING COSTS
   Mining royalties.......        43         136       341     196     155
   Oil & gas..............       328         337       800   1,200   1,418
                             -------     -------   ------- ------- -------
                                 371         473     1,141   1,396   1,573
                             =======     =======   ======= ======= =======
DEPLETION AND DEPRECIATION
   Mining royalties.......     2,312       7,237    11,555  11,269  11,089
   Oil & gas..............       880       1,629     2,301   3,800   3,191
                             -------     -------   ------- ------- -------
                             $ 3,192     $ 8,866   $13,856 $15,069 $14,280
                             =======     =======   ======= ======= =======

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


                                            SIX MONTHS ENDED             FOR THE YEARS ENDED
                                         ----------------------  ----------------------------------
                                          SEPTEMBER   SEPTEMBER    MARCH       MARCH       MARCH
                                            2001        2000       2001        2000        1999
                                         ----------- ----------- ----------  ----------  ----------
                                         (UNAUDITED) (UNAUDITED)
SEGMENT INCOME BEFORE TAXES
   Mining royalties..................... $   35,443  $   20,427  $   54,134  $   53,306  $   50,345
   Oil & Gas............................     12,317      11,376      26,465      12,199       6,579
   Provision for mining assets..........         --          --     (28,216)         --          --
                                         ----------  ----------  ----------  ----------  ----------
                                             47,760      31,803      52,383      65,505      56,924
   Investment earnings..................     22,902      38,960      82,035      38,607      43,330
   Equity earnings in Normandy..........     11,215          --          --          --          --
   General and administration...........     (3,164)     (4,848)    (10,688)     (7,554)     (5,508)
                                         ----------  ----------  ----------  ----------  ----------
EARNINGS BEFORE TAX.....................     78,713      65,915     123,730      96,558      94,746
Tax.....................................    (23,598)    (21,729)    (43,858)    (32,563)    (31,292)
                                         ----------  ----------  ----------  ----------  ----------
EARNINGS FROM CONTINUING OPERATIONS.....     55,115      44,186      79,872      63,995      63,454
Discontinued operations.................     21,902      16,931      33,573      33,641       5,075
                                         ----------  ----------  ----------  ----------  ----------
NET EARNINGS............................     77,017      61,117     113,445      97,636      68,529
                                         ==========  ==========  ==========  ==========  ==========
REVENUE BY GEOGRAPHIC AREA
   USA..................................     46,975      50,209     114,432      71,772      66,344
   Canada...............................     26,054      28,499      60,120      45,228      46,232
   Australia............................     11,215          --          --          --          --
   Other................................      1,196       1,394       3,079       3,577       3,531
                                         ----------  ----------  ----------  ----------  ----------
                                             85,440      80,102     177,631     120,577     116,107
                                         ==========  ==========  ==========  ==========  ==========
SEGMENT CAPITAL EXPENDITURES
   Mining royalties.....................      2,602       1,271       2,265       8,924      61,446
   Oil & gas............................      1,614       1,216       1,830         305       4,355
                                         ----------  ----------  ----------  ----------  ----------
                                              4,216       2,487       4,095       9,229      65,801
                                         ==========  ==========  ==========  ==========  ==========
IDENTIFIABLE ASSETS BY GEOGRAPHIC AREA
   USA..................................  1,191,180     593,671   1,386,228     521,363     515,581
   Canada...............................     39,379     847,441     106,229     824,560     794,514
   Australia............................    349,055      30,628      23,779      31,208      29,943
   Other................................     27,512      42,776      31,514      43,760      49,487
                                         ----------  ----------  ----------  ----------  ----------
                                          1,607,126   1,514,516   1,547,750   1,420,891   1,389,525
                                         ==========  ==========  ==========  ==========  ==========
IDENTIFIABLE ASSETS BY SEGMENT
   Mining royalties.....................    215,263     317,899     172,225     236,483     227,424
   Oil & gas............................     43,997      43,912      44,037      57,149      59,911
   Mining operations....................         --     193,902     231,371     172,237     176,002
                                         ----------  ----------  ----------  ----------  ----------
   Total assets for reportable segments.    259,260     555,713     447,633     465,869     463,337
   Cash and investments at cost.........  1,347,504     958,506   1,099,811     954,583     925,826
   Other................................        362         297         306         439         362
                                         ----------  ----------  ----------  ----------  ----------
                                         $1,607,126  $1,514,516  $1,547,750  $1,420,891  $1,389,525
                                         ==========  ==========  ==========  ==========  ==========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)

11. COMMITMENTS

  (A) FOREIGN EXCHANGE CONTRACTS

   Franco has entered into foreign exchange contracts whereunder Franco-Nevada will receive Australian $4 million in June 2002 and 2003 at US$0.5873 and US$0.5882 respectively for each Australian dollar. These contracts were closed out subsequent to March 31, 2001.

  (B) NET PROFITS INTEREST

   Franco-Nevada pays the contract operator of the Ken Snyder Mine a 5% net profit interest based upon the Company's reported pre-tax profit from the mine.

12. SUBSEQUENT EVENT

   (a) On April 2, 2001, the Company entered into an agreement with Normandy Mining Limited ("Normandy"), Australia's largest gold producer, to exchange its Ken Snyder mine, US$48 million, and its Australian assets in return for a 19.99% interest in Normandy. On May 31, 2001 the transaction was consummated and Normandy issued 446.1 million freely-trading ordinary shares to Franco-Nevada. Franco-Nevada retained a minimum 5% NSR royalty over the Midas property, which escalates at gold prices over US$300 per ounce to a maximum of 10% at gold prices over US$400 per ounce.

   The exchange of assets resulted in a pre-tax gain of $38.6 million to Franco-Nevada and has been classified as "Discontinued operations." Income taxes of $16.7 million were recorded in connection with the exchange.

   Amounts included in the consolidated balance sheets relating to discontinued operations are as follows:

                                                  MARCH     MARCH
                                                  2001      2000
                                                 --------  --------
           Current assets....................... $ 31,509  $  8,863
           Non-current assets...................  223,525   195,237
           Current liabilities..................   (8,880)   (2,386)
           Non-current liabilities..............  (51,071)  (17,486)
                                                 --------  --------
           Net assets of discontinued operations $197,083  $186,228
                                                 ========  ========

   The summarized statements of operations for the discontinued operations are as follows:

                                           MARCH     MARCH     MARCH
                                           2001      2000      1999
                                          --------  --------  --------
Revenue.................................. $106,641  $ 97,659  $ 19,489
Expenses.................................  (65,738)  (50,413)  (12,048)
Taxes....................................   (7,330)  (13,605)   (2,366)
                                          --------  --------  --------
Net earnings from discontinued operations $ 33,573  $ 33,641  $  5,075
                                          ========  ========  ========

   The summarized statements of cashflows for the discontinued operations are as follows:

                                           MARCH     MARCH     MARCH
                                           2001      2000      1999
                                          --------  --------  --------
Operating................................ $ 65,948  $ 56,016  $  4,708
Investing................................  (33,309)  (19,358)  (71,339)
Foreign exchange.........................      395      (476)      118
                                          --------  --------  --------
Net cashflow from discontinued operations $ 33,034  $ 36,182  $(66,513)
                                          ========  ========  ========

   (b) The Company has announced a change of its year end to December 31 effective for the period ended December 31, 2001.

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


13. LEGAL MATTERS

  (A) ENVIRONMENTAL

   The Company's mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

  (B) CLAIMS

   The Company is from time to time involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company is also subject to reassessment for income and mining taxes for certain years. It does not believe that adverse decisions in any pending or threatened proceeding related to any potential tax assessments or other matters, or any amount which it may be required to pay by reason thereof, will have material adverse effect on the financial condition or future results of operations of the Company.

14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

   For Canadian GAAP purposes Franco-Nevada has accounted for the investment in Normandy Mining Limited on an equity basis using the best information available from Normandy in the public domain. As Normandy has declined to provide a reconciliation of its results of operations in US GAAP for the period ended September 30, 2001 there is no basis for recording an adjustment to US GAAP.

   Canadian GAAP varies in certain significant respects from the principles and practices generally accepted in the United States ("US GAAP"). The effect of these principal measurement differences on the Company's consolidated financial statements are quantified below and described in the accompanying notes:

                            STATEMENTS OF EARNINGS
           (IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE DATA)

                                                                           SIX MONTHS ENDED         FOR THE YEARS ENDED
                                                                        ----------------------  --------------------------
                                                                         SEPTEMBER   SEPTEMBER   MARCH     MARCH    MARCH
                                                                           2001        2000      2001      2000     1999
                                                                        ----------- ----------- --------  -------  -------
                                                                        (UNAUDITED) (UNAUDITED)
Net earnings for the period reported under Canadian GAAP...............  $ 77,017    $ 61,117   $113,445  $97,636  $68,529
Mineral properties expense(a)..........................................    (1,938)     (1,890)     8,576   (5,236)  (7,637)
Business merger costs(b)...............................................        --          --         --   (2,821)      --
Fair market value adjustment of marketable securities(c)...............    12,228     (21,629)   (21,971)      --       --
Income taxes...........................................................    (3,582)      8,239      4,370    2,911    3,101
                                                                         --------    --------   --------  -------  -------
Net earnings for the period reported under US GAAP before US GAAP
 difference on discontinued operations and changes in accounting policy    83,725      45,837    104,420   92,490   63,993
Discontinued operations(d)(e)..........................................    27,385       1,183        213   (1,307)  (1,481)
                                                                         --------    --------   --------  -------  -------
Net earnings for the period reported under US GAAP after discontinued
 operations and before changes in accounting policy....................   111,110      47,020    104,633   91,183   62,512
Cumulative effect of changes in accounting
 policy(e)(f)..........................................................        --      (2,467)    (2,467)  (4,943)      --
                                                                         --------    --------   --------  -------  -------
Net earnings for the period reported under US GAAP after discontinued
 operations and changes in accounting policy...........................  $111,110    $ 44,553   $102,166  $86,240  $62,512
                                                                         ========    ========   ========  =======  =======

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)

--------
(a) In accordance with United States GAAP, the Company would be required to charge all costs of mineral properties exploration to earnings as incurred until proven economic reserves are established. In fiscal 2001, the Company recorded a provision against mining assets which contains mineral property assets already expensed under US GAAP. This has resulted in a reduction in the provision under US GAAP of $8,576,000.
(b) Under US GAAP, merger costs are expensed as incurred. Under Canadian GAAP, the costs are considered a capital transaction and netted against capital stock.
(c) Under US GAAP, the Company was required to write-down a marketable security investment in an earlier period. The provision and realized loss booked under Canadian GAAP in the period ended September 30, 2001 has been subsequently reversed as a result of the US GAAP adjustment.
(d) The Company disposed of its Ken Snyder Mine in Nevada and Australian division to Normandy Mining Limited ("Normandy") of Australia in exchange for an equity interest in Normandy. The gain recognized on the transaction under Canadian GAAP has been adjusted for differences between carrying costs of the Ken Snyder Mine and Australian division under US GAAP. The above amounts are net of tax.
(e) Effective January 1, 2001 the Company implemented Staff Accounting Bulletin ("SAB") Note 101, Revenue Recognition for US GAAP purposes. According to SAB 101, there are numerous conditions depicting when revenue can be recognized. Under Canadian GAAP, the Company recognized revenue upon the delivery of gold dore to the refiner. The above amounts are net of tax of $1,328,000.
(f) Statement of Position 98-5 was adopted during fiscal 2000 which requires start-up costs to be expensed as incurred. Under Canadian GAAP, start-up costs are deferred and amortized over the mine life. The above adjustment is net of tax of $2,362,000.
(g) The Company accounts for its share options under Canadian GAAP, which in the Company's circumstances are not different from the amounts that would be determined under the provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Accordingly, no compensation expense for its share option plan has been recorded in the consolidated statements of operations for the six months ended September 30, 2000 and 2001 and the fiscal years ending March 31, 2001, 2000 and 1999.

                                                                       SIX MONTHS ENDED          FOR THE YEARS ENDED
                                                                    ----------------------  ----------------------------
                                                                     SEPTEMBER   SEPTEMBER   MARCH     MARCH     MARCH
                                                                       2001        2000      2001      2000      1999
                                                                    ----------- ----------- --------  --------  --------
                                                                    (UNAUDITED) (UNAUDITED)
BASIC EARNINGS PER SHARE
Net earnings per share for the period reported under US GAAP before
 US GAAP difference on discontinued operations and changes in
 accounting policy.................................................  $   0.53    $   0.29   $   0.66  $   0.58  $   0.41
Discontinued operations(d)(e)......................................      0.17        0.01       0.00     (0.01)    (0.01)
                                                                     --------    --------   --------  --------  --------
Net earnings per share for the period reported under US GAAP after
 discontinued operations and before changes in accounting policy...      0.70        0.30       0.66      0.57      0.40
Cumulative effect of changes in accounting policy(e)(f)............        --       (0.02)     (0.02)    (0.03)       --
                                                                     --------    --------   --------  --------  --------
Net earnings per share for the period reported under US GAAP after
 discontinued operations and changes in accounting policy..........  $   0.70    $   0.28   $   0.64  $   0.54  $   0.40
                                                                     ========    ========   ========  ========  ========
Weighted average number of common shares outstanding (thousands)...   158,662     158,631    158,631   158,521   154,898
                                                                     ========    ========   ========  ========  ========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


                                                       SIX MONTHS ENDED        FOR THE YEARS ENDED
                                                    ----------------------- --------------------------
                                                     SEPTEMBER   SEPTEMBER   MARCH    MARCH     MARCH
                                                       2001        2000      2001     2000      1999
                                                    ----------- ----------- -------- --------  -------
                                                    (UNAUDITED) (UNAUDITED)
STATEMENTS OF COMPREHENSIVE EARNINGS
Net earnings for the period reported under US GAAP.  $111,110    $ 44,553   $102,166 $ 86,240  $62,512
Other comprehensive earnings (net of tax):
   Foreign currency translation adjustment.........     4,749      21,043     46,074  (23,695)  27,161
   Unrealized (loss)/gain on marketable securities.       374      49,514     51,776  (33,111)   9,427
                                                     --------    --------   -------- --------  -------
Comprehensive earnings.............................  $116,233    $115,110   $200,016 $ 29,434  $99,100
                                                     ========    ========   ======== ========  =======

   The above amounts are net of taxes as follows: September 2001: $272,000, September 2000: $20,867,000, March 2001: $16,913,000, March 2000: ($15,443,000)
and March 1999: $4,780,000.

   The statements of comprehensive earnings provide a measure of all changes in equity the company that results from transactions with other than shareholders and other economic events that occur during the period.

                                           SIX MONTHS ENDED          FOR THE YEARS ENDED
                                        ----------------------  -----------------------------
                                         SEPTEMBER   SEPTEMBER   MARCH     MARCH      MARCH
                                           2001        2000      2001      2000       1999
                                        ----------- ----------- --------  --------  ---------
                                        (UNAUDITED) (UNAUDITED)
STATEMENTS OF CASH FLOWS
The following summarizes the cash flow amounts in accordance with US GAAP.

Operating activities...................  $ (19,640)  $ 21,466   $116,257  $ 52,377  $  98,546
Investing activities...................   (164,136)     4,683     41,148   (10,596)  (253,599)
Financing activities...................      4,818         --    (55,521)  (42,778)    99,265
Foreign exchange.......................        198      2,886      8,317    (2,531)     8,787
Discontinued operations
   Operating...........................         --    (20,152)    65,781    54,709      3,062
   Investing...........................         --    (22,573)   (33,142)  (18,051)   (69,693)
   Foreign exchange....................         --       (638)       395      (476)       118
Opening cash and cash equivalents......    318,653    175,418    175,418   142,764    256,278
Closing cash and cash equivalents......    139,893    161,090    318,653   175,418    142,764
Closing cash and short-term investments    864,053    730,099    939,011   705,714    707,507

BALANCE SHEETS

   The following summarizes the balance sheet amounts in accordance with US GAAP where different from the amounts reported under Canadian GAAP.

                                          (UNAUDITED)
                                        SEPTEMBER 2001          MARCH 2001            MARCH 2000
                                     --------------------- --------------------- ---------------------
                                      CANADIAN      US      CANADIAN      US      CANADIAN      US
                                        GAAP       GAAP       GAAP       GAAP       GAAP       GAAP
                                     ---------- ---------- ---------- ---------- ---------- ----------
Precious metals..................... $   44,224 $   44,224 $   13,612 $   10,155 $   27,584 $   27,584
Investments in marketable securities    134,396    165,881    160,800    179,154    248,869    221,578
Resource properties.................    179,063    173,263    337,757    286,421    349,364    291,844
Deferred taxes......................     82,437     80,984     85,873     67,577     62,033     49,380
Capital stock.......................  1,026,139  1,028,960  1,021,321  1,024,142  1,021,321  1,024,142
Retained earnings...................    421,533    406,608    344,516    295,498    303,601    248,853
Deferred foreign exchange gain......     74,028     70,972     69,619     66,223     21,265     20,149

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


NEW STANDARDS FOR CANADIAN GAAP

   In late 2000, the Canadian Institute of Chartered Accountants ("CICA") issued a revised standard, Section 3500, "Earnings Per Share". Public companies with quarterly reporting requirements must calculate basic and fully diluted earnings per share in accordance with the new standard. Diluted earnings per share will now be calculated using the "Treasury Stock Method". The new section will be implemented for the fiscal period ended December 31, 2001.

   In August 2000, the CICA issued a new standard, Section 1751, "Interim Financial Statements" effective for interim periods in fiscal years beginning on or after January 1, 2001. This standard requires interim financial statements, at a minimum, to include an income and cash flow statement for the quarter and year to date periods, a balance sheet and a statement of retained earnings along with detailed notes to the financial statements. Management does not expect a significant impact on the financial statements of the Company upon the adoption of the new standard.

   The CICA recently issued new Handbook Sections 1581, "Business Combinations" and 3062, "Goodwill and Other Intangible Assets". Effective July 1, 2001, the standards require that all business combinations be accounted for using the purchase method. Additionally, effective January 1, 2002, goodwill and intangible assets with an indefinite life will no longer be amortized to earnings and will be assessed for impairment on an annual basis in accordance with the new standards, including a transitional impairment test whereby any resulting impairment will be charged to opening retained earnings. Management does not expect a significant impact on the financial statements of the Company upon the adoption of the new standard.

   In March 2000, the Accounting Standards Board of the CICA issued Accounting Guideline No. 11, "Enterprises in the Development Stage". The guideline addresses three specific issues: (a) capitalization of costs and expenditures,
(b) impairment and (c) disclosure. Prior to its issuance, development stage entities were exempt from following certain aspects of Canadian GAAP. This guideline will require that all companies account for transactions based on the underlying characteristics of the transaction rather than the maturity of the enterprise. The guideline is effective no later than fiscal periods beginning on or after April 1, 2000. The Company is aware that there are two alternative views of how this guideline affects mining companies with respect to the capitalization of exploration costs. CICA Handbook Section 3061 "Property, Plant and Equipment" states that "For a mining property, the cost of the asset includes exploration costs if the enterprise considers that such costs have the characteristics of property, plant and equipment." The Company considers that exploration costs incurred meet the characteristics of property, plant and equipment and accordingly defers such costs. Under the view adopted by the Company, deferred exploration costs would not automatically be subject to regular assessments of recoverability, unless conditions such as those in Accounting Guideline No. 11 exist. Under the alternative view, there would be a regular assessment of capitalized exploration costs. Assessment of the probability of recoverability of deferred exploration costs from future operations would require the preparation of a projection based on objective evidence of economic reserves, such as a feasibility study. The Company's interpretation of the guideline will not have a significant impact on the financial statements. However, if the second view is accepted, all deferred exploration costs would be written off as of the beginning of fiscal 2001. This write-off would be treated as a change in accounting principle. The result would be a reduction of resource properties of $49.0 million, a decrease to retained earnings of $30.9 million and a reduction to future taxes of $18.1 million. The impact for the fiscal year ended March 31, 2001 would be a reduction in resource properties of $3.5 million, net income of $2.3 million and future taxes of $1.2 million. For the six-month periods ended September 30, 2000 and 2001 the reduction to resource properties, net income and future taxes would be $1.9 million, $1.2 million and $0.7 million, respectively. The CICA is currently evaluating this issue to determine the appropriate interpretation of the guideline and CICA Handbook Section 3061.

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


NEW STANDARDS FOR US GAAP

   In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination and SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination whether acquired individually or with a group of other assets. These standards require all future business combinations to be accounted for using the purchase method of accounting. The Company is required to adopt SFAS No. 141 for business combinations after July 1, 2001 and 142 on a prospective basis as of January 1, 2002. Management does not expect a significant impact on the financial statements of the Company upon the adoption of the new standard.

   The Financial Accounting Standards Board has recently issued FASB No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". FAS 144 supersedes FAS 121 and the accounting and reporting provisions of APB 30 for segments of a business to be disposed of. The pronouncement is effective January 1, 2002, and will be adopted by the Company at that time. Management does not expect a significant impact on the financial statements of the Company upon the adoption of the new standard.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Article Tenth of Newmont's Restated Certificate of Incorporation provides that the directors of the corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

   The By-Laws of Newmont further provide that each person who at any time is or shall have been a director or officer of Newmont, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont, and his or her heirs, executors and administrators, shall be indemnified by Newmont in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Article VI of the By-Laws of Newmont facilitates enforcement of the right of directors and officers to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont and the director or officer.

   Section 145 of the General Corporation Law of the State of Delaware, Newmont Mining Corporation's jurisdiction of incorporation, provides as follows:

      "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted under, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "servicing at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expense proved by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) The following exhibits are filed herewith unless otherwise indicated:

EXHIBIT
  NO.                                           DESCRIPTION
-------                                         -----------

  4.1   Rights Agreement, dated as of August 31, 2000, between Newmont Mining Corporation and
          ChaseMellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to
          Exhibit 4.1 of Newmont's Form 8-A filed on September 6, 2000).

  5.1   Form of opinion of Morris, Nichols, Arsht & Tunnell.*

 23.1   Consent of Arthur Andersen LLP.

 23.2   Consent of PricewaterhouseCoopers LLP.

 23.3   Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5.1).

 24.1   Powers of Attorney (included on the signature page of this Registration Statement).

 99.1   Form of Acceptance Form.*

 99.2   Form of ADS Letter of Transmittal.*

 99.3   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

 99.4   Form of Letter to Clients.*

* To be filed by amendment.

   (b) Financial Data Schedule.

   Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 22. UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the U.S. Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form; and

   (2) the registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the U.S. Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (c) Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON DECEMBER 19, 2001.

                                          NEWMONT MINING CORPORATION*

                                                     /S/ WAYNE W. MURDY
                                          By: _________________________________
                                             Name: Wayne W. Murdy
                                             Title: President and Chief
                                             Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wayne W. Murdy, Bruce D. Hansen, Britt D. Banks and W. Durand Eppler, and each acting alone, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute and sign any or all amendments, whether pre-effective or post-effective, or supplements to this registration statement, and to file the same with all exhibits thereto and any and all other documents in connection therewith, with the Securities and Exchange Commission or any regulatory authority, giving and granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements thereto in the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   PURSUANT TO THE REQUIREMENTS OF THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                       TITLE                      DATE
        ---------                       -----                      ----

    /S/ WAYNE W. MURDY   President, Chief Executive Officer  December 19, 2001
  ----------------------   and Director (Principal Executive
      WAYNE W. MURDY       Officer)

   /S/ BRUCE D. HANSEN   Senior Vice President and Chief     December 19, 2001
  ----------------------   Financial Officer (Principal
     BRUCE D. HANSEN       Financial Officer)

   /S/ LINDA K. WHEELER  Vice President and Controller       December 19, 2001
  ----------------------   (Principal Accounting Officer)
     LINDA K. WHEELER

    /S/ GLEN A. BARTON   Director                            December 19, 2001
  ----------------------
      GLEN A. BARTON

  /S/ VINCENT A. CALARCO Director                            December 19, 2001
  ----------------------
    VINCENT A. CALARCO

   /S/ RONALD C. CAMBRE  Director (Chairman)                 December 19, 2001
  ----------------------
     RONALD C. CAMBRE
--------
* If the securities issued under this registration statement are issued by Delta Holdco Corp., the registrant shall be Delta Holdco Corp. (not Newmont Mining Corporation) and the signatories hereto are signing in their capacities noted below with respect to Delta Holdco Corp. (not Newmont Mining Corporation).

                      SIGNATURE         TITLE         DATE
                      ---------         -----         ----

               /S/ JAMES T. CURRY, JR. Director December 19, 2001
               -----------------------
                 JAMES T. CURRY, JR.

               /S/ JOSEPH P. FLANNERY  Director December 19, 2001
               -----------------------
                 JOSEPH P. FLANNERY

               /S/ LEO I. HIGDON, JR.  Director December 19, 2001
               -----------------------
                 LEO I. HIGDON, JR.

                /S/ ROBERT J. MILLER   Director December 19, 2001
               -----------------------
                  ROBERT J. MILLER

               /S/ ROBIN A. PLUMBRIDGE Director December 19, 2001
               -----------------------
                 ROBIN A. PLUMBRIDGE

                /S/ MOEEN A. QURESHI   Director December 19, 2001
               -----------------------
                  MOEEN A. QURESHI

                /S/ MICHAEL K. REILLY  Director December 19, 2001
               -----------------------
                  MICHAEL K. REILLY

                /S/ JAMES V. TARANIK   Director December 19, 2001
               -----------------------
                  JAMES V. TARANIK

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                           DESCRIPTION
-------                                         -----------

  4.1   Rights Agreement, dated as of August 31, 2000, between Newmont Mining Corporation and
          ChaseMellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to
          Exhibit 4.1 of Newmont's Form 8-A filed on September 6, 2000).

  5.1   Form of opinion of Morris, Nichols, Arsht & Tunnell.*

 23.1   Consent of Arthur Andersen LLP.

 23.2   Consent of PricewaterhouseCoopers LLP.

 23.3   Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5.1).

 24.1   Powers of Attorney (included on the signature page of this Registration Statement).

 99.1   Form of Acceptance Form.*

 99.2   Form of ADS Letter of Transmittal.*

 99.3   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

 99.4   Form of Letter to Clients.*

* To be filed by amendment.